UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant
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BioScrip, Inc.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION — DATED JUNE 6, 2019

BIOSCRIP, INC.
1600 Broadway, Suite 700
Denver, Colorado 80202
YOUR VOTE IS VERY IMPORTANT

Dear BioScrip Stockholder:
On March 14, 2019, BioScrip, Inc., a Delaware corporation (“BioScrip” or “Beta”) entered into an Agreement and Plan of Merger, by and among BioScrip, HC Group Holdings II, Inc., a Delaware corporation (“Option Care” or “Omega” or “HC II”), and HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent” or “HCI” or the “Shareholder”), and certain other subsidiaries of BioScrip and Option Care, as it may be amended from time to time, pursuant to which BioScrip and Option Care agreed to combine their respective businesses. The combination is expected to create a leading independent provider of infusion services with the national reach, comprehensive therapy offering and financial capacity to succeed in the attractive and growing home and alternate site infusion services segment of the $100 billion U.S. infusion market. Pursuant to the terms of the merger agreement, Omega will merge (the “First Merger”) with and into Beta Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BioScrip (“Beta Sub, Inc.” or “Merger Sub Inc.”), with Omega continuing as the surviving corporation (the “Surviving Corporation”). Immediately following the First Merger, the Surviving Corporation will merge with and into Beta Sub, LLC, a Delaware limited liability company wholly and owned subsidiary of BioScrip (“Beta Sub, LLC” or “Merger Sub LLC”), with Beta Sub, LLC continuing as the surviving company and a wholly owned subsidiary of BioScrip (the First Merger and such subsequent merger referred to as the “Mergers”).
Upon successful completion of the First Merger, all of the shares of Omega’s common stock will be cancelled and converted into the right of Omega Parent to receive 542,261,567 shares of BioScrip’s common stock, which shares are referred to as the merger consideration. The number of shares to be issued as part of the merger consideration is fixed and will not change between now and the date of the closing of the Mergers (referred to as the closing date), regardless of whether the market price of the BioScrip common stock changes during such period. BioScrip’s existing stockholders as of immediately prior to the First Merger will continue to hold their shares of BioScrip’s common stock. Based on the estimated shares outstanding of BioScrip at the effective time of the First Merger, Omega Parent will own approximately 79.5% of the issued and outstanding shares of the combined company immediately following the completion of the First Merger. In addition, at the effective time of the First Merger, 28,193,428.41 shares of BioScrip common stock shall be issued to Omega Parent in respect of certain outstanding unvested contingent restricted stock units of BioScrip.
On March 14, 2019, BioScrip also entered into a Preferred Stock Repurchase Agreement with certain funds and accounts managed by Coliseum Capital Management, LLC, pursuant to which BioScrip will repurchase 100% of its outstanding Series C Convertible Preferred Stock (“Series C Preferred Stock”) from the current holders for (i) an amount in cash equal to 120% of the liquidation preference payable in respect of such shares and (ii) 2.5226 shares of BioScrip common stock per preferred share. The BioScrip Board of Directors has also approved an amendment to BioScrip’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) Certificate of Designations pursuant to which, following the closing of the Mergers (i) ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock will be redeemed for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date) and (ii) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock, totaling approximately 1,602,711 shares of BioScrip common stock in the aggregate.
On March 14, 2019, BioScrip also entered into an Amended and Restated Warrant Agreement with the holders of the BioScrip warrants issued on June 29, 2017, to fix the maximum number of shares of BioScrip common stock issuable upon exercise of the warrants at 8,287,317 shares in the aggregate. In connection with the Amended and Restated Warrant Agreement, at the closing of the Mergers, BioScrip will also issue 1,855,747 shares of BioScrip common stock in the aggregate to such warrant holders.
Concurrently with the closing of the First Merger, the BioScrip certificate of incorporation will be amended and restated to be in substantially the form attached as Annex B to provide for, among other things, (i) an increase in authorized shares of BioScrip to permit BioScrip to issue a sufficient number of shares as merger consideration, and otherwise in connection with the merger agreement and the transactions contemplated thereby, (ii) the waiver of certain fiduciary duties of BioScrip’s officers and directors, including the duty to offer certain business opportunities to BioScrip, that would otherwise be applicable to the officers and directors of BioScrip under Delaware law, and (iii) amendments to the rights of BioScrip stockholders to act by written consent, call a special meeting of stockholders, remove directors without cause and amend the organizational documents of BioScrip.
We are calling a special meeting of BioScrip’s stockholders to be held on [•], 2019, at [•], local time, at [•] in connection with the proposed mergers. At the special meeting, BioScrip stockholders will be asked to consider and vote on:
1.
The proposal to approve the issuance of shares of BioScrip common stock to Omega Parent pursuant to the merger agreement, which proposal is referred to as the share issuance proposal;

2.
The proposal to approve the third amended and restated certificate of incorporation of BioScrip, which proposal is referred to as the amended charter proposal;

3.
The proposal to approve the amendment to the certificate of designations of Series A Preferred Stock of BioScrip, which proposal is referred to as the Series A COD amendment proposal;

4.
The proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain BioScrip named executive officers in connection with the Mergers, which proposal is referred to as the compensation proposal; and

5.
The proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, the amended charter proposal and the Series A COD amendment proposal or to ensure that any supplement or amendment to the accompanying proxy statement is timely provided to BioScrip stockholders, which proposal is referred to as the adjournment proposal.

The BioScrip board of directors has unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD amendment and the Preferred Stock Repurchase Agreement for the reasons described in the accompanying proxy statement) (i) determined that the merger agreement, the Mergers, the share issuance proposal, the amended charter Proposal, the Series A COD amendment proposal and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BioScrip and its stockholders and (ii) approved, authorized, adopted and declared advisable the merger agreement, the Mergers, the share issuance proposal, the amended charter proposal, the Series A COD amendment proposal and the other transactions contemplated by the merger agreement. THE BIOSCRIP BOARD OF DIRECTORS RECOMMENDS THAT BIOSCRIP STOCKHOLDERS VOTE: (1) “FOR” THE SHARE ISSUANCE PROPOSAL; (2) “FOR” THE AMENDED CHARTER PROPOSAL; (3) “FOR” THE SERIES A COD AMENDMENT PROPOSAL; (4) “FOR” THE COMPENSATION PROPOSAL AND (5) “FOR” THE ADJOURNMENT PROPOSAL.
We cannot complete the Mergers unless BioScrip stockholders approve the share issuance proposal, the amended charter proposal and the Series A COD amendment proposal.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposals is important, and we encourage you to vote promptly. After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the Mergers and the other transactions contemplated by the merger agreement as well as each of the proposals. We encourage you to carefully read the accompanying proxy statement, in particular the “Risk Factors” section beginning on page 21 for a discussion of risks relevant to the Mergers, and the copy of the merger agreement attached as Annex A to the proxy statement.
Thank you in advance for your continued support and your consideration of these matters.
Sincerely,
R. Carter Pate
Chairman of the BioScrip Board of Directors
Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Mergers, passed upon the merits or fairness of the Mergers or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This proxy statement is dated [•], 2019, and is first being mailed to BioScrip stockholders on or about [•], 2019.

BioScrip, Inc.
1600 Broadway, Suite 700
Denver, Colorado 80202
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2019
To the Stockholders of BioScrip:
Please take notice that the board of directors of BioScrip Inc., a Delaware Corporation (“BioScrip” or “Beta”) has called a special meeting of the stockholders of BioScrip which will be held at [•] beginning at [•] local time on [•], 2019, or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following (referred to as the BioScrip proposals):
1.
to consider and vote on a proposal to approve the issuance of shares (the “Share Issuance Proposal”) of common stock, par value $0.0001 per share, of BioScrip, to HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent” or “HCI” or the “Shareholder”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2019, by and among BioScrip, Omega Parent, HC Group Holdings II, Inc., a Delaware corporation (“Option Care” or “Omega” or “HC II”), HC Group Holdings III, Inc., a Delaware corporation, Beta Sub, Inc., a Delaware corporation (“Beta Sub, Inc.” or “Merger Sub Inc.”), and Beta Sub, LLC, a Delaware limited liability company (“Beta Sub, LLC” or “Merger Sub LLC”), a copy of which is included as Annex A to this proxy statement;

2.
to consider a vote on a proposal to approve BioScrip’s third amended and restated certificate of incorporation (the “Amended Charter Proposal”) in connection with the closing of the Mergers contemplated by the Merger Agreement, a copy of which is included as Annex B to this proxy statement;

3.
to consider a vote on a proposal to approve an amendment to BioScrip’s certificate of designations of Series A Convertible Preferred Stock (“Series A Preferred Stock”) (the “Series A COD Amendment Proposal”) in connection with the Mergers, a copy of which is included as Annex C to this proxy statement;

4.
to consider and vote on a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain BioScrip named executive officers in connection with the Mergers (the “Compensation Proposal”); and

5.
to consider and vote on a proposal to approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposals in the foregoing clauses (1) through (3) (the “Adjournment Proposal”).

Completion of the mergers is conditioned on, among other things, BioScrip stockholder approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal. BioScrip stockholders will also be asked to approve the compensation proposal and, if necessary, the adjournment proposal. BioScrip will transact no other business at the special meeting.
The BioScrip board of directors has unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD Amendment and the Preferred Stock Repurchase Agreement for the reasons described in the accompanying proxy statement) (i) determined that the Merger Agreement, the Mergers, the Share Issuance Proposal, the Amended Charter Proposal, the Series A COD Amendment Proposal and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of BioScrip and its stockholders and (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Mergers, the Share Issuance Proposal, the Amended Charter Proposal, the Series A COD Amendment Proposal and the other transactions contemplated by the Merger Agreement. THE BIOSCRIP BOARD OF DIRECTORS RECOMMENDS THAT BIOSCRIP STOCKHOLDERS VOTE: (1) “FOR”

THE SHARE ISSUANCE PROPOSAL; (2) “FOR” THE AMENDED CHARTER PROPOSAL; (3) “FOR” THE SERIES A COD AMENDMENT PROPOSAL; (4) “FOR” THE COMPENSATION PROPOSAL AND (5) “FOR” THE ADJOURNMENT PROPOSAL.
BioScrip’s issued and outstanding capital stock consists of outstanding shares of common stock, Series A Preferred Stock and Series C Convertible Preferred Stock (the “Series C Preferred Stock”). Accordingly, only holders of record of BioScrip common stock, Series A Preferred Stock and Series C Preferred Stock at the close of business on [•], 2019, the record date, are entitled to receive notice of, and to vote at, the special meeting or at any adjournments or postponements thereof.
The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the BioScrip preferred stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Share Issuance Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Share Issuance Proposal.
The approval of the Amended Charter Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the BioScrip preferred stock on an as-converted basis) entitled to vote on such proposal at the special meeting, (ii) the holders of a majority of the outstanding shares of BioScrip common stock entitled to vote on such proposal at the special meeting, (iii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting and (iv) the holders of a majority of the outstanding shares of Series C Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Amended Charter Proposal.
The approval of the Series A COD Amendment Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the BioScrip preferred stock on an as-converted basis) entitled to vote on such proposal at the special meeting and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Series A COD Amendment Proposal.
The Compensation Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the BioScrip preferred stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Compensation Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Compensation Proposal.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the BioScrip preferred stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Adjournment Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Adjournment Proposal.
You may vote your shares via the Internet by accessing the URL listed on your proxy card and following the instructions on the website, no later than 11:59 p.m. Eastern Time on [•], 2019 (as directed on the enclosed proxy card) or vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy card by mail, BioScrip has enclosed a prepaid return envelope for your use, which is prepaid if mailed in the United States. If you are attending the special meeting and your shares are registered in your name, you may also vote at the special meeting until voting is closed.
YOUR VOTE IS IMPORTANT.   All holders of BioScrip common stock and preferred stock are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting in person, you are requested to complete and return the enclosed proxy card in the accompanying prepaid return envelope or vote your shares via the Internet. You may revoke your proxy at any time before it is exercised by giving written notice to the Corporate Secretary of BioScrip at BioScrip, Inc., 1600 Broadway, Suite 700, Denver, Colorado 80202, Attention: Corporate Secretary, or returning a later-dated proxy.

If you hold your shares through a broker or bank in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee.
The accompanying proxy statement provides a detailed description of the Mergers and the Merger Agreement, the ancillary agreements thereto, as well as a description of the proposed issuance of shares of BioScrip common stock to Omega Parent pursuant to the Merger Agreement and a description of BioScrip’s Amended Charter Proposal, the Series A COD Amendment Proposal and other proposals. In addition, the Merger Agreement, the amended charter and the Series A COD amendment are attached in their entirety hereto as Annex A, Annex B and Annex C. We urge you to read this proxy statement, including the documents incorporated by reference, and the Annexes carefully and in their entirety.
If you have any questions concerning the Mergers or the proxy statement, would like additional copies or need help voting your shares of BioScrip common stock or preferred stock, please contact BioScrip’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Stockholders call toll-free: (800) 499-8541
Banks and brokers call: (212) 269-5550
By Order of the Board of Directors of BioScrip, Inc.
R. Carter Pate
Chairman of the Board
Denver, Colorado
[•], 2019

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information about BioScrip from other documents that BioScrip has filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this proxy statement. For a listing of documents incorporated by reference into this proxy statement (the “Proxy Statement”), please see the section entitled “Where You Can Find Additional Information” beginning on page 239. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.
Any person may request a copy of this proxy statement and any of the documents incorporated by reference into this Proxy Statement or other information concerning BioScrip, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:
Company:

BioScrip, Inc.
1600 Broadway
Suite 700
Denver, Colorado 80202
(720) 697-5200
Attention: Corporate Secretary
Solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders call toll-free: (800) 499-8541
Banks and brokers call: (212) 269-5550
In order for you to receive timely delivery of the documents in advance of the special meeting of BioScrip stockholders to be held on [•], 2019, which is referred to as the special meeting, you must request the information no later than [•], 2019.
The contents of the websites of the SEC and BioScrip or any other entity are not being incorporated into this Proxy Statement. The information about how you can obtain certain documents that are incorporated by reference into this Proxy Statement at these websites is being provided only for your convenience.

i

QUESTIONS AND ANSWERS
Q:
Why am I receiving this proxy statement?

A:
On March 14, 2019, BioScrip entered into the Merger Agreement with Option Care and certain other parties signatory thereto. You are receiving this proxy statement (this “Proxy Statement”) in connection with the solicitation of proxies by the BioScrip Board of Directors (the “BioScrip Board”) in favor of the proposals to approve (1) the issuance of shares of BioScrip common stock to Omega Parent pursuant to the Merger Agreement, (2) the third amended and restated BioScrip certificate of incorporation, (3) an amendment to Series A Preferred Stock Certificate of Designations, (4) on a non-binding advisory basis, certain compensation that may be paid or become payable to certain BioScrip named executive officers in connection with the Mergers and (5) an adjournment of the special meeting to solicit additional proxies if there are not sufficient votes to approve the proposals described in the immediately preceding clauses (1), (2) and (3) or to ensure that any supplement or amendment to this Proxy Statement is timely provided to BioScrip stockholders.

Q:
When and where will the special meeting of stockholders be held?

A:
The special meeting of BioScrip stockholders will be held at on [•], 2019, at [•], local time, at [•].

Q:
Who is entitled to vote at the special meeting?

A:
Only holders of record of BioScrip common stock and Series A Preferred Stock and Series C Preferred Stock (collectively, the “Preferred Stock”), as of the close of business on [•] (the “Record Date”) for the special meeting, are entitled to vote at the special meeting. As of the close of business on the Record Date, BioScrip had outstanding [•] shares of BioScrip common stock, [•] shares of Series A Preferred Stock (representing [•] shares of BioScrip common stock on an as-converted into common stock basis, with [•] shares of Series A Preferred Stock convertible into [•] shares of BioScrip common stock, and another [•] shares of Series A Preferred Stock convertible into [•] shares of BioScrip common stock), and [•] shares of Series C Preferred Stock (representing [•] shares of BioScrip common stock on an as-converted into BioScrip common stock basis).

Q:
What proposals will be considered at the special meeting?

A:
At the special meeting, you will be asked to consider and vote on:

The proposal to approve the issuance of shares of BioScrip common stock to Omega Parent pursuant to the Merger Agreement (“Share Issuance Proposal”);
The proposal to approve the third amended and restated certificate of incorporation of BioScrip (the “Amended Charter Proposal”);
The proposal to approve the amendment to the certificate of designations of Series A Preferred Stock of BioScrip (the “Series A COD Amendment Proposal”);
The proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain BioScrip named executive officers in connection with the Mergers (the “Compensation Proposal”); and
The proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal or to ensure that any supplement or amendment to this Proxy Statement is timely provided to BioScrip stockholders (the “Adjournment Proposal”).

Q:
What vote is required to approve each of the proposals? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The following votes are required for each proposal:

The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Share Issuance Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Share Issuance Proposal.
The approval of the Amended Charter Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting, (ii) the holders of a majority of the outstanding shares of BioScrip common stock entitled to vote on such proposal at the special meeting, (iii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting and (iv) the holders of a majority of the outstanding shares of Series C Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Amended Charter Proposal.
The approval of the Series A COD Amendment Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Series A COD Amendment Proposal.
The Compensation Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Compensation Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Compensation Proposal.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Adjournment Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Adjournment Proposal.
Q:
How does the BioScrip Board recommend that I vote on the proposals?

A:
Upon careful consideration, the BioScrip Board has unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD Amendment and the Preferred Stock Repurchase Agreement) (i) determined that the Merger Agreement, the Mergers, the issuance of shares of BioScrip common stock to Omega Parent pursuant to the Merger Agreement (the “Share Issuance”), the third amended and restated certificate of incorporation of BioScrip (the “Amended Charter”), the amendment to the Series A Preferred Stock Certificate of Designations of BioScrip (the “Series A COD Amendment”) and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of BioScrip and its stockholders and (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Mergers, the Share Issuance, the Amended Charter, the Series A COD Amendment and the other transactions contemplated by the Merger Agreement. The BioScrip Board recommends that BioScrip stockholders vote: (1) “FOR” the Share Issuance Proposal; (2) “FOR” the Amended Charter Proposal; (3) “FOR” the Series A COD Amendment Proposal; (4) “FOR” the Compensation Proposal and (5) “FOR” the Adjournment Proposal.

For a discussion of the factors that the BioScrip Board considered in determining to make the foregoing recommendation, please see the section entitled “The Mergers — Recommendation of the Board of Directors of BioScrip; BioScrip’s Reasons for the Mergers” beginning on page 66. In addition, in considering the recommendation of the BioScrip Board, you should be aware that some of BioScrip’s directors and executive officers have interests that may be different from, or in addition to, the interests of BioScrip stockholders generally. See the section entitled “The Mergers — Interests of Certain BioScrip Directors and Executive Officers in the Mergers” beginning on page 85.
Q:
What percentage of the combined company will BioScrip stockholders hold immediately following the consummation of the Mergers?

A:
At the effective time of the First Merger, Omega Parent will receive 542,261,567 shares of BioScrip common stock. In addition, at the effective time of the First Merger, 28,193,428.41 shares of BioScrip common stock will be issued to Omega Parent in respect of certain outstanding and unvested contingent restricted stock units of BioScrip, which shares are referred to as the escrowed shares. If such contingent restricted stock units do not vest, Omega Parent will forfeit such BioScrip shares back to BioScrip. See the section entitled “The Merger Agreement — Escrowed Shares” beginning on page 95 for additional information regarding such contingent shares. As of the date of the Merger Agreement, it is estimated that BioScrip security holders would own approximately 20.5% of the combined company on a fully diluted pro forma basis (based on the BioScrip share price as of signing, and taking into account the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers).

At the closing of the Mergers (referred to as the closing), in connection with the Preferred Stock Repurchase Agreement entered into with funds and accounts managed by Coliseum Capital Management, LLC (“Coliseum Capital”), BioScrip has agreed to issue 2.5226 shares of BioScrip common stock per share of Series C Preferred Stock to the holders of Series C Preferred Stock, totaling approximately 1,549,323 shares of BioScrip common stock in the aggregate. See the section entitled “The Ancillary Agreements — Preferred Stock Repurchase Agreement” beginning on page 119 for additional information regarding the Preferred Stock Repurchase Agreement.
Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015, then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock, totaling 53,388 shares of BioScrip common stock in the aggregate and (ii) ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock referred to in the foregoing clause (i) will be redeemed for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date). See the section entitled “The Ancillary Agreements — Series A COD Amendment” beginning on page 118 for additional information regarding the Series A COD Amendment.
Furthermore, in connection with the Mergers, BioScrip has agreed to amend and restate the warrant agreement dated June 29, 2017 (the “Warrant Amendment”). In connection with the Warrant Amendment, BioScrip has agreed to issue 1,855,747 shares of BioScrip common stock (the “Amendment Shares”) in the aggregate to the holders of warrants issued under the Warrant Amendment. See the section entitled “The Ancillary Agreements — Amended and Restated Warrant Agreement and Warrant Letter Agreements” beginning on page 120 for additional information regarding the Warrant Amendment.
Following the issuance of the shares in connection with the merger consideration, the escrowed shares, the shares in connection with the Preferred Stock Repurchase Agreement and the Series A COD Amendment and the Amendment Shares, the 128,160,291 shares of BioScrip common stock outstanding on the date of the Merger Agreement will represent approximately 20.5% of the combined company on a fully diluted pro forma basis (based on the BioScrip share price as of signing, and without taking into account any dilution resulting from the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers).
Q:
What will happen to the BioScrip Series A Preferred Stock and the BioScrip Series C Preferred Stock in the Mergers?

A:
Concurrently with the execution of the Merger Agreement, BioScrip and certain funds and accounts managed by Coliseum Capital entered into a Preferred Stock Repurchase Agreement pursuant to which BioScrip agreed to repurchase 100% of its outstanding Series C Preferred Stock from such holders for (i) an amount in cash equal to 120% of the liquidation preference payable in respect of such shares and (ii) 2.5226 shares of BioScrip common stock per preferred share. See the section entitled “The Ancillary Agreements — Preferred Stock Repurchase Agreement” on page 119 for a more detailed description of the Preferred Stock Repurchase Agreement.

The BioScrip Board also approved the Series A COD Amendment, which is subject to the approval of the BioScrip stockholders at the special meeting. Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) will be redeemed for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date). See the section entitled “The Ancillary Agreements — Series A COD Amendment” on page 118 for a more detailed description of the Series A COD Amendment.
Q:
Why is the BioScrip Certificate of Incorporation being amended and restated?

A:
The proposed third amended and restated certificate of incorporation, attached as Annex B, provides for, among other things, (i) an increase in authorized shares to permit issuance of a sufficient number of shares as merger consideration, and otherwise in connection with the Merger Agreement and the transactions contemplated thereby, (ii) a prohibition on BioScrip stockholders’ ability to act by written consent after the date on which Omega Parent and its affiliates cease to beneficially own, in the aggregate, capital stock of BioScrip representing 50% or more of the voting power of BioScrip, referred to as the trigger date, (iii) the right of BioScrip stockholders to remove directors with or without cause with the consent of  (A) a majority of the voting power of BioScrip’s capital stock prior to the trigger date, or (B) a 66 2∕3% supermajority of the voting power of BioScrip’s capital stock after the trigger date, (iv) the right of BioScrip’s stockholders to amend the bylaws or certificate of incorporation of BioScrip with the consent of  (A) a majority of the voting power of BioScrip’s capital stock prior to the trigger date, or (B) a 66 2∕3% supermajority of the voting power of BioScrip’s capital stock after the trigger date, (v) the waiver of certain fiduciary duties of BioScrip’s officers and directors, including the duty to offer certain business opportunities to BioScrip, that would otherwise be applicable to the officers and directors of BioScrip under Delaware law, and (vi) the right, prior to the trigger date, of the holders of a majority of the voting power of the then-outstanding shares of capital stock of BioScrip, to cause a special meeting of the BioScrip stockholders to be called.

Q:
Who will be the directors and executive officers of the combined company following the Mergers?

A:
Upon consummation of the First Merger, the size of the BioScrip Board will be increased to ten directors. Pursuant to the terms of the Merger Agreement, BioScrip will cause the BioScrip Board to be comprised of the following directors at the effective time of the First Merger (i) eight directors selected by Option Care, who initially will be Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher, Mark Vainisi and Alan Nielsen; and (ii) two directors selected by BioScrip, who initially will be R. Carter Pate and David W. Golding.

v

John Rademacher, the current chief executive officer of Omega, will serve as the chief executive officer of BioScrip. Michael Shapiro, the current chief financial officer of Omega, will serve as the chief financial officer of BioScrip. In addition, Dan Greenleaf, current chief executive officer of BioScrip, will serve as a special advisor to the BioScrip Board.
Q:
Do I need to attend the special meeting in person?

A:
No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:
How many shares need to be represented at the special meeting?

A:
A quorum requires the presence, in person or by proxy, of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the preferred stock on an as-converted into common stock basis) issued and outstanding and entitled to vote at the special meeting, which, as of the Record Date, totals [•] shares. In accordance with the Certificate of Designations filed by BioScrip with the Secretary of State of the State of Delaware on March 9, 2015 (the “Series A Certificate of Designations”), and the Certificate of Designations filed by BioScrip with the Secretary of State of the State of Delaware on June 14, 2016 (the “Series C Certificate of Designations”), the shares of common stock into which shares of Series A Preferred Stock and Series C Preferred Stock are convertible will be counted for purposes of establishing a quorum at the special meeting. Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists. Broker “non-votes” are counted as present solely for purposes of determining whether a quorum exists.

If you are a BioScrip stockholder as of the close of business on the Record Date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of BioScrip capital stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
All shares of BioScrip capital stock held by holders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such holders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Q:
Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to BioScrip’s named executive officers that is based on or otherwise relates to the Mergers?

A:
In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Mergers. In accordance with the rules promulgated under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BioScrip is providing its holders of capital stock with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to BioScrip’s named executive officers in connection with the Mergers. For additional information, see the section entitled “BioScrip Proposals — Proposal 4: Approval of the Compensation Proposal,” beginning on page 49.

Q:
What will happen if BioScrip stockholders do not approve the non-binding compensation advisory proposal?

A:
The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal. Approval of the non-binding compensation advisory proposal is not a condition to completion of the Mergers, and it is advisory in nature only, meaning that it will not be binding on BioScrip, Option Care or Omega Parent or any of their respective subsidiaries. Accordingly, if the

Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal are approved by BioScrip’s stockholders and the Mergers are completed, the compensation that is based on or otherwise relates to the Mergers will be payable to BioScrip’s named executive officers even if this proposal is not approved.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement and the Annexes attached to this Proxy Statement, please vote your shares of BioScrip common stock, Series A Preferred Stock and Series C Preferred Stock in one of the ways described below as soon as possible. Each stockholder is entitled to cast one vote for each share of common stock owned (including holders of preferred stock on an as-converted into common stock basis) owned as of the close of business on that record date.

Q:
How do I vote if I am a stockholder of record?

A:
You may vote by:

•
submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•
submitting your proxy by using the telephone number printed on each proxy card you receive;

•
submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•
by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on [•], 2019, the day before the special meeting.
Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of BioScrip common stock or preferred stock are represented at the special meeting.
If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the approval of the Share Issuance Proposal; “FOR” the approval of the Amended Charter Proposal; “FOR” the approval of the Series A COD Amendment Proposal; “FOR” the approval of the Compensation Proposal and “FOR” the approval of the Adjournment Proposal.
Q:
If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:
Under Nasdaq rules, brokers who hold shares in a “street name” for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner on how to vote. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq does not deem “routine.” None of the BioScrip proposals to be voted on at the special meeting are routine under the Nasdaq rules. Consequently, your bank, broker, trust or other nominee will NOT have the power to vote your shares of BioScrip common stock or preferred stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote on each BioScrip proposal. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the BioScrip proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:
What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:
Your bank, broker, trust or other nominee will NOT be able to vote your shares of BioScrip common stock or Preferred Stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the Amended Charter Proposal and the Series A COD Amendment Proposal, which are conditions to the closing of Merger Agreement, require the affirmative vote of holders of at least a majority of the outstanding shares of BioScrip common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” such proposals. Furthermore, your shares will not be included in the calculation of the number of shares present at the special meeting for purposes of determining whether a quorum is present.
Q:
May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:
Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to BioScrip’s Corporate Secretary at 1600 Broadway, Suite 700, Denver, Colorado 80202. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of BioScrip common stock or preferred stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of BioScrip common stock or preferred stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.
All properly submitted proxies received by BioScrip before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the BioScrip proposals.
Q:
Do I have appraisal rights?

A:
No appraisal rights are available to the holders of BioScrip common stock or preferred stock in connection with the Mergers.

Q:
Are any BioScrip stockholders already committed to vote in favor of the BioScrip proposals?

A:
Yes. Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC, which have funds or accounts that are managed by Coliseum Capital have entered into a voting agreement with Option Care and Omega Parent pursuant to which they agreed, among other things, to vote their shares of BioScrip common stock and Series A Preferred Stock and Series C Preferred Stock in favor of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal on the terms and subject to the conditions set forth in the voting and support agreement as discussed in more detail in the section entitled “The Ancillary Agreements — Voting Agreement” beginning on page 120.

As of the date of the Merger Agreement, the holders subject to the voting agreement collectively beneficially owned 1,888,991 shares of BioScrip common stock representing approximately 1.5% of the outstanding BioScrip common stock, 10,823 shares of Series A Preferred Stock representing approximately 50.04% of the outstanding Series A Preferred Stock and 100% of the Series C Preferred Stock. As of the date of the Merger Agreement, the shares of Preferred Stock owned by such holders, plus the shares of BioScrip common stock owned by such holders, represented approximately 14.24% of the voting rights in respect of BioScrip’s capital stock on an as-converted basis.

Q:
What happens if I sell my shares of BioScrip common stock or preferred stock before the special meeting?

A:
The Record Date for BioScrip common stockholders and preferred stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares after the Record Date but before the special meeting, you will, unless special arrangements are made to confer the voting rights with respect to such shares to the transferee, retain your right to vote at the special meeting.

Q:
When are the Mergers expected to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described in the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 109, including the approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal by BioScrip common stockholders and preferred stockholders at the special meeting, the transaction is expected to close in the second half of 2019. However, it is possible that factors outside the control of both companies could result in the business combination being completed at a later time, or not being completed at all.

Q:
What happens if the Mergers are not completed?

A:
If the Share Issuance Proposal, Amended Charter Proposal and Series A COD amendment proposal are not approved by our stockholders or if the Mergers are not completed for any other reason, the BioScrip and Option Care businesses will not be combined. Accordingly, Omega Parent stockholders and BioScrip Preferred Stock and warrant holders will not receive shares of BioScrip common stock or cash (as applicable) pursuant to the Merger Agreement. If the Merger Agreement is terminated, under specified circumstances, BioScrip may be required to pay Omega a termination fee of  $15.0 million, and if the Merger Agreement is terminated in certain other specified circumstances, Omega may be required to pay us a reverse termination fee of  $30.0 million. See the section entitled “The Merger Agreement — Termination of the Merger Agreement; Termination Fees” beginning on page 111 of this Proxy Statement.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
BioScrip has retained D.F. King & Co., Inc., to assist in the solicitation process. BioScrip will pay D.F. King & Co., Inc. a fee of approximately $70,000, which includes a success fee, as well as reasonable and documented out-of-pocket expenses. BioScrip has also agreed to indemnify D.F. King & Co., Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:
Whom do I call if I have questions about the special meetings or the Merger Agreement or transactions contemplation thereby?

A:
If you have questions about the BioScrip special meeting, or the Merger Agreement or transactions contemplation thereby, or desire additional copies of this Proxy Statement or additional proxies, you may contact D.F. King & Co., Inc., toll-free at 1 (800) 499-8541 or collect at (212) 269-5550.

SUMMARY OF THE PROXY STATEMENT
For your convenience, provided below is a summary of certain information contained in this Proxy Statement. This summary highlights selected information from this Proxy Statement, but does not contain all of the information that may be important to you. You are urged to read this Proxy Statement in its entirety, its annexes and the other documents referred to or incorporated by reference herein in order to fully understand the Mergers, the Merger Agreement and other matters to be considered in connection with the special meeting. See “Where You Can Find Additional Information” beginning on page 239.
The Parties
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Phone: (720) 697-5200
BioScrip, a Delaware corporation listed on Nasdaq Global Select Market under the symbol “BIOS,” is a national provider of infusion and home care management solutions. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. As of December 31, 2018, BioScrip had a total of 68 service locations in 27 states. BioScrip’s model combines local presence with comprehensive clinical programs for multiple therapies and specific delivery technologies (infusible and injectable). BioScrip has the capabilities and payor relationships to dispense prescriptions to all 50 states.
Beta Sub, Inc.
c/o BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Phone: (720) 697-5200
Beta Sub, Inc. is incorporated in Delaware as a direct, wholly owned subsidiary of BioScrip and for the sole purpose of effecting the First Merger. Upon the completion of the First Merger, Beta Sub, Inc. will cease to exist.
Beta Sub, LLC
c/o BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Phone: (720) 697-5200
Beta Sub, LLC is incorporated in Delaware as a direct, wholly owned subsidiary of BioScrip and for the sole purpose of effecting the second merger. Upon the completion of the second merger, Beta Sub, LLC will survive and continue to exist as a direct, wholly owned subsidiary of BioScrip.
HC Group Holdings II, Inc.
c/o Option Care
3000 Lakeside Dr. Suite 300N
Bannockburn, IL 60015
Attention: General Counsel
HC Group Holdings II, Inc. was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC Group Holdings I, LLC. On April 7, 2015, HC Group Holdings I, LLC and HC Group Holdings II, Inc. collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries, and the business was rebranded as Option Care. Option Care is a leading national provider of home and alternate site infusion services through its national network of 76 locations in 42 states. Option Care draws on nearly 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care’s signature infusion services include the clinical management of infusion therapy, nursing support and care coordination.

HC Group Holdings I, LLC
c/o Option Care
3000 Lakeside Dr. Suite 300N
Bannockburn, IL 60015
Attention: General Counsel
HC Group Holdings I, LLC is a Delaware limited liability company and the sole shareholder of HC Group Holdings II, Inc.
The Mergers and the Merger Agreement (page 51 and 94)
The terms and conditions of the Mergers are contained in the Merger Agreement, which is attached to this Proxy Statement as Annex A and is incorporated by reference herein in its entirety. BioScrip encourages you to read the Merger Agreement carefully, as it is the legal document that governs the Mergers.
The BioScrip Board unanimously approved the Merger Agreement. The Merger Agreement provides for the merger of BioScrip and Option Care through the merger of Beta Sub, Inc. with and into Option Care, with Option Care continuing as the surviving corporation of the First Merger. Immediately following the completion of the First Merger, the surviving corporation will merge with and into Beta Sub, LLC and the separate corporate existence of Option Care will cease, with Beta Sub, LLC continuing as the surviving company of the second merger.
Amended and Restated Certificate of Incorporation (page 117)
The proposed third amended and restated certificate of incorporation, attached as Annex B to this Proxy Statement, provides for, among other things, (i) an increase in the number of authorized shares of BioScrip common stock to permit issuance of a sufficient number of shares as merger consideration and otherwise in connection with the Merger Agreement and the transactions contemplated thereby, (ii) a prohibition on BioScrip stockholders’ ability to act by written consent after the date on which Omega Parent and its affiliates cease to beneficially own, in the aggregate, capital stock of BioScrip representing 50% or more of the voting power of BioScrip then outstanding and entitled to vote generally in an election of directors (such stock is referred to herein as voting stock), which date is referred to herein as the trigger date, (iii) the right of BioScrip stockholders to remove directors with or without cause with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip, voting at a meeting called for that purpose, after the trigger date, (iv) the right of BioScrip’s stockholders to amend the bylaws of BioScrip with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class, after the trigger date, (v) the right of BioScrip’s stockholders to amend the certificate of incorporation of BioScrip with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class at a meeting called for such purpose, after the trigger date, (vi) the waiver of certain fiduciary duties of BioScrip’s officers and directors, including the duty to offer certain business opportunities to BioScrip, that would otherwise be applicable to the officers and directors of BioScrip under Delaware law, and (vii) the right, prior to the trigger date, of the holders of at least a majority of the voting stock of BioScrip, to cause a special meeting of the BioScrip stockholders to be called.
Voting Agreement (page 120)
Concurrently with the execution of the Merger Agreement, funds and accounts managed by Coliseum Capital entered into a Voting Agreement with Omega Parent and Omega, with respect to all shares of BioScrip common stock, Preferred Stock and BioScrip warrants beneficially owned by such entities. As of the date of the Merger Agreement, such holders collectively beneficially owned 1,888,991 shares of BioScrip common stock representing approximately 1.5% of the outstanding BioScrip common stock, 10,823 shares of Series A Preferred Stock representing approximately 50.04% of the outstanding Series A Preferred Stock and 100% of the Series C Preferred Stock. As of the date of the Merger Agreement, the shares of Preferred

Stock owned by such holders, plus the shares of BioScrip common stock owned by such holders represented approximately 14.24% of the voting rights in respect of BioScrip’s capital stock on an as-converted basis. The Voting Agreement provides, among other things, that such holders will vote, on the terms and subject to the conditions specified in the voting agreement, in favor of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal and against any acquisition proposal or matter that would (or would reasonably be expected to) impede, impair, interfere with, delay, postpone, discourage, or otherwise adversely affect the consummation of the Mergers or transactions contemplated thereby. A copy of the Voting Agreement is attached as Annex F to this Proxy Statement.
Preferred Stock Repurchase Agreement (page 119)
Concurrently with the execution of the Merger Agreement, BioScrip and certain funds and accounts managed by Coliseum Capital entered into a Preferred Stock Repurchase Agreement pursuant to which BioScrip agreed to repurchase 100% of its outstanding Series C Preferred Stock from the current holders of such Series C Preferred Stock for (i) an amount in cash equal to 120% of the liquidation preference payable in respect of such shares and (ii) 2.5226 shares of BioScrip common stock per preferred share. If the Merger Agreement is terminated in accordance with its terms, the Preferred Stock Repurchase Agreement will terminate automatically. BioScrip has also agreed to indemnify each holder of Series C Preferred Stock and its respective officers, directors, employees, affiliates and equityholders against all claims, actions, judgments, liabilities, losses, and damages, together with all reasonable and properly documented costs and expenses related thereto, referred to as losses, relating to or arising from (i) the execution or delivery of the Preferred Stock Repurchase Agreement, including the closing of the transaction thereunder and the performance of obligations thereunder, or (ii) the execution and delivery of the Voting Agreement by the holders of Series C Preferred Stock or the performance by any holder of Series C Preferred Stock of its obligations under the Voting Agreement, in each case except to the extent that any such losses are attributable to the breach of the Preferred Stock Repurchase Agreement or the Voting Agreement by such holder or the willful misconduct or fraud of a person otherwise entitled to the foregoing right of indemnification.
Series A COD Amendment (page 118)
In connection with the Mergers, the BioScrip Board approved the Series A COD Amendment which is subject to the approval of the BioScrip stockholders at the special meeting. Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers without any further action on the part of BioScrip or any stockholder of BioScrip, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) will be redeemed, to the extent BioScrip is permitted to do so under applicable law, for an amount in cash equal to 120% of the Liquidation Preference of such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date).
Amended and Restated Warrant Agreement and Warrant Letter Agreements (page 120)
Concurrently with the execution of the Merger Agreement, BioScrip entered into an Amended and Restated Warrant Agreement with the holders of the BioScrip warrants issued on June 29, 2017, so as to fix the maximum number of shares of BioScrip common stock issuable upon exercise of the warrants at 8,287,317 shares in the aggregate. The effectiveness of the Warrant Amendment is conditioned upon the consummation of the First Merger. In consideration of the warrantholders’ execution and delivery of the Warrant Amendment, BioScrip entered into a letter agreement with each of the warrantholders, pursuant to which BioScrip agreed to issue to the warrantholders an aggregate of 1,855,747 shares of BioScrip common stock, promptly following, and conditioned upon, the consummation of the First Merger, pro rata in accordance with the warrantholders’ ownership of the warrants.

Opinion of Moelis, BioScrip’s Financial Advisor (page 69)
BioScrip retained Moelis & Company LLC (“Moelis”) to act as financial advisor to the BioScrip Board in connection with Mergers. The BioScrip Board selected Moelis to act as its financial advisor based on Moelis’ qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of BioScrip’s business and affairs. At the meeting of the BioScrip Board on March 14, 2019 to evaluate and approve the Merger Agreement and the Mergers, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated March 14, 2019, addressed to the BioScrip Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio whereby, immediately following the consummation of the First Merger, Omega Parent will own 79.5% of the outstanding shares of BioScrip common stock on a fully-diluted basis utilizing the treasury stock method, and the holders of Post-Transaction BioScrip Fully-Diluted Shares (as defined in “The Mergers — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69) will own 20.5% of the outstanding shares of BioScrip common stock on a fully diluted basis utilizing the treasury stock method (the “exchange ratio”).
The full text of Moelis’ written opinion dated March 14, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex J to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the BioScrip Board (solely in its capacity as such) in its evaluation of the Mergers. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to BioScrip, and does not address BioScrip’s underlying business decision to effect the Mergers or the relative merits of the Mergers as compared to any alternative business strategies or transactions that might be available to BioScrip. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Mergers or any other matter. For a further discussion of Moelis’s opinion, see “The Mergers — Opinion of Moelis, Bio Scrip’s Financial Advisor” beginning on page 69.
Special Meeting of BioScrip Stockholders (page 41)
The special meeting will be held on [•], 2019, at [•], local time, at [•]. The purpose of the special meeting is to consider and vote on the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal, the Compensation Proposal and, if necessary, the Adjournment Proposal.
Approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal is required to complete the Mergers.
Only holders of record of BioScrip common stock, Series A Preferred Stock and Series C Preferred Stock as of the close of business on [•], the record date for the special meeting, are entitled to notice of, and to vote at the special meeting, or any adjournment or postponement of the special meeting. Each stockholder is entitled to cast one vote for each share of common stock owned (including holders of Preferred Stock on an as-converted into common stock basis) owned as of the close of business on that record date.
A quorum is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted into common stock basis) issued and outstanding and entitled to vote at the special meeting as of the record date are present in person or represented by proxy at the special meeting. In accordance with the Series A Certificate of Designations and the Series C Certificate of Designations, the shares of common stock into which shares of Series A Preferred Stock and Series C Preferred Stock are convertible will be counted for purposes of establishing a quorum at the special meeting.
If you are a “street name” holder of shares of BioScrip capital stock and you provide your bank, broker, trust or other nominee with voting instructions on at least one of the proposals brought before the special meeting, then your shares will be counted in determining the presence of a quorum. The proposals for consideration at the special meeting are considered “non-routine” matters, and, therefore, no broker has discretion to vote on any of the proposals to be considered at the meeting without voting instructions from the beneficial owner of the shares. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
Under Nasdaq rules, brokers who hold shares in a “street name” for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner on how to vote. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq does not deem “routine.” None of the proposals to be voted on at the special meeting are routine under the Nasdaq rules. Consequently, your bank, broker, trust or other nominee will NOT have the power to vote your shares of BioScrip common stock or preferred stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote on each BioScrip proposal. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the BioScrip proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.
The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Share Issuance Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Share Issuance Proposal.
The approval of the Amended Charter Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting, (ii) the holders of a majority of the outstanding shares of BioScrip common stock entitled to vote on such proposal at the special meeting, (iii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting and (iv) the holders of a majority of the outstanding shares of Series C Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Amended Charter Proposal.
The approval of the Series A COD Amendment Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Series A COD Amendment Proposal.
The Compensation Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Compensation Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Compensation Proposal.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Adjournment Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Adjournment Proposal.
Recommendation of the BioScrip Board
The BioScrip Board unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD Amendment for the reasons described in this proxy statement) recommends that BioScrip stockholders vote: (1) “FOR” the Share Issuance Proposal; (2) “FOR” the Amended Charter Proposal; (3) “FOR” the Series A COD Amendment Proposal; (4) “FOR” the Compensation Proposal and (5) “FOR” the Adjournment Proposal.

Directors and Officers of BioScrip Following the Mergers (page 88)
Upon consummation of the First Merger, the size of the BioScrip Board will be increased to ten directors. Pursuant to the terms of the Merger Agreement, BioScrip will cause the BioScrip Board to be comprised of the following directors at the effective time of the First Merger:
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eight directors selected by Option Care, who initially will be Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher, Mark Vainisi and Alan Nielsen; and

•
two directors selected by BioScrip, who initially will be R. Carter Pate and David W. Golding.

The Merger Agreement also requires BioScrip to cause the continuing BioScrip directors to be included in the slate of nominees recommended by the BioScrip Board to BioScrip’s stockholders for election as directors at the next annual meeting of BioScrip stockholders to occur following the effective time of the First Merger and will use no less rigorous efforts to solicit proxies in favor of such directors than the manner in which BioScrip supports all other nominees proposed by the BioScrip Board. However, if, following the closing, any such continuing BioScrip director resigns or is unable to serve for any other reason prior to the first anniversary following the first annual meeting after the effective time of the First Merger (in each case, a “removed designee”), then the remaining continuing BioScrip director will recommend a replacement for such removed designee to the Governance, Compliance and Nominating Committee of the BioScrip Board, which will consider such replacement in good faith.
As of the effective time of the First Merger, the BioScrip bylaws will be amended as necessary to provide for the foregoing commitments. Such provision may not be amended prior to the first anniversary of the first annual meeting of BioScrip stockholders following the completion of the business combination without the affirmative vote of at least 85% of the voting stock of the corporation outstanding.
Following the effective time of the First Merger, BioScrip’s management team will include executives from each of Omega and BioScrip. John Rademacher, the current chief executive officer of Omega, will serve as the chief executive officer of BioScrip. Michael Shapiro, the current chief financial officer of Omega, will serve as the chief financial officer of BioScrip.
Interests of BioScrip Directors and Executive Officers in the Mergers (page 85)
BioScrip’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of BioScrip’s stockholders generally. These interests include, but are not limited to, continued service of certain members of the BioScrip Board on the board of directors of the combined company. In addition, the closing will be considered a “change in control” of BioScrip for purposes of the BioScrip Amended and Restated 2008 Equity Incentive Plan and the BioScrip 2018 Equity Incentive Plan. Certain executive officers of BioScrip, including Daniel Greenleaf, Stephen Deitsch, Harriet Booker and Kathryn Stalmack, hold restricted stock unit awards with respect to BioScrip common stock that will become fully vested at the closing of the Mergers. In addition, certain members of BioScrip’s senior management, including Daniel Greenleaf, Stephen Deitsch, Harriet Booker, Kathryn Stalmack, Robert Roose, Rich Denness, Leslie McIntosh and John McMahon hold restricted stock units with respect to BioScrip common stock and options to purchase BioScrip common stock granted pursuant to the BioScrip Amended and Restated 2008 Equity Incentive Plan and/or the BioScrip 2018 Equity Incentive Plan that will become fully vested if the executive officer is terminated without “cause” or resigns for “good reason” within 12 months following the occurrence of a “change in control.” BioScrip has entered into employment or severance agreements with its executive officers that provide for severance payments and benefits in the event of a termination of employment by BioScrip without “cause” or resignation for “good reason” within 12 months following the occurrence of a “change in control” of BioScrip. The severance benefits consist of a lump sum severance payment equal to one times (two times for Mr. Greenleaf) the executive’s base salary and target annual bonus, plus 12 months of company-paid COBRA coverage. Executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Mergers. Harriet Booker has entered into a letter agreement with Option Care outlining her role and responsibilities with the combined company and confirming the terms of her compensation arrangements effective upon the completion of the Mergers.

In addition, Christopher Shackelton, a director on the BioScrip Board, is a co-founder and managing Partner of Coliseum Capital. Funds and accounts managed by Coliseum Capital beneficially owns 100% of the Series C Preferred Stock and 50.04% of the Series A Preferred Stock. In connection with the Merger Agreement, BioScrip entered into the Preferred Stock Repurchase Agreement and the BioScrip Board approved the Series A COD Amendment. Pursuant to the Preferred Stock Repurchase Agreement, BioScrip agreed to repurchase 100% of its outstanding Series C Preferred Stock from the current holders for (i) an amount in cash equal to 120% of the liquidation preference payable in respect of such shares and (ii) 2.5226 shares of Beta common stock per preferred share. See the section entitled “The Ancillary Agreements — Preferred Stock Repurchase Agreement” on page 119 for a more detailed description of the Preferred Stock Repurchase Agreement. Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers (i) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of Beta common stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) will be redeemed, to the extent BioScrip is permitted to do so under applicable law, for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date). See the section entitled “The Ancillary Agreements — Series A COD Amendment” on page 118 for a more detailed description of the Series A COD Amendment.
The members of the BioScrip Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and approving the Mergers and in determining to recommend to BioScrip stockholders that they adopt the Merger Agreement.
These interests are described in more detail in the section entitled “The Mergers — Interests of Certain BioScrip Directors and Executive Officers in the Mergers” beginning on page 85.
Financing (page 124)
It is anticipated that the total amount of funds necessary to complete the Mergers and the related transactions will be approximately $1.325 billion, in addition to the amount then drawn under Option Care’s Existing Revolving Credit Facility. As of March 31, 2019, Option Care’s Existing Revolving Credit Facility was undrawn. The Mergers will be funded via the debt financing required to be obtained by Option Care under the Merger Agreement (the “debt financing”) described below, as well as cash on hand of BioScrip and Option Care. This amount includes funds needed to (i) repay in full certain outstanding indebtedness of BioScrip and its subsidiaries and Option Care and its subsidiaries and (ii) pay fees, commissions and expenses in connection with the foregoing.
In connection with the Mergers, Option Care has obtained debt financing commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Ares Capital Management LLC, Ares Management LLC (together with Ares Capital Management LLC, “Ares Management”), ACF Finco I LP, certain funds and investment vehicles managed or advised by the Goldman Sachs Merchant Banking Division (collectively the “Goldman Sachs Merchant Banking Division”), DDJ Capital Management and certain of their respective affiliates, pursuant to which they have severally committed to provide Option Care with a $925 million senior secured first lien term loan facility (the “First Lien Term Loan Facility”), a $150 million senior secured first lien asset-based revolving credit facility (the “ABL Facility”) and a $400 million second lien secured notes facility (the “Second Lien Notes”), which will be available to fund a portion of the payments contemplated by the Merger Agreement; provided that borrowings under the asset-based revolving credit facility shall be limited to $20 million in order to finance the Mergers. The obligation of Option Care to consummate the Mergers is not subject to any financing condition. For more information, see the section of this Proxy Statement captioned “The Mergers — The Ancillary Agreements — Debt Commitment Letters” beginning on page 124.
Accounting Treatment (page 90)
The Mergers will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”), under which the assets and liabilities of BioScrip will be recorded by Omega at their respective fair values as of the date the Mergers are consummated. Omega will be deemed the acquirer in the Mergers for accounting purposes and BioScrip will be treated as the acquiree, based on a number of factors considered at the time of preparation of this Proxy Statement.
Market Listing (page 90)
BioScrip is required to file a new listing application with Nasdaq because the Mergers constitute a change of control of BioScrip under Nasdaq rules.
Conditions to the Completion of the Mergers (page 109)
Mutual Closing Conditions
Each party’s obligation to consummate the Mergers is conditioned upon its satisfaction or waiver, at or prior to the effective time of the effective time of the First Merger, of each of the following:
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HSR Approval.   The waiting period (and any extension thereof) applicable to the Mergers and the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) will have been terminated or will have expired.

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Share Issuance.   Approval of the Share Issuance pursuant to the Merger Agreement by obtaining approval for the Share Issuance Proposal at the special meeting.

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Omega Stockholder Approval.   Adoption of the Merger Agreement by Omega Parent, as the sole stockholder of Omega.

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No Restraints.   No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental authority that, in any such case, prohibits or makes illegal the consummation of the Mergers.

BioScrip’s Closing Conditions
In addition, the obligations of BioScrip to effect the Mergers are subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of Omega and Omega Parent regarding the amounts and types of authorized capital stock and other classes of equity securities of Omega being validly issued and outstanding, fully paid and non-assessable, free of preemptive rights and other obligations to repurchase, redeem, convert or vote any such capital stock or other equity securities of Omega, will be true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date, as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

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the representations and warranties of Omega and Omega Parent relating to: their valid organization, standing and power; the capitalization of each of Omega’s subsidiaries; Omega Parent’s ownership of 100% of the Omega common stock; Omega’s and Omega Parent’s authority to execute and deliver the Merger Agreement and perform the transactions contemplated by the Merger Agreement; there being no conflicts or violations under Omega’s or Omega Parent’s organizational documents as a result of Omega’s or Omega Parent’s execution and delivery of the Merger Agreement and performance of the transactions contemplated by the Merger Agreement; and there being no broker, investment banker, financial advisor or other person entitled to any broker’s or similar fee in connection with the transactions contemplated by the Merger Agreement (other than the fees payable to Goldman Sachs & Co., LLC) will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
•
the representations and warranties of Omega and Omega Parent in the Merger Agreement (other than the Omega capitalization representations and the Omega fundamental representations (set forth above)) will be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega Material Adverse Effect (without giving effect to materiality and “Omega Material Adverse Effect” qualifications and exceptions contained in such representations and warranties).

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Omega and Omega Parent having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the First Merger;

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Since the date of the Merger Agreement, there will not have been an Omega Material Adverse Effect;

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receipt of a certificate executed by an executive officer of Omega certifying as to the satisfaction of the conditions described in the preceding five bullet points; and

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receipt of a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Omega common stock does not constitute a “United States real property interest” under Section 897(c) of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).

Omega’s Closing Conditions
In addition, the obligations of each of Omega and Omega Parent to effect the First Merger are subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of BioScrip regarding:   the amounts and types of authorized capital stock and other classes of equity securities of BioScrip being validly issued and outstanding, fully paid and non-assessable, free of preemptive rights and other obligations to repurchase, redeem, convert or vote any such capital stock or other equity securities of BioScrip, will be true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date, as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

•
the representations and warranties of BioScrip relating to:   its valid organization, standing and power; the amounts, types and terms of BioScrip’s stock options, restricted stock units and stock appreciation right; the BioScrip common stock issued in the Share Issuance being duly authorized, fully paid and non-assessable, free and clear of all liens (other than those imposed by applicable securities laws); the validity and enforceability of the Preferred Stock Repurchase Agreement and the Warrant Amendment; the capitalization of each of BioScrip’s subsidiaries; BioScrip’s authority to execute and deliver the Merger Agreement and perform the transactions contemplated by the Merger Agreement; there being no conflicts or violations under BioScrip’s organizational documents as a result of BioScrip’s execution and delivery of the Merger Agreement and performance of the transactions contemplated by the Merger Agreement; and there being no broker, investment banker, financial advisor or other person entitled to any broker’s or similar fee in connection with the transactions contemplated by the Merger Agreement (other than the fees payable to Moelis & Company LLC and Jefferies LLC in connection with the transactions contemplated by the Merger Agreement); will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
•
the representations and warranties of BioScrip in the Merger Agreement (other than the BioScrip capitalization representations and the BioScrip fundamental representations (as set forth above)) will be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a BioScrip Material Adverse Effect (as defined in the Merger Agreement and as described in more detail in the section below entitled “The Merger Agreement — Representations and Warranties — Beta Material Adverse Effect”) (without giving effect to materiality and “BioScrip Material Adverse Effect” and similar qualifications contained in such representations and warranties).

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Beta Sub, Inc. and Beta Sub, LLC having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the effective time of the First Merger;

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since the date of the Merger Agreement, there will not have been a BioScrip Material Adverse Effect;

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receipt of a certificate executed by an executive officer of BioScrip certifying as to the satisfaction of the conditions described in the preceding five bullet points;

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receipt of a written opinion from Kirkland & Ellis LLP, dated as of the closing date, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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receipt of certain consents under applicable pharmacy laws in the states of California and North Carolina or, where applicable, receipt of correspondence from the applicable governmental entity that such consent will be delivered promptly after the closing.

No Solicitation of Alternative Proposals (page 103)
The Merger Agreement prohibits each of BioScrip, Omega and Omega Parent from soliciting, proposing, initiating, knowingly encouraging, facilitating, or participating in (including by furnishing any non-public information of Omega or BioScrip, as applicable, to any third party), any inquiries, proposals, offers, discussions or negotiations with any third party with respect to an Acquisition Proposal (as defined in the Merger Agreement and described in section below entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 103). However, the Merger Agreement provides that if, at any time prior to obtaining the approval of the BioScrip stockholders for the BioScrip Proposals, BioScrip receives an unsolicited, written proposal for a competing transaction in compliance with its non-solicitation obligations under the Merger Agreement and, among other things, the BioScrip Board determines in good faith (i) after consultation with outside legal counsel and a financial advisor that such proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement and described in section below entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 103) and (ii) after consultation with outside legal counsel, the failure to participate in discussions and negotiations regarding such Superior Proposal or furnish non-public information to the third party making such proposal would be reasonably expected to be inconsistent with the BioScrip Board’s fiduciary duties under applicable law, then BioScrip may furnish non-public information to the third party making such proposal or participate in discussions and negotiations regarding such proposal.
For a more detailed description of the non-solicitation restrictions in the Merger Agreement, please see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 103.

Termination of the Merger Agreement (page 111)
Mutual Termination Rights
The Merger Agreement may be terminated at any time prior to the consummation of the First Merger by mutual written consent of BioScrip and Omega. Also, subject to specified qualifications and exceptions, either Omega or BioScrip may terminate the Merger Agreement prior to the consummation of the First Merger:
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if the First Merger has not occurred by December 13, 2019 (the “Outside Date”). The right to terminate the Merger Agreement at the Outside Date will not be available to a terminating party to the extent such party’s material breach of any representation, warranty, covenant or other agreement under the Merger Agreement is the primary cause, or the primary factor that resulted in, of the failure of the Mergers to be consummated by the Outside Date;

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if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action will have become final and non-appealable; or

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if the Amended Charter Proposal, the Share Issuance Proposal and the Series A COD Amendment Proposals have not been approve by the BioScrip stockholders at the special meeting.

BioScrip Termination Rights
The Merger Agreement also provides that, subject to specified qualifications and exceptions, BioScrip may terminate the Merger Agreement prior to the consummation of the First Merger:
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if Omega has breached or failed to perform any of its representations, warranties, covenants or agreements, or if any such representation or warranty of Omega has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the First Merger (i) would result in the failure of any of the party’s mutual closing conditions or BioScrip’s closing conditions and (ii) cannot be or has not been cured by the earlier of  (1) the Outside Date and (2) 30 days after the giving of written notice to Omega of such breach or failure. BioScrip will not have such right to terminate if BioScrip, Merger Sub Inc. or Merger Sub LLC is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause any mutual closing condition or any of Omega’s closing conditions to fail to be satisfied;

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if, prior to obtaining the BioScrip stockholder approval in respect of the BioScrip proposals at the special meeting, the BioScrip Board determines to enter into a definitive written agreement with respect to a Superior Proposal, but only if  (x) BioScrip is permitted to terminate the Merger Agreement and accept such Superior Proposal in accordance with the terms of the Merger Agreement (see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals,” for a description of such terms), (y) BioScrip has not materially breached or failed to perform any of its covenants or agreements contained in the no solicitation covenant of the Merger Agreement (see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals,” for a description of such covenants and agreements) and (z) immediately prior to or substantially concurrently with such termination, BioScrip pays the BioScrip Termination Fee to Omega Parent in accordance with the Merger Agreement (see the section entitled “The Merger Agreement — Termination Fees and Expenses,” for a more detailed description of the BioScrip Termination Fee); or

•
if  (i) all of the mutual closing conditions and all of Omega’s closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), (ii) Omega and Omega Parent have failed to consummate the closing by the date on which the closing was required to occur in accordance with the Merger Agreement, (iii) BioScrip has confirmed in writing to Omega and Omega Parent at least two business days prior to the termination of the Merger Agreement that the BioScrip, Beta Sub, Inc. and Beta Sub, LLC stand ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iv) Omega and Omega Parent fail to consummate the transactions contemplated by the Merger Agreement within two Business Days after receipt of such irrevocable confirmation by Omega.
Omega Termination Rights
The Merger Agreement also provides that, subject to specified qualifications and exceptions, Omega may terminate the Merger Agreement prior to the consummation of the First Merger:
•
if BioScrip, Beta Sub, Inc. or Beta Sub, LLC will have breached or failed to perform any of its representations, warranties, covenants or agreements, or if any such representation or warranty of such party will have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the First Merger (i) would result in the failure of any of the mutual closing conditions or Omega’s closing conditions and (ii) cannot be or has not been cured by the earlier of  (1) the Outside Date and (2) 30 days after the giving of written notice to BioScrip of such breach or failure. Omega will not have such right to terminate if Omega is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause any mutual closing condition or any of BioScrip’s closing conditions to fail; or

•
if, prior to obtaining the BioScrip stockholder approval, BioScrip or the BioScrip Board will have effected an Adverse Recommendation Change (as defined in the Merger Agreement and as discussed in the section below entitled “The Merger Agreement — Changes in Board Recommendations”).

Termination Fees and Expenses (page 112)
Omega Termination Fee
The Merger Agreement provides that, upon termination under certain specified circumstances, Omega may be required to pay to BioScrip a termination fee equal to $30,000,000 (the “Omega Termination Fee”). The circumstances under which the Omega Termination Fee may be payable include:
•
a termination by BioScrip as a result of an Omega material breach (as described in the first bullet under the section entitled “BioScrip Termination Rights” above);

•
a termination by BioScrip as a result of a failure of Omega to obtain and deliver its debt financing at the closing (as described in the second bullet under the section entitled “BioScrip Termination Rights” above); or

•
a termination by either BioScrip or Omega in connection with a termination at the Outside Date, provided that at the time of such termination BioScrip could have terminated the Merger Agreement for an Omega material breach.

In addition, the Merger Agreement provides that payment of the Omega Termination Fee will be BioScrip’s sole and exclusive remedy (except as otherwise expressly provided with respect to BioScrip’s right to specific performance in the Merger Agreement) if the Merger Agreement is terminated prior to the effective time of the First Merger. In no event will Omega, Omega Parent, or their respective affiliates, equityholders, debt financing sources, partners or employees or such person’s respective successors or assigns be liable for money damages in excess of the Omega Termination Fee, except that BioScrip may recover its costs and expenses in connection with enforcing its right to payment of the Omega Termination Fee and interest on the amount of the Omega Termination Fee in accordance with the Merger Agreement if Omega fails to pay the Omega Termination Fee on a timely basis in accordance with the Merger Agreement.

BioScrip Termination Fee
The Merger Agreement provides that upon termination under certain specified circumstances, BioScrip may be required to pay to Omega a termination fee equal to $15,000,000 (the “BioScrip Termination Fee”). The circumstances under which the BioScrip Termination Fee may be payable include:
•
In the event that:

(a)
an Acquisition Proposal is made directly to BioScrip’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior members of management of BioScrip or the BioScrip Board prior to termination of the Merger Agreement;

(b)
the Merger Agreement is terminated by BioScrip or Omega as a result of an outside date termination or a failure of the BioScrip stockholders to approve the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal, or by Omega as a result of a BioScrip material breach; and

(c)
within 12 months after the date of such termination, BioScrip or any of its subsidiaries enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement;

•
In the event that Omega terminates the Merger Agreement as a result of BioScrip or the BioScrip Board effecting a change in its recommendation in favor of the BioScrip Proposals in certain circumstances (as described in more detail in the section below entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 103) prior to the approval by BioScrip’s stockholders of the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal at the special meeting; or

•
In the event that BioScrip terminates the Merger Agreement as a result of a superior proposal (as described in the second bullet under the section entitled “BioScrip Termination Rights” above).

The Merger Agreement provides that in no event (i) will BioScrip be required to pay the BioScrip Termination Fee on more than one occasion or (ii) will Omega be required to pay the Omega Termination Fee on more than one occasion.
Expense Reimbursement
If the Merger Agreement is terminated by BioScrip or Omega as a result of a failure of the BioScrip stockholders to approve the share issuance proposal, the amended charter proposal or the Series A COD amendment proposal and the BioScrip Termination Fee is not otherwise payable, then, within six months after demand by Omega Parent, BioScrip will pay to Omega Parent up to $5,000,000 of the reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Omega, Omega Parent and their affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement (the “Omega Expenses”).
Regulatory Approvals (page 89)
The completion of the Mergers is subject to the receipt of certain required regulatory approvals, including the receipt of antitrust clearance in the United States. Under the HSR Act, the Mergers may not be completed until Notification and Report Forms have been filed with the United States Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the United States Department of Justice, referred to as the DOJ, and the applicable waiting period has expired or been terminated. BioScrip and Omega each filed an HSR notification with the FTC and the DOJ on March 28, 2019 and the waiting period was terminated early on April 8, 2019.

At any time before or after consummation of the Mergers, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Mergers, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
Omega’s and Omega Parent’s obligation to effect the First Merger is further subject to obtaining the consent (or written correspondence that such consent will be issued shortly after the closing) of the California Board of Pharmacy and the North Carolina Board of Pharmacy in respect of the Mergers for certain pharmacy permits currently held by BioScrip and Omega. While Beta and Omega expect those consents to be obtained, there is no guarantee that such consents will be obtained. The failure to obtain any such consent, or any condition or delay arising in connection with obtain such consents, could result in the conditions to the Mergers not being satisfied.
Under the Merger Agreement, each of BioScrip and Omega are required to use reasonable best efforts to obtain any applicable regulatory consents, approvals, waivers or clearances from governmental authorities in connection with the transactions contemplated by the Merger Agreement, as more fully described in the section of this Proxy Statement entitled “The Merger Agreement — Reasonable Best Efforts” on page 105. However, neither BioScrip nor Omega is required to undertake any divestiture the effect of which would (i) reasonably be expected to have a material adverse effect after the closing on the combined business, taken as a whole, or (ii) would result in the divestiture of assets or businesses of BioScrip, Omega or any of their respective subsidiaries representing $100,000,000 or more of revenue of BioScrip, Omega and their respective subsidiaries in the aggregate determined as of the trailing 12 month period ended December 31, 2018.
Material U.S. Federal Income Tax Consequences of the Business Combination (page 126)
The Mergers are intended to qualify as a reorganization under Section 368 of the Code. Accordingly, the Mergers (i) are not expected to cause BioScrip or any of its subsidiaries to recognize any taxable income or gain for U.S. federal income tax purposes and (ii) will also generally not result in U.S. federal income tax consequences to the BioScrip stockholders, who are neither receiving consideration nor disposing of shares in the Mergers.
No Appraisal Rights (page 236)
No appraisal rights are available to the holders of BioScrip common stock or preferred stock in connection with the Mergers.
Expected Timing of the Mergers (page 89)
BioScrip currently expects the closing of the Mergers to occur in the second half of 2019. However, as the Mergers are subject to the satisfaction or waiver of conditions described in the Merger Agreement, it is possible that factors outside the control of BioScrip could result in the Mergers being completed at an earlier time, a later time, or not at all.
Comparison of Stockholders’ Rights (page 149)
Upon consummation of the Mergers, the rights of BioScrip stockholders, will be governed by the Amended Charter and bylaws of BioScrip. At the closing, BioScrip will also enter into the Director Nomination Agreement. The rights associated with BioScrip capital stock as of the date hereof and prior to the closing are different from the rights which will be associated with the BioScrip capital stock after the closing. These differences are described in detail under “Comparison of Stockholders’ Rights.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Proxy Statement and the documents to which BioScrip refers you to in this Proxy Statement, as well as oral statements made or to be made by BioScrip, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions with respect to the businesses, strategies and plans of BioScrip, its expectations relating to the Mergers and its future financial condition and performance. Statements included in or incorporated by reference into this Proxy Statement that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of BioScrip and Omega. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. BioScrip cautions investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside BioScrip’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this Proxy Statement. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:
•
the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require BioScrip to pay the termination fee to Omega;

•
uncertainties related to the timing of the receipt of required regulatory approvals for the Mergers and the possibility that BioScrip and Omega may be required to accept conditions that could reduce or eliminate the anticipated benefits of the Mergers as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•
the inability to complete the Mergers due to the failure, or unexpected delays, of BioScrip stockholders to approve the proposals at the special meeting, or the failure to satisfy other conditions to the completion of the Mergers;

•
delays in closing, or the failure to close, the Mergers for any reason could negatively impact BioScrip;

•
risks that the Mergers and the other transactions contemplated by the Merger Agreement disrupt current plans and operations that may harm BioScrip’s business;

•
difficulties or delays in integrating the businesses of BioScrip and Omega following completion of the Mergers or fully realizing the anticipated synergies and other benefits expected from the Mergers;

•
certain restrictions during the pendency of the proposed Mergers that may impact the ability of BioScrip to pursue certain business opportunities or strategic transactions;

•
the outcome of any legal proceedings that have been or may be instituted against BioScrip, Omega and/or others relating to the Mergers;

•
risks related to the diversion of the attention and time of BioScrip’s or Omega’s respective management teams from ongoing business concerns;

•
the risk that the proposed Mergers and any announcement relating to the proposed Mergers could have an adverse effect on the ability of BioScrip or Omega to retain and hire key personnel or maintain relationships with customers, suppliers, vendors, or other third parties, standing with regulators, or on BioScrip’s or Omega’s respective operating results and businesses generally;

•
the amount of any costs, fees, expenses, impairments or charges related to the Mergers;

•
events beyond BioScrip’s control, such as acts of terrorism; and

•
other risks and uncertainties indicated in this Proxy Statement, including those set forth in the section entitled “Risk Factors,” beginning on page 21.

For further discussion of these and other risks, contingencies and uncertainties applicable to BioScrip, see the section entitled “Risk Factors” beginning on page 21 and in BioScrip’s other filings with the SEC incorporated by reference into this Proxy Statement. See also the section entitled “Where You Can Find Additional Information” beginning on page 239 for more information about the SEC filings incorporated by reference into this Proxy Statement.
All subsequent written or oral forward-looking statements attributable to BioScrip or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. BioScrip is not under any obligation, and BioScrip expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BIOSCRIP
The following table presents selected historical condensed consolidated financial data for BioScrip as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014. The selected historical condensed consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016, and as of December 31, 2018 and 2017, were derived from BioScrip’s Annual Report on Form 10-K filed on March 15, 2019, and BioScrip’s Quarterly Report on Form 10-Q for the unaudited quarterly period ended March 31, 2019, filed on May 3, 2019 incorporated herein by reference. The selected historical condensed consolidated financial data for BioScrip as of and for each of the years ended December 31, 2015 and 2014, and as of December 31, 2016, 2015 and 2014, have been derived from BioScrip’s audited financial statements for such years, which have not been incorporated by reference into this Proxy Statement.
The selected historical consolidated financial data set forth below is not necessarily indicative of future results of BioScrip and should be read together with the other information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in BioScrip’s Annual Report on Form 10-K filed on March 15, 2019 and BioScrip’s Quarterly Report on Form 10-Q for the unaudited quarterly period ended March 31, 2019, filed on May 3, 2019, which are incorporated herein by reference.
Acquisitions during the periods below include BioScrip’s acquision of Home Solutions beginning September 2016. Divestitures during the periods below include the sale of BioScrip’s Home Health Business in March 2014, and the sale of BioScrip’s pharmacy benefit management services segment in August 2015. All historical amounts have been restated to reclassify amounts directly associated with these divested operations as discontinued operations. The amounts below are not necessarily indicative of what the actual results would have been if BioScrip’s Home Health Business and the pharmacy benefit management services business were divested at the beginning of the period.
See the section entitled “Where You Can Find Additional Information” beginning on page 239.
	March 31,	December 31,
	2019	2018	2017	2016	2015	2014
	(in thousands)
Consolidated Balance Sheets Data:
Working capital(1)	$55,497	$67,389	$81,463	$43,180	$29,574	$25,347
Total assets(2)	$597,190	$583,938	$603,092	$604,985	$528,416	$801,204
Total debt	$511,255	$504,674	$480,588	$451,934	$418,121	$423,803
Stockholders’ equity (deficit)	$(156,342)	$(144,004)	$(84,752)	$(33,621)	$(81,515)	$216,589
Total assets of discontinued operations	$—	$—	$—	$—	$—	$22,294
	Three Months Ended March 31,	Year Ended December 31,
	2019	2018	2017	2016	2015	2014
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net revenue	$178,956	$708,903	$817,190	$935,589	$982,223	$922,654
Operating income (loss)(3)	$(5,110)	$10,903	$2,260	$(10,989)	$(289,413)	$(98,025)
Loss from continuing operations, before income taxes	$(10,266)	$(51,024)	$(67,433)	$(34,157)	$(326,351)	$(138,943)
Basic loss per share:
Loss from continuing operations	$(0.10)	$(0.49)	$(0.59)	$(0.48)	$(4.58)	$(2.19)
Income (loss) from discontinued operations,	—	—	$(0.01)	$(0.07)	$0.07	$0.04
Net loss, (3)	$(0.10)	$(0.49)	$(0.60)	$(0.55)	$(4.51)	$(2.15)

	Three Months Ended March 31,	Year Ended December 31,
	2019	2018	2017	2016	2015	2014
	(in thousands, except per share amounts)
Diluted loss per share:
Loss from continuing operations	$(0.18)	$(0.49)	$(0.59)	$(0.48)	$(4.58)	$(2.19)
Income (loss) from discontinued operations	—	—	$(0.01)	$(0.07)	$0.07	$0.04
Net loss(3)	$(0.18)	$(0.49)	$(0.60)	$(0.55)	$(4.51)	$(2.15)
Weighted average common shares outstanding:
Basic	128,108	127,942	123,791	93,740	68,710	68,476
Diluted	131,358	127,942	123,791	93,740	68,710	68,476

(1)
Working capital calculation excludes current assets and liabilities of discontinued operations and includes the impact of applying the retrospective adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires that all deferred tax assets and liabilities be presented as non-current.

(2)
Total assets exclude total assets of discontinued operations as of December 31, 2014.

(3)
Operating loss for the year ended December 31, 2015 includes goodwill impairment of  $251.9 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OPTION CARE
HC II was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC Group Holdings I, LLC (“HC I” or the “Shareholder”). On April 7, 2015, HC I and HC II collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries, and the business was rebranded as Option Care (“Option Care”). Prior to April 7, 2015, Walgreens Infusion Services, Inc. (the “Predecessor”), was a wholly owned subsidiary of Walgreen Co. (the “Predecessor Shareholder”). As a result of the Option Care acquisition and associated purchase accounting, HC II’s (the “Successor”) financial statements have been presented on a different basis than the Predecessor financial statements, and are therefore not comparable. The Predecessor and Successor periods are demarcated by a black line.
The following tables present, as of the dates and for the periods indicated, (1) the selected historical condensed consolidated financial data for HC II and (2) the selected historical condensed consolidated financial data for Predecessor. The selected historical condensed consolidated financial data for HC II as of and for each of the years ended December 31, 2018, 2017 and 2016 have been derived from HC II’s audited financial statements for such years, which have been included elsewhere this Proxy Statement. The selected condensed consolidated statement of income data for the 2015 Predecessor Period has been derived from the audited consolidated financial statements of Predecessor and its subsidiaries. The selected consolidated statement of income data for the 2015 Successor Period and the selected consolidated balance sheet data as of December 31, 2015 have been derived from the audited consolidated financial statements of HC II and its subsidiaries. The selected condensed consolidated statement of income data for HC II for the three months ended March 31, 2019 and 2018 and the selected condensed consolidated balance sheet data as of March 31, 2019 have been derived from the unaudited condensed consolidated financial statements of HC II included elsewhere in this Proxy Statement. In the opinion of management, such unaudited interim financial data contains all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of our financial position and results of operations as of and for such periods.
The selected consolidated financial data set forth below is not necessarily indicative of future results of Option Care and should be read together with the other information contained in the section entitled “Option Care Management’s Discussion and Analysis ” appearing on page 172 of this Proxy Statement and Option Care’s consolidated financial statements and the related notes appearing on page 195 of this Proxy Statement.
Audited condensed consolidated financial data for fiscal year 2014 is not presented above because preparation of this information would be a practical impossibility. During this time, the results of the Option Care business were included within the results of the Predecessor Shareholder, which had a fiscal year end of August 31. Option Care does not have access to the financial information necessary to prepare audited 2014 financial statements for the Option Care business on a carve-out basis. Additionally, Option Care management believes that the audited financial statements of Option Care for the years ended December 31, 2018, 2017 and 2016 are the most useful to an investor evaluating Option Care’s financial performance because these results show the standalone Option Care business and therefore provide a strong foundation for an investor to better understand Option Care’s results of operations.
	December 31,				March 31,
	2018	2017	2016	2015	2019
	(in thousands)				(in thousands)
Consolidated Balance Sheets Data:
Working capital	$227,428	$226,535	$227,763	$229,243	$225,627
Total assets	1,434,753	1,436,084	1,411,827	1,383,817	1,427,296
Total debt	539,375	540,346	541,500	542,888	539,136
Shareholder’s equity	602,825	606,105	600,770	596,121	597,171

	Year Ended December 31,			Successor	Predecessor	Three Months Ended March 31,
	2018	2017	2016	April 7, 2015 – December 31, 2015	January 1, 2015 – April 6, 2015	2019	2018
	(in thousands)
Consolidated Statements of Comprehensive Income (Loss):
Net Revenue	$2,001,132	$1,828,046	$1,711,438	$1,163,009	$379,672	$493,010	$474,928
Gross Profit	483,556	445,999	449,307	312,597	96,518	378,298	358,947
Operating Income	38,269	27,279	52,448	6,129	(1,721)	5,438	3,065
Net Income (Loss)	(6,115)	3,878	3,910	(17,696)	(5,761)	(3,712)	(6,851)
Net Comprehensive Income (Loss)	(5,341)	3,936	3,910	(17,696)	(5,761)	(4,217)	(5,821)

RISK FACTORS
In deciding whether to vote for the adoption of Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal, you are urged to carefully consider all of the information included or incorporated by reference in this Proxy Statement, which is listed in the section entitled “Where You Can Find Additional Information” beginning on page 239. You should also read and consider the risks associated with each of the businesses of BioScrip and Omega because these risks will affect the combined company. The risks associated with the business of BioScrip can be found in BioScrip’s Annual Report on Form 10-K filed on March 15, 2019 for the fiscal year ended December 31, 2018, and BioScrip’s Quarterly Report on Form 10-Q for the unaudited quarterly period ended March 31, 2019 as such risks may be updated or supplemented in BioScrip’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this Proxy Statement. In addition, you are urged to carefully consider the following material risks relating to the Mergers and the business of the combined company after the closing.
Risks Relating to BioScrip’s Business
BioScrip’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in BioScrip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and BioScrip’s Quarterly Report on Form 10-Q for the unaudited quarterly period ended March 31, 2019 and in other documents incorporated by reference into this Proxy Statement. See the section entitled “Where You Can Find Additional Information” beginning on page 239 for the location of information incorporated by reference into this Proxy Statement.
Risks Relating to Option Care’s Business
Option Care’s revenue and profitability will decline if the pharmaceutical industry undergoes certain changes, including limiting or discontinuing research, development, production and marketing of the pharmaceuticals that are compatible with the services Option Care provides.
Option Care’s business is highly dependent on the ability of pharmaceutical manufacturers to develop, supply and market pharmaceuticals that are compatible with the services it provides. Option Care’s revenue and profitability will decline if those companies were to sell pharmaceuticals directly to the public, fail to support existing pharmaceuticals or develop new pharmaceuticals with different administration requirements than Option Care’s service offerings are currently equipped to handle. Option Care’s business could also be harmed if the pharmaceutical industry experiences any supply shortages, pharmaceutical recalls, changes in FDA approval processes, or changes to how pharmaceutical manufacturers finance, promote or sell pharmaceutical products.
If Option Care loses relationships with managed care organizations and other non-governmental third party payors, Option Care could lose access to a significant number of patients and its revenue and profitability could decline.
Option Care is highly dependent on reimbursement from managed care organizations and other non-governmental third party payors. For the fiscal years ended December 31, 2018, 2017 and 2016, respectively, 88%, 86% and 83% of Option Care’s revenue came from managed care organizations and other non-governmental payors, including Medicare Advantage plans, Managed Medicaid plans, pharmacy benefit managers (“PBM’s”), and self-pay patients. Many payors seek to limit the number of providers that supply pharmaceuticals to their enrollees in order to build volume that justifies their discounted pricing. From time to time, payors with whom Option Care has relationships require that it bids against its competitors to keep their business. As a result of such bidding process, Option Care may not be retained, and even if Option Care is retained, the prices at which it is able to retain the business may be reduced. The loss of a payor relationship could significantly reduce the number of patients Option Care serves and have a material adverse effect on its revenue and net income, and a reduction in pricing could reduce its gross margins and net income.
Delays in reimbursement may adversely affect Option Care’s liquidity, cash flows and operating results.
The reimbursement process for the services Option Care provides is time consuming and complex, resulting in delays between the time Option Care bills for a service and receipt of payment that can be significant. Reimbursement and procedural issues often require Option Care to resubmit claims several times and respond to multiple administrative requests before payment is remitted. The collection of accounts receivable requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. While management believes that Option Care’s controls and processes are satisfactory, there can be no assurance that collections of accounts receivable will continue at historical rates. The risks associated with third-party payors and the inability to collect outstanding accounts receivable could have a material adverse effect on Option Care’s liquidity, cash flows and operating results.
Changes in reimbursement rates from Medicare and Medicaid for the services Option Care provides may cause Option Care’s revenue and profitability to decline.
For the fiscal years ended December 31, 2018, 2017 and 2016, respectively, 12%, 14% and 17% of Option Care’s revenue directly came from reimbursement by federal and state programs such as Medicare and Medicaid. Reimbursement from these and other government programs is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions and changes to or new legislation, all of which may materially affect the amount and timing of reimbursement payments to Option Care. Changes to the way Medicare pays for Option Care’s services, including mandatory payment reductions such as sequestration, may reduce Option Care’s revenue and profitability on services provided to Medicare patients and increase Option Care’s working capital requirements. In addition, Option Care is sensitive to possible changes in state Medicaid programs as it does business with a number of state Medicaid providers.
Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for Option Care’s products or services, or changes in regulations governing such reimbursements, could cause Option Care’s revenue and profitability to decline and increase its working capital requirements.
Option Care’s actual financial results might vary from its publicly disclosed results and forecasts.
Option Care’s actual financial results might vary from those anticipated by it, and these variations could be material. From time to time Option Care publicly provides earnings guidance. Option Care’s forecasts reflect numerous assumptions concerning its expected performance, as well as other factors, which are beyond Option Care’s control, and which might not turn out to be correct. Although Option Care believes that the assumptions underlying its projections are reasonable, actual results could be materially different. Option Care’s financial results are subject to numerous risks and uncertainties and estimates, including those identified throughout these “Risks Relating to Option Care’s Business” and elsewhere in this report and the documents incorporated by reference.
Option Care is subject to pricing pressures and other risks involved with third party payors.
Competition for patients, efforts by traditional third party payors to contain or reduce healthcare costs, and the increasing influence of managed care payors such as health maintenance organizations, has resulted in reduced rates of reimbursement for home infusion and specialty pharmacy services. Changes in reimbursement policies of governmental third party payors, including policies relating to Medicare, Medicaid and other federal and state funded programs, could reduce the amounts reimbursed to Option Care’s customers for its products and, in turn, the amount these customers would be willing to pay for Option Care’s products and services, or could directly reduce the amounts payable to Option Care by such payors. Pricing pressures by third party payors may continue, and these trends may adversely affect Option Care’s business.
Also, continued growth in managed care plans has pressured healthcare providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the healthcare economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of healthcare services and to exert pressure to control healthcare costs. A rapid concentration of revenue derived from individual managed care payors could harm Option Care’s business.

If Option Care does not adequately respond to competitive pressures, demand for Option Care’s products and services could decrease.
The markets Option Care serves are highly competitive. Local, regional and national companies are currently competing in many of the healthcare markets Option Care serves and others may do so in the future. Additionally, the formation of equity-based infusion joint ventures formed with hospitals as they seek to position themselves for new paradigms in the delivery of coordinated healthcare. Option Care expects to continue to encounter competition in the future that could limit its ability to grow revenue and/or maintain acceptable pricing levels.
Consolidation among Option Care’s competitors, such as PBM’s and regional and national infusion pharmacy or specialty pharmacy providers could result in price competition and other competitive factors that could cause a decline in Option Care’s revenue and profitability. Some of Option Care’s competitors have vertically integrated business models with commercial payers, or are under common control with, or owned by, pharmaceutical wholesalers and distributors, managed care organizations, pharmacy benefit managers or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. In addition, some of Option Care’s competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to it. As a result of such advantageous pricing, Option Care may be less price competitive than some of these competitors with respect to certain pharmaceutical products. Some of Option Care’s competitors may negotiate exclusivity provisions with managed care plans or otherwise interfere with the ability of managed care companies to contract with Option Care. Increasing consolidation in the payer and supplier industries, including vertical integration efforts among insurers, providers, and suppliers, and cost-reduction strategies by large employer groups and their affiliates may limit Option Care’s ability to negotiate favorable terms and conditions in its contracts and otherwise intensify competitive pressure. In addition, Option Care’s competitive position could be adversely affected by any inability to obtain access to new pharmaceutical products.
Some pharmaceutical suppliers have chosen to limit the number of distributors of their products. If Option Care is not selected as a preferred distributor of one or more of its core products, Option Care’s business and results of operations could be seriously harmed.
Some pharmaceutical manufacturers attempt to limit the number of preferred distributors that may market certain of their pharmaceutical products. If this trend continues, Option Care cannot be certain that it will be selected and retained as a preferred distributor or can remain a preferred distributor to market these products. Although Option Care believes it can effectively meet its suppliers’ requirements, there can be no assurance that Option Care will be able to compete effectively with other pharmacy companies to retain its position as a distributor of each of its core products. Adverse developments with respect to this trend could have a material adverse effect on Option Care’s business and results of operations.
Any termination of, or adverse change in, Option Care’s relationships with a single source product manufacturer or the loss of supply of a specific, single source specialty drug could have a material adverse effect on its operations.
Option Care sells pharmaceuticals that are supplied to it by a variety of manufacturers, many of which are the only source of that specific pharmaceutical. In order to have access to these pharmaceuticals, and to be able to participate in the launch of new pharmaceuticals, Option Care must maintain good working relations with the manufacturers. Most of the manufacturers of the pharmaceuticals Option Care sells have the right to cancel their supply contracts with Option Care without cause and after giving only minimal notice. The loss of Option Care’s relationship with one or more other pharmaceutical manufacturers would reduce its revenue and profitability.
An impairment of goodwill on Option Care’s financial statements could adversely affect its financial position and results of operations.
Option Care’s acquisitions have resulted in the recording of a significant amount of goodwill on its financial statements. Goodwill was recorded because the purchase price was in excess of the fair value of the net identifiable tangible and intangible assets acquired. Option Care may not realize the full value of this goodwill. As such, Option Care evaluates on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case Option Care would write off the unrecoverable goodwill as a charge against its earnings. When evaluating goodwill for potential impairment, Option Care compares the fair value of its reporting units to their respective carrying amounts. Option Care estimates the fair value of its reporting units using the income approach. If the carrying amount of a reporting unit exceeds its estimated fair value, a goodwill impairment loss is recognized in an amount equal to the excess to the extent of the goodwill balance. The income approach requires Option Care to estimate a number of factors for its reporting unit, including projected future operating results, economic projections, anticipated future cash flows, and discount rates. The fair value determined using the income approach was then compared to marketplace fair value data from within a comparable industry grouping for reasonableness. Because of the significance of Option Care’s goodwill and intangible assets, any future impairment of these assets could require material non cash charges to Option Care’s results of operations, which could have a material adverse effect on its financial condition and results of operations.
Since Option Care’s growth strategy will potentially involve the acquisition of other companies, Option Care may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact Option Care’s future earnings. Option Care will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets other than goodwill that meet the criteria specified in the ASC 805, such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period, which may negatively affect Option Care’s earnings.
As of December 31, 2018, Option Care has goodwill of  $639.0 million, or 45% of its total assets and approximately 106% of stockholder’s equity.
Failure to maintain effective internal control over our financial reporting could have an adverse effect on Option Care’s ability to report financial results on a timely and accurate basis.
Option Care’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Effective internal control over financial reporting is necessary to provide reliable financial reports, to help mitigate the risk of fraud and to operate successfully. However, maintaining Option Care’s internal control over financial reporting can be expensive and divert management’s attention from other business matters. Any failure to implement and maintain effective internal controls could result in material weaknesses or material misstatements in Option Care’s consolidated financial statements.
If Option Care fails to maintain effective internal control over financial reporting, Option Care may be required to take corrective measures or restate the affected historical financial statements, which cause investors to lose confidence in the reported financial information and in Option Care and would likely result in a decline in Option Care’s ability to raise additional financing if needed in the future.
Existing and new government legislative and regulatory action could adversely affect Option Care’s business and financial results.
Option Care’s business is subject to numerous federal, state and local laws and regulations. These laws and regulations, and their interpretations, are subject to change. Changes in these existing laws and regulations may require extensive changes to Option Care’s systems or their interpretations, or the enactment of new laws or regulations could have a material adverse effect on Option Care’s business and consolidated financial condition, results of operations, and cash flows.
These changes may be difficult to implement. Further, Option Care cannot predict the timing or impact of any future legislative, rule making, or other regulatory actions. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of Option Care’s business as a result of civil or criminal penalties, including, but not limited to: imposition of monetary penalties; suspension of payments from government programs; loss of required government certifications or approvals; suspension or exclusion from participation in government reimbursement programs; or loss of licensure. Reductions in reimbursement by Medicare, Medicaid and other governmental payors could adversely affect Option Care’s business as well. The law and regulations to which Option Care is subject include, but are not limited to, the federal Anti-Kickback Statute and Stark Law, and state counter-parts; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Food, Drug and Cosmetic Act (“FDCA”); the Drug Quality and Security Act (“DQSA”); False Claims Act; Civil Monetary Penalties Act; regulations promulgated by the FDA, U.S. Federal Trade Commission, Drug Enforcement Administration (“DEA”), the U.S. Department of Health and Human Services (“HHS”), the Office of the Inspector General (“OIG”) the Centers for Medicare and Medicaid Service (“CMS”); and regulations of individual state regulatory authorities, including professional licensure regulations of Option Care’s employees and pharmacy and home infusion licensing and registration requirements. In that regard, Option Care’s business and consolidated financial statements could be affected by one or more of the following:
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federal and state laws and regulations governing the purchase, distribution, management; compounding, dispensing and reimbursement of prescription drugs and related services, including state and federal controlled substances laws and regulations;

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federal and state laws and regulations governing pharmacy and home infusion licensing and registration;

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rules and regulations issued pursuant to HIPAA and the Health Information Technology for Economic and Clinical Health Act (“HITECH”); and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach notification laws and state laws limiting the use and disclosure of prescriber information;

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administration of Medicare and state Medicaid programs, including legislative changes and/or rulemaking and interpretation;

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federal and state laws and regulations that require reporting and public dissemination of payments to and between various health care providers and other industry participants;

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government regulation of the development, administration, review and updating of formularies and drug lists;

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managed care reform and plan design legislation, including state laws regarding out-of-network charges and participation;

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states’ restrictions on new home infusion care entrants into their market via certificating and permitting requirements;

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state laws and regulations governing licensure and certification of nurses, pharmacists and certain other healthcare professionals; and

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federal or state laws governing Option Care’s relationships with physicians or others in a position to refer to Option Care.

The Affordable Care Act and other healthcare reform efforts could have a material adverse effect on Option Care’s business.
In recent years, healthcare reform efforts at federal and state levels of government have resulted in sweeping changes to the delivery and financing of health care. The Affordable Care Act (“ACA”) is the most prominent of these efforts. However, there is substantial uncertainty regarding its net effect and its future. The ACA has been subject to legislative and regulatory changes and court challenges. The presidential administration and certain members of Congress continue to attempt to repeal or make significant changes to the ACA, its implementation and its interpretation. Effective January 2019, Congress eliminated the financial penalty associated with the individual mandate to maintain health insurance coverage. Because the penalty associated with the individual mandate was eliminated, a federal court in Texas ruled in December 2018 that the entire ACA was unconstitutional. However, the law remains in place pending appeal. It is impossible to predict the full impact of the ACA and related regulations or the impact of its modification on Option Care’s operations in light of the uncertainty regarding whether, when or how the law will be changed and what alternative reforms, such as single-payor proposals, may be enacted. Health reform efforts may adversely affect Option Care’s customers, which may cause them to reduce or delay use of Option Care’s products and services. As such, Option Care cannot predict the impact of the ACA on its business, operations or financial performance.
Federal actions and legislation may reduce reimbursement rates from governmental payors and adversely affect Option Care’s results of operations.
In recent years, Congress has passed legislation reducing payments to health care providers. The Budget Control Act of 2011, as amended, requires automatic spending reductions to reduce the federal deficit, including Medicare spending reductions of up to 2% per fiscal year that extend through 2027. CMS began imposing a 2% reduction on Medicare claims on April 1, 2013. The ACA provides for material reductions in the growth of Medicare program spending. More recently, the 21st Century Act, referred to as the Cures Act significantly reduced the amount paid by Medicare for drug costs, while delaying the implementation of a clinical services payment, although Congress also passed a temporary transitional service payment that takes effect January 1, 2019. In addition, from time to time, CMS revises the reimbursement systems used to reimburse health care providers, which may result in reduced Medicare payments.
Because most states must operate with balanced budgets and because the Medicaid program is often a state’s largest program, some states have enacted or may consider enacting legislation designed to reduce their Medicaid expenditures. Further, many states have taken steps to reduce coverage and/or enroll Medicaid recipients in managed care programs. The current economic environment has increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending, or decreased spending growth, for Medicaid programs and the Children’s Health Insurance Program in many states.
In some cases, managed care organizations, government programs such as Medicare and Medicaid and commercial insurers (“Third Party Payors”) rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from Third Party Payors. Current or future healthcare reform and deficit reduction efforts, changes in other laws or regulations affecting government healthcare programs, changes in the administration of government healthcare programs and changes by Third Party Payors could have a material, adverse effect on Option Care’s financial position and results of operations.
In addition, many Third Party Payors are increasingly considering new metrics as the basis for reimbursement rates. It is possible that the pharmaceutical industry or regulators may evaluate and/or develop an alternative pricing reference to replace average wholesale price. Future changes to the pricing benchmarks used to establish pharmaceutical pricing, including changes in the basis for calculating reimbursement by third-party payers, could adversely affect Option Care.
Contract renewals, or lack thereof, with key revenue sources and key business relationships could result in less favorable pricing, loss of exclusivity and/or reduced distribution and access to customers, which could have an adverse effect on Option Care’s business, financial condition, and results of operations.
Option Care has contractual and business relationships with key revenue sources, including Third Party Payors. Option Care’s future growth and success depends on its ability to maintain these relationships and renew such contracts on acceptable terms. However, Option Care may not be able to continue to maintain these relationships. Option Care may have disputes with Third Party Payors regarding these contractual relationships; these disputes may also disrupt its ongoing contractual relationships with these payors. Any break in these key business relationships could result in lost contracts and reduce its access to certain customers and distribution channels. Further, when these contracts near expiration, Option Care may not be able to successfully renegotiate acceptable terms. Any increase in pricing or loss of exclusivity could result in reduced margins. Accordingly, it is possible that Option Care’s ongoing efforts to renew contracts and business relationships with such key revenue sources as Third Party Payors could result in less favorable pricing or even reduced access to customers and distribution channels, any of which could have an adverse effect on Option Care’s business, financial condition, and results of operations. In addition, even when such contracts are renewed, they may be renewed for only a short term or may be terminable on relatively short notice.

Option Care faces periodic reviews and billing audits by governmental and private payors, and these audits could have adverse findings that may negatively impact Option Care’s business.
As a result of Option Care’s participation in the Medicare and Medicaid programs, Option Care is subject to various governmental reviews and audits to verify its compliance with these programs and applicable laws and regulations. Option Care also is subject to audits under various government programs in which third party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare program. Third Party Payors may also conduct audits. Disputes with payors can arise from these reviews. Payors can claim that payments based on certain billing practices or billing errors were made incorrectly. If billing errors are identified in the sample of reviewed claims, the billing error can be extrapolated to all claims filed which could result in a larger overpayment than originally identified in the sample of reviewed claims. Option Care’s costs to respond to and defend claims, reviews and audits may be significant and could have a material adverse effect on its business and consolidated financial condition, results of operations and cash flows. Moreover, an adverse claim, review or audit could result in:
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required refunding or retroactive adjustment of amounts Option Care has been paid by governmental payors or Third Party Payors;

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state or federal agencies imposing fines, penalties and other sanctions on Option Care;

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suspension or exclusion from the Medicare program, state programs, or one or more Third Party Payor networks; or

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damage to Option Care’s business and reputation in various markets.

These results could have a material adverse effect on its business and consolidated financial condition, results of operations and cash flows.
If any of Option Care’s pharmacies fail to comply with the conditions of participation in the Medicare program, that pharmacy could be terminated from Medicare, which could adversely affect Option Care’s consolidated financial statements.
Option Care’s pharmacies must comply with the extensive conditions of participation in the Medicare program. If a pharmacy fails to meet any of the Medicare supplier standards, that pharmacy could be terminated from the Medicare program. Option Care responds in the ordinary course to deficiency notices issued by surveyors, and none of Option Care’s pharmacies has ever been terminated from the Medicare program for failure to comply with the supplier standards. Any termination of one or more of Option Care’s pharmacies from the Medicare program for failure to satisfy the Medicare supplier standards could adversely affect Option Care’s consolidated financial statements.
Option Care cannot predict the impact of changing requirements on compounding pharmacies.
Compounding pharmacies are closely monitored by federal and state governmental agencies. Option Care believe that its compounding is done in safe environments and it has clinically appropriate policies and procedures in place. Option Care only compounds pursuant to a patient-specific prescription and do so in compliance with U.S. Pharmacopeial Convention (“USP”) guidelines (“USP 797”). In 2013, Congress passed the DQSA, which creates a new category of compounders called outsourcing facilities, which are regulated by the FDA. Option Care does not believe that its current compounding practices qualify it as an outsourcing facility and therefore Option Care continues to operate consistently with USP 797 standards. Should state regulators or the FDA disagree, or should Option Care’s business practices change to qualify it as an outsourcing facility, there is a risk of regulatory action and/or increased resources required to comply with federal requirements imposed pursuant to the DQSA on outsourcing facilities that could significantly increase Option Care’s costs or otherwise affect its results of operations. Furthermore, Option Care cannot predict the overall impact of increased scrutiny on compounding pharmacies.
Failure to develop new services or adapt to changes and trends within the industry may adversely affect Option Care’s business.
Option Care operates in a highly competitive environment. Option Care develops new services from time to time to assist its clients. If Option Care is unsuccessful in developing innovative services, its ability to attract new clients and retain existing clients may suffer.

Technology, including the ability to capture and report outcomes, is also an important component of Option Care business as it continues to utilize new and better channels to communicate and interact with its clients, members and business partners. If Option Care’s competitors are more successful than it in employing this technology, its ability to attract new clients, retain existing clients and operate efficiently may suffer. Any significant shifts in the structure of the healthcare products and services industry in general could alter the industry dynamics and adversely affect Option Care’s ability to attract or retain clients. Option Care’s failure to anticipate or appropriately adapt to changes in the industry could negatively impact its competitive position and adversely affect its business and results of operations.
Cybersecurity risks could compromise Option Care’s information and expose it to liability, which may harm its ability to operate effectively and may cause its business and reputation to suffer.
Cybersecurity refers to the combination of technologies, processes and procedures established to protect information technology systems and data from unauthorized access, attack, or damage. Option Care relies on its information systems to provide security for processing, transmission and storage of confidential information about its patients, customers and personnel, such as names, addresses and other individually identifiable information protected by HIPAA and other privacy laws. Cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks are increasingly more common, including in the health care industry. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements. Compliance with changes in privacy and information security laws and with rapidly evolving industry standards may result in Option Care’s incurring significant expense due to increased investment in technology and the development of new operational processes.
Option Care has not experienced any known attacks on its information technology systems that compromised any confidential information. Option Care maintains its information technology systems with safeguard protection against cyber-attacks including passive intrusion protection, firewalls and virus detection software. Option Care is dependent on its infrastructure, including its information systems, for many aspects of its business operations. A fundamental requirement for Option Care’s business is the secure storage and transmission of protected health information and other confidential data. Although Option Care has developed systems and processes that are designed to protect information against security breaches, failure to protect its confidential information or mitigate harm caused by such breaches may adversely affect its operating results. Malfunctions in Option Care’s business processes, breaches of its information systems or the failure to maintain effective and up-to-date information systems could disrupt Option Care’s business operations, result in customer and member disputes, damage its reputation, expose it to risk of loss or litigation, result in regulatory violations and related costs and penalties, increase administrative expenses or lead to other adverse consequences.
Although Option Care has taken steps to protect the security of its information systems and the data maintained in those systems, it is possible that its safety and security measures will not prevent the systems’ improper functioning or damage or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. If personal information or protected health information is improperly accessed, tampered with or disclosed as a result of a security breach, Option Care may incur significant costs to notify and mitigate potential harm to the affected individuals, and it may be subject to sanctions and civil or criminal penalties if it is found to be in violation of the privacy or security rules under HIPAA or other similar federal or state laws protecting confidential personal information. In addition, a security breach of Option Care’s information systems could damage its reputation, subject Option Care to liability claims or regulatory penalties for compromised personal information and could have a material adverse effect on Option Care’s business, financial condition, and results of operations.
Option Care’s business is dependent on the services provided by third party information technology vendors.
Option Care’s information technology infrastructure includes hosting services provided by third parties. While Option Care believes these third parties are high-performing organizations with secure platforms and customary certifications, they could suffer a security breach or business interruption which in turn could impact its operations negatively. In addition, changes in pricing terms charged by Option Care’s technology vendors may adversely affect its financial performance.

Comprehensive tax reform legislation could adversely affect Option Care’s business and financial condition.
Option Care is subject to both state and federal income taxes in the U.S. and various state jurisdictions and its operations, plans and results are affected by tax and other initiatives. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017 (the “TCJA”) that significantly reforms the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and net operating loss carryforwards, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system.
The TCJA impacted Option Care’s financial results in 2018. Among other things, the TCJA reduced the U.S. corporate income tax rate to 21%. This reduction resulted in changes in the valuation of Option Care’s deferred tax asset and liabilities. While Option Care has reflected the expected impact of the TCJA in its financial statements in accordance with Option Care’s understanding of the TCJA and available guidance, the ultimate effects of the TCJA remain uncertain. The U.S. Department of Treasury may issue regulations and guidance that may significantly impact how the TCJA applies to Option Care and resulting changes may have an adverse impact on its results of operations, cash flows and financial condition.
Option Care is also subject to regular reviews, examinations, and audits by the Internal Revenue Service and other taxing authorities with respect to its taxes. There are uncertainties and ambiguities in the application of the TCJA and it is possible that the Internal Revenue Service could issue subsequent guidance or take positions on audit that differ from Option Care’s interpretations and assumptions. Although Option Care believes its tax estimates are reasonable, if a taxing authority disagrees with the positions Option Care has taken, it could face additional tax liability, including interest and penalties. Option Care’s effective tax rate could be adversely affected by changes in the mix of earnings in states with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, changes in Option Care’s interpretations of tax laws, including the TCJA. Unanticipated changes in Option Care’s tax rates or exposure to additional income tax liabilities could affect its profitability. There can be no assurance that payment of such additional amounts upon final adjudication of any disputes will not have a material impact on Option Care’s results of operations and financial position.
Option Care may be subject to liability for the services it offers and the products it sells.
Option Care and other participants in the health care market are, have been and are likely to continue to be subject to lawsuits based upon alleged malpractice, product liability, negligence or similar legal theories, many of which involve large claims and significant defense costs. A successful claim not covered by Option Care’s professional liability insurance or substantially in excess of its insurance coverage could cause it to pay out a substantial award. Further, Option Care’s insurance policy is subject to annual renewal and it may not be possible to obtain liability insurance in the future on acceptable terms, with adequate coverage against potential liabilities, or at all. Also, claims against Option Care, regardless of their merit or eventual outcome, could be a serious distraction to management and could harm its reputation.
Option Care employs pharmacists, dietitians, nurses and other health care professionals at home and onsite infusion clinics. Option Care manages and operates 90 ambulatory infusion suites, and also provides in-home care through health care professionals that it employees, as well as, through third-party contractors. As such, Option Care is subject to liability for negligent acts, omissions, or injuries occurring at one of these clinics or caused by one of its employees. The defense of any actions may result in significant expenses that could have a material adverse effect on Option Care’s business, results of operations, financial condition, liquidity and reputation.
Labor strikes or similar work stoppages within the companies that provide Option Care’s local and national distribution services could have a negative impact on its results of operations.
Option Care utilizes several national delivery companies as an important part of the local and national distribution of its products and services, particularly in the delivery of certain specialty pharmaceutical products. A portion of the workforce utilized by these delivery companies are members of labor unions. A labor strike or similar work stoppage within any of the delivery companies that Option Care utilizes for distribution could have a negative impact on Option Care’s results of operations.

The loss of one or more of Option Care’s key employees could harm its operations.
Option Care’s success depends upon the availability and performance of its key executives, including its Chief Executive Officer, John C. Rademacher. Option Care does not have “key person” insurance for any of its key executives. The loss of the services of Option Care’s Chief Executive Officer or any of its other key executives could have a material adverse effect upon Option Care’s business and results of operations.
The current or future shortage in licensed pharmacists, nurses and other clinicians could adversely affect Option Care’s business.
The healthcare industry is currently experiencing a shortage of licensed pharmacists, nurses and other healthcare professionals. Consequently, hiring and retaining qualified personnel will be difficult due to intense competition for their services and employment. Any failure to hire or retain pharmacists, nurses or other healthcare professionals could impair Option Care’s ability to expand or maintain its operations.
Pressures relating to downturns in the economy could adversely affect Option Care’s business and consolidated financial statements.
Medicare and other federal and state payors account for a significant portion of Option Care’s revenues. During economic downturns and periods of stagnant or slow economic growth, federal and state budgets are typically negatively affected, resulting in reduced reimbursements or delayed payments by the federal and state government health care coverage programs in which Option Care participates, including Medicare, Medicaid, and other federal or state assistance plans. Government programs could also slow or temporarily suspend payments, negatively impacting Option Care’s cash flow and increasing Option Care’s working capital needs and interest payments. Option Care has seen, and believes it will continue to see, Medicare and state Medicaid programs institute measures aimed at controlling spending growth, including reductions in reimbursement rates.
Higher unemployment rates and significant employment layoffs and downsizings may lead to lower numbers of patients enrolled in employer-provided plans. Adverse economic conditions could also cause employers to stop offering, or limit, healthcare coverage, or modify program designs, shifting more costs to the individual and exposing Option Care to greater credit risk from patients or the discontinuance of therapy.
Risks Relating to the Mergers
BioScrip stockholders will have a reduced ownership and voting interest in the combined company after the completion of the Mergers and will exercise less influence over management.
Currently, BioScrip stockholders have the right to vote in the election of the BioScrip Board and the power to approve or reject any matters requiring stockholder approval under Delaware law and BioScrip’s certificate of incorporation and BioScrip’s bylaws. Upon completion of the Mergers, BioScrip’s current stockholders will have a percentage ownership of BioScrip that is smaller than the BioScrip stockholders’ current percentage ownership of BioScrip. At the effective time of the First Merger, Omega Parent will receive 542,261,567 shares of BioScrip common stock. As of the date of the Merger Agreement there were 128,160, 291 shares of BioScrip common stock outstanding, which represent approximately 20.5% of the combined company on a fully diluted pro forma basis (based on the BioScrip share price as of signing, and taking into account the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers). Such aggregate ownership amount will be further reduced as a result of shares of BioScrip common stock issued as a result of the Warrant Amendment, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the escrowed shares. Even if all former BioScrip stockholders voted together on all matters presented to BioScrip stockholders from time to time, the former BioScrip stockholders would exercise significantly less influence over BioScrip after the completion of the Mergers relative to their influence over BioScrip prior to the completion of the Mergers, and thus would have a less significant impact on the election of the BioScrip Board and on the approval or rejection of future proposals submitted to a stockholder vote. In addition, directors of BioScrip, as of immediately prior to the effective time of the First Merger, will represent two of the 10 members of the BioScrip Board as of the effective time of the First Merger. Accordingly, each BioScrip stockholder will have less influence on the management and policies of BioScrip after the closing than such stockholder now has on the management and policies of BioScrip.
The Mergers may not be completed and the Merger Agreement may be terminated in accordance with its terms.
The Mergers are subject to a number of conditions that must be satisfied or waived (to the extent permissible), in each case prior to the completion of the Mergers, including approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal at the special meeting. These conditions are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Mergers” beginning on page 109. These conditions to the completion of the Mergers, some of which are beyond the control of BioScrip, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Mergers may be delayed or not completed.
Additionally, either BioScrip or Omega may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Mergers are not completed by December 13, 2019. Furthermore, if the Merger Agreement is terminated under certain circumstances specified therein, BioScrip may be required to pay Omega a termination fee of  $15 million, including certain circumstances in which the BioScrip Board effects an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 103) or BioScrip terminates the Merger Agreement in connection with entering into a superior proposal.
The termination of the Merger Agreement could negatively impact BioScrip.
If the Mergers are not completed for any reason, including as a result of a failure to obtain the BioScrip Stockholder Approval, the ongoing business of BioScrip may be adversely affected and, without realizing any of the benefits of having completed the Mergers, BioScrip would be subject to a number of risks, including the following:
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BioScrip may experience negative reactions from the financial markets, including negative impacts on its stock price;

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BioScrip may experience negative reactions from its suppliers, customers and employees;

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the possible loss of employees necessary to operate the BioScrip business;

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having to pay significant costs relating to the Mergers without receiving the benefits of the Mergers, including, in certain circumstances, a termination fee of  $15 million or an expense reimbursement of up to $5 million;

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BioScrip will be required to pay its costs relating to the Mergers, such as financial advisory, legal and accounting costs and associated fees and expenses, whether or not the Mergers are completed;

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if the Merger Agreement is terminated and the BioScrip Board seeks another business combination, BioScrip stockholders cannot be certain that BioScrip will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Omega has agreed to in the Merger Agreement;

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the Merger Agreement places certain restrictions on the conduct of BioScrip’s business prior to completion of the Mergers and such restrictions, the waiver of which is subject to the consent of Omega (not to be unreasonably withheld, conditioned or delayed), which may prevent BioScrip from making certain acquisitions or taking certain other specified actions during the pendency of the Mergers; and

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matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by BioScrip management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to BioScrip as an independent company.

Until the completion of the Mergers or the termination of the Merger Agreement in accordance with its terms, BioScrip is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to BioScrip and its stockholders.
From and after the date of the Merger Agreement and prior to completion of the Mergers, the Merger Agreement restricts BioScrip from taking specified actions without the consent of the Omega (not to be unreasonably withheld, conditioned or delayed) and requires that BioScrip use its reasonable best efforts to carry on its business and to cause its subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice. These restrictions may prevent BioScrip from making appropriate changes to its business or organizational structure or from pursuing attractive business opportunities that may arise prior to the completion of the Mergers, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Mergers could be exacerbated by any delays in consummation of the Mergers or termination of the Merger Agreement. See the section entitled “The Merger Agreement — Conduct of Business Prior to the Completion of the Mergers” beginning on page 101.
The Merger Agreement limits BioScrip’s ability to pursue alternatives to the business combination.
The Merger Agreement contains provisions that may discourage a third party from submitting an acquisition proposal to BioScrip that might result in greater value to BioScrip’s stockholders than the business combination with Omega.
The Merger Agreement contains a general prohibition on BioScrip from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the BioScrip Board, entering into discussions with any third party regarding any acquisition proposal or offer for a competing transaction. Further, subject to limited exceptions, consistent with applicable law, the Merger Agreement provides that the BioScrip Board will not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) its recommendation that the BioScrip stockholders vote in favor of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal. Although the BioScrip Board is permitted to effect an Adverse Recommendation Change, after complying with certain procedures set forth in the Merger Agreement, in response to a Superior Proposal or an intervening event, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, such Adverse Recommendation Change would entitle Omega to terminate the Merger Agreement and collect a termination fee from BioScrip in the amount of  $15 million. BioScrip may also terminate the Merger Agreement if, prior to the approval of the BioScrip proposals at the special meeting, the BioScrip Board determines to enter into a definitive written agreement with respect to a superior proposal, but only if  (x) BioScrip is permitted to terminate the Merger Agreement and accept such superior proposal, (y) BioScrip has not materially breached or failed to perform any of its covenants or agreements with respect to non-solicitation of alternative proposals under the Merger Agreement and (z) immediately prior to or substantially concurrently with such termination, BioScrip pays the $15 million termination fee to Omega Parent. For more information, see the sections titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 111 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 112.
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration, or might result in a potential competing acquirer proposing to pay a lower per-share price than it might otherwise have proposed to pay.
BioScrip stockholders will not be entitled to appraisal rights in the Mergers.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the Delaware General Corporation Law (as amended, the “DGCL”), stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of a merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.
Because holders of BioScrip common stock will continue to hold their shares following completion of the Mergers, holders of BioScrip common stock are not entitled to appraisal rights in the Mergers.
Shares of BioScrip common stock after the closing will have rights different from the shares of BioScrip common stock prior to the closing.
Upon consummation of the Mergers, the rights of BioScrip stockholders, will be governed by the Amended Charter and bylaws of BioScrip. At the closing, BioScrip will also enter into the Director Nomination Agreement. The rights associated with BioScrip common stock as of the date hereof and prior to the closing are different from the rights which will be associated with the BioScrip common stock after the closing. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 149 for a discussion of these rights.
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Mergers.
The Mergers are subject to a number of conditions to the closing as specified in the Merger Agreement. These closing conditions include, among others, obtaining the approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal at the special meeting, the expiration or earlier termination of any applicable waiting period under the HSR Act, the absence of governmental restraints or prohibitions preventing the consummation of the Mergers and receipt of certain regulatory consents or approvals under laws regulating pharmacies in California and North Carolina. The obligation of each of BioScrip and Omega to consummate the Mergers is also conditioned on, among other things, the absence of a material adverse effect on the other party, the truth and correctness of the representations and warranties made by the other party on the date of the Merger Agreement and on the closing date (subject to certain materiality qualifiers), and the performance by the other party in all material respects of its obligations under the Merger Agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that BioScrip and Omega expect to achieve if the Mergers are successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Mergers, see the section entitled “The Merger Agreement — Conditions to the Completion of the Mergers” beginning on page 109.
BioScrip and Omega must obtain certain regulatory approvals and clearances to consummate the Mergers, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the Mergers, result in additional expenditures of money and resources or reduce the anticipated benefits of the Mergers.
The completion of the Mergers is subject to the receipt of antitrust clearance in the United States. Under the HSR Act, the Mergers may not be completed until Notification and Report Forms have been filed with the FTC and the DOJ and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. BioScrip and Omega each filed an HSR notification with the FTC and the DOJ on March 28, 2019 and the waiting period was terminated early on April 8, 2019.
At any time before or after consummation of the Mergers, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Mergers, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Mergers, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Mergers or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
In addition, Omega’s and Omega Parent’s obligation to effect the First Merger are subject to obtaining the consent (or written correspondence that such consent will be issued shortly after the closing) of the California Board of Pharmacy and the North Carolina Board of Pharmacy in respect of the Mergers for certain pharmacy permits currently held by BioScrip and Omega. Other state regulatory bodies may also require filings or consents to the Mergers, however, BioScrip and Omega do not believe such other actions are material. While BioScrip and Omega expect to obtain such consents, there is no assurance that such consents will be obtained. The failure to obtain the California or North Carolina consent, or any condition or delay arising in connection with obtaining such consents, could result in the conditions to the Mergers not being satisfied.
Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of or reduce the anticipated benefits of the Mergers. There is no assurance that BioScrip and Omega will obtain the required clearances or approvals on a timely basis, or at all. Failure to obtain the necessary clearance under the HSR Act could substantially delay or prevent the consummation of the Mergers, which could negatively impact BioScrip.
BioScrip and Omega may waive one or more of the conditions to the Mergers without resoliciting stockholder approval.
BioScrip and Omega may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the Mergers, to the extent permitted by applicable laws. BioScrip will evaluate the materiality of any such waiver and its effect on BioScrip stockholders in light of the facts and circumstances at the time to determine whether any amendment of this Proxy Statement and resolicitation of proxies is required or warranted. In some cases, if the BioScrip Board determines that such a waiver is warranted but that such waiver or its effect on BioScrip stockholders is not sufficiently material to warrant resolicitation of proxies, BioScrip has the discretion to complete the Mergers without seeking further stockholder approval. Any determination whether to waive any condition to the Mergers or as to resoliciting stockholder approval or amending this Proxy Statement as a result of a waiver will be made by BioScrip at the time of such waiver based on the facts and circumstances as they exist at that time.
If BioScrip’s due diligence investigation of Option Care was inadequate or if unexpected risks related to Omega’s business materialize, it could have a material adverse effect on BioScrip stockholders’ investment.
Even though BioScrip conducted a due diligence investigation of Option Care, BioScrip cannot be sure that its diligence surfaced all material issues that may be present inside Option Care or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Option Care and its business and outside of its control will not arise later. If any such material issues arise, they may materially and adversely impact the ongoing business of the combined company and BioScrip stockholders’ investment.
Because the lack of a public market for Omega shares makes it difficult to evaluate the fairness of the Mergers, the stockholders of Omega may receive consideration in the Mergers that is more than the fair market value of the Omega shares.
The outstanding capital stock of Omega is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Omega. Because the percentage of BioScrip equity to be issued to Omega stockholders as consideration for the Mergers is determined based on an exchange ratio negotiated between the parties that will not be adjusted even if there is a change in the value of BioScrip, it is possible that the value of BioScrip common stock to be received by Omega stockholders will be more than the fair market value of Omega.

The directors and executive officers of BioScrip have interests and arrangements that may be different from, or in addition to, those of BioScrip stockholders generally.
Certain of BioScrip’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of BioScrip’s stockholders generally. These interests include, but are not limited to, continued service of certain members of the BioScrip Board on the board of directors of the combined company. In addition, certain executive officers of BioScrip, including Daniel Greenleaf, Stephen Deitsch, and Harriet Booker and certain other executive officers of BioScrip, hold equity awards and options with respect to BioScrip common stock that will become fully vested at the closing and that will become fully vested if the executive officer is terminated without “cause” or resigns for “good reason” within 12 months following the occurrence of the Mergers. Certain BioScrip executive officers also have employment or severance agreements that provide for severance payments and benefits in the event of a termination of employment by BioScrip without “cause” or resignation for “good reason” within 12 months following the occurrence of a “change in control” of BioScrip.
In addition, Christopher Shackelton, a director on the BioScrip Board, is a co-founder and managing partner of Coliseum Capital. Funds and accounts managed by Coliseum Capital beneficially own 100% of the Series C Preferred Stock and 50.04% of the Series A Preferred Stock. In connection with the Merger Agreement, BioScrip entered into the Preferred Stock Repurchase Agreement and the BioScrip Board approved the Series A COD Amendment.
See “The Mergers — Interests of Certain BioScrip Directors and Executive Officers in the Mergers” for a more detailed description of these interests.
Risks Relating to the Combined Business after Closing
The market price for the combined company’s common stock may be affected by factors different from those that historically have affected BioScrip’s common stock.
Following the Mergers, BioScrip stockholders will become stockholders of the combined company. The combined company’s business will differ from that of BioScrip, and accordingly the results of operations of the combined company following the Mergers will be affected by some factors that are different from those currently affecting BioScrip’s results of operations. This Proxy Statement describes the business of Omega and incorporates by reference important information regarding BioScrip’s business and also describes important factors to consider in connection with those businesses and the business of the combined company. For a discussion of these matters, see, for example, the sections entitled “Information About Omega,” “Selected Historical Consolidated Financial Data of Option Care,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Comparative Historical and Unaudited Pro Forma Per Share Data” in this Proxy Statement as well as the section entitled “Where You Can Find Additional Information” beginning on pages 165, 19, 127, 144 and 239, respectively, of this Proxy Statement for the location of information incorporated by reference into this Proxy Statement.
Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the Mergers may not be realized.
BioScrip and Omega have operated and, until the completion of the Mergers, will continue to operate independently. The success of the Mergers, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully combine and integrate the BioScrip business with the business of Omega.
The Mergers will involve the integration of Omega’s business with BioScrip’s existing business, which is a complex, costly and time-consuming process. It is possible that the pendency of the Mergers and/or the integration process could result in material challenges, including, without limitation:
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the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Mergers;

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managing a larger combined company;

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the transition of management of the combined company from BioScrip’s executive management team to Omega’s executive management team, who has limited experience with operating a public company;

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maintaining employee morale and retaining key management and other employees;

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difficulties in the acculturation of employees;

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difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

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the possibility of faulty assumptions underlying expectations regarding the integration process;

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retaining existing business and operational relationships and attracting new business and operational relationships;

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consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;

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integrating the companies’ financial reporting and internal control systems, including compliance by the combined company with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC;

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unanticipated issues in integrating information technology, communications and other systems; and

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unforeseen expenses or delays associated with the Mergers.

Many of these factors will be outside of the combined company’s control, and any one of them could result in delays, increased costs, decreases in revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.
If BioScrip or Omega experience difficulties with the integration process, the anticipated benefits of the Mergers may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on (i) each of BioScrip and Omega during this transition period and (ii) the combined company for an undetermined period after completion of the Mergers. In addition, the actual cost savings of the Mergers could be less than anticipated.
The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the Mergers.
Following the completion of the Mergers, the size of the combined company’s business will be significantly larger than the current size of either BioScrip’s or Omega’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Mergers.
The combined company is expected to incur substantial expenses related to the completion of the Mergers and the integration of BioScrip and Omega.
BioScrip and Omega have incurred, and expect to continue to incur, a number of nonrecurring costs associated with the Mergers and combining the operations of the two companies. The substantial majority of nonrecurring expenses will be comprised of transaction and regulatory costs related to the Mergers. The combined company also will incur transaction fees and costs related to formulating and implementing integration plans. BioScrip and Omega continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Mergers and the integration of the two companies’ businesses.

Following the Mergers, the composition of the combined company board of directors will be different than the composition of the current BioScrip Board.
Upon consummation of the First Merger, the size of the BioScrip Board will be increased to ten directors. Pursuant to the terms of the Merger Agreement, BioScrip will cause the BioScrip Board to be comprised of the following directors at the effective time of the First Merger:
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eight directors selected by Option Care, who initially will be Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher, Mark Vainisi and Alan Nielsen; and

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two directors selected by BioScrip, who initially will be R. Carter Pate and David W. Golding.

This new composition of the board of directors of the combined company may affect the future decisions of the combined company.
The combined company will meet the requirements to be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance standards, which limit the presence of independent directors on its board of directors or board committees.
Following the Mergers, approximately 79.5% of the outstanding shares of the common stock of the combined company will be held by Omega Parent.
As a result, the combined company will be a “controlled company” for purposes of the Nasdaq listing rules and will be exempt from certain governance requirements otherwise required by Nasdaq. Under Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating/corporate governance committee composed solely of independent directors. Following the consummation of the Mergers, the combined company will continue to have an audit committee that is composed entirely of independent directors.
As a result, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and the combined company’s stockholders will not have the same protections afforded to stockholders of other companies that are required to comply with the independence rules of Nasdaq.
The unaudited pro forma combined financial information and the comparative historical and pro forma per share data included in this proxy statement may not be indicative of what the combined company’s actual financial position or results of operations would have been.
The unaudited pro forma combined financial information and the comparative historical and pro forma per share data included in this Proxy Statement is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Mergers been completed on the dates indicated. This unaudited pro forma combined financial information and the comparative historical and pro forma per share data reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this Proxy Statement.
The agreements that will govern the indebtedness to be incurred in connection with the Mergers will contain various covenants that impose restrictions on the combined company and certain of its subsidiaries that may affect its ability to operate its businesses.
The agreements that will govern the indebtedness to be incurred in connection with the Mergers will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of the combined company and certain of its subsidiaries to incur debt and the ability of the combined company and certain of its subsidiaries to, among other things, have liens on their property, and/or merge or consolidate with any other person or sell or convey certain of their assets to any one person, and engage in certain sale and leaseback transactions. The ability of the combined company and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate its repayment obligations and could result in a default and acceleration under other agreements containing cross-default provisions. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations.
Sale of shares of BioScrip common stock after the Mergers may negatively affect the market price of BioScrip common stock.
The shares of BioScrip common stock issued in the First Merger to Omega Parent as merger consideration will generally be eligible for resale subject to a 12-month lockup period beginning on the date of the Merger Agreement and applicable law. The market price of BioScrip common stock could decline as a result of sales of a large number of shares of BioScrip common stock in the market after the expiration of the lockup period or even the perception that these sales could occur. Following the Mergers, approximately 79.5% of the outstanding shares of the common stock of the combined company will be held by Omega Parent.
Following the completion of the Mergers, Madison Dearborn Partners will be the combined company’s largest stockholder, controlling approximately 79.5% of the combined company’s common stock, and will have the ability to exercise significant influence over decisions requiring the combined company stockholders’ approval.
Following the completion of the Mergers, Madison Dearborn Partners will control approximately 79.5% of the combined company’s common stock through its control of Omega Parent, with an economic interest in approximately 40% of the combined company’s common stock (based on the BioScrip share price as of signing, and taking into account the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series ACOD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers). As a result, Madison Dearborn Partners will have the ability to exercise significant influence over decisions requiring approval of the combined company’s stockholders including the election of directors, amendments to the combined company’s certificate of incorporation and approval of significant corporate transactions, such as a merger or other sale of the combined company or its assets.
This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of the combined company and may negatively affect the market price of the combined company’s common stock. Also, Madison Dearborn Partners is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete with the combined company. Madison Dearborn Partners or its affiliates may also pursue acquisition opportunities that are complementary to the combined company’s business and, as a result, those acquisition opportunities may not be available to the combined company.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Mergers.
The success of the Mergers will depend in part on the retention of personnel critical to the business and operations of BioScrip after the closing. Competition for qualified personnel can be intense. Current and prospective employees of BioScrip and Omega may experience uncertainty about their future role with BioScrip and Omega until strategies with regard to these employees are announced or executed, which may impair BioScrip’s ability to attract, retain and motivate key employees prior to and following the Mergers. If BioScrip and Omega are unable to retain personnel, including certain members of BioScrip’s and Omega’s key management, who are critical to the successful integration and future operations of the companies, BioScrip and Omega could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Mergers.

If key employees of BioScrip or Omega depart, the integration of the companies may be more difficult and the combined company’s business following the Mergers may be harmed. Furthermore, BioScrip may have to incur significant costs after the closing in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of BioScrip or Omega, and the combined company’s ability to realize the anticipated benefits of the Mergers may be adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees of BioScrip and Omega to the same extent that those companies have been able to attract or retain their own employees in the past.
The Mergers, and uncertainty regarding the Mergers, may cause customers, suppliers or strategic partners to delay or defer decisions concerning BioScrip and adversely affect BioScrip’s ability to effectively manage its business.
The Mergers will happen only if the stated conditions are met. Many of the conditions are outside the control of BioScrip or Omega, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Mergers. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with BioScrip to delay or defer entering into contracts with BioScrip or to make other decisions concerning BioScrip or seek to change or cancel existing business relationships with BioScrip, which could negatively affect BioScrip’s businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the businesses of BioScrip, regardless of whether the Mergers are ultimately completed.
Following the Mergers, provisions of the combined company’s corporate governance documents could make an acquisition of it more difficult and may prevent attempts by the combined company’s stockholders to replace or remove its current management, even if beneficial to its stockholders.
In addition to Omega Parent’s beneficial ownership of approximately 79.5% of the combined company’s common stock after the Mergers, the combined company’s amended and restated certificate of incorporation to be effective in connection with the closing of the Mergers and the DGCL, contains provisions that could make it more difficult for a third party to acquire the combined company, even if doing so might be beneficial to its stockholders. Among other things:
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these provisions allow the combined company to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of stockholders;

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these provisions provide that, at any time when Omega Parent beneficially owns, in the aggregate, less than 50% in voting power of the combined company’s stock entitled to vote generally in the election of directors, directors may be removed with or without cause only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding vote thereon, voting together as a single class;

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these provisions prohibit stockholder action by written consent from and after the date on which Omega Parent beneficially owns, in the aggregate, less than 50% in voting power of the combined company’s stock entitled to vote generally in the election of directors; and

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these provisions provide that for as long as Omega Parent beneficially owns, in the aggregate, 50% or more in voting power of the combined company’s stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of combined company’s bylaws or its certificate of incorporation by its stockholders will require the affirmative vote of at least a majority in voting power of the outstanding shares of the combined company’s stock and at any time when Omega Parent beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the combined company’s stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of its bylaws or certificate of incorporation by the combined company’s stockholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of its stock entitled to vote thereon, voting together as a single class.

These provisions could discourage, delay or prevent a transaction involving a change in control of the combined company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause the combined company to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of the combined company’s common stock. In addition, because the combined company’s board of directors is responsible for appointing the members of its management team, these provisions could in turn affect any attempt by the combined company’s stockholders to replace current members of its management team.
These and other provisions in the combined company’s amended and restated certificate of incorporation and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of the combined company’s board of directors or initiate actions that are opposed by the combined company’s then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving the combined company. The existence of these provisions could negatively affect the price of the combined company’s common stock and limit opportunities for you to realize value in a corporate transaction.
Following the Mergers, the combined company’s amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with combined company.
Pursuant to the combined company’s amended and restated certificate of incorporation to be effective in connection with the closing of the Mergers, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on the combined company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the combined company’s directors, officers, employees and stockholders to the combined company or its stockholders, (3) any action asserting a claim against the combined company’s arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Combined Company’s amended and restated certificate of incorporation or the combined company’s bylaws or (4) any other action asserting a claim against the combined company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The combined company’s amended and restated certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of its capital stock is deemed to have notice of and consented to the provisions of its certificate of incorporation described above. The forum selection clause in the combined company’s amended and restated certificate of incorporation may have the effect of discouraging lawsuits against the combined company or its directors and officers and may limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company.
Nasdaq considers the Mergers to be a change of control of BioScrip that will require that a new listing application be submitted in connection with the Mergers.
BioScrip is required to file a new listing application with Nasdaq because the Mergers constitute a change of control of BioScrip under Nasdaq rules. Although we believe that Nasdaq will approve the new listing application, it is possible that Nasdaq will deny the application. If the Mergers were to proceed without Nasdaq approval, Nasdaq could issue the combined company a delisting letter immediately after completion of the Mergers. If this were to occur, the combined company would take all reasonable action in order to maintain the listing of its common stock on Nasdaq. However, there can be no assurance that the combined company would be successful under such circumstances, and if the combined company’s common stock were delisted from Nasdaq, stockholders may have difficulty converting their investments into cash effectively. As a result, under such circumstances, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past.

THE BIOSCRIP SPECIAL MEETING
Date, Time and Place
The BioScrip special meeting will be held at [•] local time on [•], 2019 at [•].
Purpose of the BioScrip special meeting
The purpose of the BioScrip special meeting is to consider and vote on:
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The proposal to approve the issuance of shares of BioScrip common stock to Omega Parent pursuant to the Merger Agreement, which proposal is referred to as the Share Issuance Proposal;

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The proposal to approve the third amended and restated certificate of incorporation of BioScrip, which proposal is referred to as the Amended Charter Proposal;

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The proposal to approve the amendment to the certificate of designations of Series A Preferred Stock of BioScrip, which proposal is referred to as the Series A COD Amendment Proposal;

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The proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain BioScrip named executive officers in connection with the Mergers, which proposal is referred to as the Compensation Proposal; and

•
The proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal or to ensure that any supplement or amendment to this Proxy Statement is timely provided to BioScrip stockholders, which proposal is referred to as the Adjournment Proposal.

BioScrip will transact no other business at the BioScrip special meeting. Completion of the Mergers is conditioned on, among other things, approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal.
Recommendation of the BioScrip Board
The BioScrip Board unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD Amendment for the reasons described in this Proxy Statement) recommends that BioScrip stockholders vote:
•
“FOR” the approval of the Share Issuance Proposal;

•
“FOR” the approval of the Amended Charter Proposal;

•
“FOR” the approval of the Series A COD Amendment Proposal;

•
“FOR” the approval of the Compensation Proposal; and

•
“FOR” the approval of the Adjournment Proposal.

See the section entitled “The Mergers — Recommendation of the Board of Directors of BioScrip; BioScrip’s Reasons for the Mergers” beginning on page 66.
Record Date
Only holders of record of issued and outstanding shares of BioScrip common stock, Series A Preferred Stock and Series C Preferred Stock at the close of business on [•], the record date, are entitled to receive notice of, and to vote at, the BioScrip special meeting or at any adjournments or postponements thereof.
Quorum; Required Votes and Broker Non-Votes
A quorum is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted into common stock basis)

issued and outstanding and entitled to vote at the special meeting as of the record date are present in person or represented by proxy at the special meeting. In accordance with the Series A Certificate of Designations and the Series C Certificate of Designations, the shares of common stock into which shares of Series A Preferred Stock and Series C Preferred Stock are convertible will be counted for purposes of establishing a quorum at the special meeting.
If you are a “street name” holder of shares of BioScrip capital stock and you provide your bank, broker, trust or other nominee with voting instructions on at least one of the proposals brought before the special meeting, then your shares will be counted in determining the presence of a quorum. The proposals for consideration at the special meeting are considered “non-routine” matters, and, therefore, no broker has discretion to vote on any of the proposals to be considered at the special meeting without voting instructions from the beneficial owner of the shares. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
Under Nasdaq rules, brokers who hold shares in a “street name” for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner on how to vote. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq does not deem “routine.” None of the proposals to be voted on at the special meeting are routine under the Nasdaq rules. Consequently, your bank, broker, trust or other nominee will NOT have the power to vote your shares of BioScrip common stock or preferred stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote on each BioScrip proposal. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the BioScrip proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.
The Share Issuance Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting.
The approval of the Amended Charter Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting, (ii) the holders of a majority of the outstanding shares of BioScrip common stock entitled to vote on such proposal at the special meeting, (iii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting and (iv) the holders of a majority of the outstanding shares of Series C Preferred Stock entitled to vote on such proposal at the special meeting.
The approval of the Series A COD Amendment Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting.
The Compensation Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting.
The matters to be voted on at the special meeting are described in the section entitled “BioScrip Proposals” beginning on page 46.

Methods of Voting
If your shares of BioScrip common stock or preferred stock are registered in your name with BioScrip’s transfer agent, American Stock Transfer & Trust Co., you are a stockholder of record with respect to those shares and you received printed proxy materials directly from BioScrip. If your shares are held in an account at a bank, broker or other nominee, you are the “beneficial owner” of such shares and the printed proxy materials were forwarded to you by that bank, broker or other nominee. In that circumstance, the bank, broker or other nominee is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to instruct the bank, broker or other nominee how to vote the shares held in your account.
If you are a stockholder of record of BioScrip common stock or preferred stock, you may vote:
Internet — You may vote by proxy via the Internet by following the instructions provided until 11:59 p.m. Eastern Time on [•];
Telephone — You may vote by proxy by telephone by calling the toll-free telephone number located on the proxy card or available via the Internet until 11:59 p.m. Eastern Time on [•];
Mail — You may vote by completing, signing and returning your proxy card and returning it in the prepaid return provided envelope via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Eastern Time on [•]; or
In Person — You may vote in person at the special meeting. You will be required to present a valid form of photo identification to be admitted to the BioScrip special meeting and a ballot will be provided to you upon arrival.
If you are a beneficial owner of shares of BioScrip common stock or preferred stock held through a broker or bank in street name, you may submit voting instructions to your bank, broker or other nominee:
Internet — You may vote via the Internet by following the instructions provided to you by your bank, broker or other nominee;
Telephone — You may vote by telephone by calling the toll-free telephone number located on the voting instruction form provided by your bank, broker or other nominee or available via the Internet; or
Mail — You may vote by completing, signing and returning the voting instruction form and returning it in the prepaid return provided envelope via mail; or
In Person — You may vote in person at the special meeting but you must first obtain a legal proxy form from the bank, broker or other nominee that holds your shares of BioScrip common stock or preferred stock. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the special meeting, you will be required to present a valid form of photo identification.
BioScrip provides Internet proxy voting to allow you to vote your shares online. However, please be aware you must bear any costs associated with your Internet access, such as usage charges from Internet access providers or telecommunication companies.
Voting in Person
Owners of record will need to have a valid form of photo identification to be admitted to the special meeting. If your ownership is through a bank, broker or other nominee, then, in addition to a valid form of photo identification, you will also need to have proof of your share ownership to be admitted to the special meeting. A recent account statement, letter or proxy from your bank, broker or other nominee will suffice. In order to vote at the special meeting, if you are not an owner of record, you must first obtain a legal proxy form from the bank, broker or other nominee that holds your shares. Even if you plan to attend the special meeting, the BioScrip Board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

Voting by Proxy
If you hold your shares directly as the holder of record, you may vote by proxy without attending the special meeting. You can vote by proxy via the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you are the beneficial owner of shares held through a broker or bank in street name, you should follow the instructions provided on the voting instructions form provided by your bank, broker or other nominee.
Revocability of Proxies
If you are a stockholder of record of BioScrip, you may change your vote or revoke your proxy at any time before your shares are voted at the special meeting by:
•
voting again by proxy via the Internet or by telephone;

•
sending a proxy card dated later than your last vote;

•
notifying the BioScrip Corporate Secretary in writing at the address listed in the section entitled “Where You Can Find Additional Information” beginning on page 239, stating that you are revoking your proxy; or

•
voting in person at the BioScrip special meeting.

If you are a beneficial owner of shares of BioScrip common stock or preferred stock, you must contact your bank, broker or other nominee with whom you have an account to obtain information regarding changing your voting instructions.
Proxy Solicitation Costs
The enclosed proxy card is being solicited on behalf of the BioScrip Board. In addition to solicitation by mail, BioScrip’s directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.
BioScrip has retained D.F. King & Co., Inc. to assist in the solicitation process. BioScrip will pay D.F. King & Co., Inc. a fee of approximately $70,000, which includes a success fee, as well as reasonable and documented out-of-pocket expenses. BioScrip also has agreed to indemnify D.F. King & Co., Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
BioScrip will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of BioScrip common stock and preferred stock held of record by such nominee holders. BioScrip will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
No Appraisal or Dissenters’ Rights
Under Delaware law, because the merger consideration is in the form of BioScrip common stock, no appraisal rights are available to the holders of BioScrip common stock or Option Care common stock in connection with the Mergers. In addition, no appraisal rights are available to the holders of Preferred Stock in connection with the Mergers.
Vote of BioScrip’s Directors and Executive Officers
As of  [•], BioScrip directors and executive officers, and their affiliates (excluding Coliseum Capital and its affiliates), as a group, were entitled to vote or had shared power to vote a total of  [•] shares of BioScrip common stock, or [•]% of the total shares of BioScrip capital stock issued and outstanding as of  [•]. For more information, see the section entitled “Voting Agreement” beginning on page 120.

BioScrip currently expects that all of its directors and executive officers will vote their shares “FOR” the approval of the Share Issuance Proposal; “FOR” the approval of the Amended Charter Proposal; “FOR” the approval of the Series A COD Amendment Proposal; “FOR” the approval of the Compensation Proposal; and “FOR” the approval of the Adjournment Proposal.
Results of the Special Meeting
Within four business days following the special meeting, BioScrip intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, BioScrip will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
Contact Information for Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of BioScrip common stock or preferred stock, you may contact D.F. King & Co., Inc., BioScrip’s proxy solicitor, at:
Stockholders may call toll-free at (800) 499-8541.
Banks and brokers may call collect at (212) 269-5550.
BIOSCRIP STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE SHARE ISSUANCE PROPOSAL, THE AMENDED CHARTER PROPOSAL, THE SERIES A COD AMENDMENT PROPOSAL AND THE OTHER MATTERS TO BE VOTED ON AT THE SPECIAL MEETING.

BIOSCRIP PROPOSALS
PROPOSAL 1 — APPROVAL OF THE SHARE ISSUANCE PROPOSAL
It is a condition to completion of the Mergers that BioScrip stockholders approve the Share Issuance Proposal. If the First Merger is completed, all of the shares of Omega common stock issued and outstanding immediately prior to the effective time of the First Merger will be cancelled and converted into the right of Omega Parent to receive 542,261,567 shares of BioScrip common stock. In addition, at the effective time of the First Merger, 28,193,428 shares of BioScrip common stock shall be issued to Omega Parent in respect of certain outstanding and unvested contingent restricted stock units; such shares are referred to as the escrowed shares. If such BioScrip contingent restricted stock units do not vest, Omega Parent shall forfeit such BioScrip shares back to BioScrip. See “The Merger Agreement — Merger Consideration” beginning on page 95 and “The Mergers — Escrowed Shares.”
Under Nasdaq rules, a company is required to obtain stockholder approval prior to the issuance of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The aggregate number of shares of BioScrip common stock that BioScrip will issue in the First Merger will exceed 20% of the shares of BioScrip common stock issued and outstanding before such issuance. For this reason, BioScrip is seeking the approval of BioScrip stockholders for the Share Issuance Proposal. In the event the Share Issuance Proposal is not approved by BioScrip stockholders (inclusive of the Preferred Stock on an as-converted basis), the Mergers cannot be completed.
In the event the Share Issuance Proposal is approved by BioScrip stockholders, but the Merger Agreement is terminated without the Mergers being completed, BioScrip will not issue any shares of BioScrip common stock despite the approval of the Share Issuance Proposal.
Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Share Issuance Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Share Issuance Proposal.
The BioScrip Board unanimously recommends you vote “FOR” the Share Issuance Proposal

PROPOSAL 2 — APPROVAL OF THE AMENDED CHARTER PROPOSAL
The Amended Charter Proposal, if approved, will amend and restate the second amended and restated certificate of incorporation of BioScrip, to provide for, among other things, (i) an increase in the number of authorized shares of BioScrip common stock to permit issuance of a sufficient number of shares as merger consideration or otherwise in connection with the Merger Agreement and the transactions contemplated thereby, (ii) a prohibition on BioScrip stockholders’ ability to act by written consent after the date on which Omega Parent and its affiliates cease to beneficially own, in the aggregate, capital stock of BioScrip representing 50% or more of the voting power of BioScrip then outstanding and entitled to vote generally in an election of directors (such stock is referred to herein as voting stock), which date is referred to herein as the trigger date, (iii) the right of BioScrip stockholders to remove directors with or without cause with the consent of holders of  (A) at a least majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at a least 66 2∕3% supermajority of the voting stock of BioScrip, voting at a meeting called for that purpose, after the trigger date, (iv) the right of BioScrip’s stockholders to amend the bylaws of BioScrip with the consent of holders of  (A) at least majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class, after the trigger date, (v) the right of BioScrip’s stockholders to amend the certificate of incorporation of BioScrip with the consent of holders of  (A) at least majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class at a meeting called for such purpose, after the trigger date, (vi) the waiver of certain fiduciary duties of BioScrip’s officers and directors, including the duty to offer certain business opportunities to BioScrip, that would otherwise be applicable to the officers and directors of BioScrip under Delaware law, and (vii) the right, prior to the trigger date, of the holders of a majority of the voting stock of BioScrip, to cause a special meeting of the BioScrip stockholders to be called.
The Amended Charter Proposal, if approved, will increase the number of authorized shares of BioScrip from 255,000,000, consisting of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock, to 1,050,000,000, consisting of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock.
Pursuant to the Merger Agreement, approval of the Amended Charter Proposal is a condition to the consummation of the Mergers.
The approval of the Amended Charter Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting, (ii) the holders of a majority of the outstanding shares of BioScrip common stock entitled to vote on such proposal at the special meeting, (iii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting and (iv) the holders of a majority of the outstanding shares of Series C Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Amended Charter Proposal.
The BioScrip Board unanimously recommends you vote “FOR” the Amended Charter Proposal

PROPOSAL 3 — APPROVAL OF THE SERIES A COD AMENDMENT PROPOSAL
The Series A COD Amendment Proposal, if approved, will provide for an amendment to the Series A Certificate of Designations of BioScrip such that, immediately following the effectiveness of the Mergers (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock, totaling 53,388 shares of BioScrip common stock in the aggregate and (ii) ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock referred to in the foregoing clause (i) will be redeemed for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date).
Pursuant to the Merger Agreement, approval of the Series A COD Amendment Proposal is a condition to the consummation of the Mergers.
The approval of the Series A COD Amendment Proposal requires the affirmative vote of  (i) the holders of a majority of the outstanding shares of BioScrip common stock (inclusive of the Preferred Stock on an as-converted basis) entitled to vote on such proposal at the special meeting and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock entitled to vote on such proposal at the special meeting. Failures to vote, votes to abstain, and broker non-votes will have the same effect as a vote “AGAINST” the Series A COD Amendment Proposal.
The BioScrip Board unanimously (with Christopher Shackelton abstaining from any vote regarding the Series A COD amendment for the reasons described in this Proxy Statement) recommends you vote “FOR” the Series A COD Amendment Proposal

PROPOSAL 4 —  APPROVAL OF THE COMPENSATION PROPOSAL
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, BioScrip is providing its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to BioScrip’s named executive officers that is based on or otherwise relates to the business combination, as described in the section entitled “The Mergers — Interests of Certain BioScrip Directors and Executive Officers in the Mergers” beginning on page 85. Accordingly, BioScrip stockholders are being provided the opportunity to cast an advisory vote on such potential payments.
As an advisory vote, this proposal is not binding upon BioScrip, Omega, Omega Parent or the BioScrip Board and approval of this proposal is not a condition to the completion of the Mergers. Because the merger-related executive compensation to be paid in connection with the Mergers is based on the terms of the Merger Agreement as well as the contractual arrangements with BioScrip’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Mergers are consummated. However, BioScrip seeks the support of its stockholders and believes that stockholder support is appropriate because BioScrip has a comprehensive executive compensation program designed to link the compensation of its executives with BioScrip’s performance and the interests of BioScrip stockholders.
The Compensation Proposal requires the affirmative vote of the holders of a majority of the aggregate shares of BioScrip common stock (inclusive of the BioScrip Preferred Stock on an as-converted basis) represented in person or by proxy and entitled to vote on such proposal at the special meeting. Failures to vote and broker non-votes, if any, will have no effect on the Compensation Proposal. Votes to abstain will have the effect of a vote “AGAINST” the Compensation Proposal.
The BioScrip Board unanimously recommends you vote “FOR” the Compensation Proposal

PROPOSAL 5 —  APPROVAL OF THE ADJOURNMENT PROPOSAL
BioScrip stockholders are also being asked to approve a proposal to adjourn the BioScrip special meeting to solicit additional proxies if BioScrip has not received proxies representing a sufficient number of shares for the approval of the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal, or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the BioScrip Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by BioScrip stockholders prior to the special meeting. If the special meeting is adjourned, stockholders who have already submitted revocable proxies will be able to revoke them at any time prior to their exercise.
The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, failures to vote and broker non-votes will have no effect on approval of the Adjournment Proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The BioScrip Board unanimously recommends you vote “FOR” the Adjournment Proposal

THE MERGERS
The following is a description of the material aspects of the Mergers and the other transactions contemplated by the Merger Agreement. Although Beta believes that the following description covers the material terms of the Mergers and the other transactions contemplated by the Merger Agreement, the following description may not contain all of the information important to you. You are encouraged to read carefully this Proxy Statement in its entirety, including the Merger Agreement, which is included in this Proxy Statement as Annex A, for a more complete understanding of the Mergers and the other transactions contemplated by the Merger Agreement. In addition, important business and financial information about each of Beta and Omega is included in or incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 239.
Beta and Omega have entered into the Merger Agreement, pursuant to which Merger Sub Inc., a wholly owned subsidiary of Beta formed for the sole purpose of effecting the Mergers, will be merged with and into Omega in the First Merger, at which time the separate corporate existence of Merger Sub Inc. will cease, and Omega will continue as the Surviving Corporation and a wholly owned subsidiary of Beta. Immediately after the effective time of the First Merger, the Surviving Corporation will be merged with and into Merger Sub LLC (the “Second Merger”), a wholly owned subsidiary of Beta formed for the sole purpose of effecting the Mergers, in the Second Merger, at which time the separate corporate existence of the Surviving Corporation will cease, and Merger Sub LLC will continue as the surviving company. Upon completion of the Mergers, the surviving company will operate as a wholly owned subsidiary of Beta under the name HC Group Holdings II, LLC.
This Proxy Statement is being provided to Beta stockholders in connection with the solicitation of proxies by the BioScrip Board for the special meeting.
The Merger Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Mergers, including, but not limited to, obtaining Beta stockholder approval of the Share Issuance Proposal, and obtaining regulatory approvals described under “The Mergers — Regulatory Approvals.” There can be no assurance that all of the conditions to the completion of the Mergers will be so satisfied or waived. If the conditions to the Mergers are not able to be satisfied or waived, Omega and Beta will be unable to complete the Mergers and the Merger Agreement may be terminated.
The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Merger Consideration
If the First Merger is completed, all of the shares of Omega common stock issued and outstanding immediately prior to the effective time of the First Merger (other than Excluded Shares) will be cancelled and converted into the right of Omega Parent to receive 542,261,567 shares of Beta common stock, as further described in “The Merger Agreement — Merger Consideration” beginning on page 95. The number of shares to be issued as part of the merger consideration is fixed, which means that it will not change between now and the date of the closing of the Mergers (the “Closing Date”), regardless of whether the market price of the Beta common stock changes. Therefore, the value of the merger consideration will depend on the market price of the Beta common stock at the effective time of the First Merger. The market price of Beta common stock has fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this Proxy Statement to the date of the special meeting, the date the Mergers are completed and thereafter. The market price of Beta common stock, when received by Omega Parent at the effective time of the First Merger, could be greater than, less than or the same as the market price of Beta common stock on the date of this Proxy Statement.
Background of the Mergers
BioScrip is a national provider of infusion and home care management solutions. As a part of its efforts to strengthen its business and enhance stockholder value, the board of directors and senior management of BioScrip regularly review and assess BioScrip’s operations, performance, prospects and strategic landscape in the industry, including the possibility of pursuing various financial and strategic transactions. From time to time, the senior management of BioScrip has held conversations and communicated with various investment banking firms regarding potential strategic transaction opportunities and other strategic alternatives available. BioScrip has long been familiar with Option Care’s business, as they are a quality leader among companies focused on home care management solutions, and with Madison Dearborn Partners, a leading private equity firm with extensive industry relationships. Certain representatives of each company have become acquainted at industry events and have from time to time spoken regarding the state of the industry, the regulatory landscape and other similar and related topics.
On April 3, 2018, Mr. Daniel Greenleaf, Chief Executive Officer, of BioScrip, and Mr. Timothy Sullivan, Managing Director and head of the Madison Dearborn Partners Health Care team and a director on the board of directors of Option Care, had a telephonic meeting. Mr. Greenleaf had requested the meeting following an industry event. During this meeting, Messrs. Greenleaf and Sullivan discussed, among other things, recent developments in the industry and the possibility of exploring a business combination between BioScrip and Option Care.
On May 3, 2018, following a meeting of the Option Care board of directors, Mr. Sullivan arranged a follow-up call with Mr. Greenleaf for May 11, 2018, which Mr. Christopher Shackelton, a director on the BioScrip Board, attended.
On June 26, 2018, following further discussion between Mr. Greenleaf and Mr. Sullivan, during a telephonic meeting Mr. Greenleaf and Mr. Sullivan agreed to have an in-person meeting to continue the discussion regarding exploring a potential business combination.
On July 6, 2018, at a telephonic meeting of the BioScrip Board, the BioScrip Board discussed, among other things, several investment banks as potential financial advisors, including Jefferies LLC (“Jefferies”) and Moelis & Company LLC (“Moelis”), with a view toward retaining a financial advisor to assist the BioScrip Board and management in evaluating a broad range of strategic alternatives available to BioScrip, including capital markets opportunities and the potential opportunity with Option Care. BioScrip had worked with Jefferies on several financings since 2010, and Jefferies had acted as financial advisor in connection with BioScrip’s review of strategic alternatives, including a potential sale or merger of BioScrip announced in January 2016, which resulted in BioScrip’s acquisition of Home Solutions in 2016 (with Jefferies as financial advisor). BioScrip had not engaged Moelis as a financial advisor in the past three years. Mr. Shackelton had recommended inviting Moelis to present to the full BioScrip Board in light of prior positive experiences as a director of other companies. At the meeting, Mr. Michael Goldstein, a director on the BioScrip Board, noted his relationship as an advisor to Jefferies.
On July 9, 2018, Mr. Greenleaf and Mr. Shackelton met with Mr. Sullivan, Ms. Elizabeth Betten, Managing Director of Madison Dearborn Partners and a director on the board of directors of Option Care, Mr. John Rademacher, Chief Executive Officer of Option Care, and Mr. Michael Shapiro, Chief Financial Officer of Option Care, to discuss exploring a potential strategic transaction between BioScrip and Option Care.
On July 26, 2018, the BioScrip Board held a telephonic meeting to receive presentations regarding qualifications of Moelis and Jefferies and preliminary views regarding BioScrip, including strategic alternatives and a potential transaction with Option Care. Jeff Moore, a representative of ASSF IV AIV B Holdings, L.P. (“ASSF IV”), also joined the meeting as an observer. ASSF IV has a contractual right to appoint a board observer. Pursuant to such contractual right, such observer does not have any voting rights and is not subject to any fiduciary duties applicable to the directors of the BioScrip Board. Representatives of Jefferies made a presentation to the BioScrip Board that focused on BioScrip’s ability to access the equity and debt capital markets. Representatives of Jefferies noted that BioScrip’s capital structure, including the pre-payment premiums on the senior secured notes and the unsecured notes, as well as the maturity of the senior secured notes, would present challenges to BioScrip in the near term. Representatives of Jefferies discussed the strategic rationale for a transaction with Option Care, including the significant synergy opportunity, and also indicated their willingness to potentially provide financing for a transaction with Option Care. Representatives of Moelis also provided preliminary views regarding a transaction with Option Care. Representatives of Jefferies and Moelis discussed considerations regarding potential debt and equity capital market transactions such as a private placement and a fully marketed public offering, including, based on available information, the potentially significant dilutive impact of such transactions, the potentially large discount to trading price of BioScrip’s common stock that may be required to complete such a transaction. Representatives of Jefferies and Moelis also noted that a debt for debt exchange would be unlikely to achieve significant deleveraging or materially reduce BioScrip’s cash interest burden.
On August 1, 2018, the BioScrip Board met in Denver, Colorado to further discuss a potential transaction with Option Care and engagement of financial advisors. Mr. Goldstein recused himself from the meeting and any discussion of Jefferies’ role in the potential transaction in light of his relationship as an advisor to Jefferies. At the request of the BioScrip Board, representatives of Jefferies presented to the BioScrip Board regarding a possible transaction with Option Care. Representatives of Jefferies noted that the transaction was a transformative opportunity and the combination would create a larger player that is better positioned to compete and that realizing the potentially significant synergies would drive stockholder value. Following the presentation from Jefferies, its representatives left the meeting and the BioScrip Board (with Mr. Goldstein recusing himself) instructed management to pursue engaging both Jefferies and Moelis as financial advisors to the BioScrip Board.
On August 1, 2018, BioScrip engaged Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as legal counsel in connection with the potential transaction involving Option Care due to the firm’s expertise in M&A transactions and successful prior engagements, including the acquisition of Home Solutions in 2016.
On the same day, Option Care delivered to BioScrip a draft mutual confidentiality agreement to facilitate the exchange of confidential information between BioScrip and its representatives and Option Care and its representatives. Thereafter, BioScrip, together with representatives of Gibson Dunn negotiated the terms of the confidentiality agreement with Option Care. BioScrip and Option Care subsequently entered into the confidentiality agreement on September 6, 2018.
After the August 1, 2018 BioScrip Board meeting, representatives of Gibson Dunn discussed the structuring of the roles of the financial advisors given Jefferies had indicated a willingness to provide financing in the potential transaction so long as Jefferies was retained as M&A advisor which would allow Jefferies to develop a fulsome understanding of the synergies which would be necessary to provide committed financing. Representatives of Gibson Dunn noted that in light of the potential conflict of interest presented by Jefferies potentially providing financing in the potential transaction, a second financial advisor would be recommended. The BioScrip Board determined that if both Jefferies and Moelis were engaged by the BioScrip Board, both Jefferies and Moelis would assist the BioScrip Board in structuring, analyzing and negotiating a transaction with Option Care, but Moelis would be responsible for leading any buyer outreach process and Jefferies would recuse themselves during any discussion of potential alternative counterparties. In addition, if requested by the BioScrip Board, Moelis would undertake an investigation and analysis to render an opinion to the BioScrip Board as to the fairness of any potential transaction.
On August 27, 2018, the BioScrip Board held a telephonic meeting with representatives of BioScrip management and Gibson Dunn. Representatives of Gibson Dunn discussed with the BioScrip Board, among other things, the fiduciary duties of the BioScrip Board in connection with its consideration of any potential transaction, including a potential transaction with Option Care, and potential conflicts of interest, if any, from each of the directors, including Mr. Shackelton’s disclosure that funds and accounts managed by Coliseum Capital, of which Mr. Shackelton was co-founder and managing partner, owned BioScrip preferred stock and the potential for a transaction with Option Care to include a transaction involving the preferred stock. Mr. Goldstein also noted his role as an advisor to Jefferies and Mr. R. Carter Pate, Chairman of the BioScrip Board, noted his role as interim chief executive officers of another company in which Coliseum Capital has a significant ownership interest and for which Mr. Shackelton serves as chairman of the board. The BioScrip Board also discussed and the potential terms of engaging Moelis and Jefferies as financial advisors (with Mr. Goldstein recusing himself from this portion of the meeting).
On September 19, 2018, Mr. Greenleaf and Mr. Rich Denness, BioScrip’s Chief Commercial Officer, met with the President of Party A together with the head of corporate development of Party A, a third-party industry participant, to discuss among other things a potential business combination between the parties.
On September 21, 2018, representatives of BioScrip, including Mr. Greenleaf, Mr. Stephen Deitsch, Chief Financial Officer of BioScrip, and Ms. Harriet Booker, Chief Operating Officer of BioScrip, and certain of its advisors met telephonically with representatives of Option Care and Madison Dearborn

Partners to share preliminary synergy analyses from a potential combination. Such preliminary analysis from an advisor to BioScrip, without having access to non-public information from Option Care, estimated potential synergies between $60 million and $90 million.
On September 27, 2018, Mr. Greenleaf, Mr. Deitsch, Ms. Booker, Ms. Kathryn Stalmack, General Counsel of BioScrip, and certain other representatives and advisors to BioScrip met with Mr. Rademacher, Mr. Shapiro, Mr. Cliff Berman, General Counsel of Option Care, Mr. Sullivan, Ms. Betten and other representatives of Madison Dearborn Partners and other advisors to Option Care, in Chicago to, among other things, discuss a potential business combination, conduct due diligence and discuss a process for future due diligence, and review potential synergies.
On October 4, 2018, Jefferies and Moelis were formally engaged by BioScrip.
On October 8 and 9, 2018, representatives of BioScrip, including Mr. Greenleaf, Mr. Deitsch, Ms. Booker, and an advisor to BioScrip retained to assist in the synergy analysis, met in Denver, Colorado, with representatives of Option Care and Madison Dearborn Partners, including Mr. Rademacher, Mr. Shapiro and Mr. Robert Kampstra, Chief Accounting Officer of Option Care. to discuss and analyze potential selling, general and administrative cost synergies.
On October 10, 2018, BioScrip entered into a mutual confidentiality agreement with Party A to facilitate the continued exchange of confidential information between BioScrip and Party A.
On October 19, 2018, Madison Dearborn Partners delivered financial information regarding Option Care’s 2018 estimated Adjusted EBITDA of  $118.1 million which represented Option Care management’s estimate of  $95.0 million and pro forma adjustments of  $23.1 million.
On October 22, 2018, an advisor to BioScrip shared with Option Care its preliminary synergy analyses from a potential combination related to selling, general and administrative cost savings.
On October 25, 2018, an advisor to Option Care shared with BioScrip its preliminary synergy analyses from a potential combination related to optimizing the combined pharmacy network.
Also on October 25, 2018, representatives from Moelis and Jefferies delivered to representatives of Madison Dearborn Partners financial information regarding BioScrip’s 2018 estimated Pro Forma Adjusted EBITDA of  $69.1 million which represented research analyst consensus estimates of  $55.8 million and pro forma adjustments of  $13.3 million.
On October 29, 2018, Madison Dearborn Partners delivered a proposal for a business combination between Option Care and BioScrip (the “October 29 Proposal”). The October 29 Proposal presented a valuation framework that contemplated an at market transaction with an exchange ratio contingent on Madison Dearborn Partners’ due diligence of BioScrip’s 2018 Adjusted EBITDA. The October 29 Proposal utilized BioScrip’s $2.64 share price as of October 26, 2018 to imply an equity value for BioScrip of $353 million and an enterprise value/2018 Adjusted EBITDA valuation multiple of 14.2x. The October 29 Proposal was based on the 2018 estimated Pro Forma Adjusted EBITDA for BioScrip of  $69.1 million (which represented research analyst consensus estimates of  $55.8 million and adjustments of  $13.3 million) as delivered on October 25, 2018. The October 29 Proposal applied the 14.2x multiple to Option Care’s $118.1 million 2018 estimated Adjusted EBITDA and calculated Option Care’s equity value to be $1,153 million. Such relative equity values implied a pro forma ownership split of 77% for Option Care stockholders and 23% for BioScrip stockholders. The October 29 Proposal stated that the synergies would be shared pro rata based on ownership, that Option Care would have majority representation on the combined company’s board of directors, commensurate with its ownership of the pro forma entity, that the executive team would be optimized during integration by retaining “best of breed” at each position and corporate headquarters would be consolidated to Bannockburn, Illinois, given Option Care’s relative size and scale. The October 29 Proposal contemplated a transaction structure with a stock for stock exchange and BioScrip continuing as a publicly traded corporation. In connection with the October 29 Proposal, Madison Dearborn Partners stated that the transaction was significantly accretive to BioScrip stockholders at $1.15 value per share, that the preliminary estimated total gross synergies based on interim analyses completed were between $62 million and $83 million, excluding any potential negative synergies, and the transaction would improve BioScrip’s capital structure, liquidity and equity research coverage while creating operating efficiencies and expanding the companies’ geographic reach.

On October 30, 2018, the BioScrip Board held a meeting in Dallas, Texas to, among other things, discuss the October 29 Proposal. Mr. Moore, a representative of ASSF IV, also joined the meeting as an observer. Representatives of BioScrip management, Gibson Dunn, Moelis and Jefferies also were present either in person or telephonically. Representatives of Moelis and Jefferies presented certain preliminary financial analyses regarding the October 29 Proposal. During such meeting, the BioScrip Board discussed the key range of potential variables that could be negotiated in the transaction that would impact pro forma ownership split, including the EBITDA measure selected (reported EBITDA versus pro forma or adjusted EBITDA), which year’s EBITDA to use, the multiple applied, the allocation of breakage costs associated with the pre-payment of the BioScrip outstanding indebtedness and the allocation of synergies. The BioScrip Board discussed that the allocation of synergies, and whether they are allocated pro rata with ownership or otherwise, would have the greatest impact on pro forma ownership. With representatives of Jefferies recusing themselves, the BioScrip Board also discussed with Moelis and representatives of Gibson Dunn the timing of potential buyer outreach and a preliminary list of potential parties that would be contacted during such process. During such meeting, the BioScrip Board also noted the benefits of forming a strategic transaction committee of the BioScrip Board (the “BioScrip Transaction Committee”) consisting of Mr. Pate, Mr. Goldstein and Mr. Steven Neumann, which would be vested with the power of the BioScrip Board to meet with advisors and evaluate and negotiate transaction proposals, but any definitive agreements would require BioScrip Board approval. The BioScrip Board’s decision to form the BioScrip Transaction Committee was based entirely on considerations of efficiency.
On October 31, 2018, Moelis provided the BioScrip Board with disclosure on its relationships with BioScrip, Option Care and Madison Dearborn Partners. Following receipt of such information, the BioScrip Board concluded that, based upon the information provided by Moelis, Moelis did not have any relationships that would be likely to impair its ability to provide independent advice to the BioScrip Board.
On November 2, 2018, at the direction of the BioScrip Board and in order for the BioScrip Board to properly evaluate all aspects of a potential transaction, representatives of Moelis and Jefferies delivered a letter to Madison Dearborn Partners requesting 2016 financial information and 2019 estimated financial information, a call between the respective management teams to discuss the adjustments to each party’s EBITDA calculations, and cooperation to finalize the ongoing synergy analyses so that the BioScrip Board could respond to Option Care’s October 29 Proposal in a thorough and constructive way.
On November 9, 2018, the BioScrip Transaction Committee met with representatives of BioScrip management, Moelis, Jefferies and Gibson Dunn to discuss the BioScrip stand-alone forecast, including key assumptions underlying the five-year forecast.
On November 12, 2018, representatives of BioScrip, along with its advisors, including representatives of Moelis and Jefferies met telephonically with representatives of Option Care and Madison Dearborn Partners and its advisors, including representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Option Care and Madison Dearborn Partners, to continue financial due diligence, including adjustments to each party’s 2018 EBITDA.
On November 13, 2018, the BioScrip Transaction Committee met with representatives of BioScrip management, Moelis, Jefferies and Gibson Dunn to further discuss the preliminary BioScrip stand-alone forecast, including key assumptions underlying such five-year forecast, as well as potential transactions BioScrip could undertake in the capital markets, such as establishing an at-the-market equity program, including the potentially significant dilutive impact of such transactions.
On November 16, 2018, an advisor to Option Care shared with BioScrip its preliminary synergy analyses from a potential combination related to procurement cost savings.
Prior to a November 17, 2018 BioScrip Board meeting, representatives of Moelis and Jefferies discussed with Mr. Shackelton that the October 29 Proposal contemplated the elimination of the BioScrip preferred stock. During such meeting, Mr. Shackelton noted Coliseum Capital’s desire that the preferred stock remain outstanding, with no adjustment, in any transaction, and noted that the certificates of designation for the preferred stock did not give BioScrip a right to redeem the stock at this time or to change the terms of the preferred stock without Coliseum Capital’s consent.
On November 17, 2018, the BioScrip Board held a telephonic meeting together with representatives of BioScrip management, Jefferies, Moelis and Gibson Dunn. The BioScrip Board reviewed a preliminary

BioScrip stand-alone financial analysis and preliminary indicative valuations of BioScrip and Option Care provided by their financial advisors. During such meeting the BioScrip Board discussed potential counterproposals to Option Care and agreed to propose a 32% pro forma ownership for BioScrip stockholders. The BioScrip Board noted that the counterproposal would be based on 2018 estimated Pro Forma Adjusted EBITDA for BioScrip of  $67.4 million, comprised of  $54.1 million 2018 estimated Adjusted EBITDA and $13.3 million of adjustments, while the October 29 Proposal was based on research analyst consensus of  $55.8 million 2018 estimated Adjusted EBITDA for BioScrip, plus $13.3 million of pro forma adjustments. BioScrip highlighted that BioScrip’s $3.22 per share stock price implied an equity value of approximately $435 million, and 2018 estimated Pro Forma Adjusted EBITDA for BioScrip of $67.4 million implied a Total Enterprise Value/2018 estimated Pro Forma Adjusted EBITDA multiple of 15.7x, which would imply an equity value of Option Care of  $1,327 million. The counterproposal also assumed year 1 synergies of  $70.5 million (representing 75% of the midpoint of BioScrip’s estimated gross synergy range of  $72 million to $116 million) to be allocated 43% to BioScrip and 57% to Option Care. BioScrip noted in its counterproposal that it was willing to take a modest discount to a 50/50 split on the synergies in order to reach agreement. BioScrip also stated in its counterproposal that the headquarters or co-headquarters of the combined company would be determined further upon diligence and “best of breed” management selections.
On November 20, 2018, at the direction of the BioScrip Board, representatives of Moelis and Jefferies delivered the counterproposal to Madison Dearborn Partners.
On November 30, 2018, Option Care delivered a letter (the “November 30 Letter”) to BioScrip in response to BioScrip’s November 20 counterproposal. In the November 30 Letter, Option Care indicated that it disagreed that BioScrip should be entitled to a larger percentage of the synergies than its pro forma ownership of the combined company. Option Care noted that this point was fundamental to its view of the proposed transaction. In addition, Option Care stated that it understood that Coliseum Capital wanted to keep its preferred stock outstanding following the proposed transaction. Option Care indicated that while it was willing to discuss leaving the BioScrip preferred stock outstanding, any transaction would be conditioned on amending the terms of the preferred stock in a manner satisfactory to Option Care, including eliminating any consent or veto rights, eliminating any put or redemption rights, making the shares callable upon a sale of the company or similar transaction, and adjusting the dividend rate. The November 30 Letter also noted that to finalize a more thorough response, Option Care would require certain additional due diligence to better understand BioScrip’s financial results for fiscal year 2018, finalize the analysis of procurement synergies, quantify potential negative synergies as a result of any potential transaction, and understand the 2019 financial budget.
On December 4, 2018, the BioScrip Board, with representatives from BioScrip management, Gibson Dunn, Moelis and Jefferies, held a telephonic meeting to discuss the November 30 Letter. In connection with such meeting the BioScrip Board also received materials from Jefferies, for informational purposes, regarding a potential at-the-market equity financing program. The BioScrip Board discussed potential responses to Option Care’s November 30 Letter, including the amount of due diligence information to provide at this stage of negotiations. After representatives of Jefferies had left the meeting, representatives of Moelis and Gibson Dunn discussed the potential buyer outreach alternatives with the BioScrip Board. At the end of the meeting the BioScrip Board provided guidance to management regarding materials to be provided to Option Care and determined for the buyer outreach to be undertaken later in the process. The parties continued to engage in reciprocal due diligence.
On December 13, 2018, BioScrip and Party A entered into an amended and restated mutual confidentiality agreement, adding, among other things, a mutual customary standstill provision, which would not automatically terminate upon announcement of a competing transaction, but did not prevent either party from requesting a waiver from such standstill restrictions.
On December 14, 2018, Mr. Greenleaf, Mr. Deitsch, Ms. Booker, Ms. Stalmack and representatives of Moelis met with representatives of Party A to continue discussions regarding a potential business combination transaction. No specific proposals regarding a business combination were made during this meeting.
On December 20, 2018, representatives of BioScrip, along with its advisors, including representatives of Moelis and Jefferies, met telephonically with representatives of Option Care and Madison Dearborn

Partners and its advisors, including representatives of Goldman Sachs, to continue financial due diligence, including the nature and accounting treatment of contractual adjustments, historical bad debt trends, pro forma adjustments to each party’s 2018 EBITDA, and 2019 forecasted operating results.
On December 31, 2018, representatives of BioScrip, along with its advisors, including representatives of Moelis and Jefferies, met telephonically with representatives of Option Care and Madison Dearborn Partners and its advisors, including representatives of Goldman Sachs, to continue reciprocal financial due diligence, including trends in accounts receivables, contractual adjustments, and associated reserves, as well as each party’s historical growth and 2019 forecast.
On January 4, 2019, Option Care delivered a letter to BioScrip (the “January 4 Letter”) regarding a potential transaction. The January 4 Letter noted that Option Care viewed financeable BioScrip EBITDA to be materially lower than the estimate included in its initial proposal delivered to BioScrip. Option Care expressed its view that BioScrip’s 2018 Pro Forma Adjusted EBITDA is below $50 million when normalized for (1) differences in accounting policies between the two companies related to the recognition of contractual adjustments in accounts receivable as income, (2) lower expected run-rate contractual adjustments, (3) higher bad debt expense using historical write-off activity as a percentage of gross revenue, consistent with the methodology used in the presentation of Option Care’s Pro Forma Adjusted EBITDA and (4) changes to BioScrip’s management 2018 Pro Forma adjustments primarily related to (a) a certain product shortage and (b) adjustments related to incentive compensation. In addition, based on ongoing synergy due diligence, Option Care noted its view that the midpoint of the net synergy opportunity to be in the range of  $50-$60 million when incorporating negative synergies related to, among other items, harmonizing accounting policies, harmonizing compensation, employer 401(k) match expense, and IT resources and investments informed by the ongoing analysis of the parties’ advisors. As a result, the January 4 Letter mentioned the valuation framework would imply a pro forma Option Care ownership well in excess of the original proposal of 77%, as a result of  (1) lower BioScrip earnings, (2) significant leverage needed to replace BioScrip’s capital structure on lower combined EBITDA, (3) lower net synergy opportunity, and (4) higher interest costs and upfront financing fees given the financing environment at the time. However, in order to get to an agreement on a potential transaction, Option Care was prepared to move forward on the same transaction economics as its original proposal — a pro forma ownership split of 77% for Option Care and 23% for BioScrip stockholders. In addition, Option Care noted it was willing to discuss leaving the preferred stock outstanding but noted that any potential transaction that leaves the preferred stock outstanding would be conditioned on amending the terms of the preferred stock in a manner satisfactory to Option Care. The January 4 Letter requested certain additional due diligence materials, including a comprehensive cash waterfall analysis and financial information through year end, the ability to engage with additional financing sources, the opportunity to engage each company’s auditors and initiate a joint-review of the differences in accounting policies, and, in light of the considerable commitment of time and resources required, requested exclusivity.
On January 6, 2019, the BioScrip Board met telephonically with representatives of BioScrip management, Moelis, Jefferies and Gibson Dunn. Mr. Shackelton recused himself from meetings of the BioScrip Board until a resolution was reached regarding treatment in any transaction of the preferred stock owned by funds and accounts managed by Coliseum Capital. Representatives of Moelis and Jefferies noted that utilizing Option Care’s assumptions about each party’s 2018 Estimated Pro Forma Adjusted EBITDA of  $118.1 million for Option Care and $50.0 million for BioScrip would imply a 10.7% ownership for BioScrip’s stockholders compared to the 23% ownership level contained in the January 4 Letter. During such meeting the BioScrip Board instructed representatives of Moelis and Jefferies to contact Coliseum Capital to assess Coliseum Capital’s response to the requirement that the preferred stock terms be amended. Representatives of Jefferies also provided an update on discussions with Madison Dearborn Partners regarding financing and noted that they remained confident in their ability to arrange financing for a potential transaction. After representatives of Jefferies left the meeting, the BioScrip Board discussed the potential buyer outreach with representatives of Moelis and Gibson Dunn, as well as Option Care’s request for exclusivity and request to speak with additional financing sources. The BioScrip Board then instructed representatives of Moelis and Jefferies to communicate to Option Care that exclusivity was not appropriate at this stage, that BioScrip would provide the requested due diligence materials and that due to concerns regarding confidentiality, Option Care was not authorized to contact additional financing sources at this time (but would allow Option Care to approach other sources at a later date if discussions became more advanced).
Following the meeting, at the direction of the BioScrip Board, representatives of Moelis and Jefferies spoke with representatives of Option Care to deliver the BioScrip Board’s response. As instructed by the BioScrip Board, representatives of Moelis also spoke with Mr. Shackelton of Coliseum Capital and Mr. Shackelton reiterated Coliseum Capital’s desire that the preferred stock remain outstanding and its terms unchanged in connection with any transaction, and requested that if Option Care desired to negotiate amendments to the terms of the preferred stock, it provide Coliseum Capital a specific proposal regarding the terms to be amended. Representatives of Moelis and Jefferies then communicated such request to Option Care.
On January 11, 2019, the BioScrip Transaction Committee met telephonically with representatives of BioScrip management, Moelis and Gibson Dunn to further discuss the buyer outreach process. In discussing the list of parties to reach out to, representatives of Moelis suggested six (including Party A), “tier 1” industry participants and four additional “tier 2” industry participants. Representatives of Moelis noted that the list included input from management and focused on well-capitalized strategic buyers with the potential to achieve meaningful synergies (and that one party had been removed due to a recently announced significant acquisition). Additional parties were then added to the outreach list following discussion with the BioScrip Transaction Committee. Following discussion with representatives of Moelis, the BioScrip Transaction Committee also elected not to pursue stand-alone financial sponsors due to the lack of potential synergies and high cost of standalone financing. The BioScrip Transaction Committee further instructed Moelis to finalize materials, consisting of an information package with an investor presentation, a virtual data room and call script to initiate outbound calls to potential buyers.
Following the meeting, at the direction of the BioScrip Transaction Committee, representatives of Moelis commenced its outreach to potential counterparties. Moelis contacted 13 potential strategic acquirors, including Party A.
In response to the request for a proposal regarding Option Care’s proposal as to the treatment of preferred stock, on January 17, 2019, Option Care provided a letter (the “January 17 Letter”) to BioScrip noting that Option Care was willing to discuss leaving the preferred stock outstanding following the proposed transaction, subject to amending the terms in a manner satisfactory to it, or to have the preferred stock be repurchased and retired by BioScrip for cash at the outstanding liquidation preference at closing. The January 17 Letter noted that if the preferred stock were to be amended rather than retired, among such amendment requirements were that (i) the preferred stock would have no right to convert to BioScrip’s common stock at any time and would only be entitled to its liquidation preference, (ii) the preferred stock would accrue regular dividends at the lesser of  (a) 11.5% and (b) the rate applicable to BioScrip’s junior credit facilities at the consummation of the proposed transaction plus 100 basis points, (iii) the preferred stock would no longer be entitled to vote with the common stock on matters submitted to the common stock for a vote, and (iv) BioScrip would have the right to repurchase the preferred stock for cash at a price equal to its liquidation preference at any time after a set period (period to be determined) following the amendment of the terms of the preferred stock. The January 17 Letter also noted that the amendment to the terms of the preferred stock would (except as otherwise set forth in the letter) remove all powers, preferences and rights of the holders of preferred stock, which would include (1) eliminating any consent or veto rights of the holders of preferred stock (other than the right to approve further amendments to the terms of the preferred stock), (2) eliminating any put or redemption rights of the holders of preferred stock, and (3) eliminating any right to designate a member of the board of directors. Finally, Option Care also required that Moody’s Investors Services provide equity treatment to the preferred stock for credit rating purposes after giving effect to the above changes. At the request of the BioScrip Board, representatives of Moelis subsequently conveyed Option Care’s proposal to Mr. Shackelton.
On January 23, 2019, the BioScrip Transaction Committee held a telephonic meeting to discuss, among other things, an update on the buyer outreach process. Representatives of BioScrip management, Gibson Dunn and Moelis joined the meeting. Representatives of Moelis noted that of the 13 parties contacted (i) four parties, including Party A, declined to pursue the opportunity, (ii) two parties were negotiating confidentiality agreements and (iii) seven parties continued to evaluate the opportunity internally. Representatives of Moelis also noted that Coliseum Capital would not be amenable to the terms of the January 17 Letter from Option Care. The BioScrip Transaction Committee discussed Coliseum Capital’s request for Option Care to refine its proposal.
Also on January 23, 2019, an advisor to Option Care shared with BioScrip its updated synergy analyses from a potential combination related to procurement cost savings.
On January 24, 2019, representatives of BioScrip, along with its advisors, including representatives of Moelis and Jefferies met telephonically with representatives of Option Care and Madison Dearborn Partners and its advisors, including representatives of Goldman Sachs, to discuss each party’s view of the range of aggregate gross synergies and certain potential negative synergies.
On January 30, 2019, Mr. Greenleaf, Mr. Deitsch, Ms. Stalmack and certain other representatives and advisors to BioScrip met telephonically with Mr. Rademacher, Mr. Shapiro, Mr. Berman, Mr. Sullivan, Ms. Betten and other representatives of Madison Dearborn Partners and other advisors to Option Care, to discuss budgeted and actual performance for each company, contractual adjustments, bad debt and cash collections and additional quality of earnings clarification questions.
On February 1, 2019, the BioScrip Transaction Committee held a telephonic meeting to receive an update on discussions with Option Care and the buyer outreach process. Representatives of BioScrip management, Gibson Dunn, Moelis and Jefferies were also present. Representatives of Moelis and Jefferies also reviewed certain adjustments made by management to the 2019 budget and financial projections which, among other things, lowered estimated 2019 Adjusted EBITDA to $70.0 million from $76.6 million projected in November in light of, among other things, higher than expected bad debt expense and lower than previously anticipated levels of reimbursement for certain therapies pursuant to the Cures Act. After representatives of Jefferies had left the meeting, representatives of Moelis provided an updated on the buyer outreach process and noted that of the 13 parties contacted (i) five parties, including Party A, had declined to pursue the opportunity, (ii) five parties had either finalized confidentiality agreements or were close to finalizing the confidentiality agreement and (iii) three parties continued to evaluate the opportunity internally.
On February 5, 2019, the BioScrip Board received a revised proposal from Option Care (the “February 5 Proposal”). In the February 5 Proposal, Option Care noted that based on its diligence of the cash collections analysis and Q4 financial information provided, as well as BioScrip’s fiscal year 2018 results being lower than the fiscal year 2018 estimated forecast previously delivered in connection with the transaction, Option Care’s view of normalized BioScrip EBITDA was now materially lower than its previous estimates. Option Care also noted that it viewed the net synergy opportunity to be between $48.4 million and $64.3 million when incorporating its view of  (1) procurement savings and (2) negative synergies related to, among other items, harmonizing compensation, employer 401(k) match expense, and IT and telecommunications resources and investments. The February 5 Proposal stated that based on Option Care’s final view of BioScrip fiscal year 2018 Pro Forma Adjusted EBITDA and synergies shared pro rata based on pro forma ownership, Option Care believed a reasonable valuation framework would imply a pro forma Option Care ownership of 92% based on BioScrip’s current valuation of 19.6x Total Enterprise Value/2018 estimated Consensus EBITDA and Option Care’s view of BioScrip EBITDA. The February 5 Proposal further noted that in order to get to an agreement on a potential transaction, Option Care was prepared to offer a premium of 900 basis points of ownership to BioScrip’s stockholders and to move forward on a pro forma ownership split of 83% to Option Care stockholders and 17% to BioScrip stockholders on a fully as-if-converted share count. Option Care explained that the 83% Option Care ownership assumed shares are issued to Option Care based on BioScrip’s fully as-if-converted share count, pro forma for all warrants, convertible securities and other securities currently outstanding at BioScrip. The February 5 Proposal provided that any dilution associated with securities included in BioScrip’s current capitalization table would be fully borne by the BioScrip stockholders. The February 5 Proposal further proposed that, in response to feedback on the January 17 Letter, Option Care would be amendable to two alternatives regarding treatment of the Preferred Stock. The first alternative was for BioScrip to repurchase the preferred stock for cash at 110% of the outstanding liquidation preference at closing. The second alternative was for the terms of the preferred stock to be amended to provide, among other things, that

(i) the preferred stock would continue to be convertible into common stock but the number of shares into which it is convertible would be limited to the number of shares resulting from the liquidation preference outstanding at the time of the closing, (ii) the dividend rate would be equal to the lesser of 11.5% and the rate on BioScrip’s junior credit facilities at closing, plus 100 basis points, (iii) the preferred stock would not be entitled to vote with the common stock and (iv) BioScrip would have a right to repurchase the preferred stock for cash at its liquidation preference at any time after two years following the amendment of the terms of the preferred stock. Option Care also required that the 2017 Warrants be amended such that they are exercisable into a fixed number of shares which are taken into account as part of BioScrip’s pre-merger share count as opposed to remaining outstanding and representing 4.99% of the outstanding shares of the combined company. In addition, Option Care requested permission to commence discussions with additional potential financing providers, the ability to complete a third-party assessment of BioScrip’s five largest pharmacy locations, access to BioScrip’s auditors to discuss the 2018 audit and certain additional confirmatory due diligence.
On February 6, 2019, the BioScrip Board met telephonically to discuss, among other things, the February 5 Proposal. Representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis were also present. Representatives of Moelis and Jefferies reviewed with the BioScrip Board the February 5 Proposal, including the implied pro forma financial metrics for the combined company. Representatives of Jefferies noted that Jefferies was prepared to fully commit to finance the transaction. Representatives of Moelis and Jefferies then reviewed preliminary financial analyses in connection with the February 5 Proposal and noted that, assuming 83% ownership by Option Care, the BioScrip stockholders would own 14.6% of the combined company after incurring the dilution associated with the incremental shares issuable pursuant to the 2017 Warrants (on a treasury stock method using BioScrip’s stock price of  $3.78). In considering the February 5 Proposal, representatives of Moelis and Jefferies reviewed with the BioScrip Board the relative accretion of BioScrip shares following a transaction at various ownership levels and synergies. At the meeting, representatives of Moelis and Jefferies also noted BioScrip’s standalone capital structure challenges and liquidity challenges associated with BioScrip’s near term impending debt maturities.
On February 12, 2019, at the request of BioScrip, Coliseum Capital sent a letter to the BioScrip Board with respect to Coliseum Capital’s views regarding the preferred stock. In the letter, Coliseum Capital again expressed its preference for the preferred stock to remain outstanding without change, but offered two alternative proposals should Option Care not be amenable to the preferred stock remaining outstanding without change. Specifically, Coliseum Capital proposed, as part of an Option Care transaction, (i) converting its preferred stock into common stock with a conversion price of  $2.80 (a discount of 21% to then-current market trading price and a reduction from the $5.17 conversion price in the certificate of designations) or (ii) a one-time cash redemption option representing a 35% premium to the outstanding liquidation preference. Coliseum Capital noted that the conversion to common stock was contingent on BioScrip stockholders receiving a minimum of 18% of pro-forma ownership, as well as satisfactory resolution of the anti-dilution provisions of the 2017 Warrants which allowed the warrantholders to retain a 4.99% ownership stake in the larger combined company. Additionally, Coliseum Capital stated it would require registration rights and a board seat.
On February 14, 2019, at the request of Mr. Greenleaf and Mr. Deitsch, a representative of ASSF IV and an account managed by ASSF Operating Manager IV, L.P. (the “Ares Vehicles”) provided preliminary and illustrative feedback regarding his views of a potential refinancing and potential terms thereof.
On February 15, 2019, the BioScrip Transaction Committee met to receive an update on, among other things, the buyer outreach process and the proposal from Coliseum Capital and feedback from the representative of the Ares Vehicles. Representatives of BioScrip management, Gibson Dunn, Moelis and Jefferies were also present. The BioScrip Transaction Committee reviewed the proposal from Coliseum Capital as well as the feedback from the representative of the Ares Vehicles received by BioScrip with representatives of Moelis and Jefferies. Such feedback included both additional preferred equity and a common stock offering in addition to a first lien term loan, which would result in a dilution of outstanding BioScrip common stock. With respect to the buyer outreach process, representatives of Moelis noted that of the five parties that executed confidentiality agreements, (i) three had declined to pursue the opportunity (two of which had conducted due diligence calls with management) and (ii) two parties continued to evaluate the opportunity (one of which had conducted a due diligence call with management). The other eight parties contacted had each declined to pursue the opportunity without submitting an indicating of interest or executing a confidentiality agreement.
On February 21, 2019, the BioScrip Transaction Committee met and discussed, among other things, the negotiations regarding the treatment of the BioScrip preferred stock. Representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis were also present. Mr. Pate recused himself from the meeting noting his role as interim chief executive officer of another company in which funds and accounts managed by Coliseum Capital have a significant ownership interest and for which Mr. Shackelton serves as chairman of the board (which relationship was previously described to the BioScrip Board). Following discussion and also considering certain analyses from representatives of Moelis and Jefferies, at the direction of the BioScrip Transaction Committee, following the meeting Mr. Neumann, at the direction of the BioScrip Transaction Committee, communicated to Mr. Shackelton the BioScrip Transaction Committee’s proposal to repurchase the preferred stock owned by Coliseum Capital at 120% of the liquidation preference. Later on February 21, 2019, Mr. Shackelton, on behalf of Coliseum Capital, presented a counterproposal that the preferred stock be repurchased for 125% of the liquidation preference with 120% payable in cash and 5% payable in shares of BioScrip common stock.
On February 22, 2019, the BioScrip Transaction Committee met telephonically. Representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis were also present. During the meeting representatives of Moelis and Jefferies provided an update on recent discussions with Coliseum Capital regarding the preferred stock. Representatives of Moelis and Jefferies also provided the BioScrip Transaction Committee with preliminary financial analyses with respect to the proposed transaction with Option Care, as well as a review of refinancing alternatives available to BioScrip, and discussed with the BioScrip Transaction Committee the challenges presented by the BioScrip capital structure, leverage ratios and impending near term debt maturities. The BioScrip Transaction Committee also discussed a potential counterproposal to Option Care. Representatives of BioScrip management also reviewed updates to the preliminary five-year forecasts since the projections were originally provided in November. Following discussion with BioScrip management and representatives from Jefferies and Moelis, the BioScrip Transaction Committee instructed BioScrip management to continue refining the assumptions regarding 2019 and future years. The BioScrip Transaction Committee also discussed that BioScrip’s stock was trading on the basis of analyst consensus estimates for 2018 and did not reflect the actual 2018 results and reviewed an illustrative share price analysis following the 2018 year-end earnings announcement, which, based on a then expected $45.7 million Adjusted EBITDA for 2018, implied a per share price of  $2.20 at current multiples versus the current $3.61 share price. The BioScrip Transaction Committee also evaluated a proposed response to Option Care’s proposal and agreed to propose a pro forma ownership split that provided BioScrip stockholders with 20.5% ownership in the combined company on a fully as-if-converted basis. The counterproposal assumed the preferred stock was converted to cash at 120% of the liquidation preference and the 2017 Warrants were converted into 4.99% of the shares outstanding prior to the merger. After representatives from Jefferies had left the meeting, representatives of Moelis noted that of the 13 contacted parties, eight had declined to pursue the opportunity without submitting an indication of interest or executing a confidentiality agreement and of the five parties that executed confidentiality agreements (i) four had declined to pursue the opportunity and (ii) one had not formally declined the opportunity but had not been active in the virtual dataroom or scheduled a diligence call with management. The BioScrip Transaction Committee also approved Option Care contacting additional financing sources.
Following the BioScrip Transaction Committee meeting, as instructed by the BioScrip Transaction Committee, representatives of Moelis and Jefferies delivered the written counterproposal to Option Care.
On February 25, 2019, Option Care delivered a letter to BioScrip accepting the proposed ownership splits, requested access to additional financing sources, requested access to BioScrip’s audit team to review the draft 2018 audit, and outlined other confirmatory due diligence items. In its February 25 letter Option Care also noted its belief that the definitive transaction documentation should provide for Option Care to have its out-of-pocket expenses related to the potential transaction reimbursed by BioScrip in the event that BioScrip’s stockholders do not approve the transaction.

On February 26, 2019, the BioScrip Board met telephonically and discussed Option Care’s response letter as well as a process to reach definitive agreement. Mr. Shackelton recused himself from the meeting. Representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis were also present. The BioScrip Board reviewed the February 25 letter from Option Care and noted that although it was not in agreement with respect to expense reimbursement of Option Care, the BioScrip Board agreed that it could negotiate this term in conjunction with negotiating a definitive transaction agreement. The BioScrip Board approved management and representatives of BioScrip engaging in further due diligence workstreams and the preparation and negotiation of a definitive transaction agreement.
Between February 27, 2019 and March 14, 2019, BioScrip and its representatives had daily teleconferences with Option Care and its representatives to discuss the status of due diligence, transaction documentation and other workstreams.
On February 28, 2019, representatives of BioScrip, including Mr. Greenleaf, Mr. Deitsch and Ms. Stalmack, along with representatives of Moelis, Jefferies and Gibson Dunn, had a teleconference with Option Care and Madison Dearborn Partners and their representatives regarding the BioScrip capitalization. Between February 28 and March 14, 2019, the parties continued to discuss the BioScrip capitalization and treatment of equity and its economic impact on the proposed exchange ratio implied by the ownership splits.
On March 1, 2019 the BioScrip Transaction Committee met telephonically, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss a proposal with respect to the 2017 Warrants (the “March 1 Proposal”) and to review management’s revised BioScrip forecast, updated by management in light of BioScrip’s nearly completed audit for 2018. The revised management projections reflected a further decrease in projected 2019 Adjusted EBITDA to $66.5 million from the $70.0 million presented by management on February 1, 2019 as a result of further refinement of management’s estimates. Following the meeting, representatives of Moelis and Jefferies delivered to the Ares Vehicles a letter proposing to convert the 2017 Warrants into shares representing 4.99% of BioScrip’s as-if converted shares outstanding immediately preceding the signing of the warrant agreement amendment. As consideration for amending the warrant agreement for the 2017 Warrants, BioScrip proposed to issue the holders of the 2017 Warrants 1.077 million additional warrants (with a value of  $3.5 million) which would also be converted into BioScrip shares pre-closing.
On March 2, 2019, Gibson Dunn provided an initial draft of the merger agreement to Kirkland & Ellis, LLP (“Kirkland & Ellis”), legal counsel to Option Care.
Between March 3, 2019 and March 14, 2019, Gibson Dunn and Kirkland & Ellis negotiated the various transaction agreements.
On March 4, 2019, Mr. Pate, discussed the March 1 Proposal regarding the 2017 Warrants with representatives of the Ares Vehicles. Such representatives originally proposed to Mr. Pate a payment of $20 million, as an amendment fee for an amendment that would allow the 2017 Warrants to remain outstanding following the closing, but the total number of shares subject to the 2017 Warrants would be fixed. During such call, BioScrip negotiated for the forced exercise of the 2017 Warrants into shares of common stock immediately prior to closing. Ultimately, as consideration for amending the warrant agreement, the parties discussed a warrant amendment fee of  $6 million payable in 1.85 million shares of BioScrip’s common stock (based on a fixed price per share of  $3.25).
On March 5, 2019, Kirkland & Ellis provided a revised draft of the merger agreement. The revised draft provided for a reverse termination fee payable by Option Care for breach of the merger agreement and failure to close or if the financing for the transaction was not available at closing. The proposed reverse termination fee was equal to 4% of BioScrip’s equity value; an amount that was equivalent to the amount of the BioScrip termination fee. In addition, the revised draft provided for a 20 business day “marketing period” and a closing condition that required BioScrip’s net debt not to be in excess of a to be determined threshold at the closing as well as certain healthcare regulatory approvals. The revised draft also provided that Option Care would be reimbursed up to $5 million in the event BioScrip stockholders did not approve the transaction and contemplated a voting agreement to be delivered from the Ares Vehicles and Coliseum Capital.

On March 7, 2019, the BioScrip Board held a meeting in West Palm Beach, Florida and discussed, among other things, the Option Care transaction. Representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis were also present either in person or by phone. Representatives of Moelis provided the BioScrip Board with its updated preliminary financial analyses with respect to the proposed transaction. Representatives of Jefferies and Moelis discussed with the BioScrip Board the financial analyses as well as a review of refinancing alternatives available to BioScrip, and challenges presented by the BioScrip capital structure and the potential dilution to BioScrip that would accompany a refinancing. Representatives of Gibson Dunn also discussed with the BioScrip Board the outstanding material issues in the merger agreement. Following such presentations Mr. Shackelton recused himself from the meeting. The BioScrip Board then discussed the treatment of the preferred stock. Following such portion of the meeting, BioScrip directors discussed the proposed preferred stock repurchase agreement with Mr. Shackelton and agreed to Coliseum Capital’s proposal regarding the repurchase of the preferred stock for 125% of the liquidation preference with 5% payable in BioScrip shares.
On March 8, 2019, representatives of Gibson Dunn spoke with representatives of Coliseum Capital’s legal counsel, Paul Hastings LLP, regarding the preferred stock repurchase. Coliseum Capital’s legal counsel informed such representatives of Gibson Dunn that Coliseum Capital would require indemnification for any losses incurred in connection with entering into the repurchase agreement, as well as reimbursement of expenses.
Later on March 8, 2019, the BioScrip Transaction Committee met telephonically along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, and continued discussion regarding the outstanding legal issues in the merger agreement, including the reverse termination fee structure, as well as the ancillary agreements, including the documentation regarding the treatment of the preferred stock and the treatment of the 2017 Warrants.
Later on March 8, 2019, representatives of Gibson Dunn provided a revised draft merger agreement to Kirkland & Ellis. The revised draft provided for a termination fee payable by BioScrip of  $8 million (approximately 1.5% of BioScrip’s then-current equity value based on the then current stock price) in certain specified situations, removed the net debt condition and closing conditions regarding healthcare regulatory approvals. The revised draft also noted that, following receipt of drafts of the debt commitment letters, the parties would further discuss the reverse termination fee and “specific performance lite” construct entitling BioScrip to specific performance to cause the closing to occur only if all of the closing conditions are satisfied, BioScrip is ready, willing, and able to close the transaction, and the debt financing is available. The revised draft also deleted the expense reimbursement provisions.
On March 9, 2019, representatives of Moelis and Gibson Dunn had a teleconference with representatives of Madison Dearborn Partners and Kirkland & Ellis to discuss the contemplated financing for the transaction.
On March 9, 2019 the BioScrip Transaction Committee met telephonically, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss Option Care’s projections and BioScrip’s projections and receive an update on the status of negotiations of the definitive transaction documents and Option Care’s financing.
Between March 9, 2019 and March 14, 2019, Coliseum Capital’s legal counsel and the Ares Vehicles’ legal counsel negotiated Kirkland & Ellis’s draft voting agreement with Kirkland & Ellis and Gibson Dunn. On March 14, 2019, Option Care withdrew its request for the Ares Vehicles to sign a voting agreement.
On March 10, 2019, representatives of Gibson Dunn sent a draft of the preferred stock repurchase agreement regarding the Series C Preferred Stock and a draft amendment certificate of designation regarding the Series A Preferred Stock to Coliseum Capital’s legal counsel. Later on March 10, 2019, Coliseum Capital’s legal counsel provided a revised draft repurchase agreement including an indemnification provision in favor of Coliseum Capital as well as expense reimbursement.
Later on March 10, 2019, at the direction of the BioScrip Transaction Committee, representatives of Moelis and Jefferies delivered a revised proposal to the Ares Vehicles with respect to the 2017 Warrants. The revised proposal provided for the holders of the 2017 Warrants to receive 7,320,640 warrants based on 4.99% of the fully diluted BioScrip shares basis of 146,706,203 (representing the amount of fully diluted

BioScrip shares outstanding as of such date without including the 2017 Warrants and the preferred stock). Such warrants would remain outstanding following the closing. No warrants would be issued for the 19,349,567 shares underlying the Series A Preferred Stock and Series C Preferred Stock due to the fact that they would be redeemed or repurchased, as applicable. In addition, the warrant holder would receive 1,855,747 shares issued in connection with the $6.0mm warrant amendment fee, payable in BioScrip common stock (based on Bloomberg 10-day volume weighted average price of  $3.23 as of Friday, March 8, 2019) and 77,197 additional warrants issued in connection with the 5.0% of liquidation preference payment in BioScrip common stock to the holders of the Series A and C Convertible Preferred Stock.
On March 10, 2019, the BioScrip Transaction Committee met telephonically, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss the status of negotiations of the definitive transaction documents.
Also on March 10, 2019, Gibson Dunn received a revised draft merger agreement from Kirkland & Ellis. The revised draft provided for a reverse termination fee payable by Option Care if the financing for the transaction was not available at closing. The proposed reverse termination fee was $25 million (approximately 4.7% of the then-current equity value of BioScrip based on the then current stock price). The revised draft also increased the termination fee payable by BioScrip in specified circumstances to $15 million (approximately 2.8% of the then-current equity value of BioScrip based on the then current stock price) and also reinserted the expense reimbursement provision in the event BioScrip stockholders vote down the transaction. In addition, the revised draft provided for a 20 business day marketing period and a closing condition that required BioScrip’s net debt not to be in excess of a to be determined threshold at the closing. The revised draft also included a closing condition for the receipt of certain healthcare regulatory approvals.
On March 11, 2019, representatives of Gibson Dunn and Moelis had a teleconference with representatives of the Ares Vehicles to discuss the warrant agreement amendment for the 2017 Warrants. During such teleconference, representatives of the Ares Vehicles expressed their belief that the amount of warrants that should be issued to the holders of the 2017 Warrants should be based on 4.99% of the fully diluted BioScrip shares immediately prior to closing, which included shares underlying the Series A Preferred Stock and Series C Preferred Stock.
Later that day on March 11, 2019, at the direction of the BioScrip Transaction Committee, representatives of Moelis and Jefferies delivered to the Ares Vehicles a proposal pursuant to which the holders of the 2017 Warrants would receive 7,320,640 warrants based on 4.99% of the fully diluted BioScrip shares of 146,706,203. Such warrants would remain outstanding following the closing. In addition, the warrant holders would receive 1,855,747 shares of BioScrip common stock and an additional 965,543 warrants issued as a warrant amendment fee. Later on March 11, 2019, BioScrip delivered documentation to each of the holders of the 2017 Warrants.
Between March 11, 2019 and March 14, 2019, BioScrip and Gibson Dunn and Kirkland & Ellis negotiated the warrant agreement amendment documentation with the holders of the 2017 Warrants, including the Ares Vehicles.
On March 11, 2019, Coliseum Capital’s legal counsel delivered a message to Gibson Dunn that Coliseum Capital would not continue discussions until BioScrip agreed, among other things, to indemnification and an expense reimbursement.
On March 11, 2019 the BioScrip Board, other than Mr. Shackelton, met telephonically, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss, among other things, the status of negotiations of the definitive transaction documents.
On March 12, 2019, the BioScrip Board met, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss outstanding legal issues in the merger agreement, the preferred stock documentation and the warrant documentation. Mr. Shackelton recused himself from the meeting until the completion of the discussion regarding the material terms of the preferred stock repurchase agreement and the amendment to the Series A Certificate of Designation. In addition, the BioScrip Board heard presentations from certain of BioScrip’s outside advisors as to the key findings in the due diligence workstreams.

Later on March 12, 2019, representatives of Gibson Dunn distributed a revised draft preferred stock repurchase agreement to representatives of Kirkland & Ellis and Coliseum Capital’s legal counsel, which revised draft accepted the indemnification provision in favor of Coliseum Capital and provided that each party would bear their own expenses in connection with the transactions. Between March 12 and March 14 representatives of Gibson Dunn, Coliseum Capital and Kirkland & Ellis negotiated the final terms of the preferred stock repurchase agreement and the amendment to the Series A Certificate of Designation.
Also on March 12, 2019, representatives of Gibson Dunn, Moelis and Jefferies met telephonically with representatives of Option Care and Kirkland & Ellis to discuss outstanding issues in the merger agreement. Following such call, the parties continued to negotiate the final terms of the merger agreement until March 14, 2019, including circulating revised draft agreements and teleconferences to discuss outstanding issues, such as provisions regarding Option Care’s financing, termination fees, expense reimbursement and regulatory approvals required.
On March 13, 2019, in the morning, the BioScrip Board met telephonically, along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis, to discuss outstanding legal issues in the merger agreement, the preferred stock documentation and the warrant documentation. Mr. Shackelton recused himself from such meeting.
On the evening of March 13, 2019, the BioScrip Board held a telephonic meeting along with representatives of BioScrip management, Gibson Dunn, Jefferies and Moelis. Representatives of Gibson Dunn updated the BioScrip Board on the status of the negotiations with Option Care, the Ares Vehicles and Coliseum Capital. Representatives of Gibson Dunn noted that the negotiations with Coliseum Capital regarding the preferred stock documentation were substantially complete and the material terms had been agreed. Representatives of Moelis also provided the BioScrip Board with its updated preliminary financial analyses with respect to the proposed transaction. The BioScrip Board also discussed the anticipated timeline of, and the key considerations relating to, the announcement should the transaction ultimately be approved by the BioScrip Board. The BioScrip Board agreed to delay the BioScrip earnings call which had been scheduled for the morning of March 14.
On March 13, 2019, Moelis provided the BioScrip Board with updated disclosure on its relationships (if any) with the Ares Vehicles, Coliseum Capital and Walgreens Boots Alliance, Inc. (an affiliate of Option Care). The BioScrip Board reaffirmed, based upon the information provided by Moelis, that Moelis did not have any relationships that would be likely to impair its ability to provide independent advice to the BioScrip Board.
On March 14, 2019, the BioScrip Board held a telephonic meeting with members of BioScrip management and representatives of Gibson Dunn, Moelis and Jefferies in attendance. During the meeting, representatives of Gibson Dunn reviewed the fiduciary duties of the BioScrip Board in connection with reviewing a potential transaction with Option Care, updated the BioScrip Board regarding the outcome of the points in the transaction documents that had remained open at the prior board meeting, and reviewed with the BioScrip Board the resolutions that it would be adopting if it determined to enter into the potential transaction with Option Care. Representatives of Moelis also reviewed with the BioScrip Board its final financial analysis of the exchange ratio as defined in “The Mergers — Opinion of BioScrip’s Financial Advisor” beginning on page 69. Representatives of Moelis delivered to the BioScrip Board its oral opinion, confirmed by its delivery of a written opinion dated March 14, 2019, that, as of the date thereof, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Moelis’s written opinion, the exchange ratio was fair, from a financial point of view, to BioScrip. Following further discussion, the BioScrip Board thereafter unanimously (with Mr. Shackelton abstaining from any vote regarding the Series A COD Amendment and the Preferred Stock Repurchase Agreement) (i) determined that the Merger Agreement and the transactions contemplated thereby (including the BioScrip Share Issuance) was fair to and in the best interests of BioScrip and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby (including the BioScrip Share Issuance), (iii) directed that the BioScrip Share Issuance, the Amended BioScrip Charter and the BioScrip Series A COD Amendment be submitted to a vote at a meeting of BioScrip’s stockholders, and (iv) recommended the approval of the BioScrip Share Issuance, the Amended BioScrip Charter and the BioScrip Series A COD Amendment by BioScrip’s stockholders.

Later that evening the Merger Agreement, the warrant amendment documentation and the Preferred Stock Repurchase Agreement were executed.
BioScrip’s Reasons for the Mergers; Recommendation of the BioScrip Board of Directors
The BioScrip Board recommends that the BioScrip stockholders vote “FOR” the BioScrip Share Issuance, the Amended BioScrip Charter and the BioScrip Series A COD Amendment.
The BioScrip Board, with the advice and assistance of its financial and legal advisors and BioScrip management, reviewed, evaluated and considered, and, at a meeting held on March 14, 2019, approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (including the BioScrip Share Issuance), the Amended Charter and the BioScrip Series A COD Amendment.
In reaching its decision to approve the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement and to recommend that BioScrip stockholders vote in favor of the BioScrip Share Issuance, the Amended Charter and the BioScrip Series A COD Amendment, the BioScrip Board consulted extensively with its financial and legal advisors. After such consultation, the BioScrip Board (i) determined that the Merger Agreement and the transactions contemplated thereby (including the BioScrip Share Issuance) are fair to and in the best interests of BioScrip and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby (including the BioScrip Share Issuance) and (iii) directed that the BioScrip Share Issuance, the Amended Charter and the BioScrip Series A COD Amendment be submitted to a vote at a meeting of BioScrip’s stockholders.
The BioScrip Board’s decision to approve the Merger Agreement, the Mergers and the other transactions contemplated thereby and to recommend that BioScrip stockholders vote in favor of the BioScrip Share Issuance, the Amended Charter and the BioScrip Series A COD Amendment was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
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That the structure of the transaction would give BioScrip stockholders the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of BioScrip’s common stock following the business combination should they decide to retain their BioScrip common stock.

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That BioScrip security holders would own approximately 20.5% of the combined company on a fully diluted pro forma basis (based on the BioScrip share price as of signing, and taking into account the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers).

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The BioScrip Board’s familiarity with, and understanding of, BioScrip’s business, assets, financial condition, results of operations, capital structure, current business strategy and prospects.

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That BioScrip’s 2018 financial results were lower than prior expectations and that BioScrip was not generating cash in excess of the cost to service its outstanding debt.

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The BioScrip Board’s expectation that the business combination with Option Care will create a leading independent provider with the national reach, comprehensive therapy offering and financial capacity to succeed in the attractive and growing home and alternate site infusion services segment of the estimated $100 billion U.S. infusion market.

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The BioScrip Board’s expectation that the business combination with Option Care will create an enhanced and simplified capital structure with significant deleveraging and no near-term maturities and lower cost of capital for BioScrip that provides flexibility and access to capital on more attractive terms and which in turn would enhance the combined company’s ability to invest in growth initiatives, invest in quality management, and deleverage.

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The BioScrip Board’s belief that BioScrip had unnaturally high leverage, with refinancing required in the short term, and that continued improvements in financial performance would not likely be sufficient to refinance into a sustainable capital structure in the near term.

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The liquidity challenges associated with BioScrip’s near term impending debt maturities and the BioScrip Board’s expectation that refinancing on a stand-alone basis would likely require an equity issuance which could be significantly dilutive to existing BioScrip stockholders.

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The BioScrip Board’s belief that a combination with Option Care would enhance liquidity for BioScrip stockholders as a result of holding stock in the combined company with a larger market capitalization, a larger ownership base, and expanded analyst coverage.

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The BioScrip Board’s expectation that the business combination would be immediately accretive to BioScrip’s earnings per share.

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The BioScrip Board’s belief that the terms of the merger agreement would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal following the announcement of the merger agreement.

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The BioScrip Board’s expectation that BioScrip stockholders will benefit from synergies and growth from the transaction, considering factors including Option Care’s business, assets, financial condition, results of operations, business plan and prospects, the size and scale of the combined company and the expected pro forma effect of the business combination on the combined company.

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The BioScrip Board’s expectation that the business combination would result in estimated total gross synergies ranging from $77 million to $94 million (before implementation costs estimated to be approximately $18 million in 2019 and $18 million in 2020).

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The expectation communicated by Option Care that the business combination would result in estimated total net synergies of approximately $68 million per year, based on gross synergies of approximately $75 million per year and negative synergies related to, among other items, harmonizing compensation, employer 401(k) match expense, and IT resources and investments (before (i) additional negative synergies of approximately $11 million related to harmonizing accounting policies and (ii) implementation costs estimated to be approximately $57 million over two years).

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The BioScrip Board’s expectation that, following the business combination, the combined company will be well-positioned to capitalize on organic growth opportunities and to pursue additional acquisitions.

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The fact that, following the completion of the mergers, two members of the current BioScrip Board will remain on the board of combined company.

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The financial presentation and oral opinion of Moelis rendered on March 14, 2019, which was subsequently confirmed by delivery of a written opinion of Moelis, dated of even date therewith, to the BioScrip Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in those opinions, the exchange ratio was fair, from a financial point of view, to BioScrip. See the section entitled “The Mergers — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69. The full text of the written opinion of Moelis is attached as Annex J to this Proxy Statement.

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The BioScrip Board’s consideration of both the standalone BioScrip business plan and potential alternative transactions and its view, following consultation with its legal and financial advisors, that it was not probable that the standalone BioScrip business plan or any alternative transaction reasonably available to BioScrip within a reasonable timeframe would generate value to the BioScrip stockholders in excess of the value from the Mergers;

•
The fact that BioScrip initiated a potential buyer outreach and its financial advisor solicited bids from a group of thirteen potential strategic acquirors, of which five entered into confidentiality agreements with BioScrip and received an evaluation package containing financial information regarding BioScrip’s business, management presentations and access to a virtual data room, and none of the thirteen potential acquirors submitted indications of interest.
•
The review by the BioScrip Board with its legal and financial advisors, as applicable, of the structure of the business combination and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the business combination and the BioScrip Board’s evaluation of the likely time period necessary to close the business combination. The BioScrip Board also considered the following specific aspects of the Merger Agreement.

•
The BioScrip Board’s belief that the terms of the Merger Agreement, including BioScrip’s representations, warranties and covenants and the conditions to each party’s obligations, are reasonable and consistent with applicable market practice.

•
The nature of the closing conditions included in the Merger Agreement, including the market, industry-related and other exceptions to the events that would constitute a material adverse effect on either BioScrip or Option Care for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the business combination.

•
That the Merger Agreement provides that, under certain circumstances, and subject to certain conditions, BioScrip is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of BioScrip that could reasonably be expected to result in a Superior Proposal.

•
That the BioScrip Board, subject to certain conditions, has the right to change its recommendation to BioScrip stockholders that they adopt the Merger Agreement.

•
BioScrip’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to Option Care’s ability to match such superior proposal and subject to paying a termination fee of  $15 million.

•
The BioScrip Board’s belief that the $15 million termination fee payable by BioScrip under certain circumstances is consistent with market practice and would not preclude or deter a willing and financially capable third party, were one to exist, from making a Superior Proposal following the announcement of the transaction with Option Care.

•
That, in certain instances, if the Merger Agreement is terminated, Option Care would be required to pay BioScrip a termination fee of  $30 million.

In the course of its deliberations, the BioScrip Board also considered a variety of risks, uncertainties and other potentially countervailing factors, including the following (which are not necessarily presented in order of relative importance):
•
The dilution of the voting interests of BioScrip stockholders as a result of the issuance of the Merger Consideration and escrowed shares to Omega Parent and the issuances of BioScrip common stock in connection with the Preferred Stock Repurchase Agreement, the Series A COD Amendment, the Amended and Restated Warrant Agreement and the Warrant Letter Agreements and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers.

•
The risks and costs to BioScrip if the business combination is delayed or does not occur at all, including the potential negative impact on BioScrip’s ability to retain key employees, the diversion of BioScrip management and employee attention and the potential disruptive effectives on BioScrip’s day-to-day operations and BioScrip’s relationships with third parties, including its customers and suppliers.

•
The transaction costs to be incurred in connection with the business combination.

•
That the merger agreement contains restrictions on the conduct of BioScrip’s business prior to the completion of the business combination, including the requirement that BioScrip conduct its business only in the ordinary course, subject to specific exceptions, which could delay or prevent BioScrip from undertaking business opportunities that may arise pending the completion of the business combination.
•
That the merger agreement imposes limitations on BioScrip’s ability to solicit alternative transactions prior to closing and its ability to terminate the merger agreement, including a requirement that BioScrip pay a $15 million termination fee in the circumstances described in “The Merger Agreement — Termination — Termination Fees Payable by BioScrip” beginning on page 113.

•
That upon consummation of the mergers, the size of the BioScrip Board will be comprised of eight directors selected by Option Care and two directors selected by BioScrip.

•
The possibility that BioScrip will not realize all of the anticipated strategic and other benefits of the business combination, including as a result of the challenges of combining the businesses, operations and workforces of BioScrip and Option Care, and the risk that expected synergies may not be realized or will cost more to achieve than anticipated.

•
Various other risks described in the section entitled “Risk Factors” beginning on page 21.

The BioScrip Board considered all of these factors as a whole and concluded that these factors supported a determination that the merger agreement and the transactions contemplated thereby (including the BioScrip Share Issuance, the Amended Charter, and the Series A COD Amendment) were advisable and in the best interests of BioScrip and its stockholders. The foregoing discussion of the information and factors considered by the BioScrip Board is not exhaustive. In view of the wide variety of factors considered by the BioScrip Board in connection with its evaluation of the business combination and the complexity of these matters, the BioScrip Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the BioScrip Board may have viewed factors differently or given different weight or merit to different factors.
In considering the recommendation of the BioScrip Board that the BioScrip stockholders vote to approve the BioScrip Share Issuance, the Amended Charter and the BioScrip Series A COD Amendment, BioScrip stockholders should be aware that the directors and executive officers of BioScrip may have certain interests in the business combination that may be different from, or in addition to, the interests of BioScrip stockholders generally. The BioScrip Board was aware of these interests and considered them when approving the merger agreement and recommending that BioScrip stockholders vote to approve and adopt the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger — Interests of Certain BioScrip Directors and Executive Officers in the Mergers” beginning on page 85.
The foregoing discussion of the information and factors considered by the BioScrip Board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.
Opinion of Moelis, BioScrip’s Financial Advisor
At the meeting of the BioScrip Board on March 14, 2019 to evaluate and approve the Merger Agreement and the Mergers, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated March 14, 2019, addressed to the BioScrip Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio whereby, immediately following the consummation of the First Merger, Omega Parent will own 79.5% of the outstanding shares of BioScrip common stock on a fully-diluted basis utilizing the treasury stock method, and the holders of Post-Transaction BioScrip Fully-Diluted Shares (as defined below) will own 20.5% of the outstanding shares of BioScrip common stock on a fully diluted basis utilizing the treasury stock method (the “exchange ratio”), was fair, from a financial point of view, to BioScrip.

In this section:
•
“Post-Transaction BioScrip Fully-Diluted Shares” means the 139,828,454 shares of BioScrip common stock (calculated on a fully-diluted basis utilizing the treasury stock method) to be held by holders of the Pre-Transaction BioScrip Fully-Diluted Shares (as defined below) and the holders of the Transaction Adjustment Shares (as defined below) as a result of the Mergers;

•
“Pre-Transaction BioScrip Fully-Diluted Shares” means 134,651,225 shares of BioScrip common stock (calculated on a fully-diluted basis utilizing the treasury stock method) consisting of: (i) shares of BioScrip common stock outstanding, (ii) BioScrip restricted stock units and performance restricted stock units, (iii) shares of BioScrip common stock issuable pursuant to BioScrip options and (iv) shares of BioScrip common stock issuable pursuant to the BioScrip 2017 warrants;

•
“Transaction Adjustment Shares” means the 5,177,230 shares of BioScrip common stock (calculated on a fully-diluted basis utilizing the treasury stock method) resulting from the Related Transactions and Related Adjustments (each as defined below);

•
“Related Transactions” means the certain amendments or agreements between BioScrip and certain of BioScrip’s preferred stockholders and warrantholders in connection with the Mergers providing for, among other things, the establishment of the number of shares of BioScrip common stock issuable upon exercise of the BioScrip 2017 warrants and the issuance of additional securities to such preferred stockholders and warrantholders in connection with the Mergers; and

•
“Related Adjustments” means (i) the downward adjustment to the number of shares of BioScrip common stock issuable upon exercise of certain warrants as a result of the repurchase of certain preferred shares of BioScrip pursuant to certain of the Related Transactions and (ii) the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers.

The full text of Moelis’ written opinion dated March 14, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex J to this Proxy Statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the BioScrip Board (solely in its capacity as such) in its evaluation of the Mergers. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to BioScrip, and does not address BioScrip’s underlying business decision to effect the Mergers or the relative merits of the Mergers as compared to any alternative business strategies or transactions that might be available to BioScrip. Moelis’ opinion also does not address or express any view or opinion as to the net impact of the issuance of the Transaction Adjustment Shares and any resulting reduction to the net ownership percentage of the outstanding shares of BioScrip common stock (on a fully-diluted basis utilizing the treasury stock method) to be held by the holders of Pre-Transaction BioScrip Fully-Diluted Shares, in connection with the Mergers, the Related Transactions and the Related Adjustments. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Mergers or any other matter.
In arriving at its opinion, Moelis, among other things:
•
reviewed certain publicly available business and financial information relating to BioScrip;

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of BioScrip and Option Care furnished to Moelis by BioScrip, including financial forecasts for BioScrip and Option Care provided to or discussed with Moelis by the management of BioScrip (described on page 83 of this document under the captions “Summary of the BioScrip Projections” and “Summary of the BioScrip-Prepared Option Care Projections” and referred to collectively in this section as the “BioScrip Provided Projections”);

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Option Care furnished to Moelis by Option Care, including financial forecasts provided to or discussed with Moelis by the management of Option Care (described on page 84 of this document under the caption “Option Care-Prepared Option Care Projections”);

•
reviewed (i) certain internal information relating to cost savings, synergies and related expenses expected to result from the Mergers prepared by third party consultants for BioScrip and provided to Moelis by the management of BioScrip (described on page 85 of this document under the caption “Synergies — BioScrip/Option Care” and referred to in this section as the “BioScrip Provided Expected Synergies”), (ii) certain internal information relating to cost savings, synergies and related expenses expected to result from the Mergers prepared by third party consultants for Option Care and provided to Moelis by the management of Option Care (referred to in this section as the “Option Care Provided Expected Synergies”) and (iii) certain other pro forma financial effects of the Mergers furnished to Moelis by BioScrip and Option Care;

•
reviewed certain estimates of management of BioScrip regarding BioScrip’s and Option Care’s anticipated utilization of their respective net operating losses (“NOLs”) and realization of their respective other tax assets, including the amount and timing thereof  (referred to in this section as the “BioScrip Tax Attribute Estimates”);

•
reviewed share count information for BioScrip, including the amount of the Pre-Transaction BioScrip Fully-Diluted Shares, the amount of the Post-Transaction BioScrip Fully-Diluted Shares and the amount of the Transaction Adjustment Shares provided to Moelis by the management of BioScrip;

•
conducted discussions with members of the senior management and representatives of BioScrip and Option Care concerning the information described above, as well as the businesses and prospects of Option Care and BioScrip generally;

•
reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•
reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•
reviewed drafts, dated March 14, 2019, of the Merger Agreement and the agreements relating to the Related Transactions and the Related Adjustments (collectively referred to in this section as the “Agreements”);

•
participated in certain discussions and negotiations among representatives of BioScrip and Option Care and their advisors; and

•
conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the BioScrip Board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of  (and did not independently verify) any of such information. With the consent of the BioScrip Board, Moelis relied upon, without independent verification, the assessment of BioScrip and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the BioScrip Provided Projections and the other information relating to Option Care, BioScrip, the BioScrip Provided Expected Synergies and the other pro forma financial effects referred to above, Moelis assumed, at the direction of the BioScrip Board, that they have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of BioScrip as to the future performance of Option Care and BioScrip, the BioScrip Provided Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. With respect to the BioScrip Tax Attribute Estimates, Moelis assumed, with the consent of the BioScrip Board, that they were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of BioScrip as to BioScrip’s and Option Care’s respective NOLs and the anticipated utilization thereof  (including the amount and timing thereof). Moelis also assumed, at the direction of the BioScrip Board, that the future financial results (including the BioScrip Provided Expected Synergies and the BioScrip Tax Attribute Estimates) reflected in such forecasts and other information would be achieved at the times and in the amounts projected. With the consent of the BioScrip Board, for purposes of Moelis’ analysis and opinion, Moelis did not include the escrowed shares into the Post-Transaction BioScrip Fully-Diluted Shares at the closing of the Mergers. With the consent of the BioScrip Board, for purposes of Moelis’ analysis and opinion, Moelis relied on BioScrip’s share count information reflected in the Post-Transaction BioScrip Fully-Diluted Shares, the Pre-Transaction BioScrip Fully-Diluted Shares and the Transaction Adjustment Shares. Moelis did not express any views as to the reasonableness of any financial forecasts or other information referred to above or the assumptions on which they were based. In addition, with the consent of the BioScrip Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Option Care or BioScrip, nor was it furnished with any such evaluation or appraisal.
Moelis’ opinion did not address BioScrip’s underlying business decision to effect the Mergers or the relative merits of the Mergers as compared to any alternative business strategies or transactions that might be available to BioScrip and did not address any legal, regulatory, tax or accounting matters. At the direction of the BioScrip Board, Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Agreements or any aspect or implication of the Mergers or the Related Transactions, except for the fairness of the exchange ratio from a financial point of view to BioScrip. Without limiting the foregoing, Moelis did not offer any opinion as to, nor did its analysis take into account, any governance, control or other rights that would be obtained by Omega Parent in connection with or as a result of the Mergers. With the consent of the BioScrip Board, Moelis did not express any opinion or view as to (i) the allocation of the ownership of any amount of the pro forma combined company among any holders of BioScrip’s securities, including, without limitation, the holders of shares to be issued in connection with the Related Transactions or Related Adjustments, or (ii) the amount of securities to be issued by BioScrip in connection with the Related Transactions or Related Adjustments. Moelis did not express any views or opinion to holders of BioScrip’s preferred stock or warrants as to any amounts received in connection with the Related Transactions or Related Adjustments. With the consent of the BioScrip Board, Moelis did not express any opinion as to what the value of BioScrip common stock actually will be when issued pursuant to the First Merger or the prices at which BioScrip common stock (or any other security of any party to the Mergers) may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the BioScrip Board, that the final executed forms of the Agreements would not differ in any material respect from the drafts that it reviewed, that the Mergers and the Related Transactions would be consummated in accordance with their terms without any waiver or modification that could be material to its analysis, and that the parties to the Agreements would comply with all the material terms of the Agreements. Moelis assumed, with the consent of the BioScrip Board, that all governmental, regulatory or other consents and approvals necessary for the completion of the Mergers would be obtained except to the extent that could not be material to its analysis. In addition, representatives of BioScrip have advised Moelis, and Moelis assumed, with the consent of the BioScrip Board, that the Mergers would qualify as a tax free reorganization for federal income tax purposes.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date thereof, and Moelis assumed no responsibility to update its opinion for developments after such date.
Moelis’ opinion did not address the fairness of the Mergers or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of BioScrip or Option Care. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Mergers, or any class of such persons, whether relative to the exchange ratio or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the BioScrip Board at its meeting held on March 14, 2019, in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
In connection with its financial analysis:
•
Moelis noted that it utilized the BioScrip Provided Expected Synergies and did not use the synergies that were prepared and provided by Option Care, at the direction of the BioScrip Board; and

•
Moelis noted BioScrip’s net leverage of 13.3x and Moelis conservatively assumed no potential impact from operational liquidity needs, a debt refinancing or upcoming debt maturities of BioScrip, including any potential dilution to BioScrip common equity shareholders in connection with any of these events.

Selected Publicly Traded Companies Analysis
Moelis performed a selected publicly traded companies analysis of each of BioScrip and Option Care. In connection with such analysis, Moelis reviewed and analyzed certain financial information and market trading data related to selected publicly traded healthcare services companies whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to BioScrip. Although none of the selected companies were directly comparable to BioScrip, Moelis selected these companies because, based on its experience and professional judgment, it believed that they had one or more similar operating and financial characteristics. The following table includes the companies reviewed by Moelis (the “peer group”):
Multi-Site Based Services	Home Health/Hospice Providers
Fresenius Medical Care AG & Co. KGaA	Encompass Health Corporation
DaVita Inc.	Chemed Corporation
Surgery Partners, Inc.	Amedisys, Inc.
Diplomat Pharmacy, Inc.	LHC Group, Inc.
American Renal Associates Holdings, Inc.	Addus HomeCare Corporation
Moelis reviewed, among other things, Total Enterprise Values of the selected publicly traded companies as a multiple of reported EBITDA for the calendar year 2018 (“2018 EBITDA”), estimated EBITDA for the calendar year 2019 (“2019E EBITDA”) and estimated EBITDA for the calendar year 2020 (“2020E EBITDA”). In the case of American Renal Associates Holdings, Inc. (“American Renal”) and Diplomat Pharmacy, Inc. (“Diplomat”), 2018 EBITDA represented estimated 2018 EBITDA as these companies had not yet reported calendar year 2018 results.
“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of March 13, 2019 (“equity value”) (i) plus preferred stock, if any, (ii) plus debt, (iii) less cash and cash equivalents and (iv) plus book value of non-controlling interests (in each of the foregoing cases (i) through (iv), as of the relevant company’s most recently reported quarter end).
“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude one-time charges and benefits and to reflect full-year impact of material M&A transactions.

In the case of American Renal and Surgery Partners, Inc. (“Surgery Partners”), TEV excluded the book value of non-controlling interests in order to be consistent with equity research estimates for EBITDA which exclude earnings attributable to non-controlling interests.
Financial data for the selected publicly traded companies were based on public filings and other publicly available information. When utilizing estimated EBITDA for 2018 (in the case of companies that did not yet report calendar year 2018 results), 2019 and 2020 for the selected publicly traded companies, Moelis used Thomson consensus estimates.
The following table summarizes the results of the analysis of the selected companies that provide Multi-Site Based Services (“Multi-Site Based Services peer group”) and consensus research estimates and BioScrip management estimates for BioScrip:
Multi-Site Based Services	TEV ($ in million)	TEV/ 2018 EBITDA	TEV/ 2019E EBITDA	TEV/ 2020E EBITDA	Net Leverage
Fresenius Medical Care AG & Co. KGaA	$31,712	8.8x	8.6x	8.0x	1.7x
DaVita Inc.	$14,650	6.8x	6.7x	6.5x	2.5x
Surgery Partners, Inc.	$3,264	13.9x	12.0x	10.5x	7.6x
Diplomat Pharmacy, Inc.	$1,108	6.6x	7.6x	7.0x	3.9x
American Renal Associates Holdings, Inc.	$828	7.8x	7.6x	7.0x	2.8x
Mean:		8.8x	8.5x	7.8x	3.7x
Median:		7.8x	7.6x	7.0x	2.8x
BioScrip – Consensus Estimates	$1,087	19.4x	14.2x	12.1x	13.3x
BioScrip – BioScrip Management Estimates	$1,087	24.1x	16.4x	14.2x	13.3x
The following table summarizes the results of Moelis’ analysis of the selected companies that are Home Health/Hospice Providers (“Home Health/Hospice Providers peer group”) and consensus research estimates and BioScrip management estimates for BioScrip:
Home Health/Hospice Providers	TEV ($ in million)	TEV/ 2018 EBITDA	TEV/ 2019E EBITDA	TEV/ 2020E EBITDA	Net Leverage
Encompass Health Corporation	$8,700	9.5x	9.3x	9.0x	2.7x
Chemed Corporation	$5,510	18.2x	16.9x	16.1x	0.3x
Amedisys, Inc.	$4,064	20.9x	19.6x	17.7x	NM
LHC Group, Inc.	$3,782	23.2x	17.2x	16.1x	1.2x
Addus HomeCare Corporation	$794	17.7x	15.7x	13.6x	NM
Mean:		17.9x	15.7x	14.5x	1.4x
Median:		18.2x	16.9x	16.1x	1.2x
BioScrip – Consensus Estimates	$1,087	19.4x	14.2x	12.1x	13.3x
BioScrip – BioScrip Management Estimates	$1,087	24.1x	16.4x	14.2x	13.3x
In reviewing the characteristics of the selected publicly traded companies, Moelis noted that, from the Multi-Site Based Services peer group, American Renal and Surgery Partners were most similar in size to BioScrip, and Surgery Partners was most similar in leverage to BioScrip. Moelis further noted that Fresenius Medical Care AG & Co. KGaA (“Fresenius”), DaVita Inc. (“DaVita”) and Diplomat offered home-based services and treatments for patients with chronic conditions. Of the Multi-Site Based Services peer group, Moelis considered Diplomat most applicable in terms of business focus and Surgery Partners most applicable in terms of leverage. Moelis also noted that Diplomat’s multiples were compressed relative to normalized historical levels, given that, on February 22, 2019, Diplomat announced that it would be postponing its earnings release after determining it would need to book an impairment charge related to its pharmacy benefit management business. This announcement resulted in a 52% decline in Diplomat’s share price from February 22, 2019 to March 13, 2019, while consensus research estimates for 2018, 2019 and

2020 had not been adjusted to reflect this situation. Moelis considered Fresenius and DaVita to be least applicable given their significantly larger scale. Moelis also noted that while the companies in the Home Health/Hospice Providers peer group offered services to patients in a similar care setting as BioScrip, they offered different treatments which required neither the procurement of specialty pharmaceuticals nor the employment of registered pharmacists and therefore typically had higher EBITDA margins than BioScrip.
In addition, Moelis considered companies which own and operate leading providers of in-home infusion services or home health services, such as CVS Health Corporation, Humana Inc., UnitedHealth Group Inc. and Walgreens Boots Alliance, Inc. However, Moelis noted that the segments that competed directly with BioScrip comprised very small portions of these companies and that these companies did not trade based on the performance of these specific segments. Therefore, Moelis considered these companies as less relevant to BioScrip from a valuation perspective.
In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the selected publicly traded companies of  (i) 12.0x – 18.0x to 2018 Adjusted EBITDA for each of BioScrip and Option Care, (ii) 12.0x – 18.0x to 2018 Pro Forma Adjusted EBITDA for each of BioScrip and Option Care, (iii) 11.0x – 16.0x to 2019E Adjusted EBITDA for each of BioScrip and Option Care and (iv) 9.5x – 14.5x to 2020E Adjusted EBITDA for each of BioScrip and Option Care. Moelis utilized the same multiple range for both BioScrip and Option Care given both companies primarily operated in the home infusion services industry. The financial data for BioScrip and Option Care was based on the BioScrip Provided Projections and other information and data provided by BioScrip’s management. “Pro Forma Adjusted EBITDA” for each of BioScrip and Option Care are described under the captions “Summary of the BioScrip Projections” and “Summary of the BioScrip-Prepared Option Care Projections” beginning on page 83 of this document.
Based on the selected multiple ranges described above, Moelis calculated TEV and equity value ranges for each of BioScrip and Option Care. The TEV and equity value ranges were calculated without taking into account any potential value from NOLs. The implied TEV ranges for each of BioScrip and Option Care are presented below:
($ in million)	Implied TEV Range of BioScrip	Implied TEV Range of Option Care
TEV/2018 Adj. EBITDA (12.0x – 18.0x)	$542 – $812	$1,141 – $1,711
TEV/2018 Pro Forma Adjusted EBITDA (12.0x – 18.0x)	$715 – $1,072	$1,292 – $1,938
TEV/2019E Adj. EBITDA (11.0x – 16.0x)	$731 – $1,063	$1,318 – $1,916
TEV/2020E Adj. EBITDA (9.5x – 14.5x)	$727 – $1,109	$1,322 – $2,018
The implied equity value ranges for each of BioScrip and Option Care are presented below:
($ in million)	Implied Equity Value Range of BioScrip	Implied Equity Value Range of Option Care
TEV/2018 Adj. EBITDA (12.0x – 18.0x)	$0 – $210	$627 – $1,197
TEV/2018 Pro Forma Adjusted EBITDA (12.0x – 18.0x)	$112 – $470	$778 – $1,424
TEV/2019E Adj. EBITDA (11.0x – 16.0x)	$129 – $461	$804 – $1,402
TEV/2020E Adj. EBITDA (9.5x – 14.5x)	$124 – $507	$808 – $1,504
Based on the implied equity value ranges presented above, Moelis calculated implied ranges of pro forma ownership percentages in BioScrip after giving effect to the Mergers, which are presented below:
	Implied Pro Forma BioScrip Equity Ownership Excluding Synergies(1)	Implied Pro Forma Option Care Equity Ownership Excluding Synergies
TEV/2018 Adj. EBITDA (12.0x – 18.0x)	0.0% – 25.1%	74.9% – 100.0%
TEV/2018 Pro Forma Adjusted EBITDA (12.0x – 18.0x)	7.3% – 37.6%	62.4% – 92.7%
TEV/2019E Adj. EBITDA (11.0x – 16.0x)	8.4% – 36.5%	63.5% – 91.6%
TEV/2020E Adj. EBITDA (9.5x – 14.5x)	7.6% – 38.5%	61.5% – 92.4%

(1)
The low end of the range of Implied Pro Forma BioScrip Equity Ownership Excluding Synergies represents the low end of the equity value range of BioScrip versus the high end of the equity value range of Option Care; and the high end of the range of Implied Pro Forma BioScrip Equity Ownership Excluding Synergies represents the high end of the equity value range of BioScrip versus the low end of the equity value range of Option Care.

Moelis compared the ranges of the “Implied Pro Forma BioScrip Equity Ownership Excluding Synergies” to the implied pro forma ownership in BioScrip of 20.5% for the holders of Post-Transaction BioScrip Fully-Diluted Shares based on the exchange ratio. Moelis also noted that the implied pro forma ownership in BioScrip for the holders of Pre-Transaction BioScrip Fully-Diluted Shares would be 19.69%.
Discounted Cash Flow Analysis
Moelis performed discounted cash flow (“DCF”) analyses of both BioScrip and Option Care to calculate the present value of the estimated future unlevered free cash flows projected by BioScrip’s management to be generated by BioScrip and Option Care and an estimate of the present value of the terminal value of each of BioScrip and Option Care.
BioScrip
For BioScrip, Moelis utilized a range of discount rates (based on an estimated range of BioScrip’s weighted average cost of capital, referred to as “WACC”) of 9.5% to 12.5% to calculate estimated present values as of December 31, 2018 of  (i) estimated after-tax unlevered free cash flows for the fiscal years ending December 31, 2019 through December 31, 2023 and (ii) estimated terminal values derived by applying a range of multiples of 10.0x to 13.0x to a terminal year Adjusted EBITDA.
The WACC range for BioScrip was calculated utilizing (i) a range of debt-to-total capitalization ratios reflective of BioScrip’s high leverage and significantly lower credit rating relative to the peer group and (ii) a cost of equity derived using the Capital Asset Pricing Model (“CAPM”) at a range of unlevered betas informed by selected publicly traded companies and a size premium based on publicly traded companies with equity values comparable to BioScrip. The terminal multiple range for BioScrip used by Moelis for purposes of the DCF analysis was informed by current trading multiples of the peer group, as well as historical trading multiples for the peer group over the most recent five year period.
Moelis’ DCF analysis valued BioScrip’s NOLs assuming a federal NOL balance as of December 31, 2018 of approximately $430 million and a state NOL balance as of December 31, 2018 of approximately $480 million, in each case per BioScrip’s management, and utilizing (i) BioScrip Provided Projections for the fiscal years 2019 through 2023, (ii) an estimated earnings growth (with a growth rate range of 4.6% – 6.6% based on the implied perpetuity growth rate range from the DCF analysis) for the fiscal years 2024 through 2038 as approved by BioScrip’s management, (iii) a federal tax rate of 21% and blended state tax rate of 4% per BioScrip’s management and (iv) a discount rate range based on the cost of equity for BioScrip using CAPM.
Based on this analysis, the implied TEV range and the implied equity value range for BioScrip are presented below:
($ in million)	Implied TEV Range	Implied Equity Value Range
BioScrip	$808 – $1,141	$205 – $539
Moelis noted that it believed BioScrip’s standalone discount rate could be materially higher than the range utilized by Moelis considering the likely increased cost of debt to refinance BioScrip’s debt and in light of a preliminary illustrative refinancing proposal received by BioScrip. A higher discount rate range for BioScrip would have yielded lower implied TEV and equity value for BioScrip, making the exchange ratio more attractive to BioScrip. Moelis explained that it did not use the credit spread over the risk-free rate for the peer group to calculate BioScrip’s cost of debt for purposes of the DCF analysis given BioScrip’s high leverage and significantly lower credit rating relative to the peer group. Moelis also noted that while it used the CAPM to derive BioScrip’s cost of equity for purposes of the DCF analysis,

BioScrip’s cost of equity that would prevail in a public market offering would likely be much higher given BioScrip’s current leverage profile. In addition, Moelis noted that if it had used the peer group to determine the appropriate debt-to-total capitalization ratio range for BioScrip, the cost of equity and WACC for BioScrip would be lower.
Moelis also noted that due to BioScrip’s current capital structure and interest payments (which could increase in the case of a future debt refinancing), BioScrip’s management does not expect BioScrip to be a taxpayer and therefore benefit from the NOLs in the near-term.
Option Care
For Option Care, Moelis utilized a range of discount rates (based on an estimated WACC range) of 7.0% to 10.0% to calculate estimated present values as of December 31, 2018 of  (i) estimated after-tax unlevered free cash flows for fiscal years ending December 31, 2019 through December 31, 2023 and (ii) estimated terminal values derived by applying a range of multiples of 10.0x to 13.0x to a terminal year Adjusted EBITDA.
The WACC range for Option Care was calculated utilizing (i) a range of debt-to-total capitalization ratios based on the current capitalization and ratios of the companies comprising the peer group and (ii) a cost of equity derived using CAPM at a range of unlevered betas informed by selected publicly traded companies and a size premium based on publicly traded companies with equity values comparable to Option Care. The terminal multiple range for Option Care used by Moelis for purposes of the DCF analysis was informed by current trading multiples of the peer group, as well as historical trading multiples for the peer group over the most recent five year period.
Moelis’ DCF analysis valued Option Care’s NOLs assuming (i) an NOL balance of approximately $30 million as of December 31, 2018 per Option Care’s management, (ii) a blended federal and state tax rate of 25% per BioScrip’s management and (iii) a discount rate range based on the cost of equity for Option Care using CAPM.
Based on this analysis, the implied TEV range and the implied equity value range for Option Care are presented below:
($ in million)	Implied TEV Range	Implied Equity Value Range
Option Care	$1,567 – $2,189	$1,053 – $1,675
DCF-Based Ownership Percentages Analysis
Based on the implied equity value ranges presented in the DCF analysis above, Moelis calculated implied ranges of pro forma ownership percentages in BioScrip after giving effect to the Mergers, which are presented below:
	Implied Pro Forma BioScrip Equity Ownership Excluding Synergies(1)	Implied Pro Forma Option Care Equity Ownership Excluding Synergies
DCF-Based Ownership Percentages	10.9% – 33.8%	66.2% – 89.1%

(1)
The low end of the range of Implied Pro Forma BioScrip Equity Ownership Excluding Synergies represents the low end of the equity value range of BioScrip versus the high end of the equity value range of Option Care; and the high end of the range of Implied Pro Forma BioScrip Equity Ownership Excluding Synergies represents the high end of the equity value range of BioScrip versus the low end of the equity value range of Option Care.

Moelis compared the ranges of the “Implied Pro Forma BioScrip Equity Ownership Excluding Synergies” to the implied pro forma ownership in BioScrip of 20.5% for the holders of Post-Transaction BioScrip Fully-Diluted Shares based on the exchange ratio. Moelis also noted that the implied pro forma ownership in BioScrip for the holders of Pre-Transaction BioScrip Fully-Diluted Shares would be 19.69%.

Other Information
Moelis also noted for the BioScrip Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:
DCF-Based Has/Gets Analysis (BioScrip Provided Expected Synergies)
Moelis performed a DCF-based has/gets analysis to calculate the value accretion/dilution implied by the Mergers. The DCF-based has/gets analysis illustrated a comparison of the standalone DCF equity value of BioScrip with the implied share of the pro forma DCF equity value of the combined company attributable to the holders of the Pre-Transaction BioScrip Fully-Diluted Shares after giving effect to the consummation of the Mergers, including the mid-point of the BioScrip Provided Expected Synergies (taking into account costs to achieve), estimated tax savings attributable to estimated utilization of NOL carryforwards and BioScrip’s estimates of certain transaction costs.
To calculate the pro forma DCF value of the combined company after giving effect to the Mergers, Moelis utilized a range of discount rates (based on an estimated WACC range) of 6.75% to 9.75% to calculate estimated present value as of December 31, 2018 of  (i) estimated after-tax unlevered free cash flows for fiscal years ending December 31, 2019 through December 31, 2023, (ii) operating synergies based on the mid-point of the BioScrip Provided Expected Synergies (taking into account costs to achieve) and (iii) estimated terminal values derived by applying a range of multiples of 10.0x to 13.0x to a terminal year Adjusted EBITDA. The terminal multiple range for the pro forma combined company used by Moelis for purposes of the DCF analysis was informed by current trading multiples of the peer group, as well as historical trading multiples for the peer group over the most recent five year period.
The WACC range for the pro forma combined company was calculated utilizing (i) a range of debt-to-total capitalization ratios based on the current capitalization and ratios of the companies comprising the peer group and (ii) a cost of equity derived using CAPM at a range of unlevered betas informed by selected publicly traded companies and a size premium based on publicly traded companies with equity values comparable to the pro forma combined company. For the DCF analysis for the pro forma combined company, Moelis utilized the mid-point of the BioScrip Provided Expected Synergies (taking into account costs to achieve).
Moelis’ DCF analysis valued the pro forma combined company’s NOLs assuming (i) the BioScrip Provided Projections, (ii) that the existing NOLs of BioScrip would be subject to limitations under Section 382 of the Internal Revenue Code as a result of the Mergers and (iii) a discount rate range based on the cost of equity for the pro forma combined company using CAPM.
Based on this analysis, the implied range indicated by its DCF analysis for BioScrip’s equity value on a stand-alone basis for the Pre-Transaction BioScrip Fully-Diluted Shares (the “Standalone BioScrip Equity Value”), the corresponding implied range for the pro forma equity value of the pro forma combined company (“Pro Forma BioScrip Equity Value”) and the illustrative accretion noted by Moelis are presented below:
($ in million)	Low	High
Standalone BioScrip Equity Value	$205	$539
Pro Forma BioScrip Equity Value	$395	$648
Increase (%)	92.6%	20.2%
DCF-Based Has/Gets Analysis (Option Care Provided Expected Synergies)
Moelis also performed a DCF-based has/gets analysis to calculate, solely for informational purposes, the value accretion/dilution implied by the Mergers utilizing the Option Care Provided Expected Synergies. In performing this analysis, Moelis utilized the same methodology as in the DCF-based has/gets analysis based on the BioScrip Provided Expected Synergies described above (including the same WACC range and the same range of terminal year Adjusted EBITDA multiples), except that Moelis relied on operating synergies based on the mid-point of the Option Care Provided Expected Synergies (taking into account costs to achieve).

Based on this analysis, the Standalone BioScrip Equity Value, the Pro Forma BioScrip Equity Value and the illustrative increase noted by Moelis are presented below:
($ in million)	Low	High
Standalone BioScrip Equity Value	$205	$539
Pro Forma BioScrip Equity Value	$347	$583
Increase (%)	69.1%	8.2%
Illustrative Hypothetical BioScrip Standalone Share Price Range
Moelis noted that BioScrip’s stock price as of March 13, 2019 was $3.58 per share, which implied a market capitalization for BioScrip as of such date of approximately $484 million. Moelis noted that BioScrip was planning to announce adjusted EBITDA for 2018 which, according to BioScrip management, would miss Wall Street consensus estimates and forecasts for 2019 and 2020 were below consensus. Moelis noted that if the then current consensus market trading multiples for BioScrip were applied to BioScrip’s actual EBITDA for 2018, and revised management estimates for 2019 and 2020 EBITDA, BioScrip’s hypothetical implied trading price would be $2.09 – $2.57, compared to BioScrip’s current share price of $3.58 as of March 13, 2019. Moelis noted that this information was an arithmetic exercise only, illustrating certain hypothetical equity trading values based on certain estimates of the Adjusted EBITDA of BioScrip, Option Care and the combined company and current BioScrip public market trading multiples, and the illustration does not purport to reflect the value of any securities or the prices at which any securities actually may be sold.
Illustrative Hypothetical Pro Forma Trading Range
Moelis also presented illustrative hypothetical pro forma trading price ranges by applying management estimates for 2019 and 2020 EBITDA to the pro forma combined company to a range of hypothetical market trading multiples (including BioScrip’s current market consensus multiple). Moelis noted that this information was an arithmetic exercise only, illustrating certain hypothetical equity trading values based on certain estimates of the Adjusted EBITDA of BioScrip, Option Care and the combined company and current BioScrip public market trading multiples, and the illustration does not purport to reflect the value of any securities or the prices at which any securities actually may be sold.
	TEV/2019E Adj. EBITDA
Illustrative Multiple	11.0x	14.2x	16.0x
Illustrative BioScrip Standalone Share Price	$0.99	$2.57	$3.41
Illustrative Pro Forma Combined Company Share Price	2.60	3.87	4.59
Premium (%)	163.3%	50.6%	34.3%
	TEV/2020E Adj. EBITDA
Illustrative Multiple	9.5x	12.1x	14.5x
Illustrative BioScrip Standalone Share Price	$0.95	$2.42	$3.74
Illustrative Pro Forma Combined Company Share Price	2.44	3.59	4.67
Premium (%)	156.5%	48.1%	24.9%
Standalone Refinancing Scenarios
Moelis reviewed with the BioScrip Board certain illustrative standalone refinancing scenarios, and noted that it would be a difficult to refinance BioScrip’s current capital structure without incurring potential dilution and/or additional financing expenses to existing shareholders and that BioScrip would continue to have elevated levels of leverage throughout the projection period based on the scenarios.
Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company used in the analyses described above is identical to BioScrip or Option Care. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither BioScrip nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
Except as described in this summary, BioScrip and the BioScrip Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The exchange ratio was determined through arms’ length negotiations between BioScrip, on the one hand, and Option Care and Omega Parent, on the other, and was approved by the boards of directors of BioScrip and Option Care. Moelis did not recommend any specific consideration to BioScrip or the BioScrip Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Mergers.
Moelis acted as financial advisor to BioScrip in connection with the Mergers and will receive a transaction fee for its services, currently estimated to be approximately $7.76 million in the aggregate, approximately $5.76 million of which is contingent upon the consummation of the Mergers. Moelis also became entitled to receive fees of  $2,000,000 payable upon the delivery of its opinion delivered in connection with the Mergers. Moelis may also receive a discretionary fee in connection with the Mergers. In addition, BioScrip agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of BioScrip, Option Care, Omega Parent and their affiliates. Moelis had not provided investment banking and other services to BioScrip, Option Care or Omega Parent in the past two years prior to the date of its opinion. In the future Moelis may provide such services to BioScrip or Omega Parent or their affiliates and may receive compensation for such services.
The BioScrip Board selected Moelis as its financial advisor in connection with the Mergers because Moelis has substantial experience in similar transactions and familiarity with BioScrip. Moelis is regularly engaged in the valuation of businesses and their securities in connection with Mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Certain Financial Projections Reviewed by the BioScrip Board and BioScrip’s Financial Advisors
Nature of Financial Projections Reviewed by the BioScrip Board
In connection with its evaluation of the Mergers, BioScrip management prepared and provided to the BioScrip Board and Moelis certain non-public internal financial projections regarding BioScrip’s anticipated future operations, as well as estimated cost synergies prepared together with an outside advisor to BioScrip arising in connection with the Mergers. In addition, BioScrip management prepared and provided to the BioScrip Board and Moelis certain non-public internal financial projections for Option Care, which were derived from forecasts for Option Care that Option Care prepared and provided to BioScrip management in connection with BioScrip ’s evaluation of the Mergers, as adjusted by BioScrip management. A summary of these financial projections and estimated synergies is included below to give BioScrip stockholders access to certain non-public information that was considered by the BioScrip Board for purposes of evaluating the Mergers and was provided to Moelis for use in connection with rendering its fairness opinion to the BioScrip Board and its related financial analysis.

The financial projections and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or generally accepted accounting principles (“GAAP”) in the United States.
Although presented with numerical specificity, the projections and estimated synergies were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of BioScrip, and which may prove not to have been, or to no longer be, accurate. The projections and the estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections and synergies include, but are not limited to, risks and uncertainties relating to BioScrip’s and Option Care’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in BioScrip’s reports filed with the SEC, and other factors described or referenced under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 15. The projections and synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for BioScrip’s and Option Care’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and estimated synergies were prepared. In addition, other than with respect to the estimated synergies discussed below, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Mergers and associated expenses, or BioScrip’s and Option Care’s compliance with their respective covenants under the Merger Agreement. Further, the projections and estimated synergies do not take into account any circumstances, transactions or events occurring after the date they were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the projections and synergies. There can be no assurance that these projections and synergies will be realized or that future financial results of BioScrip or Option Care will not materially vary from these projections and estimated synergies.
The inclusion of a summary of the projections in this document should not be regarded as an indication that any of BioScrip, Option Care or their respective affiliates, officers, directors, advisors or other representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of BioScrip, Option Care or their respective affiliates, officers, directors, advisors or other representatives can give any stockholder or other person any assurance that actual results will not differ materially from the projections and estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections or synergies to reflect circumstances existing after the date the projections and synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections or synergies are shown to be in error.
No one has made or makes any representation to any BioScrip stockholder regarding, nor assumes any responsibility to any BioScrip stockholder for the validity, reasonableness, accuracy or completeness of, the information included in the projections and estimated synergies set forth below. Readers of this document are cautioned not to rely on the projections and estimated synergies. BioScrip has not updated and, except as otherwise required by law, does not intend to update or otherwise revise the projections, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the mergers. Further, the projections and estimated synergies do not take into account the effect of any failure of the mergers to occur and should not be viewed as accurate or continuing in that context.
A summary of these financial projections and synergies is included solely to give BioScrip stockholders access to the information that was made available to the BioScrip Board and Moelis, as described below, and is not included in this document in order to influence your decision whether to vote for or against the proposal to issue shares of BioScrip common stock or any of the other proposals. The inclusion of this information should not be regarded as an indication that the BioScrip Board, its advisors or any other person considered, or now considers, it to be a reliable prediction of actual future results. BioScrip management’s internal financial projections upon which the BioScrip projections (as defined below) and the BioScrip-prepared Option Care projections (as defined below) were based, as well as the estimated synergies that may result from the mergers, are subjective in many respects. There can be no assurance that these projections or estimated synergies will be realized or that actual results will not be significantly higher or lower than forecasted. The projections included herein cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. The financial projections and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information, with respect to Option Care, as included in this document, and with respect to BioScrip, as contained in BioScrip’s public filings with the SEC.
Summary of Certain Financial Projections Reviewed by the BioScrip Board
As part of its evaluation of the mergers, BioScrip management prepared the unaudited financial projections regarding BioScrip’s future operations for BioScrip’s fiscal years ending 2019 through 2023 and actual results for 2018 that are summarized below, which projections are referred to in this document as the BioScrip projections. In addition, Option Care management provided certain unaudited financial projections to BioScrip’s management regarding Option Care’s future operations for Option Care’s fiscal years ending 2019 through 2023 and actual results for 2018 that are summarized below, which projections are referred to in this document as the Option Care-prepared Option Care projections. As part of its evaluation of the mergers, BioScrip’s management prepared its own financial projections, based on the Option Care-prepared Option Care projections, regarding Option Care’s future operations for the fiscal years ending 2019 through 2023 that are summarized below, which projections are referred to in this document as the BioScrip-prepared Option Care projections. In preparing the BioScrip-prepared Option Care projections, BioScrip’s management made certain adjustments to the Option Care-prepared Option Care projections. These adjustments were primarily related to: BioScrip management’s view of a market-based growth rate over the projection period; core segment therapy margin increased to reflect BioScrip management’s view of potential profitability of products included in Option Care’s core segment, bad debt expense for the fiscal years ending 2021 through 2023 revised upwards to reflect BioScrip management’s view of what can be achieved; capital expenditures increased to be more in-line with historical levels (from $18 million in 2021 to $21 million and $15 million in 2022 and 2023 to $23 million in 2022 and $24 million in 2024). Both the BioScrip projections and the BioScrip-prepared Option Care projections were provided to the BioScrip Board for use in its evaluation of the mergers and, in connection therewith, also provided to Moelis in connection with Moelis’s fairness opinion. The BioScrip Board directed Moelis to use the BioScrip projections and the BioScrip-prepared Option Care projections in connection with rendering its fairness opinion to the BioScrip Board and its related financial analysis, as described under “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69 of this document. The BioScrip projections and the BioScrip-prepared Option Care projections are collectively referred to as BioScrip Provided Projections under “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69 of this document.
In November 2018, BioScrip senior management developed projections for fiscal years 2018 through 2023. The original projections were subsequently updated on March 1, 2019. The updated projections reflected a decrease in 2018 revenue, gross profit and Adjusted EBITDA in light of a then anticipated charge due to a bad debt exposure. In accordance with such 2018 results, BioScrip management lowered projected revenue, gross profit and Adjusted EBITDA in future years as well due to higher than previously estimated bad debt expense and lower than anticipated Cures Act reimbursement. The updated projections included, among other things, $66.5 million of projected Adjusted EBITDA in 2019 in contrast to $76.6 million projected in November. The approximate $10 million reduction in Adjusted EBITDA was attributable to, among other things, higher than previously estimated future bad debt expense and lower than anticipated Cures Act reimbursement.
The following tables present a summary of the BioScrip projections, the Option Care-prepared Option Care projections, and the BioScrip-prepared Option Care projections:

Summary of the BioScrip Projections (in millions)
	2018A	2019E	2020E	2021E	2022E	2023E
Net Revenue	$709	$756	$794	$836	$877	$921
Gross Profit	$243	$268	$288	$305	$321	$337
Total Operating Expenses	$198	$201	$212	$218	$224	$230
Adjusted EBITDA	$45	$66	$77	$87	$97	$107
Pro Forma Adjusted EBITDA(1)	$60	$66	$77	$87	$97	$107
Capital Expenditures	$(14)	$(11)	$(12)	$(13)	$(13)	$(14)
Increase/Decrease in Net Working Capital	$(15)	$2	$1	$(6)	$(9)	$(7)
Unlevered Free Cash Flow(2)	N/A(3)	$43	$49	$50	$54	$64

(1)
Pro Forma EBITDA adjustments include bad debt normalization, product disruptions, non-recurring expenses, bonus normalization and weather disruptions.

(2)
Unlevered Free Cash Flow is Adjusted EBITDA (i) less Stock-Based Compensation, Depreciation and Amortization, (ii) less taxes (applying a 25.0% cash tax rate as provided by BioScrip) to the amount calculated thus far, (iii) plus Depreciation and Amortization, (iv) less Capital Expenditures and (v) less the Cash Impact of Net Working Capital based on the information provided by BioScrip’s management, and was calculated by Moelis as described above from the financial projections prepared by BioScrip based on the information provided by BioScrip and, with BioScrip’s approval, was used for purposes of the financial analysis in connection with the delivery of Moelis’s fairness opinion as described in the section of this Proxy Statement captioned “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor.”

(3)
Unlevered Free Cash Flow is not included for BioScrip in 2018 due to the timing of the transaction. BioScrip free cash flow for 2018 is not utilized in analysis by Moelis.

Option Care-prepared Option Care projections (in millions)
	2018A	2019E	2020E	2021E	2022E	2023E
Net Revenue(1)	$1,942	$2,110	$2,265	$2,423	$2,576	$2,741
Adjusted EBITDA	$95	$120	$141	$163	$180	$201
Pro Forma Adjusted EBITDA(2)	$108	$120	$141	$163	$180	$201
Capital Expenditures	$(26)	$(21)	$(20)	$(18)	$(15)	$(15)
Increase/Decrease in Net Working Capital	N/A	$(6)	$(8)	$(13)	$(13)	$(13)

(1)
For purposes of the net revenue projection, Option Care has presented its revenue anticipating the impact that the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) will have on the projected results once ASC 606 is adopted by the company in 2019. The most significant change anticipated from the adoption of ASC 606 is to eliminate the provision for doubtful accounts which was historically presented as a separate component of selling, general and administrative expenses and present this balance as a direct reduction of net revenue as such amount is anticipated to consist entirely of implicit price concessions and retroactive price adjustments. The 2018A net revenue was retroactively revised in these projections to present net revenue on a consistent basis with the future projections by reducing net revenue by approximately $61 million for the balance previously presented as a provision for doubtful accounts. Option Care’s 2018 net revenue is $2,001 million prior to the adoption of ASC 606, which is presented in the pro forma and audited financial statements included elsewhere in this proxy statement.

(2)
Pro Forma EBITDA adjustments include bad debt normalization, cost reduction initiatives, product disruptions, acquisition and start-up costs, non-recurring professional fees, out-of-period and other income and bonus normalization.

Summary of the BioScrip-Prepared Option Care Projections (in millions)
	2018A	2019E	2020E	2021E	2022E	2023E
Net Revenue(1)	$1,942	$2,104	$2,255	$2,408	$2,564	$2,730
Adjusted EBITDA	$95	$120	$139	$157	$175	$195
Pro Forma Adjusted EBITDA(2)	$108	$120	$139	$157	$175	$195
Capital Expenditures	$(26)	$(21)	$(20)	$(21)	$(23)	$(24)
Increase/Decrease in Net Working Capital	$(11)	$(6)	$(8)	$(13)	$(13)	$(13)
Unlevered Free Cash Flow(3)	N/A(4)	$70	$83	$87	$99	$112

(1)
For purposes of the net revenue projection, Option Care has presented its revenue anticipating the impact that the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”) will have on the projected results once ASC 606 is adopted by the company in 2019. The most significant change anticipated from the adoption of ASC 606 is to eliminate the provision for doubtful accounts which was historically presented as a separate component of selling, general and administrative expenses and present this balance as a direct reduction of net revenue as such amount is anticipated to consist entirely of implicit price concessions and retroactive price adjustments. The 2018A net revenue was retroactively revised in these projections to present net revenue on a consistent basis with the future projections by reducing net revenue by approximately $61 million for the balance previously presented as a provision for doubtful accounts. Option Care’s 2018 net revenue is $2,001 million prior to the adoption of ASC 606, which is presented in the pro forma and audited financial statements included elsewhere in this proxy statement.

(2)
Pro Forma EBITDA adjustments include bad debt normalization, cost reduction initiatives, product disruptions, acquisition and start-up costs, non-recurring professional fees, out-of-period and other income and bonus normalization.

(3)
Unlevered Free Cash Flow is Adjusted EBITDA (i) less Stock-Based Compensation, Depreciation and Amortization, (ii) less taxes (applying a 25.0% cash tax rate as provided by BioScrip) to the amount calculated thus far, (iii) plus Depreciation and Amortization, (iv) less Capital Expenditures and (v) less the Cash Impact of Net Working Capital based on the information provided by BioScrip’s management, and was calculated by Moelis as described above from the financial projections prepared by BioScrip based on the information provided by BioScrip and, with BioScrip’s approval, was used for purposes of the financial analysis in connection with the delivery of Moelis’s fairness opinion as described in the section of this Proxy Statement captioned “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor.”

(4)
Unlevered Free Cash Flow is not included for Option Care in 2018 due to the timing of the transaction. Option Care free cash flow for 2018 would not be recognized by BioScrip stockholders and is not utilized in analysis by Moelis.

BioScrip management, together with an outside advisor, also prepared an analysis of the potential synergies that the combined business could realize and provided these estimates to the BioScrip Board and to Moelis for use in its financial analyses which are referred to in this document as the estimated synergies. Revenue synergies were not estimated by BioScrip management. The BioScrip Board directed Moelis to use the estimated synergies in connection with rendering its fairness opinion to the BioScrip Board and its related financial analysis, as described under “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69 of this document. These estimated synergies are referred to as the BioScrip Provided Expected Synergies under “The Merger — Opinion of Moelis, BioScrip’s Financial Advisor” beginning on page 69 of this document and are summarized in the following table:

Synergies — BioScrip/Option Care (in millions)
	Six Months Ended 2019E	2020E	2021E	2022E	2023E
Gross Synergies
Procurement	$21.0	$30.0	$30.5	$31.4	$32.3
Network	$4.9	$14.6	$19.8	$20.4	$21.0
SG&A	$14.0	$35.0	$36.5	$37.6	$38.8
Total Gross Synergies	$39.9	$79.6	$86.8	$89.4	$92.1
Based on these synergies, BioScrip’s management estimated that the combined business would realize approximately $77-94 million (midpoint of  $86 million and before one-time implementation costs) of annual run-rate gross synergies, to be fully realized after the closing of the transactions contemplated by the merger agreement (which were utilized by Moelis in its financial analysis in connection with its fairness opinion at the direction of the BioScrip Board). BioScrip management estimated that one time-integration costs of  $18 million would be incurred in each 2019 and 2020 in order to recognize the gross synergies reflected above.
According to BioScrip management, BioScrip’s balance of federal net operating losses as of December 31, 2018 was approximately $430 million, and BioScrip’s balance of state net operating losses as of December 31, 2018 was approximately $480 million. Based on the BioScrip projections, BioScrip management did not expect the utilization of net operating losses to commence until 2021. According to Option Care management, Option Care’s balance of net operating losses as of December 31, 2018 was approximately $30 million.
See “Risk Factors — The combined business may fail to realize the savings, operating synergies or other benefits currently anticipated from the merger in the expected timeframe or at all” beginning on page 21 of this document for further information regarding the uncertainties associated with realizing synergies in connection with the mergers.
Interests of Certain BioScrip Directors and Executive Officers in the Mergers
In considering the recommendation of the BioScrip Board that the BioScrip stockholders vote “FOR” each of the BioScrip proposals, BioScrip stockholders should be aware that certain of the executive officers and directors of BioScrip have interests in the Mergers that may be different from, or in addition to, the interests of BioScrip’s stockholders generally. The BioScrip Board was aware of and considered these interests, among other matters, when it approved the Merger Agreement and recommended that BioScrip stockholders adopt and approve the BioScrip proposals to be considered at the special meeting.
These interests include:
•
The closing of the Mergers will be considered a “change in control” of BioScrip for purposes of the BioScrip Amended and Restated 2008 Equity Incentive Plan and the BioScrip 2018 Equity Incentive Plan. Certain executive officers of BioScrip, including Daniel Greenleaf, Stephen Deitsch, and Harriet Booker, hold restricted stock unit awards with respect to BioScrip common stock that will become fully vested at the closing of the Mergers. In addition, certain executive officers of BioScrip hold restricted stock units with respect to BioScrip common stock and options to purchase BioScrip common stock granted pursuant to the BioScrip Amended and Restated 2008 Equity Incentive Plan and/or the BioScrip 2018 Equity Incentive Plan that will become fully vested if the executive officer is terminated by BioScrip without “cause” or resigns for “good reason” within 12 months following the occurrence of a “change in control” of BioScrip. See the section below entitled “The Mergers — Golden Parachute Compensation” for more detail.

•
BioScrip has entered into employment or severance agreements with its executive officers that provide for severance payments and benefits in the event of a termination of employment by BioScrip without “cause” or resignation for “good reason” within 12 months following the occurrence of a “change in control” of BioScrip. The severance benefits consist of a lump sum severance payment equal to one times (two times for Mr. Greenleaf) the executive’s base salary and target annual bonus, plus 12 months of company-paid COBRA coverage. See the section below entitled “The Mergers — Golden Parachute Compensation” for more detail.
•
The Merger Agreement requires BioScrip to cause the BioScrip Board to include two current directors of BioScrip, R. Carter Pate and David W. Golding, immediately following the closing, and to include such directors in the slate of nominees recommended by the BioScrip Board to the BioScrip stockholders for election as directors at the next annual meeting of BioScrip stockholders to occur after the effective time of the First Merger.

•
Concurrently with the execution of the Merger Agreement, BioScrip, on the one hand, and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC — Series A — on the other hand, entered into a Preferred Stock Repurchase Agreement (the “Preferred Stock Repurchase Agreement”), dated as of March 14, 2019, pursuant to which BioScrip agreed to repurchase 100% of its outstanding Series C Preferred Stock from such holders for (i) an amount in cash equal to 120% of the liquidation preference payable in respect of such shares and (ii) 2.5226 shares of BioScrip common stock per preferred share. Christopher Shackelton, a director on the current BioScrip Board, is a co-founder and managing partner of Coliseum Capital, the beneficial owner and investment advisor of the holders of Series C Preferred Stock. See the section entitled “The Ancillary Agreements — Preferred Stock Repurchase Agreement” on page 119 for a more detailed description of the Preferred Stock Repurchase Agreement.

•
In connection with the Mergers, the BioScrip Board has approved the Series A COD Amendment, which is subject to the approval of the BioScrip stockholders at the special meeting. Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers without any further action on the part of BioScrip or any stockholder of BioScrip, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) will be redeemed, to the extent BioScrip is permitted to do so under applicable law, for an amount in cash equal to 120% of the liquidation preference then-applicable to such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date). Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners, LLC — Series A — collectively own 10,823 shares of Series A Preferred Stock. Christopher Shackelton, a director on the current BioScrip Board, is a co-founder and managing partner of Coliseum Capital, the beneficial owner and investment advisor of the holders of Series A Preferred Stock. See the section entitled “The Ancillary Agreements — Series A COD Amendment” on page 118 for a more detailed description of the Series A COD Amendment.

On June 3, 2019, Option Care entered into a letter agreement with Ms. Booker, the chief operating officer of BioScrip, which is referred to herein as the “Booker letter agreement,” outlining her role and responsibilities with the combined company and confirming the terms of her compensation arrangements effective upon completion of the Mergers. The Booker letter agreement is conditioned upon the closing of the Mergers.
The Booker letter agreement provides for the following:
•
Ms. Booker will initially receive an annual base salary of  $475,000 and will be eligible for an annual cash bonus target award of 80% of her base salary.

•
Ms. Booker will receive a long-term incentive equity grant of time-vesting restricted stock units having value equal to $375,000, which award will fully vest on the first anniversary of the Mergers. Ms. Booker’s long-term incentive equity grant is subject to her continued employment through the first anniversary of the Mergers or earlier termination of her employment by the combined company without Cause (as defined in the Booker letter agreement), her resignation for Good Reason (as defined in the Booker letter agreement) or as a result of her death or disability. Ms. Booker will forfeit the restricted stock units if she voluntarily resigns without Good Reason or is terminated for Cause prior to the first anniversary of the Mergers.
•
Following completion of the 2019 fiscal year, Ms. Booker’s base salary, annual bonus target award and long-term incentive equity grant will be determined by the combined company’s compensation committee.

•
Upon the closing of the Mergers, all BioScrip options, restricted stock units and performance restricted stock units held on that date will vest at target and will be settled in accordance with their terms.

•
Ms. Booker will receive a cash retention bonus of  $747,000 on the first anniversary of the Mergers if she is employed on such date, or experiences an involuntary termination, including termination by the combined company without Cause, resignation with Good Reason and as a result of her death or disability. Ms. Booker will forfeit her cash retention bonus if she voluntarily resigns from her employment at the combined company, other than with Good Reason or is terminated for Cause. In the event of a change in control of the combined company prior to the first anniversary of the Mergers, the cash retention bonus will be paid within 30 days of such change of control.

•
If Ms. Booker’s employment terminates without Cause, but not due to her death or disability at any time following the first anniversary of the Mergers, Ms. Booker will be entitled to receive severance benefits consisting of: (a) the sum of  (i) her annual base salary, plus (i) a pro rata bonus for the fiscal year in which the termination occurs, which shall be payable until 12 months from the date of such termination, and (b) a portion of her medical premium for 12 months.

•
The definition of  “Good Reason” in the Booker letter agreement includes a resignation of her employment with the combined company following (a) a reduction in her base salary, (b) material diminution in her duties, responsibilities, or authorities, (c) a change in title, (d) a requirement to change her primary work location outside of Denver, or (e) if she no longer reports to the chief executive officer. This is subject to certain notice requirements and Option Care’s opportunity to cure.

•
The definition of  “Cause” in the Booker letter agreement includes (a) Ms. Booker’s gross negligence, insubordination or intentional misconduct in connection with the performance of her job duties, (b) Ms. Booker’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude, (c) Ms. Booker’s violation of Option Care’s substance abuse policy, (d) Ms. Booker’s breach of any material provision of the Booker letter agreement or any other agreement between Option Care and Ms. Booker (or, prior to the Mergers, with BioScrip), or (e) Ms. Booker’s intentional or willful violation of any rule or regulation of any government agency, or self-regulatory body, applicable to the combined company’s business.

Golden Parachute Compensation
The information set forth in this section is intended to comply with Item 402(t) of Regulation S-K regarding the compensation for BioScrip’s named executive officers based on the Mergers.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Mergers. For purposes of calculating such amounts, the following assumptions were used:
•
The assumed date of the effective time of the First Merger is April 19, 2019.

•
The value of a share of BioScrip common stock is assumed to be $2.35, which is the average closing price per share of BioScrip common stock over the five business days following the first public announcement of the transaction on March 14, 2019.

The employment of each named executive officer of BioScrip is terminated by BioScrip without “Cause” or by the named executive officer for “Good Reason” in connection with the First Merger.
The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time of the First Merger. The actual amounts payable to BioScrip’s named executive officers, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment (if applicable), the closing date of the Mergers, the value of BioScrip common stock on the termination date, the manner of termination, and the terms of the plans or agreements in effect at such time.
Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits(4)	Tax Reimbursement(5)	Other (e.g. Retention Bonuses, etc.)(6)	Total
Dan Greenleaf	3,310,275	4,294,513	0	19,400	0	0	7,624,188
Harriet Booker(7)	884,348	605,069	0	30,000	0	0	1,519,417
Steve Deitsch	799,110	813,791	0	30,000	0	0	1,642,901
Kathryn Stalmack	720,264	343,127	0	30,000	0	0	1,093,391

(1)
The aggregate dollar value of any cash severance payments, including but not limited to payments of base salary, bonus, and pro-rated non-equity incentive compensation plan payments

(2)
The aggregate dollar value of  (i) stock awards vesting or accelerating and (ii) in the money options. The aggregate dollar value for Mr. Greenleaf consists of single-trigger awards valued at $1,125,685 and double-trigger awards valued at $3,168,828. The aggregate dollar value for Ms. Booker consists of single-trigger awards valued at $355,931 and double-trigger awards valued at $249,138. The aggregate dollar value for Mr. Deitsch consists of single-trigger awards valued at $321,623 and double-trigger awards valued at $492,168. The aggregate dollar value for Ms. Stalmack consists of single-trigger awards valued at $289,891 and double-trigger awards valued at $53,236.

(3)
The aggregate dollar value of pension and nonqualified deferred compensation benefit enhancements.

(4)
The aggregate dollar value of perquisites and other personal benefits or property, and health care and welfare benefits.

(5)
The aggregate dollar value of any tax reimbursements

(6)
The aggregate dollar value of any other compensation that is based on or otherwise relates to the transaction not properly reported in other columns.

(7)
Amounts provided in the table do not reflect amounts that may become payable to Ms. Booker following the closing of the Mergers pursuant to the Booker letter agreement, which is contingent upon and does not become effective until completion of the Mergers.

Governance of BioScrip Following the First Merger
Board of Directors of BioScrip after the Closing
The Merger Agreement provides that, immediately following the effective time of the First Merger, Beta will cause the board of directors of Beta (the “Beta Board”) to consist of ten directors, (i) eight of whom will be selected by Omega Parent, and (ii) two of whom will be directors who are members of the Beta Board immediately prior to the effective time of the First Merger (the “Continuing Beta Directors”). The Continuing Beta Directors will be R. Carter Pate, the chairman of the Beta Board immediately prior the effective time of the First Merger, and David W. Golding. Omega Parent has selected the following directors to be included on the Beta Board as of the effective time of the First Merger: Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher (the current chief executive officer of Omega), Mark Vainisi and Alan Nielsen.

The Merger Agreement also requires Beta to cause the Continuing Beta Directors to be included in the slate of nominees recommended by the Beta Board to Beta’s stockholders for election as directors at the next annual meeting of Beta stockholders to occur following the effective time of the First Merger and will use no less rigorous efforts to solicit proxies in favor of such Continuing Beta Directors than the manner in which Beta supports all other nominees proposed by the Beta Board. Furthermore, the Merger Agreement requires Beta to cause the bylaws of Beta to be amended effective as of the effective time of the First Merger to provide that, if, following the closing, any Continuing Beta Director resigns or is unable to serve for any other reason prior to the first anniversary following the first annual meeting after the effective time of the First Merger (in each case, a “Removed Designee”), then, in each case, the remaining Continuing Beta Director (if any) will recommend a replacement for such Removed Designee to the Governance, Compliance and Nominating Committee of the Beta Board, which will consider such replacement (and, if not approved by such committee, any additional replacements recommended by the remaining Continuing Beta Director) in good faith.
Omega Parent Nomination Rights
BioScrip and Omega Parent have agreed to enter into a Director Nomination Agreement (attached to this Proxy Statement as Annex H), which will become effective as of the closing, providing that, from and after the closing, so long as Omega Parent and its affiliates beneficially own at least 10% of the voting power of the outstanding Beta common stock, Omega Parent will have the right to nominate a number of potential directors at any meeting of the stockholders to vote on the election of directors to the Beta Board, and each committee thereof, that is proportionate to its ownership of Beta common stock after the closing.
Executive Management of Beta after the Closing
Following the effective time of the First Merger, Beta’s management team will include executives from each of Omega and Beta. John Rademacher, the current chief executive officer of Omega, will serve as the chief executive officer of Beta. Michael Shapiro, the current chief financial officer of Omega, will serve as the chief financial officer of Beta.
Regulatory Approvals
Antitrust
The parties’ obligation to effect the Mergers is conditioned upon any applicable waiting period (and any extension thereof) under the HSR Act relating to the Mergers expiring or being terminated. On March 28, 2019, each of Omega and Beta filed with the United States Federal Trade Commission and the United States Department of Justice a Notification and Report Form requesting early termination of the waiting period under the HSR Act. Early termination was granted (an antitrust clearance was obtained in the United States) in respect of the applicable waiting periods under the HSR Act on April 8, 2019.
State Pharmacy Consents
Omega’s and Omega Parent’s obligation to effect the First Merger are further subject to obtaining the consent (or written correspondence that such consent will be issued shortly after the closing) of the California Board of Pharmacy and the North Carolina Board of Pharmacy in respect of the Mergers for certain pharmacy permits currently held by Beta and Omega. While Beta and Omega expect to obtain such consents, BioScrip cannot assure you that such consents will be obtained. The failure to obtain any such consent, or any condition or delay arising in connection with obtain such consents, could result in the conditions to the Mergers not being satisfied.
Expected Timing of the Merger
Beta and Omega are working to complete the Mergers and the other transactions contemplated by the Merger Agreement as soon as practicable and expect the closing of the Mergers to occur by the end of 2019. However, the Mergers are subject to the expiration or termination of the required waiting periods under the HSR Act, obtaining the relevant consents under applicable state pharmacy laws in California and North Carolina, obtaining the required approvals of the Beta stockholders and the satisfaction or waiver of other conditions of Omega and Beta to the closing, and it is possible that factors outside the control of Beta and Omega could result in the Mergers being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the Mergers.
Ownership of Beta after the Merger
As of the date of this Proxy Statement, Beta and Omega estimate that Beta security holders as of immediately prior to the completion of the First Merger will hold approximately 20.5% of the combined company on a fully diluted pro forma basis (based on the Beta share price as of signing, and taking into account the share issuance in respect of the Amended and Restated Warrant Agreement and the Warrant Letter Agreements, the Preferred Stock Repurchase Agreement, the Series A COD Amendment and the vesting of certain restricted stock units and performance restricted stock units as a result of the Mergers).
Indebtedness Following the Completion of the Mergers
It is anticipated that following completion of the Mergers and the related transactions, BioScrip’s primary credit facilities will consistent of a $925 million senior secured first lien term loan facility, a $150 million senior secured first lien asset-based revolving credit facility and a $400 million second lien secured notes facility. In addition, BioScrip and its subsidiaries may be party to ordinary course working capital, capital lease and other indebtedness facilities. For more information, see the section of this Proxy Statement captioned “The Mergers — The Ancillary Agreements — Debt Commitment Letters” beginning on page 124.
U.S. Federal Income Tax Consequences of the Mergers
The Mergers are intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, the Mergers (i) are not expected to cause Beta or any of its subsidiaries to recognize any taxable income or gain for U.S. federal income tax purposes and (ii) will also generally not result in U.S. federal income tax consequences to the Beta stockholders, who are neither receiving consideration nor disposing of shares in the Mergers. No tax opinion from Beta counsel nor any Internal Revenue Service private letter ruling has been or will be obtained with respect to the tax consequences of the Mergers.
No Appraisal or Dissenters’ Rights
Under Delaware law, because the merger consideration is in the form of BioScrip common stock, no appraisal rights are available to the holders of Beta common stock or Omega common stock in connection with the Mergers. In addition, no appraisal rights are available to the holders of Preferred Stock in connection with the Mergers.
Market Listing
BioScrip is required to file a new listing application with Nasdaq because the Mergers constitute a change of control of BioScrip under Nasdaq rules.
Accounting Treatment
The Mergers will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (“ASC 805”), under which the assets and liabilities of BioScrip will be recorded by Omega at their respective fair values as of the date the Mergers are consummated. Omega will be deemed the acquirer in the Mergers for accounting purposes and BioScrip will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement.
Biographies of Option Care Designated Directors of the Combined Company
Timothy Sullivan will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Sullivan is a founder and Managing Director of Madison Dearborn Partners, which specializes in management buyouts and special equity investing and manages over 18 billion dollars of committed capital and portfolio investments. Mr. Sullivan is also the Head of Madison Dearborn Partners’ Health Care team. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care sector and has served on the Board of Directors of Option Care since 2015, Alcami Corporation since 2018, Solis Mammography since 2018, Performance Health since 2015, and Kaufman, Hall & Associates, LLC since 2014. Mr. Sullivan previously served on the Board of Ikaria, Inc. from 2014 to 2015, VWR Corporation, which became a publicly-traded company in 2014, from 2007 to 2017, Sage Products LLC from 2012 to 2016, and Sirona Dental Systems Inc. from 2005 to 2016, completing a reverse merger with publicly-traded Schick Technologies in 2005. Mr. Sullivan holds a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business. Mr. Sullivan’s extensive experience in financial transactions, investing in a range of businesses and the healthcare industry makes him a valuable member of the combined company’s board of directors.
Elizabeth Q. Betten will be appointed to the combined company’s board of directors upon completion of the Merger. Ms. Betten is a Managing Director of Madison Dearborn Partners’ Health Care team. Ms. Betten joined Madison Dearborn Partners in 2004 as an Associate and re-joined after completing business school in 2008. Prior to her roles at Madison Dearborn Partners, she was an Investment Banking Analyst in the Health Care Group at J.P. Morgan from 2002 to 2004. Ms. Betten concentrates on investments in the health care sector and has served on the Board of Directors of Option Care since 2015, Solis Mammography since 2018, and previously served on the Board of Directors of Ikaria, Inc. from 2014 to 2015 and was actively involved with Sirona Dental Systems Inc. Ms. Betten holds an A.B. from Brown University and an M.B.A. from Stanford University Graduate School of Business. Ms. Betten’s extensive experience in financial transactions, investing in a range of businesses and the healthcare industry makes her a valuable member of the combined company’s board of directors.
Nitin Sahney will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Sahney is the founder, Member-Manager and Chief Executive Officer of PharmaCord LLC, a private company that provides commercialization solutions for biopharmaceutical manufacturers. Prior to founding PharmaCord in 2016, Mr. Sahney was the Operating Advisor at Clayton Dublier & Rice Funds, a private equity firm, from 2016 to 2017, and was the President from 2012 to 2015 and Chief Executive Officer from 2014 to 2015 of Omnicare, a previously publicly-traded long-term and specialty care company that was acquired by CVS Health in 2015. Mr. Sahney held various leadership roles at OmniCare prior to becoming President and Chief Executive Officer. Prior to his roles at OmniCare, Mr. Sahney managed a personal healthcare investment fund from 2008 to 2010, and was the founder and Chief Executive Officer of RxCrossroads from 2001 to 2007. Prior to his roles at RxCrossroads, Mr. Sahney held various leadership positions at Cardinal Health. Mr. Sahney has served on the Board of Directors of Option Care since 2018, EXLService Holdings, Inc., a publicly traded operations management and analytics company, since 2016, and is on the Board of Trustees for the University of Louisville. Mr. Sahney holds an M.B.A. from Clarion University and a B.A. in economics from Punjab University. Mr. Sahney’s over 25 years of experience in the healthcare industry and extensive leadership experience in the healthcare industry makes him a valuable member of the combined company’s board of directors.
Harry M. Jansen Kraemer, Jr. will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Kraemer is an Executive Partner of Madison Dearborn where he has served since 2005, and has served as Clinical Professor of Management & Strategy at Northwestern University’s Kellogg School of Management since 2005. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc., a healthcare company, until 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since 2000, President since 1997 and Chief Executive Officer since 1999. Mr. Kraemer has served on the Board of Directors of Option Care since 2015, Leidos Holdings, Inc., a publicly traded defense, aviation, informational technology and biomedical research company, since 1997 and Dentsply Sirona Inc., a publicly traded dental equipment company, since 2016. Mr. Kraemer served on the board of directors of VWR Corporation, which became a publicly-traded company in 2014, from 2007 to 2017. Mr. Kraemer serves on the board of trustees of Northwestern University, the Conference Board and NorthShore University HealthSystem. Mr. Kraemer holds an M.B.A. from Northwestern University’s Kellogg School of Management and a bachelor’s degree in mathematics and economics from Lawrence University, and is a certified public accountant. Mr. Kraemer’s extensive experience with boards of private and public companies, investment decisions, capital allocation and complex transactions at both large companies and in private equity makes him a valuable member of the combined company’s board of directors.
John J. Arlotta will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Arlotta is currently the President of eviCore healthcare, a healthcare services company. In July 2012, Mr. Arlotta became the CEO of CareCore National, a leading provider of medical benefits management services. In January 2014, CareCore National was sold to General Atlantic, a leading global growth equity firm, and at that time Mr. Arlotta was named Chairman and Chief Executive Officer. In December of 2014, Mr. Arlotta orchestrated the successful merger of CareCore and Medsolutions that resulted in the renaming of the company to eviCore healthcare. Prior to joining eviCore, Mr. Arlotta was a Special Healthcare Advisor to General Atlantic, LLC from 2010 to 2012. Mr. Arlotta previously held roles as Chairman and Chief Executive Officer of Coram Inc., a then privately held provider of home infusion and specialty pharmacy services, from 2005 to 2007; and NeighborCare Inc., a then publicly traded provider of pharmaceutical products and services to nursing homes, from 2003 to 2005. Mr. Arlotta has served on the Board of Directors of Option Care since 2015, and also served as chairman of Novis Pharmaceuticals, a pharmaceutical distribution company, from 2008 to 2012; and as a director of each of Apria Healthcare, a medical equipment and home infusion company, from 2012 to 2014; MedExpress, an urgent care provider, from 2010 to 2015; and Baxa Corporation, a medical device company, from 2006 to 2008. Mr. Arlotta is a retired Captain in the U.S. Army Reserves and holds a B.S. in marketing from the University of Notre Dame. Mr. Arlotta’s over 45 years of experience in the healthcare industry and his extensive experience on the boards of healthcare companies makes him a valuable member of the combined company’s board of directors.
John C. Rademacher will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Rademacher is the Chief Executive Officer of Option Care, a position he has held since August 2017. Prior to his appointment as Chief Executive Officer, Mr. Rademacher was Option Care’s Chief Operating Officer from 2015 until he became interim Chief Executive Officer. Prior to his roles at Option Care, Mr. Rademacher was the President and General Manager for both the Ambulatory Care Division from 2012 to 2014 and Nuclear and Pharmacy Services division from 2007 to 2012 at Cardinal Health, Inc., a publicly traded pharmaceutical company. Mr. Rademacher also held executive positions with CIGNA Corporation, a publicly traded health services company, from 2001 to 2007 where he served as president of CareAllies, LLC and Chief Operating Officer for CIGNA Behavioral Health business units among other roles. Prior to CIGNA, Mr. Rademacher was a strategy consultant for Deloitte Consulting. Mr. Rademacher has served on the Board of Directors of Option Care since 2018. Mr. Rademacher holds an M.B.A. from Wayne State University and a B.A. in accounting from Hillsdale College. Mr. Rademacher’s extensive understanding of Option Care’s business and over 20 years of experience in the healthcare industry makes him a valuable member of the combined company’s board of directors.
Mark Vainisi will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Vainisi is Senior Vice President, Global Mergers and Acquisitions for Walgreens Boots Alliance, and has held this position since 2015. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing formed through the merger of Walgreen Co. and Alliance Boots, and is the parent company of Walgreens, Duane Reade, Boots UK, Alliance Healthcare and other pharmacy and healthcare businesses. Prior to his current role at Walgreens Boots Alliance, Mr. Vainisi was Vice President, Mergers and Acquisitions at Walgreen Co. from 2010 to 2015. He initially joined Walgreen Co. in 2005, serving in various M&A and investment roles. Prior to his roles at Walgreen Co., Mr. Vainisi worked at the Tribune Company, a publicly traded media and broadcasting company, from 2000 to 2005. Mr. Vainisi has served on the Board of Directors of Option Care since 2015. Mr. Vainisi holds a J.D. and a B.A. in English from the University of Michigan (Ann Arbor). Mr. Vainisi’s extensive experience with Option Care, having led the initial acquisition by Walgreens and subsequent sale to MDP, with business transactions in the healthcare industry and with mergers and acquisitions makes him a valuable member of the combined company’s board of directors.
Alan Nielsen will be appointed to the combined company’s board of directors upon completion of the Merger. Mr. Nielsen is Senior Vice President, Property and Store Planning for Walgreen Co. In this role, Mr. Nielsen oversees market planning, real estate and facilities utilization for Walgreen Co. which operates in over 9,400 units across North America. Mr. Nielsen’s prior roles in Walgreen Co. included Senior Vice President, Chief Financial Officer from January 2015 to February 2018; Group Vice President of International Finance from 2012 to 2015, a role in which he led synergy capture, reporting and merger planning activities between Walgreens and Alliance Boots. Mr. Nielsen’s earlier roles in audit, systems development and finance date back to his start at Walgreens in 1987. Mr. Nielsen was one of the founding members of the Board of Directors of AllianceRx Walgreens Prime. Mr. Nielsen has served on the Board of Directors of Option Care since 2016. Mr. Nielsen holds a Bachelor of Science in Business degree from Eastern Illinois University. He earned his CPA designation in 1990. Mr. Nielsen’s extensive experience in the healthcare industry and with mergers and acquisitions makes him a valuable member of the combined company’s board of directors.

THE MERGER AGREEMENT
The following section summarizes material provisions of the Merger Agreement, which is included in this Proxy Statement as Annex A and is incorporated by reference herein in its entirety. The summary of the material provisions of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of Omega and Beta are governed by the Merger Agreement and not by this summary or any other information contained in or incorporated by reference herein. You are urged to read the Merger Agreement carefully and in its entirety, as well as this Proxy Statement and the information incorporated by reference herein, before making any decisions regarding the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”). See “Where You Can Find Additional Information” beginning on page 239.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included in Annex A to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and by Omega and Omega Parent, on the other hand, which were made solely for the benefit of the other parties for purposes of the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties to the Merger Agreement were qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated, among other reasons, with the purpose of allocating risk between the parties to the Merger Agreement and establishing circumstances in which a party to the Merger Agreement may have the right not to complete the Mergers if the representations and warranties of certain other parties prove to be untrue due to a change in circumstance or otherwise, rather than solely establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that Beta and Omega each delivered in connection with the Merger Agreement and certain documents filed by Beta with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 239.
The Mergers
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the effective time of the First Merger, Merger Sub Inc., a wholly owned subsidiary of Beta formed for the sole purpose of effecting the Mergers, will be merged with and into Omega. Following the First Merger, the separate corporate existence of Merger Sub Inc. will cease, and Omega will continue as the Surviving Corporation in the First Merger and a wholly owned subsidiary of Beta.
Immediately after the effective time of the First Merger, and subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, the Surviving Corporation will be merged with and into Merger Sub LLC, a wholly owned subsidiary of Beta formed for the sole purpose of effecting the Second Merger. Merger Sub LLC will be the surviving company in the Second Merger and will become a wholly owned subsidiary of Beta. Upon completion of the Mergers, the surviving company will operate as a wholly owned subsidiary of Beta under the name HC Group Holdings II, LLC.
The Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Closing
The Merger Agreement provides that the closing of the Mergers will take place at 10:00 a.m., New York time, on the 15th business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Beta and Omega. Closing may occur on any date following the second business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) with the written consent of Omega.
Merger Consideration
The Merger Agreement provides that at the effective time of the First Merger, all of the shares of common stock, par value $0.01 per share, of Omega issued and outstanding immediately prior to the effective time of the First Merger (other than the shares that are held in the treasury of Omega or owned, directly or indirectly, by Beta, Merger Sub Inc. or Merger Sub LLC immediately prior to the effective time of the First Merger (“Excluded Shares”)) will be cancelled and converted into the right of Omega Parent to receive 542,261,567 shares (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) of Beta common stock (the “Merger Consideration”). At the effective time of the First Merger, each Excluded Share will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of common stock, par value $0.0001 per share, of Merger Sub Inc. issued and outstanding immediately prior to the effective time of the First Merger will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation at the effective time of the First Merger.
At the effective time of the Second Merger, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the effective time of the Second Merger will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and Beta will become the sole member of the surviving company.
The number of shares to be issued as part of the Merger Consideration is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of the Beta common stock changes. Therefore, the value of the Merger Consideration will depend on the market price of the Beta common stock at the effective time of the First Merger. The market price of Beta common stock has fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this Proxy Statement to the date of the special meeting, the date the Mergers are completed and thereafter. The market price of Beta common stock, when received by Omega Parent at the effective time of the First Merger, could be greater than, less than or the same as the market price of Beta common stock on the date of this Proxy Statement.
Escrowed Shares
In addition to the Merger Consideration, Beta agrees in the Merger Agreement to issue to Omega Parent at the effective time of the First Merger a number of shares of Beta common stock equal to (i) 7,270,095 shares of Beta common stock multiplied by (ii) 3.878 (collectively, the “Escrowed Shares”), in connection with certain outstanding and unvested contingent restricted stock units of Beta (the “Beta Contingent RSUs”). The Escrowed Shares will not be transferrable by Omega Parent until they vest or expire in accordance with their terms.
At the end of each month following the closing, Omega Parent is required to transfer to Beta for no consideration, and Beta is required to immediately retire, a number of Escrowed Shares (rounded up to the nearest whole share of Beta common stock) equal to (a) the number of Beta Contingent RSUs that expired in accordance with their terms during the preceding month multiplied by (b) 3.878. At the closing and at the end of each month following the closing, the transfer restrictions applicable to the Escrowed Shares under the terms of the Merger Agreement will cease to apply to a number of Escrowed Shares (rounded down to the next whole share of Beta common stock) equal to (i) the number of Beta Contingent RSUs that vested during the preceding month (or in the case of the closing, prior to the closing) multiplied by (ii) 3.878.
In the event of a pending or threatened RSU Dispute (as defined below in the section entitled “The Merger Agreement — RSU Disputes”), Omega Parent is not required under the Merger Agreement to transfer, nor is Beta permitted to retire, any Escrowed Shares representing Beta Contingent RSUs that are the subject of such RSU Dispute and the disposition of such shares will be resolved in connection with such RSU Dispute being dismissed with prejudice or resolved pursuant to a settlement agreement or a final, non-appealable court order.
Organizational Documents of Surviving Corporation and the Surviving Company
At the effective time of the First Merger, the certificate of incorporation of Omega will be amended to read in its entirety as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the effective time of the First Merger (except the name will remain HC Group Holdings II, Inc. and the provisions relating to the incorporator will be omitted), and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter amended.
At the effective time of the First Merger, the bylaws of Omega will be amended to conform to the bylaws of Merger Sub Inc. as in effect immediately prior to the effective time of the First Merger, and as so amended will be the bylaws of the Surviving Corporation.
At the effective time of the Second Merger, the certificate of formation and limited liability company agreement in the form of Exhibit B to the Merger Agreement will be the certificate of formation and limited liability company agreement of the surviving company from and after the effective time of the Second Merger.
Subject to the approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal at the special meeting, at the effective time of the First Merger, the certificate of incorporation of Beta (as in effect immediately prior to the effective time of the First Merger) will be amended and restated in its entirety as set forth in Annex B to this Proxy Statement.
Directors and Officers of the Surviving Corporation and the Surviving Company
From and after the effective time of the First Merger, the directors of Merger Sub Inc. immediately prior to the effective time of the First Merger will be the directors of the Surviving Corporation and the officers of Merger Sub Inc. immediately prior to the effective time of the First Merger will be the officers of the Surviving Corporation.
From and after the effective time of the Second Merger, the board of managers of the surviving company will be designated by Beta and the officers of the surviving company will be designated by Beta.
Board of Directors of BioScrip after the Closing
The Merger Agreement provides that, immediately following the effective time of the First Merger, Beta will cause the BioScrip Board to consist of 10 directors, (i) eight of whom will be selected by Omega Parent, and (ii) two of whom will be the Continuing Beta Directors. The Continuing Beta Directors will be R. Carter Pate, the chairman of the Beta Board immediately prior to the effective time of the First Merger, and David W. Golding. Omega Parent has selected the following directors to be included on the Beta Board as of the effective time of the First Merger: Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher (the current chief executive officer of Omega), Mark Vainisi and Alan Nielsen.
The Merger Agreement also requires Beta to cause the Continuing Beta Directors to be included in the slate of nominees recommended by the Beta Board to Beta’s stockholders for election as directors at the next annual meeting of Beta stockholders to occur following the effective time of the First Merger and will use no less rigorous efforts to solicit proxies in favor of such Continuing Beta Directors than the manner in which Beta supports all other nominees proposed by the Beta Board. Furthermore, the Merger Agreement

requires Beta to cause the bylaws of Beta to be amended effective as of the effective time of the First Merger to provide that, if, following the closing, any Continuing Beta Director resigns or is unable to serve for any other reason prior to the first anniversary following the first annual meeting after the effective time of the First Merger (in each case, a “Removed Designee”), then, in each case, the remaining Continuing Beta Director (if any) will recommend a replacement for such Removed Designee to the Governance, Compliance and Nominating Committee of the Beta Board, which will consider such replacement (and, if not approved by such committee, any additional replacements recommended by the remaining Continuing Beta Director) in good faith.
RSU Disputes
After the effective time of the First Merger, the Compensation Committee of the Beta Board (the “Compensation Committee”), which will include one Continuing Beta Director as long as any Continuing Beta Director remains on the Beta Board, will assume responsibility (as between the Beta Board and the Compensation Committee) for controlling, on behalf of Beta, the management and disposition of any action, claim, proceeding or dispute brought against or involving Beta, the Surviving Corporation or the surviving company related to the Beta Contingent RSUs (an “RSU Dispute”), including with respect to the investigation, prosecution, negotiation, resolution or settlement thereof, and all decisions relating thereto, and all actions and inactions with respect to any RSU Dispute will be made solely by the Compensation Committee with the consent of the Continuing Beta Director that sits on the Compensation Committee (which consent will not be unreasonably withheld, conditioned or delayed).
Representations and Warranties
The Merger Agreement contains customary representations and warranties by Omega and Omega Parent to Beta and by Beta, Merger Sub Inc. and Merger Sub LLC to Omega. The representations and warranties in the Merger Agreement are subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure letter delivered by such party. In addition, the representations and warranties made by Beta in the Merger Agreement are qualified by the reports of Beta filed with the SEC during the period from January 1, 2016, through the date of the Merger Agreement (the “Beta SEC Reports”) (excluding any risk-factor disclosures contained in the Beta SEC Reports under the headings “Risk Factors” or “Quantitative and Qualitative Disclosures about Market Risk,” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), provided that any matter disclosed in the Beta SEC Reports is not deemed disclosed for purposes of Beta’s representations and warranties regarding (i) its corporate organization, (ii) its capital stock, (iii) its authority to execute and deliver the Merger Agreement and perform its obligations thereunder, (iv) its execution and delivery of the Merger Agreement not conflicting with, violating or requiring consent under its organizational documents, applicable laws or any contract to which it is a party or by which its properties are bound, (v) its conduct of business since December 31, 2018, and the absence of certain changes or actions by it having occurred since December 31, 2018, and (vi) no broker, financial advisor or similar person (other than Moelis and Jefferies) being entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers.
Furthermore, many of the representations and warranties in the Merger Agreement are subject to “materiality” or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to or have a material adverse effect (as defined in the Merger Agreement) with respect to the party making the representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.
The representations and warranties contained in the Merger Agreement will not survive the effective time of the First Merger.

Beta Material Adverse Effect
For purposes of the Merger Agreement, a “Beta Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to, have a material adverse effect on (A) the ability of Beta to consummate the Mergers or (B) the business, financial condition or results of operations of Beta and its subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination with:
(i)
changes in general economic, financial market, and business conditions;

(ii)
general changes or developments in any of the industries in which Beta or its subsidiaries operate;

(iii)
any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Mergers or any of the other transactions con;

(iv)
changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date of the Merger Agreement;

(v)
any change in the price or trading volume of Beta’s stock, in and of itself  (the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect);

(vi)
any failure by Beta to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself  (the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of  “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect);

(vii)
any outbreak or escalation of hostilities, any acts of war or terrorism;

(viii)
the announcement of the Merger Agreement and the Mergers, including the initiation of litigation by any person with respect to the Merger Agreement;

(ix)
any action taken by Beta, or which Beta causes to be taken by any of its subsidiaries, in each case which is required by the Merger Agreement; or

(x)
any actions taken (or omitted to be taken) at the request of Omega.

However, with respect to clauses (i), (ii), (iv) or (vii) above, such effect may be taken into account, but only to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Beta and its subsidiaries relative to other companies operating in the industry in which Beta and its subsidiaries operate.
Omega Material Adverse Effect
For purposes of the Merger Agreement, an “Omega Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to have a material adverse effect on (A) the ability of Omega or Omega Parent to consummate the Transactions or (B) the business, financial condition or results of operations of Omega and its subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination;
(i)
changes in general economic, financial market, and business conditions;

(ii)
general changes or developments in any of the industries in which Omega or its subsidiaries operate;

(iii)
any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Mergers or any of the other Transactions;

(iv)
changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date of the Merger Agreement;

(v)
any failure by Omega to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself  (the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of  “Omega Material Adverse Effect” may be taken into account in determining whether there has been an Omega Material Adverse Effect);

(vi)
any outbreak or escalation of hostilities, any acts of war or terrorism;

(vii)
the announcement of the Merger Agreement and the Transactions, including the initiation of litigation by any person with respect to the Merger Agreement;

(viii)
any action taken by Omega, or which Omega causes to be taken by any of its subsidiaries, in each case which is required by the Merger Agreement; or

(ix)
any actions taken (or omitted to be taken) at the request of Beta.

However, with respect to each of clauses (i), (ii), (iv) or (vi) above, such effect may be taken into account, but only to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Omega and its subsidiaries relative to other companies operating in the industry in which Omega and its subsidiaries operate.
In the Merger Agreement, each of Beta and Omega makes representations and warranties regarding:
•
its organization, good standing or active status, as applicable, and qualification to do business;

•
its subsidiaries;

•
its capital structure, including the number of shares of common stock outstanding and, with respect to Beta only, the number of shares of preferred stock, stock options, restricted stock units, stock appreciation rights and other equity awards issued and outstanding;

•
its corporate authority and power with respect to the execution, delivery and performance of the Merger Agreement;

•
the absence of any violation of or conflict with such party’s or its subsidiaries’ organizational documents, applicable law and certain contracts to which it is a party or by which it is bound as a result of the execution, delivery and performance of the Merger Agreement and the completion of the Mergers and the other Transactions;

•
the filings with governmental entities required in connection with the execution, delivery and performance of the Merger Agreement or the completion of the Mergers and the other Transactions;

•
its board of directors having approved the applicable Transactions and recommended such Transactions to such party’s stockholders as required by applicable law;

•
the truth and completeness of its audited financial statements;

•
its maintenance of disclosure and reporting controls with respect to financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and, with respect Beta only, in accordance with the Exchange Act;

•
the absence of certain undisclosed liabilities;

•
broker’s, finder’s and similar fees payable by it to brokers and financial advisors in connection with the Mergers and the Transactions;

•
the absence of certain litigation and governmental orders;

•
certain tax matters;

•
certain employee benefits matters, including matters related to employee benefit plans and labor matters;

•
its compliance with applicable laws and regulations and such party’s licenses;

•
certain of its material contracts;

•
certain of its material customer relationships;

•
certain environmental matters;

•
its real property;

•
intellectual property, data privacy and information security matters;

•
the absence of agreements with its affiliates;

•
the accuracy and completeness of information provided by it for inclusion in the Proxy Statement;

•
its insurance; and

•
its compliance with healthcare laws.

In addition, in the Merger Agreement, Omega has made representations and warranties regarding:
•
the validity, enforceability and effectiveness of the debt financing commitment letters, which obligate the persons that have commited to provide debt financing in the amount and on the terms and conditions set forth in the debt commitment letters (together with the exhibits, schedules and annexes thereto, as amended, restated, supplemented and otherwise modified, and as defined in the section below entitled “The Ancillary Agreements — Debt Commitment Letters”) and the availability and amount of funding under the debt commitment letters at the closing;

•
the inapplicability to the Mergers of state takeover statutes and anti-takeover provisions in Omega’s organizational documents; and

•
HC Group Holdings III, Inc. (“Omega III”) having sufficient cash on hand to pay the Omega Termination Fee.

In the Merger Agreement, Beta has also made representations and warranties regarding:
•
the validity, enforceability and effectiveness of the Preferred Stock Repurchase Agreement and the Warrant Amendment;

•
the timely filing of the Beta SEC Reports since January 1, 2016, the compliance of the Beta SEC Reports with applicable requirements of the SEC, the Securities Act and the Exchange Act, and the accuracy of the information contained in the Beta SEC Reports;

•
its compliance since January 1, 2017, with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•
the exchange ratio referenced in the Moelis fairness opinion being fair from a financial point of view to Beta;

•
Merger Sub Inc. and Merger Sub LLC being formed solely for the purpose of consummating the Mergers and not having any assets or liabilities (except as provided in the Merger Agreement); and

•
Beta and the Beta Board having determined that Omega Parent is an “Exempt Person” as defined in the Tax Asset Protection Plan of Beta such that any Rights (as defined in the Tax Asset Protection Plan) previously granted under the Tax Asset Protection Plan will not become exercisable as a result of the Transactions.

Conduct of Business Prior to the Completion of the Mergers
Under the terms of the Merger Agreement, each of Beta and Omega agrees to, and to cause its subsidiaries to, use reasonable best efforts during the period from the date of the Merger Agreement to the effective time of the First Merger or the earlier termination of the Merger Agreement (subject to certain exceptions specified in the Merger Agreement and the confidential disclosure letter delivered by Beta):
•
to carry on its business in the ordinary course consistent with past practice; and

•
preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it;

•
in each case, except as otherwise consented to in writing by Beta or Omega, as applicable, such consent not to be unreasonably withheld, conditioned or delayed.

In addition, during the period from the date of the Merger Agreement to the effective time of the First Merger or the earlier termination of the Merger Agreement, except as set forth in its confidential disclosure letter, as expressly contemplated or permitted by the Merger Agreement or as required by applicable law or a governmental entity, each of Beta and Omega agrees to not, and to not permit any of its subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned):
•
amend or modify its organizational documents;

•
issue, deliver, sell, pledge, dispose of or encumber any, or grant to any person any right to acquire (1) shares of capital stock or other voting securities, (2) securities convertible into or exchangeable for shares of capital stock or voting securities or (3) options or other rights to acquire voting securities or securities convertible into or exchangeable for capital stock or voting securities;

•
declare, accrue, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution to or from a subsidiary);

•
adjust, split, reclassify, combine, redeem, repurchase or otherwise acquire any shares of capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

•
acquire any entity having an aggregate value in excess of a specified dollar threshold and not in the ordinary course of its business;

•
sell any entity or assets having a value in excess of  $500,000 individually or $2,000,000 in the aggregate, other than sales of inventory or assets in the ordinary course of business;

•
enter into, materially amend or terminate any material contract not in the ordinary course of business;

•
incur any capital expenditure not contemplated by such party’s capital expenditure budget and in excess of certain dollar thresholds specified in the Merger Agreement;

•
make any loans, advances or capital contributions to, or investments in, any Person, or assume, guarantee or otherwise become liable for or responsible for the indebtedness or obligations of another Person, with respect to Omega, in excess of  $1,000,000 individually or $5,000,000 in the aggregate, and, with respect to Beta only, in excess of  $8,000,000 prior to August 1, 2019, or in excess of  $13,000,000 after August 1, 2019, excluding interest and fees on existing indebtedness in the ordinary course of business consistent with past practice;

•
increase compensation or benefits of any director, officer, employee or contractor;

•
amend or adopt any compensation or benefit plan;

•
accelerate the vesting of any compensation or benefit;

•
grant any severance, change in control or termination pay to any of its current or former directors, officers, employees or contractors;

•
grant or amend any equity award;

•
effectuate a “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Restraining Notification Act of 1988);

•
enter into, modify, or terminate any collective bargaining agreement or any other contract or agreement with any labor organization or other collective bargaining representative;

•
implement or adopt any material change in its methods of accounting or cash management practices, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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settle any litigation or other dispute, other than settlements entered into in the ordinary course of business consistent with past practice that involve money damages only and that are not in excess of certain dollar thresholds specified in the Merger Agreement;

•
accelerate the collection of or discounting of accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, except in the ordinary course of business; or

•
make, change or rescind any material tax election, change any annual tax accounting period or adopt or change any method of tax accounting, in each case, relating to a material amount of tax, settle or compromise any claim relating to a material amount of taxes, file any material amended tax return, surrender any claim for a refund of a material amount of taxes or file any material tax return other than one prepared in accordance with past practice.

In addition, during the period from the date of the Merger Agreement to the effective time of the First Merger or earlier termination of the Merger Agreement, except as set forth in Beta’s confidential disclosure letter, as expressly contemplated or permitted by the Merger Agreement or as required by applicable law or a governmental entity, Beta has agreed to not, and to not permit any of its subsidiaries to, without the prior written consent of Omega (such consent not to be unreasonably withheld, delayed or conditioned):
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amend or waive any rights or obligations under any agreement related to its stock options, common stock, restricted stock units, preferred stock or warrants; or

•
enter into any agreement or transaction with any person covered by Item 404 of Regulation S-K of the Exchange Act with respect to Beta.

In addition, prior to the effective time of the First Merger, Beta has agreed not to permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Preferred Stock Repurchase Agreement or the Warrant Amendment without the prior written consent of Omega. Beta has also agreed not to (i) rescind or modify its determination that Omega Parent is an “Exempt Person” under the Tax Asset Protection Plan or (ii) permit any rights under the Tax Asset Protection Plan to be triggered prior to the effective time of the First Merger. The Merger Agreement also provides that, effective as of the effective time of the First Merger, Beta will terminate the Tax Asset Protection Plan (unless the Tax Asset Protection Plan has expired in accordance with its terms).
During the period from the date of the Merger Agreement to the effective time of the First Merger, except as consented to in writing in advance by Beta or as otherwise specifically required by the Merger Agreement, Omega Parent has agreed not to, directly or indirectly, (i) transfer, assign, sell, pledge, dispose of or encumber any shares of the Omega common stock or enter into any agreement or other arrangement relating thereto, (ii) grant to any person any right to acquire any shares of the Omega common stock, (iii) grant any proxies or powers of attorney with respect to any shares of Omega common stock or (iv) deposit any shares of Omega common stock into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any shares of Omega common stock.

No Solicitation of Alternative Proposals
The Merger Agreement prohibits each of Beta, Omega and Omega Parent from soliciting, proposing, initiating, knowingly encouraging, facilitating, or participating in (including by furnishing any non-public information of Omega or Beta, as applicable, to any third party), any inquiries, proposals, offers, discussions or negotiations with any third party with respect to an Acquisition Proposal. However, the Merger Agreement provides that if, at any time prior to the approval of proposals at the special meeting, Beta receives an unsolicited, written Acquisition Proposal and, among other things, the Beta Board determines in good faith (i) after consultation with outside legal counsel and a financial advisor that such proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (ii) after consultation with outside legal counsel, the failure to participate in discussions and negotiations regarding such Superior Proposal or furnish non-public information to the third party making such proposal would be reasonably expected to be inconsistent with the Beta Board’s fiduciary duties under applicable law, then Beta may furnish non-public information to the third party making such proposal or participate in discussions and negotiations regarding such proposal. Each of Omega and Beta have agreed to inform the other party of any Acquisition Proposal (or any inquiry, proposal or offer with respect to any Acquisition Proposal) it receives within 24 hours of receipt thereof.
Definition of Acquisition Proposal
The term “Acquisition Proposal” is defined in the Merger Agreement to mean any proposal, offer, or inquiry from any person or entity or group of persons or entities relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Beta and its subsidiaries or Omega and its subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Beta and its subsidiaries or Omega and its subsidiaries, as applicable, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Beta or Omega (or any resulting parent company of Beta or Omega), in each case other than the Transactions.
Definition of Superior Proposal
The term “Superior Proposal” is defined in the Merger Agreement to mean any bona fide unsolicited written Acquisition Proposal made after the date of the Merger Agreement (with all percentages included in the definition of  “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal, the person or entity making the proposal, all relevant terms and conditions of such Acquisition Proposal, any changes to the terms of the Merger Agreement offered by Omega Parent and Omega in response to such Acquisition Proposal, the anticipated timing, conditions and ability of the person or entity making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (including whether such person or entity is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal), that (A) if consummated, would be more favorable to the stockholders of Beta or stockholders of Omega, as applicable, from a financial point of view than the Mergers and the other Transactions (including any adjustment to the terms and conditions thereof proposed in writing by the other party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
Changes in Board Recommendations
The Merger Agreement provides that the Beta Board will not (i) fail to make, withdraw or otherwise modify in a manner adverse to Omega its recommendation in favor of the BioScrip proposals to the stockholders of Beta, (ii) adopt, approve or publicly endorse any Acquisition Proposal, (iii) fail to include its recommendation in favor of the BioScrip proposals in this Proxy Statement, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within 10 business days after it is announced or (v) fail, within five business days of a request by the other party following the public announcement of an Acquisition Proposal (other than an Acquisition Proposal that would be subject to the immediately preceding clause (iv)), to reaffirm the recommendation of the Beta Board in favor of the BioScrip proposals, as applicable (each such action in the immediately preceding clauses (i) through (iv), an “Adverse Recommendation Change”).
Notwithstanding the foregoing, at any time prior to the approval of the proposals at the special meeting, the Beta Board may make an Adverse Recommendation Change (a) in connection with a Superior Proposal or (b) in response to an event, occurrence, development or state of facts or circumstances occurring after the date of the Merger Agreement that was neither known to, nor reasonably foreseeable by, the Beta Board prior to the date of the Merger Agreement and does not relate, directly or indirectly, to any Acquisition Proposal, provided that, in each case, the Beta Board determines in good faith (after consultation with outside legal counsel) that the failure to make the Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Prior to making any Adverse Recommendation Change, the Beta Board must comply with certain obligations set forth in the Merger Agreement, including providing notice of, and a reasonable basis for, its intention to make such Adverse Recommendation Change to Omega and, if such Adverse Recommendation Change is based on receipt of a Superior Proposal, providing Omega with the material terms of, and any transaction documents with respect to, the Superior Proposal and the identity of the potential acquirer that made such Superior Proposal. In addition, prior to issuing any Adverse Recommendation Change, Beta must provide Omega with the opportunity, for a period of five business days, to negotiate certain modifications to the terms of the Merger Agreement such that a failure by the Beta Board to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Beta Board.
Preparation of Proxy Statement; Stockholders’ Meeting
Preparation and Filing of Proxy Statement
The Merger Agreement requires Beta to prepare and file (with Omega’s reasonable cooperation) with the SEC this Proxy Statement and to set a preliminary record date for the special meeting and commence a broker search in consultation with Omega, in each case as promptly as practicable after the date of the Merger Agreement, but in no event later than 10 business days after the date Omega has provided the Pro Forma Financial Information (as defined below) in a form reasonably satisfactory to Beta. The Merger Agreement requires Omega to use its reasonable best efforts to provide Beta with such cooperation and documents as may be reasonably requested by Beta in connection with preparing and filing the Proxy Statement.
Preparation of Pro Forma Financial Information
The Merger Agreement requires Omega to prepare and deliver to Beta as soon as reasonably practicable after the date of the Merger Agreement, but in no event later than May 31, 2019 (i) the audited consolidated balance sheet of Omega and its subsidiaries as at December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Omega and its subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Omega’s independent auditors and (ii) unaudited pro forma financial statements for the surviving company, including footnotes and management discussion and analysis sections, in the case of each of clauses (i) and (ii), that are compliant with applicable laws for inclusion in the Proxy Statement (clauses (i) and (ii) together, the “Pro Forma Financial Information”). The Merger Agreement requires Beta to use its reasonable best efforts to provide Omega with such cooperation and documents as may be reasonably requested by Omega in connection with preparing clause (ii) of the definition of Pro Forma Financial Information.
Timing of special meeting
Beta must duly call, give notice of, convene and hold the special meeting as promptly as practicable after the earlier of  (i) the 10th day after the filing of the preliminary Proxy Statement with the SEC (if the SEC has not notified Beta that it intends to review the Proxy Statement by such date) or (ii) the date on which the SEC confirms that it has no further comments on the Proxy Statement. The special meeting must occur no later than 21 business days after the dates described in the immediately preceding clauses (i) and (ii).
Adjournments
Under the Merger Agreement, Beta may postpone or adjourn the special meeting solely (i) with the consent of Omega; (ii) (A) due to the absence of a quorum or (B) if Beta has not received proxies representing a sufficient number of shares of Beta common stock to approve of the proposals at the special meeting, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Beta Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Beta’s stockholders prior to the special meeting. Without the prior written consent of Omega, the special meeting will not be postponed or adjourned by more than 10 days at a time. In no event will the record date of the special meeting be changed without Omega’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable law. Notwithstanding the foregoing, Beta will, at the request of Omega, to the extent permitted by law, adjourn the special meeting to a date specified by Omega for the absence of a quorum or if Beta has not received proxies representing a sufficient number of shares of Beta common stock to approve the proposals at the special meeting.
Reasonable Best Efforts
Subject to certain exceptions and limitations specified in the Merger Agreement, each of Beta and Omega has agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under applicable material contracts, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and take all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, proceeding or claim by, any governmental entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.
Beta and Omega have also agreed to file within 10 business days of the date of the Merger Agreement a Notification and Report Form requesting early termination with the United States Federal Trade Commission and the United States Department of Justice.
Beta and Omega have also agreed to take all steps necessary to avoid or eliminate each and every legal impediment under the HSR Act that may be asserted by any governmental entity in order to consummate the Transactions as promptly as reasonably practicable, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Mergers and the other Transactions. Notwithstanding the foregoing, neither Omega nor Beta nor any of their respective subsidiaries or affiliates are required under the Merger Agreement to effect any Remedial Action, the effect of which:
•
would reasonably be expected to have a material adverse effect after the closing on the combined businesses of Beta and Omega and their subsidiaries, taken as a whole, including the overall benefits expected to be derived by the parties from the combination of Beta and Omega; or

•
would result in the divestiture, sale or disposition of assets, properties or businesses of Beta, Omega or any of their respective subsidiaries representing $100,000,000 or more of revenue (calculated in accordance with GAAP) of Beta, Omega and their respective subsidiaries in the aggregate determined as of the trailing 12-month period ended December 31, 2018.

The Merger Agreement also requires each of Beta and Omega to defend through litigation any claim asserted in court or an administrative or other tribunal by any antitrust or competition governmental entity under the HSR Act in order to avoid entry of, or to have vacated or terminated, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that could prevent or delay beyond the Outside Date the closing from occurring.
Transaction Litigation
The Merger Agreement requires each party to give the other parties prompt (but no later than one business day) notice to of any action or litigation commenced or, to such party’s knowledge, threatened against, relating to or involving such party or its respective subsidiaries, directors or officers that relates to the Merger Agreement, the Mergers or the other Transactions. Each party will give the other parties the opportunity to participate in the defense and settlement of any action or litigation against such party and/or its representatives relating to the Merger Agreement, the Mergers and the other Transactions, and no such settlement will be agreed to without Omega’s (in the case of Beta, Merger Sub LLC or Merger Sub Inc.) or Beta’s (in the case of Omega, Omega Parent or Omega III) prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). Omega and Beta agree to cooperate with each other with respect to the defense and settlement of any action or litigation relating to the Merger Agreement, the Mergers and the other Transactions.
Director and Officer Indemnification, Exculpation and Insurance
In the Merger Agreement, Beta agrees that all rights to indemnification existing in favor of the current or former directors and officers of Omega as provided in Omega’s certificate of incorporation and bylaws as in effect on the date of the Merger Agreement for acts or omissions occurring prior to the effective time of the First Merger will be assumed and performed by the Surviving Corporation or the surviving company and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.
In the Merger Agreement, Beta and Omega agree to use reasonable best efforts to purchase a “tail” directors’ and officers’ liability insurance policy with respect to claims arising out of or relating to events that occurred before or at the effective time of the First Merger (including in connection with the negotiation and execution of the Merger Agreement and the Transactions) on at least as favorable terms as the policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, immediately prior to the effective time of the First Merger, provided the cost thereof does not exceed 300% of the last annual premium paid by Omega or Beta, as applicable, for the policies of directors’ and officers’ liability insurance maintained by such party before the date of the Merger Agreement (the “Maximum Premium”). If Omega or Beta cannot obtain such a “tail” policy, then Beta must cause the surviving company to maintain the current policies of directors’ and officers’ liability insurance for Omega or Beta, as applicable, for at least six years after the effective time of the First Merger, so long as the surviving company is not required to pay a premium in excess of the Maximum Premium. If  (i) Omega or Beta, as applicable, is unable to obtain the “tail” policy and (ii) the surviving company is unable to maintain the current insurance policies for an amount less than or equal to the Maximum Premium, then Beta will cause the surviving company to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. The indemnified persons described in this section will have the right to enforce the foregoing provisions of the Merger Agreement.
Financing Matters
Omega’s Covenant to Arrange the Debt Financing
The Merger Agreement requires Omega to use its reasonable best efforts to arrange debt financing on the terms and conditions described in the debt commitment letters, including using reasonable best efforts to (A) negotiate definitive agreements on the terms and conditions contained in the debt commitment letters, (B) satisfy on a timely basis all conditions applicable to Omega in the debt commitment letters that are within its control, including the timely preparation and delivery to the debt financing sources (as defined below in the section entitled “The Ancillary Agreements — Debt Commitment Letters”) of the Pro Forma Financial Information, (C) maintain in full force and effect the debt commitment letters and (D) draw down upon and consummate the debt financing contemplated by the debt commitment letters at or prior to the closing.
Mutual Cooperation
In connection with the debt financing contemplated by the Merger Agreement each of Omega, Omega Parent and Beta agrees to use its reasonable best efforts during the period after the date of the Merger Agreement and prior to the closing date to provide to the debt financing sources such cooperation as may be reasonably requested in connection with the debt financing, including using reasonable best efforts to:
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cooperate with the debt financing sources’ due diligence, to the extent customary and reasonable;

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participate in a reasonable number of management and other meetings presentations, road shows and due diligence sessions with rating agencies;

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execute and deliver any definitive financing documents and otherwise facilitate the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral;

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reasonably cooperate in the preparation of customary offering memoranda, confidential information memoranda, lenders’ presentations and other customary marketing materials for prospective lenders and investors and materials for rating agency presentations;

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reasonably cooperate in securing public corporate/family ratings for the borrower under the debt financing and public ratings for the debt financing, in each case, from each of Moody’s Investors Service, Inc., Fitch Group, Inc. and Standard & Poor’s Financial Services LLC;

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furnish to the debt financing sources all documentation and other information required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations;

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request customary accountants’ consents with respect to financial information derived from Beta’s or Omega’s (as applicable) financial statements, and use commercially reasonable efforts to provide the financial information requested by Beta’s or Omega’s accounting firm;

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assist Omega and its counsel in delivery of customary legal opinions by Omega and its counsel in connection with effectuating the debt financing;

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coordinate customary payoff letters to be delivered at the closing that release Beta or Omega from all indebtedness for borrowed money contemplated to be paid off at the closing; and

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provide reasonable assistance to facilitate the asset-based credit facility contemplated by the debt commitment letters.

Omega agrees to promptly, upon request by Beta, but no earlier than the earlier of  (i) the closing and (ii) the termination of the Merger Agreement, reimburse Beta for all reasonable and documented out-of-pocket costs and expenses incurred by Beta or any of its affiliates in connection with the cooperation of Beta and its affiliates with respect to Omega’s debt financing contemplated by the Merger Agreement, and to indemnify and hold harmless Beta, its affiliates and its representatives from and against any and all liabilities or losses incurred or suffered in connection with any such cooperation (to the extent not caused by Beta’s or such affiliates’ fraud or willful misconduct).
The Merger Agreement requires each of Omega and Beta to deliver to the debt financing sources: (i) (A) its audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated balance sheets as of the end of such fiscal years and (B) the unaudited consolidated statement of operations of such party for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30,

2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters (clauses (A) and (B), collectively, the “Required Bank Information”), in each case by May 31, 2019; and (ii) the unaudited consolidated statement of operations of such party for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of such party (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least 45 days prior to the closing date by no later than 45 days after the end of such fiscal quarter.
Omega agrees not to (without the prior written consent of Beta) execute, deliver or perform any waiver, consent, supplement, replacement or amendment to the debt commitment letters if such waiver, consent, supplement, replacement or amendment would (i) expand any conditions to, or impose new or additional conditions to, the debt financing, (ii) reduce the aggregate amount of the debt financing available on the closing date below an amount sufficient to consummate the Transactions, or relieve any debt financing source from its funding commitment thereunder, (iii) adversely impact the ability of Omega to enforce its rights against any other parties to such debt commitment letters, (iv) impose additional obligations on Beta or on Beta’s subsidiaries or affiliates applicable to periods prior to the closing, or (v) otherwise reasonably be expected to (A) delay, prevent or materially impede the consummation of the Mergers or (B) make the timely funding of the debt financing, or the satisfaction of the conditions to obtaining the debt financing, less likely to occur.
Alternative Financing
Subject to the qualifications and exceptions set forth in the Merger Agreement, if any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters or the debt commitment letters are terminated for any reason (other than a breach by Beta of the Merger Agreement), Omega must use its reasonable best efforts to arrange alternative financing with terms and conditions not materially less favorable in the aggregate to Omega than those set forth in the debt commitment letter, in an amount sufficient to consummate the Transactions (the “Alternative Financing”). The parties agree that the provisions of the Merger Agreement applicable to the debt financing and the debt commitment letters will apply equally to such Alternative Financing and any new financing commitment.
Optional Redemption of 8.875% Senior Notes due 2021
In the Merger Agreement, Beta has agreed to, upon a written request from Omega, issue or cause to be issued a notice of optional redemption for some or all (which amount will be specified in Omega’s written request) of the outstanding aggregate principal amount of Beta’s 8.875% Senior Notes due 2021 (the “Existing Notes”), to the extent permitted by and pursuant to the requisite provisions of Beta’s existing indenture governing the Existing Notes, which redemption may be conditioned on the occurrence of the closing and certain other events.
Repayment of Existing First and Second Lien Notes
Beta will, as soon as reasonably practicable after Omega so requests in writing, give notice to (i) the holders of its first lien notes (the “First Lien Notes”), outstanding under its first lien note purchase agreement dated June 29, 2017 (the “First Lien Note Purchase Agreement”), and (ii) the holders of its second lien notes (together with the First Lien Notes, the “Notes”), outstanding under its second lien note purchase agreement dated June 29, 2017 (together with the First Lien Note Purchase Agreement, the “Note Purchase Agreements”), in each case to the extent permitted by and pursuant to the requisite provisions of the respective Note Purchase Agreements, of its intention to repay the Notes. Such notice of prepayment may be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the closing.
Omega Lockup
Subject to certain limited exceptions set forth in the Merger Agreement, Omega Parent is prohibited from transferring, selling, exchanging, encumbering or disposing of any Beta common stock issued to it in the Share Issuance for the period commencing on the closing date and ending on the 12-month anniversary of the date of the Merger Agreement.

Conditions to Completion of the Mergers
Mutual Closing Conditions
Each party’s obligation to consummate the Mergers is conditioned upon the satisfaction (or waiver by such party) at or prior to the effective time of the First Merger of each of the following:
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the waiting period (and any extension thereof) applicable to the Mergers and the Transactions under the HSR Act will have been terminated or will have expired;

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approval of the Share Issuance Proposal, the Amended Charter Proposal and the Series A COD Amendment Proposal at the special meeting;

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adoption of the Merger Agreement by Omega Parent, as the sole stockholder of Omega; and

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no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental authority that, in any such case, prohibits or makes illegal the consummation of the Mergers.

Beta’s Closing Conditions
In addition, the obligations of Beta to effect the Mergers are subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of Omega and Omega Parent regarding the amounts and types of authorized capital stock and other classes of equity securities of Omega being validly issued and outstanding, fully paid and non-assessable, free of preemptive rights and other obligations to repurchase, redeem, convert or vote any such capital stock or other equity securities of Omega (the “Omega Capitalization Representation”), will be true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date, as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies;

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the representations and warranties of Omega and Omega Parent relating to: their valid organization, standing and power; the capitalization of each of Omega’s subsidiaries; Omega Parent’s ownership of 100% of the Omega common stock; Omega’s and Omega Parent’s authority to execute and deliver the Merger Agreement and perform the Transactions contemplated by the Merger Agreement; there being no conflicts or violations under Omega’s or Omega Parent’s organizational documents as a result of Omega’s or Omega Parent’s execution and delivery of the Merger Agreement and performance of the transactions contemplated by the Merger Agreement; and there being no broker, investment banker, financial advisor or other person entitled to any broker’s or similar fee in connection with the Transactions (other than the fees payable to Goldman Sachs & Co., LLC (the “Omega Fundamental Representations”)); will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

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the representations and warranties of Omega and Omega Parent in the Merger Agreement (other than the Omega Capitalization Representations and the Omega Fundamental Representations) will be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Omega Material Adverse Effect” qualifications and exceptions contained in such representations and warranties will be disregarded);

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Omega and Omega Parent having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the First Merger;

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since the date of the Merger Agreement, there will not have been an Omega Material Adverse Effect;

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receipt of a certificate executed by an executive officer of Omega certifying as to the satisfaction of the conditions described in the preceding five bullet points; and

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receipt of a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Omega common stock does not constitute a “United States real property interest” under Section 897(c) of the Code (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).

Omega’s Closing Conditions
In addition, the obligations of each of Omega and Omega Parent to effect the First Merger are subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of Beta regarding: the amounts and types of authorized capital stock and other classes of equity securities of Beta being validly issued and outstanding, fully paid and non-assessable, free of preemptive rights and other obligations to repurchase, redeem, convert or vote any such capital stock or other equity securities of Omega (the “Beta Capitalization Representations”), will be true and correct in all respects as of the date the Merger Agreement was executed and as of the closing date, as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies;

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the representations and warranties of Beta relating to: its valid organization, standing and power; the amounts, types and terms of Beta’s stock options, restricted stock units and stock appreciation right; the Beta common stock issued in the Share Issuance being duly authorized, fully paid and non-assessable, free and clear of all liens (other than those imposed by applicable securities laws); the validity and enforceability of the Preferred Stock Repurchase Agreement and the Warrant Amendment; the capitalization of each of Beta’s subsidiaries; Beta’s authority to execute and deliver the Merger Agreement and perform the Transactions and the Merger Agreement; there being no conflicts or violations under Beta’s organizational documents as a result of Beta’s execution and delivery of the Merger Agreement and performance of the Transactions; and there being no broker, investment banker, financial advisor or other person entitled to any broker’s or similar fee in connection with the Transactions (other than the fees payable to Moelis & Company LLC and Jefferies LLC in connection with the Transactions (the “Beta Fundamental Representations”)); will be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

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the representations and warranties of Beta in the Merger Agreement (other than the Beta Capitalization Representations and the Beta Fundamental Representations) will be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Beta Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Beta Material Adverse Effect” and similar qualifications contained in such representations and warranties will be disregarded);

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Beta, Merger Sub Inc. and Merger Sub LLC having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the effective time of the First Merger;

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since the date of the Merger Agreement, there will not have been a Beta Material Adverse Effect;

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receipt of a certificate executed by an executive officer of Beta certifying as to the satisfaction of the conditions described in the preceding five bullet points;

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receipt of a written opinion from Kirkland & Ellis LLP, dated as of the closing date, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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receipt of all consents under applicable state pharmacy laws in California and North Carolina or, where applicable, receipt of correspondence from the applicable governmental entity that such consent will be delivered promptly after the closing.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the consummation of the First Merger by mutual written consent of Beta and Omega.
Also, subject to specified qualifications and exceptions, either Omega or Beta may terminate the Merger Agreement prior to the consummation of the First Merger;
•
if the First Merger has not occurred by December 13, 2019. The right to terminate the Merger Agreement at the Outside Date will not be available to a terminating party to the extent such party’s material breach of any representation, warranty, covenant or other agreement under the Merger Agreement is the primary cause of the failure of the Mergers to be consummated by the Outside Date (an “Outside Date Termination”);

•
if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action will have become final and non-appealable; or

•
if the approval of the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal have not been obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the BioScrip proposals was taken (a “Beta Stockholder Approval Failure”).

The Merger Agreement also provides that, subject to specified qualifications and exceptions, Beta may terminate the Merger Agreement prior to the consummation of the First Merger:
•
if Omega has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any such representation or warranty of Omega has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the First Merger (i) would result in the failure of any of the party’s mutual closing conditions or Beta’s closing conditions and (ii) cannot be or has not been cured by the earlier of  (1) the Outside Date and (2) 30 days after the giving of written notice to Omega of such breach or failure. Beta will not have such right to terminate if Beta, Merger Sub Inc. or Merger Sub LLC is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause any mutual closing condition or any of Omega’s closing conditions to fail to be satisfied (an “Omega Material Breach”);

•
if, prior to obtaining approval of the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal at the special meeting, the Beta Board determines to enter into a definitive written agreement with respect to a Superior Proposal, but only if  (x) Beta is permitted to terminate the Merger Agreement and accept such Superior Proposal in accordance with the terms of the Merger Agreement (see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals,” for a description of such terms), (y) Beta has not materially breached or failed to perform any of its covenants or agreements contained in the no solicitation covenant of the Merger Agreement (see the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals,” for a description of such covenants and agreements) and

(z) immediately prior to or substantially concurrently with such termination, Beta pays the Beta Termination Fee to Omega Parent in accordance with the Merger Agreement (see the section entitled “The Merger Agreement — Termination Fees and Expenses,” for a more detailed description of the Beta Termination Fee) (a “Superior Proposal Termination Event”); or
•
if  (i) all of the mutual closing conditions and all of Omega’s closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing), (ii) Omega and Omega Parent have failed to consummate the closing by the date on which the closing was required to occur in accordance with the Merger Agreement, (iii) Beta has confirmed in writing to Omega and Omega Parent at least two business days prior to the termination of the Merger Agreement that the Beta Parties stand ready, willing and able to consummate the Transactions and (iv) Omega and Omega Parent fail to consummate the Transactions within two Business Days after receipt of such irrevocable confirmation by Omega (a “Financing Failure”).

The Merger Agreement also provides that, subject to specified qualifications and exceptions, Omega may terminate the Merger Agreement prior to the consummation of the First Merger:
•
if Beta, Merger Sub Inc. or Merger Sub LLC will have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any such representation or warranty of such party will have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the First Merger (i) would result in the failure of any of the mutual closing conditions or Omega’s closing conditions and (ii) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Beta of such breach or failure. Omega will not have such right to terminate if Omega is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement that would cause any mutual closing condition or any of Beta’s closing conditions to fail (a “Beta Material Breach”); or

•
if, prior to obtaining the approval of the Share Issuance Proposal, the Amended Charter Proposal or the Series A COD Amendment Proposal at the special meeting, Beta or the Beta Board will have effected an Adverse Recommendation Change.

In the event that any party elects to terminate the Merger Agreement in accordance with its terms, the Merger Agreement will terminate without any liability on the part of any party except as described below under “The Merger Agreement — Termination Fees and Expenses,” provided that no such termination will relieve Beta, Merger Sub Inc. or Merger Sub LLC from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case Omega and Omega Parent will be entitled to all rights and remedies available at law or in equity.
Termination Fees and Expenses
Expenses
Except as otherwise set forth in the Merger Agreement, the parties to the Merger Agreement agree that all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be borne by the party incurring such fees or expenses. Omega agreed to promptly reimburse Beta for 79.5% of any and all filing fees incurred by Beta in connection with the filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Furthermore, if the closing occurs, the Merger Agreement requires Omega to pay the reasonable and documented out-of-pocket third-party fees and expenses of Omega Parent.

Omega Termination Fee
The Merger Agreement provides that, upon termination under certain specified circumstances, Omega may be required to pay to Beta a termination fee equal to $30,000,000. The circumstances under which the Omega Termination Fee may be payable include:
•
a termination by Beta as a result of an Omega Material Breach;

•
a termination by Beta as a result of a Financing Failure; or

•
a termination by either Beta or Omega in connection with an Outside Date Termination, provided that at the time of such termination Beta could have terminated the Merger Agreement for an Omega Material Breach.

In addition, the Merger Agreement provides that payment of the Omega Termination Fee will be Beta’s sole and exclusive remedy (except as otherwise expressly provided with respect to Beta’s right to specific performance in the Merger Agreement) if the Merger Agreement is terminated prior to the effective time of the First Merger. In no event will Omega, Omega Parent, or their respective affiliates, equityholders, debt financing sources, partners or employees or such person’s respective successors or assigns be liable for money damages in excess of the Omega Termination Fee, except that Beta may recover its costs and expenses in connection with enforcing its right to payment of the Omega Termination Fee and interest on the amount of the Omega Termination Fee in accordance with the Merger Agreement if Omega fails to pay the Omega Termination Fee on a timely basis in accordance with the Merger Agreement.
Beta Termination Fee
The Merger Agreement provides that upon termination under certain specified circumstances, Beta may be required to pay to Omega a termination fee equal to $15,000,000 (the “Beta Termination Fee”). The circumstances under which the Beta Termination Fee may be payable include:
•
In the event that:

(a)
an Acquisition Proposal is made directly to Beta’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior members of management of Beta or the Beta Board prior to termination of the Merger Agreement;

(b)
the Merger Agreement is terminated by Beta or Omega as a result of an Outside Date Termination or a Beta Stockholder Approval Failure or by Omega as a result of a Beta Material Breach; and

(c)
within 12 months after the date of such termination, Beta or any of its subsidiaries enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof  (provided, that for purposes of this clause (C), each reference to “20%” in the definition of  “Acquisition Proposal” will be deemed to be a reference to “50%”);

•
In the event that Omega terminates the Merger Agreement as a result of Beta or the Beta Board effecting an Adverse Recommendation Change prior to the approval of the proposals at the special meeting; or

•
In the event that Beta terminates the Merger Agreement as a result of a Superior Proposal Termination Event.

The Merger Agreement provides that in no event (i) will Beta be required to pay the Beta Termination Fee on more than one occasion or (ii) will Omega be required to pay the Omega Termination Fee on more than one occasion.

Expense Reimbursement
If the Merger Agreement is terminated by Beta or Omega as a result of a Beta Stockholder Approval Failure and the Beta Termination Fee is not otherwise payable, then, within six months after demand by Omega Parent, Beta will pay to Omega Parent up to $5,000,000 of the reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Omega, Omega Parent and their affiliates on or prior to the termination of the Merger Agreement in connection with the Transactions; provided, that the payment by Beta of the Omega Expenses will not relieve Beta of any subsequent obligation to pay the Beta Termination Fee if and when the Beta Termination Fee becomes due; provided, further, that the amount of any Omega Expenses payable under the Merger Agreement will reduce, on a dollar-for-dollar basis, the amount of the Beta Termination Fee otherwise payable by Beta pursuant to the terms of the Merger Agreement. Payment by Beta of the Beta Termination Fee will relieve Beta of any subsequent obligation to pay the Omega Expenses.
Assignment
Neither party may assign the Merger Agreement or any of its rights under the Merger Agreement without the prior written consent of the other parties to the Merger Agreement, except that Omega and Omega Parent have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any debt financing source for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing and, following the closing, Omega Parent will have the right to assign its rights to any of its affiliates.
Specific Performance
In the Merger Agreement, the parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of the Merger Agreement, the parties acknowledge and agree that, subject to the limitations in the next paragraph, each party is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
Notwithstanding the foregoing, Beta will be entitled to obtain an injunction, specific performance or other equitable relief of Omega’s and Omega Parent’s obligation to cause the closing to occur only in the event that: (i) all of mutual closing conditions and Omega’s closing conditions have been satisfied as of the date on which the closing would otherwise be required to occur (other than those conditions that by their nature are to be satisfied at the closing, each of which will be capable of being satisfied upon the closing), (ii) Omega and Omega Parent fail to complete the closing by the date the closing would otherwise be required to have occurred under the Merger Agreement, (iii) the debt financing contemplated by the debt commitment letters or the Alternative Financing has been funded or the providers of the debt financing contemplated by the debt commitment letters or the Alternative Financing have confirmed in writing that the proceeds of the debt financing contemplated by the debt commitment letters or the Alternative Financing are available to be funded at the closing to Omega and Omega Parent on the terms set forth in the debt commitment letters or any new financing commitment and (iv) Beta, Merger Sub Inc. and Merger Sub LLC have confirmed in writing to Omega and Omega Parent that if specific performance is granted and the debt financing is funded, then the closing will occur. Notwithstanding anything in the Merger Agreement to the contrary, in no event will Beta be entitled to both specific performance and payment of the Omega Termination Fee.
Amendment or Supplement
The Merger Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Beta Board and the board of directors of Omega at any time prior to the effective time of the First Merger; provided, however, that (a) after Omega Parent has delivered its written consent in respect of the Mergers, no amendment will be made that pursuant to applicable law requires further approval or adoption by the stockholders of Omega without such further approval or adoption and (b) after the approval of the BioScrip proposals at the special meeting has been obtained at the special meeting, no amendment will be made that pursuant to applicable law requires further approval or adoption by the stockholders of Beta without such further approval or adoption. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, that with respect to any amendment, modification or supplement to certain provisions in the Merger Agreement governing treatment of Omega’s debt financing source that is adverse in any material respect to any debt financing source, the prior written consent of the adversely affected debt financing source will be required before any such amendment, modification or supplement may become effective.
Extension of Time; Time
At any time prior to the effective time of the First Merger, the parties may, by action taken or authorized by the Beta Board and the board of directors of Omega, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant hereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after approval of the BioScrip proposals at the special meeting has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of Beta without such further approval or adoption; provided, further, that with respect to any waiver to certain provisions in the Merger Agreement governing treatment of Omega’s debt financing sources that is adverse in any material respect to any debt financing source, the prior written consent of the adversely affected debt financing source will be required before any such waiver may become effective. No failure or delay of any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement or the Transactions will be governed by, and construed in accordance with, the internal laws of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of Delaware; provided, however, that any action, claim or proceeding brought against any of the debt financing sources under the Merger Agreement will be governed by, and construed in accordance with, the laws of New York.
The Court of Chancery of the State of Delaware is the exclusive jurisdiction for any action, claim or proceeding arising out of or relating to the Merger Agreement brought by any party or its affiliates against any other party or its affiliates; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such action, claim or proceeding may be brought in any federal court located in Delaware or any other Delaware state court. Notwithstanding the foregoing, each party to the Merger Agreement agrees that any action, claim or proceeding brought against a debt financing source of Omega relating in any way to the debt commitment letters will be brought in the Supreme Court of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof).
Each of the parties to the Merger Agreement agrees to irrevocably waive all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to the Merger Agreement, the debt commitment letters or the Transactions.
No Recourse
Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and Omega and Omega Parent, on the other hand, agree not to institute any action, claim or proceeding arising under or in connection with the Merger Agreement (including in respect of any of the representations, warranties, covenants, agreements, obligations or liabilities of any such party to the Merger Agreement) or any certificate or instrument delivered in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement against the Beta, Merger Sub Inc. and Merger Sub LLC and their respective affiliates and direct and indirect equityholders or Omega, Omega Parent and their respective affiliates and direct and indirect equityholders, as applicable. Furthermore, the parties agree that any claim or cause of action based upon, arising out of, or related to the Merger Agreement may only be brought against the entities that are expressly named as parties to the Merger Agreement, and then only with respect to the specific obligations set forth in the Merger Agreement.

THE ANCILLARY AGREEMENTS
The following section summarizes material provisions of the Amended Charter, the Series A COD Amendment, the Preferred Stock Repurchase Agreement, the Warrant Amendment and Warrant Letter Agreements, the Voting Agreement, the Support Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the RRA Amendment and the Debt Commitment Letters, which BioScrip refers to collectively as the ancillary agreements. The Amended Charter, the Series A COD Amendment, the Preferred Stock Repurchase Agreement, the Warrant Amendment and Warrant Letter Agreements, the Voting Agreement, the Support Agreement, the Director Nomination Agreement and the Registration Rights Agreement are included in this Proxy Statement as Annex B, Annex C, Annex D, Annex E, Annex F, Annex G, Annex H, Annex I and Annex J, respectively, and are incorporated by reference herein in their entirety and qualify the following summary in its entirety. The rights and obligations of BioScrip and Omega are governed by these agreements and not by this summary or any other information contained in or incorporated by reference herein. You are urged to read the ancillary agreements carefully and in their entirety, as well as this Proxy Statement and the information incorporated by reference herein, before making any decisions regarding the Merger Agreement, the transactions contemplated by the Merger Agreement and the BioScrip proposals. See “Where You Can Find Additional Information” beginning on page 239.
Amended Charter
In connection with the Mergers, BioScrip will adopt the proposed third amended and restated certificate of incorporation of BioScrip, attached as Annex B to this Proxy Statement.
Increase Authorized Stock.   The Amended Charter provides for an increase in the number of authorized shares of BioScrip common stock to permit issuance by BioScrip of a sufficient number of shares as merger consideration and otherwise in connection with the Merger Agreement and the transactions contemplated thereby.
Stockholder Action by Written Consent.   The Amended Charter prohibits the BioScrip stockholders from acting by written consent after the date (which date is referred to as the trigger date) on which Omega Parent and its affiliates cease to beneficially own, in the aggregate, capital stock of BioScrip representing 50% or more of the voting power of BioScrip then outstanding and entitled to vote generally in an election of directors (such stock is referred to as voting stock).
Removal of Directors.   The Amended Charter permits the BioScrip stockholders to remove directors with or without cause with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip, voting at a meeting called for that purpose, after the trigger date.
Bylaw Amendments.   The Amended Charter permits BioScrip’s stockholders to amend the bylaws of BioScrip with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class, after the trigger date.
Charter Amendments.   The Amended Charter permits BioScrip’s stockholders to amend the certificate of incorporation of BioScrip with the consent of holders of  (A) at least a majority of the voting stock of BioScrip, voting as a single class, prior to the trigger date, or (B) at least a 66 2∕3% supermajority of the voting stock of BioScrip’s capital stock, voting as a single class at a meeting called for such purpose, after the trigger date.
Limitation of Liability.   The Amended Charter provides that no director of BioScrip shall be liable to BioScrip or its stockholders for monetary damages arising from a breach of fiduciary duty as a director and that any amendment of to the provisions of the Amended Charter governing such limitation of liability by the BioScrip stockholders shall not adversely affect any right or protection of a director of BioScrip existing at the time of such amendment with respect to any act, omission or other matter occurring prior to such amendment.
Corporate Opportunities Waiver.   The Amended Charter contains a waiver of certain fiduciary duties of BioScrip’s officers and directors, including the duty to offer certain business opportunities to BioScrip, that would otherwise be applicable to the officers and directors of BioScrip under Delaware law. More specifically, the Amended Charter provides that, to the fullest extent permitted by applicable law, none of Omega Parent or its Affiliated Companies (as described below) and their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of BioScrip (collectively referred to as Exempted Persons), shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BioScrip or any of its Affiliated Companies, and no Exempted Person shall be liable to BioScrip or its stockholders for breach of any fiduciary duty solely by reason of any such activities of Omega Parent, its Affiliated Companies or such Exempted Person. Furthermore, the Amended Charter provides, to the fullest extent permitted by applicable law, BioScrip, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of BioScrip and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that BioScrip or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to BioScrip or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to BioScrip, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of BioScrip solely, by reason of the fact that Omega Parent, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to BioScrip or any of its Affiliated Companies.
Notwithstanding the foregoing, BioScrip does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of BioScrip, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of BioScrip.
The Amended Charter defines “Affiliated Companies” to mean (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”), (b) Walgreens Company, (c) any affiliate of the MDP Group, Walgreens, any investment fund managed by any member of the MDP Group and (d) in respect of BioScrip, any company controlled by BioScrip.
The Amended Charter provides that any amendment to its corporate opportunity provisions requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock.
Special Meeting of Stockholders.   The Amended Charter provides that special meetings of the BioScrip stockholders may be called only (i) by or at the direction of the BioScrip Board or the Chairman of the BioScrip Board pursuant to a written resolution adopted by the affirmative vote of a majority of the total number of directors that BioScrip would have if there were not vacancies or (ii) prior to the trigger date, the holders of at least majority of the voting stock of BioScrip, to cause a special meeting of the BioScrip stockholders to be called.
Forum Selection.   The Amended Charter provides that, unless BioScrip consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BioScrip, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of BioScrip to BioScrip or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Amended Charter or the bylaws of BioScrip or (iv) any action asserting a claim governed by the internal affairs doctrine.
Series A COD Amendment
In connection with the Mergers, the BioScrip Board has approved the Series A COD Amendment which is subject to the approval of the BioScrip stockholders at the special meeting. Pursuant to the Series A COD Amendment, immediately following the effectiveness of the Mergers without any further action on the part of BioScrip or any stockholder of BioScrip, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on March 9, 2015 then issued and outstanding will automatically be converted into 2.5226 shares of BioScrip common stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by BioScrip on July 29, 2015 then issued and outstanding will automatically be converted into 2.4138 shares of BioScrip common stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) will be redeemed, to the extent BioScrip is permitted to do so under applicable law, for an amount in cash equal to 120% of the Liquidation Preference of such share of Series A Preferred Stock as of the date of such redemption (including any dividends accrued through such date).
Preferred Stock Repurchase Agreement
Concurrently with the execution of the Merger Agreement, BioScrip, on the one hand, and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners LLC —  Series A (collectively, “Series C Preferred Holders”), on the other hand, entered into the Preferred Stock Repurchase Agreement, dated as of March 14, 2019. As of the date of the Merger Agreement, the Series C Preferred Holders owned 100% of the issued and outstanding Series C Preferred Stock.
Agreement to Repurchase Series C Preferred Stock.   Under the Preferred Stock Repurchase Agreement, BioScrip has agreed to repurchase from the Series C Preferred Holders all 614,177 of the issued and outstanding shares of Series C Preferred Stock immediately following, and conditioned upon, the consummation of the Mergers (the “Repurchase Closing”) for (i) an amount in cash equal to 120% of the Liquidation Preference (as defined in the Certificate of Designations of Series C Convertible Preferred Stock of BioScrip) per preferred share, determined as of the date of the Repurchase Closing (including any dividends accrued through such date) and (ii) 2.5226 fully paid, validly issued and non-assessable shares of BioScrip common stock, per preferred share (such common stock, the “Repurchase Shares”).
No Transfers or Conversions.   Under the Preferred Stock Repurchase Agreement, each Series C Preferred Holder has agreed not to, between the date of the Merger Agreement and the date of the repurchase closing or the date of the Merger Agreement is validly terminated in accordance with its terms, directly or indirectly, sell, transfer, assign, pledge, tender, convert, exchange or encumber or otherwise dispose of any of the shares of Series C Preferred Stock owned by it or exercise its right to convert the Series C Preferred Stock into shares of BioScrip common stock pursuant to the Certificate of Designations of Series C Convertible Preferred Stock of BioScrip.
Preservation of Rights Waiver.   Under the Preferred Stock Repurchase Agreement, each Series C Preferred Holder agrees to waive its rights under the preservation of rights clause in the Registration Rights Agreement, dated March 9, 2015 (as subsequently amended) (the “2015 RRA”), to which it is a party with BioScrip, with respect to the registration rights to be granted to Omega Parent in connection with the Merger Agreement and any reverse stock splits that may be effected by BioScrip following the Repurchase Closing. The Series C Preferred Holders collectively constitute a majority in interest of the registrable securities necessary to waive such provision under the 2015 RRA.
Termination.   If the Merger Agreement is terminated in accordance with its terms, the Preferred Stock Repurchase Agreement will terminate automatically.
Indemnification.   Under the Preferred Stock Repurchase Agreement, BioScrip has agreed to indemnify each Series C Preferred Holder and its respective officers, directors, employees, affiliates and equityholders against all claims, actions, judgments, liabilities, losses, and damages, together with all reasonable and properly documented costs and expenses related thereto (including reasonable legal fees and expenses, collectively, “Losses”) relating to or arising from (i) the execution or delivery of the Preferred Stock Repurchase Agreement, the Repurchase Closing or the performance by a Series C Preferred Holder of its obligations under the Preferred Stock Repurchase Agreement, or (ii) the execution and delivery of the Voting Agreement by the Series C Preferred Holders or the performance by any Series C Preferred Holder of its obligations under the Voting Agreement, in each case except to the extent that any such Losses are attributable to the breach of the Preferred Stock Repurchase Agreement or the Voting Agreement by such Series C Preferred Holder or the willful misconduct or fraud of a person otherwise entitled to the foregoing right of indemnification. To the extent that a Series C Preferred Holder assumes the defense of any third-party claim for which it is indemnified under the Preferred Stock Repurchase Agreement in accordance with the terms of the Preferred Stock Repurchase Agreement, BioScrip has agreed to promptly reimburse each Series C Preferred Holder for any reasonable and properly documented legal and any other necessary out-of-pocket expenses incurred by such Series C Preferred Holder in connection with investigating and defending any such Losses.
Release.   Under the Preferred Stock Repurchase Agreement, effective (i) as of the Repurchase Closing with respect to Series C Preferred Stock, and (ii) as of the date of redemption with respect to Series A Preferred Stock, each Series C Preferred Holder has agreed (subject to certain exceptions, qualifications and limitations set forth in the Preferred Stock Repurchase Agreement), on behalf of itself and its successors, assigns and representatives to unconditionally and irrevocably discharge and release BioScrip and its affiliates and representatives from any and all claims, demands, damages, judgments, causes of action, liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising out of or relating to each such Series C Preferred Holder’s ownership of the Preferred Stock.
Amended and Restated Warrant Agreement and Warrant Letter Agreements
Concurrently with the execution of the Merger Agreement, BioScrip entered into the Warrant Amendment with Amari Investments Pte. Ltd., ASSF IV AIV B Holdings, L.P., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Western Asset Middle Market Debt Fund Inc. and Western Asset Middle Market Income Fund Inc. (collectively, the “Warrant Holders”) for the purpose of amending and restating that certain Warrant Agreement (the “Original Warrant Agreement”), dated June 29, 2017, by and among BioScrip and the Warrant Holders, so as to fix the maximum number of shares of BioScrip common stock issuable upon exercise of the warrants (the “Warrants”) that have been issued to the Warrant Holders under the Original Warrant Agreement at 8,287,317 shares in the aggregate (the “Warrant Shares”). The effectiveness of the Warrant Amendment is conditioned upon the consummation of the First Merger.
In consideration of the Warrant Holders’ execution and delivery of the Warrant Amendment, BioScrip entered into a letter agreement with each of the Warrant Holders (the “Warrant Letter Agreements”) concurrently with the execution and delivery of the Merger Agreement, pursuant to which BioScrip agreed to issue to the Warrant Holders an aggregate of 1,855,747 shares of BioScrip common stock, promptly following, and conditioned upon, the consummation of the First Merger, pro rata in accordance with their ownership of the Warrants.
Pursuant to each Warrant Letter Agreement, each Warrant Holder has agreed not to, from the date of the Merger Agreement until the effective time of the Second Merger, directly or indirectly sell, transfer, assign, pledge, tender, convert, exchange or encumber or otherwise dispose of, any Warrant or exercise its rights to exchange any Warrant for shares of BioScrip common stock.
The Warrant Letter Agreements and the Warrant Amendment will automatically terminate and be null and void ab initio with no effect whatsoever on BioScrip or the Warrant Holders in the event that the Merger Agreement is terminated in accordance with its terms.
Voting Agreement
Concurrently with the execution of the Merger Agreement, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners LLC — Series A (collectively, the “Holders”) entered into a Voting Agreement, dated as of March 14, 2019, with Omega Parent, Omega, with respect to all shares of BioScrip common stock, Preferred Stock and BioScrip Warrants beneficially owned by such Holder (together with any such shares or securities of BioScrip acquired by such Holder after the date of the Voting Agreement, the “Voting Agreement Shares”).
Holders.   As of the date of the Merger Agreement, the Holders collectively beneficially owned 1,888,991 shares of BioScrip common stock representing approximately 1.5% of the outstanding BioScrip common stock, 10,823 shares of Series A Preferred Stock representing approximately 50.04% of the outstanding Series A Preferred Stock and 100% of the Series C Preferred Stock. As of the date of the Merger Agreement, the shares of Preferred Stock owned by the Holders plus the shares of BioScrip common stock owned by the Holders represented approximately 14.24% of the voting rights in respect of BioScrip’s capital stock on an as-converted basis.
Transfer Restrictions.   The Voting Agreement provides that, during the period beginning on the date of the Merger Agreement and ending on the date on which the Voting Agreement is terminated, each Holder agrees (subject to certain specified exceptions, qualifications and limitations) not to, directly or indirectly:
(i)
sell, assign, transfer, tender, convert, exchange or otherwise dispose of or encumber its Voting Agreement Shares;

(ii)
deposit any Voting Agreement Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to any Shares or grant any proxy or power of attorney with respect thereto;

(iii)
enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, tender, exchange, assignment, or other disposition or encumbrance of any Voting Agreement Shares; or

(iv)
take any action that would make any representation or warranty of such Holder contained in the Voting Agreement untrue or incorrect, or have the effect of preventing, impairing, delaying, discouraging or disabling such Holder from performing its obligations under the Voting Agreement.

Voting.   Under the Voting Agreement, each Holder agrees that, from the date of the Merger Agreement to the time at which the Voting Agreement is terminated, at every meeting of the stockholders of BioScrip and on every action or approval by written consent of the stockholders of BioScrip with respect to the Covered Proposals (as defined below), each Holder will appear at such meeting (in person or by proxy) or otherwise cause the Voting Agreement Shares to be counted as present thereat for purposes of calculating a quorum and will vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Voting Agreement Shares that such Holder is entitled to so vote:
(i)
in favor of the Share Issuance, the Amended Charter and the Series A COD Amendment;

(ii)
in favor of any proposal to adjourn or postpone the meeting of the stockholders of BioScrip to a later date, if there are not sufficient votes for adoption and approval of the Merger Agreement;

(iii)
against any action, proposal, or agreement that would (or would reasonably be expected to) result in any of the conditions to BioScrip’s or any of its subsidiaries’ obligations under the Merger Agreement not being fulfilled; and

(iv)
against any Acquisition Proposal or agreement, transaction, or other matter that is intended to, or would (or would reasonably be expected to), impede, impair, interfere with, delay, postpone, discourage, or otherwise adversely affect the consummation of the Mergers, the Share Issuance or any of the other Transactions ((i) through (iv), the “Covered Proposals”).

Irrevocable Proxy.   In the Voting Agreement, each Holder appoints each of Omega Parent and Omega, with full power of substitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Holder’s rights with respect to the Voting Agreement Shares, to vote, and to execute written consents with respect to, each of such Voting Agreement Shares solely with respect to the Covered Proposals.
No Solicitation.   The Voting Agreement prohibits each Holder and its representatives from (i) soliciting, proposing, initiating, knowingly encouraging, facilitating, or participating in (including by furnishing any non-public information to any third party in furtherance of), any inquiries, proposals, offers, discussions or negotiations with any third party with respect to an Acquisition Proposal; (ii) soliciting proxies, becoming a “participant” in a “solicitation,” or taking any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter that is not a Covered Proposal; or (iii) becoming a member of a group (as defined in Section 13(d) of the Exchange Act)

with respect to any voting securities of BioScrip for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by the Voting Agreement or the Merger Agreement. The Voting Agreement also requires each Holder to immediately cease and cause to be terminated any discussions or negotiations with any person or entity and its representatives related to the foregoing activities.
Notwithstanding the foregoing, the Voting Agreement permits each Holder to participate in discussions or negotiations with any person or entity making an Acquisition Proposal with respect to entering into a voting agreement in support thereof that is substantially similar to the terms and conditions set forth in the Voting Agreement in the event that BioScrip is permitted to engage in discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with the Merger Agreement.
Termination.   The Voting Agreement will terminate automatically as of the earliest to occur of (i) February 11, 2020, (ii) the effective time of the First Merger, (iii) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (iv) the effectiveness of a written agreement executed by the parties to the Voting Agreement to terminate the Voting Agreement, (v) upon any amendment, modification or waiver to the Merger Agreement that could reasonably be expected to materially and adversely affect any Holder with respect to its rights as a holder of Shares, or (vi) such date and time as the Preferred Stock Repurchase Agreement is validly terminated in accordance with its terms.
Support Agreement
Concurrently with the execution of the Merger Agreement, Omega Parent, BioScrip, MDP HC Holdings, LLC (“MDP”) and Walgreen Co. (together with MDP, the “Omega Equityholders”) entered into a Support Agreement with respect to all of the equity securities of Omega Parent beneficially owned by the Omega Equityholders (together with any such shares or securities of Omega Parent acquired by either Omega Equityholder after the date of the Support Agreement, the “Support Agreement Shares”). The Support Agreement provides that, during the period beginning on the date of the Merger Agreement and ending on the date on which the Support Agreement is terminated, each Omega Equityholder will not (subject to certain specified exceptions, qualifications and limitations), directly or indirectly:
(i)
sell, assign, transfer, tender, convert, exchange or otherwise dispose of or encumber its Support Agreement Shares;

(ii)
deposit any Support Agreement Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to any Support Agreement Shares or grant any proxy or power of attorney with respect thereto;

(iii)
enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, tender, exchange, assignment, or other disposition or encumbrance of any Support Agreement Shares; or

(iv)
take any action that would make any representation or warranty of such Omega Equityholder contained in the Support Agreement untrue or incorrect, or have the effect of preventing, impairing, delaying, discouraging or disabling such Omega Equityholder from performing its obligations under the Support Agreement.

In addition, under the Support Agreement, Omega Parent agrees not to issue any equity securities or options or similar rights convertible into equity securities of Omega Parent prior to the expiration or termination of the Support Agreement.
Registration Rights Agreement
In connection with the Merger Agreement, each of BioScrip and Omega Parent have agreed to enter into a Registration Rights Agreement at the closing. A form of the Registration Rights Agreement is attached to this Proxy Statement as Annex I. The Registration Rights Agreement, among other things, grants customary registration rights to Omega Parent, including demand registration rights, shelf registration rights and piggyback registration rights. Other stockholders who receive BioScrip common stock pursuant to the Mergers also may become a party to the Registration Rights Agreement (such stockholders, together with Omega Parent, the “Registration Rights Parties”).
Demand Rights.   Subject to certain limitations, the Registration Rights Parties will have the right, by delivering written notice to BioScrip, to require BioScrip to register under the Securities Act the number of shares of BioScrip common stock requested to be so registered. BioScrip will be required to give written notice to all other Registration Rights Parties. Subject to certain limitations as described below, BioScrip will agree to include in the registration all securities with respect to which it receives a written request for inclusion in the registration. Following the demand request, BioScrip will be required to use its best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and to use best efforts to cause the registration statement to be declared effective.
Shelf Registration Rights on Form S-3.   At any time when BioScrip is eligible to file a shelf registration statement on Form S-3, the Registration Rights Parties may request that BioScrip register their shares for resale. BioScrip will be required to give written notice to all other Registration Rights Parties. Subject to certain limitations as described below, BioScrip will agree to include in the Form S-3 registration all securities with respect to which it has received a written request for inclusion in the registration within seven days after it gives notice. Following such request, BioScrip will be required to use its best efforts to cause such shelf registration statement to be declared effective.
Piggyback Rights.   The Registration Rights Parties will be entitled to request to participate in, or “piggyback” on, registrations of certain securities BioScrip registers for sale at any time after the closing.
Conditions and Limitations.   The registration rights will be subject to conditions and limitations, including the right of underwriters in an underwritten offering to limit the number of shares to be included in a registration and BioScrip’s right to delay, suspend or withdraw a registration statement under specified circumstances. Additionally, in certain circumstances BioScrip may withdraw a registration upon request by the Registration Rights Parties.
Director Nomination Agreement
In the Merger Agreement, each of BioScrip and Omega Parent have agreed to execute and deliver at the closing a Director Nomination Agreement in the form attached to this Proxy Statement as Annex H. The Director Nomination Agreement provides that, from and after the closing date until the date that Omega Parent and its affiliates cease to beneficially own BioScrip common stock representing at least 10% of the voting power of the then-outstanding BioScrip common stock, Omega Parent is entitled to nominate for election to the BioScrip Board or any committee of the BioScrip Board, a number of directors equal to the product obtained by multiplying (a) the percentage of the total voting power of the then-outstanding BioScrip common stock then beneficially owned by Omega Parent and its affiliates and (b) the authorized number of directors on the BioScrip Board, including any vacancies, with such product rounded up to the nearest whole number in all cases. The Director Nomination Agreement also provides Omega Parent with the right to fill any vacancies created by the removal, death, disability, disqualification or resignation from the BioScrip Board of any of its nominees that is elected to the BioScrip Board. In the Director Nomination Agreement, BioScrip agrees to use its reasonable best efforts to ensure that any nominees designated by Omega Parent in accordance with the Director Nomination Agreement are included in the BioScrip Board’s slate of nominees to the stockholders for each election of directors and that each nominee designated by Omega Parent is included in the Proxy Statement prepared by management of BioScrip in connection with soliciting proxies for every meeting of the stockholders at which directors are voted on for election.
The Director Nomination Agreement automatically terminates on the date on which Omega Parent and its affiliates cease to beneficially own at least 10% of the total voting power of the then outstanding BioScrip common stock.

Omega Parent’s initial nominees will include Timothy Sullivan, Elizabeth Q. Betten, Nitin Sahney, Harry M. Jansen Kraemer, Jr., John J. Arlotta, John Rademacher, Mark Vainisi and Alan Nielsen.
Amendment No. 1 to Registration Rights Agreement
In connection with the Warrant Amendment, and concurrently following the execution of the Merger Agreement, BioScrip entered into Amendment No. 1 (the “RRA Amendment”) to that certain Registration Rights Agreement dated as of June 29, 2017, by and among BioScrip and the Warrant Holders (the “Existing RRA”), which provides that (i) the definition of  “Registrable Securities” under the Existing RRA will be expanded to also provide registration rights in respect of the Amendment Shares, (ii) during the period prior to the First Merger, the Warrant Holders shall be deemed to beneficially own the warrants underlying the Original Warrant Agreement, notwithstanding any agreement between the Warrant Holders and BioScrip not to exercise such warrants and (iii) the waiver by the Warrant Holders of the preservation of rights clause in the Existing RRA.
The effectiveness of the RRA Amendment is conditioned upon the consummation of the First Merger. The RRA amendment will automatically terminate and be null and void ab initio with no effect whatsoever on BioScrip or the Warrant Holders in the event that the Merger Agreement is terminated in accordance with its terms.
Debt Commitment Letters
Option Care has entered into debt commitment letters (which we refer to as the “debt commitment letters”), with each of  (i) Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Ares Management, ACF Finco I LP, Goldman Sachs Merchant Banking Division and DDJ Capital Management, pursuant to and subject to the terms of such debt commitment letter, Merrill Lynch, Pierce, Fenner & Smith Incorporated has committed to arrange and underwrite a senior secured first lien term loan facility, Bank of America N.A. and ACF Finco I LP have severally committed to arrange and underwrite a senior secured first lien asset based revolving credit facility, and Goldman Sachs Merchant Banking Division, Ares Management and DDJ Capital Management have severally committed to provide certain portions of the senior secured first lien term loan facility and (ii) Goldman Sachs Merchant Banking Division and Ares Management (and certain of their respective affiliates) pursuant to and subject to the terms of such debt commitment letter, Goldman Sachs Merchant Banking Division and Ares Management severally committed to purchase second lien notes (we refer to such entities in clauses (i) and (ii) collectively as the “debt financing sources” and the debt financing contemplated by the debt commitment letters as the “debt financing”). The proceeds of the debt financing in an aggregate amount of up to $1,475 million will be used to, among other things, (i) pay the consideration payable under the Merger Agreement, (ii) repay in full (or satisfy and discharge in full the obligations under any related indentures or notes, as applicable) certain outstanding indebtedness of BioScrip and its subsidiaries and Option Care and its subsidiaries, and (iii) pay fees, closing payments, commissions and expenses in connection with the foregoing. The debt commitment letters terminate automatically on the earliest to occur of (a) December 20, 2019, (b) the termination of the Merger Agreement in accordance with its terms prior to the consummation of the Mergers and (c) as to each facility, the consummation of the Mergers.
The availability of the debt financing is subject to limited conditions precedent, customary for financings of transactions comparable to the Mergers. Pursuant to the Merger Agreement, Option Care has agreed to use its reasonable best efforts to satisfy all such conditions precedent and to draw down upon and consummate the financing contemplated by the debt commitment letters at closing. Option Care has also agreed not to permit any waiver, consent, supplement, replacement or amendment of the debt commitment letters in a manner that would reduce the aggregate amount of the debt financing to less than the amount sufficient to consummate the Mergers, expand any conditions to, or impose new or additional conditions, adversely impact the ability of Option Care to enforce its rights against the debt financing sources, impose additional obligations on BioScrip and its subsidiaries and affiliates applicable to periods prior to the closing, or otherwise reasonably be expected to (i) delay, prevent or materially impede the consummation of the Mergers or (ii) make the timely funding of the debt financing, or the satisfaction of the conditions to obtaining the debt financing, less likely to occur.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letters (including any “flex” provisions) or the debt commitment letters are terminated for any reason (other than a breach by BioScrip of the Merger Agreement), Option Care is required to promptly use its reasonable best efforts to arrange alternative financing with terms and conditions (including any “flex” provisions) not materially less favorable in the aggregate to Option Care than those set forth in the debt commitment letters in an amount sufficient to consummate the transactions contemplated by this Agreement. As of the last practicable date before the filing of this Proxy Statement with the SEC, the debt commitment letters remain in effect. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this Proxy Statement.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The Mergers are intended to qualify as a reorganization under section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, the Mergers (i) are not expected to cause BioScrip or any of its subsidiaries to recognize any taxable income or gain for U.S. federal income tax purposes and (ii) will also generally not result in U.S. federal income tax consequences to the BioScrip stockholders, who are neither receiving consideration nor disposing of shares in the Mergers. No tax opinion from BioScrip counsel nor any Internal Revenue Service private letter ruling has been or will be obtained with respect to the tax consequences of the Mergers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the pending merger between HC II and BioScrip and the other Merger Transactions, as further described below, based on the historical financial position and results of operations of HC II and BioScrip. It is presented as follows:
•
The unaudited pro forma combined balance sheet as of March 31, 2019 was prepared based on (i) the historical unaudited consolidated balance sheet of BioScrip as of March 31, 2019 and (ii) the historical unaudited consolidated balance sheet of HC II as of March 31, 2019.

•
The unaudited pro forma combined statement of income for the twelve months ended December 31, 2018 was prepared based on (i) the historical audited consolidated statement of operations of BioScrip for the fiscal year ended December 31, 2018 and (ii) the historical audited consolidated statement of comprehensive income (loss) of HC II for the fiscal year ended December 31, 2018.

•
The unaudited pro forma combined statement of income for the three months ended March 31, 2019 was prepared based on (i) the historical unaudited condensed consolidated statement of operations of BioScrip for the three months ended March 31, 2019 and (ii) the historical unaudited consolidated statement of comprehensive income (loss) of HC II for the three months ended March 31, 2019.

The Mergers will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). HC II will be the acquirer for financial accounting purposes. The unaudited pro forma combined financial information set forth below primarily gives effect to the following (the “Merger Transactions”):
•
adjustments to conform the accounting policies of BioScrip to those of HC II;

•
the consummation of the merger;

•
the application of the acquisition method of accounting in connection with the merger;

•
the financing of the Senior Credit Facilities, including the First Lien Term Loan Facility, the ABL Facility and the Second Lien Notes incurred in connection with the merger;

•
the issuance of new equity in connection with the merger; and

•
transaction costs incurred in connection with the merger and related financing.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial information. The unaudited pro forma combined balance sheet data gives effect to the Merger Transactions as if they had occurred on March 31, 2019. The unaudited pro forma combined statement of income data for the year ended December 31, 2018 and the three months ended March 31, 2019 give effect to the Merger Transactions as if they had occurred on January 1, 2018.
The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to unaudited pro forma events that are directly attributable to the Merger Transactions, factually supportable and, with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma combined statement of income does not include any pro forma adjustments to reflect certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.
The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change. HC II will be deemed the acquirer in the merger for accounting purposes and BioScrip will be treated as the acquiree, based on a number of factors considered at the time of preparation of this Proxy Statement. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the Merger Transactions and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of BioScrip and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that BioScrip and HC II believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting will occur and could be significant, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operation and financial position.
The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by HC II. Upon completion of the merger, the combined company will perform a detailed review of BioScrip’s accounting policies. As a result of that review, the combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of BioScrip as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in HC II’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. Transactions between HC II and BioScrip during the periods presented in the unaudited pro forma combined financial information were not significant.
This unaudited pro forma combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and the related notes of HC II and BioScrip:
•
Separate historical consolidated financial statements of HC II as of and for the years ended December 31, 2018, 2017 and 2016, and as of and for the three months ended March 31, 2019 and the related notes included elsewhere in this Proxy Statement;

•
Separate historical financial statements of BioScrip as of and for the year ended December 31, 2018 and the related notes in BioScrip’s 2018 Form 10-K and incorporated by reference into this Proxy Statement; and

•
Separate historical financial statements of BioScrip as of and for the unaudited quarterly period ended March 31, 2019, and the related notes in BioScrip’s Form 10-Q for the unaudited quarterly period ended March 31, 2019 and filed on May 3, 2019 and incorporated by reference into this Proxy Statement.

UNAUDITED PRO FORMA COMBINED BAL ANCE SHEET
AS OF MARCH 31, 2019
(in thousands)
	Historical as of March 31, 2019		Pro Forma Merger Adjustments		Effects of Debt Financing		Pro Forma Combined
	HC II	BioScrip
Assets
Current assets:
Cash and cash equivalents	$37,702	$5,703	$(123,938)	5A	$165,080	5A	$85,547
Restricted cash	—	4,322	—		—		4,322
Accounts receivable, net	309,903	120,824	—		—		430,727
Inventories	90,030	27,470	—		—		117,500
Prepaid expenses and other current assets	29,025	12,766	—		(1,695)	5A	40,096
Total current assets	466,660	171,085	(123,938)		163,385		677,192
Non-current assets:
Property and equipment, net	90,887	27,798	19,674	5B	—		138,359
Deferred income taxes	—	1,026	(1,026)	5H	—		—
Intangible assets, net	214,817	8,910	228,724	5C	—		452,451
Goodwill	639,011	367,198	243,169	5	—		1,249,378
Operating lease right-of-use assets	—	19,454	(19,454)	5K	—		—
Other non-current assets	15,921	1,719	—		1,875	5D	19,515
Total non-current assets	960,636	426,105	471,087		1,875		1,859,703
Total assets	$1,427,296	$597,190	$347,149		$165,260		$2,536,895
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long- term debt	$4,150	$4,536	$—		$(955)	5G	$7,731
Current portion of operating lease liabilities	—	5,312	(5,312)	5K	—		—
Accounts payable	184,491	77,458	—		—		261,949
Amounts due to plan sponsors	12,774	848	—		—		13,622
Accrued interest	—	2,219	—		(2,219)	5E	—
Accrued compensation and employee benefits	23,756	—	13,290	4A	—		37,046
Accrued expenses and other current liabilities	15,862	25,215	40,689	5F	(4,400)	5F	77,366
Total current liabilities	241,033	115,588	48,667		(7,574)		397,714
Non-current liabilities:
Long-term debt, net of discount and deferred financing costs	534,986	506,719	49,249	5	184,173	5G	1,275,127
Operating lease liabilities, net of current portion	—	19,234	(19,234)	5K	—		—
Deferred income taxes	31,399	—	(21,189)	5H	—		10,210
Other non-current liabilities	22,707	15,745	(15,332)	5J	—		23,120
Total non-current liabilities	589,092	541,698	(6,506)		184,173		1,308,457
Total liabilities	830,125	657,286	42,161		176,599		1,706,171
Commitments and contingencies
Series A convertible preferred stock	—	3,337	(3,337)	5I(a)	—		—
Series C convertible preferred stock	—	92,909	(92,909)	5I(a)	—		—
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—		—
Common stock	—	13	57	5I(b)	—		70
Treasury stock	—	(1,336)	1,336	5I(a)	—		—
Management notes receivable	(1,640)	—	1,640	5I(e)	—		—
Paid-in capital	618,219	616,467	(324,398)	5I(c)	—		910,288
Accumulated deficit	(19,747)	(771,486)	722,599	5I(d)	(11,000)	5I(d)	(79,634)
Accumulated other comprehensive income	339	—	—		(339)	5L	—
Total stockholders’ equity (deficit)	597,171	(156,342)	401,234		(11,339)		830,724
Total liabilities and stockholders’ equity (deficit)	$1,427,296	$597,190	$347,149		$165,260		$2,536,895

See accompanying notes to the unaudited pro forma combined financial information

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands except per shares amounts)
	Historical for the twelve months ended December 31, 2018		Pro Forma Merger Adjustments		Effects of Debt Financing		Pro Forma Combined
	HC II	BioScrip
Net revenue	$2,001,132	$708,903	$29,865	6A	$—		$2,739,900
Cost of revenue	1,517,576	465,865	44,372	4B & 5B	—		2,027,813
Gross profit	483,556	243,038	(14,507)		—		712,087
Operating costs and expenses:
Service location operating expenses	—	154,813	(154,813)	4C	—		—
Selling, general and administrative expenses	345,884	47,264	119,434	4B, 4C & 6D	—		512,582
Provision for doubtful accounts	61,341	—	29,865	6A	—		91,206
Depreciation and amortization expense	38,062	23,601	11,016	4B & 6B	—		72,679
Restructuring, acquisition, integration, and other expenses	—	6,457	(6,457)	4C	—		—
Total operating expenses	445,287	232,135	(955)				676,467
Operating income	38,269	10,903	(13,552)		—		35,620
Other expense (income):
Interest expense, net	45,824	57,433	—		10,486	6C	113,743
Equity in earnings of joint ventures	(1,020)	—	—		—		(1,020)
Change in fair value of equity linked liabilities	—	4,836	(4,836)	6E	—		—
Loss (gain) on dispositions	—	(342)	342	4C	—	—
Other, net	2,233	—	—		—		2,233
Total other expenses	47,037	61,927	(4,494)		10,486		114,956
Loss from continuing operations before income taxes	(8,768)	(51,024)	(9,058)		(10,486)		(79,336)
Income tax (expense) benefit	2,653	(568)	2,355	6F	2,726	6F	7,166
Loss from continuing operations	(6,115)	(51,592)	(6,703)		(7,760)		(72,170)
Loss from discontinued operation, net of income taxes	—	(101)	—		—		(101)
Net loss	(6,115)	(51,693)	(6,703)		(7,760)		(72,271)
Accrued dividends on preferred stock	—	(11,210)	11,210	6G	—		—
Net loss attributable to common Shareholders	$(6,115)	$(62,903)	$4,507		$(7,760)		$(72,271)
Net loss per common share:
Basic		$(0.49)					$(0.10)	7
Diluted		$(0.49)					$(0.10)	7
Weighted average common shares outstanding:
Basic		127,942	575,546	7		7	703,488	7
Diluted		127,942	575,546	7		7	703,488	7
See accompanying notes to the unaudited pro forma combined financial information

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2019
(in thousands except per shares amounts)
	Historical for the three months ended March 31, 2019		Pro Forma Merger Adjustments		Effects of Debt Financing		Pro Forma Combined
	HC II	BioScrip
Net revenue	$493,010	$178,956	$9,922	6A	$—		$681,888
Cost of revenue	378,298	121,292	10,656	4B & 5B	—		510,246
Gross profit	114,712	57,664	(734)		—		171,642
Operating costs and expenses:
Service location operating expenses	—	40,187	(40,187)	4C	—		—
Selling, general and administrative expenses	82,787	11,493	31,457	4B, 4C & 6D	—		125,737
Provision for doubtful accounts	16,518	—	9,922	6A	—		26,440
Depreciation and amortization expense	9,969	5,073	2,733	4B & 6B	—		17,775
Restructuring, acquisition, integration, and other expenses	—	6,021	(6,021)	4C	—		—
Total operating expenses	109,274	62,774	(2,096)				169,952
Operating income	5,438	(5,110)	1,362		—		1,690
Other expense (income):
Interest expense, net	11,045	15,231	—		2,116	6C	28,392
Equity in earnings of joint ventures	(549)	—	—		—		(549)
Change in fair value of equity linked liabilities	—	(9,999)	9,999	6E	—		—
Loss (gain) on dispositions	—	(76)	76	4C	—		—
Other, net	76	—	—		—		76
Total other expenses	10,572	5,156	10,075		2,116		27,919
Loss before income taxes	(5,134)	(10,266)	(8,713)		(2,116)		(26,229)
Income tax (expense) benefit	1,422	(16)	2,265	6F	550	6F	4,221
Net loss	(3,712)	(10,282)	(6,448)		(1,566)		(22,008)
Accrued dividends on preferred stock	—	(2,957)	2,957	6G	—		—
Net loss attributable to common shareholders	$(3,712)	$(13,239)	$(3,491)		$(1,566)		$(22,008)
Net loss per common share:
Basic		$(0.10)					$(0.03)
Diluted		$(0.18)					$(0.03)
Weighted average common shares outstanding:
Basic		128,108	575,546	7		7	703,654
Diluted		131,358	572,296	7		7	703,654
See accompanying notes to the unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Description of the Merger Transactions
On March 14, 2019, BioScrip entered into the Agreement and Plan of Merger, by and among BioScrip, HC II, HC I and certain other subsidiaries of BioScrip and Option Care. Pursuant to the terms of the Merger Agreement, Merger Sub Inc. will be merged with and into HC II, with HC II surviving the merger as a wholly owned subsidiary of BioScrip. For financial reporting and accounting purposes, HC II will be the acquirer of BioScrip upon completion of the mergers.
In consideration for the merger, shares of HC II common stock issued and outstanding immediately prior to the effective time shall be converted into 542,261,567 shares (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) of common stock of BioScrip. In addition, BioScrip will issue 28,193,428 shares to HC II which will be held in escrow to prevent dilution related to potential additional vesting on certain share-based instruments.
In conjunction with the merger, holders of BioScrip preferred shares and certain warrants will receive 3,458,458 additional common shares of BioScrip. Furthermore, in conjunction with the merger the preferred shares will be repurchased for a preliminary estimate of  $125.6 million of cash.
As a result of the merger, the holders of equity interests of HC II as of immediately prior to the merger effective date will collectively own approximately 80% of the outstanding shares of the common stock of the combined company, on a fully diluted basis, and the holders of BioScrip common stock as of immediately prior to the effective time will collectively own approximately 20% of the outstanding shares of the common stock of the combined company, on a fully diluted basis.
HC II expects to finance the liquidation preference paid to BioScrip preferred shareholders, as well as other fees and expenses related to the Merger Transactions, primarily through Debt Financing and cash on hand. As such, HC II has already secured the Senior Credit Facilities, including the First Lien Term Loan Facility, the ABL Facility and the Second Lien Notes, each as described further elsewhere in this Proxy Statement in the section entitled “The Merger Agreement — Financing Matters.”
2. Basis of Presentation
The unaudited pro forma combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to unaudited pro forma events that are:
•
directly attributable to the merger;

•
factually supportable; and

•
with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the results of operations of the combined company.

The merger will be treated as a business combination for accounting purposes, with HC II as the deemed accounting acquirer and BioScrip as the deemed acquiree. Therefore, the historical basis of HC II’s assets and liabilities will not be affected by the merger. In identifying HC II as the acquiring entity, the companies took into account the structure of the merger, relative outstanding share ownership and the composition of the combined company’s board of directors.
The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.
The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Fair value estimates were determined based on preliminary discussions between HC II and BioScrip management, due diligence efforts and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of BioScrip at the effective time of the merger. Refer to Note 5 for additional information.
For pro forma purposes, the valuation of consideration transferred is based on, amongst other things, the number of BioScrip common shares outstanding and price per share as of May 24, 2019. Refer to Note 5 for additional information. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the number of BioScrip common shares outstanding and price per share as of immediately prior to the effective time of the merger, which could materially change.
The unaudited pro forma combined balance sheet data gives effect to the Merger Transactions as if they had occurred on March 31, 2019. The unaudited pro forma combined statement of income data gives effect to the Merger Transactions as if they had occurred on January 1, 2018.
The unaudited pro forma combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma combined statement of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma combined balance sheet as an increase to accumulated deficit and as an increase to accrued expenses and other current liabilities.
3. Accounting Policies
The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies of HC II. Following the merger, the combined company will conduct a review of accounting policies of BioScrip in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to HC II’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.
4. BioScrip Reclassifications
Certain financial information of BioScrip has been reclassified to conform to the historical presentation in HC II’s consolidated financial statements as set forth below:
A.
Accrued Expenses and Other Current Liabilities/Accrued Compensation and Employee Benefits

Accrued compensation and employee benefits of  $13.3 million were reclassified from “Accrued expenses and other current liabilities” to “Accrued compensation and employee benefits” to conform to HC II’s balance sheet presentation.

B.
Selling, General and Administrative Expenses/Depreciation and Amortization Expense/Cost of Revenue

Clean room supplies costs of  $2.4 million and $0.8 million and pharmacy labor costs of  $34.9 million and $8.1 million were reclassified for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, from “Selling, general and administrative expenses” to “Cost of revenue” to conform to HC II’s statement of income presentation. Medical equipment depreciation expenses of  $5.9 million and $1.5 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, were reclassified from “Depreciation and amortization expense” to “Cost of revenue” to conform to HC II’s statement of income presentation.
C.
Service Location Operating Expenses/Restructuring, Acquisition, Integration, and Other Expenses/Loss (Gain) on Dispositions/Selling, General and Administrative Expenses

Expense of  $154.8 million and $40.2 million, expense of  $6.5 million and $6.0 million and a gain of $0.3 million and $0.1 million recorded in “Service location operating expenses”, “Restructuring, acquisition, integration, and other expenses” and “Loss (gain) on dispositions”, respectively, for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, were reclassified to “Selling, general and administrative expenses” to conform to HC II’s statement of income presentation.
5. Unaudited Pro Forma Combined Balance Sheet Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma combined balance sheet:
Fair Value of Total Estimated Consideration Transferred
The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by BioScrip shareholders at closing of the merger, the value of common shares to be issued to certain warrant and preferred shareholders in conjunction with the merger, the value of common shares to be issued related to share-based instruments that will be vested as of the merger, cash payments made to repurchase existing BioScrip preferred shares and the fair value of outstanding BioScrip share-based instruments at the time of the merger. For the amount estimated for cash settlement of preferred shareholders’ liquidation preference, the liquidation preference as of the most recent balance sheet date, March 31, 2019, was adjusted for dividends expected to accrue through an assumed closing date of July 31, 2019 and the 20% premium to be paid in settlement, as defined in the Merger Agreement. The fair value per share of BioScrip’s common stock was assumed for pro forma purposes to be $2.05 per share. This is the closing price of BioScrip common stock on May 24, 2019.
The calculation of the estimated preliminary purchase consideration is as follows:
(in thousands)	Amounts as of the Transaction Date
Number of BioScrip common shares outstanding as of the date of the Merger Agreement	128,957
Common shares issued to warrant and preferred shareholders at time of the merger	3,458
Common shares to be issued related to share-based instruments vested as of the merger	1,633
Total shares of BioScrip common stock assumed to be outstanding as of closing of the merger	134,048
BioScrip share price as of May 24, 2019	$2.05
Preliminary Estimate of fair value of common shares	$274,798
Preliminary estimate of cash to be paid for preferred share repurchases	$125,578
Preliminary estimate of fair value of share-based instruments	$17,341
Fair value of total estimated purchase consideration transferred	$417,717

Purchase Price Allocation
The following is a preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments for property and equipment, intangibles, as well as debt made to approximate the fair value of each at the time of the merger:
(in thousands)	Amounts as of the Transaction Date
Book value of BioScrip net assets acquired at March 31, 2019	$(60,096)
Legacy BioScrip goodwill not acquired in the merger	(367,198)
Legacy BioScrip stock warrant liability not acquired in the merger	15,332
Book value of BioScrip net assets acquired at March 31, 2019	(411,962)
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Property and equipment, net (see Note 5B)	19,674
Intangibles, net (see Note 5C)	228,724
Long-term debt, net of current portion (see Note 5G)	(49,249)
Deferred income taxes (see Note 5H)	20,163
Fair value of BioScrip net assets acquired as of March 31, 2019	(192,650)
Goodwill	610,367
Fair value of total estimated consideration transferred	$417,717
Remove legacy BioScrip goodwill not acquired in the merger	$(367,198)
Record goodwill from the merger	610,367
Net pro forma adjustment to goodwill	$243,169
The intangibles identified relate to establishment of customer referral sources and a tradename asset. These are valued on a preliminary basis. Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.
The final purchase consideration will be based on the BioScrip closing price per share immediately prior to the effective time of the merger. Accordingly, the purchase consideration and goodwill may change significantly if the trading price of BioScrip’s common stock fluctuates materially from the May 24, 2019 value of  $2.05 per share. A 20% increase of decrease in BioScrip’s share price would result in the following changes into purchase consideration and goodwill:
Share price sensitivity analysis (in thousands)	20% increase in BioScrip share price	20% decrease in BioScrip share price
Preliminary fair value of purchase consideration	$479,634	$358,642
Preliminary goodwill from the merger	665,838	558,963

A.
Cash and Cash Equivalents

Cash and cash equivalents have been adjusted for the following:
(in thousands)	Amount
Combined historical cash balance at March 31, 2019	$43,405
Pro forma merger adjustments:
Settlement of preferred shareholders’ liquidation preference(1)	(125,578)
Cash settlement from transfer of management notes receivable	1,640
Total pro forma merger adjustments	(123,938)
Effects of debt financing:
Proceeds from debt financing, net of debt issuance costs(2)	1,279,563
Proceeds from settlement of interest rate caps associated with HC II’s legacy debt(3)	1,695
Pay-down of existing HC II and BioScrip debt(4)	(1,116,178)
Total effects of debt financing	165,080
Total pro forma combined cash and cash equivalents(5)	$84,547

(1)
For the amount estimated for cash settlement of preferred shareholders’ liquidation preference, the liquidation preference as of the most recent balance sheet date, March 31, 2019, was adjusted for dividends expected to accrue through an assumed closing date of July 31, 2019 and the 20% premium to be paid in settlement, as defined in the Merger Agreement.

(2)
Represents the $1,325.0 million expected to be received as a result of the debt refinancing for the merger, offset by $45.4 million of debt issuance costs to be paid out for the transaction. See Notes 5D and 5G for further discussion.

(3)
Represents the amount received for the settlement of HC II’s interest rate caps that were entered into for hedging against increases in the interest rate of HC II’s variable rate legacy debt instruments. As the legacy debt will be removed after the refinancing, so will the interest rate caps associated with them.

(4)
Represents pay-down of existing HC II and BioScrip debt of  $1,098.2 million (components of which are outlined in detail in Note 5G), accrued interest of  $6.6 million and unamortized debt issuance costs of  $11.3 million at March 31, 2019.

(5)
The pro forma cash balance at March 31, 2019 will be used to fund the merger transaction costs of $48.9 million, with the remaining balance used to fund ongoing combined operations.

B.
Property and Equipment, Net

Represents adjustments to record the preliminary estimated fair value of property and equipment of approximately $47.5 million, which is an increase of  $19.7 million over BioScrip’s book value of property and equipment prior to the merger.
(in thousands)	Estimated Remaining Useful Life	BioScrip Historical Carrying Value	Estimated Fair Value Adjustment	Incremental Depreciation for the Year Ended December 31, 2018	Incremental Depreciation Expense for the Three Months Ended March 31, 2019
Property and equipment(1)	4 – 7 years	$27,798	$19,674	$3,180	$795

(1)
Medical equipment accounts for $7.5 million of the step-up adjustment and in alignment with HC II’s policy, the incremental depreciation expense of  $1.1 million and $0.3 million related to the medical equipment for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, are presented in cost of revenue.

C.
Intangible Assets, Net

Represents adjustments to record the preliminary estimated fair value of intangibles of  $237.6 million, which is an increase of  $228.7 million over BioScrip’s book value of intangible assets prior to the merger. The acquired identified intangible assets are expected to be comprised of the following:
(in thousands)	Estimated Remaining Useful Life	BioScrip Historical Carrying Value	Estimated Fair Value Adjustment	Incremental Amortization Expense for the Year Ended December 31, 2018	Incremental Depreciation Expense for the Three Months Ended March 31, 2019
Referral sources	15 years	$ —	$225,406	$15,027	$3,756
Managed care contracts	—	8,897	(8,897)	(6,173)	(1,526)
Trade name	2 years	—	12,228	6,114	1,529
Non-compete agreements	—	13	(13)	(133)	(33)
Total		$8,910	$228,724	$14,835	$3,726
The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger.
D.
Other Non-current Assets

Represents the recording of the debt issuance costs relating to the ABL Facility which will be entered into as part of the debt refinancing. This amount is recorded as a non-current asset as there are not expected to be borrowings on this facility at the time of the merger.
E.
Accrued Interest

Represents the removal of  $2.2 million of accrued interest relating to BioScrip’s legacy debt as the pro forma assumes this will be paid at the time of close.
F.
Accrued Expenses and Other Current Liabilities

Represents an adjustment of  $48.9 million to accrue for the transaction costs, less the BioScrip reclassification adjustments in the amount of  $13.3 million as described in Note 4A, plus the increase of accrued rent expenses of  $5.1 million to conform BioScrip’s lease accounting to HC II’s policy as described in Note 5K; and the removal of  $4.4 million of accrued interest relating to HC II’s legacy debt which is assumed to be paid at the time of close.
G.
Debt Obligations

Debt obligations have been adjusted for the following:
(in thousands)	Current Portion	Long Term
Issuance of new debt:
Secured senior credit facilities issuance(1)	$6,938	$1,318,063
Deferred debt issuance cost(2)	—	(43,563)
Pro forma adjustments for new issuance	6,938	1,274,500
Pay down of existing BioScrip debt:
Carrying value as of March 31, 2019	(3,743)	(506,092)
Unamortized discount and debt issuance costs(3)	—	(12,049)
Estimated breakage fees(3)	—	(37,200)

(in thousands)	Current Portion	Long Term
Pay down of existing HC II debt:
Carrying value as of March 31, 2019(4)	(4,150)	(534,986)
Pro forma adjustments for pay down of existing debt	(7,893)	(1,090,327)
Total pro forma adjustments to debt	$(955)	$184,173

(1)
Represents $1,325.0 million aggregate principal amount of senior credit facilities that will be issued in conjunction with the merger. The First Lien Term Loan Facility and Second Lien Notes will be issued for $925.0 million and $400.0 million for a duration of 7 years and 8 years, respectively.

(2)
Represents debt issuance costs of  $43.6 million paid to lenders which will be offset against the gross debt proceeds.

(3)
The BioScrip unamortized discount, debt issuance costs and estimated breakage fees totalling $49.2 million are recorded as a fair value adjustment to long-term debt in Note 5.

(4)
In conjunction with the pay down of HC II’s debt, unamortized discount and debt issuance costs of $11.3 million will be written off to accumulated deficit as discussed in Note 5I(d).

H.
Deferred Income Taxes

The below represents the estimated adjustment related to BioScrip’s historical deferred tax assets/liabilities deemed to be assumed by HC II in the merger and the adjustment to account for the valuation allowance for pro forma changes in the unaudited pro forma combined balance sheet. The estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in HC II’s historical financial statements. An estimated weighted average statutory rate of 26.0% was applied. The estimated weighted average statutory rate of 26% was determined by using the federal statutory rate of 21% and the combined estimated state effective rate of 5%, net of federal benefit. This estimate of deferred income taxes is preliminary and is subject to change based on the combined company’s final determination of the assets acquired and liabilities assumed by jurisdiction and their respective fair values, adjustments to valuation allowances, and the applicable jurisdictional tax rate. The applicable tax effects of the pro forma adjustments have been included and adjusted for below as well as the related changes in the valuation allowance.
(in thousands)	Option Care	BioScrip	Adjustments for Changes in Fair Value	Adjustments for Valuation Allowance and Other	Pro forma Combined
Components of deferred taxes
Bad debt expense	$14,879	$6,372	$—	$—	$21,251
Interest expense limitation(1)	3,486	12,263	—	13,432	29,181
Net operating losses(1)	10,178	116,549	—	(8,723)	118,004
Other	9,030	4,823	—	—	13,853
Deferred tax assets before valuation allowance	37,573	140,007	—	4,709	182,289
Fixed assets(2)	(9,483)	3,679	(5,115)	—	(10,919)
Goodwill and intangibles(2)	(56,430)	7,853	(59,468)	1,287	(106,758)
Other	(1,687)	(2,049)	—	—	(3,736)
Deferred tax liabilities	(67,600)	9,483	(64,583)	1,287	(121,413)
Less: valuation allowance(3)	(1,372)	(148,464)	—	78,750	(71,086)
Net deferred tax liabilities	$(31,399)	$1,026	$(64,583)	$84,746	$(10,210)

(1)
Adjustment to historical deferred balance to reflect the impact of the pro forma combined group.

(2)
To establish deferred tax liability for increase in basis of acquired fixed assets and intangibles.

(3)
Adjustment to the historical balance to reflect the valuation allowance of the pro forma combined group.

On a separate company basis, BioScrip was in a net deferred tax asset position with a valuation allowance offsetting the majority of its deferred tax assets, while HC II was in a net deferred tax liability position. Before considering the need for valuation allowances, the pro forma combined company is in a net deferred tax asset position of approximately $60.9 million. This is primarily driven by BioScrip’s existing deferred tax asset related to net operating losses that exceed the deferred tax liabilities generated from BioScrip’s estimate of additional book to tax differences related to the fair value adjustments for BioScrip’s fixed assets and intangible assets. The valuation allowances were assessed considering the attributes of specific deferred tax assets and deferred tax liabilities on a pro forma combined basis to determine any required adjustments.
Because of the differences in timing of the reversal of temporary differences comprising the pro forma combined company’s specific deferred tax positions, it was determined that not all of the deferred tax assets would be utilized and therefore a valuation allowance was needed. In addition, there are certain indefinite-lived deferred tax liabilities primarily related to goodwill for which reversal cannot be predicted. After the consideration of indefinite-lived deferred tax assets, a net deferred tax liability remains after the valuation allowance.
The estimated weighted average statutory rate of 26% was determined by using the federal statutory rate of 21% and the combined estimated state effective rate of 5%, net of federal benefit.
I.
Total Stockholders’ Equity

Represents the elimination of BioScrip’s preferred stock, treasury stock, and accumulated deficit, as well as the following adjustments to reflect the capital structure of the combined company:
(a)
Removal of BioScrip’s Series A Preferred Stock and Series C Preferred Stock of  $96.2 million which will be settled in the form of preferred liquidation as part of the merger consideration; and removal of BioScrip’s historical cost basis of the outstanding treasury stock.

(b)
An increase in common stock of  $57 thousand represents the adjustment to the aggregate historical par value of HC II and BioScrip of  $13 thousand, to reflect 705 million shares outstanding at a total par value of  $70 thousand ($0.0001 par value per share) calculated as follows:

(in thousands)	Amount
Shares of BioScrip common stock outstanding on May 24, 2019	128,957
Common shares issued to warrant and preferred shareholders at time of the merger	3,458
Common shares to be issued related to share-based instruments vested prior to or in conjunction with the merger(1)	1,633
BioScrip common shares to be issued to HC II’s parent as of closing of merger	542,262
Issued common shares held in escrow(2)	28,193
Total shares of BioScrip common stock outstanding as of merger close	704,503
Par value per common share	$0.0001
Common stock total par value at merger	$70

(1)
Shares are presented gross and do not give effect to any election to use shares to cover withholding tax.

(2)
In accordance with the Merger Agreement, BioScrip will issue these shares to HC II to prevent dilution related to potential additional vesting on certain share-based instruments. The shareholders of HC II will retain all rights associated with these shares while in escrow under certain restrictions.

(c)
Adjustments to paid-in capital as follows:

(in thousands)	Amount
Merger consideration	$417,717
Elimination of BioScrip historical additional paid-in capital	(616,467)
Cash settlement of preferred shareholders’ liquidation preference	(125,578)
Par value common stock	(70)
Total pro forma merger adjustments	$(324,398)
(d)
Adjustments to accumulated deficit as follows:

(in thousands)	Amount
Pro forma merger adjustments:
Elimination of historical BioScrip accumulated deficit	$771,486
Estimated transaction costs incurred in conjunction with the merger	(48,887)
Total pro forma merger adjustments	$722,599
Effects of debt financing:
Removal of HC II unamortized debt issuance costs related to its legacy debt	$(11,339)
Elimination of unrecognized gains related to the interest rate caps	339
Total effects of debt financing	$(11,000)
(e)
Represents the cash settlement of management notes receivables in the balance of  $1.6 million.

J.
Other Non-current Liabilities

Represents the removal of BioScrip’s stock warrants treated for liability accounting under Accounting Standard Codification (“ASC”) 480, Distinguishing Liabilities from Equity, of  $15.3 million. In conjunction with the merger, the warrants are being amended to fix the number of common shares issuable at the time that the warrants are exercised. Accordingly, the warrants are no longer liability-based instruments after the merger.
K.
Operating Lease Right-of-Use Assets/Current Portion of Operating Lease Liabilities/Operating Lease Liabilities, Net of Current Portion

As of January 1, 2019, BioScrip adopted ASU 2016-02, Leases (“ASC 842”), which differs from HC II’s financial reporting and presentation of revenue as HC II has not yet adopted ASC 842 during the three months ended March 31, 2019. For pro forma purposes, adjustments are made to reclassify the net balance of BioScrip’s operating leases as recorded in the right-of-use assets and liabilities in the balance sheet to accrued expenses and other current liabilities to conform its policy to that of HC II. HC II will finalize its adoption of ASC 842 in the first interim period subsequent to completion of the Mergers. HC II’s adoption of ASC 842 will result in the recognition of lease assets and liabilities on the balance sheet for the rights and obligations created by those leases and disclosure of key information about the leasing arrangements.
L.
Accumulated Other Comprehensive Income

Represents the removal of unrecognized gains of  $0.3 million for the interest rate caps recorded in accumulated other comprehensive income as the underlying debt instruments are paid off at the time of the merger.

6. Statement of Income Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma combined statement of income:
A.
Net Revenue

Represents an increase of  $29.9 million and $9.9 million to net revenue for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, to include the provision for doubtful accounts associated with customer arrangements.
As of January 1, 2018, BioScrip adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), which differs from HC II’s financial reporting and presentation of revenue as HC II has not yet adopted ASC 606 during the year ended December 31, 2018 and during the three months ended March 31, 2019. For pro forma purposes, adjustments are made to increase BioScrip’s net revenue and establish a provision for doubtful accounts to align its revenue recognition policy with that of HC II.
HC II will finalize its adoption of ASC 606 in the first interim period subsequent to completion of the Mergers. HC II believes the adoption of ASC 606 will result in changes to the presentation of the financial information within the consolidated statements of comprehensive income (loss) for estimated variable consideration as well as expanded disclosures within the notes to the financial statements. Similar to BioScrip, the primary change to the consolidated statements of comprehensive income (loss) will be to the accounting for bad debts. Under the new standard, these amounts are expected to be a direct reduction from net revenues with no impact on net income. HC II anticipates that the decrease in net revenues resulting from the adoption of ASC 606 will be less than 4% for the three months ended March 31, 2019.
B.
Depreciation and Amortization Expense

Incremental depreciation and amortization of  $16.9 million and $4.1 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, was recorded related to the fair value adjustments to property and equipment discussed in Note 5B and intangible assets discussed in Note 5C. Additionally, medical equipment depreciation expenses of  $5.9 million and $1.5 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, was reclassified from “Depreciation and amortization expense” to “Cost of revenue” as discussed in Note 4B.
C.
Interest Expense

Represents an increase to interest expense of  $10.5 million and $2.1 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, which includes the following:
(in thousands)	For the Twelve Months Ended December 31, 2018	For the Three Months Ended March 31, 2019
Elimination of HC II’s and BioScrip’s historical expense(1)	$(103,590)	$(26,367)
Interest from secured senior credit facilities issued in conjunction with the merger(2)	109,073	27,178
Amortization of deferred debt issuance cost(3)	5,003	1,305
Total Pro Forma Interest Expense Adjustment	$10,486	$2,116

(1)
Represents the elimination of the historical interest expense related to legacy debt of HC II and BioScrip that were retired in conjunction with the deal. This includes elimination of the amortization of debt issuance costs as well as realized effective hedge gains associated with the legacy debt which were amortized through interest expense.

(2)
Represents additional interest expense resulting from the refinanced debt instruments in conjunction with the Mergers. The First Lien Term Loan Facility and Second Lien Notes were issued for

$925.0 million and $400.0 million for a duration of 7 years and 8 years, respectively. Interest expense for the Senior Credit Facilities was calculated on an effective interest method, incorporating the impact of expected deferred financing costs, using the following contractual interest rates:
a.
First Lien Term Loan Facility: The debt commitment letters stipulate a contractual rate based on either adjusted LIBOR plus 4.5% or ABR plus 3.5% at the option of the borrower, assumed to be 6.9% based on market conditions as of May 24, 2019.

b.
Second Lien Notes: The debt commitment letters stipulate a contractual rate equal to the sum of Adjusted LIBOR plus 8.75%, assumed to be 11.3% based on market conditions as of May 24, 2019.

A 1/8 percent variance in interest rates would result in a $1.6 million change to pro forma interest expense for the twelve months ended December 31, 2018 and a $0.4 million change to pro forma interest expense for the three months ended March 31, 2019.
(3)
Represents the addition of debt financing costs which are amortized using the effective interest rate method. Deferred financing costs associated with the First Lien Term Loan Facility, Second Lien Notes issuance and ABL Facility of  $30.0 million, $13.5 million and $1.9 million, respectively were capitalized and amortized. The ABL Facility is not expected to be drawn upon to finance but the amortization of its debt issuance costs has ongoing income statement effects.

D.
Selling, General and Administrative Expenses

Represents the removal of Management Service Agreement fees related to a prior acquisition of $2.0 million and $0.5 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, as these fees will discontinue upon completion of the merger. Also represents the removal of  $2.1 million and $5.3 million for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019, respectively, incurred by the combined companies in conjunction with this merger for transaction related fees and expenses that will not recur on an ongoing basis. Refer to Notes 4B and 4C for reclassification adjustments related to selling, general and administrative expenses.
E.
Change in Fair Value of Equity Linked Liabilities

Represents the removal of this expense as the BioScrip stock warrants will no longer be treated as liability-based instruments after the merger.
F.
Income Tax (Expense) Benefit

Represents the income tax benefit resulting from the pre-tax pro forma merger adjustments and pre-tax effects of debt financing for the year ended December 31, 2018 and the three months ended March 31, 2019 times the estimated weighted average statutory rate of 26%.
G.
Accrued Dividends on Preferred Stock

Represents the removal of BioScrip’s accrued dividends on its legacy preferred stock that will be repurchased in conjunction with the merger transaction.

7. Earnings per Share
The unaudited pro forma weighted average number of basic and diluted shares outstanding for the twelve months ended December 31, 2018 and for the three months ended March 31, 2019 is calculated as follows:
(in thousands)	For the Twelve Months Ended December 31, 2018	For the Three Months Ended March 31, 2019
Weighted average BioScrip shares outstanding as of December 31, 2018 and March 31, 2019 – basic	127,942	128,108
Adjusted for:
HC II weighted average shares outstanding as if the merger occurred on January 1, 2018	542,262	542,262
Issued common shares held in escrow	28,193	28,193
Additional common shares to be issued prior to or in conjunction with the merger	5,091	5,091
Weighted average BioScrip shares outstanding as of December 31, 2018 and March 31, 2019 – basic and dilutive	703,488	703,654
Pro forma net loss attributable to common shareholders – basic and dilutive	(72,271)	(22,008)
Pro forma net loss per common share – basic and dilutive	$(0.10)	$(0.03)
The unaudited pro forma weighted average number of basic shares outstanding is calculated by adding the number of combined company shares expected to be issued to the stockholders of HC II after giving effect to the pre-closing HC II conversion ratio and the historical weighted average number of basic shares of BioScrip, which will remain outstanding as shares in the combined company on a 1:1 basis.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth (i) selected historical per share information for BioScrip common stock on a historical basis as of and for the fiscal year ended December 31, 2018, (ii) selected historical per share information for BioScrip common stock on a historical basis as of and for the fiscal quarter ended March 31, 2019, (iii) selected historical per share information for HC II common stock on a historical basis as of and for the fiscal year ended December 31, 2018, (iv) selected historical per share information for HC II common stock on a historical basis as of and for the fiscal quarter ended March 31, 2019, (v) selected per share information for the combined company common stock on a pro forma combined basis for the twelve  months ended December 31, 2018, (vi) selected per share information for the combined company common stock on a pro forma basis as of and for the three months ended March 31, 2019 (vii) selected per share information for HC II common stock on an equivalent pro forma basis for the twelve  months ended December 31, 2018 and (viii) selected per share information for HC II common stock on an equivalent pro forma basis as of and for the three months ended March 31, 2019. The information in the table is based on, and should be read together with, the historical financial information of BioScrip included in its filings with the SEC and incorporated herein by reference, the historical financial information of HC II included in this Proxy Statement and the unaudited pro forma condensed combined financial information of the combined company included in this Proxy Statement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 127 of this Proxy Statement.
For BioScrip, the historical basic and diluted loss per share, cash dividends per share and book value per share were taken from BioScrip’s Annual Report on Form 10-K filed on March 15, 2019, and Quarterly Report on Form 10-Q for the unaudited quarterly period ended March 31, 2019, filed on May  3, 2019, which are incorporated by reference into this Proxy Statement. For HC II, the historical basic and diluted loss per share and book value per share were taken from HC II’s consolidated financial statements included elsewhere in this Proxy Statement.
Combined company unaudited pro forma combined basic and diluted loss per share were calculated by dividing pro forma combined net income, as presented in “Unaudited Pro Forma Condensed Combined Financial Information” by the pro forma weighted average number of outstanding shares of combined company common stock, basic and diluted, respectively, giving pro forma effect to the completion of the Merger Transactions (as defined under “Unaudited Pro Forma Condensed Combined Financial Information”) as of January  1, 2018, and combined company unaudited pro forma combined book value per share was calculated by dividing pro forma stockholders equity by the pro  forma number of outstanding shares of combined company common stock, basic, giving pro forma effect to the completion of the Merger Transactions as of March 31, 2019. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Equivalent pro forma HC II basic and diluted loss per share and book value per share were calculated by multiplying the pro forma exchange ratio of 570,454.995 times each of: (i) the combined company’s pro forma income per share (basic and diluted) for the twelve months ended December  31, 2018 and the three months ended March 31, 2019, (ii) the combined company’s pro forma book value per share as of March 31, 2019, and (iii) the combined company’s pro forma cash dividends per share for the twelve months ended December 31, 2018 and the three months ended March 31, 2019. The pro forma exchange ratio is calculated as the sum of the 542,261,567 shares issued to HC II at the time of the Merger and the 28,193,428 escrow shares, divided by HC II’s 1,000 common shares outstanding.

The unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the Merger Transactions had been completed as of the dates indicated or that will be realized upon the completion of the Merger Transactions. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained, which changes could be materially different than the initial estimates.
(in thousands)	BioScrip Historical (as of and for the fiscal year ended December 31, 2018)	BioScrip Historical (as of and for the fiscal quarter ended March 31, 2019)	HC II Historical (as of and for the fiscal year ended December 31, 2018)	HC II Historical (as of and for the fiscal quarter ended March 31, 2019)	Combined Company Unaudited Pro Forma Combined (for the twelve months ended December 31, 2018)	Combined Company Unaudited Pro Forma Combined (as of and for the three months ended March 31, 2019)	HC II Equivalent Pro Forma (for the twelve months ended December 31, 2018)	HC II Equivalent Pro Forma (as of and for the three months ended March 31, 2019)
Basic loss per share	$(0.49)	$(0.10)	$(6,115.00)	$(3,712.00)	$(0.10)	$(0.03)	$(57,045.50)	$(17,113.65)
Diluted loss per share	(0.49)	(0.18)	(6,115.00)	(3,712.00)	(0.10)	(0.03)	(57,045.50)	(17,113.65)
Cash dividends per share	—	—	—	—	—	—	—	—
Book value per share	$(1.13)	$(1.22)	$602,825.00	$597,171.00	$—	$1.18	$—	$673,136.88

CERTAIN BENEFICIAL OWNERS OF BIOSCRIP COMMON STOCK
The following table sets forth, as of May 30, 2019, certain information concerning the beneficial ownership of BioScrip common stock of  (i) each person who is a director of the BioScrip and each director nominee; (ii) each named executive officer of BioScrip; and (iii) all directors and executive officers of BioScrip as a group. In addition, the following table sets forth certain information as of the dates indicated concerning persons known by BioScrip to beneficially own more than five percent of the BioScrip common stock. To BioScrip’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
Name and Address of Beneficial Owner (1)	Footnote	Number of Shares Beneficially Owned(2)	Percent of Class(2)
Holders of 5% or more of our common stock (excluding Directors and Named Executive Officers)
Coliseum Capital Management, LLC 105 Rowayton Avenue Rowayton, CT 06853	(3)	24,558,858	16.2%
Gilder, Gagnon, Howe & Co. 475 10th Avenue New York, NY 10018	(4)	15,653,966	10.5%
Venor Capital Management LP 7 Times Square, Suite 4303 New York, NY 10036	(5)	12,855,619	8.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	(6)	9,807,734	6.6%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	(7)	9,071,500	6.1%
ASSF IV AIV B Holdings, L.P. 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067	(8)	7,188,615	4.8%
Directors, Nominees and Named Executive Officers
Christopher S. Shackelton	(9)	24,558,858	16.2%
Daniel Greenleaf	(10)	746,653	*
Kathryn Stalmack	(11)	335,889	*
Stephen Deitsch	(12)	294,015	*
R. Carter Pate	(13)	225,143	*
Michael G. Bronfein	(14)	173,395	*
David W. Golding	(15)	162,895	*
Michael Goldstein	(16)	148,895	*
Jody Kepler	(17)	89,482	*
Harriet Booker	(18)	86,488	*
Steven Neumann	—	—	*
All Directors and Executive Officers as a group (12 persons)	(19)	2,262,855	1.5%

*
Percentage is less than 1% of class.

(1)
Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 1600 Broadway, Suite 700, Denver, Colorado, 80202.

(2)
The inclusion in this table of any shares of BioScrip common stock as “beneficially owned” does not constitute an admission by the holder of beneficial ownership of those shares. Beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), and generally includes voting or investment power over securities. Shares of BioScrip common stock subject to options, warrants or other securities convertible into BioScrip common stock that are currently exercisable or convertible, or exercisable or convertible within sixty 60 days of May 30, 2019, are deemed outstanding for computing the percentage of the person holding the option, warrant or convertible security but are not deemed outstanding for computing the percentage of any other person. The percentages shown are based on 148,812,143 (on an as if converted basis) shares of common stock outstanding as may be adjusted for each person pursuant to the foregoing sentence.
(3)
Based on the Schedule 13D/A filed with the SEC on March 19, 2019 by (i) Coliseum Capital, which beneficially owns 1,888,991 shares of BioScrip common stock, 10,823 shares of Series A Preferred Stock, 614,177 shares of Series C Preferred Stock, 1,800,000 Class A Warrants and 1,800,000 Class B Warrants for which it has shared voting power and shared dispositive power; (ii) Coliseum Capital, LLC (“CC”), which beneficially owns 1,428,272 shares of Common Stock, 8,338 shares of Series A Preferred Stock, 473,175 shares of Series C Preferred Stock, 1,386,757 Class A Warrants and 1,386,757 Class B Warrants for which it has shared voting power and shared dispositive power; (iii) Coliseum Capital Partners, L.P. (“CCP”), which beneficially owns 1,167,330 shares of Common Stock, 6,813 shares of Series A Preferred Stock, 386,655 shares of Series C Preferred Stock, 1,133,188 Class A Warrants and 1,133,188 Class B Warrants for which it has shared voting power and shared dispositive power; (iv) Coliseum Capital Partners II, L.P. (“CCP II”), which beneficially owns 260,942 shares of Common Stock, 1,525 shares of Series A Preferred Stock, 86,520 shares of Series C Preferred Stock, 253,569 Class A Warrants and 253,569 Class B Warrants for which it has shared voting power and shared dispositive power; (v) Adam Gray, as a manager of Coliseum Capital and CC, who beneficially owns 1,888,991 shares of Common Stock, 10,823 shares of Series A Preferred Stock, 614,177 shares of Series C Preferred Stock, 1,800,000 Class A Warrants and 1,800,000 Class B Warrants for which he has shared voting and shared dispositive power; and (vi) Christopher S. Shackelton, as Managing Partner of Coliseum Capital and CC, who beneficially owns 1,888,991 shares of Common Stock, 10,823 shares of Series A Preferred Stock, 614,177 shares of Series C Preferred Stock, 1,800,000 Class A Warrants and 1,800,000 Class B Warrants for which he has shared voting and shared dispositive power. Assumes full conversion, based on the liquidation value as of March 14, 2019, of 10,823 shares of Series A Preferred Stock into 330,227 shares of Common Stock, 614,177 shares of Series C Preferred Stock into 18,739,640 shares of Common Stock, plus full exercise of 1,800,000 Class A warrants and 1,800,000 Class B warrants to acquire an aggregate of 3,600,000 shares of Common Stock.

(4)
Based on a Schedule 13G/A filed with the SEC on February 15, 2019 by Gilder, Gagnon, Howe & Co. LLC.

(5)
Based on a Schedule 13G/A filed with the SEC on February 14, 2019 by (i) Venor Capital Management LP, which beneficially owns 12,855,619 shares, for which it has shared voting power and shared dispositive power; (ii) Venor Capital Management GP LLC, which beneficially owns 12,855,619 shares, for which it has shared voting power and shared dispositive power; (iii) Venor Special Situations Fund II LP, which beneficially owns 3,774,209 shares for which it has shared voting power and shared dispositive power; (iv) Venor Special Situations GP LLC, which beneficially owns 3,774,209 shares for which it has shared voting power and shared dispositive power; (v) Jeffrey A. Bersh, who beneficially owns 12,855,619 shares, for which he has shared voting power and shared dispositive power; and (vi) Michael J. Wartell, who beneficially owns 12,855,619 shares, for which he has shared voting power and shared dispositive power.

(6)
Based on a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, Inc.

(7)
Based on a Schedule 13D/A filed with the SEC on May 30, 2019 by (i) Gabelli Funds, LLC (“Gabelli Funds”), which beneficially owns 7,103,206 shares for which it has sole voting power and sole dispositive power; (ii) GAMCO Asset Management Inc., which beneficially owns 667,285 shares for which it has sole voting power and sole dispositive power; (iii) Teton Advisors, Inc., which beneficially owns 471,600 shares for which it has sole voting power and sole dispositive power; (iv) Gabelli & Company Investment Advisers, Inc., which beneficially owns 829,409 shares for which it has sole voting power and sole dispositive power; (v) GGCP, Inc.; (vi) GAMCO Investors, Inc.; (vii) Associated Capital Group, Inc.; and (vii) Mario J. Gabelli (collectively, the “GAMCO Reporting Persons”), who is deemed to have beneficial ownership of the shares owned beneficially by each of the other GAMCO Reporting Persons. Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in BioScrip and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, and at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations.
(8)
Based on a Schedule 13D/A filed with the SEC on May 3, 2019 by (i) ASSF IV AIV B Holdings, L.P., which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (ii) ASSF Operating Manager IV, L.P., which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (iii) Ares Management LLC, which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (iv) Ares Management Holdings L.P., which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (v) Ares Holdco LLC, which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (vi) Ares Holdings Inc., which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (vii) Ares Management Corporation, which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (viii) Ares Voting LLC, which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; (ix) Ares Management GP LLC, which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power; and (x) Ares Partners Holdco LLC (collectively, the “Ares Reporting Persons”), which beneficially owns 7,188,615 shares for which it has shared voting power and shared dispositive power.

(9)
Includes 330,227 shares of BioScrip common stock issuable upon conversion of 10,823 shares of Series A Preferred Stock, 18,739,640 shares of common stock issuable upon conversion of 614,177 shares of Series C Preferred Stock and the full exercise of 1,800,000 Class A warrants and 1,800,000 Class B warrants owned by Coliseum Capital. Mr. Shackelton, as the Managing Partner of Coliseum Capital, is deemed to beneficially own all 24,558,858 shares of common stock, for which he has shared voting and shared dispositive power.

(10)
Includes 371,348 shares issuable upon exercise of options held by Mr. Greenleaf.

(11)
Includes 257,914 shares issuable upon exercise of options held by Ms. Stalmack.

(12)
Includes 159,167 shares issuable upon exercise of options held by Mr. Deitsch.

(13)
Includes 62,738 shares issuable upon vesting of restricted stock held by Mr. Pate.

(14)
Includes 43,726 shares issuable upon vesting of restricted stock held by Mr. Bronfein.

(15)
Includes 43,726 shares issuable upon vesting of restricted stock held by Mr. Golding.

(16)
Includes 43,726 shares issuable upon vesting of restricted stock held by Mr. Goldstein.

(17)
Includes 74,071 shares issuable upon exercise of options held by Ms. Kepler.

(18)
Includes 62,998 shares issuable upon exercise of options held by Ms. Booker.

(19)
Includes 193,916 shares of restricted stock and 925,498 shares issuable upon exercise of options. The 24,558,858 shares of BioScrip common stock beneficially owned by Mr. Shackelton are not included in this calculation. If the 24,558,858 shares of BioScrip common stock beneficially owned by Mr. Shackelton were to be included in this calculation, the number of shares beneficially owned by the Directors and Officers as a group would equal 26,821,713, representing approximately 17.5% of the class.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the Mergers are completed, Omega Parent will receive BioScrip common stock and the holders of BioScrip common stock immediately prior to the effective time of the First Merger will continue to hold their shares of BioScrip common stock. The BioScrip common stock held by existing stockholders of BioScrip immediately prior to the Mergers will continue to be listed on Nasdaq after the Mergers. The BioScrip common stock issued as merger consideration or escrowed shares to Omega Parent under the Merger Agreement will not be listed on Nasdaq at the closing and shall be subject to the restrictions on transfer set forth in the Merger Agreement. BioScrip is and will be a Delaware corporation subject to the DGCL before and after the Mergers. Subject to the approval by the BioScrip stockholders of the Amended Charter Proposal and the other BioScrip proposals at the special meeting, if the Mergers are completed, the Second Amended and Restated Certificate of Incorporation, as amended, of BioScrip in effect as of immediately prior to the effective time of the First Merger (the “Current Charter”) will be amended and restated in its entirety in the form of the Amended Charter attached as Annex B to this Proxy Statement. In addition, the Amended and Restated Bylaws of BioScrip as in effect immediately prior to the effective time of the First Merger (the “BioScrip Bylaws”) will be amended as of the effective time of the First Merger to reflect certain governance terms provided in the Merger Agreement. The governance terms adopted in connection with the terms of the Merger Agreement and the Director Nomination Agreement, as in “The Merger — Governance of BioScrip Following the First Merger” beginning on page 88, will be in effect during the periods specified therein.
The following table summarizes certain material differences between the rights of BioScrip stockholders immediately prior to the effective time of the First Merger and the rights of BioScrip stockholders immediately following the completion of the First Merger and the other transactions contemplated by the Merger Agreement. The following summary does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the proposed Amended Charter, the Merger Agreement, the Director Nomination Agreement, the Current Charter and the BioScrip Bylaws, in each case as in effect as of the date hereof. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find Additional Information” beginning on page 239.

BioScrip Prior to First Merger	BioScrip After First Merger
Authorized Capital Stock
The Current Charter provides that the authorized capital stock of BioScrip consists of (a) 250,000,000 shares of common stock, par value $0.0001 per share, and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share.	The Amended Charter provides that the authorized capital stock of BioScrip will consist of (a) 1,000,000,000 shares of common stock, par value $0.0001 per share and (b) 50,000,000 shares of preferred stock, par value par value $0.0001 per share.

The Amended Charter authorizes two classes of preferred stock, including (i) 825,000 shares of Series A Convertible Preferred Stock and (ii) 625,000 shares of Series C Convertible Preferred Stock. Following the mergers all of the issued and outstanding shares of Series A Preferred Stock and Series C Preferred Stock will be repurchased, redeemed or converted into common stock, such that there will be no outstanding Preferred Stock.
Outstanding Capital Stock
As of March 14, 2019, (i) 128,160,291 shares of BioScrip common stock were outstanding, (ii) 21,630 shares of Series A Convertible Preferred Stock, were outstanding, (iii) no shares of Series B Convertible Preferred Stock were outstanding, (iv) 614,177 shares of Series C Preferred Stock were outstanding and (v) no shares of Series D Preferred Stock were outstanding.	BioScrip estimates there will be approximately 704,503,070 shares of common stock outstanding immediately following the consummation of the mergers and the transactions contemplated by the Merger Agreement, which includes 542,261,567 shares issued to Omega Parent as merger consideration, 28,193,428 shares issued to Omega Parent as escrowed shares, 1,855,747 shares issued to the warrantholders in connection with the warrant letter agreements, 53,388 shares issued to former holders of Series A Preferred Stock in connection with the conversion contemplated by the Series A COD Amendment, 1,549,323 shares issued to former holders of Series C Preferred Stock in connection with the preferred stock repurchase agreement, 1,632,739 shares in respect of equity awards that will vest in connection with the mergers and 128,956,878 shares held by existing stockholders of BioScrip as of May 30, 2019.
Rights of Preferred Stock
The Current Charter provides that the BioScrip Board is authorized to provide for the issuance of preferred stock in series and, with respect to such series, to fix the designations, powers, preferences, and relative rights of each such series and the qualifications, limitations, or restrictions thereof.	The Amended Charter provides that the BioScrip Board is authorized to provide, by resolution or resolutions for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

BioScrip Prior to First Merger	BioScrip After First Merger
Voting Rights
Each holder of BioScrip common stock is entitled to one vote per share in respect of each share of BioScrip common stock held on all matters that the stockholders of BioScrip are entitled to vote on.	Each share of BioScrip common stock entitles the holder thereof to one vote for each share held by such holder as of the applicable record date on all matters voted upon by the stockholders of BioScrip; provided, however, that except as otherwise required by law, holders of BioScrip common stock, as such, are not entitled to vote on any amendment to the BioScrip certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote as a separate class thereon pursuant to Amended Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Except for elections of directors, which shall be decided by plurality vote, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question.
Stockholders may act by the affirmative vote of a majority of the voting power of voting stock present and entitled to vote at a meeting of the stockholders of BioScrip, except as otherwise specified in the Amended Charter or bylaws. Such exceptions include:

•
the election of directors, which will require a plurality vote;

•
the removal of directors with or without cause after the date on which Omega Parent and its affiliates cease to own 50% or more of the voting power of BioScrip’s then-outstanding voting stock (referred to as the trigger date), which shall require the affirmative vote of at least 66 2∕3% of the voting power of the then outstanding voting stock;

•
any amendment to Article EIGHT of the Amended Charter, covering matters relating to directors’ and officers’ duties with respect to corporate opportunities, which shall require the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock;

•
any amendment to the bylaws after the trigger date, which shall require the affirmative vote of holders of at least 66 2∕3% of the voting power of the then-outstanding voting stock; and

•
any amendment to Article FIVE (governing the election and removal of directors), Article SIX (governing

BioScrip Prior to First Merger	BioScrip After First Merger

limitations on liability of directors), Article SEVEN (governing actions by written consent of the BioScrip stockholders and special meetings of the BioScrip stockholders) and Article NINE (governing amendments to BioScrip’s certificate of incorporation and bylaws), of the Amended Charter, which will require, after the trigger date, the affirmative vote of at least 66 2∕3% of the voting power of the then-outstanding voting stock.

Quorum
The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting of BioScrip’s stockholders constitutes a quorum at all meetings of the stockholders.	The quorum requirements will not be changed.
Number and Term of Directors
The BioScrip Bylaws provide that the number of directors of BioScrip shall be such number as shall be designated from time to time by resolution of the BioScrip Board. The directors shall be elected at the annual meeting of the stockholders, except where a director is elected by the BioScrip Board to fill a vacancy. Each director elected shall hold office for a term of one year and shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.	The number of directors which shall constitute the BioScrip Board shall initially be ten and, thereafter, shall be fixed from time to time exclusively by resolution of the BioScrip Board. At each annual meeting of stockholders, each director shall be elected to hold office until the next annual meeting and until his or her successor shall be elected and qualified or until his or her earlier death, disqualification, resignation or removal.
Election of Directors
The BioScrip Bylaws provide that directors will be elected by a plurality of votes cast at an election of directors.

Each of the Series A Certificate of Designations and the Series C Certificate of Designations provide that, so long as shares of such represent at least 5% of the outstanding voting stock BioScrip (on an as-converted basis), holders of such series, by the vote or written consent of the holders of a majority in voting power of the outstanding shares of such series shall have the right to designate one member of the BioScrip Board. Such director shall also be appointed to a minimum of two committees of the BioScrip Board at such director’s request.

As of the date of this Proxy Statement, the Series A Preferred Stock does not represent at least 5% of the outstanding voting stock of BioScrip on an as-converted basis.

As of the date of this Proxy Statement, the Series C Preferred Stock represents at least 5% of the	The Amended Charter provides that directors shall be elected by a plurality of the votes cast at an election of directors.

The Director Nomination Agreement provides that, from and after the closing date until the date that Omega Parent and its affiliates cease to beneficially own BioScrip common stock representing at least 10% of the voting power of the then-outstanding BioScrip common stock, Omega Parent is entitled to nominate for election to the BioScrip Board or any committee of the BioScrip Board, a number of directors equal to the product obtained by multiplying (a) the percentage of the total voting power of the then-outstanding BioScrip common stock then beneficially owned by Omega Parent and its affiliates and (b) the authorized number of directors on the BioScrip Board, including any vacancies, with such product rounded up to the nearest whole number in all cases. The Director Nomination Agreement automatically terminates on the date on which Omega Parent and its

BioScrip Prior to First Merger	BioScrip After First Merger
outstanding voting stock of BioScrip and the holders thereof are entitled to designate a director to the BioScrip Board in accordance with the Series C Certificate of Designations. Such director is currently Christopher Shackelton.	affiliates cease to beneficially own at least 10% of the total voting power of the then-outstanding BioScrip common stock.

In addition, the Merger Agreement requires BioScrip to cause the continuing BioScrip directors to be included in the slate of nominees recommended by the BioScrip Board to BioScrip’s stockholders for election as directors at the next annual meeting of BioScrip stockholders to occur following the closing.
Vacancies
The BioScrip Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.	The Amended Charter requires that, subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in that certain Director Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the BioScrip Board resulting from death, resignation, disqualification, removal from office or any other cause, may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner.

The Director Nomination Agreement provides Omega Parent with the right to fill any vacancies created by the removal, death, disability, disqualification or resignation from the BioScrip Board of any of its nominees that is elected to the BioScrip Board. The Director Nomination Agreement also provides that, if the size of the BioScrip Board is expanded, Omega Parent shall be entitled to nominate a number of nominees to fill the newly created vacancies such that the total number of Omega Parent nominees serving on the BioScrip Board following such expansion will be equal to that number of nominees that Omega Parent would be entitled to nominate if such expansion occurred immediately prior to a meeting of the BioScrip stockholders to elect directors, and the BioScrip Board shall appoint such nominees to the BioScrip Board.

The Merger Agreement requires BioScrip to cause the BioScrip Bylaws to be amended effective as of the effective time of the First Merger to provide that, if, following the closing, any continuing BioScrip director resigns or is unable to serve for any other reason prior to the

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first anniversary following the first annual meeting after the effective time of the First Merger, then, in each case, the remaining continuing BioScrip director (if any) will recommend a replacement for director to the Governance, Compliance and Nominating Committee of the BioScrip Board, which will consider such replacement in good faith.
Removal of Directors
Under the DGCL, directors of a corporation may be removed, with or without cause, by a majority vote of stockholders then entitled to vote, unless the certificate of incorporation provides otherwise or under certain circumstances involving classified boards. The Current Charter does not modify the general DGCL standard or provide for a classified board.	The Amended Charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, (i) prior to the trigger date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then-outstanding shares of voting stock, voting together as a single class and (ii) on and after the trigger date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least 66 2∕3% of the voting power of the then-outstanding shares of voting stock, at a meeting of BioScrip’s stockholders called for that purpose.
Director Nominations by Stockholders
The BioScrip Bylaws provide that, except for directors elected by the BioScrip Board to fill a vacancy on the BioScrip Board, nominations of persons for election to the BioScrip Board may be made at an annual meeting of the stockholders or at a special meeting of stockholders, in each case, only by or at the direction of the BioScrip Board or by any stockholder who is entitled to vote at such meeting and has complied with the notice and other procedures set forth in the BioScrip Bylaws.	The bylaws of BioScrip after the closing will incorporate the same nomination procedures as are currently provided in the BioScrip Bylaws.
The BioScrip Bylaws provide that a stockholder must give advance written notice to BioScrip of a director nomination. The notice must be in writing and delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, or if no such meeting was held in the preceding year, such notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which

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public announcement of the date of such meeting is first made. The voting requirements for election of BioScrip directors are discussed above (see the section entitled “Comparison of Stockholders’ Rights — Election of Directors” beginning on page 152).

In addition to the general requirements for stockholder proposals discussed below (see the section entitled “Comparison of Stockholders’ Rights — Stockholder Proposals” beginning on page 156), any stockholder notice relating to the nomination of BioScrip directors must contain:

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the name and address of such stockholder, as they appear on BioScrip’s books, the residence name and address (if different from BioScrip’s books) of such proposing stockholder and any controlling affiliate of, or beneficial owner of the securities of, such stockholder (a “Stockholder Associated Person”);

•
the class and number of shares of stock which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to BioScrip’s securities, a description of any derivative positions held by such stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person;

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a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

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a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

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any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•
a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of

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BioScrip’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination;

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the name, age, business address and residence address of the nominee and the principal occupation or employment of the nominee;

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the class or series and number of shares of capital stock of BioScrip which are directly or indirectly owned beneficially or of record by the nominee;

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the date such shares were acquired and the investment intent of such acquisition; and

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any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving if elected).

Stockholder Proposals
The BioScrip Bylaws provide that any business to be properly brought before any annual meeting by any stockholder must be brought by a stockholder of record entitled to vote at such meeting as of the record date of such meeting and must have complied with the notice and other procedural requirements relating to any such business proposed by such stockholder in advance of the meeting.	The bylaws of BioScrip after the closing will incorporate the same procedures to propose business as are currently provided in the BioScrip Bylaws.
The BioScrip Bylaws provide that a stockholder must give advance written notice to BioScrip of business that it proposes to bring at an annual meeting of the stockholders. To be timely, the notice must be in writing and delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, or if no such meeting was held in the preceding year, such notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

BioScrip Prior to First Merger	BioScrip After First Merger

Any such notice by the stockholder must include:

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a brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend BioScrip’s certificate of incorporation or bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting;

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the name and address, as they appear on BioScrip’s books, of the stockholder proposing such business, the residence name and address (if different from BioScrip’s books) of such proposing stockholder and any Stockholder Associated Person;

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the class and number of shares of stock of BioScrip which are directly or indirectly held of record or beneficially owned by such stockholder and by any Stockholder Associated Person with respect to BioScrip’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which a hedging transaction (as defined below) has been entered into by or on behalf of such stockholder or any Stockholder Associated Person;

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a description of all arrangements or understandings between such stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder or any Stockholder Associated Person or such other person or entity in such business;

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a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

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a representation as to whether such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of BioScrip’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal.

BioScrip Prior to First Merger	BioScrip After First Merger
Stockholder Action by Written Consent
The DGCL provides that, unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of BioScrip stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Current Charter does not prohibit or restrict stockholder actions by written consent.	The Amended Charter provides that, prior to the trigger date, any action which is required or permitted to be taken by the BioScrip stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of BioScrip’s stock entitled to vote thereon were present and voted. From and after the trigger date, any action required or permitted to be taken by the BioScrip stockholders may be taken only at a duly called annual or special meeting of BioScrip’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the resolutions creating such series of preferred stock.
Cumulative Voting
The Current Charter does not authorize cumulative voting.	The Amended Charter does not authorize cumulative voting.
Certificate of Incorporation Amendments

Section 242 of the DGCL provides that the certificate of incorporation of a corporation may be amended upon a resolution of the board of directors of such corporation and approved by:

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 the holders of a majority of the outstanding shares entitled to vote; and

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a majority of the outstanding shares of each class entitled to a class vote, if any.

Whenever the certificate of incorporation of a corporation requires a vote of a greater number or proportion than is required by Section 242 of the DGCL, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

The Amended Charter provides that any amendment to the following sections of the Amended Charter require, prior to the trigger date, the affirmative vote of the holders of at least a majority of the voting power of then-outstanding voting stock (voting on an as-converted basis as a single class), and after the trigger date, the affirmative vote of at least 66 2∕3% of the voting power of then-outstanding voting stock (voting on an as-converted basis as a single class):

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Article FIVE (governing the election and removal of directors);

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Article SIX (governing limitations on liability of directors);

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Article SEVEN (governing actions by written consent of the stockholders and special meetings of the stockholders); and

BioScrip Prior to First Merger	BioScrip After First Merger

•
Article NINE (governing amendments to the certificate of incorporation and bylaws).

In addition, Article EIGHT of the Amended Charter, covering matters relating to directors’ and officers’ duties with respect to corporate opportunities, may only be amended upon the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock.

Bylaw Amendments
The Current Charter provides that the BioScrip Board is expressly authorized to make, alter or repeal the bylaws except as otherwise specifically provided therein.

The BioScrip Bylaws provide that the BioScrip Bylaws may be amended, and new bylaws may be adopted, by the stockholders or by the BioScrip Board at any regular meeting of the stockholders or the BioScrip Board or at any special meeting of the stockholders or the BioScrip Board if notice of such alteration, amendment, repeal or adoption of new bylaws is properly included in the notice of such meeting in accordance with the BioScrip Bylaws or otherwise.

As described above in “Comparison of Stockholders’ Rights — Voting Rights” beginning on page 151, except for elections of directors, which shall be decided by plurality vote, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question.	The Amended Charter provides that, prior to the trigger date, the bylaws may be amended, and new bylaws made by (i) the BioScrip Board or (ii) in addition to any vote of the holders of any class or series of capital stock required by the Amended Charter (including any resolution or certificate of designations setting forth the terms of any series of preferred stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

On and after the trigger date, the bylaws may be amended, and new bylaws made, by (i) the BioScrip Board or (ii) in addition to any of the holders of any class or series of capital stock required by the Amended Charter (including any certificate of designation relating to any series of preferred stock), the bylaws or applicable law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then-outstanding voting stock, voting together as a single class.
Special Meetings of the Stockholders
The BioScrip Bylaws provide that special meetings of the stockholders, for any purpose, unless otherwise prescribed by statute or by the Current Charter, may be called by the chairman or the vice chairman of the BioScrip Board and shall be called by the chief operating officer or secretary at the request in writing of a majority of the BioScrip Board.	The Amended Charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of stockholders may be called only (i) by or at the direction of the BioScrip Board or the chairman of the BioScrip Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that BioScrip would have if there were no vacancies or (ii) prior to the trigger date, by the chairman of the BioScrip Board at the written request of the holders of a majority of the voting power of the then-outstanding shares of voting stock in the manner provided for in the bylaws.

BioScrip Prior to First Merger	BioScrip After First Merger
Notice of Special Meetings of the Stockholders
The BioScrip Bylaws provide that written notice of a special meeting must be provided to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten days nor more than 60 days before the date of the meeting. Such written notice must state the place, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes for which the meeting is called.	The bylaws of BioScrip after the closing will incorporate the same notice procedures as are currently provided in the BioScrip Bylaws.
Limitation of Personal Liability of Directors

The Current Charter provides that a director of BioScrip shall have no personal liability to BioScrip or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that Section 102(b)(7) (or any successor or additional provision) of the DGCL, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

Under Section 102(b)(7) of the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages, so long as it does not eliminate or limit the liability of a director:

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for any breach of the director’s duty of loyalty to the corporation or its stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of stock); or

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 for any transaction from which the director derived an improper personal benefit.

The Amended Charter provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits BioScrip to provide broader exculpation than permitted prior thereto), no director of BioScrip shall be liable to BioScrip or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any amendment of the foregoing provision by the BioScrip stockholders shall not adversely affect any right or protection of a director of BioScrip existing at the time of such amendment with respect to any act, omission or other matter occurring prior to such amendment.
Indemnification of Officers and Directors
The BioScrip Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of BioScrip, or is or was serving while a director or officer of BioScrip at the request of BioScrip a as a director, officer, employee, agent, fiduciary or other representative of any entity, shall be indemnified by BioScrip against expenses	The bylaws of BioScrip after the closing will incorporate the same indemnification provisions as are currently provided in the BioScrip Bylaws.

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(including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.
Advancement of Expenses/Insurance

Advancement
The BioScrip Bylaws also provide that any person claiming indemnification pursuant to the BioScrip Bylaws shall be entitled to advances from BioScrip for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law.

Insurance
The BioScrip Bylaws provide that BioScrip shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BioScrip against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not BioScrip would have the power to indemnify him against such liability under the provisions of the BioScrip Bylaws.

Change of Control Laws
In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (c) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2∕3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.	Because the Amended Charter and the bylaws of BioScrip immediately after the closing do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, BioScrip will be subject to Section 203 of the DGCL after the consummation of the mergers.
Because the Current Charter and the BioScrip Bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, BioScrip is subject to Section 203 of the DGCL.

BioScrip Prior to First Merger	BioScrip After First Merger
Forum Selection
The Current Charter and BioScrip Bylaws do not contain a provision designating a sole and exclusive forum for stockholder claims.	The Amended Charter provides that, unless BioScrip consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BioScrip, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of BioScrip to BioScrip or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Amended Charter or the bylaws of BioScrip or (iv) any action asserting a claim governed by the internal affairs doctrine.
Stockholder Rights Plans
BioScrip currently has a tax asset protection plan in place. The Tax Asset Protection Plan works by significantly diluting the stock ownership of any person or group that acquires 4.9%, or more of the outstanding BioScrip common stock without the approval of the BioScrip Board.	The Merger Agreement provides that, effective as of the effective time of the First Merger, BioScrip will terminate the Tax Asset Protection Plan (unless the Tax Asset Protection Plan has expired in accordance with its terms).
Waiver of Corporate Opportunities
Delaware law generally imposes upon directors and officers of a corporation the fiduciary duty of loyalty, which generally prohibits such persons from appropriating new business prospects for themselves without first offering them to the corporation for which they serve as a director and officer. However, the Section 122(17) of the DGCL permits a corporation to “renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or 1 or more of its officers, directors or stockholders.”

The Current Charter does not contain any renunciation or waiver of the duty of loyalty otherwise applicable to its officers and directors.	The Amended Charter contains certain provisions that waive certain fiduciary and other duties imposed under applicable law to the conduct of directors or officers of BioScrip that are affiliated with Omega Parent and its Affiliated Companies (as described below) and their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of BioScrip (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of BioScrip and its officers, directors and stockholders in connection therewith.

The Amended Charter defines “Affiliated Companies” to mean (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”), (b) Walgreens Company, (c) any affiliate of the MDP Group, Walgreens, any investment fund managed by any

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member of the MDP Group and (d) in respect of BioScrip, any company controlled by BioScrip.

The Amended Charter provides that, to the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as BioScrip or any of its Affiliated Companies, and no Exempted Person shall be liable to BioScrip or its stockholders for breach of any fiduciary duty solely by reason of any such activities of Omega Parent, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, BioScrip, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of BioScrip and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that BioScrip or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to BioScrip or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to BioScrip, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of BioScrip solely, by reason of the fact that Omega Parent, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to BioScrip or any of its Affiliated Companies. Notwithstanding the foregoing, BioScrip does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of BioScrip, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of BioScrip.

BioScrip Prior to First Merger	BioScrip After First Merger
The Amended Charter provides that any amendment to its corporate opportunity provisions requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock.
Preemptive Rights
The Current Charter does not provide for any preemptive rights for BioScrip stockholders.	The Amended Charter does not provide for any preemptive rights for BioScrip stockholders.
Dividends
The DGCL permits the payment of dividends to stockholders only out of surplus (as defined in the DGCL) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year; provided, however, that dividends may not be paid out of net profits if, after the payment of such dividends, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of the corporation’s assets.

The Series A Certificate of Designations and the Series C Certificate of Designations provide that the Series A Preferred Stock and the Series C Preferred Stock rank senior to BioScrip common stockholders and holders of any other capital stock of BioScrip that BioScrip has not expressly provided will rank in parity with, or senior to, the Series A Preferred Stock and the Series C Preferred Stock, with respect to dividend rights and rights upon dissolution, winding up and liquidation of BioScrip. Subject to certain specified exceptions, BioScrip may not declare a dividend payable in respect of BioScrip common stock without also paying a dividend to the Series A Preferred Stock and the Series C Preferred Stock (on an as-converted basis).

The Series A Certificate of Designations and the Series C Certificate of Designations also contain provisions such that, in the event BioScrip does not declare and pay a dividend for a fiscal quarter, the liquidation preference of each share of Series A Preferred Stock and Series C Preferred Stock shall be increased to an amount equal to the liquidation preference in effect at the start of the applicable fiscal quarter, plus an amount equal to such then applicable liquidation preference multiplied by 11.5% per annum. In addition, the Series C Certificate of Designations provides that the foregoing accrued dividends shall be adjusted upwards with respect to the Series C Preferred Stock, if the consolidated EBITDA of BioScrip surpasses certain thresholds set forth therein.
The Amended Charter provides that, subject to the rights of the holders of Preferred Stock and to the other provisions of applicable law and the Amended Charter, holders of BioScrip common stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of BioScrip if, as and when declared thereon by the BioScrip Board from time to time out of assets or funds of BioScrip legally available therefor.
Following closing, the Series C Preferred Stock will be repurchased by BioScrip and the Series A Preferred Stock will be converted and redeemed in accordance with the Series A COD Amendment.

INFORMATION ABOUT OPTION CARE
Overview
Option Care is a leading national provider of home and alternate site infusion services through its national network of 76 locations in 42 states. Option Care draws on nearly 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care’s signature infusion services include the clinical management of infusion therapy, nursing support and care coordination. Option Care’s multidisciplinary team of more than 1,800 clinicians — including pharmacists, pharmacy technicians, nurses and dietitians — are able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions. Option Care is a wholly owned group of operating subsidiaries of HC II.
HC II was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC I . On April 7, 2015, HC I and HC II collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries, and the business was rebranded as Option Care. Option Care contracts with managed care organizations, third-party payers, hospitals, physicians, and other referral sources to administer pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or alternate settings.
Option Care’s operating model enables it to provide favorable outcomes to its stakeholders as follows:
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Patients.   Option Care improves patients’ quality of life by allowing them to receive infusion therapy at home or at one of its ambulatory infusion centers. In addition, Option Care helps manage patients’ conditions through counseling and education regarding their treatment and by providing ongoing monitoring to encourage patient compliance with the prescribed therapy. Option Care also provides services to help patients receive reimbursement benefits.

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Payors.   Option Care provides payors with a comprehensive approach to meeting their pharmacy service needs and providing a cost-effective solution. Option Care’s provision of infusion pharmacy services in the patient’s home or at one of its local ambulatory infusion centers offers a lower cost alternative to providing these therapies in a hospital setting. This provides payors with a cost-effective alternative to direct billing of biotech pharmaceuticals by physicians. Option Care also provides payors with utilization and outcome data to evaluate therapy effectiveness.

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Physicians.   Option Care provides physicians with time-intensive patient clinical support by providing care management related to their patients’ pharmacy needs and improving compliance with therapy protocols. Option Care eliminates the need for physicians to carry inventories of high cost prescriptions by distributing the medications directly to patients’ homes. Option Care either bills the payor directly or assists the patient in the submission of claims to the payor.

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Pharmaceutical Manufacturers.   Option Care collaborates with pharmaceutical manufacturers to provide a broad distribution channel for their existing pharmaceuticals and their new product launches. Option Care implements patient monitoring programs that encourage compliance with the prescribed therapy. Option Care also provides valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products.

Quality
Quality is at the core of Option Care’s mission as it strives to deliver quality healthcare, leading to favorable outcomes and more cost-effective care. Option Care offers comprehensive services that align with specific healthcare provider needs and have demonstrated success in improving outcomes across a broad range of therapies through improved clinical-reported patient adherence rates and decreased rates of un-planned hospital re-admissions.
Option Care’s commitment to continuous quality improvement to provide optimal outcomes for its patients is evidenced by its national accreditations, including accreditations from Accreditation Commission for Health Care (“ACHC”), Pharmacy Compounding Accreditation Board (“PCAB”), American Society of Health-System Pharmacists (“ASHP”) and Utilization Review Accreditation Commission (“URAC”).

ACHC accreditation is awarded to healthcare organizations that meet regulatory requirements and accreditation standards, and PCAB accreditation offers the most comprehensive compliance solution in the industry based on more than 40 sterile compounding standards in the USP 797.
Services
Option Care is one of the largest providers of home and alternate site infusion services. Option Care’s services are most typically provided in the patient’s home, but may also be provided at clinics, the physician’s office or at one of its ambulatory infusion suites. Option Care provides a broad therapy portfolio through its network of 76 full service pharmacies and 90 ambulatory infusion suites and services. Option Care’s home infusion services include medication and supplies for administration and use at home or within one of its ambulatory infusion centers, consultation and education regarding the patient’s condition and the prescribed medication nursing support, clinical monitoring and assistance in monitoring potential side effects, and assistance in obtaining reimbursement. Option Care administers a wide variety of therapies and services, including the following:
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Specialized Therapies Home Infusion.   Option Care manages complex medical conditions with a high level of detail and commitment. Specialized Therapies Home Infusion Plus is an innovative suite of services designed to manage all aspects of care for emerging therapies. Option Care’s customized protocol development maximizes clinical benefit, and its national presence allows wider access to patients who need treatment. Option Care’s Specialized Therapies Home Infusion Plus treats chronic medical conditions, including autoimmune inflammatory disorders, short bowel syndrome, amyotrophic lateral sclerosis, and Duchenne muscular dystrophy.

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Immunoglobulin Home Infusion.   Option Care offers industry-leading expertise, access, and support in immunoglobulin (“IG”) infusion therapy designed to treat immune deficiencies. Immune deficiencies are disorders that reduce the patient’s ability to identify and destroy substances that do not belong in the human body and are characterized by reduced levels of antibodies. Intravenous IG infusions are concentrated antibodies that have been purified from large numbers of human blood donors. Each year, Option Care provides more than 80,000 IG home infusions across the country. Option Care is contracted with more than 800 health plans and has a greater than 96% success rate in overturning benefit denials.

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Anti-Infectives Home Infusion.   Option Care provides comprehensive home infusion services to combat serious infections in patients of all ages. Option Care’s anti-infective therapy and services help avoid hospitalizations for many infections that can be safely treated at home.

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Nutrition Support Home Infusion.   Option Care delivers comprehensive nutrition support across pediatric, adult, and geriatric patients. Option Care’s expert team provides home parenteral nutrition and enteral nutrition support for numerous acute and chronic conditions negatively affecting nutritional status, such as stroke, cancer, and gastrointestinal diseases.

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Bleeding Disorders Home Infusion.   As a leading provider of home infusion therapy for hemophilia and von Willebrand disease, Option Care streamlines the administrative burdens associated with infusion therapies for bleeding disorders. Option Care works with medical specialists across the country to offer access to all approved factor products, a full range of therapies, and dedicated support services. Hemophilia is one of the most costly diseases to treat. The treatment goal is to raise the level of the deficient clotting factor and maintain it to stop the bleeding. Treatments include infusion of the clotting factor products and other biologic prescription drugs. The length of treatment depends on the severity of the bleeding episode, and the need for treatment continues throughout the life of the patient.

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Other.   Option Care offers a range of other infusion therapies to treat a variety of conditions, including heart failure, pain management, chemotherapy and respiratory medication.

Option Care also provides nursing services to support the above therapies, comprised of its nursing team of approximately 1,000 employees, and through its network of sub-contracted nursing agencies.

Sales and Marketing
Option Care’s sales and marketing efforts focus on three primary objectives: (1) building new relationships and expanding existing contracts with managed care organizations; (2) establishing, maintaining and strengthening relationships with local and regional patient referral sources; and (3) maintaining existing and developing new relationships with pharmaceutical manufacturers to gain distribution access as they release new products.
Option Care’s regional sales directors focus primarily on establishing and expanding Option Care’s contracts with managed care organizations, while its local account managers and care transition specialists focus on pull-through from these contracts by developing and maintaining relationships with local and regional referral sources, such as physicians, hospital discharge planners and case managers. In addition, Option Care has a sales force focused on maintaining and expanding its relationships with drug manufacturers to establish its position as a participating provider when they release new products. Physicians, medical groups, hospital discharge planners, case managers employed by Health Maintenance Organizations (“HMOs”), Preferred Provider Organizations (“PPOs”) or other managed care organizations, insurance companies and home care agencies, refer most new patients to Option Care. Option Care’s sales force is responsible for establishing and maintaining these referral relationships. Option Care’s sales structure allows it to take advantage of its national managed care relationships to provide sales and contract pull-through by Option Care’s local field-based sales personnel. Additionally, Option Care’s contracts with national managed care organizations provide Option Care’s local sales personnel with more flexibility and leverage for sales in local markets. This cross-utility enables Option Care to market its services to numerous sources of patient referrals, including physicians, hospital discharge planners, hospital personnel, HMOs and PPOs.
Competition
Option Care competes in the large and highly fragmented home infusion market for contracts with managed care organizations and other third party payors to receive referrals from physicians, case managers and hospital discharge planners. Competition in the home infusion market is based on quality of care, clinical outcomes, pricing and cost of service, and reputation, and reliability of service. Its competitors within the home infusion market include BioScrip, Inc., Coram CVS/specialty infusion services (a division of CVS Health), Accredo Health Group, Inc. (a unit of Cigna), Briova (a subsidiary of OptumRx, which is a unit of the United Healthcare Insurance Company) and various regional and local providers. However, Option Care believes that its reputation for providing quality services, the strength of its growing national presence and its ability to effectively market its services at national, regional and local levels places it in a strong position against existing and potential competitors.
Intellectual Property
Option Care owns a variety of trademarks, licenses, and service marks, including but not limited to: “Option Care”, “Critical Care Systems”, “Factor Ape”, “Partnerpoint Clinical Management”, “Clinical Specialties”, as well as several others.
Suppliers
Option Care purchases pharmaceuticals and medical supplies through pharmaceutical manufacturers, distributors and group purchasing organizations. Through the coverage and clinical expertise of its 76 full service pharmacies, Option Care provides pharmaceutical manufacturers with a broad distribution channel for its existing pharmaceutical products. Many of the pharmaceuticals that Option Care purchases are available from multiple sources and are available in sufficient quantities to meet its needs and the needs of its patients. However, some drugs are only available through the manufacturer and may be subject to limits on distribution. In such cases, it is important Option Care establishes and maintains good working relations with the manufacturer to secure sufficient supply to meet its patients’ needs. Additionally, certain drugs may become subject to supply shortages. Such shortages can result in cost increases or hamper Option Care’s ability to obtain sufficient quantities to meet the needs of its patients. Option Care actively manages its relationships with direct manufacturers and distributors to ensure consistent supply and cost-effective procurement. These relationships provide Option Care the opportunity to become a selected partner in the launch of their new products. Option Care may receive fees, which it records as other revenue, from certain biotech manufacturers for providing them with clinical outcomes data. Option Care’s continued growth will be dependent on maintaining its existing relationships with manufacturers and establishing new relationships with additional manufacturers as Option Care launches new specialty products.
For the year ended December 31, 2018, approximately 66% of Option Care’s pharmaceutical and medical supply purchases are from two vendors. Although there are a limited number of suppliers, Option Care believes that other vendors could provide similar products on comparable terms. However, a change in suppliers could cause delays in service delivery and possible losses in revenue, which could adversely affect Option Care’s financial condition or operating results.
Through the purchasing power of its national platform, Option Care is able to negotiate favorable terms and economics, including volume purchase rebates and vendor administration fees. Such fees are recorded as reductions to cost of revenue when the pharmaceuticals are delivered to the patient.
Billing & Significant Payors
Option Care generates most of its revenue from contracts with third party payors, including managed care organizations, insurance companies, self-insured employers, Medicare, and Medicaid programs. Where permissible, Option Care bills patients for any amounts not reimbursed by third party payors. The majority of Option Care’s infusion pharmacy revenue consists of reimbursement for both the cost of the pharmaceuticals sold and the cost of services provided. Pharmaceuticals are typically reimbursed on a percentage discount from the published average wholesale price (“AWP”) of each drug or on a percentage premium to average sales price (“ASP”). Nursing services are typically billed separately, while other patient support services, such as pharmacy compounding service, delivery service and ancillary medical supplies are reimbursed either separately or on a per diem basis, where applicable.
Option Care’s largest managed care contract is with United Health Care, which represented approximately 17% of its revenue for the year ended December 31, 2018. No other single managed care payor represented more than 10% of its revenue. Option Care also provides services that are reimbursable through government healthcare programs such as Medicare and state Medicaid programs. For the year ended December 31, 2018, approximately 12% of Option Care’s revenue was reimbursable through governmental programs, such as Medicare and Medicaid.
Governmental Regulation
The home infusion industry is subject to extensive regulation by a number of federal, state and local governmental entities. The industry is also subject to frequent regulatory change. Laws and regulations in the healthcare industry are complex and, in many instances, the industry does not benefit from significant regulatory or judicial interpretation that would clarify how these laws and regulations should be applied. Moreover, Option Care’s business is also impacted by certain laws and regulations that are applicable to its managed care and other clients. If Option Care fails to comply with the laws and regulations directly applicable to its business, Option Care could suffer civil and/or criminal penalties, and Option Care could be excluded from participating in Medicare, Medicaid and other federal and state healthcare programs, which would have an adverse impact on its business.
Professional Licensure
Nurses, pharmacists and certain other healthcare professionals employed by Option Care are required to be individually licensed or certified under applicable state law. Option Care performs criminal and other background checks on employees and takes steps to ensure that its employees possess all necessary licenses and certifications, and Option Care believes that its employees comply in all material respects with applicable licensure laws.
Pharmacy Licensing and Registration
State laws require that each of its pharmacy locations be licensed as an in-state pharmacy to dispense pharmaceuticals in that state. Certain states also require that its pharmacy locations be licensed as an out-of-state pharmacy if Option Care delivers prescription pharmaceuticals into those states from locations outside of the state. Option Care believes that it materially complies with all applicable state licensing laws. If Option Care is unable to maintain its licenses or if states place burdensome regulations on non-resident pharmacies, its ability to operate in some states would be limited, which could have an adverse impact on its business. Laws enforced by the Drug Enforcement Administration (“DEA”), as well as some similar state agencies, require its pharmacy locations to individually register in order to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where Option Care dispenses controlled substances. Federal and state laws also require that Option Care follow specific labeling, reporting and record-keeping requirements for controlled substances. Option Care maintains federal and state controlled substance registrations for each of its facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.
Many states in which Option Care operates also require home infusion companies to be licensed as home health agencies. Option Care believes it is in compliance with these laws, as applicable.
Matters Affecting Drug Prices
Pricing benchmarks in the pharmacy industry are periodically published by third parties such as First DataBank, Medi-Span, RJ Health, and CMS, and the benchmark reimbursement varies by payor contract. The most commonly used benchmarks are AWP and ASP. AWP is based on self-reported prices charged by wholesalers and manufacturers. Reimbursement is generally AWP minus a percentage and may include a per diem fee or a fixed dispensing fee. ASP is based on actual sales transactions reported by wholesalers, and is generally lower than AWP. Reimbursement is generally ASP plus a percentage. Option Care may also receive a fixed dispensing fee or a per diem fee for each day a patient is on service. Changes to these pricing benchmarks may have a significant impact on the profitability of Option Care’s business.
Privacy and Security Requirements
HIPAA as amended by the HITECH, and its implementing regulations regulate the use, disclosure, confidentiality, availability and integrity of individually identifiable health information, known as “protected health information,” and provide for a number of individual rights with respect to such information. The federal privacy regulations (the “Privacy Regulations”) are designed to protect health-related information that could be used to identify an individual, also known as protected health information.
The requirements imposed by HIPAA are extensive, and Option Care has taken and intends to continue to take steps to ensure its policies and procedures are in compliance with the applicable provisions.
Regulations
Food, Drug and Cosmetic Act.   Certain provisions of the FDCA govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. Option Care believes it complies with all applicable requirements. The FDCA also governs interstate commerce for pharmaceutical products. Option Care cannot predict the impact of any proposed FDCA regulations on its ability to ship drugs to different states from its pharmacies.
The DQSA amended the FDCA to grant the FDA authority to regulate the manufacturing of compounded pharmaceutical drugs. Option Care complies with the PCAB and Accreditation Standards for Sterile and Non-Sterile Pharmacy Compounding, and aggressively pursue accreditation from quality associations. Option Care believes it complies in all material respects with all applicable requirements of a non-outsourcing-facility pharmacy.
The FDA also regulates certain medical devices, such as infusion pumps Option Care uses to provide its services. In recent years, the FDA has increased its oversight of infusion pumps, resulting in additional requirements around patient education and adverse event reporting. Option Care believes it complies in all material respects with all applicable requirements and that its employees have the level of proficiency required to use these devices and provide training to its patients.

Anti-Kickback Statute.   The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other government healthcare programs. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. A number of states also have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Violations can lead to significant criminal or civil penalties, including imprisonment. The OIG of the HHS has published clarifying regulations that identify a limited number of safe harbors from criminal enforcement or civil administrative actions. Option Care attempts to structure its business relationships to comply with these statutes and to satisfy an applicable safe harbor where applicable. However, in situations where a business relationship does not fully satisfy the elements of a safe harbor, or where no safe harbor exists, Option Care attempts to satisfy as many elements of an applicable safe harbor as possible.
False Claims Act.   Option Care is subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal healthcare program that is false or fraudulent. The standard for “knowing and willful” may include conduct that amounts to a reckless disregard for the accuracy of information presented to payors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government’s behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of  $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. A number of states, including states in which Option Care operates, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. Option Care believes that it has procedures in place to ensure the accuracy of its claims.
Ethics in Patient Referrals Law (Stark Law)
The Stark Law exempts certain business relationships that meet its exception requirements. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for certain Designated Health Services (“DHS”) that does not fall within an exception is strictly prohibited by the Stark Law. In addition to the Stark Law, many of the states in which Option Care operates have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which Option Care has a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. Option Care attempts to structure all of its business relationships with physicians to comply with the Stark Law and any applicable state self-referral laws.
The federal Stark Law generally prohibits a physician from making referrals for certain DHS, reimbursable by Medicare or Medicaid, to entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. A financial relationship is generally defined as an ownership, investment or compensation relationship. DHS include outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for civil monetary penalties, and additional fines may be imposed for failure to comply with reporting requirements regarding an entity’s ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.
Legal Proceedings
Option Care is, from time to time, subject to litigation in the ordinary course of its business, but is not currently a party to any material legal proceedings.

Employees
As of December 31, 2018, Option Care employed 3,869 persons on a full-time basis and 615 persons on a part-time basis. The majority of its part-time employees are clinicians due to the nature and timing of the services Option Care provides.
Available Information
Option Care’s corporate headquarters is located at 3000 Lakeside Drive, Suite 300N, Bannockburn, IL 60015. Option Care maintains a website at http://www.optioncare.com. The information provided on its website is not a part of this Proxy Statement and, therefore, is not incorporated by reference. Due to the current private nature of its business, financial information is not available on its website.

OPTION CARE MANAGEMENT’S DISCUSSION AND ANALYSIS
The following discussion and analysis of the financial condition and results of operations of Option Care should be read in conjunction with “Selected Historical Consolidated Financial Data of Option Care.,” “Unaudited Pro Forma Condensed Combined Financial Information,” and HC II’s audited consolidated financial statements and related notes, each included elsewhere in this Proxy Statement. HC II’s actual results may not be indicative of future performance. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties, including those described in the “Risk Factors — Risks Relating to Option Care’s Business” section of this Proxy Statement beginning on page 21. HC II’s actual results may differ materially from those contained in any forward-looking statements.
Business Overview
Option Care is a leading national provider of home and alternate site infusion services through its national network of 76 locations in 42 states. Option Care draws on nearly 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care’s signature infusion services include the clinical management of infusion therapy, nursing support and care coordination. Option Care’s multidisciplinary team of more than 1,800 clinicians — including pharmacists, pharmacy technicians, nurses and dietitians — are able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic conditions. Option Care is a wholly-owned group of operating subsidiaries of HC II.
HC II was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC I. On April 7, 2015, HC I and HC II collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries, and the business was rebranded as Option Care.
Option Care contracts with managed care organizations, third-party payers, hospitals, physicians, and other referral sources to administer pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or alternate settings. Option Care provides home infusion services consisting of anti-infectives, nutrition support, bleeding disorder therapies, immunoglobulin therapy, and other therapies for chronic and acute conditions. Among those therapies, Option Care has recently seen the most growth in therapies for chronic conditions, and, through its relationships with drug manufacturers, has been granted exclusive or limited access to administer these therapies in the home and alternate site markets. As Option Care’s chronic therapies become a larger portion of its overall revenue, Option Care tends to experience a mix shift impact downward in its overall gross margin.
Simplifying, Standardizing and Optimizing Operations
Option Care has made significant investments in optimizing its operations since being acquired by HCII. Option Care has invested in its technology and pharmacy infrastructure to optimize the scale of its national platform through the following actions:
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Technology Infrastructure.   In November 2016, Option Care began the implementation of a new pharmacy dispensing and billing system to each of its pharmacies and billing centers. Throughout the implementation process, Option Care experienced certain billing and collection disruptions, which affected the results of its operations. Option Care completed the deployment in August 2018;

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Pharmacy Infrastructure.   Option Care has invested in the quality of its pharmacy infrastructure — pursuing accreditations from industry quality organizations, including ACHC, PCAB, ASHP and URAC.

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Facility Footprint.   Option Care rationalized its national footprint to drive efficiencies and cost savings. With the deployment of regional compounding centers and technology, Option Care has been able to streamline pharmacy and revenue cycle operations and drive significant costs savings. Additionally, Option Care made strategic investments in acquisitions to expand its footprint to capture additional market share.

Changes to Medicare Reimbursement
In recent years, legislative changes have resulted in reductions in reimbursement under government healthcare programs. In December 2016, the Cures Act legislation was signed into law, which included a decrease to drug pricing for Medicare Part B Durable Medical Equipment infusion drugs administered in an alternate site setting effective January 1, 2017. The original legislation did not provide for reimbursement for the service component until 2021. Center for Medicare and Medicaid Services issued a final rule in October 2018 implementing a temporary transition benefit for Medicare Part B home infusion services, which will continue from January 1, 2019 until January 1, 2021. This temporary transition benefit defines professional services as only including nursing, and not pharmacy, care planning, care coordination, or monitoring, and only pays for an infusion day when the nurse is in the home, which continues to have a negative financial impact on Option Care’s business.
Acquisitions
Option Care has made strategic acquisitions to expand both its national footprint as well as its service line offering. These acquisitions are comprised of the following:
In September 2018, Option Care completed the acquisition of 100% of the outstanding shares of Home I.V. Specialists, Inc. (“Home IV”), for a purchase price of  $11.6 million, net of cash acquired. The total consideration was comprised of cash paid of  $9.8 million and a contingent payment of  $1.8 million payable one year after the acquisition date. The Home IV acquisition expands Option Care’s presence in Arkansas with its three pharmacy locations.
In August 2018, Option Care completed the acquisition of certain assets of Baptist Health (“Baptist”) in Little Rock, Arkansas, for a purchase price of  $1.0 million.
In October 2016, Option Care completed the acquisition of 100% of the outstanding shares of Healthy Connections Homecare Services, Inc. (“HCHS”), for a purchase price of  $5.2 million, net of cash acquired. Option Care paid a contingent payment of  $1.0 million during the year ended December 31, 2017.
Composition of Results of Operations
Key components of Option Care’s results of operations are as follows:
Net Revenue
Infusion and related health care services revenue is reported at the estimated net realizable amounts from third-party payors and patients for goods sold and services rendered. When pharmaceuticals are provided to a patient, revenue is recognized upon delivery of the goods. When nursing services are provided, revenue is recognized when the services are rendered.
Due to the nature of the health care industry and the reimbursement environment in which Option Care operates, certain estimates are required to record revenue and accounts receivable at their net realizable values at the time goods or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
Cost of Revenue
Cost of Revenue.   Cost of revenue consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. In addition to product costs, cost of revenue includes warehousing costs, purchasing costs, depreciation expense relating to revenue-generating assets, such as infusion pumps, shipping and handling costs, and wages and related costs for the pharmacists, nurses, and all other employees and contracted workers directly involved in providing service to the patient.
Option Care receives volume-based rebates and prompt payment discounts from some of its pharmaceutical and medical supplies vendors. These payments are recorded as a reduction of inventory and accounted for as a reduction of cost of revenue when the related inventory is sold.

Operating Costs and Expenses
Selling, General and Administrative Expenses.   Selling, general and administrative expenses consist principally of salaries for administrative employees that directly and indirectly support the operations, occupancy costs, marketing expenditures, insurance, and professional fees. This also includes management fees paid to Option Care’s owners in consideration for management services provided to Option Care and director fees paid to its independent Board Members.
Depreciation and Amortization Expense.   Depreciation within this caption includes infrastructure items such as computer hardware and software, office equipment and leasehold improvements. Depreciation of revenue-generating assets, such as infusion pumps, is included in cost of revenue.
Other Income (Expense)
Interest Expense.   Interest expense consists principally of interest payments on Option Care’s outstanding borrowings under the Revolving Credit and Term Loans, as well as the amortization of discount and deferred financing fees. Refer to “Liquidity and Capital Resources” section below for further discussion of these outstanding borrowings.
Equity in Earnings of Joint Ventures.   Equity in earnings of joint ventures consists of its proportionate share of equity earnings or losses from equity investments in two infusion joint ventures with health systems.
Other, Net.   Other income (expense) primarily includes third-party fees paid in conjunction with its 2018 debt repricing.
Income Tax (Benefit) Expense.   Option Care is subject to taxation in the United States and various states. Option Care’s income tax (benefit) expense is reflective of the current federal tax rates.
Change in unrealized gains on cash flow hedges, net of income taxes.   Change in unrealized gains on cash flow hedges, net of income taxes, consists of the gains and losses associated with the changes in the fair value of hedging instruments related to the interest rate caps, net of income taxes.

Results of Operations
The following table presents Option Care’s consolidated results of operations for the years ended December 31, 2018, 2017 and 2016 and the three months ended March 31, 2019 and 2018:
	Years ended December 31,						Three months ended March 31,
	2018 (audited)		2017 (audited)		2016 (audited)		2019 (unaudited)		2018 (unaudited)
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
	(in thousands, except for percentages)
Net Revenue	$2,001,132	100%	$1,828,046	100%	$1,711,438	100%	$493,010	100%	$474,928	100%
Cost of revenue	1,517,576	75.8%	1,382,047	75.6%	1,262,131	73.7%	378,298	76.7%	358,947	75.6%
Gross profit	483,556	24.2%	445,999	24.4%	449,307	26.3%	114,712	23.3%	115,981	24.4%
Operating costs and expenses:
Selling, general and administrative expenses	345,884	17.3%	338,456	18.5%	328,928	19.2%	82,787	16.8%	89,526	18.9%
Provision for doubtful accounts	61,341	3.1%	45,602	2.5%	38,528	2.3%	16,518	3.4%	14,285	3.0%
Depreciation and amortization expense	38,062	1.9%	34,662	1.9%	29,403	1.7%	9,969	2.0%	9,105	1.9%
Total operating expenses	445,287	22.3%	418,720	22.9%	396,859	23.2%	109,274	22.2%	112,916	23.8%
Operating income	38,269	1.9%	27,279	1.5%	52,448	3.1%	5,438	1.1%	3,065	0.6%
Other income (expense):
Interest expense	(45,824)	(2.3)%	(44,307)	(2.4)%	(43,388)	(2.5)%	(11,045)	-2.2%	(11,281)	-2.4%
Equity in earnings of joint ventures	1,020	0.1%	2,186	0.1%	1,700	0.1%	549	0.1%	144	0.0%
Other, net	(2,233)	(0.1)%	135	(0.0)%	152	(0.0)%	(76)	0.0%	(79)	0.0%
Total other expense	(47,037)	(2.4)%	(41,986)	(2.3)%	(41,536)	(2.4)%	(10,572)	-2.1%	(11,216)	-2.4%
(Loss) income before income taxes	(8,768)	(0.4)%	(14,707)	(0.8)%	10,912	0.6%	(5,134)	-1.0%	(8,151)	-1.7%
Income tax (benefit) expense	(2,653)	(0.1)%	(18,585)	(1.0)%	7,002	0.4%	(1,422)	-0.3%	(1,300)	-0.3%
Net (loss) income	$(6,115)	(0.3)%	$3,878	0.2%	$3,910	0.2%	(3,712)	-0.8%	(6,851)	-1.4%
Other comprehensive income, net of tax:
Changes in unrealized gains on cash flow hedges, net of income taxes	774	0.0%	58	0.0%	—	—	(505)	-0.1%	1,030	0.2%
Other comprehensive income	774	0.0%	58	0.0%	—	—	(505)	-0.1%	1,030	0.2%
Net comprehensive (loss) income	$(5,341)	(0.3)%	$3,936	0.2%	$3,910	0.2%	$(4,217)	-0.9%	$(5,821)	-1.2%

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
The following tables present selected consolidated comparative results of operations from Option Care’s unaudited condensed consolidated financial statements for the three month periods ended March 31, 2019 and March 31, 2018:
Net Revenue
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Net revenue	$493,010	$18,082	3.8%	$474,928
The 3.8% increase in net revenue was driven by growth in Option Care’s portfolio of therapies to treat chronic conditions such as immune deficiency and autoimmune inflammatory disorders. The launch of a therapy for the treatment of Duchenne muscular dystrophy resulted in a $17.7 million increase in Option Care’s revenue in the first quarter of 2019.
Cost of Revenue
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Cost of revenue	$378,298	$19,351	5.4%	$358,947
Gross profit margin	23.3%			24.4%
The increase in cost of revenue was primarily attributable to an increase in revenue. The decrease in gross margin percentage was driven by the impact of a therapy mix shift related to a number of higher cost pharmaceuticals being introduced into Option Care’s therapy mix to treat chronic conditions.
Operating Costs and Expenses
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Operating costs and expenses:
Selling, general and administrative expenses	$82,787	$(6,739)	(7.5)%	$89,526
Provision for doubtful accounts	16,518	2,233	15.6%	14,285
Depreciation and amortization expense	9,969	864	9.5%	9,105
Total operating expenses	$109,274	$(3,642)	(3.2)%	$112,916
Option Care’s focus on spending controls, particularly related to indirect personnel costs, resulted in a $6.7 million decrease in selling, general and administrative expenses and decrease as a percentage of revenue from 18.9% for the three months ended March 31, 2018 to 16.8% for the three months ended March 31, 2019.
Provision for doubtful accounts increased $2.2 million, due to an increase in sales as well as the aging of the accounts receivable portfolio. The disruption impact of the deployment of a new pharmacy dispensing system from November 2016 through August 2018, as well as the consolidation of revenue cycle centers, continued to impact accounts receivable performance in the first quarter of 2019.
The increase in depreciation and amortization was related to the recent investments made into Option Care’s pharmacy and information technology infrastructure.

Other Income (Expense)
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Other income (expense):
Interest expense	$(11,045)	$236	(2.1)%	$(11,281)
Equity in earnings of joint ventures	549	405	281.3%	144
Other, net	(76)	3	(3.8)%	(79)
Total other expense	$(10,572)	$644	(5.7)%	$(11,216)
The $0.2 million decrease in interest expense was attributable to the change in variable interest rates associated with the outstanding debt, as well as the impact of the June 2018 repricing of the first lien debt.
The increase in equity in earnings of joint ventures was related to topline growth within the equity method investment portfolio.
Income Tax (Benefit)
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Income tax (benefit)	$(1,422)	$122	9.4%	$(1,300)
Income tax benefit increased $0.1 million, or 9.4%, resulting in an effective tax rate of 27.7% for the three months ended March 31, 2019 versus an effective tax rate of 15.9% for the three months ended March 31, 2018. The difference in the effective tax rate is due to changes in non-deductible expenses for the periods presented.
Net (Loss) and Other Comprehensive (Loss), Net of Tax
	Three Months Ended March 31,
	2019 (unaudited)	Variance		2018 (unaudited)
	(in thousands, except for percentages)
Net (loss)	$(3,712)	$3,139	45.8%	$(6,851)
Other comprehensive income (loss), net of tax:
Changes in unrealized (losses) gains on cash flow hedges, net of income taxes	$(505)	$(1,535)	(149.0)%	$1,030
Other comprehensive income (loss)	$(505)	$(1,535)	(149.0)%	$1,030
Net comprehensive (loss)	$(4,217)	$1,604	27.6%	$(5,821)
Net loss decreased $3.1 million. The decrease was primarily driven by revenue growth and the impact of spending controls.
Changes in unrealized (losses) gains on cash flow hedges, net of income taxes, decreased $1.5 million. The decrease in the variable interest rates during 2019 resulted in a corresponding decrease in the fair value of the interest rate cap.
Net comprehensive loss was $4.2 million for the three months ended March 31, 2019, compared to net comprehensive loss of  $5.8 million for the three months ended March 31, 2018, as a result of the improved operating results, partially offset by the impact of the fair value of the interest rate caps.

Twelve Months Ended December 31, 2018 Compared to Twelve Months Ended December 31, 2017
The following tables present selected consolidated comparative results of operations for the twelve-month periods ended December 31, 2018 and 2017:
Net Revenue
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Net revenue	$2,001,132	$173,086	9.5%	$1,828,046
The 9.5% increase in net revenue was driven by growth in Option Care’s nutrition support home infusion therapies and portfolio of therapies to treat chronic conditions such as autoimmune inflammatory disorders, as well as a shift in commercial strategy to better leverage the capabilities of its care transition specialists to capture additional market share. The 2017 launch of additional therapies for the treatment of amyotrophic lateral sclerosis and Duchenne muscular dystrophy resulted in a $138.9 million increase in Option Care’s revenue in 2018. The favorable impact of these items offset the disruption impact from the implementation of a new pharmacy system, which was deployed from November 2016 to August 2018.
Cost of Revenue
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Cost of revenue	$1,517,576	$135,529	9.8%	$1,382,047
Gross profit margin	24.2%			24.4%
The increase in cost of revenue was primarily attributable to the increase in revenue, combined with a number of higher cost pharmaceuticals being introduced into Option Care’s therapy mix, particularly those supporting the new amyotrophic lateral sclerosis and Duchenne muscular dystrophy therapies. This impact of the therapy mix shift on gross profit margin was partially offset by favorable formulary management and procurement contracts, as well as the introduction of generic alternatives. Over the course of the year, Option Care focused on pharmacy efficiency through the utilization of regional compounding facilities and centers of excellence.
Operating Costs and Expenses
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Operating costs and expenses:
Selling, general and administrative expenses	$345,884	$7,428	2.2%	$338,456
Provision for doubtful accounts	61,341	15,739	34.5%	45,602
Depreciation and amortization expense	38,062	3,400	9.8%	34,662
Total operating expenses	$445,287	$26,567	6.3%	$418,720
The $7.4 million increase in selling, general and administrative expenses was associated with the increase in sales volumes, but as a percentage of revenue declined to 17.3% in 2018 from 18.5% in 2017 as topline growth outpaced this incremental increase in operating costs and expenses.
Provision for doubtful accounts increased $15.7 million, primarily due to the disruption impact of the deployment of a new pharmacy dispensing system from November 2016 through August 2018 as well as the consolidation of revenue cycle centers to capitalize on scale efficiencies. Throughout the rollout of the pharmacy system at each of Option Care’s facilities, there were certain billing and collection disruptions that resulted in an increase in the provision for doubtful accounts.

The increase in depreciation and amortization was primarily due to the recent investments made into Option Care’s pharmacy and information technology infrastructure.
Other Income (Expense)
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Other income (expense):
Interest expense	$(45,824)	$(1,517)	3.4%	$(44,307)
Equity in earnings of joint ventures	1,020	(1,166)	(53.3)%	2,186
Other, net	(2,233)	(2,368)	1754.1%	135
Total other expense	$(47,037)	$(5,051)	12.0%	$(41,986)
The $1.5 million increase in interest expense was attributable to the increasing variable interest rates associated with the outstanding debt. To minimize the impact of these increasing rates, Option Care repriced its first lien debt in June 2018 resulting in a lower spread over the underlying interest rate. Additionally, the interest rate cap contracts entered into in 2017 partially mitigated the increase in interest expense.
The increase in other, net was primarily due to costs incurred associated with the repricing of the first lien debt.
Income Tax (Benefit) Expense
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Income tax (benefit) expense	$(2,653)	$15,932	85.7%	$(18,585)
Income tax benefit decreased $15.9 million, or 85.7%. In December 2017, the United States Government enacted the TCJA, which significantly changed U.S. tax law by, among other things, reducing the corporate tax rate from 35% to 21%, effective January 1, 2018. Included in the tax benefit for 2017 is a benefit of  $17.0 million related to the tax rate reduction, resulting in an effective income tax rate of 126.4%. Option Care’s 2018 income tax benefit returned to a normalized run-rate with an effective income tax rate of 30.3%.
Net Income and Other Comprehensive Income, Net of Tax
	Twelve Months Ended December 31,
	2018 (audited)	Variance		2017 (audited)
	(in thousands, except for percentages)
Net (loss) income	$(6,115)	$(9,993)	(257.7)%	$3,878
Other comprehensive income, net of tax:
Changes in unrealized gains on cash flow hedges, net of income taxes	$774	$716	1234.5%	$58
Other comprehensive income	$774	$716	1234.5%	$58
Net comprehensive (loss) income	$(5,341)	$(9,277)	(235.7)%	$3,936
Net (loss) income decreased $10.0 million. The decrease was primarily driven by the run-rate normalization of the impact of the tax reform legislation, which had a favorable impact in 2017.
Changes in unrealized gains on cash flow hedges, net of income taxes, increased $0.7 million. The increase in the variable interest rates during 2018 resulted in a corresponding increase in the fair value of the interest rate cap.

Net comprehensive loss was $5.3 million for the twelve months ended December 31, 2018, compared to net comprehensive income of  $3.9 million for the twelve months ended December 31, 2017, primarily related to the tax reform legislation previously discussed.
Twelve Months Ended December 31, 2017 Compared to Twelve Months Ended December 31, 2016
The following tables present selected consolidated comparative results of operations for the twelve-month period ended December 31, 2017 and 2016:
Net Revenue
	Twelve Months Ended December 31,
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Net revenue	$1,828,046	$116,608	6.8%	$1,711,438
Net revenue increased 6.8% in 2017, attributable to above market growth in the anti-infective therapies as well as within the portfolio of therapies to treat chronic conditions, including autoimmune inflammatory disease, malabsorption disorders and conditions which require enzyme replacement therapy. The introduction of new therapies to treat amyotrophic lateral sclerosis and Duchenne muscular dystrophy resulted in $65.3 million of revenue in 2017. The impact of the Cures Act legislation partially offset these factors, resulting in an approximate $26.0 million decrease in reimbursement for certain inotropic and subcutaneous immunoglobulin therapies in 2017.
Cost of Revenue
	Twelve Months Ended December 31,
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Cost of revenue	$1,382,047	$119,916	9.5%	$1,262,131
Gross profit margin	24.4%			26.3%
The increase in cost of revenue was primarily attributable to the increase in revenue and the impact of the growth of high dollar therapies in the revenue mix.
The decrease in Option Care’s gross profit margin from 26.3% to 24.4% was primarily related to the $26.0 million decrease in reimbursement from the Cures Act legislation, as well as the changing mix impact of its therapy portfolio, as growth in the portfolio of lower margin chronic therapies outpaced higher margin acute therapies. Option Care’s cost-reduction initiatives partially offset this decline in gross profit margin.
Operating Costs and Expenses
	Twelve Months Ended December 31,
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Operating costs and expenses:
Selling, general and administrative expenses	$338,456	$9,528	2.9%	$328,928
Provision for doubtful accounts	45,602	7,074	18.4%	38,528
Depreciation and amortization expense	34,662	5,259	17.9%	29,403
Total operating expenses	$418,720	$21,861	5.5%	$396,859
Selling, general and administrative expenses increased $9.6 million, primarily due to costs associated with the deployment of Option Care’s investment in its pharmacy and information technology infrastructure. As a percentage of revenue, selling, general and administrative expenses declined to 18.4% in 2017 from 19.1% in 2016 as the costs incurred to stand up the company in 2016 resulted in improved spending leverage over the course of the year.

Provision for doubtful accounts increased $7.1 million, primarily due to the disruption impact of the deployment of Option Care’s new pharmacy dispensing system beginning in November 2016 through August 2018 as well as the consolidation of revenue cycle centers to capitalize on the scale efficiencies. Throughout the rollout of the system at each Option Care facility, there were certain billing and collection disruptions that resulted in an increase in the provision for doubtful accounts.
Depreciation and amortization expense increased $5.3 million, primarily due to the investments made into pharmacy and information technology infrastructure.
Other Income (Expense)
	Twelve Months Ended December 31
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Other income (expense)
Interest expense	$(44,307)	$(919)	2.1%	$(43,388)
Equity in earnings of joint ventures	2,186	486	28.6%	1,700
Other, net	135	(17)	(11.2)%	152
Total other expense	$(41,986)	$(450)	1.1%	$(41,536)
Interest expense increased $0.9 million due to the increasing variable interest rates associated with the outstanding debt. In 2017, Option Care invested in interest rate cap contracts on the first $250.0 million notional of the first lien debt to partially hedge the impact of future increasing rates.
Income Tax (Benefit) Expense
	Twelve Months Ended December 31
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Income tax (benefit) expense	$(18,585)	$(25,587)	(365.4)%	$7,002
Income tax benefit was $18.6 million for the twelve months ended December 31, 2017, compared to an income tax expense of  $7.0 million for the twelve months ended December 31, 2016. The increase was primarily due to the tax reform legislation in December 2017 that reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. As a result of this legislation, Option Care recorded a $17.0 million tax benefit in 2017.
Net Income and Other Comprehensive Income, Net of Tax
	Twelve Months Ended December 31
	2017 (audited)	Variance		2016 (audited)
	(in thousands, except for percentages)
Net income	$3,878	$(32)	(0.8)%	$3,910
Other comprehensive income, net of tax:
Changes in unrealized gains on cash flow hedges, net of income taxes	$58	$58	—	—
Other comprehensive income	$58	$58	—	—
Net comprehensive income	$3,936	$26	0.7%	$3,910
Net income remained consistent year over year as the favorable impact of the tax reform legislation offset the impact of the additional bad debt and interest expense.

Changes in unrealized gains on cash flow hedges in 2017 related to the interest rate cap contracts entered into to hedge interest rate increases on the first lien debt. There were no hedges outstanding in 2016.
Accounts Receivable
The following table sets forth Option Care’s accounts receivable as of March 31, 2019, and December 31, 2018, 2017, and 2016 for each year presented:
	March 31, 2019 (unaudited)	December 31, 2018 (audited)	December 31, 2017 (audited)	December 31, 2016 (audited)
	(in thousands, except for percentages)
Accounts receivable	$373,239	$370,530	$329,115	$284,884
Less allowance for doubtful accounts	(63,336)	(60,361)	(42,826)	(32,114)
Accounts receivable, net of allowance for doubtful accounts	$309,903	$310,169	$286,289	$252,770
Allowance for doubtful accounts, as percentage of accounts receivable	17.0%	16.3%	13.0%	11.3%
As of March 31, 2019, accounts receivable, net of allowance for doubtful accounts decreased 0.1% over December 31, 2018, as the accounts receivable reserving requirements increased more than gross accounts receivable, primarily due to the age of the accounts receivable portfolio.
As of December 31, 2018, accounts receivable, net of allowance for doubtful accounts increased 8.3% over 2017, primarily due to the revenue growth in 2018 as well as the disruption caused by the deployment of the new pharmacy dispensing system over the course of the year. The disruption resulted in a more aged accounts receivable portfolio, which resulted in higher reserving requirements of 16.3% for an allowance for doubtful accounts percentage.
As of December 31, 2017, accounts receivable, net of allowance for doubtful accounts increased 13.2% over 2016, primarily due to increased business volumes. Additionally, over this period of time, Option Care began an aggressive consolidation effort surrounding its billing centers, which resulted in a temporary slowing of cash collections.
Option Care’s accounts receivable is reported at net realizable value and net of contractual adjustments and allowances for doubtful accounts. The majority of accounts receivable are due from private insurance carriers and government health care programs, such as Medicare or Medicaid. As of March 31, 2019, December 31, 2018, December 31, 2017 and December 31, 2016, respectively, approximately 12%, 13%, 15% and 15% of accounts receivable was related to governmental programs, such as Medicare and Medicaid. Generally, billings are based on usual and customary charges for goods and services provided. Revenue is then contractually adjusted down to the anticipated collectable amount based on an assessment of the terms of the applicable managed care contract, fee schedule or other arrangement with the payer. In situations where the final amount collected is different than the initial estimate, Option Care records the difference as either a pricing adjustment to revenue (“contractual adjustment”) or as an uncollectible account to bad debt expense. These net realizable value adjustments are calculated and recorded as an adjustment to accounts receivable.
Liquidity and Capital Resources
For the three months ended March 31, 2019 and the twelve months ended December 31, 2018, Option Care’s primary sources of liquidity were cash and cash equivalents from operations totaling $9.1 million and $24.4 million, respectively, as well as borrowings under its Existing Term Loans and Existing Revolving Credit Facility, described further below. During three months ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016, Option Care’s positive cash flows from operations have enabled it to invest in its pharmacy and information technology infrastructure to support growth and create additional capacity in the future.

Option Care’s primary uses of cash include supporting the ongoing business activities of the company and investment in its infrastructure to support additional business volumes. Ongoing operating cash outflows are associated with procuring and dispensing prescription drugs, personnel and other costs associated with servicing patients, and cash interest on the outstanding debt. Ongoing investing cash flows are primarily associated with capital projects related to the improvement and maintenance of its pharmacy facilities, investment in its information technology systems, and business acquisitions. Ongoing financing cash flows are primarily associated with the quarterly principal payments on its outstanding debt.
Option Care’s business strategy includes the selective acquisition of additional infusion pharmacies and other related healthcare businesses. Option Care continues to evaluate acquisition opportunities and view acquisitions as a key part of its growth strategy. Option Care historically has funded its acquisitions with cash. Option Care may require additional capital in excess of current availability in order to complete future acquisitions. It is impossible to predict the amount of capital that may be required for acquisitions, and there is no assurance that sufficient financing for these activities will be available on acceptable terms.
Short-Term and Long-Term Liquidity Requirements
Option Care’s ability to make principal and interest payments on any borrowings under its Existing Term Loans and Existing Revolving Credit Facility and its ability to fund planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other conditions. Based on its current level of operations and planned capital expenditures, Option Care believes that its existing cash balances and expected cash flows generated from operations will be sufficient to meet its operating requirements for at least the next 12 months. Option Care may require additional borrowings under its Existing Term Loans or Existing Revolving Credit Facility and alternative forms of financings or investments to achieve its longer-term strategic plans. Borrowings under the Existing Revolving Credit Facility and the Existing First Lien Term Loan, as defined below, will mature on April 7, 2020 and April 7, 2022, respectively. The Existing Second Lien Term Loan, as defined below, will mature on April 7, 2023, unless first refinanced in connection with the closing of the Mergers.
Credit Facilities
During 2015, Option Care entered into two credit arrangements administered by Bank of America, N.A. and one with U.S. Bank. The agreements provide for up to $645.0 million in senior secured credit facilities through a $80.0 million revolving credit facility (the “Existing Revolving Credit Facility”) and a $415.0 million first lien term loan (the “Existing First Lien Term Loan”), and a $150.0 million second lien term loan (the “Existing Second Lien Term Loan”, and together with the Existing First Lien Term Loan, the “Existing Term Loans”). Amounts borrowed under the credit agreements are secured by substantially all of its assets, and are guaranteed by HC II. These credit facilities were entered into as a source of funding for the April 2015 acquisition of Option Care by HCII and the anticipated source of funds to repay these credit facilities is through the operations of the business.
In June 2018, Option Care repriced the Existing First Lien Term Loan to tighten the spread over the underlying interest rate. There were no other changes to the payment or maturity terms of the first lien term loan. At the time of the amendment, the balance of the debt was $402.4 million, net of  $1.2 million of unamortized original issuance discount and $6.6 million of deferred financing costs. Option Care assessed whether the amendment resulted in an insubstantial modification or an extinguishment of the existing debt for each loan in the syndication. Based on this analysis, Option Care determined that $1.0 million of the outstanding debt was extinguished and re-issued.
The Existing Revolving Credit Facility and the Existing First Lien Term Loan mature on April 7, 2020 and April 7, 2022, respectively. The Existing Revolving Credit Facility bears interest at a per annum rate that is determined by its periodic selection of rate type, either the Base Rate or the Eurocurrency Rate. The Base Rate is defined as the highest of  (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced by Bank of America as its “prime rate” and with respect to term loans only, or (c) the Eurocurrency Rate plus 1.00%. The Eurocurrency Rate is defined as the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate. Interest is charged on Base Rate loans at the Base Rate plus 3.75% to 4.00%. Interest is charged on Eurocurrency

Rate loans at the Eurocurrency Rate plus 4.75% to 5.00%. The Existing Revolving Credit Facility contains commitment fees payable on the unused portion of the revolver ranging from 0.375% to 0.500% and letter of credit fees ranging from 4.75% to 5.00%, depending on various factors including its leverage ratio, type of loan and rate type. Option Care has no borrowings outstanding under the Existing Revolving Credit Facility at March 31, 2019 or December 31, 2018. Option Care has $5.5 million of undrawn letters of credit issued and outstanding, resulting in a net borrowing availability under the Existing Revolving Credit Facility of  $74.5 million as of March 31, 2019 and December 31, 2018.
The principal balance of the Existing First Lien Term Loan is repayable in quarterly installments of $1,038 plus interest, with a final payment of all remaining outstanding principal due on April 7, 2022. Interest on the Existing First Lien Term Loan is charged on Base Rate loans at Base Rate, as defined, plus 2.75% as of December 31, 2018 and plus 3.75% to 4.00%, depending on its leverage ratio as of December 31, 2017 and 2016. Interest is charged on Eurocurrency Rate loans at the greater of 1.00% or the Eurocurrency Rate, as defined, plus 3.75% as of December 31, 2018, and plus 4.75% to 5.00%, depending on its leverage ratio as of December 31, 2017 and 2016. The interest rate on the Existing First Lien Term Loan was 6.1% as of December 31, 2018. The weighted average interest rate paid was 6.3% for the three months ended March 31, 2019 and the twelve months ended December 31, 2018.
The principal balance of the Existing Second Lien Term Loan is repayable in its entirety at maturity on April 7, 2023. Interest on the Existing Second Lien Term Loan is payable quarterly and is at the greater of 1.00% or LIBOR, plus 8.50% to 8.75%, depending on its leverage ratio. The interest rate on the Existing Second Lien Term Loan was 11.15% as of December 31, 2018. The weighted average interest rate paid was 11.6% and 10.80% for the three months ended March 31, 2019 and the twelve months ended December 31, 2018, respectively.
Option Care incurred an original issuance discount in conjunction with entering into the Existing First Lien Term Loan of  $2.1 million, and also incurred an aggregate of  $21.1 million in debt issuance costs to obtain the two credit agreements. These costs were recorded as a reduction of the carrying amount of long-term debt and are being amortized over the term of the related debt using the effective interest method for the term loans and the straight-line method for the Existing Revolving Credit Facility. Upon refinancing of the Existing First Lien Term Loan, Option Care incurred $1.4 million of debt issuance costs, which were expensed as incurred. Interest expense related to the original issue discount totaled $0.1 million and $0.3 million, and interest expense related to the debt issuance costs totaled $0.7 million and $2.8 million for the three months ended March 31, 2019 and the twelve months ended December 31, 2018, respectively.
During the year ended December 31, 2017, Option Care entered into interest rate cap contracts that reduce the risk of increased interest payments due to interest rates rising. The contracts hedge offset the risk of rising interest rates through 2020 on the first $250.0 million of the Existing First Lien Term Loan. The interest rate caps perfectly offset the terms of the interest rates associated with the variable interest rate debt. Option Care entered into the interest rate cap contracts for a cost of  $1.9 million, classified as a cash flow hedge. At March 31, 2019, December 31, 2018 and 2017, respectively, the total derivative asset accounted for as hedging instruments was $1.7 million, $2.6 million and $1.9 million, and is recorded as a component of prepaid expenses and other current assets.

Cash Flows
Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018
The following table presents selected data from Option Care’s unaudited condensed consolidated statements of cash flows for the three months ended March 31:
	Three Months Ended March 31,
	2019 (unaudited)	Variance	2018 (unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$9,080	$23,788	$(14,708)
Net cash used in investing activities	(4,731)	1,520	(6,251)
Net cash used in financing activities	(3,038)	(2,000)	(1,038)
Net increase (decrease) in cash and cash equivalents	1,311	23,308	(21,997)
Cash and cash equivalents – beginning of the period	36,391	(16,725)	53,116
Cash and cash equivalents – end of period	$37,702	$6,583	$31,119
Cash Flows from Operating Activities
For the three months ended March 31, 2019, Option Care generated $9.1 million in cash flow from operating activities, a $23.8 million increase over the three months ended March 31, 2018, which reflected a cash outflow of  $14.7 million. The primary drivers of the improvement in operating cash flow included: (i) an improvement in accounts receivable of  $15.6 million as Option Care is recovering from the prior year disruption impact of the new pharmacy dispensing system deployment and billing center consolidation; (ii) an improvement in accounts payable of  $15.1 million related to timing of vendor payments in the ordinary course of business; and (iii) an improvement in prepaid expenses and other current assets of $14.1 million related to a $6.2 million increase in the timing of vendor rebate payments, a $2.3 million increase due to the change in fair value of the interest rate caps, and a $2.3 million increase due to the timing of payments from transactions with our equity method investees. Partially offsetting these improvements was a decline in operating cash flow of  $19.2 million due to an increase in on hand inventory for strategic purchases.
Cash Flows from Investing Activities
For the three months ended March 31, 2019, Option Care used $4.7 million in cash for investing activities as compared to $6.3 million for the three months ended March 31, 2018. The decrease in cash used was attributable to investments in pharmacy and information technology infrastructure nearing completion.
Cash Flows from Financing Activities
For the three months ended March 31, 2019, Option Care used an additional $2.0 million in cash for financing activities related to shareholder’s redemptions.

Twelve Months Ended December 31, 2018 Compared to Twelve Months Ended December 31, 2017
The following table presents selected data from Option Care’s consolidated statements of cash flows for the twelve months ended December 31:
	Twelve Months Ended December 31,
	2018 (audited)	Variance	2017 (audited)
	(in thousands, except for percentages)
Net cash provided by operating activities	$24,428	$(13,443)	$37,871
Net cash used in investing activities	(37,003)	(12,531)	(24,472)
Net cash used in financing activities	(4,150)	1,000	(5,150)
Net (decrease) increase in cash and cash equivalents	(16,725)	(24,974)	8,249
Cash and cash equivalents – beginning of the period	53,116	8,249	44,867
Cash and cash equivalents – end of period	$36,391	$(16,725)	$53,116
Cash Flows from Operating Activities
For the twelve months ended December 31, 2018, Option Care generated $24.4 million in positive cash flow from operating activities. This represented a $13.4 million decrease from the $37.9 million generated for the twelve months ended December 31, 2017. The primary drivers of the decline in cash provided by operating activities included: (i) a reduction in accounts payable and accrued expenses and other current liabilities of  $32.1 million related to timing of vendor payments in the ordinary course of business; and (ii) an increase in prepaid expenses and other current assets of  $17.2 million primarily driven by the timing of vendor rebate payments. Partially offsetting these declines were the following improvements: (i) an improvement in accounts receivable of  $13.0 million as Option Care is recovering from the prior year disruption impact of the new pharmacy dispensing system deployment and billing center consolidation; (ii) an improvement in operating income of  $11.0 million; (iii) a $6.7 million increase in accrued compensation and employee benefits related to the timing of payroll cycles; and (iv) a $6.4 million reduction in inventory.
Cash Flows from Investing Activities
For the twelve months ended December 31, 2018, Option Care used $37.0 million in cash for investing activities. This was attributable to investments in pharmacy and information technology infrastructure as well as the Baptist and Home IV acquisitions.
The increase of  $12.5 million in net cash used in investing activities for the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 is due primarily to the Baptist and Home IV acquisitions.
Cash Flows from Financing Activities
For the twelve months ended December 31, 2018, Option Care used $4.2 million in cash for financing activities. This was related to repayments of long-term debt.
The decrease in net cash used in financing activities of  $1.0 million for the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 was attributable to the payment of contingent consideration from the 2016 HCHS acquisition.

Twelve Months Ended December 31, 2017 Compared To Twelve Months Ended December 31, 2016
The following table presents selected data from Option Care’s consolidated statements of cash flows for the twelve months ended December 31:
	Twelve Months Ended December 31,
	2017 (audited)	Variance	2016 (audited)
	(in thousands, except for percentages)
Net cash provided by operating activities	$37,871	$(48,226)	$86,097
Net cash used in investing activities	(24,472)	17,928	(42,400)
Net cash used in financing activities	(5,150)	14,692	(19,842)
Net increase in cash and cash equivalents	8,249	(15,606)	23,855
Cash and cash equivalents – beginning of the period	44,867	23,855	21,012
Cash and cash equivalents – end of period	$53,116	$8,249	$44,867
Cash Flows from Operating Activities
For the twelve months ended December 31, 2017, Option Care generated $37.9 million in positive cash flow from operating activities, representing a decrease of  $48.2 million from the $86.1 million of cash generated from operations for the twelve months ended December 31, 2016. The primary drivers of this decline in cash provided by operating activities included: (i) an increase in accounts receivable of $28.0 million related to the disruption impact from the implementation of a new pharmacy system and billing center consolidation; (ii) the twelve months ended December 31, 2016 included a $27.8 million cash inflow from the strategic reduction of excess inventory levels, which was not repeated in 2017 as balances were at appropriate levels; and (iii) a $25.2 million decline in operating income primarily driven by the impact of the Cures Act. Partially offsetting these declines was an improvement in prepaid expenses and other current assets of  $26.2 million related to the timing of vendor rebate payments.
Cash Flows from Investing Activities
For the twelve months ended December 31, 2017, Option Care used $24.5 million in cash for investing activities. This was primarily attributable to investments in pharmacy and information technology infrastructure.
The decrease of  $17.9 million in net cash used in investing activities for the twelve months ended December 31, 2017 compared to the twelve months ended December 31, 2016 is due primarily to the investments made in 2016 related to standing up the business following the April 7, 2015 transactions as well as the 2016 acquisition of Healthy Connections.
Cash Flows from Financing Activities
For the twelve months ended December 31, 2017, Option Care used $5.2 million in cash for financing activities. This was primarily attributable to repayments of outstanding debt and the final contingent payment from the 2016 Healthy Connections acquisition.
The decrease in net cash used in financing activities of  $14.7 million for the twelve months ended December 31, 2017 compared to the twelve months ended December 31, 2016 was primarily attributable to the final working capital payment of  $10.3 million from the April 2015 acquisition.

Commitments and Contractual Obligations
The following table presents Option Care’s commitments and contractual obligations as of December 31, 2018, as well as its long-term obligations (in thousands):
	Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt obligations(1)	$551,513	$4,150	$8,300	$539,063	$—
Interest payments on long-term debt obligations(2)	180,075	41,217	81,675	57,183	—
Operating lease obligations	59,463	15,611	21,770	10,997	11,085
Total	$791,051	$60,978	$111,745	$607,243	$11,085

(1)
Includes aggregate principal payment on the Existing Revolving Credit Facility and the Existing Term Loans.

(2)
Interest payments calculated based on LIBOR rate at December 31, 2018. Actual payments are based on changes in LIBOR. Excludes interest rate swap agreements Option Care may enter into in connection with the Existing Revolving Credit Facility and Existing Term Loans.

Other long-term liabilities were excluded from this table, as Option Care is unable to determine the timing of future payments. There were no significant capital expenditure commitments as of December 31, 2018. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding.
Off-Balance Sheet Arrangements
At March 31, 2019 and December 31, 2018, Option Care did not have any off-balance sheet arrangements.
Non-GAAP Measures
The following table reconciles GAAP loss from continuing operations, net of income taxes to Consolidated Adjusted EBITDA. Consolidated Adjusted EBITDA is calculated as net income (loss) from continuing operations, net of income taxes, adjusted for interest expense, unusual losses, income tax benefit (expense), depreciation and amortization expense, and stock-based incentive compensation expense. Consolidated Adjusted EBITDA also excludes management fees and restructuring, acquisition, and integration expenses, including associated non-recurring costs such as employee severance costs, certain legal and professional fees, debt financing fees, and other costs associated with system implementations or closed locations. Consolidated Adjusted EBITDA is a supplemental indicator of recurring cash flow, and is used by Option Care management in strategic planning decisions and the annual budgeting process. Consolidated Adjusted EBITDA is also the primary measure used for the management bonus program and is utilized to calculate debt coverage ratios. Consolidated Adjusted EBITDA is included to provide investors insight into how management and other external stakeholders assess the performance of Option Care.

Non-GAAP financial measures have inherent limitations and calculations may differ from similarly titled measures reported by other Companies. Consolidated Adjusted EBITDA should be reviewed in conjunction with the consolidated financial statements prepared and presented in accordance with GAAP, as well as with the detailed reconciliations below:
	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net income (loss)	$(3,712)	$(6,851)
Interest expense, net	11,045	11,281
Income tax (benefit)	(1,422)	(1,300)
Depreciation and amortization expense	10,749	9,872
Accounting principle changes and non-cash charges	1,535	—
Stock-based incentive compensation	584	438
Restructuring, acquisition, integration and other	577	2,712
Consolidated Adjusted EBITDA	$19,356	$16,152
Consolidated Adjusted EBITDA for the three months ended March 31, 2019 was $19.4 million, an increase of  $3.2 million as compared to $16.2 million for the three months ended March 31, 2018, primarily related to revenue growth, combined with continued efficiency from cost reduction efforts.
	Twelve Months Ended December 31,
	2018	2017	2016
	(in thousands)
Net income (loss) from continuing operations	$(6,115)	$3,878	$3,910
Interest expense, net	45,824	44,307	43,388
Income tax (benefit) expense	(2,653)	(18,585)	7,002
Depreciation and amortization expense	41,055	38,062	32,451
Accounting principle changes and non-cash charges	—	—	(5,002)
Stock-based incentive compensation	2,139	1,455	1,234
Loss on extinguishment of debt	72	—	—
Impairment and business interruption losses	2,207	—	—
Management and director fees	2,208	2,167	2,206
Restructuring, acquisition, integration and other	10,358	12,283	12,408
Consolidated Adjusted EBITDA	$95,095	$83,567	$97,597
Consolidated Adjusted EBITDA for the twelve months ended December 31, 2018 was $95.1 million, an increase of  $11.5 million as compared to $83.6 million for the twelve months ended December 31, 2017, primarily related to revenue growth, combined with continued focus on efficiency and consolidation initiatives.
Consolidated Adjusted EBITDA for the twelve months ended December 31, 2017 was $83.6 million, a decrease of  $14.0 million as compared to $97.6 million for the twelve months ended December 31, 2016, primarily attributable to the impact of the Cures Act legislation, which was partially offset by cost-saving initiatives entered into to mitigate the impact.

Critical Accounting Policies and Estimates
Option Care’s consolidated financial statements have been prepared in conformity with GAAP. These principles require management to make certain estimates and assumptions in determining assets, liabilities, revenue, expenses and related disclosures. Actual amounts could differ materially from those estimates. The following is a summary of certain critical accounting policies that may require a higher level of judgment, estimates and complexity.
Revenue Recognition and Accounts Receivable
Infusion and related health care services revenue is reported at the estimated net realizable amounts from third-party payers and patients for goods sold and services rendered. When goods are provided to the patient, revenue is recognized upon delivery of the goods. When services are provided, revenue is recognized when the services are rendered.
Due to the nature of the health care industry and the reimbursement environment in which Option Care operates, certain estimates are required to record revenue and accounts receivable at their net realizable values at the time goods or services are provided. Inherent in these estimates is the risk that Option Care will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
Due to the nature of the health care industry and the reimbursement environment in which Option Care operates, certain estimates are required to record revenue and accounts receivable at their net realizable values at the time goods or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
Option Care’s accounts receivable are reported at net realizable value and are recorded net of contractual adjustments and allowances for doubtful accounts. The majority of its accounts receivable are due from private insurance carriers and government health care programs, such as Medicare or Medicaid. Generally, billings are based on usual and customary charges for goods and services provided. Revenue is then contractually adjusted down to the anticipated collectable amount based on its assessment of the terms of the applicable managed care contract, fee schedule, or other arrangement with the payer.
In situations where the final amount collected is different than the initial estimate, Option Care records the difference as a contractual adjustment or as an uncollectible account to bad debt expense. These net realizable value adjustments are calculated and recorded as an adjustment to accounts receivable through the allowance for doubtful accounts or the allowance for contractual adjustments.
Included in accounts receivable are earned but unbilled gross receivables. Delays ranging from one day up to several weeks between the date of service and billing can occur due to delays in obtaining certain required payer-specific documentation from internal and external sources or due to contractual terms. Earned but unbilled receivables are aged from date of service and are considered in the valuation of historical receivables performance and collectability.
Payments received from payers in excess of the estimated net realizable amounts create accounts receivable credit balances, which are included in amounts due to plan sponsors when such amounts are expected to be refunded to the payers. Credit balance accounts may also result from over estimating contractual discounts due to the complexities of contractual interpretations.
Option Care records an allowance for doubtful accounts based on its historical experience and a detailed assessment of the collectability of its accounts receivable. In estimating the allowance for doubtful accounts, Option Care considers, among other factors, (i) the balance and aging composition of the accounts receivable, (ii) its historical write-offs and recoveries, (iii) the creditworthiness of its payors, and (iv) general economic conditions. In cases where Option Care is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, Option Care records a specific allowance against amounts due from the customer and, thereby, reduces the net recognized receivable to the amount Option Care reasonably believes will be collected. Accounts receivable are written-off as bad debts after all reasonable collection efforts have been exhausted.

Option Care records an allowance for contractual adjustments based on its historical experience of additional revenue being recorded or revenue being written off when amounts received are greater than or less than the originally estimated net realizable value. The detailed assessments include, among other factors, (i) current over/under payments which have not yet been applied to an account, (ii) historical contractual adjustments, and (iii) an estimate for contractual adjustments expected to be realized in the future. Contractual allowance estimates are adjusted to actual amounts as cash is received and claims are settled.
Inventory
Inventory, which consists primarily of pharmaceuticals, is stated at the lower of first-in, first-out cost or net realizable value basis, which Option Care believes is reflective of the physical flow of inventories.
Equity Method Investments
Option Care’s investments in certain unconsolidated entities are accounted for under the equity method. The balance of these investments is included in other noncurrent assets. The investment is increased to reflect its capital contributions and equity in earnings of the investees. The investment is decreased to reflect Option Care’s equity in losses of the investees and for distributions received that are not in excess of the carrying amount of the investments. Its proportionate share of earnings or losses of the investees are recorded in equity in earnings of joint ventures in its consolidated statements of comprehensive income.
Goodwill, Intangible Assets and Property and Equipment
Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Option Care tests goodwill for impairment annually, or more frequently whenever events or circumstances indicate impairment may exist. Goodwill is stated at cost less accumulated impairment losses. Option Care completes its goodwill impairment test annually in the fourth quarter.
Circumstances that could trigger an interim impairment test include: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; a change in reporting units; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit.
A quantitative impairment analysis was performed in the fourth quarter of 2018 and 2017, and Option Care estimated the fair value of its reporting unit using an income approach. The income approach requires Option Care to estimate a number of factors for its reporting unit, including projected future operating results, economic projections, anticipated future cash flows, and discount rates. The fair value determined using the income approach was then compared to marketplace fair value data from within a comparable industry grouping for reasonableness. Option Care determined that there was no goodwill impairment in 2018 or 2017.
The determination of fair value and the allocation of that value to individual assets and liabilities within the reporting unit requires Option Care to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which Option Care competes; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, and capital expenditures. Actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit, the amount of the goodwill impairment charge, or both.
Intangible assets arising from acquisitions are amortized on a straight-line basis over the estimated useful life of each asset. Referral sources and trademarks/names have a useful life of 15 years. The useful lives for other amortizable intangible assets range from approximately two to nine years. Option Care does not have any indefinite-lived intangible assets.

Property and equipment is recorded at cost, net of accumulated depreciation. Depreciation on owned property and equipment is provided for on a straight-line basis over the estimated useful lives of owned assets. Leasehold improvements are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter. Estimated useful lives are seven years for infusion pumps and three years to thirteen years for equipment. Major repairs, which extend the useful life of an asset, are capitalized in the property and equipment accounts. Routine maintenance and repairs are expensed as incurred. Computer software is included in property and equipment and consists of purchased software and internally developed software. Option Care capitalizes application-stage development costs for significant internally developed software projects. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s estimated useful life, generally five years.
Costs recognized in the preliminary project phase and the post-implementation phase, as well as maintenance and training costs, are expensed as incurred. Option Care tests long-lived assets for impairment whenever events or circumstances indicate that a certain asset or asset group may be impaired. Once identified, the amount of the impairment is computed by comparing the carrying value of the respective asset or asset group to its fair value, which is based on the discounted estimated future cash flows.
Stock-Based Incentive Compensation
HC I has issued incentive units to certain employees of Option Care. Option Care recognizes compensation expense in HC II’s financial results as it relates to the services provided by the employees to Option Care. This expense is recognized on a straight-line basis over the vesting period of the award or to the employee’s expected eligibility date, if earlier. HC I also issued equity incentive units to certain members of the Option Care board of directors.
The fair value of each award was determined in part using the Monte-Carlo simulation with the following weighted average assumptions used for the twelve months ended December 31, 2018 and the twelve months ended December 31, 2017:
	Twelve Months Ended December 31,
	2018	2017
Risk-free interest rate(1)	2.25%	1.39%
Average time to liquidity (years)(2)	2.13	2.89
Volatility(3)	47.00%	37.00%
Discount for lack of marketability(4)	30.00%	30.00%
Weighted-average granted date fair value of options granted during period	$1.13	$1.16

(1)
Represents the US Treasury security rate for the expected time to a liquidity event.

(2)
Represents the period of time expected prior to a liquidity event.

(3)
Based on historical volatility of comparable public companies.

(4)
Represents a discount taken to reflect the private nature of the investment.

Income Taxes
On December 22, 2017, the U.S. government enacted H.R. 1, commonly known as the TCJA. The TCJA significantly changed U.S. tax law by, among other things, reducing the corporate tax rate from 35% to 21%, effective January 1, 2018. In addition, there are many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, and usage of future net operating losses.
Deferred tax assets and liabilities are reported for book-tax basis differences and are measured based on currently enacted tax laws using rates expected to apply to taxable income in the years in which the differences are expected to reverse. The effect of a change in tax rate on deferred taxes is recognized in income tax expense in the period that includes the enactment date of the change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Option Care recognizes income tax positions that are more likely than not to be sustained on their technical merits. Option Care measures recognized income tax positions at the maximum benefit that is more likely than not, based on cumulative probability, realizable upon final settlement of the position. Interest and penalties related to unrecognized tax benefits are reported in income tax expense.
Hedging Instruments
Option Care assesses its exposure to floating interest rates on a regular basis and evaluates various methods by which to potentially hedge the exposure. Option Care has entered into interest rate cap contracts to limit its exposure to increases in the underlying interest rate for its first lien debt. The derivative financial instruments are recognized on the consolidated balances sheet at fair value.
At inception of the interest rate cap contracts, Option Care designated the derivative instruments as a hedge of the cash flows related to the interest on the variable rate debt. For all hedging relationships, Option Care documents the hedging relationships and its risk management objective of the hedging relationship and ensures that the terms of the hedge perfectly offset the hedged expected cash flows.
Gains and losses related to fair value adjustments are recorded in other comprehensive income net of expected tax effects.
Quantitative and Qualitative Disclosures About Market Risk and Interest Rate Risk
Interest Rate Risk
Option Care’s primary market risk exposure is changing LIBOR-based interest rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and International economic factors and other factors beyond its control. Option Care seeks to mitigate these risks by employing the hedging strategies discussed above. Option Care’s Existing First Lien Term Loan bears interest (i) on Base Rate loans at a Base Rate, plus 3.75% to 4.00%, depending on its leverage ratio and (ii) on Eurocurrency Rate loans at the greater of 1.00% or the Eurocurrency Rate, plus 4.75% to 5.00%, depending on its leverage ratio. Option Care’s Existing Second Lien Term Loan bears interest at the greater of 1.00% or LIBOR, plus 8.50% to 8.75%, depending on its leverage ratio. Option Care’s Existing Revolving Credit Facility bears interest on Base Rate loans at the Base Rate plus 3.75% to 4.00% and on Eurocurrency Rate loans at the Eurocurrency Rate plus 4.75% to 5.00%. See “Liquidity and Capital Resources — Credit Facilities” for additional information.
At March 31, 2019 and December 31, 2018, Option Care had total outstanding debt of $400.5 million and $401.5 million outstanding under its Existing First Lien Term Loan, respectively. At March 31, 2019 and December 31, 2018, Option Care had $150.0 million and $0 million under its Existing First Lien Term Loan, Existing Second Lien Term Loan and Existing Revolving Credit Facility, respectively.
Based on the amounts outstanding, a 100-basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of  $5.5 million.
Foreign Exchange Risk
All sales are in the U.S. and are U.S. dollar denominated. Option Care makes a limited amount of purchases from foreign sources, which subjects Option Care to foreign currency exchange risk. As a result of the limited amount of transactions in a foreign currency, Option Care does not expect its future cash flows of operating results to be affected to any significant degree by foreign currency exchange risk.
Inflation Rate Risk
Based on its analysis of the periods presented, Option Care believes that inflation has not had a material effect on its operating results. There can be no assurance that future inflation will not have an adverse impact on Option Care’s operating results and financial condition.

Recent Accounting Pronouncements
For a description of its recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2 to HC II’s consolidated financial statements included in this Proxy Statement.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

OPTION CARE CONSOLIDATED UNAUDITED INTERIM FINANCIAL STATEMENTS

HC Group Holdings II, Inc.
Quarterly Report for the Quarterly Period Ended March 31, 2019

HC Group Holdings II, Inc.

HC GROUP HOLDINGS II, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
	March 31, 2019 (unaudited)	December 31, 2018 (audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,702	$36,391
Accounts receivable, less allowance of $63,336 and $60,361, respectively	309,903	310,169
Inventories	90,030	83,340
Prepaid expenses and other current assets	29,025	37,525
Total current assets	466,660	467,425
NONCURRENT ASSETS:
Property and equipment, net	90,887	93,142
Intangible assets, net	214,817	219,713
Goodwill	639,011	639,011
Other noncurrent assets	15,921	15,462
Total noncurrent assets	960,636	967,328
TOTAL ASSETS	$1,427,296	$1,434,753
LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$184,491	$187,886
Amounts due to plan sponsors	12,774	12,189
Accrued compensation and employee benefits	23,756	24,895
Accrued expenses and other current liabilities	15,862	10,877
Long term debt – current portion	4,150	4,150
Total current liabilities	241,033	239,997
NONCURRENT LIABILITIES:
Long term debt, net of discount and deferred financing costs	534,986	535,225
Deferred income taxes	31,399	33,481
Other noncurrent liabilities	22,707	23,225
Total noncurrent liabilities	589,092	591,931
Total liabilities	830,125	831,928
SHAREHOLDER’S EQUITY:
Common stock, $0.01 par value; 1,000 shares authorized, issued, and outstanding	—	—
Paid-in capital	618,219	619,635
Management notes receivable	(1,640)	(1,619)
Accumulated deficit	(19,747)	(16,035)
Accumulated other comprehensive income	339	844
Total shareholder’s equity	597,171	602,825
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,427,296	$1,434,753
The notes to unaudited condensed consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)
	Three Months Ended March 31,
	2019	2018
NET REVENUE	$493,010	$474,928
COST OF REVENUE	378,298	358,947
GROSS PROFIT	114,712	115,981
OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	82,787	89,526
Provision for doubtful accounts	16,518	14,285
Depreciation and amortization expense	9,969	9,105
Total operating expenses	109,274	112,916
OPERATING INCOME	5,438	3,065
OTHER INCOME (EXPENSE):
Interest expense	(11,045)	(11,281)
Equity in earnings of joint ventures	549	144
Other, net	(76)	(79)
Total other expense	(10,572)	(11,216)
LOSS BEFORE INCOME TAXES	(5,134)	(8,151)
INCOME TAX BENEFIT	(1,422)	(1,300)
NET LOSS	$(3,712)	$(6,851)
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Change in unrealized (loss) gains on cash flow hedges, net of income tax benefit (expense) of $242 and ($355), respectively	(505)	1,030
OTHER COMPREHENSIVE (LOSS) INCOME	(505)	1,030
NET COMPREHENSIVE LOSS	$(4,217)	$(5,821)
The notes to unaudited condensed consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,712)	$(6,851)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization expense	10,749	9,872
Deferred income taxes – net	(2,082)	(1,238)
Loss on sale of assets	112	—
Gain on business casualty loss	(626)	—
Amortization of deferred financing costs	799	777
Equity in earnings of joint ventures	(549)	(144)
Incentive compensation expense	584	438
Interest on management notes receivable	(21)	(17)
Changes in operating assets and liabilities:
Accounts receivable, net	266	(15,366)
Inventories	(6,690)	12,498
Prepaid expenses and other current assets	7,995	(6,126)
Accounts payable	(3,395)	(18,531)
Amounts due to plan sponsors	585	1,366
Accrued compensation and employee benefits	(1,139)	3,038
Accrued expenses and other current liabilities	6,632	5,648
Other noncurrent assets and liabilities	(428)	(72)
Net cash provided by (used in) operating activities	9,080	(14,708)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(5,367)	(6,251)
Insurance proceeds from business casualty loss	626	—
Proceeds from sale of assets	10	—
Net cash used in investing activities	(4,731)	(6,251)
CASH FLOWS FROM FINANCING ACTIVITIES:
Redemptions to related parties	(2,000)	—
Repayments of debt	(1,038)	(1,038)
Net cash used in financing activities	(3,038)	(1,038)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,311	(21,997)
Cash and cash equivalents – beginning of the period	36,391	53,116
CASH AND CASH EQUIVALENTS – END OF PERIOD	$37,702	$31,119
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,321	$10,732
Cash paid for income taxes	$180	$229
The notes to unaudited condensed consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
(IN THOUSANDS)
	Common Stock	Paid-In Capital	Management Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Shareholder’s Equity
Balance – December 31, 2017	$—	$617,071	$(1,116)	$(9,920)	$70	$606,105
Shareholder’s contribution	—	425	(425)	—	—	—
Interest on management notes receivable	—	—	(17)	—	—	(17)
Incentive compensation	—	438	—	—	—	438
Net income	—	—	—	(6,851)	—	(6,851)
Other comprehensive income	—	—	—	—	1,030	1,030
Balance – March 31, 2018	$—	$617,934	$(1,558)	$(16,771)	$1,100	$600,705
Balance – December 31, 2018	$—	$619,635	$(1,619)	$(16,035)	$844	$602,825
Interest on management notes receivable	—	—	(21)	—	—	(21)
Shareholder’s redemptions	—	(2,000)	—	—	—	(2,000)
Incentive compensation	—	584	—	—	—	584
Net income	—	—	—	(3,712)	—	(3,712)
Other comprehensive income	—	—	—	—	(505)	(505)
Balance – March 31, 2019	$—	$618,219	$(1,640)	$(19,747)	$339	$597,171
The notes to unaudited condensed consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1. BASIS OF PRESENTATION
HC Group Holdings II, Inc. (“HC II”) was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC Group Holdings I, LLC. (“HC I” or the “Shareholder”). On April 7, 2015, HC I and HC II collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries from Walgreen Co. (the “Predecessor Shareholder”), and the business was rebranded as Option Care (“Option Care” or the “Company”). Option Care is a wholly-owned group of operating subsidiaries of HC II and provides infusion therapy and other ancillary health care services through a national network of 76 locations. The Company contracts with managed care organizations, third-party payers, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings.
On March 14, 2019, HC I and HC II entered into a definitive merger agreement with BioScrip, Inc. (“BioScrip”), a national provider of infusion and home care management solutions. Under the terms of the merger agreement, BioScrip will issue new shares of its common stock to HC I in a non-taxable exchange, which will result in BioScrip’s shareholders holding approximately 20.5% of the combined company and HC I holding approximately 79.5% of the combined company. HC I has secured committed financing, the proceeds of which will be used to retire HC II’s first lien term loan and second lien term loan, as well as all outstanding debt of BioScrip at the close of the transaction. Following the close of the transaction, the combined company stock will continue to be listed on the Nasdaq National Market. The transaction is currently expected to close by the end of 2019.
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States and contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for interim financial reporting. The results of operations for the interim periods presented are not necessarily indicative of the results of operations for the entire year. These unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the 2018 audited consolidated financial statements, including the notes thereto.
The Company’s unaudited condensed consolidated financial statements include the accounts of HC Group Holdings II, Inc. and its subsidiaries. All intercompany transactions and balances are eliminated in consolidation.
2. SUMMARY OF MAJOR ACCOUNTING POLICIES
Inventory — Inventory, which consists primarily of pharmaceuticals, is stated at the lower of first-in, first-out cost or net realizable value basis, which the Company believes is reflective of the physical flow of inventories.
During the year ended December 31, 2018, one Company location was destroyed by a hurricane, resulting in a loss of  $2,923 of inventory. The Company received insurance proceeds of  $750 during the year ended December 31, 2018, and recorded a receivable of  $1,000 as a component of prepaid expenses and other current assets within the condensed consolidated balance sheets at December 31, 2018. During the three months ended March 31, 2019, $3,615 in proceeds were received, of which $2,989 related to recovery of inventory and business interruption and was included as a component of cash flows from operating activities in the unaudited condensed consolidated statement of cash flows.
Concentrations of Business Risk — The Company generates revenue from managed care contracts and other agreements with commercial third-party payers. Revenue related to the Company’s largest payer was approximately 16% and 17% for the three months ended March 31, 2019 and 2018, respectively.

For the three months ended March 31, 2019 and 2018, approximately 13% and 12%, respectively, of the Company’s revenue was reimbursable through governmental programs, such as Medicare and Medicaid. As of March 31, 2019 and December 31, 2018, respectively, approximately 12% and 13%, respectively, of the Company’s accounts receivable was related to these programs. Governmental programs pay for services based on fee schedules and rates that are determined by the related governmental agency. Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term.
The Company does not require its patients nor other payers to carry collateral for any amounts owed for goods or services provided. Other than as discussed above, concentration of credit risk relating to trade accounts receivable is limited due to the Company’s diversity of patients and payers. Further, the Company generally does not provide charity care.
For the three months ended March 31, 2019 and 2018, approximately 75% and 66%, respectively, of the Company’s pharmaceutical and medical supply purchases are from three and two vendors, respectively. Although there are a limited number of suppliers, the Company believes that other vendors could provide similar products on comparable terms. However, a change in suppliers could cause delays in service delivery and possible losses in revenue, which could adversely affect the Company’s financial condition or operating results.
Recent Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, Leases, intended to improve financial reporting about leasing transactions. The new guidance will require entities that lease assets to recognize on their balance sheets the assets and liabilities for the rights and obligations created by those leases and to disclose key information about the leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2019 for non-public entities. Early adoption is permitted. The guidance permits lessees and lessors to recognize and measure leases using a modified retrospective approach or under a prospective approach. The Company is currently evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The ASU requires that an entity recognizes revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for these goods or services. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2018 for non-public entities. Early adoption is permitted as of the original effective date, which was interim and annual reporting periods beginning after December 15, 2016 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2017 for non-public entities. The guidance permits the use of either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients or (ii) a retrospective approach with the cumulative effect upon initial adoption recognized at the date of adoption. Adoption of this pronouncement will result in changes to the presentation of the financial information within the consolidated statements of comprehensive income (loss) as well as expanded disclosures within the notes to the financial statements. The primary change to the consolidated statements of comprehensive income (loss) will be to the presentation for bad debts, which relate to self-pay patients and amounts due from patients with insurance for co-pays and deductibles. Under the new standards, these amounts will be a direct reduction from net revenues.

3. PROPERTY AND EQUIPMENT
Property and equipment was as follows as of March 31, 2019 and December 31, 2018:
	March 31, 2019	December 31, 2018
Infusion pumps	$20,328	$20,339
Equipment, furniture, and other	35,217	34,433
Leasehold improvements	62,708	61,302
Computer software, purchased and internally developed	32,494	29,668
Assets under development	3,993	5,447
	154,740	151,189
Less accumulated depreciation	63,853	58,047
Property and equipment, net	$90,887	$93,142
During the year ended December 31, 2018, one Company location was destroyed by a hurricane, resulting in a loss of  $626 of property and equipment. During the three months ended March 31, 2019, $3,615 in proceeds were received, of which $626 related to recovery of property and equipment. These proceeds resulted in a gain on business casualty loss of  $626 recorded as a component of selling, general and administrative expenses in the unaudited condensed consolidated statements of comprehensive income (loss) during the three months ended March 31, 2019. These proceeds were reflected as a component of cash flows from investing activities in the unaudited condensed consolidated statement of cash flows.
4. GOODWILL AND OTHER INTANGIBLE ASSETS
There was no change in the carrying amount of goodwill for the three months ended March 31, 2019 or 2018.
The carrying amount and accumulated amortization of intangible assets consists of the following as of March 31, 2019 and December 31, 2018:
	March 31, 2019	December 31, 2018
Gross intangible assets:
Referral sources	$257,792	$257,792
Trademarks/names	32,000	32,000
Other amortizable intangible assets	4,151	4,151
Total gross intangible assets	293,943	293,943
Accumulated Amortization:
Referral sources	(67,650)	(63,353)
Trademarks/names	(8,533)	(8,000)
Other amortizable intangible assets	(2,943)	(2,877)
Total accumulated amortization	(79,126)	(74,230)
Total intangible assets, net	$214,817	$219,713
Amortization expense for intangible assets was $4,896 and $4,891 for the three months ended March 31, 2019 and 2018, respectively.

5. EQUITY METHOD INVESTMENTS
The Company’s investments in its equity method investees totaled $15,163 and $14,614 as of March 31, 2019 and December 31, 2018, respectively, and are included in other noncurrent assets in the accompanying condensed consolidated balance sheets. For the three months ended March 31, 2019 and 2018, the Company’s proportionate share of earnings in its equity method investees was $549 and $144, respectively, and are recorded in equity in earnings of joint ventures in the accompanying unaudited condensed consolidated statements of comprehensive income (loss).
Legacy Health Systems — The Company’s 50% ownership interest in this limited liability company, which provides infusion pharmacy services, expands the Company’s presence in the Portland, Oregon, market. In 2005, the Company’s initial cash investment in this joint venture was $1,300. The following presents condensed financial information as of March 31, 2019 and December 31, 2018 and for the three months ended March 31, 2019 and 2018:
Consolidated statements of comprehensive income (loss) data:
	Three Months Ended March 31,
	2019	2018
Net revenues	$4,775	$4,841
Cost of net revenues	3,367	3,442
Gross profit	1,408	1,399
Net income	250	310
Equity in net income	125	155
Consolidated balance sheet data:
	As of
	March 31, 2019	December 31, 2018
Current assets	$6,044	$5,666
Noncurrent assets	3,260	3,403
Current liabilities	112	119
Noncurrent liabilities	—	8
Vanderbilt Home Care — The Company’s 50% ownership interest in this limited liability company, which provides infusion pharmacy services, expands the Company’s presence in the Nashville, Tennessee, market. In 2009, the Company contributed both cash and certain operating assets into the joint venture for a total initial investment of  $1,088. The following presents condensed financial information as of March 31, 2019 and December 31, 2018 and for the three months ended March 31, 2019 and 2018:
Consolidated statements of comprehensive income (loss) data:
	Three Months Ended March 31,
	2019	2018
Net revenues	$9,238	$6,729
Cost of net revenues	7,049	5,353
Gross profit	2,189	1,376
Net income (loss)	847	(22)
Equity in net income (loss)	424	(11)

Consolidated balance sheet data:
	As of
	March 31, 2019	December 31, 2018
Current assets	$7,375	$6,517
Noncurrent assets	931	1,008
Current liabilities	130	192
Noncurrent liabilities	65	68
6. FAIR VALUE MEASUREMENTS
Fair value measurements are determined by maximizing the use of observable inputs and minimizing the use of unobservable inputs. The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (Level 1 measurements) and gives the lowest priority to unobservable inputs (Level 3 measurements). The categories within the valuation hierarchy are described as follows:
•
Level 1 — Inputs to the fair value measurement are quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs to the fair value measurement include quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Inputs to the fair value measurement are unobservable inputs or valuation techniques.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Interest rate caps:   The fair values of interest rate caps is derived from the interest rates prevalent in the market and future expectations of those interest rates (Level 2 inputs). The Company determines the fair value of the investments based on quoted prices from third party brokers. The total investment in interest rate caps as Level 2 assets was $1,695 and $2,627 as of March 31, 2019 and December 31, 2018, respectively. There were no other assets or liabilities measured at fair value at March 31, 2019 or December 31, 2018.
7. DERIVATIVE INSTRUMENTS
The Company uses derivative financial instruments for hedging and non-trading purposes to limit the Company’s exposure to increases in interest rates related to its variable interest rate debt. Use of derivative financial instruments in hedging programs subjects the Company to certain risks, such as market and credit risks. Market risk represents the possibility that the value of the derivative financial instrument will change. In a hedging relationship, the change in the value of the derivative financial instrument is offset to a great extent by the change in the value of the underlying hedged item. Credit risk related to a derivative financial instrument represents the possibility that the counterparty will not fulfill the terms of the contract. The notional, or contractual, amount of the Company’s derivative financial instruments is used to measure interest to be paid or received and does not represent the Company’s exposure due to credit risk. Credit risk is monitored through established approval procedures, including reviewing credit ratings when appropriate.
During the year ended December 31, 2017, the Company entered into interest rate caps that reduce the risk of increased interest payments due to interest rates rising. The Company’s hedges offset the risk of rising interest rates through 2020 on the first $250,000 of the first lien term loan debt. The interest rate caps perfectly offset the terms of the interest rates associated with the variable interest rate debt. The Company entered into the interest rate caps for a notional value of  $1,900, classified as a cash flow hedge. At March 31, 2019 and December 31, 2018, respectively, the total derivative asset accounted for as hedging instruments under ASC 815-20 was $1,695 and $2,627, and is recorded as a component of prepaid expenses and other current assets in the condensed consolidated balance sheets. In the event that the Company exercised the interest rate caps, the proceeds would be recognized as a reduction of interest expense.
The gain and loss associated with the changes in the fair value of the hedging instrument is recorded into other comprehensive income. The effective portion of the hedge and the periodic amortization of the initiation costs associated with the hedging relationship are recognized through net income. In accordance with ASU 2017-12, Targeted Improvements to Accounting for Hedges, the Company has determined that the hedges are perfectly effective. During the three months ended March 31, 2019 and 2018, respectively, total (losses) gains recorded in other comprehensive income related to cash flow hedges were ($930) and $1,365 related to the interest rate contracts. During the three months ended March 31, 2019 and 2018, expenses reclassified from accumulated other comprehensive income related to the interest rate contracts were $183 and $20, respectively.
8. RELATED-PARTY TRANSACTIONS
Management Equity Ownership Plan — Beginning in October 2015, HC I implemented an equity ownership and incentive plan for certain officers and employees of the Company. The officers were able to purchase membership units in HC I, and could fund a portion of the purchase with a loan from the Company. These loans were treated as a shareholder contribution in the Company. The loans bear interest at 5.25% per annum. For the three months ended March 31, 2019 and 2018, $0 and $425, respectively, was credited to paid-in capital related to HC I membership units purchased with a loan from the Company. During the three months ended March 31, 2019, shareholder redemptions totaled $2,000, comprised of a cash distribution to HC I. There were no shareholder redemptions during the three months ended March 31, 2018. Notes receivable from management of  $1,640 and $1,619 remain outstanding as of March 31, 2019 and December 31, 2018, respectively. The notes receivable from management and associated interest receivable are recorded in management notes receivable as a reduction to equity on the Company’s condensed consolidated balance sheets at March 31, 2019 and December 31, 2018.
Transactions with Equity Method Investees — The Company provides management services to its joint ventures under long-term management services agreements. The management services provided under these agreements include such services as accounting, invoicing and collections in addition to day-to-day managerial support of the operations of the businesses. The Company recorded management fee income of $583 and $511 for the three months ended March 31, 2019 and 2018, respectively. Management fees are recorded in net revenues in the accompanying unaudited condensed consolidated statements of comprehensive income (loss).
The Company had additional amounts due to its joint ventures of  $2,057 as of March 31, 2019. The Company also had additional amounts due to its joint ventures of  $908 and additional amounts due from its joint ventures of  $89 as of December 31, 2018. These payables were included in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheets and these receivables were included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets. These balances primarily relate to cash collections received by the Company on behalf of the joint ventures, offset by certain pharmaceutical inventories purchased by the Company on behalf of the joint ventures.
9. INCOME TAXES
During the three months ended March 31, 2019, the Company recorded a tax benefit of  $1,422, which represents an effective tax rate of 28%. During the three months ended March 31, 2018, the Company recorded a tax benefit of  $1,300, which represents an effective tax rate of 16%.

10. SUBSEQUENT EVENTS
The Company has evaluated whether any subsequent events occurred from March 31, 2019 through May 28, 2019 and noted the following subsequent event:
In April 2019, the Company terminated its interest rate caps and received cash proceeds of  $1,730, net of early termination fees. In conjunction with the sale, the Company discontinued the hedge accounting associated with the interest rate caps. The amount remaining in accumulated other comprehensive income of  $339 will be reclassified as interest expense over the remaining life of the first lien term loan debt.
******

OPTION CARE CONSOLIDATED AUDITED FINANCIAL STATEMENTS

HC Group Holdings II, Inc.
Consolidated Financial Statements as of and for the Years Ended December 31, 2018, 2017 and 2016 and Report of Independent Registered Public Accounting Firm

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436
Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors
HC Group Holdings II, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of HC Group Holdings II, Inc. (the Company) as of December 31, 2018 and 2017 and the related consolidated statements of comprehensive income (loss), shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2019.
Chicago, Illinois
April 24, 2019
KPMG LLP is a Delware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affilated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.

HC GROUP HOLDINGS II, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 and 2017
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,391	$53,116
Accounts receivable, less allowance of $60,361 and $42,826, respectively	310,169	286,289
Inventories	83,340	88,860
Prepaid expenses and other current assets	37,525	33,285
Total current assets	467,425	461,550
NONCURRENT ASSETS:
Property and equipment, net	93,142	88,961
Intangible assets, net	219,713	235,416
Goodwill	639,011	633,934
Other noncurrent assets	15,462	16,223
Total noncurrent assets	967,328	974,534
TOTAL ASSETS	$1,434,753	$1,436,084
LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$187,886	$175,992
Amounts due to plan sponsors	12,189	12,348
Accrued compensation and employee benefits	24,895	30,331
Accrued expenses and other current liabilities	10,877	12,194
Long term debt – current portion	4,150	4,150
Total current liabilities	239,997	235,015
NONCURRENT LIABILITIES:
Long term debt, net of discount and deferred financing costs	535,225	536,196
Deferred income taxes	33,481	37,076
Other noncurrent liabilities	23,225	21,692
Total noncurrent liabilities	591,931	594,964
Total liabilities	831,928	829,979
COMMITMENTS AND CONTINGENCIES (See Note 15)
SHAREHOLDER’S EQUITY:
Common stock, $0.01 par value; 1,000 shares authorized, issued, and outstanding	—	—
Paid-in capital	619,635	617,071
Management notes receivable	(1,619)	(1,116)
Accumulated deficit	(16,035)	(9,920)
Accumulated other comprehensive income	844	70
Total shareholder’s equity	602,825	606,105
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$1,434,753	$1,436,084

The notes to consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 and 2016
(IN THOUSANDS)
	2018	2017	2016
NET REVENUE	$2,001,132	$1,828,046	$1,711,438
COST OF REVENUE	1,517,576	1,382,047	1,262,131
GROSS PROFIT	483,556	445,999	449,307
OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	345,884	338,456	328,928
Provision for doubtful accounts	61,341	45,602	38,528
Depreciation and amortization expense	38,062	34,662	29,403
Total operating expenses	445,287	418,720	396,859
OPERATING INCOME	38,269	27,279	52,448
OTHER INCOME (EXPENSE):
Interest expense	(45,824)	(44,307)	(43,388)
Equity in earnings of joint ventures	1,020	2,186	1,700
Other, net	(2,233)	135	152
Total other expense	(47,037)	(41,986)	(41,536)
(LOSS) INCOME BEFORE INCOME TAXES	(8,768)	(14,707)	10,912
INCOME TAX (BENEFIT) EXPENSE	(2,653)	(18,585)	7,002
NET (LOSS) INCOME	$(6,115)	$3,878	$3,910
OTHER COMPREHENSIVE INCOME, NET OF TAX
Change in unrealized gains on cash flow hedges, net of income taxes of $234, $36, and $0, respectively	774	58	—
OTHER COMPREHENSIVE INCOME	774	58	—
NET COMPREHENSIVE (LOSS) INCOME	$(5,341)	$3,936	$3,910
The notes to consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 and 2016
(IN THOUSANDS)
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,115)	$3,878	$3,910
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization expense	41,055	38,062	32,451
Deferred income taxes – net	(3,595)	(19,804)	5,505
Loss on sale of assets	1,123	999	163
Business casualty loss	3,549	—	—
Loss on extinguishment of debt	72	—	—
Amortization of deferred financing costs	3,107	2,996	2,762
Equity in earnings of joint ventures	(1,020)	(2,186)	(1,700)
Stock-based incentive compensation expense	2,139	1,455	1,234
Interest on management notes receivable	(78)	(56)	(58)
Capital distribution from equity method investments	2,000	1,250	—
Changes in operating assets and liabilities:
Accounts receivable, net	(21,012)	(34,003)	(5,959)
Inventories	2,965	(3,481)	24,282
Prepaid expenses and other current assets	(4,715)	12,452	(10,326)
Accounts payable	10,965	47,411	36,902
Amounts due to plan sponsors	(159)	1,812	219
Accrued compensation and employee benefits	(5,586)	(12,246)	(2,986)
Accrued expenses and other current liabilities	(1,581)	(5,907)	(1,464)
Other noncurrent assets and liabilities	1,314	5,239	1,162
Net cash provided by operating activities	24,428	37,871	86,097
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(26,276)	(24,956)	(38,191)
Proceeds from sale of assets	—	484	20
Business acquisitions, net of cash acquired	(10,727)	—	(4,229)
Net cash used in investing activities	(37,003)	(24,472)	(42,400)
CASH FLOWS FROM FINANCING ACTIVITIES:
Redemptions to related parties	—	—	(437)
Payment of contingent consideration liability	—	(1,000)	(15,255)
Proceeds from debt	1,000	—	—
Repayments of debt	(5,150)	(4,150)	(4,150)
Net cash used in financing activities	(4,150)	(5,150)	(19,842)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(16,725)	8,249	23,855
Cash and cash equivalents – beginning of the period	53,116	44,867	21,012
CASH AND CASH EQUIVALENTS – END OF PERIOD	$36,391	$53,116	$44,867
Supplemental disclosure of cash flow information:
Cash paid for interest	$47,173	$43,485	$36,933
Cash paid for income taxes	$1,600	$1,194	$1,375
The notes to consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
(IN THOUSANDS)
	Common Stock	Paid-In Capital	Management Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income	Shareholder’s Equity
Balance – December 31, 2015	$—	$614,849	$(1,032)	$(17,696)	$—	$596,121
Shareholder’s contribution	—	165	(165)	—	—	—
Interest on management notes receivable	—	—	(58)	—	—	(58)
Shareholder’s redemptions	—	(521)	84	—	—	(437)
Stock-based incentive compensation	—	1,234	—	—	—	1,234
Net income	—	—	—	3,910	—	3,910
Balance – December 31, 2016	$—	$615,727	$(1,171)	$(13,786)	$—	$600,770
Interest on management notes receivable	—	—	(56)	—	—	(56)
Shareholder’s redemptions	—	(111)	111	—	—	—
Stock-based incentive compensation	—	1,455	—	—	—	1,455
Net income	—	—	—	3,878	—	3,878
Reclassification of certain tax effects	—	—	—	(12)	12	—
Other comprehensive income	—	—	—	—	58	58
Balance – December 31, 2017	$—	$617,071	$(1,116)	$(9,920)	$70	$606,105
Shareholder’s contribution	—	425	(425)	—	—	—
Interest on management notes receivable	—	—	(78)	—	—	(78)
Stock-based incentive compensation	—	2,139	—	—	—	2,139
Net loss	—	—	—	(6,115)	—	(6,115)
Other comprehensive income	—	—	—	—	774	774
Balance – December 31, 2018	$—	$619,635	$(1,619)	$(16,035)	$844	$602,825
The notes to consolidated financial statements are an integral part of these statements.

HC GROUP HOLDINGS II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1. DESCRIPTION OF BUSINESS
HC Group Holdings II, Inc. (“HC II”) was incorporated under the laws of the State of Delaware on January 7, 2015, with its sole shareholder being HC Group Holdings I, LLC (“HC I” or the “Shareholder”). On April 7, 2015, HC I and HC II collectively acquired Walgreens Infusion Services, Inc. and its subsidiaries from Walgreen Co. (the “Predecessor Shareholder”), and the business was rebranded as Option Care (“Option Care” or the “Company”). Option Care is a wholly-owned group of operating subsidiaries of HC II and provides infusion therapy and other ancillary health care services through a national network of 76 locations. The Company contracts with managed care organizations, third-party payers, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings.
The Predecessor Shareholder continues to be affiliated with the Company through a 47.9% membership interest in HC I. MDP HC Holdings, LLC, a limited liability company owned by Madison Dearborn Partners and other third-parties, owns a 49.9% membership interest in HC I. The remaining 2.2% membership interest in HC I is owned by Company management. See Note 16, Subsequent Events, for a discussion on changes to the Company’s ownership subsequent to year-end.
2. BASIS OF PRESENTATION AND SUMMARY OF MAJOR ACCOUNTING POLICIES
Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States. These principles require management to make certain estimates and assumptions in determining assets, liabilities, revenue, expenses and related disclosures. Actual amounts could differ materially from those estimates.
The Company’s consolidated financial statements include the accounts of HC Group Holdings II, Inc. and its subsidiaries. All intercompany transactions and balances are eliminated in consolidation.
The Company has investments in companies that are 50% owned and are accounted for as equity method investments. The Company’s share of earnings from equity investments is included in the line entitled “Equity in earnings of joint ventures” in the consolidated statements of comprehensive income (loss). See Note 7, Equity Method Investments, for a further discussion of the Company’s equity method investments.
Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
Accounts Receivable — The Company’s accounts receivable are reported at net realizable value and are recorded net of contractual adjustments and allowances for doubtful accounts. The majority of accounts receivable are due from private insurance carriers and government health care programs, such as Medicare or Medicaid. Generally, billings are based on usual and customary charges for goods and services provided. Revenue is then contractually adjusted down to the anticipated collectable amount based on the Company’s assessment of the terms of the applicable managed care contract, fee schedule, or other arrangement with the payer.
In situations where final amount collected is different than the initial estimate, the Company will record the difference as either a pricing adjustment to revenue (“contractual adjustment”) or as an uncollectible account to bad debt expense. Adjustments may result from patient hardships, patient uncollectible accounts sent to collection agencies, lack of recovery due to not receiving prior authorization, differing interpretations of covered therapies in payer contracts, different pricing methodologies, or various other reasons. These net realizable value adjustments are calculated and recorded as an adjustment to accounts receivable through the allowance for doubtful accounts or the allowance for contractual adjustments.

Included in accounts receivable are earned but unbilled gross receivables of  $43,020 and $46,435 as of December 31, 2018 and 2017, respectively. Delays ranging from one day up to several weeks between the date of service and billing can occur due to delays in obtaining certain required payer-specific documentation from internal and external sources. Earned but unbilled receivables are aged from date of service and are considered in the valuation of historical receivables performance and collectability.
The Company records an allowance for doubtful accounts based on historical experience and a detailed assessment of the collectability of its accounts receivable. In estimating the allowance for doubtful accounts, the Company considers, among other factors, (i) the balance and aging composition of the accounts receivable, (ii) the Company’s historical write-offs and recoveries, (iii) the creditworthiness of its payers, and (iv) general economic conditions. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due from the customer and, thereby, reduces the net recognized receivable to the amount it reasonably believes will be collected. Accounts receivable are written-off as bad debts after all reasonable collection efforts have been exhausted. The allowance for doubtful accounts balance is $60,361 and $42,826 at December 31, 2018 and 2017, respectively.
The Company records an allowance for contractual adjustments based on historical experience of additional revenue being recorded or revenue being written off when amounts received are greater than or less than the originally estimated net realizable value. The detailed assessments include, among other factors, (i) current over/under payments which have not yet been applied to an account, (ii) historical contractual adjustments, and (iii) an estimate for contractual adjustments expected to be realized in the future. Contractual allowance estimates are adjusted to actual amounts as cash is received and claims are settled. The Company has recorded a net contractual adjustment receivable of  $13,525 and $11,054 at December 31, 2018 and 2017, respectively.
Inventory — Inventory, which consists primarily of pharmaceuticals, is stated at the lower of first-in, first-out cost or net realizable value basis, which the Company believes is reflective of the physical flow of inventories.
During the year ended December 31, 2018, one Company location was destroyed by a hurricane, resulting in a loss of  $2,923 of inventory. This business casualty loss was recorded as a component of operating costs and expenses within the consolidated statements of comprehensive income (loss). The Company received insurance proceeds of  $750 during the year ended December 31, 2018, and recorded a receivable of  $1,000 as a component of prepaid expenses and other current assets within the consolidated balance sheets at December 31, 2018. Both of these amounts were recorded as a partial offset to the business casualty loss in the consolidated statements of comprehensive income (loss). The $750 of insurance proceeds were reflected as a component of cash flows from operating activities in the consolidated statements of cash flows. Additional insurance proceeds were received subsequent to the end of the fiscal year. See Note 16, Subsequent Events, for a further discussion of these proceeds.
Equity Method Investments — The Company’s investments in certain unconsolidated entities are accounted for under the equity method. The balance of these investments is included in other noncurrent assets in the accompanying consolidated balance sheets. The investment is increased to reflect the Company’s capital contributions and equity in earnings of the investees. The investment is decreased to reflect the Company’s equity in losses of the investees and for distributions received that are not in excess of the carrying amount of the investments. The Company’s proportionate share of earnings or losses of the investees are recorded in equity in earnings of joint ventures in the accompanying consolidated statements of comprehensive income (loss). See Note 7, Equity Method Investments, for a further discussion of the Company’s equity method investments.
Goodwill, Intangible Assets, and Property and Equipment — Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company accounts for goodwill under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other. The Company tests goodwill for impairment annually, or more frequently whenever events or circumstances indicate impairment may exist. Goodwill is stated at cost less accumulated impairment losses. The Company completes its goodwill impairment test annually in the fourth quarter. See Note 6, Goodwill and Other Intangible Assets, for further discussion of the Company’s goodwill and other intangible assets.

Intangible assets arising from the Company’s acquisitions are amortized on a straight-line basis over the estimated useful life of each asset. Referral sources, non-compete agreements, and trademarks/names have a useful life of 15 years. The useful lives for other amortizable intangible assets range from approximately two to nine years, with a weighted-average life of approximately five years as of December 31, 2018. The Company does not have any indefinite-lived intangible assets.
Property and equipment is recorded at cost, net of accumulated depreciation. Depreciation on owned property and equipment is provided for on a straight-line basis over the estimated useful lives of owned assets. Leasehold improvements are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter. Estimated useful lives are seven years for infusion pumps and three years to thirteen years for equipment. Major repairs, which extend the useful life of an asset, are capitalized in the property and equipment accounts. Routine maintenance and repairs are expensed as incurred. Computer software is included in property and equipment and consists of purchased software and internally developed software. The Company capitalizes application-stage development costs for significant internally-developed software projects. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s estimated useful life, generally five years. Costs recognized in the preliminary project phase and the post-implementation phase, as well as maintenance and training costs, are expensed as incurred.
The Company tests long-lived assets for impairment whenever events or circumstances indicate that a certain asset or asset group may be impaired. Once identified, the amount of the impairment is computed by comparing the carrying value of the respective asset or asset group to its fair value, which is based on the discounted estimated future cash flows.
Amounts Due to Plan Sponsors — Amounts due to plan sponsors represent payments received from plan sponsors in excess of the contractually required reimbursement that are expected to be refunded. Amounts may also result from over estimating contractual discounts due to the complexities of contractual interpretations. See Revenue Recognition, for a further discussion of the Company’s revenue recognition policy.
Revenue Recognition — Infusion and related health care services revenue is reported at the estimated net realizable amounts from third-party payers and patients for goods sold and services rendered. When goods are provided to the patient, revenue is recognized upon delivery of the goods. When services are provided, revenue is recognized when the services are rendered.
Due to the nature of the health care industry and the reimbursement environment in which the Company operates, certain estimates are required to record revenue and accounts receivable at their net realizable values at the time goods or services are provided. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded.
Cost of Revenue — Cost of revenue consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients, as well as all other costs directly related to the production of revenue. These costs include warehousing costs, purchasing costs, freight costs, cash discounts, wages and related costs for pharmacists and nurses, along with depreciation expense relating to revenue-generating assets, such as infusion pumps.
The Company receives prompt payment discounts from some of its pharmaceutical and medical supplies vendors. These prompt payment discounts are recorded as a reduction of inventory and are accounted for as a reduction of cost of goods sold when the related inventory is sold.
The Company also receives rebates from pharmaceutical and medical supply manufacturers. Rebates are generally volume-based incentives and are recorded as a reduction of inventory and are accounted for as a reduction of cost of goods sold when the related inventory is sold.
Selling, General, and Administrative Expenses — Selling, general, and administrative expenses mainly consist of salaries for administrative employees that directly and indirectly support the operations, occupancy costs, marketing expenditures, insurance, and professional fees.

Stock-based Incentive Compensation —  HC I issued incentive units to certain employees of the Company. In accordance with ASC Topic 718, Compensation — Stock Compensation, the Company recognizes compensation expense on a straight-line basis over the vesting period of the award or to the employee’s expected eligibility date, if earlier. HC I also issued equity incentive units to certain members of the Board of Directors. In accordance with ASC Topic 505, Equity Based Payment to Non-Employees, expense was recognized at grant date. See Note 8, Stock-Based Incentive Compensation, for a further discussion of these equity incentive plans.
Income Taxes — On December 22, 2017, the U.S. government enacted H.R. 1, commonly known as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act significantly changed U.S. tax law by, among other things, reducing the corporate tax rate from 35% to 21%, effective January 1, 2018. In addition, there are many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, and usage of future net operating losses. Included in the tax benefit for 2017 is the impact of the corporate tax rate reduction which resulted in a $17,040 non-cash adjustment of our net deferred tax liabilities and a corresponding credit to income tax benefit. While the corporate tax rate reduction was effective January 1, 2018, the Company accounted for this anticipated rate change in 2017, the period of enactment.
Deferred tax assets and liabilities are reported for book-tax basis differences and are measured based on currently enacted tax laws using rates expected to apply to taxable income in the years in which the differences are expected to reverse. The effect of a change in tax rate on deferred taxes is recognized in income tax expense in the period that includes the enactment date of the change. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. The Company recognizes income tax positions that are more likely than not to be sustained on their technical merits. The Company measures recognized income tax positions at the maximum benefit that is more likely than not, based on cumulative probability, realizable upon final settlement of the position. Interest and penalties related to unrecognized tax benefits are reported in income tax expense.
Concentrations of Business Risk — The Company generates revenue from managed care contracts and other agreements with commercial third-party payers. Revenue related to the Company’s largest payer was approximately 17%, 17% and 13% for the years ended December 31, 2018, 2017 and 2016.
In February 2015, the Predecessor Shareholder, on its own behalf and on behalf of its affiliates including the Company, entered into a new three-year managed care contract with this payer. During this three-year term, neither the Predecessor Shareholder, the payer, nor the Company had the right to terminate the contract, except in the event of a material breach. After the three-year term, the contract automatically renews for additional one-year terms unless either party gives 180 days’ notice that the contract will not be renewed. The contract with this payer was automatically renewed for a one-year term in February 2018. In February 2019, the contract with this payer automatically renewed for another one-year term. There were no other managed care contracts with revenue greater than 10% for the years presented.
For the years ended December 31, 2018, 2017 and 2016, approximately 12%, 14% and 17%, respectively, of the Company’s revenue was reimbursable through governmental programs, such as Medicare and Medicaid. As of December 31, 2018 and 2017, respectively, approximately 13% and 15%, respectively, of the Company’s accounts receivable was related to these programs. Governmental programs pay for services based on fee schedules and rates that are determined by the related governmental agency. Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term.
The Company does not require its patients nor other payers to carry collateral for any amounts owed for goods or services provided. Other than as discussed above, concentration of credit risk relating to trade accounts receivable is limited due to the Company’s diversity of patients and payers. Further, the Company generally does not provide charity care.

For the years ended December 31, 2018, 2017 and 2016, approximately 66%, 73% and 69%, respectively, of the Company’s pharmaceutical and medical supply purchases are from two vendors. Although there are a limited number of suppliers, the Company believes that other vendors could provide similar products on comparable terms. However, a change in suppliers could cause delays in service delivery and possible losses in revenue, which could adversely affect the Company’s financial condition or operating results.
Hedging Instruments — The Company uses interest rate caps to limit its exposure to increases in the interest rate of its variable rate debt instruments. The derivative financial instruments are recognized on the consolidated balance sheets at fair value. See Note 10, Derivative Instruments, for additional information.
At inception of the hedge, the Company designated the derivative instruments as a hedge of the cash flows related to the interest on the variable rate debt. For all hedging relationships, the Company documents the hedging relationships and its risk management objective of the hedging relationship. For all hedging relationships, the terms of the hedge perfectly offset the hedged expected cash flows.
Gains and losses related to fair value adjustments are recorded in other comprehensive income net of expected tax effects. For changes in the estimated income tax rate, in accordance with ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, the Company reclassifies the income tax effect of the change in rate from accumulated other comprehensive income to accumulated deficit when the applicable rate for measuring the deferred tax impact changes. Due to the change in tax law, for the year ended December 31, 2017 the Company reclassified $12 of accumulated tax expenses from accumulated other comprehensive income to accumulated deficit.
Fair Value Measurements —  The fair value measurement accounting standard, ASC Topic 820, Fair Value Measurement (“ASC 820”), provides a framework for measuring fair value and defines fair value as the price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. The standard establishes a valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability developed based on independent market data sources. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available. The valuation hierarchy is composed of three categories. The categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The categories within the valuation hierarchy are described as follows:
•
Level 1 — Inputs to the fair value measurement are quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs to the fair value measurement include quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Inputs to the fair value measurement are unobservable inputs or valuation techniques.

Recent Accounting Pronouncements — In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which addresses the classification of certain cash receipts and payments in the statement of cash flows in order to reduce diversity in practice. ASU 2016-15 is effective for the Company for annual periods in fiscal years beginning after December 15, 2018. Early adoption is permitted and the Company has adopted the standard as of December 31, 2018. With the adoption of the standard, the Company is required to report capital distributions received from joint ventures as a component of operating cash flows under the Company’s election of the cumulated earnings approach and payments of contingent consideration liabilities more than three months after business acquisitions as a component of financing cash flows. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, intended to improve financial reporting about leasing transactions. The new guidance will require entities that lease assets to recognize on their balance sheets the assets and liabilities for the rights and obligations created by those leases and to disclose key information about the leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2019 for non-public entities. Early adoption is permitted. The guidance permits lessees and lessors to recognize and measure leases using a modified retrospective approach or under a prospective approach. The Company is currently evaluating the effect this guidance will have on its consolidated financial statements and related disclosures.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The ASU requires that an entity recognizes revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for these goods or services. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2017 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2018 for non-public entities. Early adoption is permitted as of the original effective date, which was interim and annual reporting periods beginning after December 15, 2016 for public entities and certain not-for-profits and for annual periods beginning after December 15, 2017 for non-public entities. The guidance permits the use of either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients or (ii) a retrospective approach with the cumulative effect upon initial adoption recognized at the date of adoption. Adoption of this pronouncement will result in changes to the presentation of the financial information within the consolidated statements of comprehensive income (loss) as well as expanded disclosures within the notes to the financial statements. The primary change to the consolidated statements of comprehensive income (loss) will be to the presentation for bad debts, which relate to self-pay patients and amounts due from patients with insurance for co-pays and deductibles. Under the new standards, these amounts will be a direct reduction from net revenues.
3. Acquisitions
Baptist Health Asset Acquisition — In August 2018, pursuant to the Purchase and Sale Agreement Dated August 8, 2018, the Company completed the acquisition of certain assets of Baptist Health (“Baptist”) in Little Rock, Arkansas, for a purchase price of  $970.
The allocation of the purchase price of Baptist was accounted for under the purchase method of accounting with the Company as the acquirer in accordance with ASC Topic 805, Business Combinations. The assets acquired and liabilities assumed in the transaction were recorded at their acquisition date fair values while transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data. The fair values of assets acquired, net of cash acquired, and liabilities assumed are as follows:
Assets acquired:
Accounts receivable, net of allowance	$571
Inventories	79
Property and equipment	400
Total assets acquired	1,050
Liabilities assumed	80
Net assets acquired	$970
Home I.V. Specialists, Inc. Acquisition — In September 2018, pursuant to the Stock Purchase Agreement dated September 18, 2018, the Company completed the acquisition of 100% of the outstanding shares of Home I.V. Specialists, Inc. (“Home IV”), for a purchase price of  $11,557, net of cash acquired.

The total consideration was comprised of cash paid of  $9,757 and a contingent payment of  $1,800 payable one year after the acquisition date. The contingent payment will be determined based on the operations of Home IV. The Home IV acquisition expands the Company’s presence in Arkansas with its three pharmacy locations.
The allocation of the purchase price of Home IV was accounted for under the purchase method of accounting with the Company as the acquirer in accordance with ASC Topic 805, Business Combinations. Goodwill, which is deductible for tax purposes, consists of expanding the Company’s footprint, expected purchasing synergies, and reductions in selling, general, and administrative expenses. Intangible assets consist of a non-compete agreement and acquired referral sources.
Assets acquired and liabilities assumed in the transaction were recorded at their acquisition date fair values while transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data. The fair values of assets acquired, net of cash acquired, and liabilities assumed are as follows:
Assets acquired:
Accounts receivable, net of allowance	$2,297
Inventories	290
Prepaid expenses and other current assets	41
Property and equipment	982
Intangible assets – non-compete	22
Intangible assets – referral sources	3,847
Goodwill	5,077
Total assets acquired	12,556
Liabilities assumed:
Accounts payable	894
Accrued compensation and employee benefits	70
Accrued expenses and other current liabilities	35
Total liabilities assumed	999
Net assets acquired	$11,557
Intangible assets — referral sources acquired in the above acquisition are stated at fair value as of the transaction date. The Company applied the fair value hierarchy as described in Note 2: Basis of Presentation and Summary of Major Accounting Policies. The fair value of referral sources was determined to be Level 3 measurements under the fair value hierarchy, and were valued using a discounted cash flow model. The more significant inputs to that model were estimated future cash flows, customer attrition rates, assumed royalty rates, and discount rates.
Healthy Connections Homecare Services, Inc. Acquisition — In October 2016, pursuant to the Share Purchase Agreement dated September 14, 2016, the Company completed the acquisition of 100% of the outstanding shares of Healthy Connections Homecare Services, Inc. (“HCHS”), for a purchase price of $5,229, net of cash acquired. The total consideration was comprised of cash paid of  $4,229 and a contingent payment of  $1,000 payable one year after the acquisition date. The contingent payment was determined based on the operations of HCHS. The contingent payment of  $1,000 was paid by the Company during the year ended December 31, 2017. There were no payments made during the year ended December 31, 2018.
Clinical Holdings Acquisition — In February 2015, pursuant to the Stock Purchase Agreement dated January 16, 2015, the Company completed the acquisition of 100% of the outstanding stock of Clinical Holdings, Inc. (“CSI”), for a purchase price of  $55,750, net of cash acquired. The total consideration was comprised of cash paid of  $50,750 and a contingent payment of  $5,000 payable one year after the acquisition date. The contingent payment was determined based on the operations of CSI. The contingent consideration was paid during the year ended December 31, 2016.
Option Care Acquisition —  Pursuant to a Contribution and Purchase Agreement dated January 16, 2015, HC I and HC II collectively acquired the equity of Walgreens Infusion Services, Inc. from Walgreen, Co. in a transaction that closed on April 7, 2015. The purchase price, net of cash acquired, totaled $1,121,928. The total consideration was comprised of cash of  $814,053 paid to the Predecessor Shareholder, $297,620 in equity value provided to the Predecessor Shareholder for an initial 49% membership interest in HC I, and $10,255 for the fair value of a working capital adjustment. The working capital adjustment was paid during the year ended December 31, 2016.
4. Property and Equipment
Property and equipment was as follows as of December 31, 2018 and 2017:
	2018	2017
Infusion pumps	$20,339	$19,784
Equipment, furniture, and other	34,433	29,482
Leasehold improvements	61,302	46,906
Computer software, purchased and internally developed	29,668	22,966
Assets under development	5,447	6,931
	151,189	126,069
Less accumulated depreciation	58,047	37,108
Property and equipment, net	$93,142	$88,961
Depreciation expense is recorded within cost of goods sold and operating costs and expenses within the consolidated statements of comprehensive income (loss), depending on the nature of the underlying fixed assets. The depreciation expense included in cost of goods sold relates to revenue-generating assets, such as infusion pumps. The depreciation expense included in operating costs and expenses is related to infrastructure items, such as furniture, computer and office equipment, and leasehold improvements. The following table presents the amount of depreciation expense recorded in cost of goods sold and operating costs and expenses for the years ended December 31, 2018, 2017 and 2016:
	2018	2017	2016
Depreciation expense in cost of goods sold	$2,993	$3,400	$3,048
Depreciation expense in operating costs and expenses	18,490	14,868	9,202
Total depreciation expense	$21,483	$18,268	$12,250
During the year ended December 31, 2018, one Company location was destroyed by a hurricane, resulting in a loss of  $626 of property and equipment. A business casualty loss was recorded as a component of operating costs and expenses within the consolidated statements of comprehensive income (loss). Insurance proceeds were received subsequent to the end of the fiscal year related to these lost assets. See Note 16, Subsequent Events, for a further discussion of these proceeds.
5. LEASES
The Company leases certain facilities, vehicles, and other equipment under various operating leases, which expire at various dates through 2028. The Company accounts for operating leasing transactions by recording rent expense on a straight-line basis over the expected life of the lease, starting on the date the Company gains possession of leased property. The Company includes tenant improvement allowances and rent holidays received from landlords and the effect of any rent escalation clauses as adjustments to straight-line rent expense over the expected life of the lease.
Total rental expense for all noncancelable operating leases, reduced by sublease rental income, amounted to $17,274, $17,275 and $19,574 for the years ended December 31, 2018, 2017 and 2016, respectively.

Minimum rental commitments as of December 31, 2018 under all leases having an initial or remaining noncancelable term of more than one year are shown below:
2019	$15,611
2020	12,863
2021	8,907
2022	6,236
2023	4,761
2024 and beyond	11,085
Total minimum lease payments	$59,463
6. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill is not amortized, but is evaluated for impairment annually in the fourth quarter of the fiscal year, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.
Circumstances that could trigger an interim impairment test include: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; the loss of key personnel; a change in reporting units; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed of; the results of testing for recoverability of a significant asset group within a reporting unit.
A quantitative impairment analysis was performed in the fourth quarter of 2018, 2017 and 2016, and the Company estimated the fair value of its reporting unit using an income approach. The income approach requires management to estimate a number of factors for its reporting unit, including projected future operating results, economic projections, anticipated future cash flows, and discount rates. The fair value determined using the income approach was then compared to marketplace fair value data from within a comparable industry grouping for reasonableness. The Company determined that there was no goodwill impairment in 2018, 2017 or 2016.
The determination of fair value and the allocation of that value to individual assets and liabilities within the reporting unit requires the Company to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which the Company competes; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, and capital expenditures. Actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit, the amount of the goodwill impairment charge, or both.
Changes in the carrying amount of goodwill consists of the following activity for the year ended December 31, 2018:
December 31, 2017 – net book value	$633,934
Acquisitions	5,077
December 31, 2018 – net book value	$639,011
There was no change in the carrying amount of goodwill for the year ended December 31, 2017.

The carrying amount and accumulated amortization of intangible assets consists of the following as of December 31, 2018 and 2017:
	2018	2017
Gross intangible assets:
Referral sources	$257,792	$253,945
Trademarks/names	32,000	32,000
Other amortizable intangible assets	4,151	4,129
Total gross intangible assets	293,943	290,074
Accumulated Amortization:
Referral sources	(63,353)	(46,359)
Trademarks/names	(8,000)	(5,867)
Other amortizable intangible assets	(2,877)	(2,432)
Total accumulated amortization	(74,230)	(54,658)
Total intangible assets, net	$219,713	$235,416
Amortization expense for intangible assets was $19,572, $19,794 and 20,201 for the years ended December 31, 2018, 2017 and 2016, respectively.
Expected future amortization expense for intangible assets recorded at December 31, 2018, is as follows:
2019	$19,581
2020	19,578
2021	19,578
2022	19,578
2023	19,523
2024 and beyond	121,875
$219,713
7. EQUITY METHOD INVESTMENTS
The Company’s investments in its equity method investees totaled $14,614 and $15,594 as of December 31, 2018 and 2017, respectively, and are included in other noncurrent assets in the accompanying consolidated balance sheets. For the years ended December 31, 2018, 2017 and 2016, the Company’s proportionate share of earnings in its equity method investees was $1,020, $2,186 and $1,700, respectively, and are recorded in equity in earnings of joint ventures in the accompanying consolidated statements of comprehensive income (loss).

Legacy Health Systems — The Company’s 50% ownership interest in this limited liability company, which provides infusion pharmacy services, expands the Company’s presence in the Portland, Oregon, market. In 2005, the Company’s initial cash investment in this joint venture was $1,300. The Company received a capital distribution from this investment of  $2,000 and $1,250 for the years ended December 31, 2018 and 2017, respectively. The following presents condensed financial information as of and for the years ended December 31, 2018, 2017 and 2016:
Consolidated statements of comprehensive income (loss) data:
	Years Ended December 31,
	2018	2017	2016
Net revenues	$21,309	$23,295	$22,431
Cost of net revenues	15,042	17,069	15,900
Gross profit	6,267	6,226	6,531
Net income	1,772	3,278	2,992
Equity in net income	886	1,639	1,496
Consolidated balance sheet data:
	As of December 31,
	2018	2017
Current assets	$5,666	$9,536
Noncurrent assets	3,403	1,897
Current liabilities	119	264
Noncurrent liabilities	8	—
Vanderbilt Home Care — The Company’s 50% ownership interest in this limited liability company, which provides infusion pharmacy services, expands the Company’s presence in the Nashville, Tennessee, market. In 2009, the Company contributed both cash and certain operating assets into the joint venture for a total initial investment of  $1,088. The following presents condensed financial information as of and for the years ended December 31, 2018, 2017 and 2016:
Consolidated statements of comprehensive income (loss) data:
	Years Ended December 31,
	2018	2017	2016
Net revenues	$31,517	$27,805	$25,262
Cost of net revenues	24,433	20,665	18,692
Gross profit	7,084	7,140	6,570
Net income	268	1,094	407
Equity in net income	134	547	204
Consolidated balance sheet data:
	As of December 31,
	2018	2017
Current assets	$6,517	$7,834
Noncurrent assets	1,008	1,319
Current liabilities	192	2,109
Noncurrent liabilities	68	49

For each of the Company’s nonconsolidated affiliates, the Company provides certain management services for which it receives a fee. These services are principally administrative in nature. The Company recorded management fee income of  $2,235, $1,260 and $934 for the years ended December 31, 2018, 2017 and 2016, respectively. Management fees are recorded in net revenues in the accompanying consolidated statements of comprehensive income (loss).
For a further discussion on the Company’s transactions with its equity method investees, see Note 11, Related-Party Transactions.
8. STOCK-BASED INCENTIVE COMPENSATION
Beginning in October 2015, HC I implemented an equity incentive plan for certain officers and employees of the Company. Incentive units are equity-based awards subject to time and performance vesting restrictions. The compensation expense related to this plan has been reflected in the Company’s financial statements due to the related-party nature of this plan.
In accordance with ASC Topic 718, Compensation — Stock Compensation, compensation expense is recognized on a straight-line basis over the vesting period of the award or the employee’s retirement eligible date, if earlier.
Total stock-based incentive compensation expense related to the Company’s specific employees who participated in the plans recognized in selling, general, and administrative expenses in the Company’s consolidated statements of comprehensive income (loss) was $2,058, $1,388 and $1,234 for the years ended December 31, 2018, 2017 and 2016, respectively.
The Company also issued equity incentive units to certain members of the Board of Directors related to advisory services outside of their direct board services. These units are fully vested and non-forfeitable as of the grant date. In accordance with ASC Topic 505, Equity Based Payment to Non-Employees, expense is recognized on the grant date. The expense related to these units has been reflected in the Company’s financial statements due to the related party nature of the services. Total directors’ stock-based incentive compensation expense recognized in selling, general, and administrative expenses in the Company’s consolidated statements of comprehensive income (loss) was $81, $67 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively.
The fair value of each award was determined using a Monte-Carlo simulation with the following weighted average assumptions used for the years ended December 31, 2018 and 2017:
	2018	2017
Risk-free interest rate(1)	2.25%	1.39%
Average time to liquidity (years)(2)	2.13	2.89
Volatility(3)	47.00%	37.00%
Discount for lack of marketability(4)	30.00%	30.00%
Weighted-average grant-date fair value per share	$1.13	$1.16

(1)
Represents the US Treasury security rate for the expected time to liquidity event.

(2)
Represents the period of time expected prior to liquidity event.

(3)
Based on historical volatility of comparable public companies.

(4)
Represents a discount taken to reflect the private nature of the investment.

9. Fair value measurements
Fair value measurements are determined by maximizing the use of observable inputs and minimizing the use of unobservable inputs. The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (Level 1 measurements) and gives the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs within the fair value hierarchy are defined in Note 2: Basis of Presentation and Summary of Major Accounting Policies. While the Company

believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Interest rate caps:   The fair values of interest rate caps is derived from the interest rates prevalent in the market and future expectations of those interest rates (Level 2 inputs). The Company determines the fair value of the investments based on quoted prices from third party brokers. The total investment in interest rate caps as Level 2 assets was $2,627 and $1,919 as of December 31, 2018 and December 31, 2017, respectively. There were no other assets or liabilities measured at fair value at December 31, 2018 or December 31, 2017.
10. Derivative instruments
The Company uses derivative financial instruments for hedging and non-trading purposes to limit the Company’s exposure to increases in interest rates related to its variable interest rate debt. Use of derivative financial instruments in hedging programs subjects the Company to certain risks, such as market and credit risks. Market risk represents the possibility that the value of the derivative financial instrument will change. In a hedging relationship, the change in the value of the derivative financial instrument is offset to a great extent by the change in the value of the underlying hedged item. Credit risk related to a derivative financial instrument represents the possibility that the counterparty will not fulfill the terms of the contract. The notional, or contractual, amount of the Company’s derivative financial instruments is used to measure interest to be paid or received and does not represent the Company’s exposure due to credit risk. Credit risk is monitored through established approval procedures, including reviewing credit ratings when appropriate.
During the year ended December 31, 2017, the Company entered into interest rate caps that reduce the risk of increased interest payments due to interest rates rising. The Company’s hedges offset the risk of rising interest rates through 2020 on the first $250,000 of the first lien term loan debt. The interest rate caps perfectly offset the terms of the interest rates associated with the variable interest rate debt described in Note 14, Indebtedness. The Company entered into the interest rate caps for a notional value of  $1,900, classified as a cash flow hedge. At December 31, 2018 and 2017, respectively, the total derivative asset accounted for as hedging instruments under ASC 815-20 was $2,627 and $1,919, and is recorded as a component of prepaid expenses and other current assets in the consolidated balance sheets. Prior to 2017 the Company did not have hedging instruments. In the event that the Company exercised the interest rate caps, the proceeds would be recognized as a reduction of interest expense.
The gain and loss associated with the changes in the fair value of the hedging instrument is recorded into other comprehensive income. The effective portion of the hedge and the periodic amortization of the initiation costs associated with the hedging relationship are recognized through net income. In accordance with ASU 2017-12, Targeted Improvements to Accounting for Hedges, the Company has determined that the hedges are perfectly effective. During the years ended December 31, 2018 and 2017, respectively, total gains recorded in other comprehensive income related to cash flow hedges were $708 and $89 related to the interest rate contracts. During the years ended December 31, 2018 and 2017, expenses reclassified from accumulated other comprehensive income related to the interest rate contracts were $300 and $5, respectively. The Company expects to reclassify $1,029 of total interest rate costs currently recorded in accumulated other comprehensive income against interest expense during 2019.
11. RELATED-PARTY TRANSACTIONS
Transactions with Predecessor Shareholder — The Predecessor Shareholder agreed to provide certain transition services to the Company for a period of time following the April 7, 2015 acquisition for which the Company is obligated to reimburse the Predecessor Shareholder. During the year ended December 31, 2016, payments of  $14,322 were paid to the predecessor shareholder for transition health care services. During the year ended December 31, 2017, payments of  $10,902 were paid to the Predecessor Shareholder for transition health care services provided to the Company during the year ended December 31, 2016. No further amounts remain due to the Predecessor Shareholder for transition services as of December 31, 2018 and 2017.

Management Services — In conjunction with the Option Care Acquisition, the Company entered into two separate Management Services Agreements with Madison Dearborn Partners VI-B, L.P. and Walgreen Co. Each Management Services Agreement requires the Company to pay $250 to each party quarterly beginning July 1, 2015 for on-going management, consulting and financial services provided to the Company. Management services expense of  $2,000 has been reflected as a component of selling, general and administrative expense in the consolidated statements of comprehensive income (loss) for the years ended December 31, 2018, 2017 and 2016, respectively.
Management Equity Ownership Plan — Beginning in October 2015, HC I implemented an equity ownership and incentive plan for certain officers and employees of the Company. The officers were able to purchase membership units in HC I, and could fund a portion of the purchase with a loan from the Company. These loans were treated as a shareholder contribution in the Company. The loans bear interest at 5.25% per annum. For the years ended December 31, 2018, 2017 and 2016, $425, $0 and $165, respectively, was credited to paid-in capital related to HC I membership units purchased with a loan from the Company. During the year ended December 31, 2017, shareholder redemptions totaled $111 for notes redeemed by the officers, and this was treated as a shareholder redemption, reducing paid-in capital. During the year ended December 31, 2016, shareholder redemptions totaled $521, comprised of a cash distribution to HC I of  $437 and notes redeemed of  $84. Notes receivable from management of  $1,619, $1,116 and $1,171 remain outstanding as of December 31, 2018, 2017 and 2016, respectively. The notes receivable from management and associated interest receivable are recorded in management notes receivable as a reduction to equity on the Company’s consolidated balance sheets at December 31, 2018 and 2017.
Transactions with Equity Method Investees — The Company provides management services to its joint ventures under long-term management services agreements. The management services provided under these agreements include such services as legal, accounting, invoicing, and collections in addition to day-to-day managerial support of the operations of the businesses. The Company recorded management fee income of $2,235, $1,260 and $934 for the periods ended December 31, 2018, 2017 and 2016, respectively. Management fees are recorded in net revenues in the accompanying consolidated statements of comprehensive income (loss).
The Company had additional amounts due to its joint ventures of  $908 and additional amounts due from its joint ventures of  $89 as of December 31, 2018. The Company had additional amounts due from its joint ventures of  $46 as of December 31, 2017. These payables were included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets and these receivables were included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. These balances primarily relate to cash collections received by the Company on behalf of the joint ventures, offset by certain pharmaceutical inventories purchased by the Company on behalf of the joint ventures.
12. EMPLOYEE BENEFIT PLANS
The Company maintains a domestic 401(k) plan that allows eligible employees to contribute a portion of their salary to help save for retirement. The Company matches 100% of employee contributions, up to 4% of employee compensation. The Company recorded expense for the defined contribution plan of $6,272, $6,581 and $8,281 for the years ended December 31, 2018, 2017 and 2016, respectively. In the years ended December 31, 2018, 2017 and 2016, Company contributions of  $6,342, $14,421 and $3,981, respectively, were paid.

13. INCOME TAXES
The income tax expense (benefit) consists of the following for the years ended December 31, 2018, 2017 and 2016:
	2018	2017	2016
US federal income tax (benefit) expense:
Current	$—	$—	$—
Deferred	(2,688)	(21,944)	4,482
	(2,688)	(21,944)	4,482
State income tax expense:
Current	1,176	1,244	1,497
Deferred	(1,141)	2,115	1,023
	35	3,359	2,520
Total income tax (benefit) expense	$(2,653)	$(18,585)	$7,002
The difference between the statutory federal income tax rate and the effective tax rate is as follows for the years ended December 31, 2018, 2017 and 2016:
	2018	2017	2016
US Federal statutory tax rate	21.0%	35.0%	35.0%
US Federal statutory tax rate change	0.0	115.9	—
State income taxes, net of federal benefit	2.4	(10.1)	18.3
Changes in uncertain tax positions	14.7	(8.8)	—
Non-deductible expenses	(7.5)	(5.6)	7.3
Other, net	(0.3)	—	3.6
Effective income tax rate	30.3%	126.4%	64.2%
The components of deferred income tax assets and liabilities using the 21% U.S. Federal statutory tax rate were as follows as of December 31, 2018 and 2017, respectively:
	2018	2017
Deferred tax assets:
Bad debt allowance	$14,879	$11,056
Compensation and benefits	1,925	2,765
Interest limitation carryforward	3,486	—
Straightline rent	1,640	1,118
Net operating losses	10,155	11,644
Other	3,644	2,531
Deferred tax assets before valuation allowance	35,729	29,114
Valuation allowance	(1,373)	(1,263)
Deferred tax assets, net of valuation allowance	34,356	27,851
Deferred tax liabilities:
Accelerated depreciation	(9,483)	(9,721)
Intangible assets	(39,977)	(42,580)
Goodwill	(14,700)	(10,997)
Equity method investments	(1,687)	(1,629)
Other	(1,990)	—
Deferred tax liabilities	(67,837)	(64,927)
Net deferred tax liabilities	$(33,481)	$(37,076)

The Company is subject to taxation in the United States and various states. At December 31, 2018 and 2017, the Company had $38,109 and $45,462, respectively, of gross federal net operating loss (NOL) carryforwards available to offset future taxable income in the United States. These NOLs will begin to expire in fiscal year 2035 if not utilized. The Company also had $43,479 and $45,992 of cumulative gross state net operating loss carryforwards available as of the periods ended December 31, 2018 and 2017, respectively, to offset future taxable income in various states. These NOLs will begin to expire in 2019 if not utilized. The potential future tax benefits of the state net operating loss carryforwards have been reduced by a valuation allowance of  $1,373 and $1,263 as of December 31, 2018 and 2017, respectively, based on the Company’s analysis of the likelihood of generating sufficient taxable income in the various state jurisdictions to utilize the benefits before expiration. At December 31, 2018, the Company had $13,574 of gross interest limitation carryforward available to offset future taxable income in the United States. This carryforward is subject to an annual deductible interest limitation. Management believes it is more likely than not that the results of future operations and reversals of deferred tax liabilities will generate sufficient taxable income to realize the deferred tax assets, net of valuation allowance.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:
	2018	2017	2016
Balance at January 1	$6,100	$—	$—
Additions for tax positions related to the current year	—	—	—
Additions for tax positions on prior years	—	6,100	—
Reductions for tax positions on prior years	—	—	—
Settlements	(6,100)	—	—
Balance at December 31	$—	$6,100	$—
At December 31, 2018, 2017 and 2016, the unrecognized tax benefits for uncertain tax positions were $0, $6,100 and $0, respectively. During the year ended December 31, 2018, the unrecognized tax benefit was reversed with the completion of a federal tax audit. Due to the fact that the Company is in a net operating loss position, no interest or penalties are recorded with respect to uncertain tax positions.
Currently the Company is not subject to any U.S. Federal income tax audits. The Company is subject to various state tax audits, and believes that the outcome of these audits will not have a material impact on the Company.
14. Indebtedness
Long-term debt consisted of the following at December 31, 2018:
	Principal Amount	Discount	Debt Issuance Costs	Net Balance
Revolving credit facility	$—	$—	$—	$—
First lien term loan	401,513	(1,062)	(5,678)	394,773
Second lien term loan	150,000	—	(5,398)	144,602
	$551,513	$(1,062)	$(11,076)	539,375
Less: current portion				(4,150)
Total long-term debt				$535,225

Long-term debt consisted of the following at December 31, 2017:
	Principal Amount	Discount	Debt Issuance Costs	Net Balance
Revolving credit facility	$—	$—	$—	$—
First lien term loan	405,663	(1,356)	(8,347)	395,960
Second lien term loan	150,000	—	(5,614)	144,386
	$555,663	$(1,356)	$(13,961)	540,346
Less: current portion				(4,150)
Total long-term debt				$536,196
During 2015, the Company entered into two credit arrangements administered by Bank of America, N.A. and one with U.S. Bank. The agreements provide for up to $645,000 in senior secured credit facilities through a $80,000 revolving credit facility, a $415,000 first lien term loan and a $150,000 second lien term loan. Amounts borrowed under the credit agreements are secured by substantially all of the assets of the Company.
The Company incurred an original issuance discount in conjunction with entering into the first lien term loan of  $2,075, and also incurred an aggregate of  $21,146 in debt issuance costs to obtain the two credit agreements. These costs were recorded as a reduction of the carrying amount of long-term debt in the consolidated balance sheets and are being amortized over the term of the related debt using the effective interest method for the term loans and the straight-line method for the revolving credit facility. Interest expense related to the original issue discount totaled $282, $272 and $260 and related to the debt issuance costs totaled $2,825, $2,724 and $2,501 for the years ended December 31, 2018, 2017 and 2016, respectively.
In June 2018, the Company refinanced the first lien term loan to obtain a preferential borrowing rate. There were no other changes to the payment or maturity terms of the first lien term loan. At the time of the amendment, the balance of the debt was $402,350, net of  $1,239 of unamortized original issuance discount and $6,600 of deferred financing costs. The Company assessed whether the amendment resulted in an insubstantial modification or an extinguishment of the existing debt for each loan in the syndication. Based on this analysis, the Company determined that $1,000 of the outstanding debt was extinguished and re-issued. This amount is disclosed as an outflow and inflow from financing activities in the consolidated statements of cash flows. The Company recognized a loss on extinguishment of debt of  $72 related to the unamortized original issuance and debt issuance costs discount on the $1,000 of extinguished debt. The remaining $7,767 will continue to be amortized over the term of the loan. Additionally, the Company incurred third party fees of  $1,366. The $15 related to the extinguished debt was capitalized and will be amortized over the remaining life of the debt. The remaining $1,351 was expensed in 2018.
The first lien credit agreement provides for a revolving credit facility of up to $80,000, which matures on April 7, 2020. The revolving credit facility bears interest at a per annum rate that is determined by the Company’s periodic selection of rate type, either the Base Rate or the Eurocurrency Rate. The Base Rate is defined as the highest of  (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced by Bank of America as its “prime rate” and with respect to term loans only, or (c) the Eurocurrency Rate plus 1.00%. The Eurocurrency Rate is defined as the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate. Interest is charged on Base Rate loans at the Base Rate plus 3.75% to 4.00%. Interest is charged on Eurocurrency Rate loans at the Eurocurrency Rate plus 4.75% to 5.00%. The revolving credit facility contains commitment fees payable on the unused portion of the revolver ranging from 0.375% to 0.500% and letter of credit fees ranging from 4.75% to 5.00%, depending on various factors including the Company’s leverage ratio, type of loan and rate type. The Company had no borrowings outstanding under the revolving credit facility at December 31, 2018 and 2017. The Company had $5,500 and $4,900 of undrawn letters of credit issued and outstanding, resulting in a net borrowing availability under the revolving credit facility of  $74,500 and $75,100 as of December 31, 2018 and 2017, respectively. The interest rate on the revolving credit facility was 7.25% on the borrowed amount as of December 31, 2018 and 7.25% as of December 31, 2017.

The principal balance of the first lien term loan is repayable in quarterly installments of  $1,038 plus interest, with a final payment of all remaining outstanding principal due on April 7, 2022. Interest on the first lien term loan is charged on Base Rate loans at Base Rate, as defined, plus 2.75% as of December 31, 2018 and 3.75% to 4.00%, depending on the Company’s leverage ratio as of December 31, 2017. Interest is charged on Eurocurrency Rate loans at the greater of 1.00% or the Eurocurrency Rate, as defined, plus 3.75% as of December 31, 2018 and 4.75% to 5.00%, depending on the Company’s leverage ratio as of December 31, 2017. The interest rate on the first lien term loan was 6.10% and 6.35% as of December 31, 2018 and 2017, respectively. The weighted average interest rate paid was 6.30% and 6.31% for the years ended December 31, 2018 and 2017, respectively.
The principal balance of the second lien term loan is repayable in its entirety at maturity on April 7, 2023. Interest on the second lien term loan is payable quarterly and is at the greater of 1.00% or LIBOR, plus 8.50% to 8.75%, depending on the Company’s leverage ratio. The interest rate on the second lien term loan was 11.15% and 10.08% as of December 31, 2018 and 2017, respectively. The weighted average interest rate paid was 10.80% and 9.95% for the years ended December 31, 2018 and 2017, respectively.
Long-term debt matures as follows:
Fiscal Year Ending December 31	Minimum Payments
2019	$4,150
2020	4,150
2021	4,150
2022	389,063
2023	150,000
Total	$551,513
During the year ended December 31, 2018 and 2017, the Company engaged in hedging activities to limit its exposure to changes in interest rates. See Note 10, Derivative Instruments, for a further discussion.
15. COMMITMENTS AND contingencies
The Company is involved in legal proceedings and is subject to investigations, inspections, audits, inquiries, and similar actions by governmental authorities, arising in the normal course of the Company’s business. Litigation, in general, and class action litigation, in particular, can be expensive and disruptive. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years. From time to time, the Company may also be involved in legal proceedings as a plaintiff involving antitrust, tax, contract, intellectual property, and other matters. Gain contingencies, if any, are recognized when they are realized. The results of legal proceedings are often uncertain and difficult to predict, and the costs incurred in litigation can be substantial, regardless of the outcome. The Company believes that its defenses and assertions in pending legal proceedings have merit and does not believe that any of these pending matters, after consideration of applicable reserves and rights to indemnification, will have a material adverse effect on the Company’s consolidated balance sheets. However, substantial unanticipated verdicts, fines, and rulings do sometimes occur. As a result, the Company could from time to time incur judgments, enter into settlements, or revise expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid.
16. SUBSEQUENT EVENTS
The Company has evaluated whether any subsequent events occurred from December 31, 2018 through April 24, 2019, the date the financial statements were available to be issued, and noted the following subsequent events:
In 2019, the Company received insurance proceeds of  $3,615 related to a facility which was destroyed by a hurricane in 2018, as further discussed in Note 2, Basis of Presentation and Summary of Major Accounting Policies, and Note 4, Property and Equipment. These proceeds will be recorded as a component of operating costs and expenses in the consolidated statements of comprehensive income (loss) for the year ended December 31, 2019. These proceeds will be reflected in the consolidated statements of cash flows for the year ended December 31, 2019 as $2,989 reflected as a component of cash flows from operating activities and $626 reflected as a component of cash flows from investing activities.
On March 14, 2019, HC I and HC II entered into a definitive merger agreement with BioScrip, Inc. (“BioScrip”), a national provider of infusion and home care management solutions. Under the terms of the merger agreement, BioScrip will issue new shares of its common stock to HC I in a non-taxable exchange, which will result in BioScrip’s shareholders holding 20.5% of the combined company and HC I holding 79.5% of the combined company. HC I has secured committed financing, the proceeds of which will be used to retire HC II’s first lien term loan and second lien term loan, as well as all outstanding debt of BioScrip at the close of the transaction. Following the close of the transaction, the combined company stock will continue to be listed on the Nasdaq National Market. The transaction is currently expected to close by the end of 2019.
In 2019, the Company terminated its interest rate caps and received cash proceeds of  $1,730, net of early termination fees. In conjunction with the sale, the Company discontinued the hedge accounting associated with the interest rate caps. The amount remaining in accumulated other comprehensive income will be reclassified as interest expense over the remaining life of the first lien term loan debt.
******

MARKET PRICE OF AND DIVIDENDS ON OPTION CARE’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Option Care is a wholly owned private company and no market price for the shares exists. 1,000 shares with a par value of  $0.01 are authorized, issued and outstanding. There were no dividends paid and there is no intention to pay dividends.

NO APPRAISAL RIGHTS
Under Delaware law, BioScrip stockholders are not entitled to appraisal rights in connection with the Mergers or the proposals to be voted on at the special meeting.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Rule 14a-8 under the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under Rule 14a-8, proposals submitted for inclusion in BioScrip’s 2020 proxy materials relating to the 2020 Annual Meeting must be received by BioScrip at its principal executive offices located at 1600 Broadway, Suite 700, Denver, Colorado 80202, Attention: Secretary, no later than the close of business on the date that is 120 days before the anniversary date of the date of the BioScrip’s proxy statement for the 2019 annual meeting (which has not yet been filed), in order to be included in BioScrip’s Proxy Statement and proxy relating to the 2020 annual meeting; provided, however, that in the event that the date of the 2020 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary date of the 2019 annual meeting, notice by the stockholder to be included in BioScrip’s Proxy Statement and proxy relating to the 2020 annual meeting must be so delivered a reasonable time before BioScrip begins to print and send its proxy materials. Proposals must comply with all the requirements of Rule 14a-8 and BioScrip’s bylaws. BioScrip will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.
Stockholder proposals and nominations for directors made outside of Rule 14a-8 under the Exchange Act may be considered at the 2020 annual meeting only if timely notice is given to BioScrip. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of BioScrip no later than 120 days and no earlier than 90 days prior to the first anniversary of BioScrip’s 2019 annual meeting (the date of which has been set for June 11, 2019); provided, however, that in the event that the date of the 2020 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2019 annual meeting, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the 2020 annual meeting or the tenth day following the day on which public announcement of the date of the 2020 annual meeting is first made. Such stockholder notice must comply with all of the requirements of BioScrip’s bylaws. The BioScrip Board or the presiding officer at the 2020 annual meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for stockholder action in accordance with applicable law. These requirements are separate from the procedural requirements a stockholder must meet to have a proposal included in BioScrip’s Proxy Statement.

HOUSEHOLDING
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this Proxy Statement should be directed to, as applicable: BioScrip, Inc., 1600 Broadway, Suite 700, Denver, Colorado 80202, telephone (720) 697-5200.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
BioScrip files annual, quarterly and current reports, proxy statements and other information with the SEC. BioScrip’s SEC filings are available to the public at the SEC’s website at www.sec.gov.
Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows BioScrip to “incorporate by reference” into this Proxy Statement documents BioScrip files with the SEC. This means that BioScrip can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. This Proxy Statement and the information that BioScrip later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that BioScrip later files with the SEC may update and supersede the information in this Proxy Statement.
BioScrip also incorporates by reference the documents listed below and any documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the special meeting (provided that BioScrip is not incorporating by reference any information furnished to, but not filed with, the SEC):
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 14, 2019;

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Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed on May 3, 2019; and

•
Our Current Reports on Form 8-K filed on March 15, 2019, March 21, 2019 and April 23, 2019.

Copies of any of the documents BioScrip files with the SEC may be obtained free of charge either on
BioScrip’s website by contacting BioScrip’s Corporate Secretary at BioScrip, Inc., 1600 Broadway, Suite 700, Denver, Colorado 80202, Attention: Corporate Secretary or by calling (720) 697-5200.
If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. BIOSCRIP HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEXES
Annex A — Merger Agreement
Annex B — Charter Amendment
Annex C — Series A COD Amendment
Annex D — Preferred Stock Repurchase Agreement
Annex E — Amended and Restated Warrant Agreement
Annex F — Voting Agreement
Annex G — Support Agreements
Annex H — Director Nomination Agreement
Annex I — Registration Rights Agreement
Annex J — Fairness Opinion of Moelis & Company LLC

ANNEX A
Execution Version

AGREEMENT AND PLAN OF MERGER
among
BIOSCRIP, INC.,
BETA SUB, INC.,
BETA SUB, LLC,
HC GROUP HOLDINGS II, INC.,
HC GROUP HOLDINGS I, LLC
and
HC GROUP HOLDINGS III, INC., solely for purposes of Section 7.3(b)
Dated as of March 14, 2019

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS
Definition	Location
2018 Beta Audited Financial Statements	4.5(b)
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(f)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
Alternate Financing	5.12(f)
Amended and Restated Beta Charter	1.4(c)
Beta	Preamble
Beta Awards	4.2(b)
Beta Board	4.3
Beta Board Recommendation	Recitals
Beta Brokers	4.20
Beta Bylaws	4.1(b)
Beta Capitalization Representation	6.2(a)(i)
Beta Charter	4.1(b)
Beta Collection Costs	7.3(e)
Beta Common Stock	2.1(a)
Beta Contingent RSUs	2.3
Beta Designated Directors	1.6
Beta Disclosure Letter	Article IV
Beta Fundamental Representations	6.3(a)(i)
Beta Material Adverse Effect	8.3(b)
Beta Material Contracts	4.15(a)
Beta Options	4.2(a)
Beta Parties	Preamble
Beta Plans	4.11(a)
Beta Preferred Stock	4.2(a)
Beta Registered IP	4.18(a)
Beta Related Parties	7.3(f)
Beta RSUs	4.2(a)
Beta SARs	4.2(a)
Beta SEC Documents	4.5(a)
Beta Securities	4.2(a)
Beta Series A COD Amendment	4.3
Beta Share Issuance	8.3(c)
Beta Stock Plans	8.3(d)
Beta Stockholder Approval	4.3
Beta Stockholders Meeting	5.3(a)
Beta Termination Fee	7.3(c)
A-iv

Definition	Location
Beta Warrants	4.2(a)
Business Day	8.3(e)
Capitalization Date	4.2(a)
Change of Control	8.3(f)
Class A Warrants	4.2(a)
Class B Warrants	4.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Compensation Committee	2.6
Confidentiality Agreement	5.4(c)
Continuing Beta Director	1.6
Contract	3.4(a)
control	8.3(g)
Data Security Requirements	8.3(h)
Debt Commitment Letters	3.23
Debt Financing	3.23
Debt Financing Sources	8.3(i)
Delaware Secretary of State	1.3
DGCL	1.1(a)
DLLCA	1.1(b)
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
ERISA	3.11(a)
Escrowed Beta Shares	2.3
Exchange Act	3.4(b)
Excluded Shares	2.1(b)
Existing Notes	5.12(g)
Expired	2.3
First Certificate of Merger	1.3(a)
First Lien Note Purchase Agreement	5.12(h)
First Lien Notes	5.12(h)
First Merger	Recitals
First Merger Effective Time	1.3(a)
GAAP	3.5(a)
Government Payment Programs	8.3(j)
Governmental Entity	3.4(b)
Healthcare Laws	8.3(k)
HIPAA	8.3(l)
HSR Act	3.4(b)
Indebtedness	8.3(m)
Indenture	5.12(g)
Intellectual Property	3.18(c)
A-v

Definition	Location
IRS	3.11(a)
knowledge	8.3(n)
Law	3.4(a)
Lease	4.17
Leased Real Property	4.17
Liens	3.2
Materials of Environmental Concern	3.13(c)(iii)
Maximum Premium	5.8(b)
Merger Consideration	2.1(a)
Merger Sub Equityholder Approval	Recitals
Merger Sub Inc.	Preamble
Merger Sub LLC	Preamble
Mergers	Recitals
New Financing Commitment	5.12(f)
Note Purchase Agreements	5.12(h)
Notes	5.12(h)
Notice Period	5.2(c)
Omega	Preamble
Omega Board	3.3
Omega Bylaws	3.1(b)
Omega Capitalization Representation	6.2(a)(i)
Omega Charter	3.1(b)
Omega Common Stock	2.1(a)
Omega Disclosure Letter	Article III
Omega Expenses	7.3(d)
Omega Financial Statements	3.5(a)
Omega Fundamental Representations	6.2(a)(i)
Omega III	Preamble
Omega Interim Financial Statements	3.5(a)
Omega Material Adverse Effect	8.3(o)
Omega Material Contracts	3.15(b)
Omega Parent	Preamble
Omega Plans	3.11(a)
Omega Registered IP	3.18(a)
Omega Related Parties	7.3(e)
Omega Stockholder Approval	Recitals
Omega Tax Opinion	6.3(d)
Omega Termination Fee	7.3(b)
Outside Date	7.1(b)(i)
Payor	8.3(p)
PBGC	3.11(b)(iii)
Permits	3.10
Person	8.3(q)
A-vi

Definition	Location
Preferred Repurchase Agreement	Recitals
Pro Forma Financial Information	5.3(a)
Protected Health Information	8.3(r)
Proxy Statement	5.3(a)
Q1 Beta Trial Balance	8.3(s)
Remedial Action	5.5(b)
Removed Designee	1.6
Representative	8.3(t)
Required Bank Information	8.3(u)
RSU Dispute	8.3(v)
SEC	4.5(a)
Second Certificate of Merger	1.3(b)
Second Merger	Recitals
Second Merger Effective Time	1.3(b)
Securities Act	4.5(a)
Series A Preferred Stock	4.2(a)
Series B Preferred Stock	4.2(a)
Series C Preferred Stock	4.2(a)
SOX	8.3(w)
Subsidiary	8.3(x)
Superior Proposal	5.2(f)(ii)
Support Agreements	Recitals
Surviving Company	Recitals
Surviving Corporation	Recitals
Systems	8.3(y)
Takeover Laws	3.19
Tax Asset Protection Plan	4.23
Tax Return	8.3(z)
Taxes	8.3(aa)
Transfer Restriction	2.3
Trustee	5.12(g)
Vested	2.3
Warn Act	8.3(bb)
Warrant Amendment	Recitals
A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 14, 2019, between BioScrip, Inc., a Delaware corporation (“Beta”), Beta Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Beta (“Merger Sub Inc.”), Beta Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Beta (“Merger Sub LLC” and collectively with Merger Sub Inc. and Beta, the “Beta Parties”), HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc., a Delaware corporation and a wholly-owned subsidiary of Omega Parent (“Omega”), and HC Group Holdings III, Inc., a Delaware corporation and a wholly-owned subsidiary of Omega, solely for purposes of Section 7.3(b) (“Omega III”).
RECITALS
WHEREAS, at the First Merger Effective Time, the parties intend to effect the merger (the “First Merger”) of Merger Sub Inc. with and into Omega, with Omega continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein;
WHEREAS, immediately following the First Merger, the parties intend to effect the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of Omega has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of Omega and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Omega’s stockholders, and (iv) recommended the adoption of this Agreement by Omega’s sole stockholder, Omega Parent;
WHEREAS, on or prior to the date hereof, certain of Omega Parent’s equityholders, which collectively own more than 75% of the equity interests of Omega Parent, have delivered a support agreement to Beta pursuant to which such Persons have agreed, among other things to restrictions on the transfer of equity in Omega Parent;
WHEREAS, Omega Parent, as Omega’s sole stockholder, wishes, by execution and delivery of this Agreement, to adopt this Agreement and consent to and approve the Mergers and the other transactions contemplated hereby (the “Omega Stockholder Approval”);
WHEREAS, the Board of Directors of Beta has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Beta Share Issuance) are fair to and in the best interests of Beta and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Beta Share Issuance), (iii) directed that the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment be submitted to a vote at a meeting of Beta’s stockholders, and (iv) recommended the approval of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment by Beta’s stockholders (such recommendation, the “Beta Board Recommendation”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of Beta’s shareholders have entered into voting and support agreements in the form attached hereto as Exhibit A (the “Support Agreements”), dated as of the date hereof, with Omega Parent, pursuant to which, among other things, such Beta shareholders have agreed to vote such Beta shareholders shares of Beta Common Stock in favor of the approval of this Agreement;
WHEREAS, the Board of Directors of Merger Sub Inc. has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the First Merger), and (ii) directed that this Agreement be submitted to Beta for its approval and adoption in its capacity as the sole stockholder of Merger Sub Inc.;

WHEREAS, the Board of Managers of Merger Sub LLC has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Second Merger), and (ii) directed that this Agreement be submitted to Beta for its approval and adoption in its capacity as the sole member of Merger Sub LLC;
WHEREAS, Beta, as Merger Sub Inc.’s sole stockholder and Merger Sub LLC’s sole member, wishes, by execution and delivery of this Agreement, to adopt this Agreement and consent to and approve the Mergers and the other transactions contemplated hereby (the “Merger Sub Equityholder Approval”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Omega has received from the parties identified therein the Debt Commitment Letters (as defined below) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Debt Financing (as defined below) in the amounts and on the terms set forth therein;
WHEREAS, for U.S. federal income tax purposes, it is intended (i) that the First Merger and the Second Merger, taken together, will constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and the regulations promulgated thereunder (the “Code”) to which each of Beta and Omega are to be parties under Section 368(b) of the Code, and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;
WHEREAS, concurrently with the execution and delivery of this Agreement, Beta has entered into (i) a Preferred Stock Repurchase Agreement in the form of Exhibit E attached hereto (the “Preferred Repurchase Agreement”)and (ii) an Amended and Restated Warrant Agreement, in the form of Exhibit F attached hereto (the “Warrant Amendment”), in each case, the effectiveness of certain provisions of which is conditioned upon the occurrence of the Closing in accordance with the terms of this Agreement; and
WHEREAS, Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent and Omega desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent and Omega hereby agree as follows:
Article I
THE MERGERS
Section 1.1 The Mergers.
(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL)”, at the First Merger Effective Time, Merger Sub Inc. shall be merged with and into Omega. Following the First Merger, the separate corporate existence of Merger Sub Inc. shall cease, and Omega shall continue as the Surviving Corporation in the First Merger and a wholly-owned Subsidiary of Beta. From and after the First Merger Effective Time, all the property, rights, powers, privileges and franchises of Omega and Merger Sub Inc. shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of Omega and Merger Sub Inc. shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of the Surviving Corporation shall cease, and Merger Sub LLC shall be the Surviving Company. From and after the Second Merger Effective Time, all the property, rights, powers, privileges and franchises of Omega, Merger Sub LLC and the Surviving Corporation shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of Omega, Merger Sub Inc. and the Surviving Corporation shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.
Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on the fifteenth (15th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Beta and Omega; provided, that Closing may occur on any date following the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) with the written consent of Omega. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3 First Merger Effective Time; Second Merger Effective Time.
(a) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable parties shall file a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL in connection with effecting the First Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Beta and Omega shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Merger Effective Time”).
(b) Upon the terms and subject to the provisions of this Agreement, immediately following the First Merger Effective Time, the applicable parties shall file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA in connection with effecting the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Beta and Omega shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Merger Effective Time”), which, unless the parties agree otherwise, shall be immediately following the First Merger Effective Time.
Section 1.4 Certificate of Incorporation; Bylaws.
(a) As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Omega, Merger Sub Inc. or any other Person, the certificate of incorporation of Omega shall be amended to read in its entirety as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time (except the name shall remain HC Group Holdings II, Inc. and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
(b) As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Omega, Merger Sub Inc. or any other Person, the bylaws of Omega shall be amended to conform to the bylaws of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(c) As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Corporation, Merger Sub LLC or any other Person, the certificate of formation and limited liability company agreement in the form of Exhibit B shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by applicable Law.

(d) Subject to the receipt of the Beta Stockholder Approval, at the First Merger Effective Time, the certificate of incorporation of Beta (as in effect immediately prior to the First Merger Effective Time) shall be amended and restated in its entirety as set forth on Exhibit C (the “Amended and Restated Beta Charter”), until thereafter changed or amended as provided therein or by applicable Law.
Section 1.5 Directors and Officers of the Surviving Corporation and the Surviving Company.
(a) From and after the First Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub Inc. immediately prior to the First Merger Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub Inc. immediately prior to the First Merger Effective Time shall be the officers of the Surviving Corporation.
(b) From and after the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the board of managers of the Surviving Company shall be designated by Beta and (ii) the officers of the Surviving Company shall be designated by Beta.
Section 1.6 Directors of Beta. Unless otherwise agreed to by Beta and Omega prior to the Closing, Beta shall cause the Beta Board, at the First Merger Effective Time, to consist of the individuals identified in Section 1.6 of the Beta Disclosure Letter (the individuals identified therein, the “Beta Designated Directors”), in each case to hold office from and after the First Merger Effective Time until the earliest to occur of the appointment or election of his or her respective successor, resignation or proper removal in accordance with applicable legal requirements. After the First Merger Effective Time, Beta shall cause each of the Beta Designated Directors that was serving on the Beta Board prior to the First Merger Effective Time (a “Continuing Beta Director”) to be included in the slate of nominees recommended by the Beta Board to Beta’s stockholders for election as directors at the next annual meeting of Beta stockholders to occur following the First Merger Effective Time and shall use no less rigorous efforts to solicit proxies in favor of the Continuing Beta Directors than the manner in which Beta supports all other nominees proposed by the Beta Board. Beta shall cause the Beta Bylaws to be amended effective as of the First Merger Effective Time in accordance with Section 5.13 to effect the requirements of this Section 1.6. If, following the Closing, any Continuing Beta Director resigns or is unable to serve for any other reason prior to the first anniversary following the next annual meeting (in each case, a “Removed Designee”), then, in each case, the remaining Continuing Beta Director (if any) shall recommend a replacement for such Removed Designee to the Governance, Compliance and Nominating Committee of the Beta Board, which shall consider such replacement (and, if not approved by such committee, any additional replacements recommended by the remaining Continuing Beta Director) in good faith.
Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1 First Merger Conversion of Capital Stock. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Omega, Beta, Merger Sub Inc. or the holders of any shares of capital stock of Omega, Beta or Merger Sub Inc.:
(a) The shares of common stock, par value $0.01 per share, of Omega (“Omega Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time (other than any Excluded Shares) shall thereupon be converted into and become 542,261,567 shares (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) of common stock, par value $0.0001 per share (“Beta Common Stock”) of Beta (the “Merger Consideration”). As of the First Merger Effective Time, all such shares of Omega Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b) Each share of Omega Common Stock held in the treasury of Omega or owned, directly or indirectly, by Beta, Merger Sub Inc. or Merger Sub LLC immediately prior to the First Merger Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Each share of common stock, par value $0.0001 per share, of Merger Sub Inc. issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
Section 2.2 Beta Share Issuance.
(a) Promptly after the First Merger Effective Time, and in any event on the Closing Date, Beta shall issue (or cause to be issued) to Omega Parent, book-entry shares (or certificates if requested) representing the shares of Beta Common Stock issued pursuant to Section 2.1(a).
(b) The Merger Consideration issued in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Omega Common Stock formerly held by Omega Parent. At the First Merger Effective Time, the stock transfer books of Omega shall be closed and there shall be no further registration of transfers of the shares of Omega Common Stock that were outstanding immediately prior to the First Merger Effective Time.
(c) The certificates representing shares of Beta Common Stock issued in connection with the Beta Share Issuance, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities Laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.
Section 2.3 Escrowed Shares. In addition to the issuance of Beta Common Stock pursuant to Section 2.1, at the First Merger Effective Time, and without any action on the part of any party to this Agreement or any of their respective equity holders, Beta shall issue (or cause to be issued) to Omega Parent, a number of shares of Beta Common Stock equal to (i) the maximum number of shares of Beta Common Stock issuable in respect of the Beta Contingent RSUs, as of the Capitalization Date, which is equal to 7,270,095 shares of Beta Common Stock (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) (collectively, the “Escrowed Beta Shares”) (provided, for the avoidance of doubt, that Beta shall not be required to issue any shares of Beta Common Stock to Omega Parent in the event that the Closing does not occur). Unless and until an Escrowed Beta Share is transferred to Beta and retired as may be required by this Section 2.3, (i) Omega Parent shall be the record owner of such share, entitled to vote and receive any dividends payable in respect thereof and (ii) Omega Parent shall not be entitled to sell, transfer, assign, pledge, hypothecate or otherwise encumber in any manner such Escrowed Beta Share and such Escrowed Beta Share shall bear a restrictive legend to that effect (the “Transfer Restriction”) until such Transfer Restriction no longer applies as provided below. At the end of each month following the Closing, Omega Parent shall transfer to Beta for no consideration, and Beta shall immediately retire, a number of Escrowed Beta Shares (rounded up to the nearest whole share of Beta Common Stock) equal to (i) the number of Beta Contingent RSUs (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) that Expired during the preceding month without having Vested and without being paid or having any shares delivered in respect thereof, multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination). At the Closing and at the end of each month following the Closing, the Transfer Restriction (and any related restrictive legend) shall no longer apply to a number of Escrowed Beta Shares (rounded down to the next whole share of Beta Common Stock) equal to (i) the number of Beta Contingent RSUs (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) that Vested or that were paid or had shares delivered in respect thereof during the preceding month (or in the case of the Closing, prior to the Closing) multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination). Notwithstanding anything to the contrary, in the event of pending or threatened RSU Dispute, Omega Parent shall not be required under this Section 2.3 to transfer nor shall Beta retire any Escrowed Beta Shares that could be expected to no longer be subject to the Transfer Restriction and the disposition of such shares will be resolved in connection with such RSU Dispute being dismissed with prejudice or resolved pursuant to a settlement agreement (that is subject to Section 2.6) or final, non-appealable court order. It being the intent of this provision to protect Omega Parent from dilution as a result of any Beta Contingent RSUs becoming Vested or any shares of Beta Common Stock being issued in respect thereof, in the event that any Escrowed Beta Shares were transferred to Beta for no consideration and retired pursuant to this Section 2.3, and following such transfer an Action related to the Beta Contingent RSUs results in final, non-appealable court order, dismissal with prejudice or settlement (that is subject to Section 2.6) that results in any Beta Contingent Stock becoming Vested or any shares of Beta Common Stock being issued in respect thereof, then Beta shall issue to Omega Parent the number of Beta Common Shares that would have no longer been subject to the Transfer Restriction as a result of such vesting had such Escrowed Beta Shares not been transferred to Beta. For purposes of this Agreement, the term (i) “Beta Contingent RSUs” means shares of Beta Common Stock that are issued in respect of, and pursuant to the terms and conditions of, the Beta RSUs set forth on Section 2.3 of the Beta Disclosure Letter; (ii) “Vested” shall mean, with respect to a Beta Contingent RSU, to vest and become non-forfeitable in accordance with the terms and conditions of the Beta Stock Plans, grant agreement, award agreement and/or other Contract(s) governing the terms of such Beta Contingent RSU; and (iii) “Expired” shall mean, with respect to a Beta Contingent RSU, to expire and no longer be capable of vesting or being converted into Beta Common Stock in accordance with the terms and conditions of the Beta Stock Plans, grant agreement, award agreement and/or other Contract(s) governing the terms of such Beta Contingent RSU; provided, that, in the event the a court has finally determined that any Beta Contingent RSUs have Vested or Expired or such determination is agreed in a settlement (that is subject to Section 2.6), such determination of such court or settlement shall be final and binding for purposes of determining what is Vested or Expired under this Section 2.3.
Section 2.4 Second Merger Conversion of Capital Stock. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Omega, Omega Parent, Beta, Merger Sub Inc., Merger Sub LLC or the holders of any shares of capital stock of Omega, Omega Parent, Beta or Merger Sub LLC, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and Beta shall become the sole member of the Surviving Company.
Section 2.5 Withholding. None of Beta, Merger Sub Inc., Merger Sub LLC, Omega, Omega Parent, the Surviving Corporation nor the Surviving Company shall be entitled to deduct or withhold or cause to be deducted or withheld, from the consideration otherwise payable to any holder of shares of Omega Common Stock or otherwise pursuant to this Agreement under this Agreement except to the extent (a) required by (i) applicable Tax Law or (ii) Omega’s failure to deliver the statement described under Section 6.2(e) and (b) any amounts so withheld or deducted are timely paid to the appropriate Governmental Entity; provided, that the parties acknowledge that they do not currently anticipate that any deduction or withholding of U.S. federal income tax will be required in respect of the consideration otherwise payable to any holder of shares of Omega Common Stock (assuming the statement described in Section 6.2(e) is provided); provided, further, that if any such party reasonably believes that any withholding or deduction is required with respect to any consideration otherwise payable to any holder of shares of Omega Common Stock or otherwise pursuant to this Agreement, then it shall give written notice to the payee at least five (5) Business Days prior to making such payment (which notice shall include a reference to the applicable provision of Tax Law pursuant to which such withholding or deduction is required and a calculation of the required withholding amount) and it shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate, and will otherwise reasonably cooperate with the payee and take such steps as payee may reasonably request to reduce or eliminate such withholding or deduction requirement. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.6 RSU Disputes. After the First Merger Effective Time, the Compensation Committee of the Beta Board (the “Compensation Committee”), which shall include one Continuing Beta Director as long as any Continuing Beta Director remains on the Beta Board, shall be responsible (as between the Beta Board and the Compensation Committee) for controlling, on behalf of Beta, the management and disposition of any RSU Dispute, including with respect to the investigation, prosecution, negotiation, resolution or settlement thereof, and all decisions relating thereto, and all actions and inactions with respect to the RSU Dispute shall be made solely by the Compensation Committee with the consent of the Continuing Beta Director that sits on the Compensation Committee (which consent shall not be unreasonably withheld, conditioned or delayed).
Article III
REPRESENTATIONS AND WARRANTIES OF OMEGA AND OMEGA PARENT
Except as set forth in the disclosure letter delivered by Omega and Omega Parent to Beta prior to the execution of this Agreement (the “Omega Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Omega Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Omega represents and warrants to Beta, Merger Sub Inc. and Merger Sub LLC, and Omega Parent represents and warrants to Beta, Merger Sub Inc. and Merger Sub LLC (solely for purposes of Sections 3.1(a), 3.2(a), 3.2(c), 3.3, 3.4, 3.7, 3.21 and 3.25, in each case as such representation and warranty relates to Omega Parent), as follows:
Section 3.1 Organization, Standing and Power.
(a) Omega Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Omega and each of its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.
(b) Omega has previously furnished or otherwise made available to Beta a true and complete copy of Omega’s certificate of incorporation (the “Omega Charter”) and bylaws (the “Omega Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Omega is not in violation of any provision of the Omega Charter or the Omega Bylaws in any material respect.
Section 3.2 Capital Stock.
(a) The authorized capital stock of Omega consists of 1,000 shares of Omega Common Stock. 999.95 shares of Omega Common Stock are issued and outstanding, all of which are validly issued,

fully paid and nonassessable and were free of preemptive rights, and 0.05 shares of Omega Common Stock are held in treasury. Except as set forth above, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Omega, (2) securities of Omega convertible into or exchangeable for shares of capital stock or voting securities of Omega, (3) options or other rights to acquire from Omega, and no obligation of Omega to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Omega or (4) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Omega, (B) there are no outstanding obligations of Omega to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Omega and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Omega or any of its Subsidiaries to which Omega or any of its Subsidiaries is a party. Except as set forth on Section 3.2(a) of the Omega Disclosure Letter, none of Omega Parent, Omega or any Subsidiary of Omega is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive right, anti-dilutive rights or rights of first refusal or similar rights with respect to Omega capital stock or any of Omega’s Subsidiary’s securities.
(b) Each of the outstanding shares of capital stock of each of Omega’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Omega or another wholly-owned Subsidiary of Omega and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. Section 3.2 of the Omega Disclosure Letter sets forth a true and complete list of each Subsidiary of Omega and its jurisdiction of incorporation or organization. Except as set forth Section 3.2(b) of the Omega Disclosure Letter, there are not outstanding or authorized (i) securities of any Subsidiaries of Omega convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any Subsidiary of Omega, and no obligation of any Subsidiary of Omega to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Neither Omega nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than Omega’s Subsidiaries).
(c) Omega Parent is the record and beneficial owner of 100% of the shares of Omega Common Stock, free and clear of any Liens.
Section 3.3 Authority. Each of Omega Parent and Omega has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Omega Parent, as the sole stockholder of Omega, hereby consents to the approval and adoption of this Agreement, the transactions contemplated hereby and all matters related thereto pursuant to Section 228 of the DGCL and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Omega held for this purpose. The execution, delivery and performance of this Agreement by Omega and Omega Parent and the consummation by Omega and Omega Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Omega and Omega Parent and no other proceedings on the part of Omega or Omega Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Omega and Omega Parent and, assuming the due authorization, execution and delivery by Beta, Merger Sub Inc. and Merger Sub LLC, constitutes a valid and binding obligation of Omega and Omega Parent, enforceable against Omega and Omega Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Board of Directors of Omega (the “Omega Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby and has resolved to recommend that Omega’s stockholders approve this Agreement and the transactions contemplated hereby. The Omega Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Omega necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.
Section 3.4 No Conflict; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement by Omega and Omega Parent, and the consummation by Omega and Omega Parent of the transactions contemplated hereby, do not and will not (i) conflict with or violate the organizational documents of Omega Parent, the Omega Charter, the Omega Bylaws or the equivalent organizational documents of any of Omega’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to Omega Parent, Omega or any of Omega’s Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which Omega Parent, Omega or any of Omega’s Subsidiaries is a party or by which Omega Parent, Omega or any of Omega’s Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.
(b) The execution, delivery and performance of this Agreement by Omega and Omega Parent and the consummation by Omega and Omega Parent of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing with the Secretary of State of the State of Delaware of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and DLLCA and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.
Section 3.5 Financial Statements.
(a) True and complete copies of the audited consolidated balance sheet of Omega III and its Subsidiaries as at December 31, 2017, December 31, 2016, December 31, 2015, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Omega’s independent auditors (collectively referred to as the “Omega Financial Statements”) and the unaudited consolidated balance sheet of Omega and its Subsidiaries as at December 31, 2018, and the related consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries (collectively referred to as the “Omega Interim Financial Statements”), are attached hereto as Section 3.5(a) of the Omega Disclosure Letter. Each of the Omega Financial Statements and the Omega Interim Financial Statements have been prepared in accordance with the books and records of Omega and its Subsidiaries and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Omega and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Omega Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Omega maintains disclosure controls and procedures designed to ensure that material information relating to Omega, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Omega by others within those entities. Omega maintains internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
Section 3.6 No Undisclosed Liabilities. Neither Omega nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Omega and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Omega’s consolidated balance sheet as of December 31, 2018 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2018, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.
Section 3.7 Certain Information. None of the information supplied or to be supplied by Omega or Omega Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Beta and at the time of the Beta Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Omega and Omega Parent make no representation or warranty with respect to any information supplied by Beta, Merger Sub Inc., Merger Sub LLC or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
Section 3.8 Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of Omega and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had an Omega Material Adverse Effect and (c) neither Omega nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(a) if taken following the date hereof and prior to the First Merger Effective Time.
Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (a) there is no suit, claim, action, litigation, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of Omega, threatened against Omega or any of its Subsidiaries or any of their respective properties or, as of the date of this Agreement, any of their present or former officers or directors (in their respective capacities as such), by or before any Governmental Entity and (b) neither Omega nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
Section 3.10 Compliance with Laws. Except with respect to ERISA, environmental matters, Taxes and healthcare matters (which are the subject of Sections 3.11, 3.13, 3.14 and 3.22, respectively), Omega and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have an Omega Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), Omega and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. All Permits are in full force and effect, and are not subject to any pending or, to the knowledge of Omega, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

Section 3.11 Benefit Plans.
(a) Omega has provided to Beta a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, equity or equity-based compensation, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, maintained or contributed to by Omega or with respect to which Omega or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Omega Plans.” With respect to each Omega Plan, Omega has furnished or made available to Beta a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by Omega or its Subsidiaries to their employees concerning the extent of the benefits provided under an Omega Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) With respect to the Omega Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect:
(i) each Omega Plan has been established, administered and maintained, in form and operation, in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Omega Plan, and all contributions required to be made under the terms of any Omega Plan have been timely made;
(ii) each Omega Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or prototype opinion letter from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Omega Plan;
(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Omega, threatened, relating to the Omega Plans, any fiduciaries thereof with respect to their duties to the Omega Plans or the assets of any of the trusts under any of the Omega Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
(iv) no Omega Plan is, nor does Omega or its Subsidiaries have any liability with respect to a plan that is, subject to Title IV of ERISA or subject to Section 4.12 of the Code;
(v) no Omega Plan is, nor does Omega or its Subsidiaries have any liability with respect to a plan that is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);
(vi) Omega and its Subsidiaries do not maintain any Omega Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Sections 4980B(b) and 4980H of the Code, and Omega and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii) none of the Omega Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;
(viii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will result in any payment, amount, or benefit or provision of any payment, amount or benefit (including property or the accelerating of vesting) that would constitute separately or in the aggregate, “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due;
(ix) neither Omega, nor any of its Subsidiaries have any obligation to gross-up or reimburse any individual for any Taxes under Section 4999 or 409A of the Code;
(x) each Omega Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and
(xi) neither Omega nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.
Section 3.12 Labor Matters. Neither Omega nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Omega, threat thereof, by or with respect to any employees of Omega or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. To the knowledge of Omega, there are no labor organizational or decertification activities underway or threatened by, on behalf of or against any labor organization with respect to employees of Omega or any of its Subsidiaries, and no such activities have occurred within the past three (3) years. Omega and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have an Omega Material Adverse Effect. Except as would not result in material liability for Omega: (i) each individual who is providing or within the past three (3) years has provided services to Omega or any of its Subsidiaries and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified as such for applicable purposes; and (ii) Omega has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to its employees and other workers under applicable law, contract or policy.
Section 3.13 Environmental Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect and except as set forth in environmental assessments previously made available to Beta: (i) Omega and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of Omega, there are no Materials of Environmental Concern at any property owned or operated by Omega or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of Omega or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Omega nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been fully resolved without future obligation with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither Omega nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Omega, no such matter has been threatened in writing; and (v) neither Omega nor any of its Subsidiaries has any liability under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by, or exposure of any Person to, any Materials of Environmental Concern.
(b) Omega and each of its Subsidiaries has furnished to Beta all material environmental audits, assessments, and documents materially bearing on environmental, health or safety liabilities in each case relating to their past or current properties, facilities or operations which are in their possession or reasonable control.
(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to pollution, public or worker health and safety (as it relates to exposure to Materials of Environmental Concern) or protecting the environment, including quality of the ambient air, soil, surface water or groundwater, in effect on or prior to the date of this Agreement.
(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
(iii) “Materials of Environmental Concern” means any material, substance, waste, hazardous substance, acutely hazardous substance, or toxic substance or waste defined or regulated under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, due to its deleterious or dangerous properties or characteristics.
Section 3.14 Taxes.
(a) Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect:
(i) all federal income and other Tax Returns required by applicable Law to be filed by or on behalf of Omega or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects;
(ii) neither Omega nor any of its Subsidiaries is delinquent in the payment of any material Tax and all Taxes due and payable by Omega or any of its Subsidiaries have been duly and timely paid in full;
(iii) each of Omega and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;
(iv) Omega’s balance sheet at December 31, 2018 accrues all liabilities for Taxes with respect to all periods through such date to the extent required under GAAP, and none of Omega or its Subsidiaries has incurred any liabilities for material Taxes since such date, other than in the ordinary course of business;
(v) no Liens for Taxes exist with respect to any assets or properties of Omega or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent; and
(vi) there are no Actions now pending or threatened in writing against or with respect to Omega or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any material Tax;

(vii) neither Omega nor any of its Subsidiaries has requested or received an extension or waiver of the limitation period granted to them with respect to any Tax or Tax Return to the extent such request for such an extension or waiver (or receipt of such an extension or waiver) remains outstanding (other than as a result of an ordinary course extension of time to file a Tax Return);
(viii) no Governmental Entity has made a claim (that remains outstanding) that Omega or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where such Person does not currently file Tax Returns;
(ix) neither Omega nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Omega or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);
(x) within the past three years, neither Omega nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);
(xi) neither Omega nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Omega or any of its Subsidiaries is the common parent or (B) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code; and
(xii) neither Omega nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law).
(b) Neither Omega nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.15 Contracts.
(a) Section 3.15(a) of the Omega Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Omega Plans, to which Omega or any of its Subsidiaries is a party or by which Omega or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):
(i) any Contract for the employment of any employee of Omega or any of its Subsidiaries on a full-time or consulting basis which provides for annual payments in excess of  $400,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;
(ii) any Contract that materially limits the ability of Omega or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;
(iii) any Contract with any Omega Related Party, other than Contracts with the Debt Financing Sources or their Affiliates, employment agreements entered into in the ordinary course of Omega’s or its Subsidiaries’ business or award agreements or similar agreements issued pursuant to any equity incentive compensation plan or other benefit plan maintained by Omega or its Subsidiaries;

(iv) any Contract or series of related Contracts relating to indebtedness for borrowed money in excess of  $1,000,000;
(v) any Contract reasonably expected to result in payments in excess of  $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Omega or any of its Subsidiaries is subject;
(vi) any Contract involving (A) one of Omega’s top ten suppliers, as measured by expenditures or payables made during the twelve (12) months ending on December 31, 2018, or (B) one of Omega’s top ten Payors, as measured by revenues or receipts received during the twelve (12) months ending on December 31, 2018;
(vii) any Contract with a pharmacy services administrative organization or a group purchasing organization;
(viii) any purchase, sale or supply Contract that contains volume requirements or commitments or exclusive requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;
(ix) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Omega or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of  $1,000,000);
(x) any Contract with referral sources resulting in $1,000,000 or more in revenue to either party to the Contract made during the last twelve (12) months; or
(xi) any Contract that is a settlement or similar agreement that imposes material obligations on Omega or any of its Subsidiaries after the date of this Agreement;
(xii) any Contract entered into since April 7, 2015 for the acquisition or disposition of any business, a material amount of stock or assets or any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of  $5,000,000;
(xiii) any Contract to which any of Omega’s or any of Omega’s Subsidiary’s directors or officers is a party (other than the Omega Plans or any award agreements thereunder or employment agreements entered into between such individuals and Omega or its Subsidiaries in the ordinary course of business); or
(xiv) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Omega or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Omega and any of its Subsidiaries in excess of  $1,000,000 annually.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Omega Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.15(a) of the Omega Disclosure Letter (the “Omega Material Contracts”) are valid, binding and in full force and effect and are enforceable by Omega or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) Omega, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Omega Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the knowledge of Omega, no other party to any Omega Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither Omega nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Omega Material Contract, and (iv) neither Omega nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Omega Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (a) all material insurance policies of Omega and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither Omega nor any of its Subsidiaries is in breach or default, and neither Omega nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.
Section 3.17 Properties. Except as would not, individually or in the aggregate, have an Omega Material Adverse Effect, Omega or a Subsidiary of Omega owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.18.
Section 3.18 Intellectual Property.
(a) Section 3.18(a) of the Omega Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by Omega or any of its Subsidiaries on the date hereof and that are material to the businesses of Omega and its Subsidiaries, taken as a whole (collectively, “Omega Registered IP”). No Omega Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Omega, no such action is or has been threatened with respect to any Omega Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, all Omega Registered IP is solely and exclusively owned by Omega or one of its Subsidiaries free and clear of all Liens. The Omega Registered IP is subsisting, and to the knowledge of Beta, valid and enforceable. Neither Omega nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Omega Registered IP that remains pending or unresolved.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, each of Omega and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of Omega or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (i) to the knowledge of Omega, neither Omega nor any of its Subsidiaries is infringing upon or misappropriating, and in the three (3) years prior to the date hereof, has infringed upon or misappropriated, any patents, copyrights, trademarks, trade secrets or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither Omega nor any of its Subsidiaries has received in the three (3) years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring (including any unsolicited offers to license Intellectual Property rights of any other Person), which notice or claim remains pending or unresolved, (ii) to the knowledge of Omega, no third party is misappropriating or infringing any Intellectual Property owned by Omega or any of its Subsidiaries and (iii) no Intellectual Property owned by Omega or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Omega or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, have an Omega Material Adverse Effect, each of Omega and its Subsidiaries owns free and clear of all Liens, or has a license to use, all Intellectual Property necessary to conduct their respective businesses as currently conducted.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (i) the Systems are sufficient in all material respects for the current needs of Omega and its Subsidiaries, (ii) Omega and its Subsidiaries (a) use commercially reasonable measures (I) to protect the confidentiality, integrity and security of the Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, (II) to ensure that all Systems are fully functional and free from any bug, virus, malware, and the like, and (b) have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for their business. Since January 1, 2018, there have been no failures, breakdowns, or continued substandard performance of any Systems that have caused the substantial disruption or interruption in or to the use of the Systems or the operation of the business of Omega or any of its Subsidiaries.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, and except with regard to healthcare matters (which are addressed in Section 3.22), Omega and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Omega Material Adverse Effect, there have been no (and neither Omega nor any of its Subsidiaries has received any written or, to the knowledge of Omega, oral, charge, challenge, complaint, claim or demand from any person or entity (including any Governmental Entity) with respect to any) actual or alleged (a) incidents of security breaches or intrusions or unauthorized access or use of any of the Systems, trade secrets, or other confidential information of Omega or any of its Subsidiaries, or (b) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.
Section 3.19 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States applies to this Agreement or any of the transactions contemplated hereby.
Section 3.20 Affiliate Transactions. Except for as set forth on Section 3.20 of the Omega Disclosure Letter, as of the date hereof, no executive officer or director of Omega or holder of shares of Omega Common Stock or any of their respective Affiliates is a party to any Omega Material Contract with or binding upon Omega or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Omega or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.
Section 3.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Omega Parent, Omega or any of Omega’s Subsidiaries. Omega has previously furnished to Beta copies of the engagement Contracts (and all indemnification Contracts related to such engagement) with Goldman, Sachs & Co, LLC with respect to the transactions contemplated by this Agreement.
Section 3.22 Healthcare Compliance.
(a) Except as set forth on Section 3.22(a) of the Omega Disclosure Letter, Omega and its Subsidiaries are and have been since January 1, 2018, (i) in compliance with all applicable Healthcare Laws, and to the knowledge of Omega, have not been subject to any Action for a violation of any applicable Healthcare Laws (except for such non-compliance and Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega Material Adverse Effect) and (ii) have not received any notice from a Governmental Entity of any alleged material violation of, or any citation for material noncompliance with, any Healthcare Law (except for such alleged non-compliance that, individually or in the aggregate, has not and would not reasonably be expected to have an Omega Material Adverse Effect). There is no claim pending or, to the knowledge of Omega, threatened against or affecting Omega alleging any violation of any applicable Healthcare Law that would reasonably be expected to result in any current or prospective exclusion from or material limitation to participate in any Government Payment Program or result in any civil or criminal penalty. Omega has created and maintained, in all material respects, all records required under any applicable Healthcare Laws. Omega has established and maintained a corporate compliance program that addresses the material requirements of all Governmental Entities having jurisdiction over its business and operations.
(b) Except as set forth on Section 3.22(b) of the Omega Disclosure Letter, Omega and its Subsidiaries have not received since January 1, 2018 any notice from a Government Payment Program of allegations of findings that Omega or such Subsidiary has billed such Government Payment Program in excess of amounts allowed by any Healthcare Law, other than as adjusted in the ordinary course of business or in connection with any routine audit or post-payment review by such Government Payment Program that is resolved in compliance with applicable Healthcare Laws.
(c) Except as set forth on Section 3.22(c) of the Omega Disclosure Letter, Omega and its Subsidiaries are and have not been since January 1, 2018, a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Entity concerning alleged noncompliance with Healthcare Laws.
(d) Except as set forth on Section 3.22(d) of the Omega Disclosure Letter, the data collection, access, maintenance, transmission, use, and disclosure by Omega and its Subsidiaries with respect to Protected Health Information are and have been since January 1, 2018, in compliance with HIPAA, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have an Omega Material Adverse Effect.
Section 3.23 Debt Financing. Omega has received the debt financing commitment letters, attached hereto as Exhibit D, which obligate the Debt Financing Sources party thereto to provide debt financing (the “Debt Financing”) in the amount and on the terms and conditions set forth therein (together with the exhibits, schedules and annexes thereto, as amended, restated, supplemented or otherwise modified, the “Debt Commitment Letters”). As of the date of this Agreement, each Debt Commitment Letter (i) is in full force and effect and has not been modified or amended in any respect and no modification or amendment is contemplated (except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof), (ii) has been duly executed by Omega and its Affiliates party thereto and, to Omega’s knowledge, the other parties thereto and is the valid and binding obligation of Omega and, to the knowledge of Omega, each other party thereto, (iii) has not been withdrawn or rescinded in any respect and (iv) is enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date of this Agreement, (A) no event has occurred that, with or without notice, the lapse of time or both, would constitute a default or breach on the part of Omega or any of its Affiliates party thereto under any of the Debt Commitment Letters, and neither Omega nor any of its Affiliates has any knowledge of any breach of the Debt Commitment Letters by any of the other parties thereto as of the date of this Agreement, and (B) all commitment and other fees required to be paid thereunder on or prior to the date hereof have been paid. Assuming satisfaction of the conditions set forth in Article VI, except as set forth in the Debt Commitment Letters, there are no conditions precedent related to the funding of the full amount of the Debt Financing, and, as of the date of this Agreement, Omega has no knowledge of any facts or circumstances that are reasonably likely to result in any such condition not being satisfied on or prior to the Closing. Except for the Debt Commitment Letters and related fee letters (complete copies of which have been made available to Beta), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing or impose any additional condition precedent to the availability of the Debt Financing.
Section 3.24 Omega Termination Fee. As of the date hereof and at any time after the date hereof and prior to the First Merger Effective Time, Omega III shall have available sufficient readily available cash to promptly pay the Omega Termination Fee if and when it becomes due in accordance with Section 7.3(b).

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Beta, Merger Sub Inc. and Merger Sub LLC acknowledges that none of Omega, Omega Parent or any other Person on behalf of Omega or Omega Parent makes any other express or implied representation or warranty with respect to Omega Parent, Omega or any of Omega’s Subsidiaries with respect to any other information provided to Beta, Merger Sub Inc. or Merger Sub LLC in connection with the transactions contemplated by this Agreement. None of Omega Parent, Omega or any other Person will have or be subject to any liability to Beta, Merger Sub Inc., Merger Sub LLC or any other Person resulting from the distribution to Beta, Merger Sub Inc. or Merger Sub LLC, or Beta’s, Merger Sub Inc.’s or Merger Sub LLC’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Beta, Merger Sub Inc. or Merger Sub LLC in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES OF BETA,
MERGER SUB INC. AND MERGER SUB LLC
Except (a) as disclosed or reflected in Beta SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the headings “Risk Factors” or “Quantitative and Qualitative Disclosures about Market Risk,” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), it being understood that (i) any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Authority), Section 4.4 (No Conflicts; Consents and Approvals), Section 4.8 (Absence of Certain Changes or Events), or Section 4.20 (Broker) and (ii) any matter disclosed in the Beta SEC Documents will be deemed to be disclosed in a section of the Beta Disclosure Letter only to the extent that it is readily apparent on its face that such Beta SEC Documents is applicable to such section of the Beta Disclosure Letter or (b) as set forth in the disclosure letter delivered by Beta to Omega prior to the execution of this Agreement (the “Beta Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Beta Disclosure Letter shall only be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Beta, Merger Sub Inc. and Merger Sub LLC represent and warrant to Omega and Omega Parent as follows:
Section 4.1 Organization, Standing and Power.
(a) Each of Beta and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.
(b) Beta has previously furnished or otherwise made available to Omega a true and complete copy of Beta’s certificate of incorporation (the “Beta Charter”) and bylaws (the “Beta Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Beta is not in violation of any provision of the Beta Charter or the Beta Bylaws in any material respect.
Section 4.2 Capital Stock.
(a) The authorized capital stock of Beta consists solely of  (a) 250,000,000 shares of Beta Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of March 13, 2019 (the “Capitalization Date”), (i) 128,160,291 shares of Beta Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 13,079,422 shares of Beta Common Stock were available to be issued under the Beta Stock Plans, (iii) 3,519,680 options (“Beta Options”) to purchase shares of Beta Common Stock have been granted under the Beta Stock Plans or otherwise and have not expired or been forfeited or exercised, (iv) 4,293,158 Beta restricted stock units (including those subject to the achievement of performance or market conditions) have been granted under the Beta Stock Plans or otherwise (“Beta RSUs”), (v) 87,452 Beta phantom stock appreciation rights (“Beta SARs”) were issued and outstanding, (vi) 21,630 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) were issued and outstanding, (vii) no shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) were issued and outstanding, (viii) 614,177 shares of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) were issued and outstanding, (ix) no shares of Series D Preferred Stock (together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Beta Preferred Stock”) were issued and outstanding, (x) 1,831,025 Class A Warrants to purchase one share of Beta Common Stock (the “Class A Warrants”), (xi) 1,831,025 Class B Warrants to purchase one share of Beta Common Stock (the “Class B Warrants”) and (xii) the 2017 Warrants to purchase a number of shares of Beta Common Stock equal to 4.99% of the Beta Common Stock outstanding on a fully diluted basis (collectively, with the Class A Warrants and the Class B Warrants, the “Beta Warrants”). Except as set forth above and as set forth on Section 4.2(a) of the Beta Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Beta, (2) securities of Beta convertible into or exchangeable for shares of capital stock or voting securities of Beta, (3) options or other rights to acquire from Beta, and no obligation of Beta to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beta or (4) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Beta (the items in the preceding clauses (1) – (4), the “Beta Securities”), (B) there are no outstanding obligations of Beta to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beta and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Beta or any of its Subsidiaries to which Beta or any of its Subsidiaries is a party. Since the Capitalization Date through the date hereof, neither Beta nor any of its Subsidiaries has (I) issued any Beta Securities or incurred any obligation to make any payments to any Person based on the price or value of any Beta Securities or (II) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Beta Securities. Except as set forth on Section 4.2(a) of the Beta Disclosure Letter, neither Beta nor any of Beta’s Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive right, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Beta or any of Beta’s Subsidiaries.
(b) Section 4.2(b) of the Beta Disclosure Letter sets forth a list of the holders of Beta Options, Beta RSUs and Beta SARs (collectively, the “Beta Awards”) as of the Capitalization Date, including (to the extent applicable) the date on which each such Beta Award was granted, the number of shares of Beta Common Stock subject to such Beta Award, the expiration date, the price at which such Beta Award may vest and/or be exercised (if any) under an applicable plan and the vesting schedule and status of each such Beta Option or Beta RSU. All shares of Beta Common Stock issuable upon exercise of a Beta Award have been duly reserved for issuance by Beta. Section 4.2(b) of the Beta Disclosure Letter sets forth the current liquidation value of each class of Beta Preferred Stock as of the Capitalization Date.
(c) Subject to the receipt of the Beta Stockholder Approval, upon issuance, the shares of Beta Common Stock issuable in connection with the Beta Share Issuance will be duly authorized, fully paid, non-assessable and free and clear of any Liens other than Liens imposed by applicable securities Laws.
(d) Beta and the counterparties thereto have entered into the Preferred Repurchase Agreement, attached hereto as Exhibit E, and the Warrant Amendment, attached hereto as Exhibit F. As of the date hereof, each of the Preferred Repurchase Agreement and the Warrant Amendment (i) are in full force and effect, (ii) have been duly executed by Beta and, to Beta’s knowledge, the other parties thereto and are the valid and binding obligations of Beta and, assuming the due authorization, execution and delivery of the Preferred Repurchase Agreement and the Warrant Amendment by each other party thereto, each other party thereto, and (iii) are enforceable in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
(e) Each of the outstanding shares of capital stock of each of Beta’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Beta or another wholly-owned Subsidiary of Beta and are owned free and clear of all Liens of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. Section 4.2(e) of the Beta Disclosure Letter sets forth a true and complete list of each Subsidiary of Beta and its jurisdiction of incorporation or organization. Except as set forth Section 4.2(e) of the Beta Disclosure Letter, there are not outstanding or authorized (i) securities of any of Beta’s Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any of Beta’s Subsidiaries, and no obligation of any of Beta’s Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Neither Beta nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than Beta’s Subsidiaries).
Section 4.3 Authority. The Beta Parties have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, subject to the affirmative vote of  (i) the holders of a majority of the aggregate shares of Beta Common Stock (inclusive of the Beta Preferred Stock on an as-converted into Beta Common Stock basis) having voting power represented in person or by proxy and entitled to vote on the matter at the Beta Stockholders Meeting approving the Beta Share Issuance, (ii) the holders of a majority of the outstanding shares of Beta Common Stock approving the Amended and Restated Beta Charter, (iii) the holders of a majority of the outstanding shares of Beta Common Stock (inclusive of the Beta Preferred Stock on an as converted into Beta Common Stock basis) approving the Amended and Restated Beta Charter and the amendment to Beta’s Certificate of Designations of Series A Convertible Preferred Stock in the form of Exhibit I (the “Beta Series A COD Amendment”), (iv) the holders of a majority of the then outstanding shares of Series A Preferred Stock approving the Beta Series A COD Amendment and the Amended and Restated Beta Charter and (v) the holders of a majority of the then outstanding shares of Series C Preferred Stock approving the Amended and Restated Beta Charter ((i) – (v) collectively, the “Beta Stockholder Approval”), to consummate the transactions contemplated hereby (including the Beta Share Issuance). The execution, delivery and performance of this Agreement by the Beta Parties and the consummation by the Beta Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Beta Parties and no other corporate or limited liability company proceedings on the part of the Beta Parties are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Mergers, to obtaining the Beta Stockholder Approval. This Agreement has been duly executed and delivered by the Beta Parties and, assuming the due authorization, execution and delivery by Omega, constitutes a valid and binding obligation of each of the Beta Parties, enforceable against the Beta Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Board of Directors of Beta (the “Beta Board”), the Board of Directors of Merger Sub Inc. and the Board of Managers of Merger Sub LLC have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby (including the Beta Share Issuance) and, subject to Section 5.2, the Beta Board has resolved to recommend that Beta’s stockholders approve the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment. The Beta Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Beta necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The Merger Sub Equityholder Approval is the only vote or consent of the holders of any class or series of capital stock of Merger Sub Inc. or Merger Sub LLC necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.
Section 4.4 No Conflict; Consents and Approvals.
(a) The execution, delivery and performance of this Agreement by the Beta Parties, and the consummation by the Beta Parties of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Beta Charter or the Beta Bylaws or the equivalent organizational documents of any of Beta’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Beta or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Beta or any of its Subsidiaries is a party or by which Beta or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.
(b) The execution, delivery and performance of this Agreement by the Beta Parties, and the consummation by the Beta Parties of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ Global Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, the Amended and Restated Beta Charter and the Beta Series A COD Amendment as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.
Section 4.5 SEC Reports; Financial Statements.
(a) Beta has filed or otherwise transmitted on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2016 (all such forms, reports, statements, certificates and other documents filed since January 1, 2016 and prior to the date hereof, collectively, the “Beta SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Beta SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Beta SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the knowledge of Beta, none of the Beta SEC Documents is the subject of ongoing SEC review. Since January 1, 2016, Beta has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.
(b) The audited consolidated financial statements of Beta (including any related notes thereto) included in Beta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of Beta (including any related notes thereto) included in Beta’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2017 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). True and complete copies of the audited consolidated balance sheet of Beta as at December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Beta, together with all related notes and schedules thereto, accompanied by the reports thereon of Beta’s independent auditors (the “2018 Beta Audited Financial Statements”) shall be delivered to Omega promptly following the execution of this Agreement and attached hereto as Section 4.5(b) of the Beta Disclosure Letter. The 2018 Beta Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.
(c) Beta maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) in compliance with the Exchange Act which are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by Beta in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such information that is required to be disclosed is accumulated and communicated to the management of Beta, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer of Beta and the chief financial officer of Beta to make the certifications required under the Exchange Act with respect to such reports. Beta maintains internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) in compliance with the Exchange Act which are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Beta’s properties or assets that would reasonably be expected to have a material effect on its financial statements. Since January 1, 2017, neither Beta nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding (i) significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Beta or any of its Subsidiaries or their respective internal accounting controls, (ii) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by Beta, or (iii) any accounting fraud that involves the management or other employees of Beta or any of its Subsidiaries.
(d) SOX Compliance. Since January 1, 2017, (i) Beta has been in compliance in all material respects with the applicable provisions of SOX; and (ii) each of the chief executive officer of Beta and the chief financial officer of Beta (or each former chief executive officer of Beta and each former chief financial officer of Beta, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Beta SEC Documents, and the statements contained in such certifications are true, correct and complete. Neither Beta nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
Section 4.6 No Undisclosed Liabilities. Neither Beta nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Beta and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Beta’s consolidated balance sheet as of December 31, 2018 (or the notes thereto) included in Beta SEC Documents, (b) incurred in the ordinary course of business since December 31, 2018, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.
Section 4.7 Certain Information. None of the information supplied or to be supplied by Beta, Merger Sub Inc. and Merger Sub LLC for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Beta and at the time of the Beta Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Beta, Merger Sub Inc. and Merger Sub LLC make no representation or warranty with respect to any information supplied by Omega or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.
Section 4.8 Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of Beta and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Beta Material Adverse Effect and (c) neither Beta nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(c) if taken following the date hereof and prior to the First Merger Effective Time.
Section 4.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Beta, threatened against Beta or any of its Subsidiaries or any of their respective properties or, as of the date of this Agreement, any of their present or former officers or directors (in their respective capacities as such), by or before any Governmental Entity and (b) neither Beta nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.
Section 4.10 Compliance with Laws. Beta and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where non-compliance would not, individually or in aggregate, reasonably be expected to have a Beta Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 4.13), Beta and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. All Permits are in full force and effect and are not subject to any pending or, to the knowledge of Beta, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.
Section 4.11 Benefit Plans.
(a) Beta has provided to Omega a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all material stock purchase, form of stock option awards, equity or equity-based compensation plans, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, maintained or contributed to by Beta or its Subsidiaries or with respect to which Beta or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Beta Plans.” With respect to each Beta Plan, Beta has furnished or made available to Omega a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) any summary plan description and other equivalent written communications by Beta or its Subsidiaries to their employees concerning the extent of the benefits provided under a Beta Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(b) With respect to the Beta Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.11 would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect:
(i) each Beta Plan has been established, administered and maintained, in form and operation, in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Beta Plan, and all contributions required to be made under the terms of any Beta Plan have been timely made;
(ii) each Beta Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or prototype opinion letter from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Beta Plan;
(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Beta, threatened, relating to the Beta Plans, any fiduciaries thereof with respect to their duties to the Beta Plans or the assets of any of the trusts under any of the Beta Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;
(iv) no Beta Plan is, nor does Beta or its Subsidiaries have any liability with respect to a plan that is, subject to Title IV of ERISA or subject to Section 412 of the Code;
(v) no Beta Plan is, nor does Beta or its Subsidiaries have any liability with respect to a plan that is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);
(vi) Beta and its Subsidiaries do not maintain any Beta Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Sections 4980B(b) and 4980H of the Code, and Beta and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;
(vii) none of the Beta Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;
(viii) except as provided on Section 4.11(b)(viii) of the Beta Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will result in any payment, amount, or benefit or provision of any payment, amount or benefit (including property or the accelerating of vesting) that would constitute separately or in the aggregate, “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due.
(ix) neither Beta nor any of its Subsidiaries have any obligation to gross-up or reimburse any individual for any Taxes under Section 4999 or 409A of the Code;
(x) each Beta Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and

(xi) neither Beta nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.
Section 4.12 Labor Matters. Neither Beta nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Beta, threat thereof, by or with respect to any employees of Beta or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. To the knowledge of Beta, there are no labor organizational or decertification activities underway or threatened by, on behalf of or against any labor organization with respect to employees of Beta or any of its Subsidiaries, and no such activities have occurred within the past three (3) years. Beta and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have a Beta Material Adverse Effect. Except as would not result in material liability for Beta: (i) each individual who is providing or within the past three (3) years has provided services to Beta or any of its Subsidiaries and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified as such for applicable purposes; and (ii) Beta has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to its employees and other workers under applicable law, contract or policy.
Section 4.13 Environmental Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect and except as set forth in the environmental assessments previously made available to Omega: (i) Beta and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of Beta, there are no Materials of Environmental Concern at any property owned or operated by Beta or any of its Subsidiaries, except under circumstances that would not result in liability of Beta or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Beta nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been fully resolved without future obligation with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Beta nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Beta, no such matter has been threatened in writing; and (v) neither Beta nor any of its Subsidiaries has any material liability under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by, or exposure of any Person to, any Materials of Environmental Concern.
(b) Beta and each of its Subsidiaries has furnished to Omega all material environmental audits, assessments, and documents materially bearing on environmental, health or safety liabilities in each case relating to their past or current properties, facilities or operations which are in their possession or reasonable control.
Section 4.14 Taxes.
(a) Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect:
(i) all federal income and other Tax Returns required by applicable Law to be filed by or on behalf of Beta or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects;

(ii) neither Beta nor any of its Subsidiaries is delinquent in the payment of any material Tax and all Taxes due and payable by Beta or any of its Subsidiaries have been duly and timely paid in full;
(iii) each of Beta and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;
(iv) no Liens for Taxes exist with respect to any assets or properties of Beta or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;
(v) Beta’s balance sheet at December 31, 2018 accrues all liabilities for Taxes with respect to all periods through such date to the extent required under GAAP, and none of Beta or its Subsidiaries has incurred any liabilities for material Taxes since such date, other than in the ordinary course of business;
(vi) there are no Actions now pending, or threatened in writing against or with respect to Beta or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any material Tax;
(vii) neither Beta nor any of its Subsidiaries has requested or received an extension or waiver of the limitation period granted to them with respect to any Tax or Tax Return to the extent such request for such an extension or waiver (or receipt of such an extension or waiver) remains outstanding (other than as a result of an ordinary course extension of time to file a Tax Return);
(viii) no Governmental Entity has made a claim (that remains outstanding) that Beta or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where such Person does not currently file Tax Returns;
(ix) neither Beta nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Beta or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);
(x) within the past three (3) years, neither Beta nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);
(xi) neither Beta nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Beta is the common parent or (B) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code; and
(xii) neither Beta nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law).
(b) Neither Beta nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15 Contracts.
(a) Section 4.15(a) of the Beta Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Beta Plans, to which Beta or any of its Subsidiaries is a party or by which Beta or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii) any Contract for the employment of any employee of Beta or any of its Subsidiaries on a full-time or consulting basis which provides for annual payments in excess of  $400,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;
(iii) any Contract that materially limits the ability of Beta or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;
(iv) any Contract that is be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;
(v) any Contract or series of related Contracts relating to indebtedness for borrowed money in excess of  $1,000,000;
(vi) any Contract reasonably expected to result in payments in excess of  $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Beta or any of its Subsidiaries is subject;
(vii) any Contract involving (A) one of Beta’s top ten suppliers, as measured by expenditures or payables made during the twelve (12) months ending on December 31, 2018, or (B) one of Beta’s top ten Payors, as measured by revenues or receipts received during the twelve (12) months ending on December 31, 2018;
(viii) any Contract with a pharmacy services administrative organization or a group purchasing organization;
(ix) any purchase, sale or supply Contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of  $1,000,000 in any twelve (12) month period after the Closing Date;
(x) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Beta or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of  $1,000,000);
(xi) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Beta or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Beta and any of its Subsidiaries in excess of  $1,000,000 annually;
(xii) any Contract that is a settlement or similar agreement that imposes material obligations on Beta or any of its Subsidiaries after the date of this Agreement;
(xiii) any Contract for the acquisition or disposition of any business, a material amount of stock or assets or any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of  $1,000,000; or
(xiv) any Contract to which any of Beta’s or Beta’s Subsidiaries’ directors or officers is a party (other than Beta Plans or any award agreements thereunder or employment agreements entered into between such individuals and Beta or its Subsidiaries in the ordinary course of business).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Beta Material Adverse Effect, (i) all Contracts set forth or required to be set forth in 4.15(a) of the Beta Disclosure Letter (the “Beta Material Contracts”) are valid, binding and in full force and effect and are enforceable by Beta or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) Beta, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Beta Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the knowledge of Beta, no other party to any Beta Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither Beta nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Beta Material Contract, and (iv) neither Beta nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Beta Material Contract.
Section 4.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (a) all material insurance policies of Beta and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither Beta nor any of its Subsidiaries is in breach or default, and neither Beta nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.
Section 4.17 Properties. Except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, Beta or a Subsidiary of Beta owns and has good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties (the “Leased Real Property”) necessary to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 4.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.18. Except as set forth on Section 4.17 of the Beta Disclosure Letter or except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, (i) each lease with respect to the Leased Real Property (each, a “Lease”) is legal, valid, binding, enforceable and in full force and effect, (ii) Beta’s or a Subsidiary of Beta’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed, and to Beta’s knowledge, there are no disputes with respect to each such Lease; and (iii) neither Beta, a Subsidiary of Beta nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.
Section 4.18 Intellectual Property.
(a) Section 4.18(a) of the Beta Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by Beta or any of its Subsidiaries on the date hereof and that are material to the businesses of Beta and its Subsidiaries, taken as a whole (collectively, “Beta Registered IP”). No Beta Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Beta, no such action is or has been threatened with respect to any Beta Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, all Beta Registered IP is solely and exclusively owned by Beta or one of its Subsidiaries free and clear of all

Liens. The Beta Registered IP is subsisting, and to the knowledge of Beta, valid and enforceable. Neither Beta nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Beta Registered IP that remains pending or unresolved.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, each of Beta and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of Beta or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (i) to the knowledge of Beta, neither Beta nor any of its Subsidiaries is infringing upon or misappropriating, and in the three (3) years prior to the date hereof, has infringed upon or misappropriated, any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither Beta nor any of its Subsidiaries has received in the three (3) years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring (including any unsolicited offers to license Intellectual Property rights of any other person), which notice or claim remains pending or unresolved, (ii) to the knowledge of Beta, no third party is misappropriating or infringing any Intellectual Property owned by Beta or any of its Subsidiaries and (iii) no Intellectual Property owned by Beta or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Beta or any of its Subsidiaries.
(d) Except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, each of Beta and its Subsidiaries owns free and clear of all Liens, or has a license to use, all Intellectual Property necessary to conduct their respective businesses as currently conducted.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (i) the Systems are sufficient in all material respects for the current needs of Beta and its Subsidiaries, (ii) Beta and its Subsidiaries (a) use commercially reasonable measures (I) to protect the confidentiality, integrity and security of the Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, (II) to ensure that all Systems are fully functional and free from any bug, virus, malware, and the like, and (b) have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for their business. Since January 1, 2018, there have been no failures, breakdowns, or continued substandard performance of any Systems that have caused the substantial disruption or interruption in or to the use of the Systems or the operation of the business of Beta or any of its Subsidiaries.
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, and except with regard to healthcare matters (which are addressed in Section 4.24), Beta and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Data Security Requirements. Except as set forth on Section 4.18(f) of the Beta Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, there have been no (and neither Beta nor any of its Subsidiaries has received any written or, to the knowledge of Beta, oral, charge, challenge, complaint, claim or demand from any person or entity (including any Governmental Entity) with respect to any) actual or alleged (a) incidents of security breaches or intrusions or unauthorized access or use of any of the Systems, trade secrets, or other confidential information of Beta or any of its Subsidiaries, or (b) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.
Section 4.19 Affiliate Transactions. Except for directors’ and employment-related Beta Material Contracts filed or incorporated by reference as an exhibit to a Beta SEC Document filed by Beta prior to the date hereof and for any intercompany agreements, no Affiliate, executive officer or director of Beta is a party to any Contract with or binding upon Beta or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Beta or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.
Section 4.20 Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Jefferies LLC (the “Beta Brokers”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Beta or any of its Subsidiaries. Beta has previously furnished to Omega copies of the engagement Contracts (and all indemnification Contracts related to such engagement) of the Beta Brokers with respect to the transactions contemplated by this Agreement.
Section 4.21 Opinion of Financial Advisor. Moelis & Company LLC has delivered to the Beta Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio specified therein is fair from a financial point of view to Beta.
Section 4.22 Merger Sub. Merger Sub Inc. and Merger Sub LLC were formed solely for the purpose of engaging in the Mergers and the other transactions contemplated hereby, have engaged in no business and have no assets or liabilities other than in connection with the transactions contemplated by this Agreement.
Section 4.23 Tax Asset Protection Plan. Beta and the Beta Board have determined that Omega Parent is an “Exempt Person” (as defined in the Tax Asset Protection Plan between Beta and American Stock Transfer & Trust Company, LLC, dated August 11, 2016 (the “Tax Asset Protection Plan”)) such that any Rights (as defined in the Tax Asset Protection Plan) previously granted under the Tax Asset Protection Plan shall not become exercisable as a result of the transactions contemplated by this Agreement.
Section 4.24 Healthcare Compliance.
(a) Except as set forth on Section 4.24(a) of the Beta Disclosure Letter, Beta and its Subsidiaries are and have been since January 1, 2018, (i) in compliance with all applicable Healthcare Laws, and to the knowledge of Beta, have not been subject to any Action for a violation of any applicable Healthcare Laws (except for such non-compliance and Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Beta Material Adverse Effect) and (ii) have not received any notice from a Governmental Entity of any alleged material violation of, or any citation for material noncompliance with, any Healthcare Law (except for such alleged non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Beta Material Adverse Effect). There is no claim pending or, to the knowledge of Beta, threatened against or affecting Beta alleging any violation of any applicable Healthcare Law that would reasonably be expected to result in any current or prospective exclusion from or material limitation to participate in any Government Payment Program or result in any civil or criminal penalty. Beta has created and maintained, in all material respects, all records required under any applicable Healthcare Laws. Beta has established and maintained a corporate compliance program that addresses the material requirements of all Governmental Entities having jurisdiction over its business and operations.
(b) Except as set forth on Section 4.24(b) of the Beta Disclosure Letter, Beta and its Subsidiaries have not received since January 1, 2018 any notice from a Government Payment Program of allegations of findings that Beta or such Subsidiary has billed such Government Payment Program in excess of amounts allowed by any Healthcare Law, other than as adjusted in the ordinary course of business or in connection with any routine audit or post-payment review by such Government Payment Program that is resolved in compliance with applicable Healthcare Laws.
(c) Except as set forth on Section 4.24(c) of the Beta Disclosure Letter, Beta and its Subsidiaries are and have not been since January 1, 2018, a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other written formal or informal agreement with any Governmental Entity concerning alleged noncompliance with Healthcare Laws.

(d) Except as set forth on Section 4.24(d) of the Beta Disclosure Letter, the data collection, access, maintenance, transmission, use, and disclosure by Beta and its Subsidiaries with respect to Protected Health Information are and have been since January 1, 2018, in compliance with HIPAA, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Beta Material Adverse Effect.
Section 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Omega and Omega Parent acknowledge that none of Beta, Merger Sub Inc., Merger Sub LLC or any other Person on behalf of Beta, Merger Sub Inc. or Merger Sub LLC makes any other express or implied representation or warranty with respect to Beta, Merger Sub Inc. or Merger Sub LLC or any of Beta’s Subsidiaries with respect to any other information provided to Omega or Omega Parent in connection with the transactions contemplated by this Agreement. None of Beta, Merger Sub Inc., Merger Sub LLC or any other Person will have or be subject to any liability to Omega, Omega Parent or any other Person resulting from the distribution to Omega or Omega Parent or Omega’s or Omega Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Omega and/or Omega Parent in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.
Article V
COVENANTS
Section 5.1 Conduct of Business.
(a) Conduct of Business by Omega. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Beta or as otherwise specifically required by this Agreement, Omega shall, and Omega shall cause each of Omega’s Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Merger Effective Time, except as set forth in Section 5.1(a) of the Omega Disclosure Letter or as specifically required by this Agreement, Omega shall not, and Omega shall not permit any of its Subsidiaries, without Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:
(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
(ii) issue, deliver, sell, pledge, dispose of or encumber any, or grant to any Person any right to acquire, (1) shares of capital stock or other voting securities, (2) securities convertible into or exchangeable for shares of capital stock or voting securities or (3) options or other rights to acquire voting securities or securities convertible into or exchangeable for capital stock or voting securities;
(iii) declare, accrue, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Omega to Omega or to other Subsidiaries);
(iv) adjust, split, reclassify, combine, redeem, repurchase or otherwise acquire any shares of capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;
(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of  $15,000,000 in the aggregate (except for any transaction that would reasonably be expected to (i) impose any delay in or increase the risk of not obtaining, any authorization, consent, approval or order of a Governmental Entity necessary to consummate the Mergers or (ii) increase the risk of any Governmental Entity requiring any Remedial Action, each of which shall be subject to Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed)), other than purchase of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of  (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of  $500,000 individually or $2,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;
(vi) other than in the ordinary course of business consistent with past practice, exclusively license, abandon or allow to lapse or expire any Intellectual Property that is material to the business of Omega or any of its Subsidiaries;
(vii) other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any Omega Material Contract;
(viii) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.1(a)(vii) of the Omega Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $5,000,000 in the aggregate, or fail to make or materially delay any capital expenditures contemplated by the capital expenditure budget set forth in Section 5.1(a)(viii);
(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Omega), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by Omega on behalf of its Subsidiaries), in each case, (1) in excess of  $1,000,000 individually or $5,000,000 in the aggregate (excluding draws on existing revolving credit facilities of Omega or any of its Subsidiaries) or (2) other than interest and fees on existing Indebtedness in the ordinary course of business consistent with past practice and Indebtedness under the Debt Financing in accordance with the terms of the Debt Commitment Letters or any Alternative Financing in accordance with the New Financing Commitment;
(x) except to the extent required by applicable Law (including Section 409A of the Code), for any arrangement in effect as of the date hereof or as contemplated by Section 5.8, (A) increase the compensation or benefits of any director, officer, employee or independent contractor of Omega, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or any employee, officer, director or independent contractor of Omega, (C) accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any Omega Plan or other Contract, (D) grant any severance, change in control or termination pay to any current or former director, officer, employee or independent contractor of Omega or (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards);
(xi) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;
(xii) enter into, modify, or terminate any collective bargaining agreement or any other contract or agreement with any labor organization or other collective bargaining representative;
(xiii) implement or adopt any material change in its methods of accounting or cash management practices, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiv) initiate, compromise, settle or propose or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in Omega’s balance sheet at December 31, 2018;
(xv) accelerate the collection of or discounting of accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, except in the ordinary course of business;
(xvi) make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice; or
(xvii) authorize, commit, resolve or agree to take any of the actions described in Sections 5.1(a)(i) through 5.1(a)(xvi).
(b) Conduct of Business by Omega Parent. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Beta or as otherwise specifically required by this Agreement, Omega Parent shall not, directly or indirectly, (i) transfer, assign, sell, pledge, dispose of or encumber any shares of the Omega Common Stock or enter into any agreement or other arrangement relating thereto, (ii) grant to any Person any right to acquire any shares of the Omega Common Stock, (iii) grant any proxies or powers of attorney with respect to any shares of Omega Common Stock or (iv) deposit any shares of Omega Common Stock into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any shares of Omega Common Stock.
(c) Conduct of Business by Beta. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Omega or as otherwise specifically required by this Agreement, Beta shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Merger Effective Time, except as set forth in Section 5.1(c) of the Beta Disclosure Letter or as specifically required by this Agreement, Beta shall not, and shall not permit any of its Subsidiaries, without Omega’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:
(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
(ii) issue, deliver, sell, pledge, dispose of or encumber any, or grant to any Person any right to acquire, (1) shares of capital stock or other voting securities, (2) securities convertible into or exchangeable for shares of capital stock or voting securities or (3) options or other rights to acquire voting securities or securities convertible into or exchangeable for capital stock or voting securities;
(iii) declare, accrue, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Beta to Beta or to other Subsidiaries);
(iv) adjust, split, reclassify, combine, redeem, convert, repurchase or otherwise acquire any shares of capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;
(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of  $500,000 individually or $2,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of  (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $500,000 individually or $2,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;
(vi) other than in the ordinary course of business consistent with past practice, exclusively license, abandon or allow to lapse or expire any Intellectual Property that is material to the business of Beta or any of its Subsidiaries;
(vii) other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any Beta Material Contract;
(viii) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those contemplated by the capital expenditure budget set forth in Section 5.1(c)(viii) of the Beta Disclosure Letter and (B) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,000,000 in the aggregate or fail to make or materially delay any capital expenditures contemplated by the capital expenditure budget set forth in Section 5.1(c)(viii) of the Beta Disclosure Letter;
(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Beta), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by Beta on behalf of its Subsidiaries), in each case, (1) (x) prior to August 1, 2019, in excess of  $8,000,000 in the aggregate and (y) in the event that the Closing has not occurred prior to August 1, 2019, in excess of $13,000,000 in the aggregate or (2) other than interest and fees on existing Indebtedness in the ordinary course of business consistent with past practice;
(x) except to the extent required by applicable Law (including Section 409A of the Code), any arrangement in effect as of the date hereof or as contemplated by Section 5.8, (A) increase the compensation or benefits of any director, officer, employee or independent contractor of Beta, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers, directors or independent contractors of Beta, (C) accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any Beta Plan or other Contract, (D) grant any severance, gross-up, change in control or termination pay to any current or former director, officer, employee or independent contractor of Beta or (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards);
(xi) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;
(xii) enter into, modify, or terminate any collective bargaining agreement or any other contract or agreement with any labor organization or other collective bargaining representative;
(xiii) implement or adopt any material change in its methods of accounting or cash management practices, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiv) initiate, compromise, settle or propose or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in Beta’s balance sheet at December 31, 2018;

(xv) amend or waive any rights or obligations under any agreement related to any Beta Options, Beta Common Stock, Beta RSUs, Series A Preferred Stock, Series C Preferred Stock or Beta Warrants;
(xvi) accelerate the collection of or discounting of accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, except in the ordinary course of business;
(xvii) enter into any agreement or transaction with any Person covered by Item 404 of Regulation S-K of the Exchange Act with respect to Beta;
(xviii) make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice; or
(xix) authorize, commit, resolve or agree to take any of the actions described in Sections 5.1(c)(i) through 5.1(c)(xviii).
(d) Prior to the First Merger Effective Time, Beta shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Preferred Repurchase Agreement or the Warrant Amendment without the prior written consent of Omega. Beta shall comply with and enforce the terms and conditions of the Preferred Repurchase Agreement in accordance with the terms of the Preferred Repurchase Agreement. Beta shall not rescind or modify its determination that Omega Parent is an “Exempt Person” under the Tax Asset Protection Plan. Beta will not permit any rights under the Tax Asset Protection Plan to be triggered prior to the First Merger Effective Time. Effective as of the First Merger Effective Time, Beta will terminate the Tax Asset Protection Plan (unless the Tax Asset Protection Plan has expired in accordance with its terms).
(e) Promptly, and in any event within one (1) day following the date hereof, Beta will deliver the 2018 Beta Audited Financial Statements to Omega.
(f) Nothing contained in this Agreement shall give (i) Omega, directly or indirectly, the right to control or direct Beta or the operations of any of its Subsidiaries prior to the First Merger Effective Time, or (ii) Beta, directly or indirectly, the right to control or direct Omega or the operations of any of its Subsidiaries prior to the First Merger Effective Time. Prior to the First Merger Effective Time, (i) Beta shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (ii) Omega shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2 No Solicitation; Recommendation of the Mergers.
(a) Except as expressly permitted by this Section 5.2, none of Omega, Omega Parent or Beta shall, and Omega shall cause each of Omega’s Subsidiaries and Beta shall cause each of its Subsidiaries not to, and shall instruct and cause its and their respective Representatives not to, directly or indirectly, (i) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Omega, Omega Parent, Beta or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (provided, that no such confidentiality agreement shall be required to include “standstill”

provisions) (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”) pursuant to this Section 5.2(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Law (other than to the extent the Beta Board or the Omega Board, as applicable, determines in good faith (after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Beta and Omega shall, and shall cause each of their respective Subsidiaries to, and Omega Parent shall and each of Beta, Omega and Omega Parent shall use reasonable best efforts to cause their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Omega, Omega Parent, Beta or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 5.2(a)) to which Beta or Omega, as applicable, or any of their Subsidiaries is a party or of which Beta or Omega, as applicable, or any of their Subsidiaries is a beneficiary with regard to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Beta Stockholder Approval, (1) Beta receives a bona fide written Acquisition Proposal that was not the result of a violation of this Section 5.2(a) and (2) the Beta Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then such party may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to the other party or shall be provided (to the extent permitted by applicable Law) to the other party prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to the other party shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.
(b) Except as provided in Section 5.2(c), the Beta Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Omega or Omega Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Omega or Omega Parent) the Beta Board Recommendation or the determination of the advisability to its stockholders of the Mergers, the Beta Share Issuance, the approval of the Amended and Restated Beta Charter and the Beta Series A COD Amendment and the other transactions contemplated hereby, as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Beta Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is announced or (v) fail, within five (5) Business Days of a request by the other party following the public announcement of an Acquisition Proposal (other than an Acquisition Proposal that would be subject to clause (iv)), to reaffirm the Beta Board Recommendation, as applicable (each such action set forth in this Section 5.2(b) being referred to herein as an “Adverse Recommendation Change”).
(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Beta Stockholder Approval and following compliance with this Section 5.2(c), the Beta Board may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make an

Adverse Recommendation Change (1) in connection with a Superior Proposal or (2) in response to an event, occurrence, development or state of facts or circumstances occurring after the date hereof that was neither known to, or reasonably foreseeable by, the Beta Board prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal; provided, that prior to effecting an Adverse Recommendation Change, (i) Beta shall notify Omega Parent and Omega in writing, at least five (5) Business Days prior to effecting such Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between such party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, Beta shall negotiate with Omega Parent and Omega in good faith (to the extent Omega Parent and Omega wish to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable Law, and (iii) the Beta Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other party in writing during the Notice Period) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Beta Board under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Beta shall, in each case, have delivered to Omega Parent and Omega an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three (3) Business Days instead of five (5) Business Days).
(d) Beta or Omega, as applicable, shall promptly (and in any event, within twenty-four (24) hours) notify the other party after it or any of its Subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to the other party shall indicate the identity of the Person making and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each party shall keep the other party reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other party shall apprise the other party of the status and details of such Acquisition Proposal. Each party agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such party from providing any information to the other party in accordance with, or from otherwise complying with the terms of, this Section 5.2.
(e) Nothing contained in this Section 5.2 shall prohibit Beta or the Beta Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Beta if, in the good faith judgment of the Beta Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Any disclosures referred to in clauses (i) and (ii) above shall not be deemed to constitute an Adverse Recommendation Change so long as such disclosure (A) includes the Beta Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Beta Board and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 5.2(e) affect either party’s obligations specified in Section 5.2(b).

(f) For purposes of this Agreement:
(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Beta and its Subsidiaries or Omega and its Subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Beta and its Subsidiaries or Omega and its Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Beta or Omega (or any resulting parent company of Beta or Omega), in each case other than the transactions contemplated by this Agreement.
(ii) “Superior Proposal” means any bona fide written unsolicited Acquisition Proposal made after the date hereof  (with all percentages included in the definition of  “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, all relevant the terms and conditions of such Acquisition Proposal, any changes to the terms of this Agreement offered by Omega Parent and Omega in response to such Acquisition Proposal, the anticipated timing, conditions and ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (including whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal), that (A) if consummated, would be more favorable to the stockholders of Beta or stockholders of Omega, as applicable, from a financial point of view than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
Section 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.
(a) As promptly as practicable after the date of this Agreement, but in no event later than ten (10) days after the date Omega has provided the Pro Forma Financial Information in a form reasonably satisfactory to Beta, Beta shall (i) prepare (with Omega’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement” ) to be sent to the stockholders of Beta relating to the special meeting of Beta’s stockholders (the “Beta Stockholders Meeting”) to be held to consider the approval of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment and (ii) in consultation with Omega, set a preliminary record date for the Beta Stockholders Meeting and commence a broker search pursuant to Section 14a 13 of the Exchange Act in connection therewith. As soon as reasonably practical after the date hereof  (but in no event later than May 31, 2019 and, solely with respect to the financial statements set forth in clause (ii) of the definition of Pro Forma Financial Information below, if Beta has provided to Omega the Required Bank Information and, if the unaudited consolidated financial statements of either party are required to be included in the Proxy Statement, the Q1 Beta Trial Balance), Omega shall prepare and deliver to Beta (i) the audited consolidated balance sheet of Omega III and its Subsidiaries as at December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Omega’s independent auditors and (ii) unaudited pro forma financial statements for the Surviving Company including footnotes and management discussion and analysis sections, in the case of each of clauses (i) and (ii), that are complaint with applicable Laws for inclusion in the Proxy Statement (clauses (i) and (ii) together, the “Pro Forma Financial Information”); provided, that Beta shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to Omega such cooperation and documents as may be reasonably requested by Omega in connection with the preparation of the financial statements set forth in clause (ii) of the definition of Pro Forma Financial Information. Without limiting the foregoing, prior to the Closing, Omega shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to Beta such cooperation and documents as may be reasonably requested by Beta in connection with the preparation of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by Omega or Beta, as applicable, without providing the other a reasonable opportunity to review and comment thereon. If at any time prior to the First Merger Effective Time any information relating to Beta or Omega, or any of their respective Affiliates, officers or directors, should be discovered by Beta or Omega that should be set forth in an amendment or supplement to any of the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Beta. Beta shall use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.
(b) As promptly as practicable after (x) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act and (y) the date on which the SEC confirms that it has no further comments on the Proxy Statement, Beta shall duly call, give notice of, convene and hold the Beta Stockholders Meeting solely for the purpose of obtaining the Beta Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Beta Stockholders Meeting shall in any event be no later than the twenty-first (21st) Business Day after (i) the tenth (10th) day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Beta that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) day after the preliminary Proxy Statement therefor has been filed with the SEC, informed Beta that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Beta may postpone or adjourn the Beta Stockholders Meeting solely (i) with the consent of Omega; (ii) (A) due to the absence of a quorum or (B) if Beta has not received proxies representing a sufficient number of shares of Beta Common Stock for the Beta Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Beta Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Beta’s stockholders prior to the Beta Stockholders Meeting. Without the prior written consent of Omega, the Beta Stockholder Meeting will not be postponed or adjourned by more than ten (10) days at a time. In no event will the record date of the Beta Stockholder Meeting be changed without Omega’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law. Notwithstanding the foregoing, Beta shall, at the request of Omega, to the extent permitted by Law, adjourn the Beta Stockholders Meeting to a date specified by Omega for the absence of a quorum or if Beta has not received proxies representing a sufficient number of shares of Beta Common Stock for the Beta Stockholder Approval. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Beta, through the Beta Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit proxies to obtain the Beta Stockholder Approval.
Section 5.4 Access to Information; Confidentiality.
(a) Omega shall, and shall cause each of its Subsidiaries to, afford to Beta, Merger Sub Inc., Merger Sub LLC and their respective Representatives reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such books, records, information, properties and personnel regarding Omega and its Subsidiaries as shall be reasonably requested by Beta, Merger Sub Inc. and Merger Sub LLC; provided, however, that the foregoing shall not require Omega to disclose any information to the extent such disclosure would contravene applicable Law or result in loss of legal protection, including attorney-client privilege (provided, that Omega shall use its reasonable best efforts to provide as much information as is reasonably practicable in light of such concerns or in such a manner as to not lose such legal protection).

(b) Beta shall, and shall cause each of its Subsidiaries to, afford to Omega and its Representatives and the Debt Financing Sources reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such books, records, information, properties and personnel regarding Beta and its Subsidiaries as shall be reasonably requested by Omega; provided, however, that the foregoing shall not require Beta to disclose any information to the extent such disclosure would contravene applicable Law or result in loss of legal protection, including attorney-client privilege (provided, that Beta shall use its reasonable best efforts to provide as much information as is reasonably practicable in light of such concerns or in such a manner as to not lose such legal protection).
(c) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between BioScrip Infusion Services, Inc. and Option Care Enterprises, Inc. dated as of September 6, 2018 (the “Confidentiality Agreement”).
Section 5.5 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Beta and Omega agree to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Beta Material Contract or Omega Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Omega nor any of its Subsidiaries, on the one hand, nor Beta nor any of its Subsidiaries, on the other hand, shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Beta, on the one hand, or Omega, on the other hand, (except for any standard fees required in connection with licensing or registrations applications or other filings required to effectuate the Mergers and the other transactions contemplated by this Agreement). Without limiting the generality of the foregoing, Beta and Omega shall, promptly and in any event within ten (10) Business Days following the date hereof, file with the United States Federal Trade Commission and the United States Department of Justice the Notification and Report Form required for the Mergers pursuant to the HSR Act, which Notification and Report Form shall request early termination. Beta and Omega shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Beta and Omega shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Beta or Omega, as the case may be, and any of their respective Subsidiaries, that appears in any filing (except for the Notification and Report Form pursuant to the HSR Act) made with, or substantive written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Beta and Omega shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Omega and Beta shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other substantive written communications received by Omega or Beta, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b) Subject to the following sentence of Section 5.5(b), Omega and Beta shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the Mergers and the other transactions contemplated by this Agreement by any Governmental Entity under the HSR Act, including taking all steps necessary to avoid or eliminate each and every legal impediment under the HSR Act that may be asserted by any Governmental Entity so as to enable the parties hereto to consummate the Mergers and the other transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Mergers and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Omega nor Beta nor any of their respective Subsidiaries or Affiliates shall be required to propose, negotiate, accept, commit to, or effect any Remedial Action, the effect of which (i) would reasonably be expected to have a material adverse effect after the Closing on the combined businesses of Beta and Omega and their Subsidiaries, taken as a whole, including the overall benefits expected, as of the date of this Agreement, to be derived by the parties from the combination of Beta and Omega via the Mergers and the transactions contemplated by this Agreement or (ii) would result in the divestiture, sale or disposition of assets, properties or businesses of Bega, Omega or any of their respective Subsidiaries representing $100,000,000 or more of revenue (calculated in accordance with GAAP) of Beta, Omega and their respective Subsidiaries in the aggregate determined as of the trailing twelve (12) month period ended December 31, 2018; provided, that in no event shall Beta or Omega or any of their respective Subsidiaries or Affiliates be required to consummate any Remedial Action until immediately prior to the Closing. In addition, Omega and Beta shall, and shall cause each of their respective Subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the Mergers and the other transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Entity under the HSR Act in order to avoid entry of, or to have vacated or terminated, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 5.5. Omega and Beta shall jointly direct and control any such litigation with counsel of their own choosing. In the event of any conflict between subsections (a) and (b) of this Section 5.5, the provisions of this Section 5.5(b) shall, with respect to the matters addressed in this Section 5.5(b), supersede the provisions of subsection (a) of this Section 5.5.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers and the other transactions contemplated by this Agreement, neither Beta nor Omega nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section 5.6 Takeover Laws. Omega, Beta, Merger Sub Inc. and Merger Sub LLC shall use their respective best efforts to (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.
Section 5.7 Notification of Certain Matters; Transaction Litigation.
(a) Omega and Beta shall promptly notify each other of  (a) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or substantive communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing were to be held on the date such representation or warranty became untrue or inaccurate or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
(b) Omega and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Beta, and Beta and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Omega, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any Subsidiary of Omega or any Subsidiary of Beta, respectively, or any of their respective directors or officers that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Beta and its Representatives shall give Omega the opportunity to participate in the defense and settlement of any Action against Beta and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Omega’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Omega and its Representatives shall give Beta the opportunity to participate in the defense and settlement of any Action against Omega and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Omega and Beta agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement.
Section 5.8 Indemnification, Exculpation and Insurance.
(a) Beta, Merger Sub Inc. and Merger Sub LLC agree that all rights to indemnification existing in favor of the current or former directors and officers of Omega as provided in the Omega Charter or the Omega Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the First Merger Effective Time shall be assumed and performed by the Surviving Corporation or the Surviving Company and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.
(b) Prior to the First Merger Effective Time, each of Beta and Omega shall use reasonable best efforts to purchase a “tail” directors’ and officers’ liability insurance policy with coverage and amounts containing terms and conditions that are substantially equivalent to and in any event not less favorable to the insured Persons in the aggregate with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement) than the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, if the cost thereof does not exceed 300% of the last annual premium paid by Omega or Beta, as applicable, for the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, before the date of this Agreement; provided, that if Omega or Beta is unable to so acquire such a “tail” policy then Beta shall cause the Surviving Company to maintain in effect for at least six years after the First Merger Effective Time the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, or policies with coverage and amounts containing terms and conditions that are no less advantageous to the insured Persons with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement) so long as Beta or the Surviving Company are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by Beta for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Omega or Beta, as applicable, is unable to obtain the “tail” policy and Beta or the Surviving Company are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Beta shall cause the Surviving Company to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.
(c) The provisions of this Section 5.8 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
Section 5.9 Announcements.
(a) Each of Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and Omega, on the other hand, shall consult with each other before issuing and give each other a reasonable opportunity to review and comment upon any press release or other public statements or communications with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Beta, in the case of a release or communication by Omega, or Omega, in the case of a release or communication by Beta, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Beta and Omega in a form that is mutually agreed.
(b) Each of Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and Omega, on the other hand, shall consult with each other before, and give each other a reasonable opportunity to review and comment upon, any broad non-public statements or communications (and if such statement or communication is in person or by means of video or teleconference, give each other reasonable advanced notice and the opportunity to attend such statement or communication) with respect to this Agreement, the Mergers and the other transactions contemplated hereby, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
Section 5.10 Section 16 Matters. Prior to the First Merger Effective Time, each of Beta and Omega shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Omega Common Stock (including derivative securities with respect to such Omega Common Stock) or acquisitions of Beta Common Stock (including derivative securities with respect to such Beta Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Beta to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11 Certain Tax Matters.
(a) Each of the parties shall use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action (whether or not otherwise permitted under this Agreement), or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall consider and negotiate in good faith such amendments to this Agreement as may be reasonably required to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that no party will be required to agree to any such amendment).
(b) Prior to the First Merger Effective Time, Omega shall use reasonable best efforts to obtain the Omega Tax Opinion. Omega and Beta shall deliver to Kirkland & Ellis LLP, at such times as may reasonably be required by Kirkland & Ellis LLP, including the Closing Date, tax representation letters in the forms set forth in Section 5.11(b) of the Beta Disclosure Letter and Section 5.11(b) of the Omega Disclosure Letter. Each of the Beta Parties and Omega shall use its reasonable best efforts not to, and not permit any controlled Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made in the tax representation letters described in this Section 5.11(b).
(c) This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. The parties shall treat and report the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
Section 5.12 Financing Matters.
(a) Omega shall, and Omega Parent shall cause Omega to, use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including any flex provisions applicable thereto), including using reasonable best efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters, (B) satisfy on a timely basis all conditions applicable to Omega in the Debt Commitment Letters that are within its control (or obtain the waiver of conditions applicable to Omega contained in the Debt Commitment Letters), including without limitation the timely preparation and delivery to the Debt Financing Sources of the Pro Forma Financial Information, (C) maintain in full force and effect the Debt Commitment Letters in accordance with the terms thereof and (D) draw down upon and consummate the Debt Financing contemplated by the Debt Commitment Letters at or prior to the Closing.
(b) Omega shall keep Beta informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Omega shall notify Beta promptly, and in any event within two Business Days after it becomes aware thereof, (w) of any termination of the Debt Commitment Letters or any definitive agreement related to the Debt Financing, (x) of any actual or threatened breach or default by any party to, or any material dispute or disagreement among any of the parties to, the Debt Commitment Letters or definitive agreements related to the Debt Financing, (y) of the receipt by Omega of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Debt Financing) from any Debt Financing Source with respect to any breach, default, termination or repudiation by any party to any Debt Commitment Letters or any definitive agreement related to the Debt Financing or (z) if for any reason Omega no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letters and the related fee letters on the terms described therein. In addition, Omega promptly will provide Beta with copies of all executed definitive agreements with respect to the Debt Financing.
(c) Prior to the Closing, each of Omega, Omega Parent and Beta shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to the Debt Financing Sources and each other party hereto such cooperation and documents as may be reasonably requested in connection with the Debt Financing, including using reasonable best efforts to: (i) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business and operations of Beta, Omega, Omega Parent or any of their respective Subsidiaries (as applicable); (ii) participate in a reasonable number of management and other meetings (including customary one-on-one meetings with the lead arrangers for the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice; (iii) execute and deliver any definitive financing documents, including any credit agreements, indentures, note purchase agreements, guarantees, pledge documents, security documents and other definitive financing documents and otherwise facilitating the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral; (iv) reasonably cooperate in the preparation of customary offering memoranda, confidential information memoranda, lenders’ presentations and similar documents and other customary marketing materials for prospective lenders and investors and materials for rating agency presentations for any Debt Financing, including providing customary authorization and representation letters to the Debt Financing Sources as contemplated by the Debt Commitment Letter; (v) reasonably cooperate in securing (x) public corporate/family ratings for the borrower under the Debt Financing and (y) public ratings for the Debt Financing contemplated by the Debt Financing, in each case, from each of Moody’s Investors Service, Inc., Fitch Group, Inc. and Standard & Poor’s Financial Services LLC; (vi) furnish to the Debt Financing Sources on a timely basis all documentation and other information required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; (vii) request customary accountants’ consents with respect to financial information derived from Beta’s or Omega’s (as applicable) financial statements, and use commercially reasonable efforts to provide the financial information requested by Beta’s or Omega’s accounting firm, as applicable, to enable it to comply with such request, and assisting Omega and its counsel in delivery of customary legal opinions by Omega and its counsel in connection with effectuating the Debt Financing; (viii) coordinate customary payoff letters, lien terminations and instruments of discharge or release, as applicable, to be delivered at Closing that release Beta and its Subsidiaries and their respective assets or Omega and its Subsidiaries and their respective assets, as applicable, from all indebtedness for borrowed money contemplated to be paid off at the Closing and discharge all liens and security interests with respect thereto; (ix) provide reasonable assistance to facilitate the asset-based credit facility contemplated by the Debt Commitment Letter; and (x) take such corporate actions as shall be reasonably requested to authorize and permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to finance the transactions contemplated in this Agreement (subject to any limits on the use of proceeds set forth herein); provided, that (w) such requested cooperation does not unreasonably interfere with the ongoing operations of Beta and its Subsidiaries; (x) until the occurrence of the Closing Date, none of Beta or its Subsidiaries shall have, or be required to incur, any liability or any obligation under any agreement or document related to the Debt Financing (in each case, other than with respect to the authorization letters referred to in clause (iv) above or customary representation letters delivered to its accountants), or to pay any commitment or similar fee or make any other payment or provide or agree to provide an indemnity in connection with the foregoing; (y) none of Beta or its Subsidiaries shall be required to (i) approve or enter into any agreement or binding commitment, except such agreements as become effective at or after the Closing Date (including that none of the boards of directors (or equivalent bodies) of Beta or its Subsidiaries shall be required to adopt any resolutions or take similar action approving the Debt Financing that would be effective prior to the Closing Date), excluding the authorization letters as contemplated by clause (iv) above and customary representations letters to its accountants, or (ii) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Debt Financing, or (iii) deliver or cause the delivery of any financial information not customarily prepared by Beta with respect to the applicable period; and (z) no party shall be required to take any action that would reasonably be expected to result in the contravention of, or that would reasonably be expected to result in a violation of any applicable Laws or of any contracts binding on such party, its Subsidiaries or their respective property. Omega shall promptly, upon request by Beta, but no earlier than the earlier of  (i) the Closing and (ii) the termination of this Agreement, reimburse Beta for all reasonable and documented out-of-pocket costs and expenses incurred by Beta or any of its Affiliates in connection with the cooperation of Beta and its Affiliates contemplated by this Section 5.12, and shall indemnify and hold harmless Beta, its

Affiliates and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 5.12; provided, that such indemnity shall not apply to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, or penalties result from the fraud or willful misconduct by Beta and its Affiliates or their respective directors, officers, employees and representatives. Without limiting the generality of the foregoing, each of Omega and Beta shall deliver to the Debt Financing Sources and the other parties hereto (i) its Required Bank Information by May 31, 2019 (it being agreed that any financial statements filed with the Securities and Exchange Commission and included in the Required Bank Information shall be deemed to be the delivered for purposes of this Section 5.12(c)) and (ii) the unaudited consolidated statement of operations of such party for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of such party (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least forty-five (45) days prior to the Closing Date by no later than forty-five (45) days after the end of such fiscal quarter.
(d) Each party (on behalf of itself and its Subsidiaries) hereby consents to and authorizes the use of  (i) its Required Bank Information for the purpose of facilitating the Debt Financing and (ii) all of its and its Affiliates’ logos, trademarks and trade names used in its business (subject to such party’s quality control guidelines and approval by such party (such approval not to be unreasonably withheld, delayed or conditioned)) in connection with the Debt Financing contemplated by the Debt Commitment Letter; provided, that such logos, trademarks and trade names are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the party providing such logos, trademarks and trade names and its Subsidiaries or the reputation or goodwill of such party or any of its Subsidiaries; and subject to the prior review by, and consent of, such party (such consent not to be unreasonably withheld or delayed).
(e) Neither Omega nor its Subsidiaries or Representatives shall (without the prior written consent of Beta) execute, deliver or perform any waiver, consent, supplement, replacement or amendment to the Debt Commitment Letters if such waiver, consent, supplement, replacement or amendment would (i) expand any conditions to, or impose new or additional conditions to, the Debt Financing, (ii) reduce the aggregate amount of the Debt Financing available on the Closing Date below an amount sufficient to consummate the transactions contemplated by this Agreement (including payment of any fees and expenses and obligations required to be paid or satisfied by Beta, Omega, the Surviving Company or any of their Subsidiaries in connection with the transactions contemplated by this Agreement and the Debt Financing), or the length of the commitment therefor, or relieve any Debt Financing Source from its funding commitment thereunder, (iii) adversely impact the ability of Omega to enforce its rights against any other parties to such Debt Commitment Letters, (iv) impose additional obligations on Beta or on Beta’s Subsidiaries or Affiliates applicable to periods prior to the Closing, or (v) otherwise reasonably be expected to (A) delay, prevent or materially impede the consummation of the Mergers or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur. Omega shall promptly deliver to Beta a true and complete copy of any such waiver, consent, supplement, replacement or amendment of the Debt Commitment Letters.
(f) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated for any reason (other than a breach by Beta of this Agreement), Omega shall use its reasonable best efforts to arrange alternative financing with terms and conditions not materially less favorable in the aggregate to Omega than those set forth in the Debt Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement (the “Alternate Financing”) and to obtain, and, if obtained, to provide Beta with a copy of, a new financing commitment (the “New Financing Commitment”); it being understood that the provisions hereof applicable to the Debt Financing and the Debt Commitment Letter shall apply equally to such Alternate Financing and New Financing Commitment. To the extent applicable, Omega shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange promptly the Alternate Financing on the terms and conditions described in any New Financing Commitment, including using reasonable best efforts to take, or cause to be taken, all actions necessary to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the New Financing Commitment, (B) satisfy on a timely basis all conditions applicable to Omega in the New Financing Commitment that are within its control (or obtain the waiver of conditions applicable to Omega contained in the New Financing Commitment), (C) maintain in full force and effect the New Financing Commitment in accordance with the terms thereof, and (D) draw down upon and consummate the Alternate Financing contemplated by the New Financing Commitment at or prior to the Closing Date. Notwithstanding anything contained in this Section 5.12(f) or anything else in this Agreement, in no event shall the reasonable best efforts of Omega be deemed or construed to require Omega to, and Omega shall not be required to, (x) pay any fees (in the aggregate) in excess of those contemplated by the Debt Financing as of the date hereof or (y) agree to conditionality or economic terms of the Debt Financing that are less favorable in the aggregate than those contemplated by the Debt Commitment Letter or related fee letter (including any flex provisions therein) as of the date hereof.
(g) Beta shall, as soon as reasonably practicable after Omega so requests in writing, issue, or use its reasonable best efforts to cause the Trustee (as defined below) to issue, a notice of optional redemption for some or all (which amount shall be specified in Omega’s written request) of the outstanding aggregate principal amount of Beta’s 8.875% Senior Notes due 2021 (the “Existing Notes”), to the extent permitted by and pursuant to the requisite provisions of the indenture (the “Indenture”) governing the Existing Notes, dated as of February 11, 2014, among Beta, the guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”); provided, that such notice of optional redemption shall be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing. Beta shall provide Omega with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. Beta agrees to assist Omega upon reasonable request in making arrangements for redemption, defeasance, satisfaction and/or discharge of the Existing Notes pursuant to the Indenture and shall timely provide the Trustee with such officers’ certificates, legal opinions and other documentation required by the Indenture or reasonably requested by the Trustee in connection therewith.
(h) Beta shall, as soon as reasonably practicable after Omega so requests in writing, give notice to (i) the holders of its first lien notes (the “First Lien Notes”), outstanding under its first lien note purchase agreement dated June 29, 2017 (the “First Lien Note Purchase Agreement”), and (ii) the holders of its second lien notes (together with the First Lien Notes, the “Notes”), outstanding under its second lien note purchase agreement dated June 29, 2017 (together with the First Lien Note Purchase Agreement, the “Note Purchase Agreements”), in each case to the extent permitted by and pursuant to the requisite provisions of the respective Note Purchase Agreements, of its intention to repay the Notes; provided, that such notice prepayment shall be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing. Beta shall provide Omega with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such prepayment. Beta agrees to assist Omega upon reasonable request in making arrangements for prepayment of the Notes pursuant to the Note Purchase Agreements and shall timely provide the holders of the Notes with such documentation required by the Note Purchase Agreements or reasonably requested by such holders in connection therewith.
Section 5.13 Beta Bylaw Amendment. Effective as of the First Merger Effective Time, the Beta Bylaws shall be amended to (a) include a provision reflecting the requirements of Section 1.6 with respect to the Continuing Beta Directors and (b) provide that any amendment to the provision described in the immediately preceding clause (a) prior to the first anniversary of the first annual meeting of the stockholders of Beta following the Closing Date shall require a vote of at least 85% of the directors of the Beta Board at the time of any such amendment.
Section 5.14 Resignation of Directors. Unless otherwise requested by Omega, Beta shall obtain and deliver to Omega at or prior to the First Merger Effective Time the resignation of each director of Beta not identified on Section 1.6 of the Beta Disclosure Letter, effective as of the First Merger Effective Time.
Section 5.15 Omega Lockup. For the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the date hereof, the holders of the shares of Beta Common Stock issued as Merger Consideration and the Escrowed Beta Shares shall not directly or indirectly, sell, transfer, exchange, assign, pledge, lend, liquidate, convey, abandon, distribute, contribute or otherwise dispose of as a direct or indirect disposition or transfer any Beta Common Stock issued as Merger Consideration or any Escrowed Beta Shares. The parties agree that the shares of Beta Common Stock when issued, will contain a legend indicating that all such shares are subject to the lockup provisions of this Section 5.15. The foregoing restriction shall not apply to transfers of Beta Common Stock issued as Merger Consideration or any Escrowed Beta Shares:
(a) if the transferor is a natural person, by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on such transferor’s death, in each case to any member of the immediate family (as defined below) of such transferor or to a trust the beneficiaries of which are exclusively such transferor or members of such transferor’s immediate family;
(b) if the transferor is a natural person, as a bona fide gift or gifts, including a bona fide gift or gifts to a charity or educational institution;
(c) if the transferor is a partnership or a limited liability company, to a partner or member, as the case may be, of such transferor or any wholly-owned subsidiary of the transferor or to an Affiliate under common control with such transferor; provided, in each case that such transferee agrees in writing to abide by the provisions of this Section 5.15;
(d) if the transferor is an individual, by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement; provided, in each case, that such transferee agrees in writing to abide by the provisions of this Section 5.15;
(e) pursuant to a bona fide third party tender offer made to all holders of the Beta Common Stock or a merger, purchase, consolidation or other similar transaction, involving a Change of Control of Beta, that has been approved by the board of directors of Beta (and nothing in this Agreement shall prohibit the holders of Beta Common Stock issued as Merger Consideration from voting in favor of any such transaction or taking any other action in connection with such transaction); provided, that in the event any such tender offer is not completed, the Beta Common Stock issued as Merger Consideration shall remain subject to this Section 5.15;
(f) in open market transactions pursuant to Rule 144 or in transactions pursuant to an effective registration statement, in each case, not to exceed, in the aggregate, 20% of the outstanding shares of Beta Common Stock immediately following the Closing; and
(g) to Beta in accordance with Section 2.3.
Section 5.16 Registration Rights Agreement and Nomination Agreement. At the Closing, Beta and Omega Parent shall execute and deliver to each other the Nomination Agreement in the form attached hereto as Exhibit G and the Registration Rights Agreement in the form attached hereto as Exhibit H.
Article VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the First Merger Effective Time of the following conditions:
(a) Stockholder Approvals. The Omega Stockholder Approval and the Beta Stockholder Approval shall have been obtained.
(b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers.

Section 6.2 Conditions to the Obligations of Beta, Merger Sub Inc. and Merger Sub LLC. The obligation of Beta, Merger Sub Inc. and Merger Sub LLC to effect the Mergers is also subject to the satisfaction, or waiver by Beta, at or prior to the First Merger Effective Time of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of Omega and Omega Parent set forth in Section 3.2(a) (the “Omega Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.
(ii) The representations and warranties of Omega and Omega Parent set forth in Section 3.1, Section 3.2(b) – (c), Section 3.3, Section 3.4(a)(i) and Section 3.21 (the “Omega Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
(iii) The representations and warranties of Omega and Omega Parent set forth in this Agreement (other than the Omega Capitalization Representations and the Omega Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Omega Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) Performance of Obligations of Omega. Omega and Omega Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Merger Effective Time.
(c) No Omega MAE. Since the date of this Agreement there shall not have been an Omega Material Adverse Effect.
(d) Officers’ Certificate. Beta shall have received a certificate signed by an executive officer of Omega and Omega Parent certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
(e) FIRPTA Certificate. In accordance with Treasury Regulations Section 1.1445-2(c)(3), Omega shall deliver to Beta a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Omega Common Stock does not constitute a “United States real property interest” under Section 897(c) of the Code (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).
Section 6.3 Conditions to the Obligations of Omega. The obligation of Omega and Omega Parent to effect the First Merger is also subject to the satisfaction, or waiver by Omega, at or prior to the First Merger Effective Time of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of Beta set forth in Section 4.2(a) (the “Beta Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii) The representations and warranties of Beta, Merger Sub Inc. and Merger Sub LLC set forth in Section 4.1, Section 4.2(b)-(e), Section 4.3, Section 4.4(a)(i) and Section 4.20 (the “Beta Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).
(iii) The representations and warranties of Beta, Merger Sub Inc. and Merger Sub LLC set forth in this Agreement (other than the Beta Capitalization Representations and the Beta Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Beta Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).
(b) Performance of Obligations of Beta, Merger Sub Inc. and Merger Sub LLC. Beta, Merger Sub Inc. and Merger Sub LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the First Merger Effective Time.
(c) No Beta MAE. Since the date of this Agreement there shall not have been a Beta Material Adverse Effect.
(d) Officers’ Certificate. Omega shall have received a certificate signed by an executive officer of Beta certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
(e) Tax Opinion. Omega shall have received a written opinion from Kirkland & Ellis LLP, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Omega Tax Opinion”). In rendering such opinion, Kirkland & Ellis LLP shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in the tax representation letters described in Section 5.11(b), the forms of which are set forth in Section 5.11(b) of the Beta Disclosure Letter and Section 5.11(b) of the Omega Disclosure Letter.
(f) Regulatory Approvals. (i) Any applicable waiting period (and any extension thereof) under any agreement with a Governmental Entity set forth in Section 6.3(f) of the Omega Disclosure Letter (other than the HSR Act) not to consummate the transactions contemplated by this Agreement shall have expired or been terminated; and (ii) all consents and licenses set forth in Section 6.3(f) of the Omega Disclosure Letter shall have been obtained and shall be in full force and effect or, in the case of any consent or license the attainment of which requires delivery of a document or the taking of an action following the Closing, the parties shall have received written confirmation from an applicable Governmental Entity that such consent or license will be issued and in full force and effect promptly following the Closing subject only to the delivery of such document or the taking of such action.
Article VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time, whether before or after the Beta Stockholder Approval has been obtained (with any termination by Beta also being an effective termination by Merger Sub Inc. and Merger Sub LLC):
(a) by mutual written consent of Beta and Omega;
(b) by either Beta or Omega:
(i) if the Mergers shall not have been consummated on or before December 13, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this

Section 7.1(b)(i) shall not be available to Beta if any Beta Party’s, on the one hand, or Omega if Omega’s or Omega Parent’s, on the other hand, material breach of any representation, warranty, covenant or other agreement under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;
(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or
(iii) if the Beta Stockholder Approval shall not have been obtained at the Beta Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment was taken; provided, that Beta shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Beta Stockholder Approval is caused by any action or failure to act of Beta that constitutes a breach of this Agreement;
(c) by Beta:
(i) if Omega shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Omega shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Merger Effective Time (i) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured by the earlier of  (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Omega of such breach or failure; provided, that Beta shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Beta, Merger Sub Inc. or Merger Sub LLC is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or
(ii) if, prior to the Beta Stockholder Approval, the Beta Board determines to enter into a definitive written agreement with respect to a Superior Proposal, but only if  (x) Beta is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.2(c), (y) Beta has not materially breached or failed to perform any of its covenants or agreements contained in Section 5.2 and (z) immediately prior to or substantially concurrently with such termination, Beta shall pay the Beta Termination Fee to Omega Parent pursuant to Section 7.3(c).
(d) by Omega:
(i) if Beta, Merger Sub Inc. or Merger Sub LLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Beta, Merger Sub Inc. or Merger Sub LLC shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of  (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Beta of such breach or failure; provided, that Omega shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied;
(ii) prior to obtaining the Beta Stockholder Approval, if Beta or the Beta Board shall have effected an Adverse Recommendation Change; or
(e) by Beta if  (i) all of the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing),

(ii) Omega and Omega Parent shall have failed to consummate the Closing by the date on which the Closing was required to occur in accordance with Section 1.2, (iii) Beta shall have confirmed in writing to Omega and Omega Parent at least two (2) Business Days prior to the termination of this Agreement pursuant to this Section 7.1(e) that the Beta Parties stand ready, willing and able to consummate the transactions contemplated hereby and (iv) Omega and Omega Parent shall have failed to consummate the transactions contemplated hereby within two (2) Business Days after receipt of such irrevocable confirmation by Omega.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.
Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent or Omega, provided, that:
(a) the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.9(a) (Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VII (other than Section 8.10) shall survive the termination hereof;
(b) Beta and Omega may have liability as provided in Section 7.3; and
(c) no such termination shall relieve Beta, Merger Sub Inc. or Merger Sub LLC from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case Omega and Omega Parent shall be entitled to all rights and remedies available at Law or in equity.
Section 7.3 Fees and Expenses; Limited Remedies.
(a) Except as otherwise set forth in this Section 7.3, in the event of a termination of this Agreement, all fees and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses; provided, however, that Omega shall promptly reimburse Beta for 79.5% of any and all filing fees incurred by Beta in connection with the filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. If the Closing occurs, all fees and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, except that Omega shall pay the reasonable and documented out-of-pocket third-party fees and expenses of Omega Parent.
(b) In the event that this Agreement is terminated (i) by Beta pursuant to Section 7.1(c) or Section 7.1(e) or (ii) by Omega or Beta pursuant to Section 7.1(b)(i) and at the time of such termination Beta could have terminated this Agreement pursuant to Section 7.1(c), Omega, Omega Parent and Omega III shall, jointly and severally, pay to Beta a termination fee of  $30,000,000 within five (5) Business Days of such termination (the “Omega Termination Fee”), it being understood that in no event shall Omega III, Omega Parent and Omega be required to pay the Omega Termination Fee on more than one occasion. Payment of the Omega Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Beta within five (5) Business Days of such termination.
(c) In the event that: (i) (A) an Acquisition Proposal is made directly to Beta’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Beta or Beta Board following the date hereof and prior to termination of this Agreement, (B) this Agreement is terminated by Beta or Omega pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Omega pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, Beta or any of its Subsidiaries enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof  (provided, that for purposes of this clause (C), each reference to “20%” in the definition of  “Acquisition Proposal” shall be deemed to be a reference to “50%”); (ii) this Agreement is terminated by Omega pursuant to Section 7.1(d)(ii); or (iii) this Agreement is terminated by Beta pursuant to Section 7.1(c)(ii); then, in any such event, Beta shall pay to Omega Parent (or its designee) a fee of  $15,000,000 (the “Beta Termination Fee”), it being understood that in no event shall Beta be required to pay the Beta Termination Fee on more than one occasion; provided, that the payment by Beta of the Beta Termination Fee pursuant to this Section 7.3 shall not relieve Beta from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Beta Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Omega Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Beta Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by Omega pursuant to Section 7.1(d)(ii) or (iii) immediately prior to or substantially concurrently with such termination, in the case of termination by Beta pursuant to Section 7.1(c)(ii). Notwithstanding the foregoing, the amount of any Omega Expenses payable pursuant to Section 7.3(d) shall reduce, on a dollar for dollar basis, the amount of the Beta Termination Fee payable by Beta hereunder.
(d) In the event this Agreement is terminated pursuant to Section 7.1(b)(iii) under circumstances in which the Beta Termination Fee is not then payable pursuant to Section 7.3(c), then, within six (6) months after demand by Omega Parent, Beta shall pay to Omega Parent (or its designee) up to $5,000,000 of the reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Omega, Omega Parent and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Omega Expenses”) by wire transfer of immediately available funds to an account designated by Omega Parent; provided, that the payment by Beta of the Omega Expenses pursuant to this Section 7.3(d) shall not relieve Beta of any subsequent obligation to pay the Beta Termination Fee pursuant to Section 7.3(c) if and when the Beta Termination Fee becomes due; provided, further, that the payment by Beta of the Beta Termination Fee pursuant to Section 7.3(c) shall relieve Beta of any subsequent obligation to pay the Omega Expenses pursuant to this Section 7.3(d).
(e) The Beta Parties acknowledge and agree that (i) the agreements contained in this Section 7.3(e) and Section 7.3(f) are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Omega Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.3(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Beta for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, (iii) without the agreements contained in this Section 7.3(e) and Section 7.3(f), the parties would not have entered into this Agreement and (iv) subject to the rights of the parties in respect of specific performance pursuant to and solely to the extent provided in Section 8.10, in the event that the Closing does not occur for any reason (whether or not this Agreement is terminated by Beta and the Omega Termination Fee is payable), the maximum aggregate liability of  (A) Omega and Omega Parent and (B) the former, current and future holders of equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Omega and Omega Parent), members, managers, general or limited partners, stockholders and assignees of each of Omega, Omega Parent, the Debt Financing Sources and their respective Affiliates (collectively the Persons in clauses (A) and (B), the “Omega Related Parties”) shall be solely limited to an aggregate amount equal to the Omega Termination Fee to the extent payable, and, in no event shall Beta or any other Person seek, or be entitled, to recover any money or other damages in excess of such amount (including, in each case, for any willful, intentional or knowing breach or other action or inaction) arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements; provided, however, that if Omega, Omega Parent and Omega III shall fail to promptly pay the Omega Termination Fee when required pursuant to Section 7.3(b) and, in order to obtain such payment, Beta commences any Action that results in Omega, Omega III or Omega Parent paying the Omega Termination Fee, Omega shall pay to

Beta its costs and expenses (including reasonable attorney fees) in connection with such suit and any related costs to enforce its right to receive the Omega Termination Fee, together with interest on such amount at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (collectively, “Beta Collection Costs”).
(f) Notwithstanding any contained herein to the contrary, the sole and exclusive remedy of (1) Beta, Merger Sub Inc. and Merger Sub LLC and (2) the former, current and future holders of equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Beta, Merger Sub Inc. and Merger Sub LLC), members, managers, general or limited partners, stockholders and assignees of each of Beta, Merger Sub Inc. and Merger Sub LLC and their respective Affiliates (collectively the Persons in clauses (A) and (B), the “Beta Related Parties”) against the Omega Related Parties for any and all losses or damages suffered or incurred based upon, related to, or in respect of this Agreement, any other agreements, documents or certificates delivered in connection herewith and the transactions contemplated hereby (other than a breach of the Confidentiality Agreement), including (i) any breach or threatened or attempted beach of this Agreement or (ii) any failure to consummate any of the transactions contemplated (including the Closing or the funding of the Debt Financing), in each case, including in any litigation under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity shall be either (x) specific performance or other equitable relief prior to termination of this Agreement pursuant to, and subject to the terms, conditions and limitations of, Section 8.10 or (y) to terminate this Agreement and collect, if applicable in accordance with this Section 7.3, the Omega Termination Fee (and the Beta Collection Costs, if any) and the Omega Related Parties shall have no other liability or obligation relating to or arising out of this Agreement (other than the Confidentiality Agreement) or any of the transactions contemplated hereby. In no event shall the Beta Parties be permitted or entitled to receive both a grant of specific performance under Section 8.10 and the Omega Termination Fee.
Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Beta Board and the Omega Board at any time prior to the First Merger Effective Time; provided, however, that (a) after the Omega Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Omega without such further approval or adoption and (b) after the Beta Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Beta without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, that with respect to any amendment, modification or supplement to Section 7.3, this Section 7.4, Section 7.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13, and Section 8.17 (and any provision of this Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any of the foregoing provisions) that is adverse in any material respect to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such amendment, modification or supplement may become effective.
Section 7.5 Extension of Time; Waiver. At any time prior to the First Merger Effective Time, the parties may, by action taken or authorized by the Beta Board and the Omega Board, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after Beta Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Beta without such further approval or adoption; provided, further, that with respect to any waiver of Section 7.3, Section 7.4, this Section 7.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13, and Section 8.17 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse in any material respect to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such waiver may become effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Article VIII
GENERAL PROVISIONS
Section 8.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the First Merger Effective Time (and there shall be no liability after the Closing in respect thereof) other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the First Merger Effective Time and then only with respect to any breaches occurring after the First Merger Effective Time.
Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i) if to Beta, Merger Sub Inc., Merger Sub LLC, the Surviving Corporation or the Surviving Company, to:
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Attention: Kathryn M. Stalmack
E-Mail: kathryn.stalmack@bioscrip.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Sean Griffiths
Email: sgriffiths@gibsondunn.com
(ii) if to Omega or Omega Parent, to:
c/o Option Care
3000 Lakeside Dr. Suite 300N
Bannockburn, IL 60015
Attention: General Counsel
E-mail: cliff.berman@optioncare.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Sanford E. Perl, P.C.
Mark A. Fennell, P.C.
E-mail: sperl@kirkland.com
mfennell@kirkland.com
Section 8.3 Certain Definitions. For purposes of this Agreement:
(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
(b) “Beta Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to, have a material adverse effect on (A) the ability of Beta to consummate the transactions contemplated by this Agreement or (B) the business, financial condition or results of operations of Beta and its Subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions, (2) general changes or developments in any of the industries in which Beta or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any change in the price or trading volume of Beta’s stock, in and of itself  (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of  “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect), (6) any failure by Beta to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself  (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of  “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect), (7) any outbreak or escalation of hostilities, any acts of war or terrorism, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (9) any action taken by Beta, or which Beta causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (10) any actions taken (or omitted to be taken) at the request of Omega (except in the case of each of clauses (1), (2), (4) or (7), above, to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Beta and its Subsidiaries relative to other companies operating in the industry in which Beta and its Subsidiaries operate);
(c) “Beta Share Issuance” means the issuances of shares of Beta Common Stock pursuant to Section 2.1 and Section 2.3;
(d) “Beta Stock Plans” means the Beta Amended and Restated 2008 Equity Incentive Plan, as amended, and the Beta 2018 Equity Incentive Plan;
(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Chicago, Illinois are authorized or required by applicable Law to be closed;
(f) “Change of Control” means, with respect to any Person, the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to another Person or group of affiliated Persons of the first Person’s voting securities if, after such transfer, such Person or group of affiliated Persons would hold more than 50% of outstanding voting securities of the first Person (or surviving entity) or would otherwise have the power to control the board of directors or equivalent governing body of the first Person or to direct the operations of the first Person;

(g) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(h) “Data Security Requirements” means all of the following, in each case to the extent relating to the conduct of the business of, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, any System, or any matters relating to data privacy, protection, or security (except with respect to healthcare matters): (i) with respect to Beta, Beta’s and its Subsidiaries’, and with respect to Omega, Omega’s and its Subsidiaries’, own respective rules, policies, and procedures; (ii) industry standards applicable to the industries in which, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, operates; and (iii) Contracts to which, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, is bound;
(i) “Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, or other financings in connection with the transactions contemplated hereby, including the parties party to the Debt Commitment Letters, and the parties to any commitment letters, engagement letters, joinder agreements, indentures, note purchase agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns;
(j) “Government Payment Programs” means the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program, and any other federal or state reimbursement program involving payment of governmental funds (as defined in 42 U.S.C. § 1320a 7b(f)); provided, however, that Government Payment Programs shall not include any Qualified Health Plan under the Affordable Care Act;
(k) “Healthcare Laws” means all federal, state, and local Laws relating to the regulation, compounding, provision or administration of, or payment for the distribution, dispensing and possession of drugs and the provision of other healthcare products or services, including, but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320 a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) any Laws governing the use, disclosure, privacy or security of personal health information, including without limitation, HIPAA; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v)  applicable provisions of the Federal Food, Drug and Cosmetic Act, including 21 U.S.C. §353a, and the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) and the applicable implementing regulations of each codified at Title 21, Code of Federal Regulations; (vi) state pharmacy Laws; (vii) state fee-splitting and corporate practice of medicine Laws; (viii) any state or federal licensure, permit or authorization Laws relating to the regulation, compounding, provision, or administration of, or billing or payment for, healthcare products or services including, without limitation, any state licensure, credentialing, or certification requirements limiting the scope of activities of persons acting without such license, credential or certification; and each of  (i) through (viii) as may be amended from time to time;
(l) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as amended by the American Recovery and Reimbursement Act of 2009 and the regulations promulgated thereunder;
(m) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations or purchase money obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vii) all obligations of such Person in respect of letters of credit, performance bonds, bankers’ acceptances, surety bonds and similar facilities (but solely to the extent drawn and unreimbursed), (viii) any net obligations under interest rate swap transactions, currency swap transactions or other interest rate or currency hedging transactions valued at the “termination value” thereof, (ix) all liabilities of such Person for deferred purchase price of property or services and all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations), (x) any other liability or obligation of such Person secured by a Lien on the capital stock, assets or property of such Person and (xi) any accrued and unpaid interest or penalties on, and any prepayment premiums, penalties or similar contractual charges or fees paid in respect of, or guarantees with respect to, any of the foregoing. Notwithstanding the foregoing, Indebtedness shall exclude (i) any unsecured trade payables arising in the ordinary course of business, (ii) any operating lease obligations, and (iii) any undrawn letters of credit, performance bonds, bankers acceptances or similar obligations;
(n) “knowledge” means (i) with respect to Omega, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Omega Disclosure Letter and (ii) with respect to Beta, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Beta Disclosure Letter;
(o) “Omega Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to, have a material adverse effect on (A) the ability of Omega or Omega Parent to consummate the transactions contemplated by this Agreement or (B) the business, financial condition or results of operations of Omega and its Subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions, (2) general changes or developments in any of the industries in which Omega or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any failure by Omega to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself  (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of  “Omega Material Adverse Effect” may be taken into account in determining whether there has been an Omega Material Adverse Effect), (6) any outbreak or escalation of hostilities, any acts of war or terrorism, (7) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (8) any action taken by Omega, or which Omega causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (9) any actions taken (or omitted to be taken) at the request of Beta (except in the case of each of clauses (1), (2), (4) or (6), above, to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Beta and its Subsidiaries relative to other companies operating in the industry in which Beta and its Subsidiaries operate);
(p) “Payor” means any payer (including any Government Payment Programs) that reimburses for products or services dispensed to patients;
(q) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;
(r) “Protected Health Information” shall have the same meaning as set forth in HIPAA as of the date hereof;
(s) “Q1 Beta Trial Balance” means the unaudited trial balance of Beta reflecting its consolidated statement of debits and credits for the three month period ending March 31, 2019.

(t) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives;
(u) “Required Bank Information” means collectively, with respect to Omega or Beta, as applicable (A) the audited consolidated statements of operations, shareholders’ equity and cash flows of such party for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated balance sheets as of the end of such fiscal years and (B) the unaudited consolidated statement of operations of such party for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters;
(v) “RSU Dispute” means any Action against Beta, the Surviving Corporation or the Surviving Company related to the Beta Contingent RSUs, including any Actions brought by any holder of Beta Contingent RSUs;
(w) “SOX” means the Sarbanes-Oxley Act of 2002;
(x) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;
(y) “Systems” means all of the following used by or for, or otherwise relied on by, with respect to Beta, Beta or any of its Subsidiaries, and with respect to Omega, Omega or any of its Subsidiaries: computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.
(z) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;
(aa) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes); and
(bb) “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, 29 U.S.C. § 2101 et seq. and any similar law.
Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or

Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein means a copy of the information or material has been provided to the party to whom such information or material is to be made available (in the virtual dataroom set up by Beta or Omega (as applicable) or otherwise) prior to or on the date hereof. Promptly following the date hereof, Beta shall provide Omega with a copy of the virtual dataroom set up by Beta in connection with the transactions contemplated hereby and, promptly following the Closing, Beta shall deliver to Omega a copy of such virtual data room as of the Closing Date.
Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Omega Disclosure Letter, the Beta Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 8.6 No Third Party Beneficiaries.
(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8; provided, that the Omega Related Parties (to the extent determined by Omega Parent) are express third party beneficiaries of Section 7.3(e) and Section 7.3(f) and the Omega Related Parties (to the extent determined by Omega Parent) and the Beta Related Parties (to the extent determined by Beta) are express third party beneficiaries of Section 8.17; provided, further, that the Debt Financing Sources shall be intended third-party beneficiaries of, and may enforce, Section 7.3, Section 7.4, Section 7.5, this Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13 and Section 8.17.
(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that in any Action brought against any of the Debt Financing Sources in accordance with Section 8.8, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 8.8 Submission to Jurisdiction.
(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b) Notwithstanding anything herein to the contrary, each of the parties hereby acknowledge and irrevocably agree that it will not bring or support, or permit any of their Affiliates to bring or support, any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 8.8(a) mutatis mutandis but with respect to the courts specified in this paragraph.
Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void except that (a) Omega and Omega Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any Debt Financing Source for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing and (b) following the Closing, Omega Parent shall have the right to assign its rights to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.10 Specific Performance.
(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that, subject to Section 8.10(b), each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding the foregoing, the Beta Parties shall be entitled to obtain an injunction, specific performance or other equitable relief of Omega’s and Omega Parent’s obligation to cause the Closing to occur and/or to cause the transactions contemplated to occur at the Closing by this Agreement to occur, in each case, only in the event that: (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied upon the Closing), (ii) Omega and Omega Parent fail to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 1.2, (iii) the Debt Financing or the Alternate Financing has been funded or the providers of the Debt Financing or the Alternate Financing have confirmed in writing that the proceeds of the Debt Financing or the Alternate Financing are available to be funded at the Closing to Omega and Omega Parent on the terms set forth in the Debt Commitment Letters or the New Financing Commitment and (iv) the Beta Parties have confirmed in writing to Omega and Omega Parent that if specific performance is granted and the Debt Financing is funded, then the Closing will occur. Notwithstanding anything in this Agreement to the contrary, in no event will the Beta Parties be entitled to both specific performance under this Section 8.10 and payment of the Omega Termination Fee.
Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE).
Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile, .pdf or other electronic signature and a facsimile, .pdf or other electronic signature shall constitute an original for all purposes.
Section 8.16 No Presumption Against Drafting Party. Each of Beta, Merger Sub Inc., Merger Sub LLC and Omega acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.17 No Recourse. The Beta Parties covenant and agree that the Beta Parties shall not institute, and shall cause their Affiliates not to institute, any Action arising under or in connection with this Agreement or any certificate or instrument delivered in connection herewith or the transactions contemplated hereby or thereby against the Omega Related Parties, except pursuant to a written agreement with an Omega Related Party (including this Agreement). Omega Parent and Omega each severally covenant and agree that it shall not institute, and shall cause the Omega Related Parties not to institute, any Action arising under or in connection with this Agreement or any certificate or instrument delivered in connection herewith or the transactions contemplated hereby or thereby against the Beta Related Parties, except pursuant to a written agreement with a Beta Related Party (including this Agreement). Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. None of the Beta Related Parties or Omega Related Parties other than the Beta Parties, Omega and Omega Parent shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated herein (including the breach, termination or failure to consummate such transactions), in each case, whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party or another Person or otherwise.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BIOSCRIP, INC.
By:
/s/ Daniel Greenleaf

Name: Daniel Greenleaf
Title: President
BETA SUB, INC.
By:
/s/ Daniel Greenleaf

Name: Daniel Greenleaf
Title: President
BETA SUB, LLC
By:
/s/ Daniel Greenleaf

Name: Daniel Greenleaf
Title: President
HC GROUP HOLDINGS II, INC.
By:
/s/ Clifford Berman

Name: Clifford Berman
Title: Corporate Secretary
HC GROUP HOLDINGS I, LLC
By:
/s/ Clifford Berman

Name: Clifford Berman
Title: Corporate Secretary
HC GROUP HOLDINGS III, INC., solely for purposes of Section 7.3(b)
By:
/s/ Clifford Berman

Name: Clifford Berman
Title: Corporate Secretary

ANNEX B
FINAL FORM
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOSCRIP, INC.
* * * * *
[_________], being the [_________] of BioScrip, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
FIRST:   The present name of the Corporation is BioScrip, Inc. The Corporation was incorporated under the name MIM Corporation by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on March 22, 1996. The Corporation filed its Second Amended and Restated Certificate of Incorporation on March 9, 2004 (as amended and restated, the “Certificate of Incorporation”).
SECOND:   At a meeting duly called and held, at which all directors were present and voting in favor, the Board of Directors of the Corporation adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof  (the “Restated Certificate”).
THIRD:   The Restated Certificate restates and integrates and further amends the Certificate of Incorporation of this Corporation.
FOURTH:   The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
* * * * *
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IN WITNESS WHEREOF, BioScrip, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of ___________, 201_.
BIOSCRIP, INC.
By:
Name:
Title:
B-2

Exhibit A
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOSCRIP, INC.
Article One
The name of the corporation is BioScrip, Inc. (the “Corporation”).
Article Two
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
Article Three
The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
Article Four
Section 1.   Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,050,000,000 shares, consisting of two classes as follows:
1. 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and
2. 1,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).
The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.
Section 2.   Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Pursuant to the authority conferred upon the Board of Directors by this Article Four, the Board of Directors created a series of  (i) 825,000 shares of Preferred Stock designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) by filing the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 9, 2015, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on [___], 2019 (as amended, the “Series A Certificate of Designations”) and (ii) 625,000 shares of Preferred Stock designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) by filing the Certificate of Designations of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Corporation with the Secretary of State on June 14, 2016 (the “Series C Certificate of Designations”). The voting powers, designations,
B-A-1

preferences and relative, participating, optional or other special rights of the shares of  (x) the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as set forth in the Series A Certificate of Designations, and are incorporated herein by reference and (y) the Series C Preferred Stock, and the qualifications, limitations and restrictions thereof, are as set forth in the Series C Certificate of Designations, and are incorporated herein by reference.
Section 3.   Common Stock.
(a) Except as otherwise provided by the DGCL or the Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
(b) Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
(c) Subject to the rights of the holders of Preferred Stock and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(d) Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Article Five
Section 1.   Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 2.   Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be [•] and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.
Section 3.   Election and Term of Office. The directors shall be elected by a plurality of the votes cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. At each annual meeting of stockholders, each director shall be elected to hold office until the next annual meeting and until his or her successor shall be elected and qualified or until his or her earlier death, disqualification, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated the “Bylaws”) shall so provide.
B-A-2

Section 4.   Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in that certain Director Nomination Agreement between the Corporation and HC Group, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 5.   Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the first date (the “Trigger Date”) on which HC Group Holdings I, LLC (“HC Group”) and its Affiliated Companies (as defined herein) cease to beneficially own (directly or indirectly) 50% or more of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.
Section 6.   Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together with the holders of one or more other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and newly created directorships and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 7.   Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
B-A-3

Article Six
Section 1.   Limitation of Liability.
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.
(b) Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.
Article Seven
Section 1.   Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.
Section 2.   Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Chairman of the Board of Directors at the written request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
Article Eight
Section 1.   Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of HC Group or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation and (ii) HC Group and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with HC Group and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve HC Group and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”),
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(b) Walgreens Company, (c) any entity that controls, is controlled by or under common control with HC Group, the MDP Group or Walgreens Company (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed by the MDP Group and (d) in respect of the Corporation, any company controlled by the Corporation.
Section 2.   Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of HC Group, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that HC Group, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. Notwithstanding anything to the contrary in this Section 2, the Corporation does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of the Corporation.
Section 3.   Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
Section 4.   Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
Section 5.   Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.
Article Nine
Section 1.   Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any resolution or certificate of designations setting forth the terms
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of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.
Section 2.   Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE or ARTICLE TEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.
Article Ten
Section 1.   Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.
Section 2.   Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.
Article Eleven
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.
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ANNEX C
Final Form
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE,
OF
BIOSCRIP, INC.
BioScrip, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
FIRST: The Corporation’s Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on March 9, 2015, is hereby amended to add the following new Section 18 thereto:
18 Redemption; Conversion.
(a) Redemption and Conversion at the Option of the Corporation Following Merger.   Notwithstanding anything to the contrary set forth herein, immediately following the effectiveness of both the mergers (the “Mergers”) pursuant to and in accordance with the Agreement and Plan of Merger (as amended or modified, the “Merger Agreement”), dated March 14, 2019 by and among the Corporation, Beta Sub Inc., a Delaware corporation, Beta Sub, LLC, a Delaware corporation HC Group Holdings I, LLC, a Delaware limited liability company, and HC Group Holdings II, Inc., a Delaware corporation (as amended from time to time), a copy of which shall be maintained by the Secretary of the Corporation and provided to any stockholder of the Corporation without charge upon request (the date of the effectiveness of the Mergers, the “Redemption Date”), without any further action on the part of the Corporation or any stockholder thereof, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on March 9, 2015 then issued and outstanding shall automatically be converted into 2.5226 shares of Common Stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on July 29, 2015 then issued and outstanding shall automatically be converted into 2.4138 shares of Common Stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) shall be redeemed, to the extent of funds lawfully available therefor, for an amount in cash equal to 120% of the Liquidation Preference of such share of Series A Preferred Stock as of the Redemption Date (the “Redemption Price”), in each case in accordance with the terms and conditions set forth in this Section 18. In the event the Redemption Date occurs on a date during a Regular Dividend Period, the Liquidation Preference per share of Series A Preferred Stock shall include Accrued Dividends (in addition to all prior Accrued Dividends) calculated in accordance with Section 3(a)(ii) for such partial period through the Redemption Date. For purposes of the conversion and redemption set forth in this Section 18, each share of Series A Preferred Stock held by each holder thereof shall be aggregated with all other shares of Series A Preferred Stock held by such holder. The Corporation shall not be required to issue any fractional shares of Common Stock resulting from the conversion of a holder’s shares of Series A Preferred Stock as provided hereby, and, in lieu of issuing any such fractional share of Common Stock, the Corporation may pay to the holder thereof cash in amount equal to the fair value (which shall be the last reported sale price of a share of Common Stock on the exchange on which the shares of Common Stock are trading on the most recent day of trading prior to the Redemption Date) of the factional share of Common Stock otherwise issuable to such holder.
(b) Notice of Redemption and Conversion Following Merger.   As promptly as practicable following the effective time of the Mergers, the Corporation shall give notice (or cause notice to be given) to each holder of Series A Preferred Stock of the conversion and redemption on the Redemption Date of such holder’s shares of Series A Preferred Stock, which notice may include a letter of transmittal in such form as the Corporation determines appropriate for the surrender of the certificate(s) representing the shares of Series A Preferred Stock converted and redeemed pursuant to this Section 18 in exchange for the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted, and payment of the cash, if any, representing the fair value of any fractional share of Common Stock otherwise issuable to a holder following any such conversion and the aggregate Redemption Price for the shares of Series A Preferred Stock so redeemed. Such notice shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation. Any notice mailed as provided in this Section 18(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock subject to conversion and redemption as provided in Section 18(a) hereof shall not affect the validity or effectiveness of the conversion or redemption of such holder’s shares of Series A Preferred Stock or of any other shares of Series A Preferred Stock so converted and redeemed. Each notice of redemption and conversion given to a holder shall state the place or places where certificates representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof are to be surrendered in exchange for (x) a certificate representing the aggregate number of whole shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof and (y) payment of cash in an amount equal to the sum of  (1) the aggregate Redemption Price for such shares of Series A Preferred Stock plus (2) the fair value of any fractional shares of Common Stock otherwise issuable to such holder as a result of the conversion of such holder’s shares of Series A Preferred Stock into Common Stock. If the certificate(s) representing any shares of Series A Preferred Stock are alleged to have been lost, stolen or destroyed, the holder thereof shall surrender, in lieu of such certificate(s), an affidavit that such certificate(s) have been lost, stolen or destroyed and an indemnity or bond in an amount the Corporation determines to be sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate(s) or the issuance of any new certificate representing the shares of Common Stock into which such shares shall have been converted.
(c) Effectiveness of Redemption and Conversion.   Notwithstanding that any certificate(s) representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof shall not have not been surrendered for cancellation and exchange, (i) from and after the effectiveness of the conversion of a holder’s shares of Series A Preferred Stock on the Redemption Date, all shares of Series A Preferred Stock held by such holder and so converted shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof  (and payment of cash in an amount equal to the fair value of fractional shares of Common Stock otherwise issuable to such holder upon such conversion), upon compliance with the terms and conditions of this Section 18, and (ii) from and after the redemption of a holder’s shares of Series A Preferred Stock on the Redemption Date, upon the earlier of such time as the Corporation shall have paid or set apart for payment the Redemption Price for such shares, all shares of Series A Preferred Stock held by such holder and so redeemed shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the Redemption Price thereof, without interest, upon compliance with the terms and conditions of this Section 18. At the time of the conversion and redemption provide by Section 18(a), until surrendered as provided herein, any certificate representing shares of Series A Preferred Stock shall be deemed to represent only the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted and the right to receive payment of the fair value of any fractional share of Common Stock otherwise issuable upon any such conversion and of the aggregate Redemption Price for such shares of Series A Preferred Stock so redeemed.
(c) Matters Regarding the Merger Agreement.   In the event of a conflict between this Section 18 and any other section of this Series A Certificate of Designations, this Section 18 shall prevail. Notwithstanding anything to the contrary in this Series A Certificate of Designations, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control, a Liquidation Event or a Deemed Liquidation Event for purposes hereof and shall be permitted without any right, consent, notice, entitlement or other procedural requirement arising out of the transactions contemplated by the Merger Agreement, except as set forth in this Section 18.
SECOND: The foregoing amendment was duly adopted by (i) the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and (ii) the affirmative vote of holders representing not less than (a) a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock, in each case, in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Series A Certificate of Designations.
[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designations has been executed by a duly authorized officer of the Corporation as of this __ day of            2019.
BIOSCRIP, INC.
By:
Name:
Title:

ANNEX D
Final Form
This PREFERRED STOCK REPURCHASE AGREEMENT (this “Agreement”) dated as of March 14, 2019, among BioScrip, Inc. (the “Company”) on the one hand and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners LLC — Series A, on the other hand (each a “Preferred Stockholder” and collectively, the “Preferred Stockholders”).
WHEREAS, the Preferred Stockholders collectively own 614,177 shares (the “Preferred Shares”) of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”) representing 100% of the outstanding Series C Preferred Stock;
WHEREAS, the Company and the Preferred Stockholders are party to that certain Registration Rights Agreement, dated March 9, 2015, as amended by that certain Amendment No. 1 to the Registration Rights Agreement, dated June 10, 2016 and that certain Amendment No. 2 to the Registration Rights Agreement, dated June 14, 2016 (the “Registration Rights Agreement”);
WHEREAS, the Preferred Stockholders desire to sell to the Company the Preferred Shares and the Company desires to repurchase the Preferred Shares; and
WHEREAS, on the date hereof, the Company is entering into that certain Agreement and Plan of Merger by and among the Company, HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc.. a Delaware corporation (“Omega”), HC Group Holdings III, Inc., a Delaware corporation, Beta Sub, Inc., a Delaware corporation, and Beta Sub, LLC, a Delaware limited liability company (as amended or modified, the “Merger Agreement”).
NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the parties hereby agree as follows:
1.   Sale and Repurchase of the Shares.   Subject to the terms of this Agreement, at the Repurchase Closing (as defined below),the Company shall repurchase and acquire from the Preferred Stockholders, and each of the Preferred Stockholders shall sell, assign, deliver and convey to the Company (the “Repurchase”), the Preferred Shares listed next to such Preferred Stockholder’s name on Schedule 1 to this Agreement for a purchase price of  (i) an amount in cash equal to 120% of the Liquidation Preference (as defined in the Certificate of Designations of Series C Convertible Preferred Stock of the Corporation (the “COD”)) per Preferred Share determined as of the date of the Repurchase Closing (the “Cash Repurchase Price”) and (ii) 2.5226 fully paid, validly issued and non-assessable shares of Common Stock of the Company, $0.0001 par value per share (the “Common Stock”), per Preferred Share (the “Share Repurchase Consideration” and together with the Cash Repurchase Price, the “Repurchase Price”). For purposes of clause (i) of this Section 1, in the event the Repurchase Closing occurs on a date during a Regular Dividend Period (as defined in the COD), the Liquidation Preference per Preferred Share shall include Accrued Dividends (in addition to all prior Accrued Dividends) calculated in accordance with Section 3(a)(ii) of the COD for such partial period. Such Repurchase Price shall be paid in full satisfaction of all obligations of the Company to the Preferred Stockholders with respect to the Preferred Shares (including, without limitation, all dividends accrued thereon in accordance with the COD) but unpaid).
2.   Closing.   The Repurchase described and provided for in this Agreement shall take place at a closing (the “Repurchase Closing”) at the offices of Gibson, Dunn & Crutcher, LLP at 200 Park Avenue, New York, New York immediately following the Second Merger Effective Time (as defined in the Merger Agreement) or such other date as each of the parties hereto, with the prior written consent of Omega, agrees in writing. Each Preferred Stockholder’s obligations to sell its Preferred Shares under this Agreement shall be conditioned upon the Repurchase Closing occurring at or prior to February 11, 2020. At the Repurchase Closing:
(a)   the Preferred Stockholders hereby agree to take such action as may reasonably be requested or as may be required to have the Company’s transfer agent record the transfer of the Preferred Shares in the Company’s share registry; and
(b)   subject to receipt by the Company of the certificates described in clause (a) above, the Company shall (i) deliver to each of the Preferred Stockholders an amount equal to the Cash Repurchase Price multiplied by the number of Preferred Shares being sold to the Company by the applicable Preferred Stockholder by check or wire transfer in immediately available funds to a bank account designated by the Preferred Stockholders prior to the date thereof and (ii) issue to each of the Preferred Stockholders that number of shares of Common Stock equal to the Share Repurchase Consideration multiplied by the number of Preferred Shares being sold to the Company by the applicable Preferred Stockholder.
3.   Representations and Warranties of the Stockholders.   Each Preferred Stockholder represents and warrants to the Company as to itself as follows:
(a)   Such Preferred Stockholder is the legal and beneficial owner of the Preferred Shares listed next to such Preferred Stockholder’s name on Schedule 1 to this Agreement. Each Preferred Stockholder owns such Preferred Shares outright and free and clear of any options, contracts, agreements, liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind, or other encumbrances.
(b)   The Preferred Shares listed on Schedule 1 represent all of the Series C Preferred Stock beneficially owned by the Preferred Stockholder.
(c)   It has all requisite power and authority to sell and transfer the Preferred Shares to the Company in the manner provided herein.
(d)   It has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and has obtained all required consents or approvals necessary for the execution, delivery and performance by it of this Agreement. This Agreement has been duly executed and delivered by it, and constitutes its valid and binding obligation enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).
(e)   As of March 14, 2019, the Liquidation Preference (including Accrued Dividends) with respect to the Preferred Shares is $157.746 per Preferred Share and $96,883,945 in the aggregate.
4.   Representations and Warranties of the Company.   The Company represents and warrants to the Preferred Stockholder as follows:
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)   The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).
(c)   The Board of Directors of the Company has approved the execution and delivery of this Agreement and the consummation of the transactions hereunder.
(d)   At the Repurchase Closing, the Company will have duly authorized a sufficient number of shares of Common Stock to consummate the Repurchase Closing, and when issued, all shares of Common Stock issued as Share Repurchase Consideration under this Agreement will be fully paid, validly issued and non-assessable, and not subject to any transfer restrictions other than pursuant to applicable law, and no stockholder of the Company will have any preemptive right of subscription or purchase in respect thereof.
(e)   At the Repurchase Closing, the Company’s repurchase of the Preferred Shares under this Agreement will comply with Section 160 of the General Corporation Law of the State of Delaware.
(f)   As of March 14, 2019, the Liquidation Preference (including Accrued Dividends) with respect to the Preferred Shares is $157.746 per Preferred Share and $96,883,945 in the aggregate.

5.   No Transfers or Conversions.   Following the execution hereof and until the Repurchase Closing, each of the Preferred Stockholders agrees not to, and to cause its affiliates not to, (i) directly or indirectly, sell, transfer, assign, pledge, tender, convert, exchange or encumber or otherwise dispose of any of the Preferred Shares or (ii) exercise its right to convert the Preferred Shares into shares of Common Stock pursuant to Section 6 of the COD.
6.   Termination.   This Agreement (other than Sections 6, 9 and 13 – 24, which shall survive the termination) shall terminate automatically and shall have no further force and effect as of the earliest to occur of  (i) such date and time as the Merger Agreement shall be validly terminated in accordance with the terms and provisions thereof, and (ii) the effectiveness of a written agreement executed by the parties hereto and Omega to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement (other than Sections 6, 9 and 13 – 24, which shall survive the termination); provided, however, that such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof. “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Chicago, Illinois are authorized or required by applicable law to be closed.
7.   Registration Rights Waiver.   The execution and delivery of this Agreement by the Preferred Stockholders, which represent a Majority-in-Interest (as defined in the Registration Rights Agreement) of the Holders (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, shall be deemed a consent by the Preferred Stockholders, in their capacities as Holders, under Section 9 (Preservation of Rights) of the Registration Rights Agreement with respect to the registration rights to be granted to Omega Parent in connection with the Merger Agreement and any reverse stock splits that may be effected by the Company following the Repurchase Closing.
8.   Waiver of Rights.   The execution and delivery of this Agreement by the Company and the Preferred Stockholders shall constitute the express waiver by the Preferred Stockholders of any right, notice, consent, entitlement or other procedural requirement arising as a result of the share issuances and other transactions contemplated by the Merger Agreement, under the Second Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company and the COD, in each case, that may be applicable to, and inconsistent with, the transactions contemplated by this Agreement or the Merger Agreement, including its right to convert the Preferred Shares into shares of Common Stock pursuant to Section 6 of the COD.
9.   Indemnification.
(a)   The Company shall indemnify, defend and hold harmless the Preferred Stockholders and each officer, director, member, partner, affiliate, employee, agent and representative of the Preferred Stockholders (collectively, the “Stockholder Indemnitees”) against all claims, actions, judgments, liabilities, losses, and damages, together with all reasonable and properly documented costs and expenses related thereto (including reasonable legal fees and expenses, collectively, “Losses”)) relating to or arising from (i) the execution or delivery of this Agreement, the Repurchase Closing or the performance by any Preferred Stockholder of its obligations under this Agreement, or (ii) the execution and delivery of the voting agreement entered into by the Preferred Stockholders with Omega Parent and Omega relating to the Merger Agreement (the “Voting Agreement”) or the performance by any Preferred Stockholder of its obligations under the Voting Agreement, in each case except to the extent that any such Losses are attributable to the breach of this Agreement or the Voting Agreement by the Preferred Stockholder or the willful misconduct or fraud of such Stockholder Indemnitee. In the event that any Stockholder Indemnitee claims any such right of indemnification, such Stockholder Indemnitee shall provide to the Company prompt written notice thereof, together with reasonable detail regarding such claims (provided that the failure to so notify shall not relieve the Company from its obligations under this Section 9 except to the extent that the Company forfeits rights or defenses by reason of such failure) and in the event such claims involved third party claims, allow the Company to defend and settle such claims on the Stockholder Indemnitee’s behalf; provided, however, that the Company shall keep the Stockholder Indemnitee reasonably apprised of the status of the defense of any such third party claim and such Stockholder Indemnitee shall have the right to participate in such defense and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Stockholder Indemnitee, except that such fees and expenses (to the extent reasonable, documented and out-of-pocket) shall be borne by the Company (i) to the extent incurred prior to the date the Company assumed control of such defense, (ii) if the Stockholder Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Stockholder Indemnitee that cannot reasonably be asserted by the Company on behalf of the Stockholder Indemnitee, in which case the fees and expenses (to the extent reasonable, documented and out-of-pocket) incurred by the Stockholder Indemnitee in asserting any such legal defenses shall be borne by the Company, or (iii) if the Stockholder Indemnitee reasonably shall have concluded (upon advice of its counsel) that the Company has conflicting legal positions from the Stockholder Indemnitee with respect to such third party claims or that representation of such Stockholder Indemnitee by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Stockholder Indemnitee and any other party represented by such counsel with respect to such third party claim, in which case the Company shall not have the right to assume the defense of such claims against the Stockholder Indemnitee and all fees and expenses (to the extent reasonable, documented and out-of-pocket) incurred by the Stockholder Indemnitee in connection with such third party claims shall be indemnified by the Company. If the Company fails to assume the defense of any claims in accordance with the above, the Stockholder Indemnitee shall have the sole right to defend and settle any such third party claims; provided that such right to settle shall be subject to the prior written consent of the Company (not to be unreasonably conditioned, delayed or withheld). Except as provided above, the Company shall promptly reimburse each Stockholder Indemnitee for any reasonable and properly documented legal and any other necessary out-of-pocket expenses incurred by such Stockholder Indemnitee in connection with investigating and defending any such Losses. The Company agrees that it will not, without the Stockholder Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereto in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise does not require the payment of money by such Stockholder Indemnitee, does not impose any other obligation on such Stockholder Indemnitee, does not subject such Stockholder Indemnitee to any injunction or restrictive covenants, and includes an unconditional release of such Stockholder Indemnitee from all liability arising out of such action, suit, claim or proceeding. As of the date hereof, the Preferred Stockholders are not aware of any occurrences, events or circumstances that would reasonably be expected to result in a claim for indemnification under this Section 9. The obligations under this Section 9 shall survive the consummation of the transactions contemplated by this Agreement.
(b)   The foregoing right to indemnity and advancement of expenses shall be in addition to any rights that the Stockholder Indemnitee may have at common law, pursuant to contract or otherwise (both as to action in his or its official capacity and as to action in another capacity while holding such position or related to the Company). Each of the parties hereto acknowledges that certain Stockholder Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the the Preferred Stockholder or the affiliates of a Preferred Stockholder (collectively, the “Other Indemnitors”) and hereby agrees that the Company and its affiliates are, collectively, the indemnitor of first resort (it being understood, for the avoidance of doubt, that the obligations of the Other Indemnitor, if any, are secondary and any obligation of the Company to provide indemnification (including, without limitation, through director or officer insurance policies) for the same expenses or liabilities incurred by the Stockholder Indemnitees are primary).
10.   Warrant Acknowledgment and Agreement.   The execution and delivery of this Agreement by the Preferred Stockholders shall constitute the express acknowledgment by and agreement of the Preferred Stockholders that any Warrant Certificates (as defined in the 2015 Warrant Agreement) issued pursuant to the 2015 Warrant Agreement (a) are not entitled to any antidilution or other adjustments as of the date hereof and (b) shall not be subject to any antidilution or other adjustments arising as a result of the share issuances and other transactions contemplated by the Merger Agreement, this Agreement and that certain letter agreement, dated as of the date hereof, between the Company and ASSF IV AIV B Holdings, L.P., including any adjustments to the Exercise Price (as defined in the 2015 Warrant Agreement) of such Warrant Certificates pursuant to Section 4 of the 2015 Warrant Agreement. For purposes of this

Agreement, “2015 Warrant Agreement” means that certain Warrant Agreement, dated as of March 9, 2015, by and among the Company and the purchasers party thereto. For the avoidance of doubt, the 2015 Warrant Agreement and Warrant Certificates issued thereunder shall remain in full force and effect following the Repurchase Closing. The Company and the Preferred Stockholders agree that this Section 10 constitutes an amendment of the 2015 Warrant Agreement and that they shall take such actions as may be reasonably requested by another party or Omega to effectuate such amendment.
11.   Release.   Effective (i) as of the Repurchase Closing with respect to Series C Preferred Stock, and (ii) as of the date of redemption with respect to Series A Preferred Stock, each Preferred Stockholder, on behalf of itself and its successors, assigns, Representatives (as defined in the Merger Agreement) and any other person or entity claiming by, through, or under any of the foregoing, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company and its Affiliates (as defined in the Merger Agreement) and its Representatives (as defined in the Merger Agreement) from any and all claims, demands, damages, judgments, causes of action, liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising out of or relating to each such Preferred Stockholder’s ownership of the Preferred Shares (provided, that in the case of Blackwell, only to the extent arising out of or relating to Blackwell’s ownership of Preferred Shares at any time that are subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC as listed on Schedule 1). Notwithstanding the foregoing, the Preferred Stockholders are not hereby releasing their rights with respect to (i) the 2015 Warrant Agreement and the Warrant Certificates issued thereunder other than as otherwise set forth in this Agreement and with respect to any liabilities or obligations with respect to breaches of any representations, warranties, or agreements therein arising prior to the Repurchase Closing and (ii) any rights or obligations set forth in this Agreement. Each Preferred Stockholder hereby agrees that the contracts pursuant to which such Preferred Stockholder obtained the Preferred Shares shall, effective as of the Repurchase Closing, be terminated in their entirety and no party thereto shall have any further rights, duties, liabilities or obligations in connection therewith or arising thereunder.
12.   Disclosure.   The Company shall provide each Preferred Stockholder with a draft of any disclosure documents, filings or press releases referencing, describing or filing this Agreement a reasonable period of time prior to the filing or publication thereof, and shall consider in good faith any comments made by each Preferred Stockholder with respect thereto received within twenty-four (24) hours after such drafts were delivered to the Preferred Stockholders.
13.   Tax Treatment.   For federal income tax purposes (and applicable state and local tax purposes), the parties acknowledge and agree that the Repurchase is intended to be taxable exchange governed by Section 1001 of the Code. The parties will file all tax returns in a manner consistent with such intent and shall not take an inconsistent position on any tax return or in any audit or similar proceeding.
14.   Governing Law; Venue.   All terms of and rights under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason,

(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
15.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.   Entire Agreement.   This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.
17.   Severability.   If any term of this Agreement is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.
18.   Remedies.   In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.
19.   Further Assurances.   Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.
20.   Assignment; Binding Effect.   This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
21.   Amendment; Waiver.   Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance) only with the prior written consent of the Company, Omega and each of the Preferred Stockholders.
22.   Counterparts.   This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart to this Agreement.

23.   Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
24.   Third Party Beneficiary.   The parties hereto acknowledge and agree that Omega is an express third party beneficiary of this Agreement and shall have the right to enforce this agreement and rely upon the representations and warranties set forth herein.
[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent that it be effective on the date first above written.
BioScrip, Inc.
By:
Name:
Title:
COLISEUM CAPITAL PARTNERS, L.P.
By:
Coliseum Capital, LLC, its general partner

By:
Name:
Title:
COLISEUM CAPITAL PARTNERS II, L.P.
By:
Coliseum Capital, LLC, its general partner

By:
Name:
Title:
BLACKWELL PARTNERS LLC — SERIES A
By:
Coliseum Capital Management, LLC, Attorney-in-Fact

By:
Name:
Title:

SCHEDULE 1
Name of Stockholder	Number of shares of Series C Preferred Stock
COLISEUM CAPITAL PARTNERS, L.P.	386,655
COLISEUM CAPITAL PARTNERS II, L.P.	86,520
BLACKWELL PARTNERS LLC – SERIES A	141,002
Total:	614,177

ANNEX E
Final Form
Execution Version
BIOSCRIP, INC.

FORM OF AMENDED AND RESTATED WARRANT AGREEMENT

Dated As Of March 14, 2019
Warrants to Purchase shares of Common Stock
BIOSCRIP, INC.
Amended and Restated Warrant Agreement

Warrants For Common Stock
AMENDED AND RESTATED WARRANT AGREEMENT, dated as March 14, 2019, among BioScrip, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and the holders undersigned hereto (collectively and together with each of their respective successors and assigns, the “Holders”). Capitalized terms shall have the meaning specified in Section 5.1 hereof.
RECITALS
WHEREAS, on the terms of the Warrant Purchase Agreement (the “Original Warrant Agreement”), dated as June 29, 2017, among the Company and the Original Purchasers party thereto, the Original Purchasers agreed to acquire from the Company, and the Company agreed to issue to the Original Purchasers, Warrants to purchase 4.99% of the Fully Diluted Common Stock (as defined in the Original Warrant Agreement) outstanding on the date of any exercise of the Warrants (less the percentage of the shares of Common Stock previously issued pursuant to the Warrants from time to time as a result of any partial exercise of the Warrants as set forth herein);
WHEREAS, the Company is party to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2019, by and among the Company, HC Group Holdings II, Inc., a Delaware corporation (“Omega”), Beta Sub, LLC, a Delaware limited liability company (“Merger Sub LLC”), and certain other parties signatory thereto, pursuant to which Omega will be merged with and into a newly formed subsidiary of the Company with Omega continuing as the surviving entity (the “Surviving Corporation”) (the “First Merger”), immediately following which the Surviving Corporation will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Second Merger”);
WHEREAS, the undersigned Holders collectively own 100% of the Warrants issued pursuant to the Original Warrant Agreement;
WHEREAS, in connection with, and conditioned upon, the consummation of the First Merger in accordance with the Merger Agreement, the Company and the Holders wish to amend and restate the Original Warrant Agreement so as to fix the number of shares of Common Stock issuable upon exercise of the Warrants at 8,287,317 shares in the aggregate, with each Holder having a Warrant to purchase the number of shares of Common Stock set forth on Annex 1 hereto; and
WHEREAS, the Company and the Holders wish to enter into this Agreement to amend and restate the terms of the Warrants.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree to amend and restate the Original Warrant Agreement as follows:

1.   FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES.
1.1 Form of Warrant Certificates.
The Warrant Certificates shall be in the form set forth in Attachment A hereto. The Warrant Certificates may have such letters, numbers or other marks of identification or designation as may be required to comply with any law or with any rule or regulation of any governmental authority, stock exchange or self-regulatory organization made pursuant thereto (“Law”). Each Warrant Certificate shall be initially dated as of June 29, 2017 and subsequently dated the date of issuance thereof by the Company upon transfer or exchange. Each Warrant Certificate shall represent the right to purchase the number of shares of Common Stock set forth in such Warrant Certificate at a price per share of Common Stock equal to the Exercise Price applicable to that Warrant Certificate; provided, that the number of shares of Common Stock issuable upon exercise of the Warrants and the Exercise Price thereof shall be subject to adjustment as provided herein. The aggregate amount of shares of Common Stock issuable upon exercise of all Warrants as of the Second Merger Effective Time shall be 8,287,317, subject to adjustment as of the Second Merger Effective Time as provided herein, with each Holder having a Warrant to purchase the number of shares of Common Stock set forth on Annex 1 hereto.
1.2 Execution of Warrant Certificates; Registration Books.
(a) Execution of Warrant Certificates.   The Warrant Certificates shall be executed on behalf of the Company by an officer of the Company authorized by the Board of Directors. In case the officer of the Company who shall have signed any Warrant Certificate shall cease to be such an officer of the Company before issuance and delivery by the Company of such Warrant Certificate, such Warrant Certificate nevertheless may be issued and delivered with the same force and effect as though the individual who signed such Warrant Certificate had not ceased to be such an officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.
(b) Registration Books.   The Company will keep or cause to be kept at its office, maintained at the address of the Company referenced in Section 6.6, at the Company’s transfer agent, or at such other office of the Company of which the Company shall have given notice to each holder of Warrant Certificates, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the registration number and date of each of the Warrant Certificates and the Denomination thereof.
1.3 Transfer, Split Up, Combination and Exchange of Warrant Certificates; Lost or Stolen Warrant Certificates.
(a) Transfer, Split Up, etc.
(i) Transfer.   Subject to compliance with the Securities Act, any applicable state securities laws and the Company’s organizational documents, any Warrant Certificate (or portion thereof), with or without other Warrant Certificates, may be transferred to any Person for a Warrant Certificate or Warrant Certificates in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates (or portions thereof) surrendered then entitled such registered holder to purchase. Any registered holder desiring to transfer any Warrant Certificate shall make such request in writing delivered to the Company, which request shall include the identity of the Transferee and the aggregate Denomination of Warrants to be transferred, and shall surrender the Warrant Certificate or Warrant Certificates (or portions thereof) to be transferred at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such Transferee a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate Denomination of Warrants as the Warrant Certificate or Warrant Certificates (or portions thereof) so surrendered for transfer and shall issue a new Warrant Certificate to the transferor representing the Warrants retained by the Transferor if such transfer involved less than the entire Denomination of Warrants held by such Transferor.

(ii) Split Up, Combination, Exchange, etc.   Any Warrant Certificate, with or without other Warrant Certificates, may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates surrendered then entitle such registered holder to purchase. Any registered holder desiring to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be split up, combined or exchanged at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such registered holder a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate Denomination as the Warrant Certificate or Warrant Certificates so surrendered for split-up, combination or exchange.
(b) Loss, Theft, etc.   Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, any Warrant Certificate, and:
(i) in the case of loss, theft or destruction, an affidavit of loss, together with a customary and reasonable indemnity reasonably satisfactory to the Company; or
(ii) in the case of mutilation, upon surrender and cancellation thereof;
the Company at its own expense will execute and deliver, in lieu thereof, a new Warrant Certificate, dated the date of such lost, stolen, destroyed or mutilated Warrant Certificate and of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Certificate and evidencing the same Denomination as the Warrant Certificate so lost, stolen, destroyed or mutilated.
1.4 Subsequent Issuance of Warrant Certificates.
Subsequent to the original issuance, no Warrant Certificates shall be issued except:
(a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 1.3(a);
(b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 1.3(b);
(c) Warrant Certificates issued pursuant to Section 2.3 upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate; and
(d) Warrant Certificates to reflect any adjustments pursuant to Section 4.
1.5 Effect of Issuance in Registered Form.
Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:
(a) the Warrant Certificates, to the extent then currently transferable, are transferable only on the registry books of the Company if and when surrendered at the office of the Company referenced in Section 6.5, duly endorsed or accompanied by an instrument of transfer (in the form attached thereto) and payment of any applicable transfer, stamp or issue tax (a “Tax”); and
(b) the Company may deem and treat the Person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.
2.   EXERCISE OF WARRANTS; PAYMENT OF EXERCISE PRICE.
2.1 Exercise of Warrants.
(a) Manner of Exercise.   At any time and from time to time prior to the Expiration Time, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby, in whole or in any part, by surrender to the Company, at its office referenced in Section 6.6, of such Warrant Certificate, together with a duly executed election to purchase (a form of which is attached to each Warrant Certificate) and payment of the applicable Exercise Price for each share of Common Stock with respect to which the Warrants are then being exercised and an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3). Such Exercise Price shall be payable in cash or by withholding of shares of Common Stock into which the Warrants are being exercised pursuant to Section 2.1(b).
(b) Payment in Cash or by Withholding of Common Stock. Upon exercise of any Warrants, the holder of a Warrant Certificate may pay the Exercise Price by either (i) certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the account of the Company designated in writing by the Company or (ii) instructing the Company to withhold that number of shares of Common Stock (or fraction thereof) then issuable upon such exercise with an aggregate Market Price as of such exercise date equal to the aggregate Exercise Price. The Company acknowledges that the provisions of this clause are intended, in part, to ensure that a full or partial exchange of a Warrant Certificate will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 under the Securities Act.
(c) Fractional shares of Common Stock.   The Company may, in accordance with Section 2.6, pay the exercising holder cash in lieu of issuing a fractional share in connection with an exercise of Warrants; provided that, if it does not issue a fractional share in such circumstances, it will make such cash payment.
2.2 Issuance of Common Stock.
Upon timely receipt of a Warrant Certificate, accompanied by the form of election to purchase duly executed, and payment of the Exercise Price for each of the shares of the Common Stock to be purchased and by an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3), the Company shall thereupon promptly cause certificates representing the number of whole shares of Common Stock then being purchased to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, promptly after such receipt deliver the cash, if any, to be paid in lieu of fractional shares pursuant to Section 2.6 to or upon the order of the registered holder of such Warrant Certificate.
2.3 Unexercised Warrants.
In the event that the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing a number of unexercised Warrants shall be issued by the Company to the registered holder of such Warrant Certificate or to its duly authorized assigns.
2.4 Cancellation and Destruction of Warrant Certificates.
All Warrant Certificates surrendered to the Company for the purpose of exercise, payment of the Exercise Price, exchange, substitution or transfer shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company.
2.5 Expiration.
All Warrants that have not been exercised or purchased in accordance with the provisions of this Agreement shall expire and all rights of holders of such Warrants hereunder shall terminate and cease at the Expiration Time.
2.6 Fractional shares of Common Stock.
The Company shall not be required to issue fractional shares of Common Stock upon the exercise of any Warrant. If fractional shares are not issued upon the exercise of any Warrant, there shall be paid to the holder thereof, in lieu of any fractional share of Common Stock resulting therefrom, an amount of cash equal to the product of:

(a) the fractional amount of such share of Common Stock; and
(b) the Market Price, as determined on the trading day immediately prior to the date of exercise of such Warrant.
2.7 RESERVED
3.   AGREEMENTS OF THE COMPANY.
3.1 Reservation of Common Stock.
The Company covenants and agrees that it will at all times cause to be reserved and kept available out of its authorized and unissued shares of treasury shares of Common Stock such number of shares of Common Stock as will be sufficient to permit the exercise in full of all Warrants issued hereunder into Common Stock.
3.2 Common Stock to be Duly Authorized and Issued, Fully Paid and Nonassessable, etc; Compliance with Law
The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of any Warrant and the payment of the Exercise Price pursuant to Section 2.1 (in each case, at the time of delivery of the certificates representing such shares of Common Stock) shall (a) be duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights in favor of any Person in respect of such issuance and free of any security interest, pledge, mortgage, lien, charge or other encumbrance created by, or arising out of actions of, the Company, in each case other than (i) resulting from the actions and circumstances of the holder of such shares of Common Stock, (ii) to the extent imposed by applicable laws or (iii) in the Company’s organizational documents and (b) be issued without violation of any applicable Law.
3.3 Taxes.
The Company covenants and agrees that it will pay when due and payable any and all Taxes and charges that may be payable in respect of the initial issuance or delivery of:
(a) each Warrant Certificate;
(b) each Warrant Certificate issued in exchange for any other Warrant Certificate pursuant to Section 1.3, Section 2.3 or Section 4; and
(c) each share of Common Stock issued upon the exercise of any Warrant.
The Company shall not, however, be required to:
(i) pay any Tax that may be payable in respect of the transfer or delivery of Warrant Certificates in a name other than that of the registered holder of the Warrant Certificate surrendered for exercise, conversion, transfer or exchange (any such Tax being payable by the holder of such certificate at the time of surrender); or
(ii) issue or deliver any such certificates referred to in the foregoing clause (i) until any such Tax referred to in the foregoing clause (i) shall have been paid.
3.4 Common Stock Record Date.
Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificates (if any) shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered with an election to purchase attached thereto duly executed and payment of the aggregate Exercise Price (and any applicable Taxes, if payable by such Person) was made.

3.5 Rights in Respect of Common Stock.
Prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a stockholder of the Company with respect to the Common Stock into which the Warrants shall be exercisable, including, without limitation, the right to vote in respect of any matter upon which the holders of Common Stock may vote, the right to receive any distributions of cash or property and, except as expressly set forth herein, the right to receive any notice of any proceedings of the Company. Prior to the exercise of the Warrants evidenced thereby, the holders of the Warrant Certificates shall not have as such any obligation in respect of any assessment or any other obligation or liability as a stockholder of the Company, whether such obligations or liabilities are asserted by the Company or by creditors of the Company.
3.6 Noncircumvention.
The Company hereby covenants and agrees that the Company will not, by amendment of its charter, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, and will at all times in good faith carry out all the provisions of this Warrant Agreement.
4.   ANTI-DILUTION ADJUSTMENTS.
4.1 Adjustments.
The number of shares of Common Stock purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment as set forth in this Section 4; provided that no adjustment of the Exercise Price shall result in an increase in the Exercise Price.
4.2 Stock Splits, Subdivisions, Reclassifications or Combinations.
If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Denomination of any Warrant Certificate and the Common Stock issuable upon exercise of any Warrants at the time of the record date for such dividend or effective date of such split, reverse split, subdivision, combination or reclassification shall be proportionately adjusted so that the holder of such Warrants after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to such Warrants after such date had such Warrants been exercised immediately prior to such date. In such event the Exercise Price in effect at the time of the effective date of such split, reverse split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of  (1) the number of shares of Common Stock issuable upon the exercise of such Warrants immediately before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, reverse split, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon exercise of such Warrants determined pursuant to the immediately preceding sentence; provided that the Exercise Price shall not be adjusted to be less than the par value of the Common Stock; provided, further, that the adjustment to the Exercise Price in this Section 4.2 may result in an increase in the Exercise Price, notwithstanding Section 4.1.
4.3 Price Based Anti-Dilution
(a) Without duplication of the adjustments set forth in Sections 4.2 or 4.4, if the Company shall issue after the Second Merger Effective Time or sell any shares of Common Stock (as actually issued or, pursuant to Section 4.3(b), deemed to be issued) for a consideration per share less than either the Market Price per share or the Exercise Price immediately prior to such issuance or sale, or if earlier, upon the execution of the definitive documentation with respect to such issuance or sale (the “Effective Time”), then immediately upon the Effective Time the Denomination of any Warrant Certificate and

the number of shares of Common Stock issuable upon exercise of any Warrants at the time of the effective date shall be increased by multiplying such number of shares of Common Stock by a fraction, (i) the numerator of which shall be the number of shares of Common Stock actually outstanding immediately prior to the Effective Time plus the number of shares of Common Stock so issued or sold (or deemed to be issued or sold pursuant to Section 4.3(b)), and (ii) the denominator of which shall be the number of shares of Common Stock actually outstanding immediately prior to the Effective Time plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold pursuant to Section 4.3(b)) would purchase if such shares were sold at the greater of the Market Price or the Exercise Price, and the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) by the inverse of such fraction. For the purposes of this Section 4.3(a), none of the following issuances shall be considered the issuance or sale of Common Stock:
(i) the issuance of Common Stock (a) upon the conversion or exercise of any then-outstanding Common Stock Equivalents; (b) to Persons in connection with joint ventures, strategic alliances or other commercial relationships with such Person relating to the operation of the Company’s business and not for the primary purpose of raising equity capital, in connection with Business Combinations, or transactions in which the Company, directly or indirectly, acquires another business or the assets thereof or (c) in an offering for cash for account of the Company that is underwritten on a firm commitment basis and is registered with the Securities and Exchange Commission;
(ii) the issuance of any Common Stock or Common Stock Equivalents for which the adjustment provided in Section 4.2 applies; or
(iii) the issuance of shares of Common Stock or Common Stock Equivalents to employees or directors of either the Company or any Company Subsidiary that is approved by the Board of Directors.
(b) For the purposes of Section 4.3(a), the following subparagraphs (i) to (iii), inclusive, shall also be applicable:
(i) If the Company shall grant any rights to subscribe for, or any rights or options to purchase, Common Stock Equivalents, whether or not such rights or options or the right to convert or exchange any such Common Stock Equivalents are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Common Stock Equivalents (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Common Stock Equivalents, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Common Stock Equivalents and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Common Stock Equivalents issuable upon the exercise of such rights or options) shall be less than the Exercise Price or the Market Price per share of Common Stock immediately prior to the earlier of  (x) the time of the granting of such rights or options and (y) the time of execution of definitive documentation with respect to such grant (such earlier time of  (x) and (y) to be the “Effective Time” for purposes of Section 4.3(a)), then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Common Stock Equivalents issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options or the date of execution of definitive documents, if earlier) be deemed to be outstanding and to have been issued for such price per share; provided that no further adjustment of the conversion price pursuant to this Section 4.3(a) or Section 4.3(b)(i) shall be made (x) upon the actual issuance or sale of such Common Stock Equivalents upon the exercise of any rights to subscribe for, or any rights or options to purchase, such Common Stock Equivalents or (y) upon the actual issuance or sale of such Common Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case of clauses (x) and (y) with respect to shares of Common Stock Equivalents or Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.
(ii) If the Company shall issue or sell any Common Stock Equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Common Stock Equivalents) shall be less than the Exercise Price or the Market Price per share of Common Stock immediately prior to the Effective Time for such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Common Stock Equivalents shall (as of the Effective Time) be deemed to be outstanding and to have been issued for such price per share, provided that no further adjustment of the conversion price pursuant to this Section 4.3(a) or Section 4.3(b)(ii) shall be made upon the actual issuance or sale of such Common Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case with respect to shares of Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.
(iii) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock or Common Stock Equivalents shall be issued or sold for cash to a non-Affiliate of the Company, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock or Common Stock Equivalents shall be issued or sold to an Affiliate of the Company or for a consideration other than or in addition to cash, the amount of the consideration received by the Company shall be deemed to be the Fair Market Value of solely such consideration received by the Company in respect of such purchase of Common Stock or Common Stock Equivalents.
4.4 Other Distributions.   In case the Company shall fix a record date for the making of a dividend or distribution to holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 4.2), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of  (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades on the Exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the Denomination of any Warrant Certificate and the Common Stock issuable upon the exercise of any Warrants shall be increased to the number obtained by dividing (x) the product of  (1) the number of shares of Common Stock issuable upon the exercise of such Warrants before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of shares of Common Stock issuable upon exercise of such Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of shares of Common Stock that would then be issuable upon exercise of such Warrants if such record date had not been fixed.

4.5 Business Combinations.
In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 4.2), a holder’s right to receive shares of Common Stock upon exercise of any Warrants shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrants immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of such holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such holder’s right to exercise such Warrants in exchange for any shares of stock or other securities or property pursuant to this Section 4.5. In determining the kind and amount of stock, securities or the property receivable upon exercise of any Warrants following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the holder of such Warrants shall be entitled to elect the kind or amount of consideration receivable upon consummation of such Business Combination. The Company shall not enter into or be party to any Business Combination unless the successor of the Company (if any), assumes in writing the obligation to deliver to each holder of Warrants hereunder in exchange for such Warrants a security of such successor evidenced by a written instrument substantially similar in form and substance to this Agreement.
4.6 Expiration of Rights or Options.
Upon the expiration of any rights or options to subscribe for, purchase or convert or exchange Common Stock or Common Stock Equivalents in respect of the issuance, sale or grant of which adjustment was made pursuant to Section 4.3, without the exercise thereof, the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of the Warrants shall, upon such expiration, be readjusted (and such readjustment may result in an increase in the Exercise Price, notwithstanding Section 4.1, not to exceed the Exercise Price prior to such original adjustment) and shall thereafter be such Exercise Price and such number of shares of Common Stock as would have been in effect had such Exercise Price and such number of shares of Common Stock not been originally adjusted (or had the original adjustment not been required, as the case may be), as if:
(a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights or options; and
(b) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights or options, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the reduction initially made in respect of the issuance, sale, or grant of such rights or options.
4.7 Rounding of Calculations; Minimum Adjustments.
All calculations under this Section 4 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the earlier of  (i) the time of any exercise of Warrants and (ii) the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

4.8 Timing of Issuance of Additional Common Stock Upon Certain Adjustments.
In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon written request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
4.9 Miscellaneous.
(a) Statement Regarding Adjustments.   Whenever after the Second Merger Effective Time the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be adjusted as provided in Section 4, the Company shall promptly file at the principal office of the Company referenced in Section 6.6 a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of shares of Common Stock into which such Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, or email to each holder of Warrants at the address or email address appearing in the Company’s records.
(b) Notice of Adjustment Event.   In the event that the Company shall propose after the Second Merger Effective Time to take any action of the type described in this Section 4 (but only if the action of the type described in this Section 4 would result in an adjustment in the Exercise Price or the number of shares of Common Stock into which Warrants are exercisable or a change in the type of securities or property to be delivered upon exercise of Warrants), the Company shall give notice to the holders of Warrants, in the manner set forth in Section 4.9(a), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of any Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Without limiting the foregoing, to the extent notice of any of the foregoing actions or events is given to the holders of the Common Stock, such notice shall be provided to the holders of the Warrants on or before such notice to the holders of Common Stock.
(c) Proceedings Prior to Any Action Requiring Adjustment.   As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange (an “Exchange”) or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the holders are entitled to receive upon exercise of this any Warrants pursuant to this Section 4.
(d) Adjustment Rules.   Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If more than one subsection of this Section 4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(e) Merger Agreement. Notwithstanding anything contained herein to the contrary, the consummation of the transactions contemplated by the Merger Agreement (including the issuance of any shares of Common Stock by the Company contemplated therein) will not result in, or cause any adjustment in, the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable pursuant to this Section 4.
5.   INTERPRETATION OF THIS AGREEMENT.
5.1 Certain Defined Terms.
For the purpose of this Agreement, the following terms shall have the meanings set forth below or set forth in the Section hereof following such term:
“Affiliate” means, with respect to any Person, (a) a director, officer or shareholder of such Person, (b) in the case of a natural person, a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, at such time; provided, however, that none of the Holders shall be deemed to be an “Affiliate” of the Company and no Person holding any one or more of the Warrants shall be deemed to be an “Affiliate” of the Company solely by virtue of the ownership thereof.
“Agreement” means this Amended and Restated Warrant Agreement as it may from time to time be amended, restated, modified or supplemented.
“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.
“Beneficially Own” has the meaning has the meaning given to it in Section 13D of the Exchange Act and the rules promulgated thereunder.
“Business Combination” means any consolidation of the Company with, or merger of the Company with or into, another Person (other than a merger in which (a) the Company is the surviving corporation, (b) that does not result in any reclassification or change of shares of Common Stock outstanding immediately prior to such merger and (c) the holders of Common Stock are not entitled to receive any consideration therefrom), or any sale or conveyance to another Person of the assets of the Company substantially as an entirety.
“business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.
“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.
“Common Stock” means the Company’s common stock, par value $.0001 per share.
“Common Stock Equivalents” means all options, derivatives, rights, warrants and convertible, exercisable or exchangeable securities or instruments (including, without limitation, awards or grants of such securities or instruments to directors, officers, employees or consultants of the Company or to other persons).
“Company” has the meaning set forth in the introductory paragraph hereof.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by contract or otherwise.
“Denomination” means, in the case of any Warrant Certificate, the number of shares of Common Stock issuable upon exercise of the Warrants represented by such Warrant Certificate.

“Effective Date” shall mean the date on which the Second Merger is consummated in accordance with the terms of the Merger Agreement.
“Effective Time” has the meaning set forth in Section 4.3(a).
“Exchange” has the set forth in Section 4.9(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Exercise Price” means, prior to any adjustment pursuant to Section 4 of this Agreement, the Initial Exercise Price; and thereafter, the Initial Exercise Price as successively adjusted and readjusted from time to time in accordance with the provisions of Section 4.
“Expiration Time” means 5:00 p.m., Eastern time, on the tenth (10th) year anniversary of June 29, 2017.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and transmitted to the holders of Warrants by written notice. The Required Warrantholders may object in writing to the Board of Director’s calculation of Fair Market Value within 10 days of receipt of such written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on Fair Market Value during the 10-day period following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser of national recognition experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld, conditioned or delayed). The Fair Market Value established by such appraiser shall be conclusive and binding on the parties. The fees and expenses for such appraiser shall be borne 50% by the Company, on the one hand, and 50% by the holders of Warrants, on the other hand.
“Initial Exercise Price” means, with respect to each Warrant Certificate issued to a Holder on the Issue Date, $2.00.
“Issue Date” means June 29, 2017.
“Law” has the set forth in Section 1.1.
“Market Price” means, with respect to a particular security, on any given day, the volume weighted average trading price for the period of ten consecutive trading days ending on the trading day prior to such given day as reported by Bloomberg Financial Markets, or any successor thereto, through its “Volume Weight Average Price” function, on the Exchange on which the applicable securities are listed or admitted to trading. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose (which opinion shall be made available to the holders of Warrants); provided that the Required Warrantholders may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on fair market value during the 10-day period following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld, conditioned or delayed). The Market Price established by such appraiser shall be conclusive and binding on the parties. In the event the Market Price established by such appraiser is greater than the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the Company. In the event the Market Price established by such appraiser is less than or equal to the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the holders of Warrants. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event,

(i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Nasdaq Stock Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
“Original Warrant Agreement” has the meaning set forth in the recitals hereto.
“Per Share Fair Market Value” has the meaning set forth in Section 4.4.
“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
“Holders” has the meaning set forth in the introductory paragraph hereof.
“Required Warrantholders” means, at any time, the holders of Warrants representing at least a majority of the Common Stock issuable upon exercise of the Warrants issued and outstanding hereunder and not previously exercised (exclusive of any Warrants directly or indirectly held by the Company or any Affiliate of the Company).
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Tax” or “Taxes” has the meaning set forth in Section 1.5(a).
“trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.
“Transferee” means any registered transferee of all or any part of any one or more Warrant Certificates initially acquired by the Holders under this Agreement.
“Warrant” means a warrant to initially purchase one share of Common Stock issued pursuant to this Agreement.
“Warrant Certificate” means a certificate evidencing the Warrants in the form of Attachment A.
5.2 Section Heading and Table of Contents and Construction.
(a) Section Headings and Table of Contents, etc.   The titles of the Sections of this Agreement and any Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Attachments are, unless otherwise specified, references to Annexes and Attachments attached to this Agreement.
(b) Independent Construction.   Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

5.3 Directly or Indirectly.
Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.
5.4 Governing Law.
THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.
6.   MISCELLANEOUS.
6.1 Condition to Effectiveness; Termination.
(a) The parties agree and acknowledge that, notwithstanding anything to the contrary herein, the effectiveness of this Agreement is conditioned upon, and shall not be binding or effective until, the occurrence of the First Merger Effective Time (as such term is defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement.
(b) In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be null and void ab initio and of no effect whatsoever, and the Original Warrant Agreement shall remain in full force and effect and shall continue to be binding on and enforceable against the Company and the Holders.
6.2 Expenses.
Issuance of certificates for shares of Common Stock to a holder upon the exercise of any Warrants shall be made without charge to such holder for any Tax or stamp duty in respect of the issuance of such certificates, all of which Taxes and stamp duties shall be paid by the Company (for the avoidance of doubt, specifically excluding the Taxes not payable by the Company pursuant to Section 3.3).
6.3 Amendment and Waiver.
This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of the Company and the Required Warrantholders; provided, however, that no amendment or waiver of the provisions of Section 2.1, this Section 6.3, Section 4 or of any term defined in Section 5.1 to the extent used in such specifically referenced Sections, may be made without the prior written consent of all holders of Warrants then outstanding (excluding any Warrants directly or indirectly held by the Company or any Affiliate of the Company); and, provided, further, that:
(a) no such amendment or waiver of any of the provisions of this Agreement pertaining to the Exercise Price or the number of shares or kind of Common Stock that may be purchased upon exercise of each Warrant; and
(b) no change accelerating the occurrence of the Expiration Time;
shall be effective as to a holder of Warrants unless consented to in writing by such holder.
6.4 Entire Agreement; Termination of Original Warrant Agreement.
This Agreement and the Warrant Certificates embody the entire agreement and understanding among the Company and the Holders, and supersede all prior agreements and understandings, relating to the subject matter hereof. The Company and the Holders hereby acknowledge and agree that as of the Effective Date, the Original Warrant Agreement and any Warrant Certificate issued thereunder are terminated and of no further force and effect and confirm, pursuant to Section 6.2 of the Original Warrant Agreement, that all provisions thereof are terminated and of no further force and effect and the Original Warrant

Agreement and any Warrant Certificate issued thereunder are hereby superseded and replaced by this Agreement, which amends and restates the Original Agreement and any Warrant Certificate issued thereunder in their entirety. Each Holder shall, on or promptly following the Second Merger Effective Time, deliver and surrender to the Company any Warrant Certificate issued under the Original Agreement in such Holder’s possession.
6.5 Successors and Assigns; Multiple Holders.
All covenants and other agreements in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto to the extent they become holders of Warrants (including, without limitation, any Transferee) whether so expressed or not. Notwithstanding the foregoing sentence, the Company may not assign any of its rights, duties or obligations hereunder or under the Warrant Certificates except pursuant to the terms of this Agreement without the prior written consent of the Required Warrantholders.
Each holder of a Warrant agrees that (i) no other holder of a Warrant will by virtue of this Warrant or exercise thereof be under any fiduciary or other duty to give or withhold any consent or approval under this Warrant or to take any other action or omit to take any action under this Warrant and (ii) each other holder of a Warrant may act or refrain from acting under this Warrant as such other holder may, in its discretion, elect.
6.6 Notices and Information.
All communications hereunder or under the Warrants shall be in writing and shall be delivered either by certified or registered mail, postage pre-paid, return receipt requested, email or nationally recognized overnight courier, and shall be addressed to the following addresses:
(a) if to a Holder, at its address set forth on Annex 2 to this Agreement, or at such other address as such Holder shall have specified to the Company in writing;
(b) if to any other holder of any Warrant Certificate, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Warrant Certificate that shall have so specified an address to the Company; and
(c) if to the Company, at the address set forth on Annex 3 to this Agreement, or at such other address as the Company shall have specified to each holder of Warrants in writing.
Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) by a nationally recognized overnight delivery service which provides proof of delivery or on the date postmarked if sent by registered or certified mail or upon receipt by the recipient’s email server if directed to the email address provided in the notice section hereof, as the case may be. Any communication not so addressed and delivered shall be ineffective unless actually received by the intended addressee. Notwithstanding the foregoing provisions of this Section 6.6, service of process in any suit, action or proceeding arising out of or relating to this Agreement or any document, agreement or transaction contemplated hereby shall be delivered in the manner provided in Section 6.9(c).
Upon exercise of any Warrant pursuant to the terms hereof, the Company will use commercially reasonable efforts to answer a limited number of reasonable questions and provide a limited amount of reasonable documentation regarding any non-confidential information supporting its calculation of Fully Diluted Common Stock and the related shares of Common Stock issuable for the Denomination of such Warrant being exercised.
6.7 Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Execution in Counterpart.
This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.
6.9 Waiver of Jury Trial; Consent to Jurisdiction, Etc.
(a) Waiver of Jury Trial.   THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE WARRANTS OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.
(b) Consent to Jurisdiction.   ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE) OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY SHALL BE BROUGHT BY SUCH PARTY IN ANY NEW YORK STATE COURT OR FEDERAL DISTRICT COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) Service of Process.   EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER, UNDER THE WARRANTS OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.
COMPANY:
BioScrip, Inc.
By:
Name:
Title:

HOLDERS:
ASSF IV AIV B HOLDINGS, L.P.
By: ASSF IV AIV B HOLDINGS GP LLC, its general partner By: ASSF IV AIV B, L.P., its sole member By: ASSF MANAGEMENT IV, L.P., its general partner By: ASSF MANAGEMENT IV GP LLC, its general partner
By:
Name:
Title:

HOLDERS:
J.P. Morgan Securities LLC
By:
Name:
Title:

HOLDERS:
Goldman Sachs & Co. LLC
By:
Name:
Title:

HOLDERS:
Western Asset Middle Market Debt Fund Inc. Western Asset Middle Market Income Fund Inc By: Western Asset Management Company, as its Investment Manager and Agent
By:
Name:
Title:

ATTACHMENT A
[FORM OF WARRANT CERTIFICATE]
THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE HEREBY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE COMPANY, IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN AMENDED AND RESTATED WARRANT AGREEMENT, DATED AS OF MARCH [__], 2019, THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF SUCH AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.
WARRANT CERTIFICATE
BIOSCRIP, INC.
No. WRT- Warrants
Date: [           ], 20[  ]
This Warrant Certificate certifies that ______________________, or registered assigns, is the registered holder of Warrants entitling the owner thereof to purchase at any time on or after the date hereof and on or prior to the Expiration Time, [            ] fully paid and nonassessable shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of BIOSCRIP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), at a purchase price (subject to adjustment as provided in the Warrant Agreement (as defined below), the “Exercise Price”) of  $2.00 per share of Common Stock upon presentation and surrender of this Warrant Certificate to the Company with a duly executed election to purchase and payment of the Exercise Price (including by withholding of shares of Common Stock), all in the manner set forth in the Warrant Agreement (defined below). The Denomination of each Warrant and the Exercise Price are the Denomination and the Exercise Price as of the date hereof, and are subject to adjustment as referred to below.
The Warrants are issued pursuant to an Amended and Restated Warrant Agreement (as it may from time to time be amended or supplemented, the “Warrant Agreement”), dated as of March 14, 2019, among the Company and the Holders named therein, and are subject to all of the terms, provisions and conditions thereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, obligations, duties and immunities of the Company and the holders of the Warrant Certificates. Capitalized terms used, but not defined, herein have the respective meanings ascribed to them in the Warrant Agreement. In the event of any conflict between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control and govern.
As provided in the Warrant Agreement, the Exercise Price and the Denomination evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment. Except as otherwise set forth in, and subject to, the Warrant Agreement, the Expiration Time of this Warrant Certificate is as set forth in the Warrant Agreement.
Subject to the limitations set forth in the Warrant Agreement, this Warrant Certificate shall be exercisable, at the election of the holder, at any time on or after the date hereof and on or prior to the Expiration Time either as an entirety or in part from time to time. If this Warrant Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Warrant Certificate or Warrant Certificates for the Warrants not exercised. This Warrant Certificate, with or without other Warrant Certificates, upon surrender in the manner set forth in the Warrant Agreement and subject to the conditions set forth in the Warrant Agreement, may be transferred or exchanged for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants entitling the holder to a like number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered shall have entitled such holder to purchase.

Except as expressly set forth in the Warrant Agreement, no holder of this Warrant Certificate shall be entitled to vote or receive distributions or be deemed for any purpose the holder of shares of Common Stock or of any other securities of the Company that may at any time be issued upon the exercise hereof, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a holder of a share of Common Stock in the Company or any right to vote upon any matter submitted to holders of shares of Common Stock at any meeting thereof, or to give or withhold consent to any corporate action of the Company (whether upon any recapitalization, issuance of stock, reclassification of Securities, change of par value, consolidation, merger, conveyance, or otherwise), or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised as provided in the Warrant Agreement.
In the event of any inconsistency between this warrant Certificate and the Warrant agreement, the terms of the Warrant Agreement shall govern.
THIS WARRANT CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.
WITNESS the signature of a proper officer of the Company as of the date first above written.
BIOSCRIP, INC.
By:
Name:
Title:

[FORM OF ASSIGNMENT]
(To be executed by the registered holder if
such holder desires to transfer the Warrant Certificate)
FOR VALUE RECEIVED, ________________________ hereby sells, assigns and transfers unto
(Please print name and address of transferee.)
the accompanying Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint:
attorney, to transfer the accompanying Warrant Certificate on the books of the Company with full power of substitution. Dated:            , 20  .
[HOLDER]
By:
NOTICE
The signature to the foregoing Assignment must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

[FORM OF ELECTION TO PURCHASE]
(To be executed by the registered holder if
such holder desires to exercise the Warrant Certificate)
To: BIOSCRIP, INC.
The undersigned hereby irrevocably elects to exercise _____________________ Warrants represented by the accompanying Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares be issued in the name of:
(Please print name and address.)
(Please insert social security or other identifying number.)
If such number of Warrants being exercised by the undersigned are not all the Warrants evidenced by the accompanying Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:
(Please print name and address.)
(Please insert social security or other identifying number.)
The undersigned is paying the Exercise Price for the Common Stock to be issued on exercise of the foregoing Warrants, unless payment of such Exercise Price has been waived by the Company, by
[         ] certified or bank check by wire transfer, or
[         ] withholding of shares of Common Stock into which the Warrants are being exercised.
Dated:            , 20  .
[HOLDER]
By:
NOTICE
The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

ANNEX 1
Warrants Held on the Effective Date by the Holders
Holder	Total Number of Warrants
ASSF IV AIV B Holdings, L.P.	4,520,354
Amari Investments Pte. Ltd.	1,506,784
J.P. Morgan Securities LLC	753,398
Goldman Sachs & Co. LLC	1,130,081
Western Asset Middle Market Debt Fund Inc.	113,016
Western Asset Middle Market Income Fund Inc	263,683

ANNEX 2
Address for Holders for Notices
ASSF IV AIV B HOLDINGS, L.P.
ASSF IV AIV B Holdings, L.P.
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC
4 New York Plaza, 15th Floor, Mail Code NY1-E054
New York, New York 10004
Attention: Jeffrey L. Panzo
Email: Jeffrey.L.Panzo@JPMorgan.com
Phone No.: (212) 499-1435
GOLDMAN SACHS & CO. LLC
Goldman Sachs & Co. LLC
200 West Street, 26th Floor
Attn: Paul Burningham and Paige Cataruozolo
New York, New York 10282
Email: ficc-amssg-mo@gs.com
Phone No.: (917) 343-8393 (Paul Burningham),
(917) 343-3096 (Paige Cataruozolo)
WESTERN ASSET MIDDLE MARKET DEBT FUND INC.
WESTERN ASSET MIDDLE MARKET INCOME FUND INC
Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101
Attention: Legal Department

ANNEX 3
Address of Company for Notices
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Attn: Stephen Deitsch, Senior Vice President,
Chief Financial Officer & Treasurer
Email: Stephen.Deitsch@bioscrip.com
Telecopy Number: (720) 468-4040
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher, LLP
200 Park Avenue
New York, New York 10036
Attention: Sean P. Griffiths
Email: sgriffiths@gibsondunn.com
Telecopy Number: (212) 251-5222

BIOSCRIP, INC.
1600 Broadway, Suite 700
Denver, CO 80202
March 14, 2019
To the Holder listed on Exhibit A (the “Holder”)
Re: Amended and Restated Warrant Agreement
Ladies and Gentlemen,
Reference is made to (i) that certain Warrant Agreement (the “Warrant Agreement”), dated June 29, 2017, by and among BioScrip, Inc., a Delaware corporation (the “Company”) and the purchasers signatory thereto (collectively with their successors and assigns, the “Original Purchasers”); (ii) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, HC Group Holdings I, LLC (“Omega Parent”), HC Group Holdings II, Inc., Beta Sub, Inc., Beta Sub, LLC and HC Group Holdings III, Inc.; and (iii) that certain Amended and Restated Warrant Agreement, dated as of the date hereof, by and among the Company and the Holder and other Holders party thereto (the “Warrant Amendment”), attached hereto as Exhibit B. This letter agreement (this “Letter Agreement”) confirms certain agreements and understandings between the Holder and the Company related to the Warrant Amendment (as defined below).
In consideration of the Holder’s execution and delivery of the Warrant Amendment, and conditioned upon the occurrence of the First Merger Effective Time (as defined in the Merger Agreement), the Company hereby agrees to issue to the Holder [ ] shares of Common Stock of the Company in the aggregate (the “Amendment Shares”), promptly following the occurrence of the First Merger Effective Time (as defined in the Merger Agreement). Furthermore, promptly following, and conditioned upon, the occurrence of the First Merger Effective Time, the Company and the Holder acknowledge and agree that the Registration Rights Agreement (the “Existing RRA”), entered into as of June 29, 2017, by and among the Company and the Original Purchasers, shall be amended and restated (the “RRA Amendment”), in the form of Exhibit C, with such RRA Amendment to be conditioned upon, and automatically effective as of, the occurrence of the Second Merger Effective Time, without any further action on the party of any party hereto. The Company and the Holder agree (the “RRA Interpretation”) that, solely for purposes of the definition of  “Registrable Securities” under the Existing RRA, during the period prior to the First Merger Effective Time, the Holder shall be deemed to beneficially own the Warrants underlying the Warrant Agreement, notwithstanding any agreement between the Holder and the Company not to exercise such Warrants. The execution and delivery of this Letter Agreement by the Holder shall be deemed a consent by the Holder, in its capacities as Holder under the Existing RRA, under Section 9 (Preservation of Rights) of the Existing RRA with respect to the registration rights to be granted to Omega Parent in connection with the Merger Agreement.
Following the execution and delivery of this Letter Agreement and until the Second Merger Effective Time, the Holder agrees not to, and to cause its controlled affiliates not to, (i) directly or indirectly sell, transfer, assign, pledge, tender, convert, exchange or encumber or otherwise dispose of, any Warrant or (ii) exercise its exchange right under any Warrant.
The Company agrees that, to the extent an event occurs on or after the date hereof and prior to the Second Merger Effective Date which would cause an adjustment to the number of, or Exercise Price of, any Warrants under the Warrant Amendment were the Warrant Amendment then in effect (any such event, an “Adjustment Event”), then the Company shall apply, as of the Second Merger Effective Date, such adjustment to the number of, and Exercise Price of, Warrants that would otherwise be outstanding under the Warrant Amendment immediately after the Second Merger Effective Date (taking, solely for purposes of such adjustment, the number of shares of Common Stock outstanding under any adjustment calculation to be the number of shares of Common Stock outstanding on the date of such Adjustment Event, and giving cumulative effect to any prior adjustments due to other Adjustment Events).
The Company represents that, as of the First Merger Effective Time, upon issuance in accordance with, and payment pursuant to, the terms hereof, the Amendment Shares will be duly authorized, validly issued, fully paid and non-assessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Holder (or its affiliates, as applicable) will have good title to the Amendment Shares, free and clear of all liens, claims, encumbrances, charges, mortgages, options, pledges, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law (“Liens”), other than (a) transfer restrictions under federal and state securities laws and (b) Liens imposed solely due to the actions of the Holder. Upon issuance in accordance with, and payment pursuant to, the terms hereof, (i) the Amendment Shares will be issued in accordance with law (including applicable state Blue Sky laws) and the governing documents of the Company and will not be issued in violation of any preemptive or similar rights created by law or the governing documents of the Company or any other agreement to which the Company is bound and (ii) the Amendment Shares will not be required to be registered under the Securities Act.
The Company represents that, as of the First Merger Effective Time, the Warrants under the Warrant Amendment are duly authorized and validly issued and, when issued, the shares of Common Stock issuable pursuant to the Warrants under the Warrant Amendment (the “Underlying Shares”) will be duly authorized, validly issued, fully paid and non-assessable. Upon issuance in accordance with, and payment pursuant to, the Warrant Amendment, the Underlying Shares will be issued in accordance with law (including applicable state Blue Sky laws) and the governing documents of the Company and will not be issued in violation of any preemptive or similar rights created by law or the governing documents of the Company or any other agreement to which the Company is bound and the Underlying Shares will not be required to be registered under the Securities Act.
The execution and delivery of this Agreement by the Holder shall constitute the express acknowledgment by and agreement of the Holder that the Holder shall not have any rights or entitlements under the Warrant Agreement, the Warrant Amendment or any Warrant (as defined in the Warrant Agreement) issued thereunder with respect to any antidilution or other adjustments to the Warrants issued thereunder and held by the Holder, including, without limitation, pursuant to Section 4 of the Warrant Agreement arising as a result of or related to the share issuances and other transactions contemplated by the Merger Agreement.
This Letter Agreement and the Warrant Amendment, embody the entire agreement and understanding among the Company and the Holder, and supersede all prior agreements and understandings, relating to the subject matter hereof. The Company and the Holder acknowledge and agree that this Letter Agreement (other than the RRA Interpretation) and the Warrant Amendment shall automatically terminate and be null and void ab initio with no effect whatsoever on the parties hereto in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination thereof. This Letter Agreement may be amended from time to time only upon the written consent by each party hereto. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Letter Agreement may be executed in counterparts (including by PDF or electronic signature), each one of which shall be deemed an original and all of which together shall constitute one and the same document. This Letter Agreement, and any disputes arising hereunder or related hereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws that may lead to the application of the law as of any other jurisdiction.
[Remainder of page intentionally left blank.]

Respectfully,
BioScrip, Inc.
By:
Name:
Title:
Acknowledged and Agreed:
[HOLDER]
By:
Name:
Title:

Exhibit A
Holder
[Address]
E-A-1

Exhibit B
[Amended and Restated Warrant Agreement]
See attached.
E-B-1

Exhibit C
[Amended and Restated Registration Rights Agreement]
See attached.
E-C-1

Annex F
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2019, by and among HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc., a Delaware corporation and wholly-owned subsidiary of Omega Parent (“Omega”), and the undersigned holders (each, a “Holder” and, collectively, the “Holders”) of shares of common stock, par value $0.0001 per share, or other securities of Bioscrip, Inc., a Delaware corporation (“Beta”).
RECITALS
WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof  (as may be amended from time to time, the “Merger Agreement”), by and among Omega Parent, Omega, Beta, Beta Sub, Inc., a Delaware corporation (“Merger Sub Inc.”), Beta Sub, LLC, a Delaware limited liability company (“Merger Sub LLC”), and HC Group Holdings III, Inc., a Delaware corporation, Merger Sub Inc. is merging with and into Omega (the “First Merger”) with Omega surviving as the surviving corporation and pursuant to which Omega Parent shall be issued shares of Beta common stock, par value $0.0001 as merger consideration, and, following the First Merger, Omega is merging with and into Merger Sub LLC with Merger Sub LLC surviving as the surviving company (the “Second Merger” and with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein;
WHEREAS, each Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Beta Common Stock and other securities of Beta, as is indicated opposite such Holder’s name on Schedule 1 attached hereto (together with any New Shares (as defined in Section 1(b)), the “Shares”);
WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Omega Parent’s and Omega’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement; and
WHEREAS, all capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Omega Parent and Omega entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Omega Parent and Omega in connection therewith, the Holders, Omega Parent and Omega agree as follows:
AGREEMENT
1.   Agreement to Retain Shares.
(a)   Transfer.   During the period beginning on the date hereof and ending on the Expiration Time (as defined in Section 6), each Holder agrees not to, directly or indirectly, (i) sell, assign, transfer, tender, convert, exchange or otherwise dispose of or encumber (including, without limitation, by creation of a Lien (as defined in Section 3(a)), except Liens arising under or imposed by applicable Law or pursuant to this Agreement, the Merger Agreement, the transactions contemplated thereby or any Permitted Transfers (as defined in this Section 1(a)) (“Permitted Liens”)) the Shares; (ii) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to any Shares or grant any proxy or power of attorney with respect thereto; (iii) enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, tender, exchange, assignment, or other disposition or encumbrance of  (including, without limitation, by creation of a Lien with respect thereto (other than a Permitted Lien)) any Shares; or (iv) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect, or have the effect of preventing, impairing, delaying, discouraging or disabling such Holder from performing its obligations under this Agreement; except, in the case of any action described in clauses (i), (iii) and (iv), (A) transfers of Shares to Affiliates or to a trust established for the benefit of the Holder; provided, however, that as a condition to such transfer, the recipient agrees in writing, in a form reasonably satisfactory to Omega Parent, to be bound by this Agreement and delivers a copy of such executed written agreement to Omega Parent; or (B) with Omega Parent’s prior written consent and in Omega Parent’s sole discretion (such exceptions set forth in clauses (A) and (B), a “Permitted Transfer”). Notwithstanding the foregoing, direct or indirect transfers of equity or other interests in the Holder by its equityholders is not prohibited by this Agreement. Any action (other than a Permitted Transfer) in violation of this provision shall be void. At the request of Omega Parent, each certificate or other instrument representing any Shares shall bear a legend that such Shares are subject to the provisions of this Agreement, including this Section 1.
(b)   New Shares.   Each Holder agrees that any shares of capital stock or other equity securities of Beta that such Holder purchases or with respect to which such Holder otherwise acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, whether by the exercise, vesting or settlement of any Company Equity Awards or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares as of the date hereof, and the representations and warranties in Section 3 below shall be true and correct as of the date that record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired or obtained. Each Holder agrees to promptly notify Omega Parent in writing of the nature and amount of any New Shares. For the avoidance of doubt, any reference to Shares in this Agreement shall be deemed to include any New Shares.
2.   Agreement to Vote Shares.   Until the Expiration Time, at every meeting of the stockholders of Beta, however called, with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Beta with respect to any of the following, each Holder shall appear at such meeting (in person or by proxy) or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Holder shall be entitled to so vote: (i) in favor of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment; (ii) in favor of any proposal to adjourn or postpone the meeting of the stockholders of Beta to a later date, if there are not sufficient votes for adoption and approval of the Merger Agreement; (iii) against any action, proposal, or agreement that would (or would reasonably be expected to) result in any of the conditions to Beta’s or any of its Subsidiaries’ obligations under the Merger Agreement not being fulfilled; and (iv) against any Acquisition Proposal or agreement, transaction, or other matter that is intended to, or would (or would reasonably be expected to), impede, impair, interfere with, delay, postpone, discourage, or otherwise adversely affect the consummation of the Mergers, the Beta Share Issuance or any of the other transactions contemplated by the Merger Agreement ((i) through (iv), the “Covered Proposals”). No Holder shall take or commit or agree to take any action inconsistent with the foregoing.
3.   Representations, Warranties and Covenants of Holder.   Each Holder hereby represents, warrants and covenants to Omega Parent and Omega as follows:
(a)   except as set forth on Schedule 1, such Holder is the record and beneficial owner of the number of Shares indicated opposite such Holder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, pledges, grants, hypothecations, obligations, options, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), other than any Permitted Liens, and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;
(b)   such Holder does not own of record or beneficially, or otherwise have any right to acquire, any securities of Beta except as set forth on Schedule 1;
(c)   such Holder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Holder’s entity power and have been duly authorized by all necessary entity actions on the part of such Holder, and such Holder has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby;

(d)   this Agreement has been duly and validly executed and delivered by such Holder and, assuming the due authorization, execution and delivery hereof by Omega Parent and Omega, constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar Laws affecting creditors’ rights and remedies generally;
(e)   the execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder and the compliance by such Holder with any provisions hereof will not, violate or conflict with, result in a material breach of, constitute a default (or an event that with notice or lapse of time or both would become a material default) under, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any Shares pursuant to (A) any agreement, instrument, note, bond, mortgage, contract, lease, license, permit, or other obligation or arrangement, (B) any order, arbitration award, judgment, or decree to which such Holder is a party or by which such Holder or any Shares is bound, (C) any Law to which such Holder or any Shares is subject, or (D) any charter, bylaw or other organizational document of such Holder;
(f)   the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder does not and will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Person, including any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not (and would not reasonably be expected to) prevent, delay or impair the performance by such Holder of its obligations under this Agreement;
(h)   there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Holder, threatened in writing against such Holder or any Shares before or by any Person, including any Governmental Entity, that would (or that would reasonably be expected to) prevent, delay or impair the consummation by such Holder of the transactions contemplated by this Agreement, or otherwise impair such Holder’s ability to perform its obligations hereunder; and
(i)   no Affiliate of such Holder other than the Holders party to this Agreement holds any securities of Beta; provided, however, that this clause (i) shall not apply to Blackwell Partners LLC — Series A (“Blackwell”).
4.   Irrevocable Proxy.   By executing this Agreement, each Holder does hereby appoint each of Omega Parent and Omega, with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Holder’s rights with respect to the Shares, to vote, and to execute written consents with respect to, each of such Shares solely with respect to the matters set forth in Section 2 hereof. Each Holder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Time. Each Holder affirms that the irrevocable proxy is given in connection with, and in consideration of, the execution of the Merger Agreement and that such irrevocable proxy is given to Omega Parent and Omega by such Holder to secure the performance of the duties of such Holder under this Agreement. Each Holder agrees not to grant any subsequent proxies to, or enter into any agreement with, any Person to vote or give voting instructions with respect to the Shares in any manner inconsistent with the terms of this irrevocable proxy until after the Expiration Time. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Time. Each Holder hereby revokes any proxies or powers of attorney previously granted with respect to the Shares to the extent necessary to grant the proxy included in this Section 4 with respect to the Covered Proposals and matters related thereto, and represents that none of such previously granted proxies or powers of attorney is irrevocable; provided, however, that no proxy or power of attorney from Blackwell to any Holder relating to the Shares shall be revoked. Omega Parent and Omega may terminate this proxy with respect to a Holder at any time in their sole discretion by written notice provided to such Holder.
5.   No Solicitation.   From and after the date hereof until the Expiration Time, each Holder will not, and will cause such Holder’s Representatives not to, directly or indirectly, (a) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Omega, Omega Parent, Beta or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (c) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal, (d) agree, approve, recommend or propose to do any of the foregoing; (e) otherwise cooperate with, knowingly assist, participate in or facilitate any effort or attempt to make an Acquisition Proposal; (f) solicit proxies, become a “participant” in a “solicitation,” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any matter that is not a Covered Proposal; or (g) become a member of a group (as defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Beta for the purpose of opposing, discouraging or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Each Holder shall immediately cease and cause to be terminated any discussions or negotiations with any Person and its Representatives related to the foregoing activities. Notwithstanding anything to the contrary contained herein, any Holder or its Representatives shall be entitled to participate in discussions or negotiations with any Person making an Acquisition Proposal with respect to entering into a voting agreement in support thereof substantially similar to the terms and conditions set forth herein in the event that Beta and its Representatives are permitted to engage in discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with Section 5.2(a) of the Merger Agreement. Nothing in this Section 5 shall prohibit any Holder or any of its Representatives from informing any Person of the existence of the provisions of this Section 5. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each Holder and its Affiliates will not be considered to be Affiliates of Beta or its Subsidiaries (including, without limitation, for purposes of the definition of Representative).
6.   Blackwell.   This Agreement and all provisions hereof, including without limitation any representation or warranty by Blackwell with respect to Shares, restrictions on transfer, and the obligation to vote (or cause to vote) Shares, shall apply to Blackwell only with respect to (ii) Shares shown as owned by Blackwell as set forth on Schedule 1 and (ii) any New Shares or other Shares at any time held by Blackwell that are subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC, and shall not apply in any respect to shares of Beta Common Stock or other equity securities of Beta otherwise held by Blackwell from time to time and which are not set forth on Schedule 1 or New Shares subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC.
7.   Termination.   This Agreement (other than this Section 7, and Section 8, which shall survive the termination) shall terminate automatically and shall have no further force and effect as of the earliest to occur of  (i) February 11, 2020, (ii) the First Merger Effective Time, (iii) such date and time as the Merger Agreement shall be validly terminated in accordance with the terms and provisions thereof, (iv) the effectiveness of a written agreement executed by the parties hereto to terminate this Agreement, (v) upon any amendment, modification or waiver to the Merger Agreement that could reasonably be expected to materially and adversely affect any Holder with respect to its rights as a holder of Shares, or (vi) such date and time as the Preferred Repurchase Agreement shall be validly terminated in accordance with the terms and provisions thereof  (the earliest of such times, the “Expiration Time”). Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement (other than this Section 7 and Section 8, which shall survive the termination); provided, however, that such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a willful and material breach of this Agreement.
8.   No Suits.   Each Holder further agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this

Agreement by such Holder, or the approval of the Merger Agreement by the Beta Board, breaches any fiduciary duty of the Beta Board or any member thereof.
9.   Miscellaneous.
(a)   Entire Agreement; Amendments and Waivers.   This Agreement and the Preferred Purchase Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. Any amendment or waiver effected in accordance with this Section 8(a) shall be binding upon the parties and their respective successors and assigns.
(b)   Governing Law; Venue.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(c).

(d)   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(e)   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
(f)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 8.2 of the Merger Agreement, including as to Omega Parent or Omega as described in Section 8.2 of the Merger Agreement, and to each Holder identified on Schedule 1 attached hereto at the address or as otherwise set forth for that Holder on that Schedule (or at such address or as otherwise set forth for a party as shall be specified by like notice).
(g)   Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(h)   Binding Effect and Assignment.   This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that, notwithstanding the foregoing, Omega Parent may assign its rights and obligations under this Agreement to any Affiliate of Omega Parent.
(i)   No Third Party Beneficiaries.   This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, or otherwise create any third-party beneficiary hereto.
(j)   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party; the exercise by a party of any remedy shall not preclude the exercise of any other remedy; and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
(k)   Further Assurances.   Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, and other instruments as Omega Parent or Omega may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
(l)   Disclosure.   Each Holder shall permit Beta, Omega Parent and Omega to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Omega Parent or Omega determines to be necessary or desirable in connection with the

Merger and any other transactions contemplated by the Merger Agreement, such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement. Each of Omega Parent and Omega shall use their reasonable best efforts to provide any applicable Holder with a draft of any such disclosure documents or press releases that such party plans to file or publish a reasonable period of time prior to the filing or publication thereof, and shall consider in good faith any comments made by each Holder with respect to such Holder’s identity and ownership of Shares and the nature of such Holder’s commitments, arrangements, and understandings under this Agreement. Each Holder agrees to notify Omega Parent as promptly as practicable of any required corrections with respect to any written information supplied by Holder specifically for use in any such disclosure document. For a period beginning on the date hereof and ending two (2) years following the termination of this Agreement or (y), no Holder shall, nor shall such Holder permit any of its Affiliates or Representatives to, issue any press release or make any other public statement (whether positive or negative) with respect to this Agreement, the Merger Agreement, or any of the transactions contemplated hereby or thereby without the prior written consent of Omega Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law. For avoidance of doubt, nothing herein shall prohibit any Holder from (i) ordinary course communications with its members, limited partners, prospective limited partners, or managed account counterparties, or (ii) amending any Schedule 13D or Schedule 13G in respect of this Agreement.
(m)   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Beta Board has approved, for purposes of any applicable anti-takeover Laws, and any applicable provision of Beta’s organizational documents, the transactions contemplated by the Merger Agreement, (ii) the Merger Agreement is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.
(n)   Directors and Officers.   Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Holder, or a designee of a Holder, who is a director or officer of Beta from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Beta, in the Holder’s, or its designee’s, sole discretion on any matter. In this regard, a Holder shall not be deemed to make any agreement or understanding in this Agreement in such Holder’s or designee’s capacity as a director or officer of Beta.
(o)   Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.
HC GROUP HOLDINGS I, LLC
By:
Name:
Title:
HC GROUP HOLDINGS II, INC.
By:
Name:
Title:
[Signature Page to Voting Agreement]

Coliseum Capital Partners, L.P.
By: Coliseum Capital, LLC, its general partner
By:
Name:
Title:
Address for Notice:

Coliseum Capital Partners II, L.P.
By: Coliseum Capital, LLC, its general partner
By:
Name:
Title:
Blackwell Partners, LLC – Series A
By: Coliseum Capital Management, LLC, Attorney-in-Fact
By:
Name:
Title:
[Signature Page to Voting Agreement]

Schedule 1
Holder and Address	Common Stock	Options	Restricted Stock Units	Warrants	Preferred Stock	Liens
Coliseum Capital Partners, L.P. 105 Rowayton Ave. Rowayton, CT 06853	1,167,330			1,133,188 – Class A 1,133,188 – Class B	6,813 – Series A 386,655 – Series C
Coliseum Capital Partners II, L.P. 105 Rowayton Ave. Rowayton, CT 06853	260,942			253,569 – Class A 253,569 – Class B	1,525 – Series A 86,520 – Series C
Blackwell Partners, LLC – Series A 105 Rowayton Ave. Rowayton, CT 06853	460,719			413,243 – Class A 413,243 – Class B	2,485 – Series A 141,002 – Series C

ANNEX G
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2019, by and among BioScrip, Inc., a Delaware corporation (“Beta”), HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”) and the undersigned holders (each, a “Holder” and, collectively, the “Holders”) of Series A Units and Series B Units of Omega Parent (as defined in the LLC Agreement).
RECITALS
WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof  (as may be amended from time to time, the “Merger Agreement”), by and among Omega Parent, HC Group Holdings II, Inc., a Delaware corporation (“Omega”), HC Group Holdings III, Inc., a Delaware corporation, Beta, Beta Sub, Inc., a Delaware corporation (“Merger Sub Inc.”) and Beta Sub, LLC, a Delaware limited liability company (“Merger Sub LLC”), Merger Sub Inc. will merge with and into the Omega (the “First Merger”) with Omega surviving as the surviving corporation and pursuant to which Omega Parent shall be issued shares of Beta common stock, par value $0.0001 as merger consideration, and, promptly following the First Merger Effective Time, Omega will merge with and into Merger Sub LLC with Merger Sub LLC surviving as the surviving company (together, with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein;
WHEREAS, each Holder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Series A and B Units of Omega Parent, as is indicated opposite such Holder’s name on Schedule 1 attached hereto (together with any New Units (as defined in Section 1(b)), the “Units”), which Units collectively constitute 75% or more of the equity interests of Omega Parent;
WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Omega Parent’s and Beta’s willingness to enter into the Merger Agreement, the Holders have agreed to enter into this Agreement; and
WHEREAS, all capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Omega Parent and Beta entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Omega Parent and Beta in connection therewith, the Holders, Omega Parent and Beta agree as follows:
AGREEMENT
1. Agreement to Retain Units.
(a) Transfer.   During the period beginning on the date hereof and ending on the Expiration Time (as defined in Section 3), each Holder agrees not to, directly or indirectly, (i) sell, assign, transfer, tender, exchange or otherwise dispose of or encumber (including, without limitation, by creation of a Lien (as defined in Section 2(a)), except Liens arising under or imposed by applicable Law or pursuant to this Agreement, the Merger Agreement, the transactions contemplated thereby or any Permitted Transfers (as defined in this Section 1(a)) (“Permitted Liens”)) the Units; (ii) deposit any Units into a voting trust or enter into a voting agreement or similar arrangement with respect to any Units or grant any proxy or power of attorney with respect thereto; (iii) enter into any contract, option, commitment, or other arrangement or understanding with respect to the direct or indirect sale, transfer, tender, exchange, assignment, or other disposition or encumbrance of  (including, without limitation, by creation of a Lien with respect thereto (other than a Permitted Lien)) any Units; or (iv) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect, or have the effect of preventing, impairing, delaying, discouraging or disabling such Holder from performing its obligations under this Agreement; except, in the case of any action described in clauses (i), (iii) and (iv), (A) transfers of Units to Affiliates or to a trust established for the benefit of the

Holder; provided, however, that as a condition to such transfer, the recipient agrees in writing, in a form reasonably satisfactory to Beta, to be bound by this Agreement and delivers a copy of such executed written agreement to Beta; or (B) with Beta’s prior written consent and in Beta’s sole discretion (such exceptions set forth in clauses (A) and (B), a “Permitted Transfer”). Notwithstanding the foregoing, direct or indirect transfers of equity or other interests in the Holder by its equityholders is not prohibited by this Agreement. Any action (other than a Permitted Transfer) in violation of this provision shall be void.
(b) New Units.   Each Holder agrees that any limited liability company units or other equity interests or securities of Omega Parent that such Holder purchases or with respect to which such Holder otherwise acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time (“New Units”), shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Units as of the date hereof, and the representations and warranties in Section 2 below shall be true and correct as of the date that record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Units is acquired or obtained. Each Holder agrees to promptly notify Beta in writing of the nature and amount of any New Units. For the avoidance of doubt, any reference to Units in this Agreement shall be deemed to include any New Units.
(c) Issuance of New Units.   During the period beginning on the date hereof and ending on the Expiration Time (as defined in Section 3), Omega Parent shall not issue, award or grant to any third party (other than a Holder or employee, director, manager or officer of Omega Parent or any of its Subsidiaries) any right to acquire, (1) Units or other equity or ownership interests or securities in Omega Parent, (2) securities convertible into or exchangeable for Units or other equity or ownership interests or securities of Omega Parent or (3) options or other rights to acquire Units or other equity or ownership interests or securities of Omega Parent or securities convertible into or exchangeable for Units or other equity or ownership interests or securities of Omega Parent.
2. Representations, Warranties and Covenants of Holder.   Each Holder hereby (on a several, and not joint, basis) represents, warrants and covenants to Omega Parent and Beta as follows:
(a) except as set forth on Schedule 1, such Holder is the record and beneficial owner of the number and type of Units indicated opposite such Holder’s name on Schedule 1, and will own any New Units, free and clear of any liens, claims, pledges, grants, hypothecations, obligations, options, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), other than any Permitted Liens and pursuant to the LLC Agreement or Registration Rights Agreement, and has sole or shared, and otherwise unrestricted, voting power with respect to such Units, and none of the Units is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Units, except as contemplated by this Agreement;
(b) the Units owned by the Holders collectively constitute 75% or more of the issued and outstanding equity interests of Omega Parent;
(c) such Holder does not own of record or beneficially, or otherwise have any right to acquire, any securities of Omega Parent except as set forth on Schedule 1 or New Units acquired after the date hereof;
(d) such Holder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Holder’s entity power and have been duly authorized by all necessary entity actions on the part of such Holder, and such Holder has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby;
(e) this Agreement has been duly and validly executed and delivered by such Holder and, assuming the due authorization, execution and delivery hereof by Omega Parent and Beta, constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by general principles of equity (whether applied in a court of law or a court of equity) and by bankruptcy, insolvency, and similar Laws affecting creditors’ rights and remedies generally;

(f) the execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder and the compliance by such Holder with any provisions hereof will not, violate or conflict with, result in a material breach of, constitute a default (or an event that with notice or lapse of time or both would become a material default) under, give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any Units pursuant to (A) any agreement, instrument, note, bond, mortgage, contract, lease, license, permit, or other obligation or arrangement, (B) any order, arbitration award, judgment, or decree to which such Holder is a party or by which such Holder or any Units is bound, (C) any Law to which such Holder or any Units is subject, or (D) any charter, bylaw or other organizational document of such Holder;
(g) the execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder does not and will not, require any consent, approval, authorization, or permit of, or filing with or notification to, any Person, including any Governmental Entity by such Holder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not (and would not reasonably be expected to) prevent, delay or impair the performance by such Holder of its obligations under this Agreement;
(h) there is no action pending against, or, to the knowledge (after reasonable inquiry) of such Holder, threatened in writing against such Holder or any Units before or by any Person, including any Governmental Entity, that would (or that would reasonably be expected to) prevent, delay or impair the consummation by such Holder of the transactions contemplated by this Agreement, or otherwise impair such Holder’s ability to perform its obligations hereunder; and
(i) no Affiliate of such Holder (excluding, for the avoidance of doubt, any employee, director, manager or officer of Omega Parent or any of its Subsidiaries) other than the Holders party to this Agreement holds any securities of Omega Parent.
3. Termination.   This Agreement (other than Sections 3 and 4 which shall survive the termination) shall terminate automatically and shall have no further force and effect as of the earliest to occur of  (i) the First Merger Effective Time, (ii) such date and time as the Merger Agreement shall be validly terminated in accordance with the terms and provisions thereof, or (iii) effectiveness of a written agreement executed by the parties hereto to terminate this Agreement, (the earliest of such times, the “Expiration Time”). Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement (other than Sections 3 and 4 which shall survive the termination); provided, however, that such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a willful and material breach of this Agreement.
4. No Suits.   Each Holder further agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement.
5. Miscellaneous.
(a) Certain Definitions:   For the purposes of this Agreement:
i. “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Omega Parent, dated as of April 7, 2015 (as amended from time to time).
ii. “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 7, 2015, by and among Omega Parent, MDP HC Holdings, LLC, a Delaware limited liability company, Walgreen Co., an Illinois corporation, and each of the other Persons set forth from time to time on the Schedule of Holders attached thereto.
iii. “Management Services Agreements” means, collectively, that certain Management Services Agreement, dated as of April 7, 2015, by and between HC Group Holdings III, Inc., a Delaware corporation and Walgreen Co., an Illinois corporation and that certain Management

Services Agreement, dated as of April 7, 2015, by and between HC Group Holdings III, Inc., a Delaware corporation and Madison Dearborn Partners VI-B, L.P., a Delaware limited partnership.
(b) Entire Agreement; Amendments and Waivers.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any term of this Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. Any amendment or waiver effected in accordance with this Section 5(b) shall be binding upon the parties and their respective successors and assigns.
(c) Governing Law; Venue.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(d) Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(d).

(e) Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(f) Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
(g) Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 8.2 of the Merger Agreement, including as to Omega Parent or Omega as described in Section 8.2 of the Merger Agreement, and to each Holder identified on Schedule 1 attached hereto at the address or as otherwise set forth for that Holder on that Schedule (or at such address or as otherwise set forth for a party as shall be specified by like notice).
(h) Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(i) Binding Effect and Assignment.   This Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators, and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that, notwithstanding the foregoing, Omega Parent may assign its rights and obligations under this Agreement to any Affiliate of Omega Parent.
(j) No Third Party Beneficiaries.   This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, or otherwise create any third-party beneficiary hereto.
(k) Specific Performance.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party; the exercise by a party of any remedy shall not preclude the exercise of any other remedy; and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
(l) No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

(m) Further Assurances.   Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, and other instruments as Omega Parent or Omega may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
(n) Expenses.   All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, that the foregoing shall not modify or supersede the LLC Agreement or the Management Services Agreements.
(o) Obligations Several, Not Joint.   All representations, warranties, covenants, agreements or other obligations of Holders pursuant to this Agreement shall be several, and not joint and several, among the Holders.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.
BIOSCRIP, INC.
By:
Name:
Title:
HC GROUP HOLDINGS I, LLC
By:
Name:	Cliff Berman
Title:	Secretary
[Signature Page to Support Agreement]

MDP HC Holdings, LLC
By:
Name:	Timothy P. Sullivan
Title:	Managing Director
Address for Notice:

[Signature Page to Support Agreement]

Walgreen Co.
By:
Name:
Title:
Address for Notice:

[Signature Page to Support Agreement]

Schedule 1
Holder	Series A Units	Series B Units
MDP HC Holdings, LLC	309,767.54542	309,767.54542
Walgreen Co.	297,619.79855	297,619.79855

ANNEX H
Final Form
BIOSCRIP, INC.
Director NOMINATION Agreement
THIS Director NOMINATION Agreement (this “Agreement”) is made and entered into as of [____________], 20__ by and among BioScrip, Inc., a Delaware corporation (the “Company”), and HC Group Holdings I, LLC, a Delaware limited liability company (“Investor”). This Agreement will become effective (the “Effective Date”) only upon the issuance of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the First Merger Effective Time, as such term is defined under that certain Agreement and Plan of Merger, dated as of March 14, 2019, by and among the Company, Investor, HC Group Holdings II, Inc., a Delaware corporation, HC Group Holdings III, Inc., a Delaware corporation, Beta Sub, Inc., a Delaware corporation and Beta Sub, LLC, a Delaware corporation (as amended or modified, the “Merger Agreement”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:
1. Board Nomination Rights.
(a) From the Effective Date until the date that Investor and its Affiliates (as defined below) cease to Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock, at every meeting (“Election Meeting”) of the board of directors of the Company (the “Board”), or a committee thereof, for which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, Investor shall have the right to nominate for election to the Board, or appoint to fill a vacancy on the Board, as applicable, in each case in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), a number of representatives equal to the product obtained by multiplying (a) the percentage of the total voting power of the then outstanding Common Stock then Beneficially Owned by Investor and its Affiliates (the “Investor Voting Control”) and (b) the authorized number of directors on the Board, including any vacancies, with such product rounded up to the nearest whole number in all cases (such persons, the “Nominees”). Notwithstanding the foregoing, the number of Nominees at the Effective Date shall be eight, nothing in this Agreement shall be deemed to modify Section 1.6 of the Merger Agreement and in the event of a conflict between the provision of this Agreement and the Merger Agreement, the Merger Agreement shall control. “Beneficially Own” shall have the meaning set forth in Section 13d-3 of the Securities Exchange Act of 1934, as amended. “Affiliate” of any person shall mean any other person controlled by, controlling or under common control with such person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
(b) No reduction in the number of shares of Common Stock over which Investor retains voting control shall shorten the term of any incumbent director. At the Effective Date, pursuant to the Merger Agreement, the Board shall be comprised of  [__] members and the initial Nominees shall be [__], [__], [__] and [__].
(c) In the event that any Nominee shall cease to serve as a director prior to the end of a term for which it has been duly elected because of such Nominee’s removal, death, disability, disqualification or resignation from the Board, Investor shall be entitled to promptly designate such person’s successor in accordance with this Agreement (regardless of the level of Investor Voting Control at the time of such designation, unless the Investor Voting Control at such time is less than 10% of the total voting power of the then outstanding Common Stock, in which case the Investor shall have no right to designate a replacement Nominee) and the Board shall use reasonable best efforts to promptly fill the vacancy with such successor Nominee; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces.

(d) If a Nominee withdraws as a nominee prior to an Election Meeting or is otherwise unable to stand for election for any other reason (whether by reason of such person’s death, disability, disqualification or otherwise), Investor shall be entitled to designate promptly a replacement Nominee prior to such Election Meeting.
(e) If the size of the Board is expanded, Investor shall be entitled to nominate a number of Nominees to fill the newly created vacancies such that the total number of Nominees serving on the Board following such expansion will be equal to that number of Nominees that Investor would be entitled to nominate in accordance with Section 1(a) if such expansion occurred immediately prior to an Election Meeting, and the Board shall appoint such Nominees to the Board.
(f) The Company shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage on customary and reasonable terms, and the Company’s Amended and Restated Certificate of Incorporation and Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.
(g) At such time as the Company ceases to be a “controlled company” and is required by applicable law or the Nasdaq Stock Market (the “Exchange”) listing standards to have a majority of the Board comprised of  “independent directors” (subject in each case to any applicable phase-in periods), Investor’s Nominees shall include a number of persons that qualify as “independent directors” under applicable law and the Nasdaq Stock Market (the “Exchange”) listing standards such that, together with any other “independent directors” then serving on the Board that are not Nominees, the Board is comprised of a majority of “independent directors”; provided, however, that nothing in this Section 1(g) shall require the Company to cause John C. Rademacher (or his successor as Chief Executive Officer) to resign from the Board and/or prevent the Company from nominating John C. Rademacher or the then current Chief Executive Officer for re-election to the Board after the Company ceases to qualify as a “controlled company” under the rules of the Exchange if serving as Chief Executive Officer at such time.
2. Company Obligations. The Company agrees to use its reasonable best efforts to ensure that prior to the date that Investor and its Affiliates cease to Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock, (i) each Nominee is included in the Board’s slate of nominees to the stockholders (the “Board’s Slate”) for each election of directors; and (ii) each Nominee designated by Investor in accordance with this Agreement is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every Election Meeting (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board. The calculation of the number of Nominees that Investor is entitled to nominate to the Board’s Slate for any election of directors shall be based on the Investor Voting Control immediately prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission). Unless Investor notifies the Company otherwise prior to the mailing to shareholders of the Director Election Proxy Statement relating to an election of directors, the Nominees for such election shall be presumed to be the same Nominees currently serving on the Board, and no further action shall be required of Investor for the Board to include such Nominees on the Board’s Slate; provided, that, in the event Investor is no longer entitled to nominate the full number of Nominees then serving on the Board, Investor shall provide advance written notice to the Company, of which currently servicing Nominee(s) shall be excluded from the Board Slate, and of any other changes to the list of Nominees. If Investor fails to provide such notice prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), a majority of the independent directors then serving on the Board shall determine which of the Nominees of the Investor then serving on the Board will be included in the Board’s Slate. Furthermore, the Company agrees for so long as the Company qualifies as a “controlled company” under the rules of the Exchange the

Company will elect to be a “controlled company” for purposes of the Exchange and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. The Company and Investor acknowledge and agree that, as of the Effective Date, the Company will be a “controlled company.”
3. Committees. From and after the Effective Date hereof until such time as Investor and its Affiliates cease to Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock, Investor shall have the right to designate a number of members of each committee of the Board equal to the product obtained by multiplying (a) the Investor Voting Control and (b) the number of positions, including any vacancies, on the applicable committee with such product rounded up to the nearest whole number, provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law or listing standards of the Exchange, including any applicable independence requirements (subject in each case to any applicable exceptions for “controlled companies”). Any additional members shall be determined by the Board. Nominees designated to serve on a Board committee shall have the right to remain on such committee until the next election of directors, regardless of the level of Investor Voting Control following such designation. Unless Investor notifies the Company otherwise prior to the time the Board takes action to change the composition of a Board committee, and to the extent Investor has the requisite Investor Voting Control to nominate a Board committee member at the time the Board takes action to change the composition of any such Board committee, any Nominee currently designated by the Investor to serve on a committee shall be presumed to be re-designated for such committee.
4. Obligations of Investor. As a condition to any Nominee’s nomination for election or designation to fill a vacancy as a director of the Company hereunder, Investor shall (or shall cause the Nominee) promptly upon the request of the Company from time to time and on or prior to the date specified by the Company in such request, provide to the Company (i) such information as is required to be disclosed in a Director Election Proxy Statement under applicable law, (ii) an executed consent from the Nominee to be named as a nominee in the Company’s Director Election Proxy Statement for the applicable stockholder meeting and to serve as a director if so elected, and (iii) such other information as the Company may reasonably and customarily request.
5. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Investor, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Investor shall not be obligated to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of its rights hereunder with respect to future elections; provided, however, that in the event Investor fails to nominate all (or any) of the Nominees it is entitled to nominate pursuant to this Agreement prior to the mailing to shareholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Governance, Compliance and Nominating Committee of the Board shall be entitled to nominate individuals in lieu of such Nominees for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and Investor shall be deemed to have waived its rights hereunder with respect to such election. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
6. Termination. This Agreement shall terminate automatically on the date that Investor and its Affiliates, collectively, cease to Beneficially Own shares of Common Stock representing at least 10% of the total voting power of the then outstanding Common Stock.
7. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of Investor. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

8. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.
9. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.
10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 17, together with written notice of such service to such party, shall be deemed effective service of process upon such party.
11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
12. Entire Agreement. With the exception of the Merger Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements (other than the Merger Agreement), understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.
13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.
14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
15. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement.
16. Specific Performance. Each of the parties hereto agrees that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
17. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy, e-mail or similar writing) and shall be given,
If to the Company:
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Attention: General Counsel
With a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher, LLP
200 Park Avenue
New York, NY 10166
Attention: Sean P. Griffiths

E-mail: sgriffiths@gibsondunn.com
If to any member of Investor or any Nominee:
c/o HC Group Holdings I, LLC
c/o Madison Dearborn Partners, L.L.C.
70 W. Madison St.
Suite 4600
Chicago, Illinois 60602
Attention: [__________]
With a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: [__________]
or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 17 during regular business hours.
18. Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.
* * * * *
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
BIOSCRIP, INC.
By:_________________________________
Name:
Title:
HC GROUP HOLDINGS I, LLC
By:_________________________________
Name:
Title:
[BioScrip - Director Nomination Agreement]

ANNEX I
FINAL FORM
BIOSCRIP, INC.
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [____________], 20___ among BioScrip, Inc., a Delaware corporation (the “Company”), HC Group Holdings I, LLC, a Delaware limited liability company, any each other Person who executes a Joinder as an “Investor” (collectively, the “Investors”), each Person who executes a Joinder as an “Executive” (collectively, the “Executives”), and each other Person who executes a Joinder as an “Other Holder” (collectively, the “Other Holders”). Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Section 1   Demand Registrations.
(a) Requests for Registration.   At any time and from time to time, the Majority Holders may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available (any such requested registration, a “Demand Registration”). The Majority Holders may request that any Demand Registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and (if the Company is a WKSI at the time any such request is submitted to the Company or will become one by the time of the filing of such Shelf Registration) that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Each request for a Demand Registration must specify the approximate number or dollar value of Registrable Securities requested to be registered by the requesting Holders and (if known) the intended method of distribution. The Majority Holders will be entitled to request an unlimited number of Demand Registrations in which the Company will pay all Registration Expenses, whether or not any such registration is consummated.
(b) Notice to Other Holders.   Within ten (10) days after receipt of any such request, the Company will give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 1(e), will include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company’s notice; provided that, with the consent of the Majority Holders, the Company may instead provide notice of the Demand Registration to all other Holders within three (3) Business Days following the non-confidential filing of the registration statement with respect to the Demand Registration so long as such registration statement is not an Automatic Shelf Registration Statement.
(c) Form of Registrations.   All Long-Form Registrations will be underwritten registrations unless otherwise approved by the Majority Holders. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) and the Majority Holders agree to the use of a Short-Form Registration.
(d) Shelf Registrations.
(i)   For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) is and remains effective, the Majority Holders will have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”). The Majority Holders may elect to sell Registrable Securities pursuant to an underwritten offering by delivering to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that the holders desire to sell pursuant to such underwritten offering (the “Shelf Offering”). As promptly as practicable, but in no event later than two (2) Business Days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering. The Company, subject to Section 1(e) and Section 7, will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received written requests for inclusion (which request will specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within seven (7) days after the receipt of the Shelf Offering Notice. The Company will, as expeditiously as possible (and in any event within 20 days after the receipt of a Shelf Offering Notice), but subject to Section 1(e), use its best efforts to facilitate such Shelf Offering.
(ii)   If the Majority Holders wish to engage in an underwritten block trade or bought deal off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement) (an “Underwritten Block Trade”), then notwithstanding the time periods set forth in Section 1(d)(i), such Majority Holders will notify the Company of the Underwritten Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. If requested by the Majority Holders, the Company will promptly notify other Holders of such Underwritten Block Trade and such notified Holders (each, a “Potential Block Participant”) may elect whether or not to participate no later than the next Business Day (i.e. one (1) Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by the Majority Holders), and the Company will as expeditiously as possible use its best efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences); provided further that, notwithstanding the provisions of Section 1(d)(i), no Holder (other than Holders of Investor Registrable Securities) will be permitted to participate in an Underwritten Block Trade without the consent of the Majority Holders. Any Potential Block Participant’s request to participate in an Underwritten Block Trade shall be binding on the Potential Block Participant.
(iii)   All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(d) shall be determined by the Majority Holders, and the Company shall use its reasonable best efforts to cause any Shelf Offering to occur as promptly as practicable.
(iv)   The Company will, at the request of the Majority Holders, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Majority Holders to effect such Shelf Offering.
(e) Priority on Demand Registrations and Shelf Offerings.   The Company will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Majority Holders. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (prior to the inclusion of any securities which are not Registrable Securities): (i) first, the number of Investor Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders of Investor Registrable Securities on the basis of the number of Investor Registrable Securities owned by each such Holder; and (ii) second, the number of Registrable Securities requested to be included by Other Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Other Holders on the basis of the number of Registrable Securities owned by each such Other Holder. In addition, if any Holders of Executive Registrable Securities have requested to include such securities in an underwritten offering and the managing underwriters for such offering advise the Company that in their opinion the inclusion of some or all of such Executive Registrable Securities could adversely affect the marketability, proposed offering price, timing and/or method of distribution of the offering, then the Company shall exclude from such offering the number of such Executive Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any Registrable Securities of any other Holders as set forth in this Section 1(e).
(f) Restrictions on Demand Registration and Shelf Offerings
(i)   The Company may postpone, for up to 90 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and upon advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Registration Statement pursuant to this Section 1(f)(i) only once in any twelve (12)-month period (for avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)).
(ii)   In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in paragraph (f)(i) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event.
(g) Selection of Underwriters.   The Majority Holders will have the right to select the investment banker(s) and manager(s) to administer any underwritten offering in connection with a Demand Registration or Shelf Offering.
(h) Other Registration Rights.   Except as provided in this Agreement, the Company will not grant to any Person(s) the right to request the Company or any Subsidiary to register any equity securities of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Majority Holders.
(i) Revocation of Demand Notice or Shelf Offering Notice.   At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Majority Holders may revoke such notice of a Demand

Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders (including, for the avoidance of doubt, the Majority Holders), in each case by providing written notice to the Company.
(j) Confidentiality.   Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration, a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).
Section 2   Piggyback Registrations.
(a) Right to Piggyback.   Whenever the Company proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (a “Piggyback Registration”), the Company will give prompt written notice (and in any event within three (3) Business Days after the public filing of the registration statement relating to the Piggyback Registration) to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b) and Section 2(c), will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after delivery of the Company’s notice; provided that the Company shall not be required to provide such notice or include any Registrable Securities in such registration if the Investor elects not to include any Investor Registrable Securities in such registration.
(b) Priority on Primary Registrations.   If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Investor Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the Holders of Investor Registrable Securities on the basis of the number of Investor Registrable Securities owned by each such Holder, (iii) third, the Registrable Securities requested to be included in such registration by Other Holders which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the Other Holders on the basis of the number of Registrable Securities owned by each such Other Holder, and (iv) fourth, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect. In addition, if any Holders of Executive Registrable Securities have requested to include such securities in a Piggyback Registration that is an underwritten primary offering on behalf of the Company and the managing underwriters for such offering advise the Company in writing that in their opinion the inclusion of some or all of such Executive Registrable Securities could adversely affect the marketability, proposed offering price, timing and/or method of distribution of the offering, the Company shall first exclude from such offering the number (which may be all) of such Executive Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any securities in such offering.
(c) Priority on Secondary Registrations.   If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities (other than Majority Holders), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders on the basis of the number of Registrable Securities owned by each such Holder which, in the opinion of the underwriters, can be sold without any such adverse effect, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect. In addition, if any Holders of Executive Registrable Securities have requested to include such securities in a Piggyback Registration that is an underwritten secondary offering and the managing underwriters for such offering advise the Company in writing that in their opinion the inclusion of some or all of such Executive Registrable Securities could adversely affect the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall be permitted to first exclude from such offering the number (which may be all) of such Executive Registrable Securities identified by the managing underwriters as having any such adverse effect prior to the exclusion of any securities in such offering.
(d) Right to Terminate Registration.   The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2, whether or not any holder of Registrable Securities has elected to include securities in such registration.
(e) Selection of Underwriters.   If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the Majority Holders, which approval shall not be unreasonably withheld, conditioned, or delayed.
Section 3   Stockholder Lock-Up Agreements and Company Holdback Agreement.
(a) Stockholder Lock-up Agreements.   In connection with any underwritten Public Offering, each Holder will enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Holders. Without limiting the generality of the foregoing, each Holder hereby agrees that in connection with any Demand Registration, Shelf Offering or Piggyback Registration that is an underwritten Public Offering, not to (i) offer, sell, contract to sell, pledge or otherwise dispose of  (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be owned beneficially by such Holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), or any securities, options or rights convertible into or exchangeable or exercisable for Securities (collectively, “Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities or Other Securities, in cash or otherwise (each of  (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such underwritten Public Offering or the “pricing” of such offering and continuing to the date that is 90 days following the date of the final prospectus (each such period, or such shorter period as agreed to by the managing underwriters, a “Holdback Period”), in each case with such modifications and exceptions as may be approved by the Majority Holders. The Company may impose stop-transfer instructions with respect to any Securities or Other Securities subject to the restrictions set forth in this Section 3(a) until the end of such Holdback Period.
(b) Company Holdback Agreement.   The Company (i) will not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Securities or Other Securities during any Holdback Period (other than as part of such underwritten Public Offering, or a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Other Securities) and (ii) will cause each holder of Securities and Other Securities (including each of its directors and executive officers) to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration (if otherwise permitted), unless approved in writing by the Majority Holders and the underwriters managing the Public Offering and to enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Holders.

Section 4   Registration Procedures.
(a) Company Obligations.   Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:
(i)   prepare and file with (or submit confidentially to) the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Majority Holders covered by such registration statement copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);
(ii)   notify each Holder of  (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;
(iii)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;
(iv)   furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);
(v)   use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi)   notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(f), if required by applicable law or to the extent requested by the Majority Holder, the Company will use its best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in a manner that would have a material and adverse impact on the Company or the offering;
(vii)   (A) use best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;
(viii)   use best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;
(ix)   enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);
(x)   make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;
(xi)   take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Shelf Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii)   otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(xiii)   permit any Holder which, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;
(xiv)   use best efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, and, in the event any such order is issued, use best efforts to promptly obtain the withdrawal of such order;
(xv)   use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;
(xvi)   cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;
(xvii)   if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;
(xviii)   take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;
(xix)   cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq or any other national securities exchange on which the shares of Common Stock are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;
(xx)   in the case of any underwritten offering, use its best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;
(xxi)   use its best efforts to provide (i) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Demand Registration or Shelf Offering, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (A) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (B) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (ii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities;
(xxii)   if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;
(xxiii)   if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and
(xxiv)   if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.
(b) Holder Obligations
(i)   It is agreed and understood that it shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that (A) such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities, and (B) such Holder execute such documents in connection with such registration as the Company may reasonably request, including, without limitation, a waiver of its registration rights hereunder to the extent a Holder elects not to have any of its Registrable Securities included in a particular registration statement.
(ii)   Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a registration statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such registration statement.
(iii)   Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any registration statement.
(c) Automatic Shelf Registration Statements.   If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders of Investor Registrable Securities do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that, at the request of the Majority Holders, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders of Investor Registrable Securities may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment. If the Company has filed any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the

Company shall, at the request of the Majority Holders, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the holders of Registrable Securities may be added to such Shelf Registration Statement.
(d) Additional Information.   The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration.
(e) In-Kind Distributions.   If an Investor (and/or any of their Affiliates) seek to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.
(f) Suspended Distributions.   Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).
(g) Other.   To the extent that any of the Investors is or may be deemed to be an “underwriter” of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (i) the indemnification and contribution provisions contained in Section 6 shall be applicable to the benefit of such Investor in their role as an underwriter or deemed underwriter in addition to their capacity as a holder and (ii) such Investor shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters addressed to such Investor.
Section 5   Registration Expenses.
Except as expressly provided herein, all out-of-pocket expenses incurred by the Company or any Investor and their respective Affiliates in connection with the performance of or compliance with this Agreement and/or in connection with any Demand Registration, Piggyback Registration or Shelf Offering, whether or not the same shall become effective, shall be paid by the Company, including, without limitation, (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Company Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel for selling Holders selected by the Majority Holders together with any necessary local counsel as may be required by the Investors, (ix) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company or the Investors in connection with any registration statement (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities.
Section 6   Indemnification and Contribution.
(a) By the Company.   The Company will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, partners, members, affiliates, consultants and representatives, and any successors and assigns thereof, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement, or omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.
(b) By Holders.   In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses caused by, resulting from, arising out of, based upon or related to any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.
(c) Claim Procedure.   Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the Majority Holders, at the expense of the indemnifying party.
(d) Contribution.   If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e) Release.   No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival.   The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.
Section 7   Cooperation with Underwritten Offerings.   No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.
Section 8   Subsidiary Public Offering.   If, after an initial Public Offering of the common equity securities of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Company pursuant to this Agreement will apply, mutatis mutandis, to such Subsidiary, and the Company will cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Company hereunder.
Section 9   Joinder. The Company may from time to time (with the prior written consent of the Majority Holders) permit any Person who acquires Common Equity (or rights to acquire Common Equity) to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto (a “Joinder”). In addition, any transferee of Registrable Securities shall (with the prior written consent of the Majority Holders) be permitted to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed Joinder. Upon the execution and delivery of a Joinder by such Person, the Common Equity held by such Person shall become the category of Registrable Securities (i.e. Investor, Executive or Other Holder Registrable Securities), and such Person shall be deemed the category of Holder (i.e. Investor, Executive or Other Holder), in each case as set forth on the signature page to such Joinder.
Section 10   General Provisions.
(a) Amendments and Waivers.   Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Majority Holders. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.
(b) Remedies.   The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
(c) Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.
(d) Entire Agreement.   Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
(e) Successors and Assigns.   Except as otherwise provided herein, this Agreement will bind and inure to the benefit and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).
(f) Notices.   Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address specified on the signature page hereto or any Joinder and to any holder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:
[__________]
[__________]
[__________],[__] [_____]
Attention: [__________]
Facsimile: [__________]
With a copy to:
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654
Attention: [__________]
Facsimile: (312) 862-2200
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
(g) Business Days.   If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
(h) Governing Law.   All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction)

that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
(i) MUTUAL WAIVER OF JURY TRIAL.   AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS.   EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(k) No Recourse.   Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
(l) Descriptive Headings; Interpretation.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.
(m) No Strict Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.
(n) Counterparts.   This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(o) Electronic Delivery.   This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
(p) Further Assurances.   In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.
(q) Effective Date.   This Agreement will become effective only upon the issuance of the Common Equity upon consummation of the closing under the Merger Agreement. However, prior thereto, this Agreement will terminate and become null and void automatically without any further action by any of the parties hereto immediately upon the termination of the Merger Agreement pursuant to its terms.
(r) Dividends, Recapitalizations, Etc..   If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.
(s) No Third-Party Beneficiaries.   No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.
(t) Current Public Information.   The Company will at all times file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Majority Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities (or securities that would be Registrable Securities but for the final sentence of the definition of Registrable Securities) pursuant to Rule 144.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
BIOSCRIP, INC.
By:
Its:
INVESTOR:
HC GROUP HOLDINGS I, LLC
By:
Its:
Address:

EXHIBIT A
DEFINITIONS
Capitalized terms used in this Agreement have the meanings set forth below.
“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person and, in the case of an individual, also includes any member of such individual’s Family Group; provided that the Company and its Subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
“Agreement” has the meaning set forth in the recitals.
“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
“Common Equity” means the Company’s common stock, par value $0.0001 per share.
“Company” has the meaning set forth in the preamble and shall include its successor(s).
“Demand Registrations” has the meaning set forth in Section 1(a).
“End of Suspension Notice” has the meaning set forth in Section 1(f)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
“Excluded Registration” means any registration (i) pursuant to a Demand Registration (which is addressed in Section 1(a)) or (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC (or any successor or similar forms).
“Executives” has the meaning set forth in the recitals.
“Executive Registrable Securities” means any Common Equity held by Executives party to a Joinder.
“Family Group” means, means with respect to any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, any any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.
“FINRA” means the Financial Industry Regulatory Authority.
“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.
“Holdback Period” has the meaning set forth in Section 3(a).
“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder).
“Indemnified Parties” has the meaning set forth in Section 6(a).
“Investors” has the meaning set forth in the recitals.
“Investor Registrable Securities” means (i) any Common Equity held (directly or indirectly) by an Investor or any of its Affiliates, and (ii) any equity securities of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization.
“Joinder” has the meaning set forth in Section 9.
“Long-Form Registrations” has the meaning set forth in Section 1(a).
I-A-1

“Losses” has the meaning set forth in Section 6(c).
“Majority Holders” means the holders of a majority of the aggregate Investor Registrable Securities.
“Merger Agreement” means the [Agreement and Plan of Merger] dated as of  [__], 2019, by and among [__], as amended or modified.
“Other Holders” has the meaning set forth in the recitals.
“Other Registrable Securities” means (i) any Common Equity held (directly or indirectly) by any Other Holders or any of their Affiliates, and (ii) any equity securities of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Piggyback Registrations” has the meaning set forth in Section 2(a).
“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Equity or other securities convertible into or exchangeable for Common Equity pursuant to an offering registered under the Securities Act.
“Registrable Securities” means Investor Registrable Securities and Executive Registrable Securities and Other Registrable Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144, or (c) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities, and the Registrable Securities will be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person will be entitled to exercise the rights of a holder of Registrable Securities hereunder (it being understood that a holder of Registrable Securities may only request that Registrable Securities in the form of Common Equity be registered pursuant to this Agreement). Notwithstanding the foregoing, any Registrable Securities held by any Person (other than an Investor or its Affiliates) that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will not be deemed to be Registrable Securities.
“Registration Expenses” has the meaning set forth in Section 5.
“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415”, “Rule 430B” and “Rule 462” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same will be amended from time to time, or any successor rule then in force.
“Sale Transaction” has the meaning set forth in Section 3(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities” has the meaning set forth in Section 3(a).
“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
“Shelf Offering” has the meaning set forth in Section 1(d)(i).
“Shelf Offering Notice” has the meaning set forth in Section 1(d)(i).
“Shelf Registration” has the meaning set forth in Section 1(a).
“Shelf Registrable Securities” has the meaning set forth in Section 1(d)(i).
“Shelf Registration Statement” has the meaning set forth in Section 1(d).
“Short-Form Registrations” has the meaning set forth in Section 1(a).
I-A-2

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
“Suspension Event” has the meaning set forth in Section 1(f)(ii).
“Suspension Notice” has the meaning set forth in Section 1(f)(ii).
“Suspension Period” has the meaning set forth in Section 1(f)(i).
“Violation” has the meaning set forth in Section 6(a).
“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.
I-A-3

EXHIBIT B
The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________, 20__ (as amended, modified and waived from time to time, the “Registration Agreement”), among BioScrip, Inc., a Delaware corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Agreement.
By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder, an [Investor//Executive//Other Holder thereunder] and the undersigned’s ____ shares of Common Stock will be deemed for all purposes to be [Investor // Executive // Other] Registrable Securities under the Registration Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name
Address:

Agreed and Accepted as of
                      , 20___:
BIOSCRIP, INC.
By: ________________________
Its: ________________________
I-B-1

ANNEX J

March 14, 2019
Board of Directors
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to BioScrip, Inc. (the “Company”) of the Exchange Ratio (as defined below) resulting from the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by HC Group Holdings I, LLC (“Omega Parent”), HC Group Holdings II, Inc. (“Omega”), a wholly owned subsidiary of Omega Parent, HC Group Holdings III, Inc., a wholly owned subsidiary of Omega, the Company and Beta Sub, Inc. (“Merger Sub Inc.”) and Beta Sub, LLC (“Merger Sub LLC”), each a wholly owned subsidiary of the Company. As more fully described in the Merger Agreement, Merger Sub Inc. will be merged with and into Omega (the “First Merger”), and the issued and outstanding shares of the common stock, par value $0.01 per share (“Omega Common Stock”) of Omega (other than any Excluded Shares as defined in the Merger Agreement) will be converted into the right to receive in the aggregate 542,261,567 shares of the common stock, par value $0.0001 per share (“Company Common Stock”) of the Company, such that immediately following the consummation of the First Merger, Omega Parent will own 79.5% of the outstanding shares of the Company Common Stock on a fully-diluted basis utilizing the treasury stock method, and the holders of Post-Transaction Company Fully-Diluted Shares (as defined below) will own 20.5%, of the outstanding shares of Company Common Stock on a fully diluted basis utilizing the treasury stock method (the “Exchange Ratio”). We also understand that, immediately following the First Merger, Omega, as the surviving corporation in the First Merger, will be merged with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company in such merger (together with First Merger, the “Transaction”). The “Post-Transaction Company Fully-Diluted Shares” means the 139,828,454 shares (calculated on a fully-diluted basis utilizing the treasury stock method) to be held by holders of the Pre-Transaction Company Fully-Diluted Shares (as defined below) and the holders of the Transaction Adjustment Shares (as defined below) as a result of the Transaction.
The “Pre-Transaction Company Fully-Diluted Shares” means 134,651,225 shares of Company Common Stock (calculated on a fully-diluted basis utilizing the treasury stock method) consisting of: (i) shares of Company Common Stock outstanding, (ii) Company restricted stock units and performance restricted stock units, (iii) shares of Company Common Stock issuable pursuant to Company options, and (iv) shares of Company Common Stock issuable pursuant to the Company 2017 warrants. The “Transaction Adjustment Shares” means the 5,177,230 shares (calculated on a fully-diluted basis utilizing the treasury stock method) resulting from the Related Transactions and Related Adjustments (each as defined below). The “Related Transactions” means the certain amendments or agreements between the Company and certain of the Company’s preferred stock holders and warrantholders in connection with the Transaction providing for, among other things, the establishment of the number of shares of Company Common Stock issuable upon exercise of the 2017 warrants and the issuance of additional securities in connection with the Transaction. The “Related Adjustments” means the (x) downward adjustment to the number of shares of Company Common Stock issuable upon exercise of certain warrants as a result of the repurchase of certain preferred shares of the Company pursuant to certain of the Related Transactions and (y) the vesting of certain restricted stock units and performance restricted stock units as a result of the Transaction. We further understand that, in connection with the Transaction, the Related Transactions and the Related Adjustments, the net impact of the issuance of the Transaction Adjustment Shares will result in a reduction to the net ownership percentage of the outstanding shares of the Company Common Stock (on a fully-diluted basis utilizing the treasury stock method) to be held by the holders of Pre-Transaction Company Fully-Diluted Shares, as to which adjustment Moelis expresses no view or opinion.
LOS ANGELES   I   NEW YORK   I   BOSTON   I   CHICAGO

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Omega furnished to us by the Company, including financial forecasts for the Company and Omega provided to or discussed with us by the management of the Company (the “Company Provided Projections”); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Omega furnished to us by Omega, including financial forecasts provided to or discussed with us by the management of Omega; (iv) reviewed (x) certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction prepared by third party consultants for the Company and provided to us by the management of the Company (the “Company Provided Expected Synergies”), (y) certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction prepared by third party consultants for Omega and provided to us by the management of Omega and (z) certain other pro forma financial effects of the Transaction furnished to us by the Company and Omega; (v) reviewed certain estimates of management of the Company regarding the Company’s and Omega’s anticipated utilization of their respective net operating losses and realization of their respective other tax assets, including the amount and timing thereof  (“Company Tax Attribute Estimates”); (vi) reviewed share count information for the Company, including the amount of the Pre-Transaction Fully-Diluted Shares, the amount of the Post-Transaction Company Fully-Diluted Shares and the amount of the Transaction Adjustment Shares provided to us by the management of the Company; (vii) conducted discussions with members of the senior managements and representatives of the Company and Omega concerning the information described in clauses (i) – (vi) of this paragraph, as well as the businesses and prospects of Omega and the Company generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed the financial terms of certain other transactions that we deemed relevant; (x) reviewed drafts, dated March 14, 2019, of the Merger Agreement and the agreements relating to the Related Transactions and the Related Adjustments (collectively, the “Agreements”); (xi) participated in certain discussions and negotiations among representatives of the Company and Omega and their advisors; and (xii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of  (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Company Provided Projections and the other information relating to Omega, the Company, the Company Provided Expected Synergies and the other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of Omega and the Company, the Company Provided Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. With respect to the Company Tax Attribute Estimates, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s and Omega’s respective net operating losses and the anticipated utilization thereof  (including the amount and timing thereof). We also have assumed, at your direction, that the future financial results (including the Company Provided Expected Synergies and the Company Tax Attribute Estimates) reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, for purposes of our analysis and opinion, we have not included the Escrowed Beta Shares (as defined in the Merger Agreement) into the Post-Transaction Company Fully-Diluted Shares at the closing of the Transaction. With your consent, for purposes of our analysis and opinion, we relied on the Company’s share count information reflected in the Post-Transaction Company Fully-Diluted Shares, the Pre-Transaction Company Fully-Diluted Shares and the Transaction Adjustment Shares. We express no views as to the reasonableness of any financial forecasts or other information referred to above or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Omega or the Company, nor have we been furnished with any such evaluation or appraisal.

J-2

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any aspect or implication of the Transaction or the Related Transactions, except for the fairness of the Exchange Ratio from a financial point of view to the Company. Without limiting the foregoing, we do not offer any opinion as to, nor does our analysis take into account, any governance, control or other rights that will be obtained by Omega Parent in connection with or as a result of the Transaction. With your consent, we express no opinion or view as to (x) the allocation of the ownership of any amount of the pro forma combined company among any holders of the Company’s securities, including, without limitation, the holders of shares to be issued in connection with the Related Transactions or Related Adjustments, or (y) the amount of securities to be issued by the Company in connection with the Related Transactions or Related Adjustments. We express no views or opinion to holders of the Company’s preferred stock or warrants as to any amounts received in connection with the Related Transactions or Related Adjustments. With your consent, we express no opinion as to what the value of Company Common Stock actually will be when issued pursuant to the First Merger or the prices at which Company Common Stock (or any other security of any party to the Transaction) may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction and the Related Transactions will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Omega and Omega Parent and their affiliates. We may also in the future provide investment banking and other services to the Company or Omega Parent or their affiliates and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or Omega. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to the Company.
Very truly yours,
MOELIS & COMPANY LLC

J-3

BIOSCRIP, INC.
1600 BROADWAY, SUITE 700
DENVER, CO 80202

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E79965-[TBD]

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BIOSCRIP, INC.

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E79966-[TBD]

BIOSCRIP, INC.
Special Meeting of Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoint(s) Daniel E. Greenleaf and Kathryn Stalmack and either of them, as proxies (each and any substitute, a "Proxyholder") with full power of substitution and with discretionary authority to vote all shares of Common Stock and Series A Preferred Stock and Series C Preferred Stock (each on an as-converted into Common Stock basis) of BioScrip, Inc. ("BioScrip") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company scheduled to be held on [TBD], 2019, at [TBD], at [TBD] including any adjournments, continuations or postponements thereof and at any meeting called in lieu thereof (the "Special Meeting") on all matters coming before the Special Meeting.

The undersigned acknowledge(s) receipt of the accompanying proxy statement from BioScrip (the "Proxy Statement") and revoke(s) all prior proxies for the Special Meeting.

NOTE: The Proxyholders will act on other business as may properly come before the meeting. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THIS PROXY IS PROPERLY EXECUTED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS SET FORTH HEREIN. THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, CONTINUATION OR POSTPONEMENT THEREOF.

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